As filed with the Securities and Exchange Commission on November 2, 2021
No. 333-258688

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLIVE VENTURES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	87-2017707 (I.R.S. Employer Identification No.)
(312) 261-4801
222 South Riverside Plaza, Suite 950
Chicago, Illinois
60606
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Hovis
Olive Ventures Holdings,Inc.
222 South Riverside Plaza
Suite 950
Chicago, Illinois 60606
United States
(312) 261 4801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Philippa Bond, P.C. Jonathan Benloulou, P.C. Kirkland & Ellis LLP 2049 Century Park East Los Angeles, California 90067 United States (310) 552 4200	Christopher M. Zochowski Alain Dermarkar Bradley A. Noojin Shearman & Sterling LLP 401 9th Street, NW Washington, DC 20004 (202) 508 8000
Approximate date of commencement of proposed sale to the public:   As soon as practicable after. (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share(3)(4)	34,500,000	$9.82(2)	$338,790,000.00	$36,961.99
Warrants to purchase shares of Class A Common Stock(5)	21,850,000	$0.65(6)	$14,202,500.00	$1,549.49
Class A Common Stock issuable upon exercise of warrants(4)(7)	21,850,000	$11.50(8)	$251,275,000.00	$27,414.10
TOTAL			$604,267,500.00	$65,925.58

(1)
All securities being registered will be issued by Olive Ventures Holdings, Inc., a newly incorporated Delaware corporation (“PubCo”).

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Class A Common Stock of MDH Acquisition Corp., a Delaware corporation (“MDH”), to be merged with and into MDH Merger Sub Inc., a wholly owned subsidiary of PubCo, upon consummation of the business combination, on The New York Stock Exchange (the “NYSE”) on August 6, 2021 ($9.82 per share). August 6, 2021 was the date for which the most recent reported high and low prices of the MDH Class A Common Stock were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended.

(3)
The number of shares of Class A Common Stock of PubCo, par value $0.0001 per share (the “PubCo Class A Common Stock”), being registered includes (i) up to 27,600,000 shares of MDH Class A Common Stock that were sold pursuant to MDH’s Registration Statement on Form S-1 (File No. 333-252107) as part of the units in MDH’s IPO (the “public shares”), which will automatically convert into shares of PubCo Class A Common Stock in connection with the business combination described in the proxy statement/prospectus forming part of this registration statement, and (ii) 6,900,000 shares of PubCo Class A Common Stock representing 6,900,000 shares of MDH Class B Common Stock that were originally issued in a private placement to MDIH Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), all of which will automatically convert into shares of PubCo Class A Common Stock in connection with the business combination described in the proxy statement/prospectus forming part of this registration statement.

(4)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)
The number of warrants being registered includes (i) 13,800,000 warrants to acquire shares of MDH Class A Common Stock that were sold as part of the units in MDH’s IPO, (ii) 6,550,000 warrants to acquire shares of MDH Class A Common Stock that were originally sold to the Sponsor in a private placement and (iii) up to 1,500,000 warrants to acquire shares of MDH Class A Common Stock converted from up to $1,500,000 of loans provided by Sponsor to MDH at a price of $1.00 per warrant. All such MDH warrants will automatically convert into warrants to acquire shares of PubCo Class A Common Stock in connection with the business combination described in the proxy statement/prospectus forming part of this registration statement.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the public warrants on the NYSE on August 6, 2021, in accordance with Rule 457(f)(1). August 6, 2021 was the date for which the most recent reported high and low prices of the public warrants were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the SEC).

(7)
Reflects the shares of PubCo Class A Common Stock that may be issued upon exercise of the warrants.

(8)
Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Olive Ventures Holdings, Inc. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2021
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS OF MDH ACQUISITION CORP.
PROSPECTUS FOR
34,500,000 SHARES OF CLASS A COMMON STOCK
21,850,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND
21,850,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF
OLIVE VENTURES HOLDINGS, INC.
The board of directors of MDH Acquisition Corp., a Delaware corporation (“MDH”), has unanimously approved the Business Combination Agreement (as it may be further amended, restated, modified and/or supplemented from time to time), dated as of July 21, 2021 (the “Business Combination Agreement”) by and among Paylink Holdings, Inc., a Delaware corporation (“Blocker”), Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“Pubco”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub” and, together with Milestone Merger Sub, “Merger Subs”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS, LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “OP Group”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to vote on, among other proposals the Business Combination Proposal, the Organizational Document Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal.
Pursuant to the Business Combination Agreement, among other transactions, MDH Merger Sub will merge with and into MDH, with MDH surviving the MDH Merger as a wholly-owned subsidiary of PubCo (the “MDH Merger”) resulting in the reorganization of the combined post-Business Combination company into an umbrella partnership C corporation (or “Up-C”) structure. Under the Up-C structure, substantially all of the assets and the business of PubCo will be held by OP Group and its subsidiaries, and PubCo’s only direct assets will consist of its ownership of OP Group Common Units through PubCo’s wholly-owned subsidiaries.
Accordingly, the accompanying prospectus covers 34,500,000 shares of PubCo Class A Common Stock, 21,850,000 warrants to acquire shares of PubCo Class A Common Stock and 21,850,000 shares of PubCo Class A Common Stock issuable upon exercise of warrants.
MDH units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MDH.U”. The MDH Class A Common Stock under the symbol “MDH” and warrants under the symbol “MDH.WS” are separately listed on the NYSE. On August 6, 2021, the closing sale prices of MDH Units, MDH Class A Common Stock and MDH Public Warrants were $10.12, $9.81 and $0.65, respectively. PubCo intends to apply for the listing of the common stock and warrants of PubCo on the NYSE following the completion of the Business Combination under the symbols “OLV” and “OLV.WS,” respectively.
Pursuant to the Business Combination Agreement, (1) each share of MDH Class A Common Stock held by the Public Stockholders will be converted into one share of PubCo Class A Common Stock; (2) each share of MDH Class B Common Stockheld by the Sponsor will be converted into one share of PubCo Class A Common Stock; (3) each MDH Public Warrant held bythe MDH Public Warrant holders will be converted into one PubCo Public Warrant; and (4) each MDH Private Placement Warrant and MDH Working Capital Warrant held by the Sponsor will be converted into one PubCo Private Placement Warrant. Accordingly, upon completion of the Business Combination and assuming no Public Stockholders exercise redemption rights inconnection with the Closing, the Public Stockholders will hold 27,600,000 shares of PubCo Class A Common Stock, the Sponsor will hold 6,900,000 shares of PubCo Class A Common Stock, the MDH Public Warrant holders will hold 13,800,000 PubCo Public Warrants and the Sponsor will hold 8,050,000 PubCo Private Placement Warrants.
It is anticipated that, upon completion of the Business Combination and assuming no Public Stockholders exercise redemption rights in connection with the Closing, PubCo’s ownership will be as follows: (1) the Public Stockholders will own approximately 23.4% of PubCo Common Stock; (2) Sponsor will own approximately 1.5% of PubCo Common Stock; (3) the PIPE Investors will own approximately 1.3% of PubCo Common Stock; and (4) OP Group Equity holders will own approximately 73.8% of PubCo Common Stock.
Additionally, upon completion of the Business Combination, PubCo will consolidate OP Group, but will not own 100% of the economic interests in OP Group due to CF OMS owning its economic interest directly in OP Group.

Assuming no Public Stockholders exercise redemption rights in connection with the Closing, PubCo will have a controlling interest in OP Group equalto 63.1%.
The accompanying proxy statement/prospectus provides shareholders of MDH with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of MDH. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 64 of the accompanying proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the business combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.
The accompanying proxy statement/prospectus is dated        , 2021 and is first being mailed to the stockholders of MDH on or about

MDH ACQUISITION CORP.
600 N. Carroll Ave., Suite 100
Southlake, Texas 76092
To the Stockholders of MDH Acquisition Corp.:
You are cordially invited to attend a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) of MDH Acquisition Corp. (“MDH”), which will be held virtually at            , Eastern Time, on                 , 2021, at                 . In light of ongoing developments related to the novel coronavirus, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting                 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
On July 21, 2021, MDH entered into the Business Combination Agreement with PubCo, Milestone Merger Sub, MDH Merger Sub, Blocker, Blocker Owner, CF OMS, LLC and OP Group, which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other transactions, the Business Combination will be consummated, resulting in the reorganization of the combined post-Business Combination company into an Up-C structure. Under the Up-C structure, substantially all of the assets and the business of PubCo will be held by OP Group and its subsidiaries, and PubCo’s only assets will consist of its ownership of OP Group Company Units through PubCo’s wholly-owned subsidiaries.
As described in this proxy statement/prospectus, MDH’s stockholders are being asked to consider and vote upon (among other things) the Business Combination and the other proposals set forth herein.
In connection with the execution of the Business Combination Agreement, (i) PubCo entered into subscription agreements with certain investors (the “Subscription Agreements”), pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 1,500,000 shares of Class A Common Stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $15,000,000 (together, the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
The Business Combination Agreement provides that, among other things and upon the terms and conditions thereof, the following transactions will occur:
•
at the closing of the Business Combination (the “Closing”), prior to the Effective Time (defined below), OP Group’s limited liability company agreement (the “Original LLCA”) will be amended and restated in order to, among other things, (i) revise the capitalization of OP Group, (ii) amend and restate the rights and preferences of the OP Group Company Units, (iii) create or authorize the creation of the OP Group Common Units and OP Group Earnout Units, (iv) provide for the exchange of OP Group Common Units for PubCo Class A Common Stock, and (v) provide for the potential conversion of OP Group Earnout Units into OP Group Common Units, in each case as set forth in the Company A&R LLC Agreement;

•
immediately prior to or substantially concurrently with the Blocker Effective Time, the PIPE Investment will be consummated pursuant to the Subscription Agreements and PubCo will receive $15,000,000 in proceeds from the PIPE Investment (the “PIPE Proceeds”), and thereafter PubCo will contribute a portion of the PIPE Proceeds equal to the Blocker Cash Consideration Amount ($13,000,000) to Milestone Merger Sub;

•
at the Closing, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Milestone Merger Sub will merge with and into Blocker, with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”). In connection with the

Blocker Merger, all of the outstanding equity of Blocker shall be converted into the right of Blocker Owner to receive (i) a number of shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, (ii) up to 2,500,000 additional shares of PubCo Class A Common Stock, (iii) the Blocker Cash Consideration Amount and (iv) payments and certain rights under the Tax Receivable Agreement;
•
immediately following the Blocker Merger, in accordance with the DGCL, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger”, and together with the Blocker Merger, the “Mergers”). In connection with the MDH Merger, (i) each share of MDH Class A Common Stock and MDH Class B Common Stock outstanding immediately prior to the consummation of the MDH Merger will be converted into one share of PubCo Class A Common Stock and (ii) each MDH Warrant outstanding as of immediately prior to the consummation of the Transaction will be exchanged for a PubCo Warrant exercisable for shares of PubCo Class A Common Stock;

•
immediately following the MDH Merger, CF OMS will pay to PubCo an amount equal to the aggregate par value thereof for (i) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Common Units held by CF OMS after giving effect to the Transaction and (ii) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Earnout Units held by CF OMS (collectively, the “CF OMS Class B Purchase”);

•
immediately following the CF OMS Class B Purchase, PubCo shall contribute to MDH all the remaining cash of PubCo (the “MDH Contribution”);

•
immediately following the MDH Contribution, CF OMS shall sell to MDH a number of OP Group Common Units (valued at $10.00 per OP Group Common Unit) (such sale, the “CF OMS Sale”) in exchange for (i) the CF OMS Cash Consideration Amount ($8,000,000) and (ii) payments and certain rights under the Tax Receivable Agreement; and

•
immediately following the CF OMS Sale, MDH shall contribute to OP Group all the remaining cash of MDH (such contribution, the “OP Group Contribution”) in exchange for (i) a number of OP Group Common Units equal to (a) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment (defined below) (discussed in further detail below)) less (b) all OP Group Common Units held by Blocker or already held by MDH as a result of the CF OMS Sale, and (ii) 5,175,000 OP Group Earnout Units (which will convert into the requisite number of OP Group Common Units upon the occurrence of a Sponsor Earnout Milestone or a Subsequent Transaction in order to maintain the one-to-one ratio of (a) the number of outstanding PubCo Class A Shares and (b) the number of OP Group Common Units held by MDH as a wholly owned subsidiary of PubCo following the MDH Merger) in accordance with the Sponsor Letter Agreement and the Company A&R LLC Agreement).

In accordance with the Business Combination Agreement, Blocker Owner and CF OMS shall have the right to receive additional consideration from PubCo based on the performance of the PubCo Class A Common Stock stock price following the Closing.
As part of the Business Combination Agreement, Blocker Owner shall receive up to 2,500,000 shares of PubCo Class A Common Stock to the extent the requirements set forth in the earnout provisions of the Business Combination Agreement are satisfied. Specifically, Blocker Owner’s right to receive such shares after the Closing will be based upon the PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner; and

•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then the remaining 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner.

As part of the Business Combination Agreement, immediately prior to the Blocker Merger, and in connection with the execution of the amended and restated limited liability company agreement of OP Group, CF OMS shall receive 2,500,000 unvested OP Group Earnout Units and a corresponding number of unvested PubCo Class B Common Stock, which OP Group Earnout Units and PubCo Class B Common Stock will vest to the extent the requirements set forth in the earnout provisions of the Company A&R LLC Agreement Business Combination Agreement are satisfied. Specifically, such shares will vest based upon the post-closing performance of PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then (i) 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and shares of PubCo Class B Common Stock may be exchanged for 1,250,000 shares of PubCo Class A Common Stock; and

•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then (i) the remaining 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and shares may be exchanged for 1,250,000 shares of PubCo Class A Common Stock.

Notwithstanding the foregoing, if PubCo directly or indirectly consummates a Subsequent Transaction during the seven years following the Closing, then (i) Blocker Owner will be entitled to receive the entirety of the 2,500,000 shares of PubCo Class A Common Stock referenced above and (ii) all of CF OMS’ OP Group Earnout Units and shares of PubCo Class B Common Stock shall fully convert or vest, as the case may be, in each case, upon the consummation of the Subsequent Transaction.
Pursuant to the Business Combination Agreement and the Sponsor Letter Agreement:
•
MDH Stockholders will have the right to receive in connection with the MDH Merger, (i) one share of PubCo Class A Common Stock in exchange for each share of MDH Class A Common Stock outstanding immediately prior to the Effective Time, and (ii) one PubCo Warrant exercisable for shares of PubCo Class A Common Stock in exchange for each MDH Warrant outstanding immediately prior to the Effective Time (the “MDH Merger Consideration”);

•
Sponsor, as a MDH stockholder, will have the right to receive 6,900,000 shares of PubCo Class A Common Stock immediately after the Effective Time of the MDH Merger; provided that 5,175,000 shares of the PubCo Class A Common Stock issued to the Sponsor as consideration in connection with the MDH Merger shall not be vested and shall be subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction;

•
Blocker Owner will receive: (i) 43,475,000 shares of PubCo Class A Common Stock; (ii) the Blocker Cash Consideration Amount ($13,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 Seller Earnout Shares; and

•
CF OMS will receive (i) 43,475,000 OP Group Common Units, paired with 43,475,000 shares of PubCo Class B Common Stock; (ii) the CF OMS Cash Consideration ($8,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 OP Group Common Units, upon conversion of 2,500,000 OP Group Earnout Units and the vesting of up to 2,500,000 shares of PubCo Class B Common Stock.

In order to maintain the one-to-one ratio of the Up-C structure between (i) the number of OP Group Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of PubCo Class A Common Stock, and (ii) the number of outstanding shares of PubCo Class B Common Stock held by any person or entity (other than PubCo or its wholly owned subsidiaries) and the number of OP Group Common Units and OP Group Earnout Units held by such person or entity, in accordance with the Business Combination Agreement, Sponsor Letter Agreement and Company A&R LLC Agreement, following the Closing, (a) each of Blocker (a wholly owned subsidiary of PubCo after the Blocker Merger) and CF OMS will hold OP Group Earnout Units that convert into the requisite and equivalent number of OP Group Common Units upon the occurrence of a Seller Earnout Milestone or a Subsequent Transaction and (b) MDH (a wholly owned subsidiary of PubCo after the MDH Merger) will hold OP Group Earnout Units that convert into the requisite and equivalent number of OP Group Common Units upon the occurrence of a Sponsor Earnout Milestone or a Subsequent Transaction.
MDH Units, MDH Class A Common Stock and MDH Public Warrants (each as defined below) are traded on the New York Stock Exchange (the “NYSE”) under the symbols “MDH.U”, “MDH” and “MDH.WS”, respectively. On                 , 2021, the closing sale prices of MDH Units, MDH Class A Common Stock and MDH Public Warrants were $      , $      and $      , respectively. At the closing of the Business Combination, the MDH Units will separate into their component shares of MDH Class A Common Stock and MDH Public Warrants so that the MDH Units will no longer trade. PubCo intends to apply for the listing of its shares of PubCo Class A Common Stock and PubCo Public Warrants (each as defined below) on the NYSE following the completion of the Business Combination under the symbols “OLV” and “OLV.WS,” respectively. PubCo will not have units traded following the Closing nor will the OP Group Company Units or the shares of PubCo Class B Common Stock (each as defined below) be publicly traded.
Only holders of record of shares of Class A common stock, par value $0.0001 per share (the “MDH Class A Common Stock”) and shares of Class B common stock, par value $0.0001 per share (the “MDH Class B Common Stock”), at the close of business on                 , 2021 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of MDH’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at MDH’s principal executive offices for inspection by MDH’s stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at           .
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 64 of this proxy statement/prospectus.
After careful consideration, MDH’s board of directors (the “MDH Board”) has unanimously approved the Business Combination Agreement and the Business Combination and determined that each of the proposals to be presented at the Special Meeting is fair to, advisable, and in the best interests of MDH and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of MDH’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MDH and its stockholders and what may be best for a director’s personal interests when determining to recommend that MDH’s stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
On behalf of the MDH Board, I would like to thank you for your support of MDH and look forward to a successful completion of the Business Combination.
Very truly yours,
Beau Blair
Chief Executive Officer
MDH Acquisition Corp.
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF MDH CLASS A COMMON STOCK THROUGH MDH UNITS, ELECT TO SEPARATE YOUR MDH UNITS INTO THE UNDERLYING MDH CLASS A COMMON STOCK AND MDH PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF MDH CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN YOUR SHARES OF MDH CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD YOUR SHARES OF MDH CLASS A COMMON STOCK IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to the stockholders of MDH on or about                 , 2021.

MDH ACQUISITION CORP.
600 N. Carroll Ave., Suite 100
Southlake, Texas 76092
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF MDH ACQUISITION CORP.
TO BE HELD ON                 , 2021
TO THE STOCKHOLDERS OF MDH ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of MDH Acquisition Corp., a Delaware corporation (“MDH”), will be held at 10:00 am, Eastern Time, on                 , 2021. In light of ongoing developments related to the novel coronavirus, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the Special Meeting online by visiting                 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
At the Special Meeting, you will be asked to consider and vote on the following proposals:
(1)
Proposal 1 — The Business Combination Proposal — To adopt and approve the Business Combination Agreement, dated as of July 21, 2021 (as it may be further amended, restated, modified and/or supplemented from time to time, the “Business Combination Agreement”), entered into by and among MDH Acquisition Corp., a Delaware corporation (“MDH”), Paylink Holdings Inc., a Delaware corporation (“Blocker”), Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub” and, together with Milestone Merger Sub, “Merger Subs”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “OP Group”), and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), including the MDH Merger (defined below), which provides for, among other things, an Up-C reorganization of OP Group whereby, subject to the satisfaction or waiver of certain conditions set forth therein, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger”), and PubCo will control OP Group through the board of managers of OP Group, which managers are to be the same as the members of the PubCo Board. We refer to this proposal as the “Business Combination Proposal.”

(2)
Proposal 2 — The Organizational Document Proposal — To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the amended and restated certificate of incorporation of PubCo (the “Proposed PubCo Charter”), which, if approved, would take effect upon the Closing (we refer to this proposal as the “Organizational Document Proposal”).

(3)
Proposal No. 3(A) — (D)  — the Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed PubCo Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

•
Proposal No. 3(A):   to establish PubCo’s capital structure, authorizing (i) 200,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 500,000,000 shares of PubCo Class A Common Stock, par value $0.0001 per share and (iii) 300,000,000 shares of PubCo Class B Common Stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•
Proposal No. 3(B):   to provide that each member of the board of directors of PubCo will be elected at an annual meeting of the stockholders of PubCo held at such date and time and at such place, if any, within or outside the State of Delaware as may be fixed by the board of directors of PubCo or a duly authorized committee thereof. Each elected director shall hold office until the next annual meeting and until his successor shall be elected and duly qualified, or his earlier death, resignation, retirement, disqualification or removal from office (we refer to this as “Advisory Charter Proposal B”);
•
Proposal No. 3(C):   to provide that, unless PubCo consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on PubCo’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of PubCo’s directors, officers, employees or agents or PubCo’s stockholders, (3) any action asserting a claim against PubCo or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of the Proposed PubCo Charter or Proposed PubCo Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Subject to the foregoing, unless PubCo consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in PubCo Capital Stock will be deemed to have notice of and consented to this exclusive forum provision in the Proposed PubCo Charter (we refer to this as “Advisory Charter Proposal C”); and

•
Proposal No. 3(D):   to provide that certain provisions of the Proposed PubCo Charter are subject to certain provisions of the Investor Rights Agreement (as defined below) (we refer this herein as “Advisory Charter Proposal D”).

(4)
Proposal No. 4 — The NYSE Proposal — To approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for purposes of complying with Listing Rule 312.03 of the New York Stock Exchange (the “NYSE”), the issuance of shares of PubCo Common Stock in connection with the Business Combination and the PIPE Investment (we refer to this proposal as the “NYSE Proposal” and, collectively with the Business Combination Proposal and the Organizational Document Proposal, the “Condition Precedent Proposals”);

(5)
Proposal No. 5 — The Equity Incentive Plan Proposal — To approve the 2021 Omnibus Incentive Plan, a copy of which is in substantially the form attached to this proxy statement/prospectus as Annex J (we refer to this proposal as the “Equity Incentive Plan Proposal”); and

(6)
Proposal No. 6 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals, the Equity Incentive Plan Proposal or the Advisory Charter Proposals (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to carefully read the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.
The record date for the Special Meeting is                 , 2021. Only holders of record of shares of MDH Class A Common Stock and shares of MDH Class B Common Stock at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of MDH’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at MDH’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at                 .

The MDH Class A Common Stock and MDH Public Warrants are currently listed on the NYSE under the symbols “MDH” and “MDH.WS,” respectively. Certain of our shares of MDH Class A Common Stock and MDH Public Warrants currently trade as MDH Units consisting of one share of MDH Class A Common Stock and one-half of one redeemable MDH Public Warrant, and are listed on the NYSE under the symbol “MDH.U.” The MDH Units will automatically separate into component securities of PubCo upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. PubCo intends to apply for listing the shares of the PubCo Class A Common Stock and PubCo Public Warrants on the NYSE under the symbols “OLV” and “OLV.WS,” respectively, upon the Closing.
Pursuant to MDH’s Second Amended and Restated Charter (the “Existing MDH Charter”), a holder of shares of MDH Class A Common Stock (a “public stockholder”) may request that MDH redeem all or a portion of its shares of MDH Class A Common Stock for cash if the Business Combination is consummated. You will be entitled to receive cash for any shares of MDH Class A Common Stock to be redeemed only if you:
(a)
(i) hold shares of MDH Class A Common Stock or (ii) hold shares of MDH Class A Common Stock through MDH Units and you elect to separate your MDH Units into the underlying shares of MDH Class A Common Stock and MDH Public Warrants prior to exercising your redemption rights with respect to the shares of MDH Class A Common Stock; and

(b)
prior to                 , Eastern Time, on                 , 2021 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, MDH’s transfer agent (the “transfer agent”), that MDH redeem your shares of MDH Class A Common Stock for cash and (ii) deliver your shares of MDH Class A Common Stock to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of MDH Units must elect to separate the underlying shares of MDH Class A Common Stock and MDH Public Warrants prior to exercising redemption rights with respect to the shares of MDH Class A Common Stock. MDH has not issued fractional MDH Warrants other than as part of MDH Units, each of which is comprised of one share of MDH Class A Common Stock and one-half of one MDH Public Warrant. If, upon the detachment of MDH Public Warrants from MDH Units or otherwise, a holder of MDH Warrants would be entitled to receive a fractional MDH Warrant, MDH will round down to the nearest whole number of MDH Warrants to be issued to such holder. If holders hold their MDH Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the MDH Units into the underlying shares of MDH Class A Common Stock and MDH Public Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. A holder of the MDH Public Warrants will not be able to exercise any fraction of a MDH Warrant. Public Stockholders may elect to redeem all or a portion of their shares of MDH Class A Common Stock even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the shares of MDH Class A Common Stock will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its shares of MDH Class A Common Stock and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with MDH’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding shares of MDH Class A Common Stock. As of                 , 2021, this would have amounted to approximately $      per share of MDH Class A Common Stock. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed shares of MDH Class A Common Stock for cash and will no longer own such shares. Any request to redeem shares of MDH Class A Common Stock, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” in the

accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of MDH Class A Common Stock for cash.
Notwithstanding the foregoing, a holder of shares of MDH Class A Common Stock, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares of MDH Class A Common Stock with respect to more than an aggregate of 15% of the shares of MDH Class A Common Stock, without MDH’s prior consent. Accordingly, if a public stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the shares of MDH Class A Common Stock, then any such shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.
Under the Business Combination Agreement, the approval of each of the Business Combination Proposal, Organizational Document Proposal and NYSE Proposal (collectively, the “Conditions Precedent Proposals”) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals, Equity Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
•
Approval of the Business Combination Proposal and the Organizational Document Proposal require the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•
Each of the Advisory Charter Proposals, the NYSE Proposal, Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of MDH Class A Common Stock and MDH Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination Agreement, the Business Combination and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of MDH Common Stock, please contact                 , our proxy solicitor, by calling                 , or banks and brokers can call collect at                 , or by emailing                 . This notice of Special Meeting and the proxy statement/prospectus are available at .
By Order of the Board of Directors

Beau Blair
Chief Executive Officer
         , 2021

i

ii

ADDITIONAL INFORMATION
If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact MDH’s proxy solicitor listed below. You will not be charged for any of the documents you request.
Tel:
Banks and brokers call collect:
E-mail:
In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on             , 2021, you must request the information no later than          , 2021, five business days prior to the date of the Special Meeting.
For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 291 of the enclosed proxy statement/prospectus.

FREQUENTLY USED TERMS
Definitions
In this document:
“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by MDH that more time is necessary or appropriate to approve one or more proposals at the Special Meeting.
“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (i) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemptions), plus (ii) the amount of the PIPE Investment, plus (iii) Cash on Hand, net of Transaction Expenses.
“Blocker” refers to Paylink Holdings, Inc., a Delaware corporation.
“Blocker Cash Consideration Amount” means the amount of cash equal to $13,000,000.
“Blocker Owner” refers to Normandy Holdco LLC, a Delaware limited liability company.
“Blocker Share Consideration Amount” means 43,475,000 PubCo Class A Shares.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of July 21, 2021, by and among MDH, PubCo, Milestone Merger Sub, MDH Merger Sub, Blocker, Blocker Owner, CF OMS and OP Group, as it may be amended, restated, modified and/or supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
“Business Combination Proposal” means the proposal to be considered at the Special Meeting to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the MDH Merger.
“Cash on Hand” means all cash of the OP Group (including deposits in transit that have not yet cleared and net of all amount in respect of outstanding checks (issued but uncleared)).
“CF OMS” refers to CF OMS, LLC, a Delaware limited liability company.
“CF OMS Cash Consideration Amount” means the amount of cash equal to $8,000,000.
“CF OMS Share Consideration Amount” means 43,475,000 PubCo Class B Shares paired with 43,475,000 OP Group Common Units.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OP Group to be entered into between OP Group, CF OMS, Blocker, Blocker Owner (for purposes of Section 12.1 only), MDH, Sponsor, PubCo, and each other person who is or at any time becomes a member in accordance with the terms of this Company A&R LLC Agreement and the DLLCA, immediately prior to the completion of the Business Combination. The form of Company A&R LLC Agreement is attached to this proxy statement/prospectus as Annex C.
“DGCL” means the Delaware General Corporation Law, as amended.
“Digital Platform” means OP Group’s platform for the sale and distribution of vehicle protection plans and other product sales. It is one of two reporting segments of OP Group.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Earnout Milestone” means the occurrence of a Seller Earnout Milestone and/or a Sponsor Earnout Milestone.
“Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve the 2021 Omnibus Incentive Plan.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing MDH Bylaws” means the bylaws of MDH.
“Existing MDH Charter” means the second amended and restated certificate of incorporation of MDH, dated as of February 1, 2021.
“Founder Shares” means the 6,900,000 currently outstanding shares of MDH Class B Common Stock purchased by the Sponsor.
“GAAP” means U.S. generally accepted accounting principles.
“KBW” means Keefe, Bruyette & Woods, Inc., as representative of the underwriters in the IPO and as PIPE Investment placement agent.
“IPO” means MDH’s initial public offering of its units, common stock and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on February 4, 2021 (SEC File No. 333-252107).
“Investor Rights Agreement” means the Investor Rights Agreement to be entered into between PubCo, CF OMS, Blocker Owner and Sponsor, upon the completion of the Business Combination. The form of Investor Rights Agreement is attached to this proxy statement/prospectus as Annex D.
“Lock-Up Agreement” means the Lock-Up Agreement to be entered into between PubCo and each of the holders thereto, including CF OMS, Blocker Owner and Sponsor, upon the completion of the Business Combination. The form of Lock-Up Agreement is attached to this proxy statement/prospectus as Annex E.
“MDH” means MDH Acquisition Corp., a Delaware corporation.
“MDH Board” means the board of directors of MDH.
“MDH Class A Common Stock” means the shares of Class A common stock of MDH, par value $0.0001 per share.
“MDH Class B Common Stock” means the shares of Class B common stock of MDH, par value $0.0001 per share.
“MDH Class A Shares” means the shares of MDH Class A Common Stock.
“MDH Class B Shares” means the shares of MDH Class B Common Stock.
“MDH Common Stock” means the shares of MDH Class A Common Stock and MDH Class B Common Stock.
“MDH Merger Sub” means MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo.
“MDH Private Placement Warrants” means the 6,550,000 private placement warrants, each entitling the holder thereof to purchase one MDH Class A Share for $11.50 per share, purchased by the Sponsor for a purchase price of $6,550,000, or $1.00 per warrant.
“MDH Public Warrantholders” means the holders of the MDH Public Warrants.
“MDH Public Warrants” means the MDH Warrants sold in the IPO (whether they were purchased in the IPO as part of the MDH Unit or thereafter in the open market).

“MDH Shares” means the shares of MDH Class A Common Stock and MDH Class B Common Stock.
“MDH Stockholders” means any person holding MDH Shares.
“MDH Units” means the units sold in the IPO (including pursuant to the overallotment option), with each MDH Unit consisting of one MDH Class A Share and one-half of a redeemable MDH Warrant.
“MDH Warrant” means a warrant exercisable for a MDH Class A Share, whether a MDH Public Warrant, a MDH Private Placement Warrant or a MDH Working Capital Warrant. Each whole MDH Warrant entitles the holder thereof to purchase one share of MDH Class A Common Stock at a price of $11.50 per share.
“MDH Working Capital Warrants” means warrants of MDH, each entitling the holder thereof to purchase one MDH Class A Share for $11.50 per share issuable to Sponsor upon the conversion of certain working capital loans made to MDH Sponsor prior to the Business Combination at a price of $1.00 per warrant.
“MDH Public Warrantholders” means the holders of the MDH Public Warrants.
“Merger Subs” means MDH Merger Sub and Milestone Merger Sub.
“Milestone” means (i) with respect to Blocker Owner and CF OMS, the definition of Milestone in the Business Combination Agreement and (ii) with respect to Sponsor, the definition of Milestone in the Sponsor Letter Agreement.
“Milestone Merger Sub” means Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo.
“NYSE” means the New York Stock Exchange.
“NYSE Proposal” means the proposal to approve, in accordance with Section 312.03 of the Listing Rules Manual of the NYSE, the issuance of shares of PubCo Common Stock pursuant to the Subscription Agreements and Business Combination Agreement in connection with the PIPE Investment and the Business Combination.
“OP Group” means OP Group Holdings, LLC, a Delaware limited liability company, and its subsidiaries.
“OP Group Common Units” means the common units of limited liability company interests issued under the Company A&R LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization. OP Group Common Units exclude any OP Group Earnout Units prior to their conversion into OP Group Common Units upon the occurrence of a Vesting Event (as defined in the Company A&R LLC Agreement).
“OP Group Company Units” means the OP Group Common Units and the OP Group Earnout Units.
“OP Group Earnout Units” means an aggregate of: (a) 1,250,000 Series 2 Earnout Units (as defined in the Company A&R LLC Agreement) and 1,250,000 Series 4 Earnout Units (as defined in the Company A&R LLC Agreement) issued to CF OMS; (b) 1,250,000 Series 2 Earnout Units and 1,250,000 Series 4 Earnout Units issued to the Surviving Blocker; and (c) 1,725,000 Series 1 Earnout Units (as defined in the Company A&R LLC Agreement), 1,725,000 Series 3 Earnout Units (as defined in the Company A&R LLC Agreement) and 1,725,000 Series 5 Earnout Units (as defined in the Company A&R LLC Agreement) issued to Surviving MDH; which Earnout Units may be converted into an equal number of OP Group Common Units upon the occurrence of the Milestones set forth in Section 3.3 of the Business Combination Agreement or the Sponsor Letter Agreement, as applicable, and in accordance with the terms of the Company A&R LLC Agreement.
“OP Group Equityholders” means (i) prior to the Business Combination, CF OMS and Blocker and (ii) following the Business Combination, PubCo, CF OMS, Blocker and MDH.
“Oppenheimer” means Oppenheimer & Co., Inc., as representative of the underwriters in the IPO and as PIPE Investment placement agent.

“Payment Services” means OP Group’s payment plan and payment processing services operation. It is one of two reporting segments of OP Group.
“PIPE Investment” means an aggregate of 1,500,000 shares of PubCo Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $15,000,000 that the PIPE Investors have agreed to purchase pursuant to the Subscription Agreements.
“PIPE Investors” means the subscribers that agreed to purchase shares of PubCo Class A Common Stock at the Closing pursuant to the PIPE Investment, including, without limitation, as reflected in the Subscription Agreements.
“Private Placement” means the purchase by Sponsor of the MDH Private Placement Warrants, concurrent with the IPO.
“Proposals” refers collectively to (i) the Business Combination Proposal, (ii) the Organizational Document Proposal, (iii) the Advisory Charter Proposals, (iv) the NYSE Proposal, (v) the Equity Incentive Plan Proposal and (vi) the Adjournment Proposal.
“Proposed PubCo Bylaws” means the amended and restated bylaws of PubCo to take effect upon the Closing, a form of which is attached hereto as Annex B-2.
“Proposed PubCo Charter” means the amended and restated certificate of incorporation of PubCo which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex B-1.
“PubCo” means Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker.
“PubCo Board” means the board of directors of PubCo.
“PubCo Class A Common Stock” means the shares of Class A common stock of PubCo, par value $0.0001 per share.
“PubCo Class B Common Stock” means the shares of Class B common stock of PubCo, par value $0.0001 per share.
“PubCo Class A Shares” means the shares of PubCo Class A Common Stock.
“PubCo Class B Shares” means the shares of Class B Common Stock.
“PubCo Common Stock” means the shares of PubCo Class A Common Stock and PubCo Class B Common Stock, collectively.
“PubCo Parties” means, collectively, PubCo, Milestone Merger Sub and MDH Merger Sub.
“PubCo Private Placement Warrants” are the warrants for PubCo Class A Common Stock (which shall be in the identical form of MDH Private Placement Warrants and MDH Working Capital Warrants but in the name of PubCo.
“PubCo Public Warrant” means the warrants for PubCo Class A Common Stock (which shall be in the identical form of redeemable MDH Public Warrants which were sold as part of the IPO, but in the name of PubCo).
“PubCo Warrants” means the PubCo Public Warrants and the PubCo Private Placement Warrants.
“Public Stockholders” means the holders of MDH Class A Common Stock that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“Public Shares” means shares of MDH’s Class A Common Stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“Record Date” means           , 2021.
“Redemption” means the redemption of Public Shares for the Redemption Price.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between PubCo, CF OMS, Blocker Owner, the Sponsor and certain other holders of PubCo Common Stock, upon the completion of the Business Combination. The form of Registration Rights Agreement is attached to this proxy statement/prospectus as Annex F.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Earnout Milestone” means the occurrence of the following events with respect to the PubCo Class A Common Stock: (i) the volume-weighted average closing sale price of PubCo Class A Common Stock Price is greater than or equal to $13.00 for any 20 trading days within any 30 consecutive trading day period (such time when the foregoing is first satisfied, the “$13.00 Earnout Milestone”); and (ii) the volume-weighted average closing sale price of PubCo Class A Common Stock Price is greater than or equal to $17.00 for any 20 trading days within any 30 consecutive trading day period (such time when the foregoing is first satisfied, the “$17.00 Earnout Milestone”).
“Seller Earnout Shares” means up to (i) 2,500,000 shares of PubCo Class A Common Stock that are to be issued to Blocker Owner and (ii) 2,500,000 unvested shares of PubCo Class B Common Stock that are to be issued to CF OMS, in connection with the Transactions that, in each case, have contingent earnout requirements as set forth in the Business Combination Agreement.
“Sponsor” means MDIH Sponsor LLC, a Delaware limited liability company.
“Sponsor Earnout Milestone” means the occurrence of the following events with respect to the PubCo Class A Common Stock: (i) the volume-weighted average closing sale price of PubCo Class A Common Stock Price is greater than or equal to $12.00 for any 20 trading days within any 30 consecutive trading day period (such time when the foregoing is first satisfied, the “$12.00 EarnoutMilestone”); (ii) the volume-weighted average closing sale price of PubCo Class A Common Stock Price is greater than or equal to $13.50 for any 20 trading days within any 30 consecutive trading day period (such time when the foregoing is first satisfied, the “$13.50 Earnout Milestone”); and (iii) the volume-weighted average closing sale price of PubCo Class A Common Stock price is greater than or equal to $17.00 for any 20 trading days within any 30 consecutive trading day period (such time when the foregoing is first satisfied, the “$17.00 Earnout Milestone”).
“Sponsor Earnout Shares” means the 5,175,000 shares of PubCo Class A Common Stock that are to be issued to Sponsor in connection with the Transactions that have contingent earnout requirements as set forth in the Sponsor Letter Agreement.
“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated as of July 21, 2021, by and between Sponsor, MDH, PubCo and OP Group.
“Stifel” means Stifel, Nicolaus & Company, Incorporated, as representative of the underwriters in the IPO.
“Subscription Agreements” means the Subscription Agreements, dated July 21, 2021, entered into between MDH and each of the PIPE Investors for the PIPE Investment.
“Subsequent Transaction” means (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act or any successor provisions thereto (excluding (i) CF OMS, Blocker Owner, Sponsor and their respective Affiliates, or (ii) a person owned, directly or indirectly, by the PubCo stockholders in substantially the same proportions as their ownership of stock of PubCo) is or becomes the beneficial owner, directly or indirectly, of equity interests of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo; (b) any sale, transfer, issuance, merger, liquidation, exchange offer or other transaction that results in the PubCo stockholders immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting equity interests of PubCo, directly or indirectly, immediately following such transaction; (c) the majority of the board of directors of PubCo, after the Closing, is not comprised of individuals who were either (i) nominated in accordance with the Investor Rights Agreement or (ii) elected or nominated for election to the board of directors of PubCo with the affirmative votes of at least a majority of the directors of the PubCo board of directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to PubCo); or (d) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of a majority of the assets of PubCo and its subsidiaries (measured as a whole by fair market value) to one or more persons in which the PubCo stockholders immediately prior to such transaction own less than 50% of the outstanding voting equity interests of such person or persons, directly or indirectly, immediately following such transaction.
“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into between PubCo, OP Group, CF OMS, Blocker Owner and MDH, upon the completion of the Business Combination. The form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex G.
“Transaction Expenses” means to the extent not paid prior to the Closing by MDH, the PubCo Parties, CF OMS, Blocker, Blocker Owner or OP Group: (a) all fees, costs and expenses incurred or payable by MDH or the Sponsor through the Closing in an amount not to exceed $16,000,000 (other than the fees listed in clauses (c) through (f) herein); (b) all fees, costs and expenses incurred or payable by OP Group, the Blocker Owner, the PubCo Parties, CF OMS or the Blocker through the Closing in an amount not to exceed $25,000,000 (other than the fees listed in clauses (c) through (f) herein); (c) any fees, costs and expenses incurred or payable by MDH, the Sponsor, the Blocker Owner, Blocker, the PubCo Parties, CF OMS or OP Group through the Closing in connection with the PIPE Investment and Subscription Agreements; (d) all fees, costs and expenses paid or payable pursuant to the D&O tail policy; (e) any change in control, retention bonus, transaction bonus or other similar payment, and the employer portion of any payroll taxes in respect thereof (subject to certain exceptions), payable to any current or former employee, individual independent contractor, director, officer or individual consultant of Blocker or OP Group or any of its subsidiaries as a result of the consummation of the Transactions; and (f) all fees, costs and expenses paid or payable to the Transfer Agent, to the extent related to the Transactions.
“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account established by MDH pursuant to the Trust Agreement with Continental Stock Transfer & Trust Company acting as trustee, in which $276,000,000 was placed upon the closing of the IPO and the Private Placement.
“Warrant Agreement” means the Warrant Agreement, dated as of February 1, 2021, by and between MDH and the Transfer Agent.
Share Calculations and Ownership Percentages
Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” beginning on pages 175 and 256, respectively, of this proxy statement/prospectus), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to PubCo’s stockholders following the Closing are for illustrative purposes only and assume the following:
1.
No Public Stockholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million. Please see the section entitled “Special Meeting of the Stockholders — Redemption Rights” beginning on page 110 of this proxy statement/prospectus.

2.
No MDH Warrants will be exercised and the PubCo Warrants remain outstanding immediately following the Closing.

3.
All OP Group Common Units held by persons other than PubCo are exchanged for PubCo Class A Shares at such time (in tandem with the cancellation of the paired PubCo Class B Shares) (even if not yet permitted under the terms of the Company A&R LLC Agreement). Please see the section entitled “The Business Combination Proposal — Related Agreements — Company A&R LLC Agreement” beginning on page 132 of this proxy statement/prospectus.
4.
The PIPE Investment is consummated in accordance with its terms for $15,000,000, with PubCo issuing 1,500,000 PubCo Class A Shares to the PIPE Investors. Please see the section entitled “The Business Combination Proposal — Related Agreements — PIPE Investment Subscription Agreements” beginning on page 129 of this proxy statement/prospectus.

5.
Other than the PIPE Investment, there are no other issuances of equity securities of PubCo prior to or in connection with the Closing, including any equity awards that may be issued under the 2021 Plan (as defined below) following the Business Combination.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus may be considered forward-looking statements. Forward-looking statements generally relate to future events or MDH’s or PubCo future financial or operating performance. For example, projections of future Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
MDH’s ability to complete the Business Combination, or, if MDH does not consummate the Business Combination, any other initial business combination;

•
the benefits of the Business Combination;

•
the future financial performance of PubCo following the Business Combination;

•
expansion plans and opportunities; and

•
MDH’s potential ability to obtain financing to complete the Business Combination.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by MDH and its management, and PubCo and its management, as the case may be, are inherently uncertain. There can be no assurance that future developments affecting MDH and PubCo will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and MDH’s and PubCo’s businesses:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•
the outcome of any legal proceedings that may be instituted against MDH, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•
the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of MDH, to obtain financing to complete the Business Combination or to satisfy other conditions to Closing;

•
changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•
the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•
the risk that the Business Combination disrupts current plans and operations of OP Group as a result of the announcement and consummation of the Business Combination;

•
the ability of PubCo to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the possibility that OP Group or the combined company may be adversely affected by other economic, business, or competitive factors;

•
PubCo’s estimates of expenses and profitability;

•
ability to raise financing in the future;

•
success in retaining or recruiting, or changes required in, PubCo’s and OP Group’s officers, key employees or directors following the Business Combination;

•
PubCo’s public securities’ potential liquidity and trading;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain PubCo’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•
litigation and the ability to adequately protect OP Group’s intellectual property rights; and

•
other factors relating to the business, operations and financial performance of OP Group detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither MDH nor PubCo undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a MDH stockholder grants its proxy or instructs how its votes should be cast or vote on the Proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect MDH or PubCo.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. MDH urges its stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement?

A:
MDH is proposing to consummate a business combination with OP Group. MDH, MDH Merger Sub, Milestone Merger Sub, Blocker, Blocker Owner, PubCo and OP Group have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote, among other things, on the Business Combination. The Business Combination Agreement, among other things, provides for an Up-C reorganization of OP Group whereby, among other things, subject to the satisfaction or waiver of certain conditions set forth therein, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo, and PubCo will control OP Group through the board of managers of OP Group.

Approval of the Business Combination Proposal requires the affirmative vote (in person (which would include presence at the virtual Special Meeting) or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.
YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
Why is MDH proposing the Business Combination?

A:
MDH was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. See “The Business Combination Proposal — General; Structure of the Business Combination.”

Q:
What will Blocker Owner, CF OMS, Sponsor, MDH Public Stockholders and MDH Public Warrantholders receive in return for the acquisition of OP Group by MDH?

A:
The consideration each party will receive will be as follows:

•
MDH Stockholders will have the right to receive in connection with the MDH Merger, (i) one share of PubCo Class A Common Stock in exchange for each share of MDH Common Stock outstanding immediately prior to the Effective Time, and (ii) one PubCo Warrant exercisable for shares of PubCo Class A Common Stock in exchange for each MDH Warrant outstanding immediately prior to the Effective Time (the “MDH Merger Consideration”). Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that the Public Stockholders will receive for their shares is $276,000,000. In addition, MDH Public Warrantholders will receive PubCo Public Warrants with an exercise price of $11.50; however, depending on the price of PubCo Class A Common Stock following the Business Combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms.

•
Sponsor, as a MDH stockholder, will have the right to receive 6,900,000 shares of PubCo Class A Common Stock immediately after the Effective Time of the MDH Merger; provided that 5,175,000 shares of the PubCo Class A Common Stock issued to the Sponsor as consideration in connection with the MDH Merger shall not be vested and shall be subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction. Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that Sponsor will receive for its shares pursuant to the Business Combination is $17,250,000. In addition, Sponsor will receive PubCo Private Placement Warrants with an exercise price $11.50; however, depending on the price of PubCo Class A Common Stock following the Business Combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms.
•
Blocker Owner will receive: (i) 43,475,000 shares of PubCo Class A Common Stock; (ii) the Blocker Cash Consideration Amount ($13,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 Seller Earnout Shares. Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that Blocker Owner will receive pursuant to the Business Combination is approximately $447,750,000.

•
CF OMS will receive (i) 43,475,000 OP Group Common Units, paired with 43,475,000 shares of PubCo Class B Common Stock; (ii) the CF OMS Cash Consideration ($8,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 OP Group Common Units, upon conversion of 2,500,000 OP Group Earnout Units and the vesting of up to 2,500,000 vested of PubCo Class B Common Stock. Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that CF OMS will receive pursuant to the Business Combination is approximately $442,750,000.

Q:
Will MDH obtain new equity financing in connection with the Business Combination?

A:
Yes. In connection with the execution of the Business Combination Agreement, MDH, PubCo and certain investors entered into Subscription Agreements pursuant to which such investors have agreed to purchase as of immediately prior to the Closing an aggregate of 1,500,000 shares of PubCo Class A Common Stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $15,000,000 (together, the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Q:
What are the principal differences between PubCo Class A Common Stock and PubCo Class B Common Stock that is proposed to be issued to certain persons in the Business Combination?

A:
After the Business Combination, PubCo Class A Common Stock and PubCo Class B Common Stock will constitute all of the classes of common stock of PubCo and will possess all voting power for the election of directors of PubCo and all other matters requiring stockholder action. Holders of PubCo Class A Common Stock and PubCo Class B Common Stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of PubCo. The principal difference between PubCo Class A Common Stock and PubCo Class B Common Stock is that holders of PubCo Class B Common Stock will not be entitled (i) to receive dividends, if declared by the PubCo Board, or (ii) to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of PubCo.

Q:
What voting interests will the current MDH Stockholders, Sponsor, the PIPE Investors and the OP Group Equityholders that are receiving shares of PubCo Common Stock as consideration in the Business Combination hold in PubCo immediately after the consummation of the Business Combination?

A:
We anticipate that, upon completion of the Business Combination, the voting interests in PubCo will be as set forth in the table below.

	No redemption scenario		Maximum redemption scenario
(In thousands)	Stock	Ownership %	Stock	Ownership %
CF OMS, LLC(1)	43,475	36.9%	43,475	40.25%
Normandy Holdco LLC(1)	43,475	36.9%	43,475	40.25%

	No redemption scenario		Maximum redemption scenario
(In thousands)	Stock	Ownership %	Stock	Ownership %
Public Stockholders(2)	27,600	23.4%	17,871	16.5%
PIPE Investors(3)	1,500	1.3%	1,500	1.4%
Sponsor(2)(4)	1,725	1.5%	1,725	1.6%
	117,775	100.0%	108,046	100.0%

(1)
Reflects 43,475,000 shares of PubCo Class A Common Stock received by Blocker Owner and 43,475,000 OP Group Common Units paired with 43,475,000 shares of PubCo Class B Common Stock received by CF OMS and assumes all OP Group Company Units held by persons other than PubCo are exchanged for PubCo Class A Shares at such time (in tandem with the cancellation of the paired PubCo Class B Shares) (even if not yet permitted under the terms of the Company A&R LLC Agreement). Amounts do not reflect up to 2,500,000 Seller Earnout Shares to be received by Blocker Owner and up to 2,500,000 OP Group Common Units to be received by CF OMS, each in the event of a Seller Earnout Milestone or Subsequent Transaction.

(2)
Assumes no MDH Warrants will be exercised and the PubCo Warrants remain outstanding immediately following the Closing and accordingly, does not reflect the Sponsor’s interest in any MDH Warrants.

(3)
Reflects the PIPE Investment consummated in accordance with its terms for $15.0 million with PubCo issuing 1,500,000 PubCo Class A Shares to the PIPE Investors.

(4)
Does not reflect the (i) exercise of any outstanding MDH Warrants and (ii) 5,175,000 shares of PubCo Class A Common Stock that are not vested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements —  Sponsor Letter Agreement”) or Subsequent Transaction.

The share calculations and ownership percentages reflected above assume that other than the PIPE Investment, there are no other issuances of equity securities of PubCo prior to or in connection with the Closing, including any equity awards that may be issued under the 2021 Plan (as defined below) following the Business Combination. If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.
Q:
What is the Sponsor’s total potential ownership interest in PubCo, assuming the exercise and conversion of all securities?

A:
Assuming the conversion and exercise of all securities, Sponsor would own 6,900,000 shares of PubCo Class A Common Stock, giving Sponsor a 5.4% ownership interest in PubCo. If not all securities are converted and exercised, then depending on the issuance and vesting of the Seller Earnout Shares, OP Group Earnout Units and Sponsor Earnout Shares, such ownership in PubCo will vary. The table set forth below shows the voting interests if only certain securities are exercised and converted and no other securities are converted or exercised.

	Assuming exercise of OP Group Earnout Units(1)		Assuming exercise of Seller Earnout Shares(2)		Assuming exercise of Sponsor Earnout Shares(3)
In thousands(4)	Shares of PubCo Common Stock	Ownership %	Shares of PubCo Common Stock	Ownership %	Shares of PubCo Common Stock	Ownership %
Public Stockholders	27,600	23.0%	27,600	23.0%	27,600	22.5%
Sponsor	1,725	1.4%	1,725	1.4%	6,900	5.6%
PIPE Investors(5)	1,500	1.2%	1,500	1.2%	1,500	1.2%
OP Group Equityholders	89,450	74.4%	89,450	74.4%	86,950	70.7%
Total	120,275	100.0%	120,275	100.0%	122,950	100.0%

(1)
Reflects the 2,500,000 OP Group Common Units that may be received by CF OMS in the event of a Seller Earnout Milestone or Subsequent Transaction.

(2)
Reflects the 2,500,000 Seller Earnout Shares that may be received by Blocker Owner in the event of a Seller Earnout Milestone or Subsequent Transaction.

(3)
Reflects the 5,175,000 shares of PubCo Class A Common Stock that may be received by Sponsor (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”).

(4)
Assumes (i) no Public Stockholders exercise redemption rights in connection with the Closing, and (ii) the balance of the MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(5)
Assumes consummation of the PIPE Investment in accordance with its terms for $15.0 million, with PubCo issuing 1,500,000 PubCo Class A Shares to the PIPE Investors.

Q:
What interests do the Sponsor, the officers, directors and advisors of MDH, and OP Group’s current owners have in the Business Combination?

A:
In considering the recommendation of the MDH Board to vote in favor of the Business Combination, MDH Stockholders should be aware that the Sponsor, the officers, directors and advisors of MDH, and OP Group’s current owners have interests in the Business Combination that are different from, or in addition to, those of the other MDH Stockholders generally. The MDH Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the MDH Stockholders that they approve the Business Combination. MDH Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor has waived its right to redeem any of the MDH Class B Common Stock and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the MDH Class B Common Stock, which will convert into 6,900,000 shares of PubCo Class A Common Stock in accordance with the terms of the Business Combination Agreement and such securities may have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per public share on the NYSE on                 , 2021;

•
the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the MDH Class B Common Stock if MDH fails to complete an initial business combination by February 4, 2023;

•
the fact that the Sponsor paid $6,550,000 for 6,550,000 MDH Private Placement Warrants, each of such MDH Private Placement Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of MDH Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 4, 2023, then the proceeds from the sale of the MDH Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless; the warrants held by the Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the NYSE on                 , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the fact that the Sponsor and its affiliates have invested capital of MDH equal to $6,627,543, which is comprised of: (i) cash contributed in the amount of $25,000 by the Sponsor in connection with its purchase of the Founder Shares; (ii) cash contributed by the Sponsor in the amount of $6,550,000 in exchange for 6,550,000 MDH Private Placement Warrants; and (iii) advances from related parties in the amount of $52,543;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment even if other MDH Stockholders experience a negative rate of return upon completion of the Business Combination because of the low-cost basis of the shares of MDH Common Stock held by Sponsor;

•
the fact that Oppenheimer, PubCo’s PIPE Investment placement agent and an underwriter in the IPO, KBW, PubCo’s PIPE Investment placement agent and MDH’s financial advisor, and Stifel, MDH’s financial advisor and an underwriter in the IPO, will be entitled to receive a deferred underwriting commission, a placement agency fees and financial advisory fees, as applicable, upon completion of the Business Combination; and

•
the fact that KBW and Stifel will receive upon completion of the Business Combination: (i) $9,660,000 in deferred underwriting commission (minus an underwriter rebate of $1,930,000); (ii) $2,000,000 in PIPE placement agency fees and financial advisory fees; and (iii) $2,930,000 in buy-side M&A placement agency fees and financial advisory fees.

Please also see the sections “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of the Sponsor, MDH’s current officers and directors, and OP Group’s current owners.
Q:
How will PubCo be managed and governed following the Business Combination?

A:
The business and affairs of PubCo will be managed under the direction of the PubCo Board. Following the Closing and pursuant to the Investor Rights Agreement (subject to certain step-down provisions as further described in the section entitled “The Business Combination Proposal — Related Agreements — Investor Rights Agreement”), the PubCo Board will include seven (7) directors, two of which will have been nominated by the Sponsor (each, a “Sponsor Director”), two of which will be independent and have been nominated by the Blocker Owner (each, a “Milestone Director”), two of which will be independent and have been nominated by CF OMS Owner (each, a “Fortress Director”), and one of which shall be the CEO of PubCo (the “CEO Director”). The initial Sponsor Directors will be Stephen Beard and Franklin McLarty and, the initial Milestone Directors will be John Shoemaker and Adam Curtin, the initial Fortress Directors will be David King and Hank Reeves, and the CEO Director will be Rebecca Howard. The Chairperson of the PubCo Board will initially be Franklin McLarty, and thereafter will be appointed by the PubCo Board. The Public Stockholders are not being asked to vote on the election of directors at the Special Meeting to which this proxy statement/prospectus relates. Subject to the terms of the Investor Rights Agreement and the Proposed PubCo Charter, the number of directors will be fixed by the PubCo Board. Please see the section entitled “Management of PubCo Following the Business Combination” for the names, ages and positions of each of the individuals who will serve as directors and officers of PubCo following the Business Combination.

Q:
How will OP Group be managed and governed following the Business Combination?

A:
Pursuant to the Company A&R LLC Agreement, OP Group will be managed by a board of managers and such board of managers must be the same size as the PubCo Board and have the same members as the PubCo Board. Accordingly, the initial board of managers of OP Group will consist of seven (7) managers and those managers will be: Stephen Beard, Franklin McLarty, John Shoemaker, Adam Curtin, David King, Hank Reeves and Rebecca Howard. Pursuant to the Company A&R LLC Agreement, the chairperson of the board of managers of OP Group must be the same as the chairperson of the PubCo Board and accordingly, the initial chairperson of the OP Group’s board of managers will be Franklin McLarty. PubCo may remove any manager at any time; provided, that PubCo may not remove a manager who is also a director of PubCo.

Please see the section entitled “Management of PubCo Following the Business Combination” for the names, ages and positions of each of the individuals who will serve as managers on the board of managers of OP Group following the Business Combination and the section entitled “Related Agreements — Company A&R LLC Agreement” for additional information regarding the management of OP Group following the Business Combination.
Q:
What factors did the MDH Board consider in connection with its decision to recommend voting in favor of the Business Combination?

A:
The MDH Board considered a wide variety of factors in connection with its evaluation of the Business Combination Agreement and the Business Combination, including, but not limited to, the following:

•
Well-Established Payments Platform.   OP Group’s Payment Services is an established and industry leading payment services platform for vehicle and home service contracts with a 15-year track-record of profitability.

•
Complementary Digital Platform Poised for Growth.   OP Group’s Digital Platform provides consumers a convenient, digital means of purchasing vehicle protection plans without pressure and on their own terms.

•
Established Revenue Base with Attractive Growth Profile.   Together OP Group’s Payment Services and Digital Platform offer a profitable payment services platform with a next generation digital platform to tailor and sell vehicle protection plans in a way that resonates consumers.

•
Large and Growing Total Addressable Market.   The current total addressable market for OP Group’s Payment Services and Digital Platform’s services is estimated to be approximately $260 billion. This market is expected to continue to grow as consumers transition to digital transaction platforms, as the average length of ownership for vehicles increases, as the complexity of modern vehicles continues to drive increasing repair costs, and consumers have less income to pay increased repair costs.

•
Valuation.   The aggregate consideration payable in the Business Combination Agreement reflects an attractive valuation relative to publicly listed companies and recent precedent transactions in the private market with certain characteristics comparable to OP Group, end markets, growth profiles, and margin profiles. Taken together with OP Group’s and its Payment Services and Digital Platform businesses’ history of strong financial performance, projected revenue growth rate, high gross margins, and projected profitability, along with the caliber of investors involved in the PIPE Investment, MDH believes the Business Combination presented a compelling acquisition opportunity for MDH and its stockholders. In evaluating the financial aspects of the Business Combination, MDH’s board reviewed a variety of materials, including the management presentations, transaction documents, historical financial results of the business and projections prepared by OP Group’s management.

•
Seasoned Management Team.   The PayLink and Olive management teams, which will remain in place, bring veteran leadership and highly relevant industry experience. Rebecca Howard, who founded Payment Services in 2006 and Digital Platform in 2019, will continue as the CEO of PubCo.

•
Continuing investment by blue-chip investors.   OP Group’s existing investors, which are affiliates of funds managed by Fortress Investment Group and Milestone Partners, have agreed to roll over 100% of their existing common equity interests in OP Group (representing an overwhelming majority of their total equity interests in OP Group) directly or indirectly into the new public vehicle. Additionally, Old Republic Insurance and Ally Financial Inc., among others, have subscribed to purchase an aggregate of 1.5 million shares of PubCo in the PIPE Investment transaction.

•
Likelihood of Closing the Business Combination.   The belief of the MDH board of directors that a Business Combination between MDH and OP Group has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

In the course of its deliberations, the MDH Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including:
•
The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•
The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of MDH’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•
Competition in the Payment Services and online vehicle protection plans market is intense and, as a result, PubCo may fail to attract and retain users, which may negatively impact Paylink’s or Olive’s operations and growth prospects.

•
Economic downturns and market conditions beyond PubCo’s and OP Group’s control, including a recession or COVID-19 resurgence, could adversely affect its business, financial condition, results of operations and prospects.

•
The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain OP Group’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated.

•
OP Group’s Digital Platform’s marketing model may be subject to regulatory scrutiny.

•
OP Group may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and Payment Services and/or Digital Platform businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the MDH Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. In light of the complexity of those factors, the MDH Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MDH Board may have given different weight to different factors. For more information about the factors considered by the MDH Board, see the section entitled “The Business Combination Proposal — The MDH Board of Directors’ Reasons for the Approval of the Business Combination.”
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
Upon the completion of the IPO, a total of $276,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of June 30, 2021, there were investments and cash held in the Trust Account of approximately $276.0 million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by February 4, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

If the Business Combination Proposal is approved, MDH intends to use a portion of the funds held in the Trust Account to pay (a) any transaction costs associated with the Business Combination Agreement and Business Combination, (b) taxes and deferred underwriting discounts and commissions from the IPO, and (c) for any redemptions of Public Shares. The remaining balance in the Trust Account, together with proceeds from the PIPE Investment, will be used for general corporate purposes of PubCo. See the section entitled “The Business Combination Proposal” for additional information.
Q:
What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:
Public Stockholders may vote in favor of the Business Combination and exercise their redemption rights. As of June 30, 2021, approximately 9.7 million MDH Class A Common Stock may be redeemed while still satisfying the Available Closing Date Cash requirement in the Business Combination Agreement. Satisfying the Available Closing Date Cash requirement is a condition to the obligation of the Blocker, the PubCo Parties, Blocker Owners, CF OMS and OP Group to complete the Business Combination; however, OP Group may waive this condition in whole or in part (as further described in the sections entitled “Related Agreements – Equity Ownership Upon Closing” and “Conditions to the Closing of the Business Combination — Conditions to the Obligations of OP Group, Blocker, the PubCo Parties, Blocker Owner, CF OMS”).
Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. However, the consummation of the Business Combination is conditioned upon, among other things, approval by MDH’s stockholders of the Business Combination Agreement and the Business Combination. In addition, with fewer public shares and public stockholders, the trading market for PubCo Class A Common Stock may be less liquid than the market for shares of MDH Class A Common Stock was prior to consummation of the Business Combination and PubCo may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into PubCo’s business will be reduced.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, (i) the waiting period (and any extension thereof) applicable to the consummation of the Transactions under the the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) shall have expired or been terminated, (ii) absence of any applicable law in effect that makes the consummation of the Transactions illegal or any governmental order in effect preventing the consummation of Transactions, (iii) required stockholder or member approvals from each of MDH, PubCo and Blocker, (iv) absence of a Material Adverse Effect in respect of OP Group, (v) the consummation of the PIPE Investment (and funding of the PIPE Investment Amount) prior to or substantially concurrently with the Closing, (vi) the effectiveness of the Registration Statement, (vii) the listing or approval for listing on NYSE of the PubCo Class A Common Stock and PubCo Public Warrants, (viii) the accuracy of the representations and warranties of OP Group and MDH as of the date of the Business Combination Agreement and as of the Closing (subject to customary materiality qualifiers), (ix) each of the covenants and agreements of OP Group and MDH to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects, (x) the receipt of officer’s certificates from each of MDH, OP Group, Blocker, Blocker Owner and CF OMS that certain closing conditions have been satisfied, (xi) the delivery of closing deliverables and documentation, (xii) the remaining funds in the Trust Account that holds the proceeds that satisfy redemptions of the MDH Class A Common Stock in accordance with the Closing Consideration Schedule and (xiii) Available Closing Date Cash is, in the aggregate, at least $165,000,000. In addition, unless waived pursuant to the terms thereof by the parties so entitled to waive, and subject to applicable law, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:
What happens if the Business Combination is not consummated?

A:
If we are not able to complete the Business Combination or another initial business combination by February 4, 2023, unless otherwise extended, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the Trust Account, in which case the Public Stockholders may only receive approximately $10.00 per share and our warrants will expire worthless. In addition, the underwriters of the IPO, Stifel and Oppenheimer, agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the required time period.

Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for                 ; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at the Special Meeting and we elect to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
Q:
What proposals are stockholders being asked to vote upon?

A:
Under the Business Combination Agreement, the approval of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. If the Public Stockholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.

In addition, as required by applicable SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, MDH is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain provisions contained in the Proposed PubCo Charter that materially affect stockholder rights, which are different than the provisions contained in the Existing MDH Charter as reflected in the Proposed PubCo Charter if the Organizational Document Proposal is approved. See “The Organizational Document Proposal.” This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, MDH is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on MDH or the MDH Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal).
In addition, MDH is requesting that our stockholders vote upon a proposal to approve the 2021 Omnibus Incentive Plan. See “The Equity Incentive Plan Proposal.”
In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if (i) based upon the tabulated vote at the time of the Special Meeting, each of the Condition Precedent Proposals has not been approved and/or (ii) MDH determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “The Adjournment Proposal.”
MDH will hold the Special Meeting of our stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.
After careful consideration, the MDH Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the Organizational Document Proposal, each of the Advisory Charter Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal is fair to, advisable and in the best interests of MDH and its stockholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of PubCo and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:
Do I have redemption rights?

A:
If you are a holder of Public Shares, you have the right to request that MDH redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Stockholders may elect to redeem all or a portion of their shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), seeks to redeem more than an aggregate of 15% of the public shares, without our prior consent, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a business combination.
The consummation of the Business Combination is conditioned upon, among other things, approval by MDH’s stockholders of the Business Combination Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $165,000,000. See “The Business Combination Proposal — The Business Combination Agreement.”
Q:
How do I exercise my redemption rights?

A:
If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(a)
hold public shares or hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b)
prior to           , Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that PubCo redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.
Any holder of Public Shares will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                 , 2021, this would have amounted to approximately $      per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of the Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to the Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of Public Shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may simply request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by           , Eastern Time, on                 , 2021.
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, MDH will redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any MDH Warrants that you may hold.
Q:
Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights irrespective of whether you vote your MDH Class A Common Stock for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by           , Eastern Time, on                 , 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:
What are the United States federal income tax consequences of the MDH Merger to U.S. holders of MDH Common Stock and/or MDH Warrants?

A:
As described more fully under the section entitled “Certain United States Federal Income Tax Considerations,” it is expected that the MDH Merger, taken together with certain related transactions, should qualify as an exchange governed by Section 351 of the Code such that the exchange of MDH Common Stock for PubCo Class A Common Stock pursuant to the MDH Merger generally qualifies as a tax-free exchange for U.S. federal income tax purposes (subject to possible gain recognition in respect of any PubCo Warrants received, as described below).

While the parties to the Business Combination Agreement intend for the MDH Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend to report the MDH Merger as so qualifying, the appropriate U.S. federal income tax treatment of the MDH Merger under Section 368(a), and related Sections, of the Code is uncertain because the requirements for qualification of the MDH Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. If the transfer of MDH Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of MDH Warrants generally should not recognize any gain or loss on any such transfer of MDH Warrants, and such U.S. holder’s basis in the PubCo Warrants received should be equal to the U.S. holder’s basis in its MDH Warrants transferred.
If the MDH Merger does not qualify as a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of MDH Warrants could be treated as transferring its MDH Warrants and shares of MDH Common Stock to the Company for PubCo Warrants and PubCo Class A Common Stock in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Class A Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the MDH Warrants and MDH Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange. Alternatively, the exchange of MDH Warrants for PubCo Warrants may be treated as a transaction distinct from the exchange of MDH Common Stock for PubCo Class A Common Stock such that a U.S. holder of MDH Warrants would be treated as exchanging such MDH Warrants for “new” warrants in a taxable exchange. If so treated, a U.S. holder would be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by such U.S. holder immediately following the MDH Merger and the adjusted tax basis of the MDH Warrants held by such U.S. holder immediately prior to the MDH Merger.
While not free from doubt, MDH and the Company intend to report the exchange of MDH Warrants for PubCo Warrants as qualifying as part of a “reorganization” within the meaning of Section 368 of the Code. U.S. holders of MDH Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of MDH Warrants for PubCo Warrants in connection with the MDH Merger.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Certain United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences to you of the MDH Merger.
Q:
What are the United States federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of the redemption depend on the particular facts and circumstances. Please see the section entitled “Certain United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:
Do I have appraisal rights in connection with the proposed Business Combination?

A:
No. Neither our stockholders nor our warrantholders have appraisal rights in connection with the Business Combination under the DGCL.

Q:
What do I need to do now?

A:
MDH urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of MDH Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
The Special Meeting will be held via live webcast at           a.m., Eastern Time, on                 , 2021, at                 . The Special Meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

If you are a holder of record of shares of MDH Common Stock on the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares.

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote.
As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. With respect to the proposals in this proxy statement/prospectus, broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal but will have no effect on the other proposals.
For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.
Q:
When and where will the Special Meeting be held?

A:
The Special Meeting will be held via live webcast at                  am, Eastern Time, on                 , 2021, at                 , unless the Special Meeting is adjourned. The Special Meeting can be accessed by visiting                 , where you will be able to listen to the Special Meeting live and vote during the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:
Who is entitled to vote at the Special Meeting?

A:
MDH has fixed                 , 2021 as the record date. If you were a stockholder of MDH at the close of business on the record date, you are entitled to vote on matters that come before the Special

Meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.
Q:
How many votes do I have?

A:
Our stockholders are entitled to one vote at the Special Meeting for each share of MDH Common Stock held of record as of the record date. As of the close of business on the record date, there were outstanding          shares of MDH Common Stock, of which          were outstanding shares of MDH Class A Common Stock.

Q:
What constitutes a quorum?

A:
A quorum of the MDH Stockholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Special Meeting), in person or by proxy, of MDH Stockholders holding a majority of the voting power of all outstanding shares of MDH Common Stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting,          shares of MDH Common Stock would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the Special Meeting?

A:
The following vote is required for each proposal at the Special Meeting:

•
Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•
Organizational Document Proposal:   The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•
Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
NYSE Proposal:   The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Q:
What are the recommendations of the MDH Board?

A:
The MDH Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of MDH’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR”

the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
The existence of financial and personal interests of MDH’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MDH and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by February 4, 2023, we may be forced to liquidate, and the 6,900,000 founder shares, 6,550,000 private placement warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.
Q:
How do our Sponsor and our officers and directors intend to vote their shares?

A:
Pursuant to the terms of the letter agreement entered into at the time of the IPO, Sponsor and our officers and directors agreed to vote their Founder Shares and any Public Shares purchased by them, in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, Sponsor and our officers and directors own an aggregate of 6,900,000 shares of MDH Common Stock, which in the aggregate represent 20% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:
Are the proposals conditioned on one another?

A:
Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, Organizational Document Proposal and NYSE Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. Each of the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. If the MDH Stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Q:
May our Sponsor and our officers, directors and advisors purchase public shares or warrants prior to the special meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding MDH or our securities, Sponsor, MDH’s officers, directors and advisors, OP Group and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals presented to MDH for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining MDH approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of MDH Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my shares of MDH Common Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of MDH Common Stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
How has the announcement of the Business Combination affected the trading price of MDH’s Class A Common Stock, warrants and units?

A:
On July 21, 2021, the last trading date before the public announcement of the Business Combination, MDH Class A Common Stock, MDH Public Warrants and MDH Units closed at $9.66, $10.03 and $0.83, respectively. On                 , 2021, the trading date immediately prior to the date of this proxy statement/prospectus, MDH Class A Common Stock, MDH Public Warrants and MDH Units closed at $     , $      and $     , respectively.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Stockholders may send a later-dated, signed proxy card to MDH’s Secretary at 600 N. Carroll Ave., Suite 100, Southlake, Texas 76092 so that it is received by MDH’s secretary prior to the vote at the Special Meeting (which is scheduled to take place                 , 2021) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to MDH’s Chief Executive Officer, which must be received by MDH’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the Special Meeting?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrantholder of PubCo. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder and/or warrantholder of MDH. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:
What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:
Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to                 a.m., Eastern Time, on                 , 2021 (two business days prior to the vote at the Special Meeting).

MDH Public Warrantholders should not submit the certificates relating to their warrants. Public Stockholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.
Upon effectiveness of the Business Combination, holders of MDH Common Stock and MDH Public Warrants will receive PubCo Class A Common Stock and PubCo Public Warrants without needing to take any action and accordingly such holders should not submit the certificates relating to their common stock and warrants. In addition, before the Closing, each outstanding MDH Unit (each of which consists of one share of MDH Class A Common Stock and one-half of one MDH Public Warrant to purchase one share of MDH Class A Common Stock) will be separated into its component share of MDH Class A Common Stock and MDH Public Warrant. For MDH Public Warrantholders who would be entitled to receive a fractional MDH Public Warrant, MDH will round down to the nearest whole number of MDH Public Warrants to be issued to such holders.
Q:
What should I do if I receive more than one set of voting materials?

A:
Public Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your MDH Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold MDH Shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of MDH Common Stock.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
MDH will pay the cost of soliciting proxies for the special meeting. MDH has engaged         (the “Proxy Solicitor”), to assist in the solicitation of proxies for the special meeting. MDH has agreed to pay the Proxy Solcitior a fee of $      , plus disbursements. MDH will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. MDH will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of MDH Class A Common Stock and MDH Class B Common Stock their expenses in forwarding soliciting materials to beneficial owners of MDH Class A Common Stock and MDH Class B Common Stock and in obtaining voting instructions from those owners. MDH’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Tel:
Attn:
You also may obtain additional information about MDH from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to         a.m., Eastern Time, on                 , 2021 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail:   @continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”
Parties to the Business Combination
MDH
MDH is a blank check company incorporated as a Delaware corporation on July 9, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.
Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “MDH” and “MDH.WS,” respectively. Certain of our shares of MDH Class A Common Stock and Public Warrants currently trade as units consisting of one share of MDH Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “MDH.U.” MDH Units will automatically separate into component securities of PubCo upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. PubCo intends to list PubCo Class A Common Stock and PubCo Public Warrants on the NYSE under the symbols “OLV” and “OLV.WS,” respectively, upon the Closing.
MDH’s principal executive offices are located at 600 N. Carroll Ave., Suite 100 Southlake, Texas 76092 and its phone number is (415) 968-4444.
PubCo
PubCo is a Delaware corporation formed on July 12, 2021. Following the Business Combination, PubCo intends to list the PubCo Class A Shares and PubCo Public Warrants on the NYSE.
PubCo’s principal executive offices are located at 222 S Riverside Plaza, Suite 950, Chicago, IL 60606 and its phone number is (312) 261-4801.
OP Group
OP Group Holdings, LLC, a Delaware limited liability company, together with its subsidiaries, is a leading player for online offerings and payment services for vehicle protection plans. Operating under the brand Olive.com, OP Group is a vertically integrated business that operates via two distinct business segments: Olive.com’s digital vehicle protection plan platform and PayLink Direct’s payment services operation that enable marketers of vehicle protection plans to provide consumers with payment plans.
OP Group’s principal executive offices are located at 222 S Riverside Plaza, Suite 950, Chicago, IL 60606 and its phone number is (312) 261-4801.
Summary of the Business Combination Agreement (page 113)
On July 21, 2021, MDH entered into the Business Combination Agreement with Paylink Holdings, Inc., a Delaware corporation (“Blocker”),Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo, (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo, (“MDH Merger Sub” and, together with Milestone Merger Sub, “Merger Subs”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF

OMS, LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “OP Group”). For additional information regarding the Business Combination Agreement, you are encouraged to carefully read the Business Combination Agreement in its entirety, which is attached to this proxy statement/prospectus as Annex A, and to review the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — General; Structure of the Business Combination.”
Consideration Received under the Business Combination Agreement
•
MDH Stockholders will have the right to receive in connection with the MDH Merger, (i) one share of PubCo Class A Common Stock in exchange for each share of MDH Common Stock outstanding immediately prior to the Effective Time, and (ii) one PubCo Warrant exercisable for shares of PubCo Class A Common Stock in exchange for each MDH Warrant outstanding immediately prior to the Effective Time (the “MDH Merger Consideration”). Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that the Public Stockholders will receive for their shares is $276,000,000. In addition, MDH Public Warrantholders will receive PubCo Public Warrants with an exercise price of $11.50; however, depending on the price of PubCo Class A Common Stock following the Business Combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms.

•
Sponsor, as a MDH stockholder, will have the right to receive 6,900,000 shares of PubCo Class A Common Stock immediately after the Effective Time of the MDH Merger; provided that 5,175,000 shares of the PubCo Class A Common Stock issued to the Sponsor as consideration in connection with the MDH Merger shall not be vested and shall be subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction. Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that Sponsor will receive for its shares pursuant to the Business Combination is $17,250,000. In addition, Sponsor will receive PubCo Private Placement Warrants with an exercise price $11.50; however, depending on the price of PubCo Class A Common Stock following the Business Combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms.

•
Blocker Owner will receive: (i) 43,475,000 shares of PubCo Class A Common Stock; (ii) the Blocker Cash Consideration Amount ($13,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 Seller Earnout Shares. Based on an assumed value of $10.00 per share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that Blocker Owner will receive pursuant to the Business Combination is approximately $447,750,000.

•
CF OMS will receive (i) 43,475,000 OP Group Common Units, paired with 43,475,000 shares of PubCo Class B Common Stock; (ii) the CF OMS Cash Consideration ($8,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 OP Group Common Units, upon conversion of 2,500,000 OP Group Earnout Units and the vesting of up to 2,500,000 shares of PubCo Class B Common Stock. Based on an assumed value of $10.00 share of PubCo Class A Common Stock and assuming no Public Stockholders exercise redemption rights in connection with the Closing, the aggregate value of consideration that CF OMS will receive pursuant to the Business Combination is approximately $442,750,000.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Conditions to Completion of the Business Combination Agreement
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
•
The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

•
Absence of any applicable law in effect that makes the consummation of the Transactions illegal or any governmental order in effect preventing the consummation of the Transactions;

•
Required stockholder or member approvals from each of MDH, PubCo and Blocker;

•
Absence of a Material Adverse Effect in respect of OP Group;

•
The consummation of the PIPE Investment (and funding of the PIPE Proceeds) prior to or substantially concurrently with the Closing;

•
The effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part;

•
The listing or approval for listing on NYSE of the PubCo Class A Common Stock and PubCo Public Warrants;

•
The accuracy of the representations and warranties of OP Group and MDH as of the date of the Business Combination Agreement and as of the Closing (subject to customary materiality qualifications);

•
Each of the covenants and agreements of OP Group and MDH to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects;

•
The receipt of officer’s certificates from each of MDH, OP Group, Blocker, Blocker Owner and CF OMS that certain closing conditions have been satisfied;

•
The delivery of closing deliverables and documentation;

•
The remaining funds in the Trust Account that holds the proceeds that satisfy redemptions of the MDH Class A Common Stock in accordance with the Closing Consideration Schedule; and

•
Available Closing Date Cash is, in the aggregate, at least $165,000,000.

For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”
Summary of the Registration Rights Agreement (page 135)
At the Closing, PubCo, Sponsor, and certain other stockholders of PubCo will enter into a Registration Rights Agreement pursuant to which PubCo will agree to register for resale certain shares of PubCo Class A Common Stock and other equity securities of PubCo. Additionally, the Registration Rights Agreement provides for (a) certain restrictions on transfer with respect to the registrable securities held by certain stockholders, including Sponsor, immediately following the Closing and (b) customary “demand” and “piggyback” registration rights for certain stockholders (each as more fully described herein). For additional information regarding the Registration Rights Agreement, see the section in this proxy statement/prospectus entitled “Related Agreements — The Registration Rights Agreement.”
Related Agreements (page 129)
Sponsor Letter Agreement
On July 21, 2021, concurrently with the execution of the Business Combination Agreement, Sponsor, PubCo, OP Group and MDH entered into a sponsor letter agreement (the “Sponsor Letter Agreement”) pursuant to, and on the terms and conditions of which, the parties thereto agree that 5,175,000 shares of

PubCo Class A Common Stock that are to be issued to Sponsor in connection with the Transaction shall have contingent earnout requirements (the “Sponsor Earnout Shares”). Sponsor’s right to receive the Sponsor Earnout Shares after the Closing will be based upon the post-closing performance of PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $12.00 over any 20 trading days within any 30 consecutive trading days, 1,725,000 of the Sponsor Earnout Shares will vest;

•
if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.50 over any 20 trading days within any 30 consecutive trading days, an additional 1,725,000 of the Sponsor Earnout Shares will vest; and

•
if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, the remaining 1,725,000 of the Sponsor Earnout Shares will vest.

Notwithstanding the foregoing, if there is a Subsequent Transaction during the seven years following the Closing, then all of the unvested Sponsor Earnout Shares shall fully vest upon the consummation of the Subsequent Transaction.
Transaction Support Agreement
On July 21, 2021, MDH entered into a Transaction Support Agreement (the “Support Agreement”), by and among OP Group, MDH, PubCo and Sponsor, pursuant to which Sponsor, as the record and beneficial owner of shares of MDH Class B Common Stock and MDH Private Placement Warrants, has agreed to, among other things, to vote in its capacity as a stockholder of MDH for the approval and adoption of the Business Combination Agreement and the transactions related thereto and not to transfer any of its interests in MDH.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, PubCo, MDH and certain investors entered into subscription agreements (the “Subscription Agreements”) pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 1,500,000 shares of PubCo Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $15,000,000 (together, the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
Investor Rights Agreement
Concurrently with the completion of the Business Combination, PubCo will enter into the Investor Rights Agreement (the “Investor Rights Agreement”) with Sponsor, Blocker Owner and CF OMS, in substantially the form attached as Annex D to the proxy statement/prospectus.
Board Composition.   Under the Investor Rights Agreement, subject to certain step down provisions, Sponsor will have the right to nominate the Sponsor Directors, Blocker Owner will have the right to nominate the Milestone Directors and CF OMS will have the right to nominate the Fortress Directors. Each of Sponsor, Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo to take all necessary action to cause (x) the PubCo Board to initially be comprised of seven directors and (y) those individuals to be nominated in accordance with the Investor Rights Agreement. As of the Closing Date:
•
two individuals will have been nominated by the Sponsor, initially Stephen Beard and Franklin McLarty, and thereafter designated pursuant to the Investor Rights Agreement (each, a “Sponsor Director”);

•
two individuals have been or will be independent directors nominated by the Blocker Owner, initially John Shoemaker and Adam Curtin and thereafter designated pursuant to the Investor Rights Agreement (each, a “Milestone Director”);

•
two individuals have been or will be independent directors nominated by CF OMS, initially David King and Hank Reeves, and thereafter designated pursuant to the Investor Rights Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”); and

•
the CEO of PubCo will be nominated by the holders of any securities of PubCo, initially Rebecca Howard (the “CEO Director”).

The Chairperson of the PubCo Board will initially be Franklin McLarty, and thereafter will be appointed by the PubCo Board. If at any time the Board does not include three directors who qualify as independent directors under Section 10A-3 of the Exchange Act (directors who so qualify, “Independent Directors”), the size of the Board shall be expanded so as to permit the appointment of the required number of Independent Directors and such vacancies shall be filled in accordance with Section 5.2(g) of the Investor Rights Agreement.
Step-Down Provisions.   For so long as the Sponsor, Blocker Owner and CF OMS and each of their respective permitted transferees beneficially own the percentages shown below, PubCo shall take all necessary action to include in the slate of nominees recommended by the PubCo Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Sponsor shown in the columns labeled “Number of Sponsor Nominees”, “Number of Milestone Nominees” and “Number of Fortress Nominees”, respectively below. After the number of Sponsor Nominees, Milestone Nominees or Fortress Nominees is reduced because the percentage of such Economic Interest Percentage (defined below) is reduced, the Sponsor, Blocker Owner or CF OMS (as applicable) and their respective permitted transferees cannot subsequently increase the number of such nominees entitled to be nominated as a result of its acquisition of beneficial ownership of a greater Economic Interest Percentage.
“Economic Interest Percentage” with respect to any Holder means a quotient (expressed as a percentage) obtained by dividing (i) shares of PubCo Class A Common Stock (including Seller Earnout Shares and Sponsor Earnout Shares that may be issuable in accordance with the terms of the Business Combination Agreement or Sponsor Letter Agreement) and PubCo Class B Common Stock, plus any shares of PubCo Class A Common Stock issuable upon the exercise of PubCo Warrants, in each case owned by such person and its permitted transferees, by (ii) the total number of issued and outstanding shares of PubCo Class A Common Stock (including Seller Earnout Shares and Sponsor Earnout Shares that may be issuable in accordance with the terms of the Business Combination Agreement or Sponsor Letter Agreement), shares of PubCo Class B Common Stock and the total number of shares of PubCo Class A Common issuable upon exercise of all PubCo Warrants. Shares of PubCo Class A Common Stock or PubCo Class B Common Stock that are unvested or subject to forfeiture shall be included in computing a Holder’s Economic Interest Percentage. Upon the forfeiture, cancellation or expiration of any shares of PubCo Class A Common Stock or PubCo Warrants, such shares of PubCo Warrants shall no longer be included in computing Economic Interest Percentage.
Percentage of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Closing Date that Continue to be Held by Sponsor and Its Permitted Transferees	Number of Sponsor Nominees
75% or greater	2
50% or greater, but less than 75%	1
Less than 50%	0
Percentage of the Economic Interest Percentage Held by the Blocker Owner as of the Closing Date that Continue to be Held by Blocker Owner and Its Permitted Transferees	Number of Milestone Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0
Percentage of the Economic Interest Percentage Held by CF OMS as of the Closing Date that Continue to be Held by CF OMS and Its Permitted Transferees	Number of Fortress Nominees
15% or greater	2

Percentage of the Economic Interest Percentage Held by CF OMS as of the Closing Date that Continue to be Held by CF OMS and Its Permitted Transferees	Number of Fortress Nominees
10% or greater, but less than 15%	1
Less than 10%	0
Voting.    For the duration of the Standstill Period (as defined below), Sponsor, Blocker Owner and CF OMS will agree severally and not jointly, to vote all of their respective shares of PubCo Class A Common stock and PubCo Class B Common Stock, as applicable, in favor of the nominees recommended by the PubCo Board.
Standstill.    Sponsor, Blocker Owner and CF OMS will agree that until the date that is the later of (a) one year after the Closing Date and (b) the date of PubCo’s 2022 annual meeting of stockholders at which directors are elected (or any postponement or adjournment thereof) (the “Standstill Period”), they will not (i) solicit proxies to vote or seek to advise or influence any person with respect to the voting of any securities of PubCo in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the PubCo Board or its nominating committee or in opposition of any individual nominated by PubCo pursuant to the Investor Rights Agreement, (ii) nominate any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the PubCo Board (or its nominating committee) (other than by making a non-public proposal or request to the PubCo Board or its nominating committee in a manner which would not require the PubCo Board or PubCo to make any public disclosure), (iii) take certain actions contrary to the governance structure of PubCo other than in accordance with the Investor Rights Agreement, (iv) subject to certain exceptions, enter into a voting trust, voting agreement or similar voting arrangement with respect to securities of PubCo, (v) form, join or participate in a “group,” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing actions or (vi) make any public disclosure inconsistent with the foregoing.
For so long as any Milestone Director, Fortress Director or Sponsor Director serves as a director of PubCo, (i) PubCo will provide such Milestone Director, Fortress Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Milestone Director, Fortress Director or Sponsor Director nominated pursuant to the Investor Rights Agreement as and to the extent consistent with applicable law, Article IV of the Proposed PubCo Charter, Article IX of the Proposed PubCo Bylaws and any indemnification agreements with directors (whether such right is contained in the PubCo Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
Information Access.    PubCo agrees that the PubCo Board may share any information concerning PubCo and its subsidiaries received by the PubCo Board with Sponsor, Blocker Owner and CF OMS.
Termination.   The director appointment rights under the Investor Rights Agreement will terminate, as to Sponsor, Blocker Owner and CF OMS (as applicable) when such holder no longer has the right to appoint a director as set forth in the Investor Rights Agreement. The voting agreement and standstill will terminate at the date that is the later of (i) one year after the Closing Date and (b) the date of PubCo’s 2022 annual meeting of stockholders.
For additional information, see “Related Agreements — Investor Rights Agreement.”
Lock-Up Agreement
At the Closing, PubCo will enter into lock-up agreements (the “Lock-Up Agreements”) with each of Blocker Owner, Sponsor and CF OMS, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall, for a six-month period beginning on the Closing Date, not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the six-month lock-up period, subject to certain customary exceptions, including:

•
transfers to permitted transferees upon written notice to PubCo, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

•
to a charitable organization upon written notice to PubCo, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

•
pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property.

For additional information, see “Related Agreements — Lock-Up Agreement.”
Company A&R LLC Agreement
Concurrently with the Closing, the Original LLCA of OP Group will be amended and restated in its entirety in substantially the form attached as Annex C (the “Company A&R LLC Agreement”).
Management
Pursuant to the Company A&R LLC Agreement, OP Group will be managed by a board of managers and such board of managers must be the same size as the PubCo Board and have the same members as the PubCo Board.
Distributions
The members of the PubCo Board, who are also the members of the Op Group Board, authorize distributions to the OP Group members. All such distributions will be made pro rata in accordance with each member’s interest in OP Group, which is based on the number of OP Group Common Units held by a member bears to the total number of OP Group Common Units owned by all of the members.
The Company A&R LLC Agreement will provide for cash distributions, which are referred to as “tax distributions”, to the holders of OP Group Common Units. Generally, these tax distributions will be the pro rata distribution amount necessary to permit PubCo to receive an aggregate annual tax distribution that is not less than the sum of (a) PubCo’s U.S. federal, state, local and non-U.S. income tax liabilities plus (b) the amount necessary to satisfy PubCo’s payment obligations pursuant to the Tax Receivable Agreement.
Upon the liquidation or winding up of OP Group, all net proceeds thereof will be distributed to the holders of OP Group Common Units, pro rata based on their percentage interests of OP Group Common Units.
Transfer Restrictions
The Company A&R LLC Agreement will contain restrictions on transfers of OP Group Common Units (which are substantially identical to the transfer restrictions in the Investor Rights Agreement, see “Related Agreements — Investor Rights Agreement” for additional detail) and will require the prior consent of the OP Group Board for such transfers, except, in each case, for (a) certain transfers to permitted transferees under certain conditions and (b) exchanges of OP Group Common Units for PubCo Class A Shares pursuant to the exchange provisions described below.
Exchange Mechanics
Holders of OP Group Common Units will, from and after the six-month anniversary of the Closing, up to three times per calendar quarter collectively, be able to exchange (an “Exchange”) all or any portion of their OP Group Common Units, together with the cancellation of an equal number of the paired shares of PubCo Class B Common Stock, for a number of shares of PubCo Class A Common Stock equal to the number of exchanged OP Group Common Units by delivering a written notice to PubCo, with a copy to OP Group; provided, that no holder of more than 100,000 OP Group Common Units will be able to exchange less than 100,000 OP Group Common Units in any single exchange, and no holder of less than 100,000

OP Group Common Units will be able to exchange less than fifty percent (50%) of the OP Group Common Units held by such holder, in each case unless exchanging all of the OP Group Common Units held by such holder at such time, and subject in each case to the limitations and requirements set forth in the Company A&R LLC Agreement regarding such exchanges.
Notwithstanding the foregoing, OP Group will be permitted, at its sole discretion, in lieu of delivering shares of PubCo Class A Common Stock for any OP Group Common Units surrendered for exchange, to pay an amount in cash per OP Group Common Unit equal to the volume-weighted average price (“VWAP”) of the PubCo Class A Common Stock on the trading day prior to the Exchange Date.
In the event that an Exchange is being exercised in order to participate in a Demand Registration, Piggyback Registration or Underwritten Shelf Takedown, the exchange notice date must be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such transaction in accordance with Article II of the Registration Rights Agreement.
OP Group Earnout Units are not permitted to be treated as Exchanged Units under the Company A&R LLC Agreement, OP Group and PubCo are not permitted to effect an Exchange of an OP Group Earnout Unit unless and until a vesting event and conversion date has occurred with respect to such OP Group Earnout Unit and it has been converted to an OP Group Common Unit in accordance with the terms hereof.
Exchange Rate
The initial exchange rate will be one OP Group Common Unit and the cancellation of one PubCo Class B Share for one PubCo Class A Share. The exchange rate will be adjusted for any subdivision (by unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the OP Group Common Units or the paired PubCo Class B Shares that is not accompanied by an identical subdivision or combination of PubCo Class A Shares or, by any such subdivision or combination of the PubCo Class A Shares that is not accompanied by an identical subdivision or combination of the OP Group Common Units and the paired PubCo Class B Shares. If the PubCo Class A Shares are converted or changed into another security, securities or other property, on any subsequent exchange an exchanging holder of OP Group Common Units will be entitled to receive such security, securities or other property.
Restrictions on Exchange
PubCo may refuse to effect an Exchange if PubCo determines that an Exchange would violate applicable law (including securities laws), or not be permitted under other agreements between the exchanging OP Group Common Units with PubCo or its subsidiaries, including the Company A&R LLC Agreement or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.
Expenses
OP Group and each holder of OP Group Common Units will bear its own expenses regarding an Exchange except that OP Group will be responsible for any transfer taxes, stamp taxes or duties or other similar taxes (unless the holder has requested the PubCo Class A Shares to be issued in the name of another holder).
For additional information, see “Related Agreements — Company A&R LLC Agreement.”
Tax Receivable Agreement
Simultaneously with the Closing, CF OMS, Blocker Owner, PubCo, OP Group and MDH will enter into a tax receivable agreement (the “Tax Receivable Agreement”), a copy of which is attached as Annex G.
Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the TRA Holders (as that term is defined in the Tax Receivable Agreement) 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Parent Corporation Group (as that term is defined in the Tax Receivable Agreement) realizes, or is deemed to realize, as a result of certain tax attributes, including:
•
tax basis adjustments resulting from taxable exchanges of OP Group Common Units acquired by PubCo from a TRA Holder pursuant to the terms of the OP Group LLC Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement); and

•
tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement (each of the foregoing, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Parent Corporation Group (as defined therein) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions and using certain assumptions (including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits). Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that PubCo determines (with the amount of payments subject to the review and consent of TRA Holders), and the IRS or another taxing authority may challenge all or any part of position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Parent Corporation Group are disallowed, the TRA Holders will not be required to reimburse PubCo for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by PubCo under the Tax Receivable Agreement, if any, after the determination of such excess. As a result, in certain circumstances PubCo could be required to make payments under the Tax Receivable Agreement in excess of the Parent Corporation Group’s actual savings in respect of the Tax Attributes.
The Tax Receivable Agreement will provide that, in the event (such events collectively, “Early Termination Events”) that (i) PubCo exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of PubCo occur, (iii) PubCo in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 90 days following such final payment date or (iv) PubCo breaches (or is deemed to breach) any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii) and such breach is not cured by PubCo within 30 days after written notice is provided by any TRA Holder and, in the case of clauses (iii) and (iv), unless certain liquidity related or restrictive covenant related exceptions apply, PubCo’s obligations under the Tax Receivable Agreement will accelerate (if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments (as that term is defined in the Tax Receivable Agreement) so elect in the case of clauses (ii)-(iv)) and PubCo will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Parent Corporation Group to fully utilize the Tax Attributes over certain specified time periods and that all OP Group Common Units and OP Group Earnout Units (as such term is defined in the Tax Receivable Agreement) that had not yet been exchanged for PubCo Class A Common Stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Parent Corporation Group realizes subsequent to such payment.
As a result of the foregoing, in some circumstances (i) PubCo could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Parent Corporation Group realizes in respect of the Tax Attributes and (ii) it is possible that PubCo may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur).
Please see the section entitled “Certain Relationships and Related Person Transactions — MDH Related Person Transactions — Tax Receivable Agreement,” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to the Business Combination” for certain specified risks related to the Tax Receivable Agreement.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, PubCo, Blocker Owner, CF OMS, Sponsor and certain of their respective affiliates will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to the Securities Act, certain PubCo Class A Common Stock shares that are held by the parties thereto from time to time.
Each of the holders and their respective transferees will be entitled to request to sell all or a portion of their registrable securities in underwritten shelf takedown offerings, in each case subject to certain offering thresholds, the terms and conditions of the Lock-Up Agreement (defined and discussed in further detail below) and certain other conditions. Demanding Holders (as defined in the Registration Rights Agreement) are limited to three demand underwritten offerings for the term of the Registration Rights Agreement. In addition, all Holders (as defined in the Registration Rights Agreement) have certain piggyback registration rights, subject to customary underwriter cutbacks and certain other conditions. PubCo will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement, and the Holders shall bear all incremental selling expenses, including any fees or expenses for legal counsel representing such Holders.
The Registration Rights Agreement includes customary indemnification provisions, pursuant to which PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein.
For additional information, see “Related Agreements — Registration Rights Agreement.”
Proposed PubCo Charter and Proposed PubCo Bylaws
In connection with the Closing, PubCo will amend and restate (i) the current certificate of incorporation of PubCo by adopting the Proposed PubCo Charter and filing such Proposed PubCo Charter with the Delaware Secretary of State and (ii) the current bylaws of PubCo by the PubCo Board adopting the Proposed PubCo Bylaws, to establish a structure containing PubCo Class A Common Stock, which will have economic and voting rights, PubCo Class B Common Stock, which will have voting rights and no economic rights, and preferred stock, in each case as set forth in the Proposed PubCo Charter and the Proposed PubCo Bylaws (as more fully described herein).
Equity Ownership Upon Closing
As of the date of this proxy statement/prospectus, there are 34,500,000 shares of MDH Common Stock outstanding, comprised of 27,600,000 shares of MDH Class A Common Stock held by Public Stockholders and 6,900,000 shares of MDH Class B Common Stock held by the Sponsor. In connection with the Closing, (i) each then-issued and outstanding share of MDH Common Stock will automatically convert into a share of PubCo Class A Common Stock on a one-for-one basis in accordance with the terms of the Business Combination Agreement and Proposed PubCo Charter (provided that 5,175,000 of the shares of PubCo Class A Common Stock issued to Sponsor upon such conversion shall be unvested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction), (ii) the PIPE Investors will acquire 1,500,000 shares of PubCo Class A Common Stock and (iii) each then-outstanding MDH Warrant will be exchanged for one PubCo Warrant exercisable for shares of PubCo Class A

Common Stock. None of the Sponsor, the directors of the MDH Board, the officers of MDH or the affiliates of MDH or the Sponsor will participate in the PIPE Investment.
The following table summarizes the pro forma PubCo Common Stock outstanding immediately following the Closing under five different redemption scenarios:
•
Assuming No Redemptions — This scenario assumes that none of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of cash in MDH’s Trust Account, and thus the full amount of $276.0 million held in MDH’s Trust Account is available for the Business Combination.

•
Assuming 10% Redemptions — This scenario assumes that 10% of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of cash in MDH’s Trust Account.

•
Assuming 20% Redemptions — This scenario assumes that 20% of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of cash in MDH’s Trust Account.

•
Assuming 30% Redemptions — This scenario assumes that 30% of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of cash in MDH’s Trust Account.

•
Assuming Maximum Redemptions — This scenario assumes approximately 35% of the that Public Stockholders holding approximately 9.7 million shares of MDH Class A Common Stock will exercise their redemption rights for their pro rata share of the funds in MDH’s Trust Account for an aggregate redemption payment of $97.3 million. The Business Combination is subject to a condition requiring a minimum of $165.0 million in Available Closing Date Cash following consummation of the Business Combination, comprised of amounts held in MDH’s Trust Account, proceeds from the PIPE Investment and Cash on Hand net of Transaction Expenses. As of June 30, 2021, the aggregate redemption payment of $97.3 million is the maximum amount of redemptions that could occur to still satisfy this condition and was calculated as the difference between (i) cash and cash equivalents of approximately $12.3 million of OP Group as of June 30, 2021, available trust cash of MDH of $276.0 million and PIPE Proceeds of $15.0 million, net of transaction expenses of $41.0 million, collectively $262.3 million, and (ii) $165.0 million. The maximum redemption number of approximately 9.7 million shares of MDH Class A Common Stock was calculated based on the estimated per share redemption value of approximately $10.00 ($276.0 million in MDH’s Trust Account divided by 27.6 million outstanding shares of MDH Class A Common Stock held by Public Stockholders).

	Assuming No Redemptions		Assuming 10% Redemptions		Assuming 20% Redemptions		Assuming 30% Redemptions		Assuming Maximum Redemptions
(in thousands, except per share data)	Shares of PubCo Common Stock	%	Shares of PubCo Common Stock	%	Shares of PubCo Common Stock	%	Shares of PubCo Common Stock	%	Shares of PubCo Common Stock	%
OP Group Equityholders(1)	86,950	73.8%	86,950	75.6%	86,950	77.5%	86,950	79.4%	86,950	80.5%
Public Stockholders(2)	27,600	23.4%	24,842	21.6%	22,082	19.7%	19,321	17.6%	17,871	16.5%
PIPE Investors(3)	1,500	1.3%	1,500	1.3%	1,500	1.3%	1,500	1.4%	1,500	1.4%
Sponsor(2)(4)	1,725	1.5%	1,725	1.5%	1,725	1.5%	1,725	1.6%	1,725	1.6%
Total PubCo Shares Outstanding	117,775		115,017		112,257		109,496		108,046
Total Pro Forma Equity Value Post-Redemptions(5)	$1,177,750		$1,150,168		$1,122,566		$1,094,964		$1,080,456
Total Pro Forma Book Value Post-Redemptions(6)	$291,303		$263,701		$236,099		$208,497		$194,001
Pro Forma Book Value Per Share Post-Redemptions(7)	$2.47		$2.29		$2.10		$1.90		$1.80
Underwriter Fee as % of Cash Remaining in Trust Account Post-Redemptions	3.5%		3.9%		4.4%		5.0%		5.4%

(1)
Reflects 43,475,000 shares of PubCo Class A Common Stock received by Blocker Owner and 43,475,000 OP Group Common Units paired with 43,475,000 shares of PubCo Class B Common Stock received by CF OMS and assumes all OP Group Company Units held by persons other than PubCo are exchanged for PubCo Class A Shares at such time (in tandem with the cancellation of the paired PubCo Class B Shares) (even if not yet permitted under the terms of the Company A&R LLC Agreement). Amounts do not reflect up to 2,500,000 Seller Earnout Shares to be received by Blocker Owner and up to 2,500,000 OP Group Common Units to be received by CF OMS, each in the event of a Seller Earnout Milestone or Subsequent Transaction.

(2)
Assumes no MDH Warrants will be exercised and the PubCo Warrants remain outstanding immediately following the Closing and accordingly, does not reflect the Sponsor’s interest in any MDH Warrants.

(3)
Reflects the PIPE Investment consummated in accordance with its terms for $15.0 million, with PubCo issuing 1,500,000 PubCo Class A Shares to the PIPE Investors.

(4)
Does not reflect (i) the exercise of any outstanding MDH Warrants and (ii) 5,175,000 shares of PubCo Class A Common Stock that are not vested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction.

(5)
Pro Forma equity value shown at $10.00 per share and does not take into account any shares issuable upon exercise of PubCo Warrants.

(6)
Pro forma book value post-redemptions is based on $276,020,334 MDH cash in trust as of June 30, 2021, reduced by the estimated amount of cash paid out to redeeming shareholders in each of the four scenarios, such amounts being calculated by multiplying the illustrative number of shares submitted for redemption in each of the four scenarios by estimated redemption price as of June 30, 2021. The estimated redemption price as of June 30, 2021 is calculated by dividing $276,020,334 MDH cash in trust as of June 30, 2021 by 27,600,000 MDH Class A Common Stock outstanding as of the same date. The pro forma assets, other than MDH cash in trust, and pro forma liabilities estimated for each of the four scenarios above are based on the Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021. See “Summary Unaudited Pro Forma Condensed Combined Financial Information”.

(7)
Does not take into account any shares issuable upon the exercise of any MDH Warrants or, following the Closing, the PubCo Warrants. Based on the $      per warrant trading price of MDH Warrants as of                  , 2021, the aggregate value of all MDH Warrants (including the warrants held by the Sponsor) is $     , which value would continue to be retained by holders of such warrants irrespective of the amount of redemptions.

As noted in the table above, these amounts and percentages do not reflect the up to 2,500,000 Seller Earnout Shares to be received by Blocker Owner, the up to 2,500,000 OP Group Common Units to be received by CF OMS, the 5,175,000 shares of PubCo Class A Common Stock that are unvested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone, the MDH Warrants or the PubCo Warrants. Each of these is potentially a source of dilution that shareholders who do not redeem their shares may experience in connection with the Business Combination and thereafter.
The share calculations and ownership percentages reflected above assume that other than the PIPE Investment, there are no other issuances of equity securities of PubCo prior to or in connection with the Closing, including any equity awards that may be issued under the 2021 Plan (as defined below) following the Business Combination. If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.
Simplified Pre-Business Combination Structure Chart of MDH
The following diagram illustrates in simplified terms the current structure of MDH prior to the Closing.

Simplified Pre-Business Combination Structure Chart of OP Group
The following diagram illustrates in simplified terms the current structure of OP Group and its operating subsidiaries prior to the Closing.

Normandy Holdco, LLC
Paylink Holdings, Inc.
CF OMS, LLC
49.72%
50.28%
OP Group Holdings, LLC ("OP Group")
Omnisure Group, LLC
Paylink Payment Plans, LLC
Repair Ventures Management, LLC
Omnisure Group PFCA, Inc.
PayLink Direct, Inc.
Repair Ventures, LLC
Repair Ventures Canada, Inc.
Tri-Star Indemnity, LLC

Post-Business Combination Structure Chart
The following chart sets forth our organizational structure following the Business Combination.

Normandy Holdco, LLC ("Blocker Owner")(2)
MDIH Sponsor LLC ("Sponsor")(3)
PIPE Investors(4)
Public Stockholders(5)
▪ 58.51% of PubCo Class A Common Stock(13)
▪ 3.2% of PubCo Class A Common Stock(13)
▪ 8,050,000 PubCo Private Placement Warrants
2.02% of PubCo Class A Common Stock(13)
▪ 37.15 % of PubCo Class A Common Stock(13)
▪ 13,800,000 PubCo Public Warrants
CF OMS, LLC ("CF OMS")(6)
▪ 100% of PubCo Class B Common Stock(13)
Olive Ventures Holdings, Inc. ("PubCo")(9)
▪ 36.91% of OP Group Common Units(13)
Paylink Holdings, Inc. ("Blocker")(7)
MDH Acquisition Corp. ("MDH")(8)
▪ 38.02% of OP Group Common Units(13)
▪ 25.07% of OP Group Common Units(13)
OP Group Holdings, LLC ("OP Group")
Omnisure Group, LLC(10)
Paylink Payment Plans, LLC(10)
Repair Ventures Management, LLC(11)
Omnisure Group PFCA, Inc.
PayLink Direct, Inc.
Repair Ventures, LLC
Repair Ventures Canada, Inc.
Tri-Star Indemnity, LLC

(1)
Assumes no Public Stockholders exercise redemption rights in connection with the Closing, and the balance of MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(2)
Blocker Owner is a parent entity of OP Group, which, upon Closing, will have 36.91% of the voting interest in PubCo through its ownership of 58.51% of the PubCo Class A Common Stock. Additionally, Blocker Owner will receive up to 2,500,000 Seller Earnout Shares upon the occurrence of a Seller Earnout Milestone or Subsequent Transaction.

(3)
Upon Closing, Sponsor will have 1.5% of the voting interest in PubCo by virtue of its ownership of 3.2% of the PubCo Class A Common Stock. Sponsor will also hold 5,175,000 Sponsor Earnout Shares that will be unvested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone or Subsequent Transaction. In addition, Sponsor will hold 8,050,000 PubCo Private Placement Warrants.

(4)
Upon Closing, the PIPE Investors will have 1.3% of the voting interest in PubCo by virtue of their ownership of 2.02% of the PubCo Class A Common Stock.

(5)
Upon Closing, the Public Stockholders will have 23.4% of the voting interest in PubCo by virtue of their ownership of 37.15% of the PubCo Class A Common Stock. In addition, the Public Shareholders will hold 13,800,000 PubCo Public Warrants.

(6)
Upon Closing, CF OMS will operate as a non-managing member of OP Group. In connection with the Closing, CF OMS will have a 36.91% voting interest in PubCo by virtue of its ownership of 100% of the PubCo Class B Common Stock. It will not have any economic rights in PubCo. In addition, CF OMS will hold 36.91% of the OP Group Common Units. CF OMS will also receive up to 2,500,000 OP Group Earnout Units and 2,500,000 unvested shares of PubCo Class B Common Stock, which will convert to 2,500,000 OP Group Common Units and 2,500,000 shares of vested PubCo Class B Common Stock upon the occurrence of a Seller Earnout Milestone or Subsequent Transaction.

(7)
Blocker is the holding company through which Blocker Owner currently holds its interest in OP Group, which holding company is being acquired by Pubco from Blocker Owner in the Business Combination. Upon Closing, Blocker will own 38.02% of the OP Group Common Units. In addition, Blocker will hold 2,500,000 OP Group Earnout Units, which will convert to 2,500,000 OP Group Common Units upon the occurrence of a Seller Earnout Milestone or Subsequent Transaction.

(8)
MDH is the current publicly-traded special purpose acquisition company which is being acquired by Pubco in connection with Pubco becoming the new publicly-traded parent company pursuant to the Business Combination and related transactions. Upon Closing, MDH will own 25.07% of OP Group Common Units. MDH will also hold 5,175,000 OP Group Earnout Units, which will convert to 5,175,000 OP Group Common Units upon the occurrence of a Sponsor Earnout Milestone or Subsequent Transaction.

(9)
PubCo, which was formed in connection with the consummation of the Business Combination, will be the public holding company through which Blocker Owner, Sponsor, the Public Stockholders and the PIPE Investors indirectly hold their interests in OP Group’s business.

(10)
Omnisure Group, LLC and Paylink Payment Plans, LLC are the holding companies for the Payment Services segment of OP Group’s business.

(11)
Repair Ventures Management, LLC, a Delaware limited liability company (“Repair Ventures”) is the holding company for the Digital Platform segment of OP Group’s business.

(12)
In the event of the occurrence of (i) the $17.00 Earnout Milestone or (ii) a Subsequent Transaction, (a) 2,500,000 Seller Earnout Shares will be issued to Blocker Owner, (b) CF OMS’s 2,500,000 OP Group Earnout Units will convert to 2,500,000 OP Group Common Units and CF OMS’s 2,500,000 shares of unvested PubCo Class B Common Stock will vest, (c) Blocker’s 2,500,000 OP Group Earnout Units will convert to 2,500,000 OP Group Common Units, (d) Sponsor’s 5,175,000 Sponsor Earnout Shares will vest, and (e) MDH’s 5,175,000 OP Group Earnout Units will convert to 5,175,000 OP Group Common Units. As a result, (i) Blocker Owner will own 56.1% of the PubCo Class A Common Stock, (ii) MDIH Sponsor will own 8.4% of the PubCo Class A Common Stock, (iii) the PIPE Investors will own 1.8% of the PubCo Class A Common Stock, (iv) the Public Stockholders will own 33.7% of the PubCo Class A Common Stock, (v) CF OMS will hold 100% of the PubCo Class B Common Stock and 36.0% of OP Group Common Units; (vi) Blocker will own 36.8% of OP Group Common Units, and (vii) MDH will own 27.2% of OP Group Common Units.

Proposals to be Submitted at the Special Meeting (page 107)
The Business Combination Proposal
On July 21, 2021 MDH and OP Group entered into the Business Combination Agreement by and among MDH Acquisition Corp., a Delaware corporation (“MDH”), Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub” and, together with Milestone Merger Sub “Merger Subs”), Paylink Holdings, Inc., a Delaware corporation (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS, LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “OP Group”), and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”).
The Business Combination Agreement provides that, among other things and upon the terms and conditions thereof, the following transactions will occur:
•
at the closing of the Blocker Merger, the closing of the MDH Merger and the closing of the other Transactions (collectively, the “Closing”), prior to the Effective Time (defined below), the OP Group’s limited liability company agreement (the “Original LLCA”) will be amended and restated in order to, among other things, (i) revise the capitalization of OP Group, (ii) amend and restate the rights and preferences of the OP Group Company Units, (iii) create or authorize the creation of the OP Group Common Units and OP Group Earnout Units, (iv) provide for the exchange of OP Group

Common Units for PubCo Class A Common Stock, and (v) provide for the potential conversion of OP Group Earnout Units into OP Group Common Units, in each case as set forth in the Company A&R LLC Agreement;
•
immediately prior to or substantially concurrently with the Blocker Effective Time, the PIPE Investment will be consummated pursuant to the Subscription Agreements and the $15,000,000 in proceeds from the PIPE (the “PIPE Proceeds”) that will be received by PubCo in connection therewith, and a portion of the PIPE Proceeds equal to the Blocker Cash Consideration Amount ($13,000,000) will thereafter be contributed by PubCo to Milestone Merger Sub;

•
at the Closing, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Milestone Merger Sub will merge with and into Blocker, with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”). In connection with the Blocker Merger, all of the outstanding equity of Blocker shall be converted into the right of Blocker Owner to receive (i) a number of shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, (ii) up to 2,500,000 additional shares of PubCo Class A Common Stock, (iii) the Blocker Cash Consideration Amount and (iv) payments and certain rights under the Tax Receivable Agreement (defined below);

•
immediately following the Blocker Merger, in accordance with the DGCL, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger”, and together with the Blocker Merger, the “Mergers”). In connection with the MDH Merger, (i) each share of MDH Common Stock outstanding immediately prior to the consummation of the MDH Merger will be converted into one share of PubCo Class A Common Stock and (ii) each MDH Warrant outstanding as of immediately prior to the consummation of the Transaction will be exchanged for a PubCo Warrant exercisable for shares of PubCo Class A Common Stock;

•
immediately following the MDH Merger, CF OMS shall pay to PubCo an amount equal to the aggregate par value thereof for (i) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Common Units held by CF OMS after giving effect to the Transaction and (ii) an earnout of 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Earnout Units held by CF OMS (collectively, the “CF OMS Class B Purchase”);

•
immediately following the CF OMS Class B Purchase, PubCo shall contribute to MDH all the remaining cash of PubCo (the “MDH Contribution”);

•
immediately following the MDH Contribution, CF OMS shall sell to MDH a number of OP Group Common Units (valued at $10.00 per OP Group Common Unit) (such sale, the “CF OMS Sale”) in exchange for (i) the CF OMS Cash Consideration Amount ($8,000,000) and (ii) payments and certain rights under the Tax Receivable Agreement (as defined below); and

•
immediately following the CF OMS Sale, MDH shall contribute to OP Group all the remaining cash of MDH (such contribution, the “OP Group Contribution”) in exchange for (i) a number of OP Group Common Units equal to (a) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment (defined below) (discussed in further detail below)) less (b) all OP Group Common Units held by Blocker or already held by MDH as a result of the CF OMS Sale, and (2) 5,175,000 OP Group Earnout Units (discussed in further detail below).

Seller Earnout
In accordance with the Business Combination Agreement, Blocker Owner and CF OMS shall have the right to receive additional consideration from PubCo based on the performance of the PubCo Class A Common Stock stock price following the Closing.
As part of the Business Combination Agreement, Blocker Owner shall receive 2,500,000 shares of PubCo Class A Common Stock to the extent the requirements set forth in the earnout provisions of the

Business Combination Agreement are satisfied. Specifically, Blocker Owner’s right to receive such shares after the Closing will be based upon the PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner; and

•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then the remaining 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner.

As part of the Business Combination Agreement, immediately prior to the Blocker Merger, and in connection with the execution of the amended and restated limited liability company agreement of OP Group, CF OMS shall receive 2,500,000 unvested OP Group Earnout Units and a corresponding number of unvested PubCo Class B Common Stock, which OP Group Earnout Units and PubCo Class B Common Stock will vest to the extent the requirements set forth in the earnout provisions of the Company A&R LLC Agreement Business Combination Agreement are satisfied. Specifically, such shares will vest based upon the post-closing performance of PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then (i) 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and shares of PubCo Class B Common Stock may be exchanged for 1,250,000 shares of PubCo Class A Common Stock; and

•
if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then (i) the remaining 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and shares may be exchanged for 1,250,000 shares of PubCo Class A Common Stock.

Notwithstanding the foregoing, if PubCo directly or indirectly consummates a Subsequent Transaction during the seven years following the Closing, then (i) Blocker Owner will be entitled to receive the entirety of the 2,500,000 shares of PubCo Class A Common Stock referenced above and (ii) all of CF OMS’ OP Group Earnout Units and shares of PubCo Class B Common Stock shall fully convert or vest, as the case may be, in each case, upon the consummation of the Subsequent Transaction.
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” the MDH Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for our IPO, including that the business of OP Group had a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of execution of the Business Combination Agreement.
If any proposal is not approved by MDH’s stockholders at the Special Meeting, the MDH Board may submit the Adjournment Proposal for a vote.
For additional information, see “The Business Combination Proposal” section of this proxy statement/prospectus.
The Organizational Document Proposal
If the Business Combination Proposal is approved and the Business Combination is to be consummated, prior to the Closing on or prior to the Closing Date, PubCo will adopt the PubCo A&R Charter under the

DGCL to, among other things: (i) 500,000,000 shares of PubCo Class A Common Stock, par value $0.0001 per share, with such shares having voting and economic rights, entitling the owners thereof to one vote per share; (ii) 300,000,000 shares of PubCo Class B Common Stock, par value $0.0001 per share, with such shares having voting and no economic rights, entitling owners thereof to one vote per share; and (iii) 200,000,000 shares of preferred stock, par value $0.0001 per share, the rights of which may be designated from time to time by the PubCo Board.
The Proposed PubCo Charter differs in material respects from the Existing MDH Charter and MDH’s stockholders are urged to carefully consult the information set out in the Section “The Organizational Document Proposal” and the full text of the Proposed PubCo Charter, attached hereto as Annex B-1.
The Organizational Document Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Organizational Document Proposal will have no effect, even if approved by our stockholders.
The Advisory Charter Proposals
MDH Stockholders are also being asked to approve and adopt, on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions in the Proposed PubCo Charter that are different than such provisions in the Existing MDH Charter if the Organizational Document Proposal is approved.
For additional information, see “The Advisory Charter Proposals” section of this proxy statement/prospectus.
The NYSE Proposal
Assuming the Business Combination Proposal and the Organizational Document Proposal are approved, our stockholders are also being asked to approve the NYSE Proposal.
The NYSE proposal is a proposal to approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of NYSE, the issuance of more than 20% of our issued and outstanding common stock in connection with the Business Combination, the PIPE Investment and the Sponsor Letter Agreement.
If the NYSE proposal is adopted, (i) 1,500,000 shares of PubCo Class A Common Stock are issuable to the PIPE Investors pursuant to the Subscription Agreements, (ii) 43,475,000 shares of PubCo Class A Common Stock are issuable to Blocker Owner pursuant to the Business Combination Agreement, and (iii) 43,475,000 shares of PubCo Class B Common Stock are issuable to CF OMS pursuant to the Business Combination Agreement, which will represent approximately    % of the        shares of the PubCo Common Stock outstanding immediately prior to the Closing, assuming (a) Public Stockholder exercises redemption rights with respect to their public shares and (b) no exercise of Sponsor’s 6,550,000 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination).
For additional information, see “The NYSE Proposal” section of this proxy statement.
The Equity Incentive Plan Proposal
Our stockholders are also being asked to approve the Equity Incentive Plan Proposal.
We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the 2021 Omnibus Incentive Plan (“2021 Plan”). Our stockholders should carefully read the entire 2021 Plan, a copy of which is in substantially the form attached to this proxy statement/prospectus as Annex J, before voting on this proposal.
For additional information, see “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus.

The Adjournment Proposal
The Adjournment Proposal allows the MDH Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals, Equity Incentive Plan Proposal or the Advisory Charter Proposals.
For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of Special Meeting of MDH’s Stockholders (page 107)
The Special Meeting will be held via live webcast at a.m., Eastern Time, on           , 2021, at                  , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. The special meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.
Registering for the Special Meeting
Pre-registration at                 is recommended but is not required in order to attend.
Any MDH Stockholder wishing to attend the Special Meeting should register for the meeting by                 , 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:
•
If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Special Meeting, go to                 , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•
Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the Special Meeting a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least      business days prior to the Special Meeting date in order to ensure access.

Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of MDH Common Stock at the close of business on           , 2021, which is the record date for the Special Meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were             shares of MDH Common Stock outstanding, of which             were Public Shares, with the rest being held by our Sponsor.
Quorum and Vote of Stockholders
A quorum of MDH Common Stock is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the shares MDH Common Stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting,             shares of MDH Common Stock would be required to achieve a quorum.
Our Sponsor and our officers and directors at the time of the IPO entered into a letter agreement to vote their shares of MDH Class B Common Stock as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of the total outstanding MDH Common Stock.
The following votes are required for each proposal at the Special Meeting:
•
Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•
Organizational Document Proposal:    The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•
Advisory Charter Proposals:    The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
NYSE Proposal:    The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.
Abstentions will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:
•
An abstention will have no effect on the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal.

•
In contrast, an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Organizational Document Proposal. Moreover, for purposes of the NYSE Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.

Redemption Rights (page 110)
Pursuant to the Existing MDH Charter, a Public Stockholder may request that MDH redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your MDH Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to            , Eastern Time, on            , 2021 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that MDH redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of MDH Units must elect to separate the underlying Public Shares and MDH Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, MDH will redeem each share of MDH Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to                 , Eastern Time, on           , 2021 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, PubCo will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.
Holders of MDH Warrants will not have redemption rights with respect to the MDH Warrants.
Appraisal Rights (page 111)
Neither Public Stockholders nor MDH Public Warrantholders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation (page 111)
Proxies may be solicited by mail, telephone or in person. MDH has engaged           to assist in the solicitation of proxies.
If a Public Stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual special meeting) if it revokes its proxy before the Special Meeting. A Public Stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Stockholders — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination (page 151)
In considering the recommendation of the MDH Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and OP Group’s current owners have interests in the Business Combination that are different from, or in addition to, those of MDH’s other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to MDH stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that our Sponsor, directors and officers have waived its right to redeem any of the MDH Class B Common Stock and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 6,900,000 shares of PubCo Class A Common Stock in accordance with the terms of the Business Combination Agreement and such securities may have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per public share on the NYSE on           , 2021;

•
the fact that our Sponsor, director and officers have agreed to waive its rights to liquidating distributions from the Trust Account with respect to the MDH Class B Common Stock if MDH fails to complete an initial Business Combination by February 4, 2023, unless otherwise extended;

•
the fact that our Sponsor paid $6,550,000 for 6,550,000 MDH Private Placement Warrants, each of such MDH Private Placement Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of MDH Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 4, 2023, then the proceeds from the sale of the MDH Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the NYSE on           , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial Business Combination within the required time period, our Sponsor has agreed that it will be liable to MDH if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the anticipated election of Franklin McLarty, our Executive Chairman, as a director of PubCo after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to our directors;

•
the fact that the Sponsor and its affiliates have invested capital of MDH equal to $6,627,543, which is comprised of: (i) cash contributed in the amount of $25,000 by the Sponsor in connection with its purchase of the Founder Shares; (ii) cash contributed by the Sponsor in the amount of $6,550,000 in exchange for 6,550,000 MDH Private Placement Warrants; and (iii) advances from related parties in the amount of $52,543;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment even if other MDH Stockholders experience a negative rate of return upon completion of the Business Combination because of the low-cost basis of the shares of MDH Common Stock held by Sponsor;

•
the fact that Oppenheimer, PubCo’s PIPE Investment placement agent and an underwriter in the IPO, KBW, PubCo’s PIPE Investment placement agent and MDH’s financial advisor, and Stifel, MDH’s financial advisor and an underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination; and

•
the fact that KBW and Stifel will receive upon completion of the Business Combination: (i) $9,660,000 in deferred underwriting commission (minus an underwriter rebate of $1,930,000) ; (ii) $2,000,000 in PIPE placement agency fees and financial advisory fees; and (iii) $2,930,000 in buy-side M&A placement agency fees and financial advisory fees.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding MDH or our securities, our initial stockholders, OP Group and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of MDH Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of PubCo and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination (page 153)
In addition to the interests of PubCo’s directors and officers in the Business Combination, stockholders should be aware that Oppenheimer, KBW and Stifel have financial interests that are different from, or in addition to, the interests of our stockholders.
Each of Stifel and Oppenheimer was an underwriter in MDH’s IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $9,660,000 of deferred underwriting commission, of which Stifel is entitled to $6,762,000 and Oppenheimer is entitled to $2,898,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event MDH does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and MDH is therefore required to be liquidated, the underwriters of the IPO, including Stifel and Oppenheimer, will not receive any of the deferred underwriting commission and such funds will be returned to the Public Stockholders upon its liquidation.
Furthermore, Oppenheimer and KBW were engaged by PubCo as placement agents with respect to the PIPE Investment and KBW is engaged as one of MDH’s financial advisors. PubCo decided to retain Oppenheimer and KBW as placement agents for the PIPE Investment based primarily on their extensive knowledge, strong market position and positive reputation in equity capital markets and their experienced and capable investment banking team. Similarly, MDH decided to retain KBW as its lead financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions.
In addition, under the terms of each of Stifel, Oppenheimer and KBW engagements, MDH agreed to reimburse such parties for their reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify each such party and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to their respective engagements.
Each of Stifel, Oppenheimer and KBW therefore have an interest in MDH completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Stifel and Oppenheimer. In considering approval of the Business Combination, MDH’s stockholders should consider the roles of Stifel and Oppenheimer in light of the deferred underwriting commission each of Stifel and Oppenheimer is entitled to receive if the Business Combination is consummated within the time permitted.
Recommendation of the MDH Board (page 108)
The MDH Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of MDH’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” the separate Advisory Charter Proposal, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
Conditions to the Closing of the Business Combination (page 124)
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, adoption by MDH’s stockholders of the Business Combination Agreement and the approval of the transactions contemplated thereby, including the MDH Merger, effectiveness of this proxy statement/prospectus and this registration statement, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), receipt of approval for listing on the NYSE the shares of common stock of PubCo to be issued in connection with the Mergers and the PIPE Investment, and the absence of any injunctions. For more information about conditions to the consummation of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
Sources and Uses of Funds for the Business Combination (page 155)
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent MDH’s good faith estimate of such amounts.
Sources and Uses of Proceeds
($ in millions)
Sources	Assuming No Redemption(1)	Assuming Maximum Redemptions(2)
OP Group Equity Rollover	$869.5	$869.5
Capital in Trust	276.0	178.7
PIPE Proceeds	15.0	15.0
Total Sources	$1,160.5	$1,063.2

(1)
Assumes no Public Stockholders exercise redemption rights in connection with the Closing, and the balance of MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(2)
Reflects redemptions of 9.7 million shares of MDH Class A Common Stock, which is subject to change. The maximum redemption amount assumes a minimum of $165.0 million in Available Closing Date Cash.

Uses	Assuming No Redemption(1)	Assuming Max Redemptions(2)
OP Group Equity Rollover	$869.5	$869.5
Cash to Balance Sheet	216.7	119.4
Debt Repayment	12.3	12.3
Redemption of Preferred Units	21.0	21.0
Transaction Costs	41.0	41.0
Total Uses	$1,160.5	$1,063.2

(1)
Assumes no Public Stockholders exercise redemption rights in connection with the Closing, and the balance of MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(2)
Reflects redemptions of 9.7 million shares of MDH Class A Common Stock, which is subject to change. The maximum redemption amount assumes a minimum of $165.0 million in Available Closing Date Cash.

Certain United States Federal Income Tax Considerations (page 278)
For a discussion summarizing the United States federal income tax considerations of an exercise of redemption rights, please see “Certain United States Federal Income Tax Considerations.”
Anticipated Accounting Treatment (page 154)
For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”

Regulatory Matters
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to, among other things, the expiration or termination of the waiting period under the HSR Act. The parties to the Business Combination Agreement have determined that the Transaction does not require a notification and report form to be filed in connection with the HSR Act and accordingly have waived such condition. Accordingly, the Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the SEC and the State of Delaware, in each case, that are necessary to effectuate the Business Combination. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Summary Risk Factors (page 64)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of OP Group prior to the Closing, which will be the business of PubCo and its subsidiaries following the Closing. Such risks include, but are not limited to:
Risks related to the Business Combination, including that:
•
Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.

•
MDH and Op Group’s directors have interests that are different from, or in addition to (and which may conflict with), the interests of the Public Stockholders.

•
The announcement of the proposed Business Combination could disrupt OP Group’s business.

•
MDH has not obtained a third-party opinion in determining whether to pursue the Business Combination.

•
The unaudited pro forma financial information may not be representative of PubCo’s results if the Business Combination is completed.

•
During the pendency of the Business Combination, MDH will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

•
The Proposed PubCo Charter will not limit the ability of Sponsor or its affiliates to compete with us.

Risks related to the redemption, including that:
•
The ability of the Public Stockholders to exercise Redemption Rights with respect to Public Shares may prevent MDH from completing the Business Combination or optimizing its capital structure.

•
If a Public Stockholder fails to receive notice of MDH’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its Public Shares, such shares may not be redeemed.

•
There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares will put the Public Stockholder in a better future economic position.

Risks if the Business Combination is not consummated, including that:
•
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•
If MDH is unable to complete an initial business combination within 24 months from the closing of the IPO, unless otherwise extended, MDH will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

•
You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or MDH Public Warrants, potentially at a loss.

Risks related to our organizational structure after the Business Combination, including that:
•
PubCo will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries.

•
Entities affiliated with CF OMS and Blocker Owner will beneficially own, in the aggregate, approximately 73.8% of outstanding PubCo Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from PubCo’s interests and from those of PubCo’s other stockholders.

Risks related to OP Group’s business and industry, including that:
•
OP Group has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting.

•
OP Group’s success and its ability to grow its business depend on retaining and expanding its customer base.

•
OP Group may be unable to maintain and enhance its Olive brand and reputation.

•
OP Group has a limited operating history for its Digital Platform.

•
OP Group may not be able to continue to grow its Digital Platform business rapidly.

•
Changes in insurance, consumer protection and related regulations may adversely affect OP Group’s business.

•
OP Group’s proprietary data analytics algorithms may not operate properly or as we expect them to.

•
Security incidents or real or perceived errors, failures or bugs in its systems or Olive website could impair its business.

Risks Related to Being a Public Company
•
PubCo’s management team has limited experience managing a public company.

•
PubCo’s internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness.

•
PubCo may amend the terms of the PubCo Public Warrants in a manner that may be adverse to holders of such PubCo Public Warrants with the approval by the holders of at least 50% of the then outstanding PubCo Public Warrants. Your unexpired PubCo Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your PubCo Public Warrants worthless.

Sources of Industry and Market Data
Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which MDH and PubCo operate is taken from publicly available sources, including third-party sources, or reflects PubCo’s or OP Group’s estimates that are principally based on information from publicly available sources.

TICKER SYMBOLS AND DIVIDEND INFORMATION
MDH Units, MDH Common Stock and MDH Warrants
The MDH Class A Common Stock and MDH Public Warrants are currently listed on the NYSE under the symbols “MDH” and “MDH.WS,” respectively. Certain of the shares of MDH Class A Common Stock and MDH Public Warrants currently trade as MDH Units consisting of one share of MDH Class A Common Stock and one-half of one redeemable warrant and are listed on the NYSE under the symbol “MDH.U.” The MDH Units will automatically separate into component securities of MDH upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. PubCo intends to apply for listing, to be effective at the Closing, of the MDH Class A Common Stock and PubCo Public Warrants on the NYSE under the symbols “OLV” and “OLV.WS”, respectively upon the Closing. PubCo will not have units traded following the Closing.
The closing price for each share of MDH Class A Common Stock, MDH Unit and MDH Public Warrant on July 21, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.66, $10.03 and $0.83, respectively. As of            , the record date for the special meeting, the most recent closing price for each share of MDH Class A Common Stock, MDH Unit and MDH Public Warrant was $            , $            and $            , respectively.
Holders
As of           , 2021, there was holder of record of the MDH Units, holder of record of shares of MDH Class A Common Stock and two holders of record of the MDH Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of MDH Class A Common Stock and MDH Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
MDH has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the PubCo Board at such time.
OP Group
There is no public market for shares of OP Group’s equity securities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF OP GROUP
The following table shows selected historical financial information of OP Group for the periods and as of the dates indicated.
The selected historical financial information of OP Group as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 was derived from the audited historical consolidated financial statements of OP Group included elsewhere in this proxy statement/prospectus. The selected historical financial information of OP Group as of June 30, 2021 and 2020, and for the six months ended June 30, 2021 and 2020 was derived from the unaudited historical consolidated financial statements of OP Group included elsewhere in this proxy statement/prospectus. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to OP Group, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of OP Group going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OP Group” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace OP Group’s consolidated financial statements and the related notes. OP Group’s historical results are not necessarily indicative of OP Group’s future results.
	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue
Finance receivables income	$32,051	$29,522	$60,792	$69,327
Commission income	5,971	419	2,622	—
Other income	999	567	1,463	2,508
Total revenue	39,021	30,508	64,877	71,835
Operating Expenses
Selling, general and administrative	27,294	8,701	21,822	15,640
Depreciation and amortization	3,804	4,070	8,124	10,137
Bank and credit card charges	2,697	2,529	5,078	6,076
Provision for finance receivable losses	1,000	1,250	2,500	2,500
Total operating expenses	34,795	16,550	37,524	34,353
Operating income	4,226	13,958	27,353	37,482
Other expenses
Interest expense	6,110	7,538	13,700	24,972
Loss on extinguishment of debt	—	—	—	289
Total other expenses	6,110	7,538	13,700	25,261
(Loss) income before income tax provision	(1,884)	6,420	13,653	12,221
Income tax provision	152	44	178	190
Net (loss) income	$(2,036)	$6,376	$13,475	$12,031

Balance Sheet Data	June 30, 2021
(amounts in thousands)
Total assets	$759,020
Total liabilities	$614,796
Total Redeemable Series A Preferred Units	$21,000
Total members’ equity	$123,224
Non-GAAP Financial Measures and Key Performance Indicators
OP Group reports the following non-GAAP financial measures and operational key performance indicators, which are used by management to assess its performance:
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019
($ thousands, unless otherwise noted)
Total Number of Originations	202.7	169.3	344.5	381.2
Total Originations Amount	$648,923	$539,356	$1,098,927	$1,152,455
Payment Services: Adjusted EBITDA (non-GAAP measure)
Adjusted EBITDA(1)	$20,232	$19,287	$40,643	$48,599
Adjusted EBITDA Margin(1)	61.2%	64.1%	65.3%	67.7%
Digital Platform: Premiums
Net Premium	$26,180	$841	$8,407	—
Digital Platform: Adjusted Gross Profit (non-GAAP measure)
Adjusted Gross Profit (loss)(2)	$1,574	$(502)	$(451)	N/M

(1)
We define EBITDA as net income (loss) excluding interest expense, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA excluding equity-based compensation expense and other non-cash or non-recurring items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA divided by Revenue. Adjusted EBITDA and Adjusted EBITDA Margin represent non-GAAP financial measures that we present in this proxy statement/prospectus to supplement the financial information we present on a basis under generally accepted accounting principles in the United States (GAAP). We monitor and have presented in this proxy statement/prospectus Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business.We believe that Adjusted EBITDA and Adjusted EBITDA Margin help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of our non-GAAP measures. Adjusted EBITDA Margin is also a market standard metric used by companies throughout the insurance technology industry as a measure of operating results. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA and Adjusted EBITDA Margin provides investors with metrics to evaluate the capital efficiency of our business.

Adjusted EBITDA and Adjusted EBITDA Margin are not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA and Adjusted EBITDA Margin rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA and Adjusted EBITDA Margin exclude expenses such as interest expense, depreciation and amortization and other non-cash or non-recurring items. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA” and “Adjusted EBITDA Margin”, which could reduce the usefulness of our Adjusted EBITDA and Adjusted EBITDA Margin as tools for comparison.
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin for our Payment Services business with income before income tax provision, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue	$33,050	$30,089	$62,255	$71,835
Income before income tax provision	10,573	7,681	18,935	12,437
Adjusted to exclude the following:
Interest expense	6,110	7,538	13,700	24,972
Depreciation and amortization	3,549	4,036	7,946	10,137
EBITDA	20,232	19,255	40,581	47,546
Adjusted to exclude the following:
Equity-based compensation	—	32	62	64
Loss on extinguishment of debt	—	—	—	289
Other non-recurring expenses	—	—	—	700
Adjusted EBITDA	$20,232	$19,287	$40,643	$48,599
Adjusted EBITDA Margin	61.2%	64.1%	65.3%	67.7%

(2)
We define Adjusted gross profit for our Digital Platform business as gross profit (loss) under US GAAP, adjusted to exclude the impact of depreciation and amortization. Adjusted gross profit is a non- GAAP financial measure that we present in this proxy statement/prospectus to supplement the financial information we present on a basis under GAAP. We monitor and have presented in this proxy statement/ prospectus Adjusted gross profit because it is a key measure used by our management to understand and evaluate our Digital Platform’s operating performance, to establish budgets and to develop operational goals for managing our Digital Platform business. We believe that Adjusted gross profit helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of our non-GAAP measure. Accordingly, we believe that Adjusted gross profit provides useful information to investors and others in understanding and evaluating our underlying profitability and efficiency.

Adjusted gross profit is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted gross profit rather than gross profit, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted gross profit excludes expenses such as depreciation and amortization. In addition, other companies may use other measures to evaluate their performance, including different definitions of Adjusted gross profit which could reduce the usefulness of our Adjusted gross profit as a tool for comparison.
The following table reconciles Adjusted gross profit with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020. The Digital Platform segment had inconsequential activity during the year ended December 31, 2019, and therefore Adjusted gross profit information is only presented for the year ended December 31, 2020.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020
	(in thousands)
Commission income	$5,971	$419	$2,622
Minus:
Direct costs(1)	4,397	921	3,073
Depreciation and amortization	255	34	178
Gross profit (loss)	$1,319	$(536)	$(629)
Adjusted to exclude the following:
Depreciation and amortization	255	34	178
Adjusted gross profit (loss)	$1,574	$(502)	$(451)

(1)
Includes direct compensation expense, software licensing expense, and other direct costs.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization, whereby MDH will be treated as the acquired company and OP Group is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of OP Group issuing stock for the net assets of MDH, accompanied by a recapitalization. The net assets of MDH will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of OP Group. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of PubCo and its subsidiaries after giving effect to the Business Combination and the related transactions (the “combined company”) appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of OP Group and MDH and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption – assumes that none of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of cash in MDH’s Trust Account, and thus the full amount of $276.0 million held in MDH’s Trust Account is available for the Business Combination.; and

•
Assuming Maximum Redemption – assumes that Public Stockholders holding approximately 9.7 million shares of MDH Class A Common Stock will exercise their redemption rights for their pro rata share of the funds in MDH’s Trust Account for an aggregate redemption payment of $97.3 million. The Business Combination is subject to a condition requiring a minimum of $165.0 million in Available Closing Date Cash following consummation of the Business Combination, comprised of amounts held in MDH’s Trust Account, PIPE Proceeds and Cash on Hand net of Transaction Expenses. The aggregate redemption payment of $97.3 million is the maximum amount of redemptions that could occur to still satisfy this condition and was calculated as the difference between (i) cash and cash equivalents of approximately $12.3 million of OP Group as of June 30, 2021, available trust cash of MDH of $276.0 million and PIPE Proceeds of $15.0 million, net of transaction expenses of $41.0 million, collectively $262.3 million, and (ii) $165.0 million. The maximum redemption number of approximately 9.7 million shares of MDH Class A Common Stock was calculated based on the estimated per share redemption value of approximately $10.00 ($276.0 million in MDH’s Trust Account divided by 27.6 million outstanding shares of MDH Class A Common Stock held by Public Stockholders).

The following summarizes the pro forma PubCo common stock ownership as of June 30, 2021 under (i) the no redemption scenario and (ii) the maximum redemption scenario:
	No redemption scenario		Maximum redemption scenario
(in thousands, except %)	Stock	Ownership %	Stock	Ownership %
CF OMS, LLC(1)	43,475	36.9%	43,475	40.25%
Normandy Holdco LLC(1)	43,475	36.9%	43,475	40.25%
Public Stockholders(2)	27,600	23.4%	17,871	16.5%
PIPE Investors(3)	1,500	1.3%	1,500	1.4%
Sponsor(2)(4)	1,725	1.5%	1,725	1.6%
	117,775	100.0%	108,046	100.0%

(1)
Reflects 43,475,000 shares of PubCo Class A Common Stock received by Blocker Owner and 43,475,000 OP Group Common Units paired with 43,475,000 shares of PubCo Class B Common Stock received by CF OMS and assumes all OP Group Company Units held by persons other than PubCo are exchanged for PubCo Class A Shares at such time (in tandem with the cancellation of the paired PubCo Class B Shares) (even if not yet permitted under the terms of the Company A&R LLC Agreement). Amounts do not reflect up to 2,500,000 Seller Earnout Shares to be received by Blocker Owner and up to 2,500,000 OP Group Common Units to be received by CF OMS, each in the event of a Seller Earnout Milestone or Subsequent Transaction.

(2)
Assumes no MDH Warrants will be exercised and the PubCo Warrants remain outstanding immediately following the Closing and accordingly, does not reflect the Sponsor’s interest in any MDH Warrants.

(3)
Reflects the PIPE Investment consummated in accordance with its terms for $15.0 million with PubCo issuing 1,500,000 PubCo Class A Shares to the PIPE Investors.

(4)
Does not reflect the (i) exercise of any outstanding MDH Warrants and (ii) 5,175,000 shares of PubCo Class A Common Stock that are not vested and subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction.

See the subsection entitled “Summary of the Proxy Statement/Prospectus” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Cash	$229,350	$132,050
Total assets	$947,431	$877,131
Total liabilities	$683,126	$683,126
Total stockholders’ equity	$291,305	$194,005

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2021 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$39,021	$39,021
Net income (loss) attributable to controlling interest	$(2,536)	$(2,507)
Net income per share attributable to controlling interest – basic and diluted	$(0.03)	$(0.04)
Weighted-average shares outstanding – basic and diluted	74,300	64,570
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$64,877	$64,877
Net income attributable to controlling interest	$2,492	$2,361
Net income per share attributable to controlling interest – basic	$0.03	$0.04
Net income per share attributable to controlling interest – diluted	$0.03	$0.03
Weighted-average shares outstanding – basic	74,300	64,570
Weighted-average shares outstanding – diluted	149,800	140,070

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, PubCo and OP Group’s business, financial condition and results of operations. If any of the events described below occur, PubCo’s post-Business Combination business and financial results of PubCo and its subsidiaries could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of PubCo’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of MDH and OP Group.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of OP Group prior to the Closing, which will be the business of PubCo and its subsidiaries following the Closing.
Risks Related to the Business Combination
MDH’s Stockholders will experience dilution due to the issuance of shares of PubCo Common Stock of PubCo and securities that are exchangeable for shares of PubCo Common Stock to the OP Group Equityholders as consideration in the Business Combination and the issuance of shares to the PIPE Investors in the PIPE Investment, and as a result, will exercise less influence over management.
The issuance of a significant number of shares of PubCo Class A common stock in the Business Combination and in the PIPE Investment will dilute the equity interest of MDH Stockholders and may adversely affect prevailing market prices for our public shares and/or public warrants.
It is anticipated that, upon the Closing and assuming the no redemption scenario: (1) MDH Stockholders will own approximately 23.4% of the outstanding shares of PubCo Common Stock; (2) the PIPE Investors will own approximately 1.3% of the outstanding shares of PubCo Common Stock; (3) the Sponsor will own approximately 1.5% of the outstanding shares of PubCo Common Stock; and (4) the OP Group Equityholders will own approximately 73.8% of the outstanding shares of PubCo Common Stock. These levels of ownership assume (a) that no shares are elected to be redeemed in connection with the Business Combination and (b) that 86,950,000 shares of PubCo Common Stock are issued to the OP Group Equityholders as consideration in connection with the consummation of the Business Combination. The PIPE Investors have agreed to purchase in the aggregate 1,500,000 shares of PubCo Class A Common Stock for $15,000,000 of gross proceeds in the PIPE Investment. In this prospectus/proxy statement, we assume that a portion of the gross proceeds from the PIPE Investment and funds held in the Trust Account will be used to fund the repayment of OP Group’s Senior Subordinated Lien Notes with Related Parties as of the Closing (estimated to be approximately $12.3 million, inclusive of any prepayment fees or penalties) and the payment of certain transaction expenses, with the remainder being used to capitalize the balance sheet of PubCo. The ownership percentage with respect to the combined company (a) does not take into account (1) warrants to purchase PubCo Class A Common Stock that will be outstanding immediately following the Business Combination, (2) any Seller Earnout Shares or Sponsor Earnout Shares, or (3) the issuance of any shares of Pubco Common Stock under the 2021 Plan, but does include the Founder Shares (excluding the Sponsor Earnout Shares), which will automatically convert into shares of PubCo Class A Common Stock on a one-for-one basis upon the Closing (such shares of PubCo Class A Common Stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership will be different.
Additionally, to the extent that any of the outstanding PubCo Warrants are exercised for shares of PubCo Class A Common Stock, or additional awards are issued under the 2021 Plan, MDH Stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of MDH stockholders to influence PubCo’s management through the election of directors following the Business Combination.

Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.
Sponsor and MDH’s officers and directors at the time of the IPO entered into a letter agreement to vote their shares of MDH Class B Common Stock and any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, Sponsor owns approximately 20% of the total outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Sponsor agreed to vote its shares in accordance with the majority of the votes cast by the Public Stockholders.
Subsequent to the completion of the Business Combination, PubCo or OP Group may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition and its share price, which could cause you to lose some or all of your investment.
MDH cannot assure you that the due diligence MDH has conducted on OP Group will reveal all material issues that may be present with regard to OP Group, or that factors outside of MDH’s or OP Group’s and/or PubCo’s control will not later arise. As a result of unidentified issues or factors outside of MDH’s or OP Group’s control, PubCo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if MDH’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by MDH. Even though these charges may be non-cash items that would not have an immediate impact on the PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or its securities. In addition, charges of this nature may cause PubCo to violate leverage or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.
Deferred underwriting fees in connection with the IPO and payable at the consummation of the Business Combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.
The underwriters in our IPO are entitled to deferred underwriting commissions totaling $9,660,000 upon the consummation of the Business Combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of public shares by our Public Stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases. If no Public Stockholders exercise redemption rights with respect to their public shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 3.5% of the aggregate proceeds from the IPO retained by MDH. If Public Stockholders exercise redemption rights with respect to 10% of the public shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 3.9% of the aggregate proceeds from the IPO retained by MDH taking into account such redemptions. If Public Stockholders exercise redemption rights with respect to 20% of the public shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 4.4% of the aggregate proceeds from the IPO retained by MDH taking into account such redemptions. If Public Stockholders exercise redemption rights with respect to 30% of the public shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 5.0% of the aggregate proceeds from the IPO retained by New Beginnings taking into account such redemptions. If Public Stockholders exercise redemption rights with respect to 35% of the public shares (which is the maximum amount of public share redemption that could occur in order for MDH to still satisfy the minimum cash condition contained in the BCA), the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 5.4% of the aggregate proceeds from the IPO retained by MDH taking into account such redemptions.
Since Sponsor and MDH’s directors, officers and advisors and OP Group’s current owners have interests that are different, or in addition to (and which may conflict with), the interests of our other stockholders generally, a conflict of interest may have existed in determining whether the Business Combination is appropriate as MDH’s initial business combination.
In considering the recommendation of MDH’s Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and MDH’s directors, officers and advisors and OP Group’s current owners have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. MDH’s Board were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that Sponsor and MDH’s directors and officers has waived its right to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 6,900,000 shares of Class A Common Stock in accordance with the terms of the Existing MDH Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per public share on the NYSE on                 , 2021;

•
the fact that Sponsor and MDH’s directors and officers has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if MDH fails to complete an initial Business Combination by February 4, 2023;

•
the fact that Sponsor paid $6,550,000 for 6,550,000 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock at $11.50 per share; if MDH does not consummate an initial business combination by February 4, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by Sponsor will be worthless; the warrants held by Sponsor had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the NYSE on                 , 2021;

•
if the Trust Account is liquidated, including in the event MDH is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to MDH if and to the extent any claims by a third-party for services rendered or products sold to MDH, or a prospective target business with which MDH has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the anticipated election of Franklin McLarty, our Executive Chairman as director of the Company after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors;

•
the fact that the Sponsor and its affiliates have invested capital of MDH equal to $6,627,543, which is comprised of: (i) cash contributed in the amount of $25,000 by the Sponsor in connection with its purchase of the Founder Shares; (ii) cash contributed by the Sponsor in the amount of $6,550,000 in exchange for 6,550,000 MDH Private Placement Warrants; and (iii) advances from related parties in the amount of $52,543;
•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment even if other MDH Stockholders experience a negative rate of return upon completion of the Business Combination because of the low-cost basis of the shares of MDH Common Stock held by Sponsor;

•
the fact that Oppenheimer, PubCo’s PIPE Investment placement agent and an underwriter in the IPO, KBW, PubCo’s PIPE Investment placement agent and MDH’s financial advisor, and Stifel, MDH’s financial advisor and an underwriter in the IPO, will be entitled to receive a deferred underwriting commission and placement agency and financial advisory fees, as applicable, upon completion of the Business Combination; and

•
the fact that KBW and Stifel will receive upon completion of the Business Combination: (i) $9,660,000 in deferred underwriting commission (minus an underwriter rebate of $1,930,000) ; (ii) $2,000,000 in PIPE placement agency fees and financial advisory fees; and (iii) $2,930,000 in buy-side M&A placement agency fees and financial advisory fees.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding MDH or its securities, Sponsor, MDH’s directors, officers and advisors, OP Group and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to MDH Stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of MDH common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of MDH’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MDH and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals.
MDH’s Sponsor, officers and directors and/or their affiliates may enter into agreements concerning MDH’s securities prior to the Special Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the MDH Shares.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MDH or its securities, Sponsor and MDH’s officers and directors and/or their affiliates may enter into a written plan to purchase MDH’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MDH or its securities, MDH’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other proposals. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Sponsor or MDH’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling Public Stockholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Warrants owned by the Sponsor for nominal value to such investors or holders.
The purpose of such share purchases and other transactions by Sponsor or MDH’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of MDH Shares present and voting at the Special Meeting vote in favor of the Business Combination Proposal and the other proposals and/or (y) that the Available Closing Date Cash Condition will not be satisfied after taking into account holders of MDH Class A Common Stock that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.
Entering into any such arrangements may have a depressive effect on the MDH Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
As of the date of this proxy statement/prospectus, except as noted above, Sponsor and MDH’s directors and officers and their affiliates have not entered into any such agreements. MDH will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The exercise of the MDH Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in stockholders’ best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require MDH to agree to amend the Business Combination Agreement, to consent to certain actions taken by OP Group or PubCo or to waive rights that MDH is entitled to under the Business Combination Agreement, including those related to closing conditions. Such events could arise because of changes in the course of OP Group’s businesses or a request by OP Group or PubCo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on OP Group’s businesses and would entitle MDH to terminate the Business Combination Agreement. In any of such circumstances, it would be at MDH’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for MDH and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MDH does not believe there will be any changes or waivers that its Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, MDH will circulate a new or amended proxy statement/prospectus and resolicit MDH’s stockholders if changes to the terms of the Transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
The announcement of the proposed Business Combination could disrupt OP Group’s relationships with its clients, counterparties, vendors and other business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on OP Group’s business include the following:
•
its employees may experience uncertainty about their future roles, which might adversely affect OP Group’s ability to retain and hire key personnel and other employees;

•
Buyers, sellers, distribution partners and other parties with which OP Group maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with OP Group or fail to extend an existing relationship with OP Group; and

•
OP Group has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact OP Group’s results of operations and cash available to fund its businesses.
PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the PubCo Board and OP Group’s key personnel and the loss of such persons could negatively impact the operations and profitability of PubCo’s and/or OP Group’s business following the Business Combination.
The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the PubCo Board and key personnel. MDH cannot assure you that, following the Business Combination, the Proposed PubCo Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements.
PubCo will be required to pay the TRA Holders for most of the benefits relating to any additional tax depreciation or amortization deductions that it may claim as a result of the tax basis adjustments the Company receives in connection with its purchase of OP Group Common Units in the Business Combination, the tax basis adjustments it will receive in connection with certain sales or exchanges of OP Group Common Units after the Business Combination and certain payments under the Tax Receivable Agreement.
In connection with the Business Combination, PubCo will enter into a Tax Receivable Agreement with CF OMS, Blocker Owner and their respective successors and assigns (the “TRA Holders”) that provides for the payment by PubCo to such TRA Holders of 85% of the benefits, if any, that PubCo is deemed to realize (calculated using certain assumptions) as a result of (i) tax basis adjustments arising from PubCo’s purchase of OP Group Common Units in the Business Combination and certain sales or exchanges of OP Group Common Units after the Business Combination (which adjustments will effectively increase the tax basis of the tangible and intangible assets of OP Group for PubCo), and (ii) certain payments under the Tax Receivable Agreement. These tax basis adjustments may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that PubCo would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by PubCo may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of

PubCo and not of OP Group. While the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of certain sales or exchanges of OP Group Common Units, the applicable tax rate, the extent to which such exchanges are taxable and the amount and timing of PubCo’s income, PubCo expects that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of OP Group and PubCo’s possible utilization of deductions attributable to such increases, the payments that PubCo will make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on TRA Holders continuing to hold ownership interests in PubCo. To the extent payments are due to the TRA Holders under the Tax Receivable Agreement, the payments are generally required to be made within five business days after the tax benefit schedule (which sets forth PubCo’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. PubCo is required to deliver such a tax benefit schedule to the TRA Holders, for review, within one hundred twenty calendar days after the filing of PubCo’s federal corporate income tax return for the relevant taxable year.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
PubCo’s payment obligations under the Tax Receivable Agreement may be accelerated in the event of certain changes of control and will be accelerated if PubCo elects to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes available to PubCo (assuming all OP Group Common Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that TRA Holders would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that PubCo will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions of OP Group and/or the increased tax basis of OP Group assets related to the Business Combination and certain payments under the Tax Receivable Agreement. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and PubCo’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). PubCo’s ability to achieve benefits from any tax basis adjustments or other tax attributes and the payments to be made under the Tax Receivable Agreement will depend upon a number of factors, including the timing and amount of its future income.
Accordingly, it is possible that the actual cash tax benefits realized by PubCo may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on PubCo’s liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to PubCo by the subsidiaries are not sufficient to permit PubCo to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. PubCo may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair PubCo’s ability to consummate change of control transactions or negatively impact the value of the PubCo Common Stock.
In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of PubCo or, with limited exception, the disposition of all or substantially all of PubCo’s assets), payments under the Tax Receivable Agreement may be accelerated and may significantly exceed the actual benefits PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement. PubCo expects that the payments that it may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, PubCo’s accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair its ability to consummate change of control transactions or negatively impact the value received by owners of the PubCo Common Stock in a change of control transaction.
MDH has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to MDH from a financial point of view.
The MDH Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. MDH is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to MDH from a financial point of view. In analyzing the Business Combination, the MDH Board and MDH’s management conducted due diligence on OP Group and researched the industry in which OP Group operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, MDH’s stockholders will be relying solely on the judgment of the MDH Board in determining the value of the Business Combination, and the MDH Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — MDH Board’s Reasons for the Approval of the Business Combination.”
The NYSE may delist PubCo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject the Company to additional trading restrictions.
MDH’s securities are currently listed on the NYSE and it is anticipated that, following the Business Combination, PubCo’s securities will be listed on the NYSE. However, MDH cannot assure you that PubCo’s securities will continue to be listed on the NYSE in the future. In order to continue to maintain the listing of PubCo’s securities on the NYSE, PubCo must maintain certain financial, distribution and stock price levels. In addition to the listing requirements for the PubCo Class A Common Stock, the NYSE imposes listing standards on warrants, including the PubCo Public Warrants. MDH cannot assure you that PubCo will be able to meet those initial listing requirements.
If the NYSE delists PubCo’s securities from trading on its exchange and PubCo is not able to list its securities on another national securities exchange, MDH expects the PubCo’s securities could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that the PubCo Class A Common Stock is a “penny stock” which will require brokers trading in the PubCo Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of PubCo’s results if the Business Combination is completed.
MDH and OP Group currently operate as separate companies and have had no prior history as a combined entity, and OP Group’s and PubCo’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of PubCo. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from MDH’s and OP Group’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of PubCo.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect PubCo’s financial condition or results of operations following the Closing. Any potential decline in PubCo’s financial condition or results of operations may cause significant variations in the stock price of PubCo.
The Proposed PubCo Charter will not limit the ability of the Sponsor or its affiliates to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with PubCo’s and OP Group’s interests or those of PubCo’s stockholders. The Proposed PubCo Charter will provide that none of the Sponsor, any of its respective affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which PubCo or OP Group operate. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the PubCo Board, acquisition opportunities that may be complementary to PubCo’s or OP Group’s business, and, as a result, those acquisition opportunities may not be available to PubCo or OP Group. In addition, Sponsor and its affiliates may have interests in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to MDH Stockholders.
During the pendency of the Business Combination, MDH will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of MDH to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, MDH may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither MDH nor OP Group may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be favorable to MDH’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
There may be tax consequences of the MDH Merger that may adversely affect holders of MDH Common Stock or MDH Warrants.
The exchange of MDH Common Stock for PubCo Class A Common Stock pursuant to the MDH Merger generally is expected to qualify as a tax-free exchange for U.S. federal income tax purposes (subject to possible gain recognition in respect of any PubCo Warrants received). If such an exchange were to qualify as neither a transaction described in Section 351 of the Code nor part of a reorganization described in Section 368 of the Code, then a U.S. holder (as that term is defined in “Certain United States Federal Income Tax Considerations”) would recognize gain in an amount equal to the excess (if any) of (i) the fair market value of the PubCo Class A Common Stock and PubCo Warrants received over (ii) such U.S. holder’s adjusted tax basis in its MDH Common Stock and MDH Warrants. Any such gain would be capital gain and generally would be long-term capital gain if the U.S. holder’s holding period for the MDH Common Stock (and MDH Warrants, if any) exceeded one year at the time of the MDH Merger.
In addition, while not free from doubt, the parties intend to report the exchange of MDH Warrants for PubCo Warrants as a generally tax-free exchange on the basis of the MDH Merger qualifying as a “reorganization” within the meaning of Section 368 of the Code. However, due to the absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of a corporation with no active business and only investment-type assets, such as MDH, this result is subject to uncertainty. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the MDH Merger should fail to qualify as a reorganization under Section 368(a) of the Code, a U.S. holder of MDH Warrants could be required to recognize gain in respect of the MDH Merger. See the section titled “Certain United States Federal Income Tax Considerations.” U.S. holders of MDH Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of MDH Warrants for PubCo Warrants in connection with the MDH Merger.
Risks Related to Redemption
The ability of MDH’s stockholders to exercise Redemption Rights with respect to MDH’s Public Shares may prevent MDH from completing the Business Combination or optimizing its capital structure.
MDH does not know how many stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on MDH’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than MDH initially expected, MDH may need to seek to arrange for additional third-party financing to be able to have the minimum amount of cash required pursuant to the Business Combination Agreement.
Even if such third-party financing is available, MDH’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement, including the consent of OP Group, acting reasonably. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement — Covenants and Agreements” and “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
Furthermore, raising such additional financing may involve dilutive equity issuances at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks if the Business Combination is not Consummated.”
The MDH Stockholders who wish to redeem their MDH Shares for a pro rata portion of the Trust Account must comply with specific requirements for Redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If MDH’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their MDH Shares for a pro rata portion of the funds held in the Trust Account.
A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder: (1)(a) holds Public Shares or (b) holds Public Shares through units and elects to separate its units into the underlying Public Shares and MDH Public Warrants prior to exercising its Redemption Rights with respect to the Public Shares; (2) prior to           Eastern Time on                 , 2021

(two business days prior to the vote at the Special Meeting) submits a written request to the transfer agent that MDH redeem its Public Shares for cash; and (3) delivers its Public Shares to the transfer agent physically or electronically through DTC.
If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, MDH will redeem each share of MDH Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with MDH’s consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. MDH will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
If a Public Stockholder fails to receive notice of MDH’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite MDH’s compliance with the proxy rules, a Public Stockholder fails to receive MDH’s proxy materials, such Public Stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that MDH is furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Stockholder fails to comply with these procedures, its Public Shares may not be redeemed. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
If you or a “group” of stockholders are deemed to hold in excess of 15% of MDH’s Public Shares, you will lose the ability to redeem all such shares in excess of 15% of MDH’s Public Shares.
The Existing MDH Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such stockholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over MDH’s ability to complete the Business Combination and you could suffer a material loss on your investment in MDH if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if MDH completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
There is no guarantee that a MDH Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
MDH can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in MDH’s share price, and may result in a lower value realized now than a stockholder of MDH might realize in the future had the stockholder not redeemed its Public Shares.

Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
In addition, if a Public Stockholder does not redeem its shares, but other Public Stockholders do elect to redeem, the non-redeeming Public Stockholders would, on a pro forma basis, own shares with a lower book value per share and experience an increase in net loss per share. Public Stockholders should consult their own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Risks if the Business Combination is not Consummated
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the stockholders of MDH and OP Group, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.” MDH and OP Group may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause MDH and OP Group to each lose some or all of the intended benefits of the Business Combination.
If MDH is unable to complete an initial business combination by February 4, 2023, unless otherwise extended, MDH will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the shares of MDH Common Stock.
Pursuant to the Existing MDH Charter, if MDH is unable to complete an initial business combination by February 4, 2023, unless otherwise extended, MDH will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining MDH Stockholders and the MDH Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Sponsor and MDH’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the MDH Class B Common Stock if MDH fails to complete an initial business combination by February 4, 2023, unless otherwise extended. However, if Sponsor or MDH’s management team acquires public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if MDH fails to complete an initial business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of MDH after a business combination, MDH’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the shares of MDH Common Stock. Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the shares of MDH Common Stock, except that MDH will provide Public Stockholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, upon the completion of an initial business combination, subject to the limitations and on the conditions described herein.
Public Stockholders have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or MDH Public Warrants, potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon (i) such stockholder’s exercise of Redemption Rights in connection with MDH’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those shares of MDH’s Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Existing MDH Charter to (A) modify the substance or timing of MDH’s obligation to redeem 100% of the Public Shares if MDH does not complete an initial business combination by February 4, 2023 or (B) with respect to any other material provisions relating to stockholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if MDH is unable to complete an initial business combination by February 4, 2023, subject to applicable law and as further described herein. In addition, if MDH’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by February 4, 2023 is not completed for any reason, compliance with Delaware law and the Existing MDH Charter may require that MDH submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond February 4, 2023 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or MDH Public Warrants, potentially at a loss.
Risks Related to our Organizational Structure after the Business Combination
The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by their subsidiaries to pay taxes and pay dividends.
Upon completion of the Business Combination, the Company will be a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries, including OP Group. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from the its subsidiaries. Deterioration in the financial condition, earnings or cash flow of the such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.
Dividends on the PubCo Common Stock, if any, will be paid at the discretion of the PubCo Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, entities are generally prohibited under relevant law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If the Company’s subsidiaries do not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.
Entities affiliated with CF OMS and Blocker Owner will beneficially own, in the aggregate, approximately 73.8%, assuming no redemptions, of outstanding PubCo Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from PubCo’s interests and from those of PubCo’s other stockholders.
CF OMS and Blocker Owner will beneficially own, in the aggregate, approximately 73.8%, assuming no redemptions, of PubCo Common Stock upon completion of the Business Combination. As a result,

these stockholders will have significant influence over matters requiring stockholder approval, including the election of directors, the approval of certain business combinations or dispositions, amendments to the Proposed PubCo Charter and Proposed PubCo Bylaws and other extraordinary transactions. See “Certain Relationships and Related Person Transactions.”
CF OMS and Blocker Owner may, together or separately, have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. Furthermore, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of PubCo Common Stock to decline or prevent our stockholders from realizing a premium over the market price for their PubCo Common Stock. Additionally, CF OMS and Blocker Owner, and affiliated entities, together or separately, may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. Further, CF OMS and Blocker Owner may have an interest in pursuing acquisitions, divestitures and other transactions that, in their respective judgment, could enhance their investment in us, even though such transactions might involve risks to you. Stockholders should consider that the interests of CF OMS and Blocker Owner may differ from their interests in material respects.
Risks Related to OP Group
Following the Business Combination, PubCo will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from OP Group to pay dividends, pay expenses and meet its other obligations. Accordingly, PubCo’s stockholders and warrant holders will be subject to all of the risks of the business of OP Group following the Business Combination.
Risks Related to Our Business and Industry
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of PubCo’s consolidated financial statements or cause PubCo to fail to meet its periodic reporting obligations.
We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In preparing our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified the following material weaknesses in our internal control over financial reporting:
(i)   We did not design or maintain an effective control environment due to an insufficient complement of personnel with the appropriate level of knowledge, experience and training commensurate with our accounting and reporting requirements.
(ii)   We did not design and maintain sufficient formal procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations. Additionally, we did not design and maintain controls to ensure appropriate segregation of duties.
Neither of these material weaknesses resulted in a material misstatement to the consolidated financial statements included herein. However, each of the material weaknesses described above could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
We identified an additional material weakness as a result of the material weakness in our control environment in that we did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements.

Specifically, we did not design and maintain: (1) program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; and (2) user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate personnel;
These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, we have determined these deficiencies in the aggregate constitute a material weakness.
We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:
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We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes.

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We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our IT and business processes, if appropriate.

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We are designing and implementing information technology and application controls in our financially significant systems to address our relative information processing objectives.

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We are actively exploring and intend to implement a more robust enterprise resource planning system which will better align with our business needs and enable management to capitalize on inherent system functionality to lend itself to a more controlled IT environment.

We have not performed a formal evaluation of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Exchange Act, and therefore, our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. Once PubCo is no longer a “smaller reporting company” or an “emerging growth company”, PubCo’s independent registered public accounting firm will first be required to attest to the effectiveness of PubCo internal control over financial reporting for its Annual Report on Form 10-K for the first year PubCo is no longer a “smaller reporting company” or an “emerging growth company”. PubCo will be required to disclose changes made in its internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject PubCo to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete its evaluation, testing and any required remediation in a timely fashion.
Our success and our ability to grow our business depend on retaining and expanding our customer base. If we fail to add new customers or retain current customers, our Digital Platform business, revenue, operating results and financial condition could be harmed.
We have experienced significant customer growth since we commenced our Digital Platform operations; however, we may not be able to maintain this growth and our customer base could shrink over time.

Our ability to attract new customers and retain existing customers depends, in large part, on our ability to continue to be perceived as providing positive customer experiences, competitive pricing and adequate transparency. In order to maintain this perception, we may be required to incur significantly higher marketing expenses, costs related to improving our service, and lower margins in order to attract new customers and retain existing customers. If we fail to remain competitive on customer experience, pricing, and coverage options, our ability to grow our business and generate revenue by attracting and retaining customers may be adversely affected.
There are many factors that could negatively affect our ability to grow our customer base, including if:
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we fail to effectively use search engines, social media platforms, content-based online advertising and other sources for generating traffic to our website;

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our competitors mimic our Digital Platform, causing current and potential customers to purchase their products instead of our products;

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our Digital Platform experiences disruptions or due to unfavorable shifts in customer perception of our business;

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we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

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we fail to scale efficiently;

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technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes in a fast and reliable manner;

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we are unable to address customer concerns regarding the content, privacy and security of our Digital Platform; or

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our administrative and insurance partners fail to pay claims in a fast and reliable manner.

Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, and could have a material adverse effect on our business, revenue, operating results and financial condition.
Maintaining and enhancing our Olive brand and reputation is critical to our growth, and if we are unable to maintain and enhance our brand, our business, results of operations and financial condition could be adversely affected.
Several competitors have brands that are well recognized. As a relatively new entrant into the digital market, we spend considerable money and other resources to create brand awareness and build our reputation. We may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially adversely affect our business, results of operations and financial condition. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.
Failure by protection plan administrators and underlying insurers to accurately and timely pay claims or otherwise provide high-quality service for our customers could affect our ability to retain our existing customers and attract new ones, which could materially and adversely affect our business, financial condition, results of operations and prospects.
Although we neither adjudicate nor pay claims ourselves, if protection plan administrators are unable to effectively process customer claims in an accurate and timely manner or otherwise provide high-quality service for our customers, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which in turn could adversely affect our business, financial condition, results of operations and prospects.
Our limited operating history for our Digital Platform makes it difficult to evaluate our current Olive business performance, implementation of our business model and our future prospects.
We launched our Digital Platform business in 2020 and have a limited operating history. Due to our limited operating history and the rapid growth we have experienced since we began operations, our Digital Platform operating results are difficult to predict, and our historical results may not be indicative of, or comparable to, our future results. Our inability to adequately assess our Digital Platform performance and growth could have a material adverse effect on our brand, business, financial condition and results of operations.
Our Digital Platform business has experienced rapid growth since inception, which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
Since the inception of our Digital Platform in April 2020, our revenue has grown significantly. Our total number of employees supporting the Digital Platform business has also grown significantly since April 2020. In addition, in September 2020, we initiated our first private label program for a global OEM, direct to its own aftermarket customers, and in December 2020 we launched our second private label program for a global OEM, direct to its own aftermarket customers. Our rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our rapid growth. Our organizational structure is becoming more complex as we add staff, and we will need to enhance our operational, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture of rapid innovation, teamwork and attention to the value-enhanced buying experience for the customer. If we cannot manage our growth effectively to maintain the quality and efficiency of our customers’ buying experience, as well as their experience as ongoing customers, our business could be harmed as a result, and our results of operations and financial condition could be materially and adversely affected. This includes our private labeled programs for global OEMs and other private labeled partnerships we may engage with in the future.
Intense competition in the direct-to-consumer vehicle and consumer product protection plan industry in which we operate could negatively affect our ability to attain or increase profitability.
The direct-to-consumer vehicle and consumer product protection plan market is highly competitive with others competing through phone sales, television advertising, price and distribution.
While we face limited direct competition from other digital offerings, we face significant competition from traditional direct-to-consumer phone sales approaching vehicle owners and users of consumer products. Some of these companies are larger than us with significant competitive advantages over us, including increased name recognition. Our future growth will depend in large part on our ability to grow our digital presence through our Digital Platform business, whether direct-to-consumer or through affinity, private label relationships.
Technology companies may in the future begin operating and offering products to compete with our Digital Platform at better and more competitive pricing than us, which could cause our results of operations and financial condition to be materially and adversely affected. In addition, traditional companies may seek to adapt their businesses to sell vehicle and consumer product protection payment plans using technology similar to ours.
Competition in the vehicle and consumer product protection payment plan payment services industry is intense, and some of our competitors may have greater financial, technological and other resources than we currently possess.
Our Payment Services business faces intense competition from other vehicle and consumer product protection plan payment services firms. Many competing companies have longer operating histories, greater access to capital, lower cost of capital, more lending experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources than we currently possess. The superior resources that some of these competitors have available could allow them to compete successfully against us, which could have a material adverse effect on our Payment Services business, results of operations, financial condition, liquidity and prospects.
If we are unable to compete effectively within the vehicle and consumer product protection payment services industry, we may lose market share and our business could suffer.
We face competition in providing payment plan financing for vehicle and consumer product protection plans throughout our market area. Our competitors include national, regional and other community banks, and a wide range of other financial institutions such as credit unions, insurance companies, factoring companies and other non-bank financial companies. Many of these competitors have access to cheaper capital, substantially greater resources and market presence than us and, as a result of their size, may be able to offer a broader range of products at better prices.
Our Payment Services business may involve a higher risk of delinquency or collection than other lending operations and could expose us to losses.
We provide financing for the payment of vehicle and consumer product protection plans through our Payment Services business. Vehicle and consumer product protection plan payment plans involve a unique, and possibly higher, risk of delinquency or collection than other types of lending operations. These are initiated primarily through relationships with unaffiliated independent sellers of vehicle and consumer product protection plans. As a result, risk management is critical and may be difficult. If consumers fail to make all of their payments we request cancellation of the coverage and anticipate a refund from the seller and provider of the plan. If the seller or provider of the plan, or the underlying insurer, are unable to provide a refund to us we may have to pursue legal recourse to collect. The cost of pursuing these funds can exceed the amount collected and may result in write-offs by us. For the year ended December 31, 2020, write-offs totaled $2.4 million, or 0.22% of total 2020 originations. For the six months ended June 30, 2021, we had no write-offs.
A decline in the economy in general may adversely affect our business.
Declines in the economy generally could have an adverse impact on our operating results by reducing the number of consumers purchasing vehicle and consumer product protection plans. Further, those who are currently financing their vehicle and consumer product protection plans may have more difficulty making their payments, thus raising our default rates. The global COVID-19 pandemic severely impacted business worldwide, including many in our industry. Although our business has continued to grow throughout the COVID-19 pandemic, due to the speed with which the COVID-19 situation is developing, the global breadth of its spreadand the range of governmental and community reactions thereto, there remains uncertainty around itsduration and ultimate imnpact, and the related financial impact on our business could change and cannot beaccurately predicted at this time.
Increases in interest rates may reduce the profitability of our Payment Services business.
Our revolving line of credit, which comprises our senior debt, is based, in part, on LIBOR. When LIBOR goes up, the interest we pay on our senior debt increases. We may not be able to increase our revenue to offset increases in LIBOR. Thus, with each increase, the spread between the revenue we earn and the interest we pay narrows, reducing our net income.
Aggressive marketing by our competitors may adversely affect our business.
There may be changes in the vehicle and consumer product protection plan market such as aggressive marketing by other companies or the emergence of new companies. Many direct-to-consumer vehicle protection and consumer protection plan providers offer payment plans in house or through affiliates. This practice could increase. Such an event would reduce the market share of all independent payment plan payment services companies and would have a negative effect on our company.

Insurance company insolvency may cause us losses.
Insurance companies, although closely regulated by the various states, can also fail. When an insurance company fails, we may have significant exposure. Such an event would put us at considerable risk. Although most insurance companies are covered through a guarantee fund, there may be a lengthy delay in recovering these funds, and all funds due us may not be recovered. Such an event would have a negative effect on cash flow. In the event of insurance company failure of a carrier not covered under such guarantee fund, our exposure will be much greater. There are rating services that evaluate the financial condition and stability of insurance companies. We use these to help us lower our risks. However, conditions for any insurance company can change rapidly and the rating services we use may not give us sufficient warning of any changes. In such an event, our risk factor could be increased.
We may experience cash flow problems due to delays or other disruptions in receiving proceeds from our credit facility.
We issue drafts on our bank account to finance new vehicle and consumer product protection payment plans. These drafts clear our bank on a daily basis. To meet this funding need, we draw funds on our revolving credit facility with our senior lender on a regular basis. Should the senior lender be unable to fund us in a timely fashion, we would have difficulty in funding these drafts. Further, if drafts fail to clear our bank it may jeopardize our relationships with sellers, administrators, and insurance companies that sell vehicle and consumer product protection plans, adversely affecting our ability to conduct business in the future.
If we are unable to expand our product offerings to additional affinity partners, our prospects for future growth may be adversely affected.
Our ability to attract and retain customers and therefore increase our revenue depends on our ability to successfully expand to additional affinity partners. While we have historically concentrated our efforts exclusively on the vehicle protection payment plan product, we may choose to enter into additional vertical markets, such as home protection plans or other “warranty” products, in order to achieve our long-term growth goals. Our success in the vehicle protection plan payment product market depends on our deep understanding of this industry, long-term relationships and market share. To penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources, and we may not be successful. In addition to the need for substantial resources, regulation could limit our ability to introduce new product offerings. If we fail to penetrate new vertical markets successfully, our revenue may grow at a slower rate than we anticipate and our business, results of operations and financial condition could be materially and adversely affected.
We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.
To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our projected growth. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, as well as market disruptions and other developments.
Historically, we have funded our operations, marketing expenditures and capital expenditures primarily through earnings generated by our Payment Services business. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance and the condition of the capital markets at the time we seek financing.
If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of PubCo Common Stock, and our existing stockholders may experience dilution. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities, and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.
If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth, maintain minimum amounts of capital and to respond to business challenges could be significantly limited, and our business, results of operations and financial condition could be adversely affected.
We rely on the experience and expertise of our founder, senior management team, key technical employees and other highly skilled personnel.
Our success depends upon the continued service of our founder, Rebecca Howard, and senior management team, highly-specialized experts and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. If we are unable to attract the requisite personnel, our business and prospects may be adversely affected. Our founder, executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of our founder or any other member of our senior management team or key personnel may significantly delay or prevent the achievement of our strategic business objectives and could harm our business. Competition in our industry for qualified employees is intense. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when the stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.
We face significant competition for personnel. To attract top talent, we have to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competitor actions. If we are unable to hire new employees quickly enough to meet our needs, or otherwise fail to effectively manage our hiring needs or successfully integrate new hires, including our recently hired management team members, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which in turn could have an adverse effect on our business, results of operations and financial condition.
If our customers were to claim that the direct to consumer vehicle or consumer product protection plans they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our business, results of operations and financial condition.
Although we aim to provide adequate and appropriate coverage under each of our vehicle and consumer product protection plans, customers could purchase vehicle or consumer protection plans that prove to be inadequate or inappropriate. If such customers were to bring a claim or claims alleging that we failed in our responsibilities to provide them with the type or amount of the vehicle or consumer product protection plan coverage that they sought to purchase, we could be found liable, resulting in an adverse effect on our business, results of operations and financial condition. While we maintain errors and omissions insurance coverage to protect us against such liability, such coverage may be insufficient or inadequate.
Our culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.
We believe that our culture has been critical to our success. Our culture flows out of our business model, which aims to transform direct-to-consumer vehicle and consumer product protection plan products from a zero sum game to an industry in which consumers can benefit by purchasing the type of plan they choose when they choose to purchase it, with full price transparency about deductibles and product features. Our ability to continue to cultivate and maintain this culture is essential to our growth and continued success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:
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failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission to enhance consumer value;

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the increasing size and geographic diversity of our workforce, and our ability to promote a uniform and consistent culture across all our offices and employees;

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competitive pressures to move in directions that may divert us from our mission, vision and values;

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the continued challenges of a rapidly-evolving industry; and

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the increasing need to develop expertise in new areas of business that affect us.

Our unique culture is one of our core characteristics that helps us to attract and retain key personnel. If we are not able to maintain our culture, we would have to incur additional costs and find alternative methods to recruit key employees, which in turn could cause our business, results of operations and financial condition to be adversely affected.
If we or our insurance partner(s) are unable to underwrite vehicle and consumer product protection plan risks accurately and charge competitive yet profitable rates to our customers, our business, results of operations and financial condition will be adversely affected.
In general, the consumer’s cost to buy our vehicle and consumer product protection plans is established at the time that the vehicle or consumer product protection plan is issued and, therefore, before all of our underlying costs are known. The accuracy of our pricing is subject to our ability to adequately assess cancellation risks. We rely on estimates and assumptions in setting our vehicle and consumer product protection plan pricing. We also utilize the data that we gather through our interactions with our customers, as evaluated and curated by our proprietary data analytics.
Pricing involves the analysis of historical data and the projection of future trends, costs and expenses, and inflation trends, among other factors, for our products in many different markets and for a wide variety of eligible vehicles. To accurately price our policies, we:
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collect and properly analyze a substantial volume of data from our customers;

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develop, test and apply appropriate projections and formulas;

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review and evaluate competitive product offerings and pricing dynamics;

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closely monitor and timely recognize changes in trends; and

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project both frequency of our customers’ behavior and cancellations with reasonable accuracy.

We seek to implement our pricing accurately in accordance with our assumptions. Our ability to undertake these efforts successfully and, as a result, accurately price our vehicle and consumer product protection plan products, is subject to a number of risks and uncertainties, including:
• insufficient or unreliable data;
• incorrect or incomplete analysis of available data;
• uncertainties generally inherent in estimates and assumptions;
• our failure to implement appropriate projections and formulas or other pricing methodologies;
• incorrect or incomplete analysis of the competitive environment;
• potential regulatory constraints on pricing increases; and
• our failure to accurately estimate unanticipated court decisions, legislation or regulatory action.
Our expansion within the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.
The primary market for both our Payment Services and Digital Platform businesses is the United States. Our Payment Services business also has limited operations in Canada. Our success depends in significant part on our ability to continue to expand within the United States. We have targeted our Digital Platform expansion across all 50 states, but we cannot guarantee that we will be able to execute on nationwide expansion in the near term or at all. Moreover, one or more states could revoke our license to operate, or implement additional regulatory hurdles that could inhibit our ability to operate our business in such states.
In addition to growing our domestic business, we have started exploring an international expansion, particularly in Canada. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area and subject us to a number of risks, including:
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obtaining any required government approvals, licenses or other authorizations, including in Canadian provinces;

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complying with varying laws and regulatory standards, including with respect to the insurance business and insurance distribution, capital and outsourcing requirements, data privacy, tax and local regulatory restrictions;

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recruiting and retaining qualified employees in foreign countries;

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competition from local incumbents that better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;

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differing demand dynamics, which may make our product offerings less successful;

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currency exchange restrictions or costs and exchange rate fluctuations; and

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limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, results of operations and financial condition could be adversely affected.
In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, anti-money laundering, export controls and trade and economic sanctions.
Expansion into new markets in the United States and abroad will require additional investments by us in both regulatory approvals and marketing. These incremental costs may include hiring additional personnel, as well as engaging third-party service providers and other research and development costs. If we fail to grow our geographic footprint or geographic growth occurs at a slower rate than expected, our business, results of operations and financial condition could be materially and adversely affected.
We are subject to risks associated with expanding into new lines of business and growing our associated product offerings, which may adversely affect existing product offerings and customer relationships.
Since the establishment of our Digital Platform business in 2020, we have experienced significant growth through acquisitive transactions and organic expansion. As part of our growth strategy, we may expand into new business lines and related products that we believe are complementary to our existing business lines. However, given the overlapping nature of products and services within our industry, our customers and other business partners in our existing business lines and products may view some of these expansions as competitive with, or otherwise detrimental to, their own businesses and seek to renegotiate their contractual terms or otherwise reduce their business with us. The loss or reduction of business with customers and other business partners could adversely affect our revenues and earnings. For example, in September 2021 a large customer to our Payment Services business informed us that it would reduce the number of contracts it delivers to us. Terminations, non-renewals or renegotiations of customer or other contracts or reductions in business from our large customers or other business partners could materially and adversely affect our business, financial condition and results of operations.
OP Group may acquire other companies or technologies which could divert its management’s attention, result in additional dilution to OP Group’s stockholders and otherwise disrupt OP Group’s operations and harm its operating results.
OP Group may acquire or invest in businesses, applications or technologies that it believes could complement or expand its products, enhance its technical capabilities or otherwise offer growth opportunities.

The pursuit of potential acquisitions may divert the attention of management, and cause OP Group to incur various costs and expenses in identifying, investigating and pursuing acquisitions, whether or not they are consummated. OP Group may not be able to identify desirable acquisition targets or be successful in entering into an agreement with any particular target.
As of the date of this proxy statement/prospectus, OP Group has entered into a purchase agreement, pursuant to which it intends to acquire Budco Financial Services, LLC (“Budco”). The acquisition of Budco is contingent on the consummation of the Business Combination. OP Group has also entered into a non-binding letter of intent (“LOI”) with two prospective targets, each of which is a seller of vehicle protection plans. With respect to these potential acquisitions and any future acquisitions, OP Group may not be able to successfully integrate acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. OP Group also may not achieve the anticipated benefits from these or any future acquisitions due to a number of factors, including:
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inability to integrate or benefit from acquisitions in a profitable manner;

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unanticipated costs or liabilities associated with the acquisition, including legal claims arising from the activities of companies or businesses OP Group acquires;

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acquisition-related costs;

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difficulty converting the customers of the acquired business to OP Group’s products and contract terms, including due to disparities in the revenue, licensing, support or professional services model of the acquired company;

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difficulty integrating the accounting systems, operations and personnel of the acquired business;

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difficulties and additional costs and expenses associated with supporting legacy products and the hosting infrastructure of the acquired business;

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diversion of management’s attention from other business concerns;

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harm to its existing relationships with its partners and customers as a result of the acquisition;

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the loss of its or the acquired business’s key employees;

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diversion of resources that could have been more effectively deployed in other parts of its business; and

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use of substantial portions of its available cash to consummate the acquisition.

Acquisitions could also result in dilutive issuances of equity securities, the use of OP Group’s available cash, or the incurrence of additional debt to fund such acquisitions, which could harm its operating results. If an acquired business fails to meet OP Group’s expectations, its operating results, business and financial condition could suffer.
The direct-to-consumer vehicle protection plan business, including the market for vehicle service contracts and similar products by related names, is historically dependent upon new vehicle sales, which could adversely affect our business.
Historically, direct-to-consumer vehicle protection plan providers have experienced fluctuations in operating results due to automotive sales, competition, general economic conditions and other factors. Demand for vehicle protection plans depends on numerous factors, including new car sales, and general economic conditions. All of these factors fluctuate and may contribute to vehicle protection plan demand generally.
We cannot predict with certainty whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to sell vehicle protection plans at prices we consider appropriate and with product features commensurate with our value proposition for consumers. Additionally, negative market conditions could result in a decline in vehicle protection plans sold, an increase in cancellations, and an uptick in our cost of doing business. Any of these factors could lead to an adverse effect on our business, results of operations and financial condition.

We are subject to payment processing risk.
Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards and gift cards. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative consumer perceptions of our service.
Severe weather events and other catastrophes, including the effects of climate change, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.
Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of wind and thunderstorm events, eruptions of volcanoes and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires in certain geographies; higher incidence of deluge flooding and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may cause an impact on the demand, price and availability of vehicle and consumer product protection plans, automobile sales and the pace of conversion to electric vehicles. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.
We expect our results of operations to fluctuate on a quarterly and annual basis. In addition, our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.
Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of customers purchasing our vehicle and consumer product protection plan products and fluctuations in the timing and amount of our expenses. Fluctuations and variability across the direct-to-consumer vehicle and consumer product protection plan industry may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues and resulting fluctuations in our rate of growth as a result of consumer spending patterns. As our business expands and matures, other seasonality trends may develop and the existing seasonality and customer behavior that we experience may change. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects and a failure to achieve our quarterly forecasts or to meet or exceed the expectations of research analysts or investors will cause our stock price to decline.
Our results of operations and financial condition may be adversely affected due to limitations in the analytical models used to assess and predict our exposure to cancellations.
The data analytics information is used in connection with pricing vehicle and consumer product protection plan products and related cancellations. However, since actual cancellation experience may vary considerably, there are limitations with respect to our ability to predict cancellations in future reporting periods.

Legal, Regulatory or Compliance Risks
We collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customers' privacy or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.
Use of our technology to offer protection plan products and payments services involves the storage and transmission of information, including personal information, in relation to our staff, contractors, business partners and current, past or potential customers. Security breaches, including by hackers or insiders, could expose confidential information, which could result in potential regulatory investigations, fines, penalties, compliance orders, liability, litigation and remediation costs, as well as reputational harm, any of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal or access our users' names, email addresses, physical addresses, phone numbers and other information that we collect when providing insurance quotes, and credit card or other payment information if a customer agrees to purchase insurance coverage from us. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers' information. Any of these incidents could result in an investigation by a competent regulator, resulting in a fine or penalty, or an order to implement specific compliance measures. It could also trigger claims by affected third parties. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of personal information.
Any or all of the issues above could adversely affect our ability to attract new customers or retain existing customers, or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, resulting in a material adverse effect to our business, results of operations and financial condition.
There are numerous existing and proposed federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer, and the protection of personal information and other data. The scope of these existing and proposed laws are changing, subject to differing interpretations, may be costly to comply with, and may be inconsistent between countries and jurisdictions or conflict with other rules. These laws include the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides civil penalties for violations, as well as a private right of action and statutory damages for data breaches that are expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability.
Any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data (including by way of our algorithms). In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including U.S. state laws, and the risk of litigation and regulatory enforcement actions. See “Regulation.”
Additionally, we are subject to the terms of our privacy policies and privacy-related obligations to third parties. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection of customer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and have a material adverse effect to our reputation, business and operating results.
Changes in insurance, consumer protection and related regulations may adversely affect our business.
Our industry is subject to laws, rules, and regulations as established by the states in which we operate, including insurance, consumer protection and related regulations. Any changes in such laws, rules and regulations could be detrimental to the vehicle and consumer product protection plan industry, thus having a negative effect on our operating income.
Regulators may limit our ability to expand or implement our Digital Platform product and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.
Our future success depends on our ability to continue to expand and implement our proprietary Digital Platform product. Changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology, or require that we disclose our proprietary technology to our competitors, which could impair our competitive position and result in a material adverse effect on our Olive business, results of operations and financial condition.
We rely on data analytics and our Digital Platform to collect data points that we evaluate in pricing our vehicle or regulatory requirements that restrict our ability to collect this data could thus materially and adversely affect our business, financial condition, results of operations and prospects.
We use data analytics and our Digital Platform to collect data points that we evaluate in pricing our vehicle and consumer product protection plans and customer support, and improving business processes. If federal, state or international regulators were to determine that the type of data we collect, the process we use for collecting this data or how we use it unfairly discriminates against some groups of people, laws and regulations could be interpreted or implemented to prohibit or restrict our collection or use of this data.
Our exposure to cancellation activity and regulation may be greater in California where we currently have a higher portion of our Digital Platform customers.
Approximately 26% of all vehicle and consumer product protection plans sold by our Digital Platform, and approximately 70% of vehicle and consumer product protection plans sold via our Olive.com business-to-consumer channel for the year ended December 31, 2020 originated from customers in California. As a consequence of this concentration, our Digital Platform business may have more significant risk exposure to regulation by this state.
Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.
Litigation and other proceedings may include, but are not limited to, complaints from or litigation by customers or reinsurers, related to alleged breaches of contract or otherwise. As our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively. We continually face risks associated with litigation of various types arising in the normal course of our business operations, including disputes relating to general commercial and corporate litigation. We are not currently involved in any material litigation with our customers, consumers or affinity partners. In addition, because we employ data analytics for pricing vehicle and consumer product protection plan products, it is possible that customers or consumer groups could bring individual or class action claims alleging that our methods of pricing are impermissibly discriminatory. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damage amounts or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend and may divert management's attention and resources away from our business and adversely affect our business, results of operations and financial condition. Additionally, routine lawsuits over claims that are not individually material could in the future become material if aggregated with a substantial number of similar lawsuits. In addition to increasing costs, a significant volume of customer complaints or litigation could adversely affect our brand and reputation, regardless of whether such allegations are valid or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage or the ultimate outcome of litigation or other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation, and other proceedings may harm our business and financial condition. See “Business of OP Group — Legal Proceedings.”
The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens onus and expose us to additional liability.
In response to the growing threat of cyber-attacks in our industry, certain jurisdictions, including New York, have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations. Although our international operations are limited and we believe we are materially compliant with their requirements, our failure to comply with new or existing cybersecurity regulations could result in regulatory actions and other penalties. In addition, efforts to comply with new or existing cybersecurity regulations could impose significant costs on our business, which could materially and adversely affect our business, financial condition or results of operations.
We may be subject to certain industry regulations, including the Truth-in-Lending Act.
Our business may require compliance with certain regulatory regimes, including some applicable to consumer lending. In particular, the laws which our business may be subject to directly or indirectly include the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions. Non-compliance with the Truth-in-Lending Act or other laws and regulations could result in fines, sanctions or other adverse consequences.
Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.
The Company could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on the use of net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially adversely affect holders of the PubCo Common Stock or the Company. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest or effect other changes that could have a material adverse effect on the Company’s business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.
In addition, the Company’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner in which they apply to the Company and its diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. The tax authorities could challenge the Company’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to its income tax provision that could increase its effective tax rate. Changes to tax laws may also adversely affect the Company’s ability to attract and retain key personnel.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Our operations and ongoing expansion are subject to oversight by provincial insurance regulators and the Canada Revenue Agency. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with the FCPA or other applicable laws and regulations and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.
We have begun to implement an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.
Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Claims by others that we infringed their proprietary technology or other intellectual property rights could harm our business.
Companies in the internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. In addition, certain companies and rights holders seek to enforce and monetize patents or other intellectual property rights they own, have purchased or otherwise obtained. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. From time to time, third parties may assert claims of infringement of intellectual property rights against us. Although we believe that we have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may therefore provide little or no deterrence or protection. Many potential litigants, including some of our competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. We may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against us, we may be subject to an injunction or other restrictions that prevent us from using or distributing our intellectual property, or from operating under our brand, or we may agree to a settlement that prevents us from distributing our offerings or a portion thereof, which could adversely affect our business, results of operations and financial condition.
With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found to violate such rights, which may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected offerings) effort and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations and financial condition.
Risks Relating to Cybersecurity and Technology
Security incidents or real or perceived errors, failures or bugs in our systems or Olive website could impair our operations, result in loss of personal customer information, damage our reputation and brand, and harm our business and operating results.
Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our Olive website may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.
If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our Olive website or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our Olive website, or stop using our Olive website entirely. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our Digital Platform is not safe to use.
A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.
Our proprietary data analytics algorithms may not operate properly or as we expect them to, which could cause us or our insurance partners to write vehicle and consumer product protection plans we or they should not write or price those plans inaccurately.
We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary data analytics from operating properly. If our data analytics do not function reliably, we may inaccurately price our vehicle and consumer product protection plans for our customers. Either of these situations could result in customer dissatisfaction with us, which could cause customers to cancel their vehicle and consumer product protection plans with us or deter prospective customers from obtaining new vehicle and consumer product protection plans with us.

We depend on search engines, social media platforms, content-based advertising and other online sources to attract consumers to our Olive website which may be affected by third-party interference beyond our control, and as we grow our customer acquisition costs will continue to rise.
Our success depends in part on our ability to attract consumers to our Olive website and convert them into customers in a cost-effective manner. We depend on search engines, social media platforms, content-based online advertising and other online sources for traffic to our website.
With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and, free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, results of operations and financial condition. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites.
Our ability to maintain and increase the number of consumers directed to our products from digital platforms is not within our control. Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our website were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our website, our business and operating results are likely to suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers' use of ad-blocking software, our business and operating results could suffer.
We also attract customers through our relationships with certain affinity partners. If our affinity partners were to decide to terminate their relationships with us, our ability to attract new customers through these channels could be materially impaired.
Interruptions or delays in the services provided by our Internet service providers could impair the operability o four Olive website and may cause our business to suffer.
We offer our products through our eCommerce site using Salesforce.com data centers, a provider of cloud infrastructure services. We rely on the Internet and, accordingly, depend upon the continuous, reliable and secure availability of Internet infrastructure in the cloud. Our operations depend on protecting the virtual cloud infrastructure hosted in Salesforce.com by maintaining its configuration, as well as the information stored in these virtual data centers and which third-party Internet service providers transmit. Furthermore, we have no physical access or control over the services provided by Salesforce.com. Although we have disaster recovery plans that utilize multiple Salesforce.com locations, the data centers that we use are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, many of which are beyond our control, any of which could disrupt our services, prevent customers from accessing our products, destroy customer data, or prevent us from being able to continuously back up and record data. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. Further, a prolonged Salesforce.com service disruption affecting our Olive website for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our Olive website. Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in access to our products.
We employ third-party licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open source licenses could result in increased costs or reduced service levels, which would adversely affect our business.
Our business relies on certain third-party software obtained under licenses from other companies. We anticipateth at we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.
Additionally, the software powering our technology systems incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition, and results of operations.
We may be unable to prevent or address the misappropriation of our data.
From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online apps may misappropriate data and attempt to imitate our brand or the functionality of our website. If we become aware of such websites or online apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or online apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites or online apps operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites or online apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or online apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.
Failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition.
Our success is dependent in part on protecting our intellectual property rights and technology (such as source code, information, data, processes and other forms of information, know how and technology). We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, there are steps that we have not yet taken to protect our intellectual property on a global basis. Additionally, the steps that we have already taken to protect our intellectual property may not be sufficient or effective. Even if we do detect violations, we may need to engage in litigation to enforce our rights.
While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of certain jurisdictions. We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners. We cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. Such arrangements may limit our ability to protect. maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.
We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We do not know whether any of our applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing our rights to our intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact to our business.
We currently hold various domain names relating to our brand, including PayLink, PayLinkDirect, Olive, gogetOlive.com and Olive.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our websites. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.
We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and counter suits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management's attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.
Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused, and our ability to attract customers may be adversely affected. Any inability or failure to protect our intellectual property could adversely impact our business, results of operations and financial condition.
We rely on data from our customers for pricing our vehicle and consumer product protection plan products. The lack of availability or inaccuracy of data could limit the functionality of our products and disrupt our Digital Platform business.
We use data, technology and intellectual property licensed from unaffiliated third parties in our Olive product and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in errors that could harm our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all.
Risks Related to Being a Public Company
The market price and trading volume of PubCo Common Stock and warrants may be highly volatile, and could decline significantly following the Business Combination.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of

PubCo Common Stock and PubCo Public Warrants in spite of our operating performance. PubCo cannot assure you that the market price of PubCo Common Stock and PubCo Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including any of the risks presented under this section entitled “Risk Factors” or presented elsewhere in this proxy statement/prospectus, and, among others, the following:
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PubCo operating and financial performance, quarterly or annual earnings relative to similar companies;

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publication of research reports or news stories about PubCo, PubCo’s competitors or PubCo’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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the public’s reaction to PubCo’s press releases, other public announcements and filings with the SEC;

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announcements by PubCo or PubCo’s competitors of acquisitions, business plans or commercial relationships;

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any major change in the PubCo Board or senior management, including the departure of our Founder;

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sales of PubCo Common Stock by PubCo, PubCo’s directors, executive officers, principal shareholders or PubCo’s Founder;

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adverse market reaction to any indebtedness PubCo may incur or securities we may issue in the future;

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short sales, hedging and other derivative transactions in PubCo Common Stock;

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exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

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PubCo’s creditworthiness, financial condition, performance and prospects;

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PubCo’s dividend policy and whether dividends on PubCo Common Stock have been, and are likely to be, declared and paid from time to time;

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perceptions of the investment opportunity associated with PubCo Common Stock relative to other investment alternatives;

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regulatory or legal developments;

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changes in general market, economic and political conditions;

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conditions or trends in our industry, geographies or customers;

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changes in accounting standards, policies, guidance, interpretations or principles; and

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threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of PubCo Common Stock, regardless of PubCo’s actual operating performance, and factors beyond PubCo’s control may cause PubCo’s stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. PubCo may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on PubCo’s business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject PubCo to significant liabilities.
PubCo’s management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.
The trading market for PubCo Common Stock will be influenced by the research and reports that industry or securities analysts publish about PubCo or its business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.
As a company with publicly-traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.
Because PubCo will become a public reporting company by means other than a traditional underwritten initial public offering, PubCo’s stockholders (including MDH’s Public Stockholders) may face additional risks and uncertainties.
In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because PubCo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of PubCo and, accordingly, PubCo’s stockholders (including MDH’s Public Stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although MDH performed a due diligence review and investigation of PubCo and OP

Group in connection with the Business Combination, MDH has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore MDH’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.
In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for PubCo Common Stock could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo Common Stock. See “— Risks Related to Being a Public Company — If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.”
The Proposed PubCo Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between PubCo and its stockholders, which could limit such stockholders’ability to obtain a favorable judicial forum for disputes with PubCo or its directors, officers or employees.
The Proposed PubCo Charter which will become effective upon the closing of the Business Combination will provide that, unless PubCo consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on PubCo’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of PubCo’s directors, officers, employees or agents or PubCo’s stockholders, (3) any action asserting a claim against PubCo or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of the Proposed PubCo Charter or Proposed PubCo Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. The Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless PubCo consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. With respect to the Exchange Act only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the Proposed PubCo Charter and Proposed PubCo Bylaws to be inapplicable or unenforceable in such action. Although PubCo believes these provisions benefit PubCo by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against Pubco or its directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed PubCo Charter and Proposed PubCo Bylaws to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm Pubco’s business, financial condition and operating results. Any person or entity purchasing or otherwise acquiring any interest in shares of PubCo Capital Stock will be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived PubCo’s compliance with the federal securities laws and the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
A significant portion of our total outstanding shares of PubCo Class A Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Class A Common Stock to drop significantly, even if our business is doing well.
The Business Combination Agreement contemplates that, at the Closing, PubCo will enter into Lock-Up Agreements with each of Blocker Owner, Sponsor and CF OMS, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such holders shall not transfer or make any announcement of any intention to effect a transfer of any of the equity interests of securities of PubCo beneficially owned by the holder during the period ending six months following the date of such Lock-Up Agreement.
Following the expiration of the lock-up period, Blocker Owner, Sponsor and CF OMS will not be restricted from selling shares of PubCo Class A Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of PubCo Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of PubCo Class A Common Stock. Upon completion of the Business Combination, Blocker Owner, Sponsor and CF OMS will collectively own approximately 75.3% of the outstanding PubCo Class A Common Stock and PubCo Class B Common Stock, taken as a whole, translating to a 75.3% voting interest, assuming that no Public Stockholders redeem their Public Shares in connection with the Business Combination.
As restrictions on resale end and registration statements for the sale of shares of PubCo Class A Common Stock by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares of PubCo Class A Common Stock, could have the effect of increasing the volatility in the market price of PubCo Class A Common Stock, or decreasing the market price itself.
Warrants will become exercisable for PubCo Class A Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Closing, there will be 21,850,000 outstanding warrants to purchase 21,850,000 shares of PubCo Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of the date that is (i) 12 months following the closing of the IPO and (ii) 30 days after the completion of the Business Combination. To the extent such warrants are exercised, additional shares of PubCo Class A Common Stock will be issued, which will result in dilution to the holders of PubCo Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of PubCo Class A Common Stock.
Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:
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our ability to maintain and attract new customers;

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the continued development and upgrading of our technology platform;

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the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

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pricing pressure as a result of competition or otherwise;

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delays or disruptions in our supply chain;

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errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

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successful expansion into international markets;

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the diversification and growth of our revenue sources;

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our ability to maintain gross margins and operating margins;

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constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our products;

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system failures or breaches of security or privacy;

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adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

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changes in the legislative or regulatory environment, including with respect to insurance and consumer product regulations;

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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

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changes in our effective tax rate;

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changes in accounting standards, policies, guidance, interpretations, or principles; and

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changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.
The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
As a private company, we do not currently have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate and we could face restricted access to capital markets.
Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.
The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:
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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

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be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

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be exempt from any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or be required to deliver a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price. We could be an emerging growth company for up to five years following the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.07 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.
We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of the PubCo Board and qualified executive officers.
Our ability to raise capital in the future may be limited.
Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.
PubCo’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause PubCo to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the PubCo Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and PubCo Board’s attention and resources from PubCo’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to PubCo’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, PubCo may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.
We may amend the terms of the PubCo Public Warrants in a manner that may be adverse to holders of PubCo Public Warrants with the approval by the holders of at least 50% of the then outstanding PubCo Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of PubCo Class A Common Stock purchasable upon exercise of a PubCo Public Warrant could be decreased, all without a warrant holder’s approval.
The PubCo Public Warrants will be issued in registered form under a warrant agreement, which will provide that the terms of the PubCo Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding PubCo Public Warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. Accordingly, we may amend the terms of the PubCo Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding PubCo Public Warrants approve of such amendment. Although our ability to amend the terms of the PubCo Public Warrants with the consent of at least 50% of the then outstanding PubCo Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the PubCo Public Warrants, convert the PubCo Public Warrants into cash or PubCo Class A Common Stock, shorten the exercise period or decrease the number of shares of PubCo Class A Common Stock purchasable upon exercise of a PubCo Public Warrant.
Your unexpired PubCo Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your PubCo Public Warrants worthless.
Outstanding PubCo Public Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per PubCo Public Warrant, provided that the last reported sales price of the PubCo Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date PubCo sends the notice of Redemption to the PubCo Public Warrantholders. PubCo will not redeem the PubCo Public Warrants as described above unless a registration statement under the Securities Act covering the PubCo Class A Shares issuable upon exercise of such PubCo Public Warrants is effective and a current prospectus relating to those PubCo Class A Shares is available throughout the 30-day redemption period. If and when the PubCo Public Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if PubCo is unable to register or qualify the PubCo Class A Shares for sale under all applicable state securities laws of the state of residence in those states in which the MDH Public Warrants were initially offered by MDH in its IPO. As a result, PubCo may redeem the PubCo Public Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding PubCo Public Warrants could force you to (i) exercise your PubCo Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your PubCo Public Warrants. None of the PubCo Private Placement Warrants will be redeemable by PubCo so long as they are held by their initial purchasers or their permitted transferees.
Risks Related to MDH
MDH’s stockholders may be held liable for claims by third parties against MDH to the extent of distributions received by them upon Redemption of their shares.
If MDH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against MDH which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MDH’s stockholders. Furthermore, because MDH intends to distribute the proceeds held in the Trust Account to MDH’s Public Stockholders promptly after expiration of the time MDH has to complete an initial business combination, this may be viewed or interpreted as giving preference to MDH’s Public Stockholders over any other potential creditors with respect to access to, or distributions from MDH’s assets. Furthermore, the MDH Board may be viewed as having breached its fiduciary duties to MDH or MDH’s creditors and/or having acted in bad faith, thereby exposing itself and MDH to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against MDH for these reasons.
Although MDH seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with MDH waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.
If third parties bring claims against MDH, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $      per share.
MDH’s placing of funds in the Trust Account may not protect those funds from third-party claims against MDH. Although MDH seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with MDH waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MDH’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MDH’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MDH than any alternative.
Examples of possible instances where MDH may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MDH and agree not seek recourse against the Trust Account for any reason. Upon Redemption of MDH’s Public Shares, if MDH is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, MDH will be required to provide for payment of claims of creditors that were not waived that may be brought against MDH within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to MDH if and to the extent any claims by a vendor (other than MDH’s independent registered public accounting firm) for services rendered or products sold to MDH, or a prospective target business with which MDH has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under MDH’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the

Sponsor will not be responsible to the extent of any liability for such third party claims. MDH believes that the Sponsor’s only assets are securities of MDH, and MDH has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, MDH may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.
None of MDH’s officers or directors will indemnify MDH for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
MDH’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MDH’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MDH currently expects that its independent directors would take legal action on behalf of MDH against the Sponsor to enforce their indemnification obligations to MDH, it is possible that MDH’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If MDH’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to MDH’s Public Stockholders.
If, after MDH distributes the proceeds in the Trust Account to its Public Stockholders, MDH files a bankruptcy petition or an involuntary bankruptcy petition is filed against MDH that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the MDH Board may be viewed as having breached their fiduciary duties to MDH’s creditors, thereby exposing the members of the MDH Board and MDH to claims of punitive damages.
If, after MDH distributes the proceeds in the Trust Account to its Public Stockholders, MDH files a bankruptcy petition or an involuntary bankruptcy petition is filed against MDH that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MDH’s stockholders. In addition, the MDH Board may be viewed as having breached its fiduciary duty to MDH’s creditors and/or having acted in bad faith, thereby exposing itself and MDH to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to its Public Stockholders, MDH files a bankruptcy petition or an involuntary bankruptcy petition is filed against MDH that is not dismissed, the claims of creditors in such proceedings may have priority over the claims of MDH’s stockholders and the per-share amount that would otherwise be received by MDH’s stockholders in connection with MDH’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to MDH’s Public Stockholders, MDH files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against MDH that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in MDH’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of MDH’s stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by MDH’s Public Stockholders in connection with its liquidation would be reduced.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of MDH.
MDH is subject to laws and regulations enacted by national, regional and local governments. In particular, MDH is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of MDH. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on MDH’s business and results of operations.

SPECIAL MEETING OF THE STOCKHOLDERS
General
MDH is furnishing this proxy statement/prospectus to MDH Stockholders as part of the solicitation of proxies by MDH’s Board for use at the Special Meeting to be held on      , 2021, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to MDH’s stockholders on or about      , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides MDH Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be held via live webcast at a.m., Eastern Time, on      , 2021, at      , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. The Special Meeting can be accessed by visiting      , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.
Registering for the Special Meeting
Pre-registration at      is recommended but is not required in order to attend.
Any MDH Stockholder wishing to attend the virtual meeting should register for the meeting by      , 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of MDH Common Stock:
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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to      , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the Special Meeting date in order to ensure access.

Purpose of the Special Meeting
At the Special Meeting, MDH is asking holders of the MDH Common Stock:
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To consider and vote upon a proposal to adopt and approve the Business Combination Agreement and the Business Combination, including the MDH Merger. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

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To consider and vote upon a proposal to adopt and approve the Proposed PubCo Charter. A copy of the Proposed PubCo Charter is attached to this proxy statement/prospectus as Annex B-1;

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To consider and vote upon, on a non-binding advisory basis, the Advisory Charter Proposals;

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To consider and vote upon the NYSE Proposal;

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To consider and vote upon a proposal to adopt and approve the 2021 Omnibus Incentive Plan. A copy of the form of the 2021 Omnibus Incentive Plan is attached to this proxy statement/prospectus as Annex J; and

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To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the MDH Board with Respect to the Proposals
The MDH Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of MDH’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
Record Date; Who is Entitled to Vote
MDH has fixed the close of business on      , 2021, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were                 shares of MDH Common Stock outstanding and entitled to vote. Each share of MDH Common Stock is entitled to one vote per share at the Special Meeting.
Sponsor and MDH’s officers and directors at the time of the IPO entered into a letter agreement to vote their shares of MDH Class B Common Stock and any shares of MDH Class A Common Stock purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns approximately 20% of our total outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock.
Quorum
The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of holders of shares of outstanding capital stock of MDH representing a majority of the voting power of all outstanding shares of capital stock of MDH entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.
Abstentions and Broker Non-Votes
With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.
Abstentions will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:
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An abstention will have no effect on the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal.

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In contrast, an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal. Moreover, for purposes of the NYSE Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposal.

Vote Required for Approval
The following votes are required for each proposal at the Special Meeting:
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Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

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Organizational Document Proposal:   The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class MDH A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

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Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common entitled to vote at the Special Meeting, voting as a single class.

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NYSE Proposal:   The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote at the special meeting, voting as a single class.

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Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote at the special meeting, voting as a single class.

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Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote at the Special Meeting, voting as a single class.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, Organizational Document Proposal and NYSE Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. Each of the Advisory Charter Proposals, Equity Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
Voting Your Shares
Each share of MDH Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of MDH Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of MDH Common Stock at the Special Meeting.
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You Can Vote by Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by MDH’s board “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote in Person.   We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at      , in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy
MDH Stockholders may send a later-dated, signed proxy card to MDH’s Secretary at 600 N. Carroll Ave., Suite 100, Southlake, Texas 76092 set forth below so that it is received by MDH’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place      , 2021) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. MDH Stockholders also may revoke their proxy by sending a notice of revocation to MDH’s Chief Executive Officer, which must be received by MDH’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a MDH Stockholder and have any questions about how to vote or direct a vote in respect of your shares of MDH Common Stock, you may call      , our proxy solicitor, by calling      , or banks and brokers can call collect at      , or by emailing      .
Vote of MDH’s Sponsor, Directors and Officers
MDH entered into agreements with the Sponsor, directors and officers, pursuant to which each agreed to vote any shares of MDH Common Stock owned by them in favor of an initial business combination.
MDH’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of MDH Common Stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares of MDH Class B Common Stock held by our Sponsor have no redemption rights upon MDH liquidation and will be worthless if no Business Combination is effected by us by February 4, 2023. However, Sponsor and MDH’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Redemption Rights
Public Stockholders may seek to redeem the shares of MDH Class A Common Stock that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
Sponsor and MDH’s officers and directors will not have redemption rights with respect to any shares of MDH Common Stock owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold Public Shares through units and you elect to separate your MDH Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to      , Eastern Time, on      , 2021 (two business days prior to the vote at the Special

Meeting) (a) submit a written request to the transfer agent that PubCo redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.
If you hold your Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares. In such case, MDH will promptly return any Public Shares previously delivered by Public Stockholders.
The closing price of shares of Class A Common Stock on      , 2021 was $      . As of      , 2021 was approximately $      or approximately $      per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. MDH cannot assure our stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.
If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the Business Combination Proposal, and deliver your Public Shares (either physically or electronically) to the transfer agent, prior to      , Eastern Time, on      , 2021 (two business days prior to the vote at the Special Meeting), and the Business Combination is consummated.
Appraisal Rights
Neither MDH Stockholders nor MDH Warrantholders have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation Costs
MDH is soliciting proxies on behalf of the MDH Board. This solicitation is being made by mail but also may be made by telephone or in person. MDH and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. MDH will bear the cost of the solicitation.

MDH has hired      to assist in the proxy solicitation process. MDH will pay that firm a fee of $      , plus disbursements. Such fee will be paid with non-Trust Account funds.
MDH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MDH will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when our Sponsor, MDH’s directors and officers, OP Group and/or its respective affiliates are not then aware of any material nonpublic information regarding MDH or our securities, Sponsor and MDH’s directors and officers, OP Group and/or its respective affiliates may (i) purchase Public Shares and/or Public Warrants from investors, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of MDH Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of PubCo and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.
Business Combination Agreement
This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement, including by the underlying disclosure schedules (“disclosure schedules”) which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the Parties (as defined below) rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the Parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations about the actual state of facts of the Parties.
General; Structure of the Business Combination
On July 21, 2021, MDH entered into the Business Combination Agreement with Olive Ventures Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo, (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo, (“MDH Merger Sub” and, together with Milestone Merger Sub, “Merger Subs”), Paylink Holdings, Inc., a Delaware corporation, (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company, (“Blocker Owner”), CF OMS, LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company, (together with its subsidiaries, “OP Group”) (collectively, the “Parties” and each a “Party”), pursuant to which, at the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, following transactions will occur (together with the other agreements and any related transactions contemplated by the Business Combination Agreement, the “Transactions”):
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at the closing of the Transactions (the “Closing”), prior to the Effective Time (defined below), the OP Group’s limited liability company agreement (the “Original LLCA”) will be amended and restated in order to, among other things, (i) revise the capitalization of OP Group, (ii) amend and restate the rights and preferences of the OP Group Company Units, (iii) create or authorize the creation of the OP Group Common Units and OP Group Earnout Units, (iv) provide for the exchange of OP Group Common Units for PubCo Class A Common Stock, and (v) provide for the potential conversion of OP Group Earnout Units into OP Group Common Units, in each case as set forth in the Company A&R LLC Agreement;
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immediately prior to or substantially concurrently with the Blocker Effective Time, the PIPE Investment will be consummated pursuant to the Subscription Agreements and the $15,000,000 in proceeds from the PIPE (the “PIPE Proceeds”) that will be received by PubCo in connection therewith, and a portion of the PIPE Proceeds equal to the Blocker Cash Consideration Amount ($13,000,000) will thereafter be contributed by PubCo to Milestone Merger Sub;

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at the Closing, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Milestone Merger Sub will merge with and into Blocker, with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”). In connection with the Blocker Merger, all of the outstanding equity of Blocker shall be converted into the right of Blocker Owner to receive (i) a number of shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, (ii) up to 2,500,000 additional shares of PubCo Class A Common Stock, (iii) the Blocker Cash Consideration Amount and (iv) payments and certain rights under the Tax Receivable Agreement;

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immediately following the Blocker Merger, in accordance with the DGCL, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger”, and together with the Blocker Merger, the “Mergers”). In connection with the MDH Merger, (i) each share of MDH outstanding immediately prior to the consummation of the MDH Merger will be converted into one share of PubCo Class A Common Stock and (ii) each MDH Warrant outstanding as of immediately prior to the consummation of the Transaction will be exchanged for a PubCo warrant exercisable for shares of PubCo Class A Common Stock;

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immediately following the MDH Merger, CF OMS shall pay to PubCo an amount equal to the aggregate par value thereof for (i) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Common Units held by CF OMS after giving effect to the Transaction and (ii) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of OP Group Earnout Units held by CF OMS (collectively, the “CF OMS Class B Purchase”);

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immediately following the CF OMS Class B Purchase, PubCo shall contribute to MDH all the remaining cash of PubCo (the “MDH Contribution”);

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immediately following the MDH Contribution, CF OMS shall sell to MDH a number of Common Units (valued at $10.00 per OP Group Common Unit) (such sale, the “CF OMS Sale”) in exchange for (i) the CF OMS Cash Consideration Amount ($8,000,000) and (ii) payments and certain rights under the Tax Receivable Agreement; and

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immediately following the CF OMS Sale, MDH shall contribute to OP Group all the remaining cash of MDH (such contribution, the “OP Group Contribution”) in exchange for (i) a number of OP Group Common Units equal to (a) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment (defined below) (discussed in further detail below)) less (b) all OP Group Common Units held by Blocker or already held by MDH as a result of the CF OMS Sale, and (ii) 5,175,000 OP Group Earnout Units (discussed in further detail below).

Seller Earnout
In accordance with the Business Combination Agreement, Blocker Owner and CF OMS shall have the right to receive additional consideration from PubCo based on the performance of the PubCo Class A Common Stock stock price following the Closing.
As part of the Business Combination Agreement, Blocker Owner shall receive up to 2,500,000 shares of PubCo Class A Common Stock to the extent the requirements set forth in the earnout provisions of the

Business Combination Agreement are satisfied. Specifically, Blocker Owner’s right to receive such shares after the Closing will be based upon the PubCo Class A Common Stock stock price during the seven years following the Closing:
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if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner; and

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if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then the remaining 1,250,000 shares of PubCo Class A Common Stock will be issued to Blocker Owner.

As part of the Business Combination Agreement, immediately prior to the Blocker Merger, and in connection with the execution of the amended and restated limited liability company agreement of OP Group, CF OMS shall receive 2,500,000 unvested OP Group Earnout Units and a corresponding number of unvested PubCo Class B Common Stock, which OP Group Earnout Units and PubCo Class B Common Stock will vest to the extent the requirements set forth in the earnout provisions of the Company A&R LLC Agreement Business Combination Agreement are satisfied. Specifically, such shares will vest based upon the post-closing performance of PubCo Class A Common Stock stock price during the seven years following the Closing:
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if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.00 over any 20 trading days within any 30 consecutive trading days, then (i) 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and of PubCo Class B Common Stock shares may be exchanged for 1,250,000 shares of PubCo Class A Common Stock; and

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if, during the seven years following the Closing, the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, then (i) the remaining 1,250,000 of the OP Group Earnout Units will convert into OP Group Common Units, (ii) 1,250,000 PubCo Class B Common Stock will vest and (iii) at the election of CF OMS, such OP Group Common Units and shares may be exchanged for 1,250,000 shares of PubCo Class A Common Stock.

Notwithstanding the foregoing, if PubCo directly or indirectly consummates a Subsequent Transaction during the seven years following the Closing, then (i) Blocker Owner will be entitled to receive the entirety of the 2,500,000 shares of PubCo Class A Common Stock referenced above and (ii) all of CF OP Group Earnout Units and shares of PubCo Class B Common Stock shall fully convert or vest, as the case may be, in each case, upon the consummation of the Subsequent Transaction.
Consideration to be Received in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, as a result of the Mergers, the consideration payable or issuable to the MDH Stockholders, Sponsor, Blocker Owner, and CF OMS is set forth below.
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MDH stockholders will have the right to receive in connection with the MDH Merger, (i) one share of PubCo Class A Common Stock in exchange for each share of MDH Common Stock outstanding immediately prior to the Effective Time, and (ii) one PubCo Warrant exercisable for shares of PubCo Class A Common Stock in exchange for each MDH Warrant outstanding immediately prior to the Effective Time (the “MDH Merger Consideration”).

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Sponsor, as a MDH stockholder, will have the right to receive 6,900,000 shares of PubCo Class A Common Stock immediately after the Effective Time of the MDH Merger; provided that 5,175,000 shares of the PubCo Class A Common Stock issued to the Sponsor as consideration in connection with the MDH Merger shall not be vested and shall be subject to forfeiture unless and until the occurrence of a Sponsor Earnout Milestone (as further described in the section entitled “Related Agreements — Sponsor Letter Agreement”) or Subsequent Transaction.
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Blocker Owner will receive: (i) 43,475,000 shares of PubCo Class A Common Stock; (ii) the Blocker Cash Consideration Amount ($13,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 Seller Earnout Shares.

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CF OMS will receive (i) 43,475,000 OP Group Common Units, paired with 43,475,000 shares of PubCo Class B Common Stock; (ii) the CF OMS Cash Consideration ($8,000,000); (iii) certain rights as set forth in the Tax Receivable Agreement; and (iv) in the event of the occurrence of a Seller Earnout Milestone or Subsequent Transaction, up to 2,500,000 OP Group Common Units, upon conversion of 2,500,000 OP Group Earnout Units and up to 2,500,000 vested shares of PubCo Class B Common Stock.

Closing of the Business Combination
The closing of the Blocker Merger, the closing of the MDH Merger and the closing of the other Transactions (collectively, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the third Business Day after the conditions set forth in Article XII of the Business Combination Agreement have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date and time as the parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties by the parties thereto.
In the Business Combination Agreement, MDH makes customary representations and warranties regarding itself and Merger Subs, including in relation to: organization, authority, non-contravention, litigation, required consents, Trust Account matters, brokers’ fees, MDH’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, MDH’s listing on the NYSE, PIPE Investment matters, related party transactions, this proxy statement/prospectus, and compliance with laws matters.
In the Business Combination Agreement, OP Group, Blocker, PubCo Parties, Blocker Owner and CF OMS makes representations and warranties regarding each of itself and its subsidiaries, including relating to: organization, authority, non-contravention, required consents, capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts, benefit plans, labor matters, taxes, insurance, compliance with permits, title to and sufficiency of tangible assets, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, related party transactions, this proxy statement/prospectus and international trade and anti-corruption matters.
Material Adverse Effect
Under the Business Combination Agreement , certain warranties of Blocker, the PubCo Parties, Blocker Owner, CF OMS and OP Group are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred.
Pursuant to the Business Combination Agreement, “Material Adverse Effect” means any event, circumstance, result, occurrence, change, effect or state of facts (collectively, “Events”) that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of OP Group and its subsidiaries, taken as a whole, or (b) the ability of CF OMS, Blocker, Blocker Owner, the PubCo Parties or OP Group to consummate the Transactions; provided, that, solely for purposes of clause (a) above, none of the following Events will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which OP Group and its subsidiaries operate; (ii) changes in law or GAAP or the interpretation thereof, in each case effected after the date of the Business Combination Agreement; (iii) any failure of OP Group or any of its subsidiaries to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions (including riots and social unrest) in any jurisdiction in which OP Group or any of its subsidiaries conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a party expressly required by the Business Combination Agreement (other than the OP Group’s or any of its subsidiaries’ compliance with Section 8.1 of the Business Combination Agreement), or (B) taken by OP Group or any of its subsidiaries expressly at the direction of MDH; (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (xi) the announcement or pendency of the transactions contemplated hereby; provided that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iv) (v), (vi), (vii) and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material, adverse and disproportionate effect on OP Group or any of its subsidiaries, taken as a whole, relative to other comparable entities operating in the industries or markets in which OP Group or any of its subsidiaries operate.
Covenants of the Parties
Interim Operating Covenants of MDH
During the period beginning on the date of the Business Combination Agreement until the earlier of the date the Business Combination Agreement is terminated in accordance with its terms and the Closing Date (such period, the “Pre-Closing Period”), except (i) with the prior written consent of OP Group (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) as expressly required hereby, MDH shall not:
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amend or otherwise modify and of its governing documents, such as the Existing MDH Charter and the Existing MDH Bylaws (the “MDH Governing Documents”) or the Trust Agreement;

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withdraw any of the Trust Amount, other than as permitted by the MDH Governing Documents or the Trust Agreement;

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other than in connection with the MDH stockholder approval of the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal, issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any equity interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of MDH;

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declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of MDH;

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split, combine, redeem or reclassify any of its equity interests;

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(i) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness, other than indebtedness incurred in order to finance working capital needs in an amount not to exceed $2,000,000, (ii) make any loans, advances or capital contributions to, or investments in, any person or entity or (iii) amend or modify any indebtedness;
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commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

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enter into any transaction or contract with Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by MDH to Sponsor, MDH’s officers or directors (or any affiliate of Sponsor or MDH’s officers) for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by the Business Combination Agreement;

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waive, release, assign, settle or compromise any pending or threatened legal proceeding, other than legal proceedings which are not material to MDH and which do not relate to the transactions contemplated by the Business Combination Agreement;

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buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any person or entity;

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enter into any new line of business;

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except as may be required by law, make, change or revoke any material election relating to taxes, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any amended material Tax Return, change any material method of Tax accounting; or

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propose, agree, authorize or commit to do any of the foregoing.

Nothing listed above is deemed to give OP Group the right to control or direct MDH prior to the Closing. Prior to the Closing, MDH will exercise, consistent with the terms and conditions of the Business Combination Agreement, control over its business.
Additional Covenants of MDH
In addition, MDH Parties made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:
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MDH will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered.

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MDH, acting through the MDH Board, will take all actions in accordance with applicable law, the MDH Governing Documents and the rules of the NYSE to duly call, give notice of, convene and promptly hold the Special Meeting for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus, which meeting shall be held not more than 25 days after the date on which MDH completes the mailing of this proxy statement/prospectus to MDH’s stockholders and the MDH Board will, through unanimous approval, recommend adoption of the Business Combination Agreement and approval of the other proposals contained herein and include such recommendation in the proxy statement/prospectus (the “MDH Board Recommendation”). Subject to a MDH Change in Recommendation in connection with an Intervening Event (described further below), unless the Business Combination Agreement has been duly terminated and except as required by applicable law upon the advice of outside counsel, neither the MDH Board nor any committee thereof is permitted to withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to OP Group, the Blocker or CF OMS, the MDH Board Recommendation and MDH will take all reasonable lawful action to solicit from the MDH stockholders proxies in favor of the Business Combination Proposal to adopt the Business Combination Agreement and approve the Organizational Document Proposal and will take all other action reasonably necessary or advisable to secure the vote or consent of the MDH stockholders that are required by the rules of the NYSE.

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None of the MDH Board (nor any committee thereof) or MDH will withdraw or modify, or propose publicly or by formal action of the MDH Board (any committee thereof) or MDH to withdraw or modify, in a manner adverse to OP Group, the MDH Board Recommendation. Without limiting the generality of the foregoing, at any time prior to the approval of the Business Combination Proposal by the MDH stockholders, the MDH Board may, in connection with any Intervening Event (defined below), withdraw or modify, or propose publicly to withdraw or modify, the MDH Board Recommendation (or publicly propose to withhold, amend, withdraw or modify such recommendation) (a “MDH Change in Recommendation”) if (and solely if): (i) the MDH Board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect an MDH Change in Recommendation would be inconsistent with its fiduciary duties under applicable law; (ii) MDH provides prior written notice to OP Group at least four business days in advance of such MDH Change in Recommendation (the “MDH Intervening Event Notice Period”) of its intent to effect such an MDH Change in Recommendation, which notice will include a description in reasonable detail of the Intervening Event (it being understood that such notice itself does not constitute an MDH Change in Recommendation); (iii) MDH has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the MDH Intervening Event Notice Period, with OP Group in good faith to consider such adjustments to the terms and conditions of Business Combination Agreement so that the failure of the MDH Board to make or effect an MDH Change in Recommendation would no longer be inconsistent with its fiduciary duties under applicable law, (iv) after OP Group delivers to MDH a written offer to alter the terms or conditions of Business Combination Agreement during the MDH Intervening Event Notice Period, the MDH Board determines in good faith that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable law (to the extent OP Group so desires to negotiate), and (v) after OP Group delivers to MDH a written offer to alter the terms or conditions of Business Combination Agreement during the MDH Intervening Event Notice Period, the MDH Board determines in good faith, after consultation with its outside legal counsel, that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable law. Each time a material modification to the Intervening Event occurs, MDH will notify OP Group of such modification and the MDH Intervening Event Notice Period will be extended for two business days from the day of such notification (and in no event shall the MDH Intervening Event Notice Period be less than four business days). “Intervening Event” means any material event that (a) was not known and was not reasonably foreseeable to the MDH Board as of the date of the Business Combination Agreement and that becomes known to the MDH Board after the date of the Business Combination Agreement and (b) does not relate to (1) clearance of the Transactions by any Governmental Entity or any other applicable laws or (2) a MDH Competing Transaction (defined below). Notwithstanding the foregoing, (A) any change in the price or trading volume of shares of MDH Class A Common Stock or MDH Warrants or (B) OP Group and its subsidiaries meeting, failing to meet or exceeding financial or other projections or predictions, will not be taken into account for purposes of determining whether an Intervening Event has occurred.

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MDH may (and in the case of the following clause (ii), at the reasonable request of OP Group, is required to) adjourn or postpone the Special Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Registration Statement is provided to the MDH stockholders; (ii) if as of the time for which the Special Meeting is originally scheduled, there are insufficient voting equity interests of MDH represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting; or (iii) in order to solicit additional proxies from the MDH stockholders for purposes of obtaining approval of the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal; provided that MDH cannot postpone or adjourn the Special Meeting beyond the date that is three business days prior to the Outside Date without the prior written consent of OP Group. In the event of a postponement or adjournment, MDH will reconvene the Special Meeting as promptly as practicable following such time as the matter causing such adjournment has been resolved.

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During the Pre-Closing Period, MDH and its affiliates will not, and will cause its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from MDH, Sponsor, their respective controlled affiliates or any other person, entity or group thereof (other than OP Group, Blocker, the PubCo Parties, Blocker Owner or CF OMS) that may constitute, or would reasonably be expected to lead to, an MDH Competing Transaction (defined below); (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding an MDH Competing Transaction; (iii) commence due diligence with respect to any person or entity for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, an MDH Competing Transaction; (iv) approve, endorse or recommend any MDH Competing Transaction; or (v) enter into an MDH Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an MDH Competing Transaction or publicly announce an intention to do so. “MDH Competing Transaction” means any transaction directly or indirectly involving any merger or consolidation with or acquisition of, purchase of all or a majority of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving, MDH (or any affiliate of MDH) and any party other than the parties to the Business Combination Agreement.
Interim Operating Covenants of OP Group, Blocker and the PubCo Parties
During the Pre-Closing Period, OP Group agrees to use commercially reasonable efforts to, and cause the its subsidiaries to use commercially reasonable efforts to, (i) conduct and operate their business in the ordinary course of business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom OP Group or any of its subsidiaries has a material business relationship, except, in each case, (w) as required by applicable law, (x) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required by the Business Combination Agreement or (z) as set forth on the Company Disclosure Schedules. For purposes of this “Covenants and Agreements” section, “ordinary course of business” means, with respect to any person or entity, (a) any action taken by such person or entity in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such person or entity in response to the actual or anticipated effect on such person or entity’s business of COVID-19 or any pandemic measures (such as quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guideline or recommendation by any governmental entity, in each case, in connection with or in response to, COVID-19)), in each case with respect to this clause (b), in connection with or in response to COVID-19.
Without limiting the foregoing, except (i) as required by applicable law, (ii) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required by the Business Combination Agreement or (iv) as set forth in the Company Disclosure Schedules, each of OP Group, the Blocker and each PubCo Party shall not, and shall cause the other Group Companies not to:
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amend or otherwise modify any of its governing documents (i.e., the documents which such entity establishes its legal existence or which govern its internal affairs, such as an entity’s certificate of incorporation (or analogous document), bylaws, certificate of formation (or analogous document) and limited liability company operating agreement);

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except as may be required by law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

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except as may be required by law, make, change or revoke any material election relating to taxes; enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any amended material tax return, or change any material method of tax accounting;

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issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any equity interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of such entity (other than to OP Group or any of its subsidiaries);

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declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any equityholder of such entity (other than (i) dividends or distributions among OP Group and its subsidiaries or (ii) tax distributions in the ordinary course of business);

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except in accordance with the Company A&R LLC Agreement, split, combine, redeem or reclassify, or purchase or otherwise acquire, any equity interests of OP Group or Blocker;

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sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material intellectual property) of any of OP Group or its subsidiaries (other than any such actions performed in the ordinary course of business or that would not require a change in any of the disclosure set forth in the Registration Statement on Form S-4 that contains this proxy statement/prospectus or any financial information required to be included therein);

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incur, create, assume, guarantee or otherwise become liable for any indebtedness except for (i) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of OP Group existing as of the date of the Business Combination Agreement not to exceed, individually or in the aggregate, $600,000,000, (ii) any such indebtedness among OP Group and its wholly-owned subsidiaries or among its wholly-owned subsidiaries, (iii) the accrual of interest on indebtedness outstanding as of the date of the Business Combination Agreement or otherwise incurred in compliance with the Business Combination Agreement and (iv) any such indebtedness that would not require a change in any of the disclosure set forth in the Registration Statement on Form S-4 that contains this proxy statement/prospectus or any financial information required to be included therein;

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enter into (or amend, modify, terminate or waive any material right under) any contracts between any of the OP Group and its subsidiaries, on the one hand, and any of their respective affiliates (except for OP Group any other subsidiary of OP Group), on the other hand, or, to the extent such execution, amendment, modification, termination or waiver of a material right would require a change in any of the disclosure set forth in the Registration Statement of which this proxy statement/prospectus forms a part or any financial information required to be included therein, and any contract that limits or restricts OP Group or any of its subsidiaries (or after the Closing, MDH or any of OP Group and its subsidiaries) from (i) engaging or competing in any line of business or business activity in any jurisdiction or (ii) acquiring any material product or asset or receiving material services from any person or entity or selling any product or asset or performing services for any person or entity;

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adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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other than as required by applicable law or pursuant to the terms of a Company Employee Benefit Plan (as defined in the Business Combination Agreement), pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, sale, retention, change-in-control or other discretionary bonus;

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negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of OP Group and its subsidiaries;

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implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act; or

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propose, agree, authorize or commit to do any of the foregoing.

Nothing contained herein will be deemed to give MDH the right to control or direct OP Group or any Group Company prior to the Closing. Prior to the Closing, OP Group will exercise, consistent with the terms and conditions hereof, control over its respective businesses and operations.
Additional Covenants of OP Group, Blocker, Blocker Owner, the PubCo Parties and CF OMS
In addition, OP Group, Blocker, Blocker Owner, the PubCo Parties and CF OMS made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:

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during the Pre-Closing Period, upon reasonable prior notice, OP Group, Blocker and the PubCo Parties will afford the representatives of MDH reasonable access, during normal business hours, to the properties, books and records of OP Group and its subsidiaries, as applicable, and furnish to the representatives of MDH such additional financial and operating data and other information regarding the business of and the Group Companies as MDH or its representatives may from time to time reasonably request for purposes of consummating the Transactions and preparing to operate the business of the Group Companies following the Closing. Notwithstanding the foregoing, nothing herein shall require the any Group Company to provide access to, or to disclose any information to, MDH or any of its representatives if such access or disclosure, in the good faith reasonable belief of OP Group, after consultation with outside counsel, (a) would waive any attorney/client privilege or (b) would be in violation of applicable Laws (including the HSR Act).

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within one day of the date of the Business Combination Agreement, (i) PubCo, as the sole stockholder of each of Milestone Merger Sub and MDH Merger Sub, shall deliver to MDH and OP Group a written consent evidencing the adoption of this Agreement (the “PubCo Stockholder Consents”); and (ii) Blocker Owner, as the sole stockholder of Blocker, shall deliver to MDH and OP Group a written consent evidencing adoption of this Agreement (the “Blocker Merger Stockholder Consent”)

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from and after the Effective Time, PubCo shall, and shall cause the other PubCo Parties, Surviving MDH and the Group Companies to, indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or MDH or who, at the request of any Group Company or MDH, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) to the extent provided in the applicable Governing Documents in effect as of the date of the Business Combination Agreement (“D&O Provisions”) and to the extent such D&O Provisions are rights of contract. For a period of six years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Group Company’s or MDH’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

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at or prior to the Closing Date, PubCo will purchase and maintain in effect for a period of six years from and after the Closing Date policies of directors’ and officers’ liability insurance covering the Indemnified Persons with respect to claims arising from facts or events that occurred on or before the Closing with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by OP Group’s comparable current policy.

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at or prior to the Closing Date, PubCo shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and MDH’s fiduciary and employee benefit policies, in each case, covering those persons who are covered on the date of the Business Combination Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or MDH’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company or MDH shall be settled without the prior written consent of PubCo (which consent shall not be unreasonably withheld, conditioned or delayed).

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PubCo may not modify or waive any provisions of a Subscription Agreement without the prior written consent of OP Group and MDH; provided that any modifications or waiver of a de minimis nature or otherwise immaterial and does not affect any economic conditionality or any other material term of a Subscription Agreement shall not require the prior written consent of OP Group or MDH. PubCo will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including: (a) to maintain in effect the Subscription Agreements, to satisfy on a timely basis all conditions and covenants applicable to PubCo in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) to deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting OP Group’s rights to enforce the Subscription Agreements, to enforce PubCo’s rights under the Subscription Agreements, subject to all provisions thereof, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.
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During the Pre-Closing Period, none of the PubCo Parties, OP Group, the Blocker, the Blocker Owner or CF OMS nor any of their respective affiliates, directly or indirectly, will engage in any transactions involving the securities of MDH or PubCo without the prior written consent of MDH.

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During the Pre-Closing Period, each of (i) the Blocker and each PubCo Party, (ii) the Blocker Owner and its controlled affiliates, (iii) CF OMS and its controlled affiliates and (iv) OP Group shall not, and shall cause their respective Subsidiaries and representatives not to, directly or indirectly: (a) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person, entity or group thereof other than MDH and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction (defined below); (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blocker or any of OP Group and its subsidiaries and any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of the Blocker or any of OP Group and its subsidiaries to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. A “Competing Transaction” means (a) any transaction which upon consummation thereof, would (i) result in OP Group or any of its subsidiaries, directly or indirectly, becoming a public company or (ii) impede, materially interfere with or prevent the Transactions, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of any material portion of the assets or business of the Group Company, taken as a whole (but excluding the sale of assets in the ordinary course of business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would not reasonably be expected to materially delay the Transactions) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale or other business combination or similar transaction) of equity interests, voting interests or debt securities of OP Group or any of its subsidiaries, in each case, the purpose of which is to frustrate the consummation of the Transactions, in all cases of clauses (a) through (c), either in one or a series of related transactions.

Joint Covenants of MDH, OP Group, Blocker, Blocker Owner, the PubCo Parties and CF OMS
In addition, each of OP Group, Blocker, Blocker Owner, the PubCo Parties and/or CF OMS has agreed, among other things, to the following:
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each of the parties will cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and made effective, in the most expeditious manner practicable, the Business Combination;

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each of the parties will otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the Business Combination as soon as practicable;

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subject to certain exceptions, none of the parties will and each party will cause its affiliates not to, make or issue any public release or public announcement concerning the Business Combination without the prior written consent of MDH, in the case of OP Group, Blocker, Blocker Owner, the

PubCo Parties and CF OMS, or the prior written consent of the OP Group, in the case of MDH, which consent, in each case, will not be unreasonably withheld, conditioned or delayed;
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Prior to the Closing Date, MDH and PubCo will approve and, subject to the approval of the MDH stockholders, adopt an incentive plan reasonably acceptable to CF OMS and Blocker Owner to be effective after the Closing (the “EIP”);

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During the Pre-Closing Period, each party will disclose to the other parties in writing any development, fact or circumstance of which such party has knowledge, arising before or after the date of the Business Combination Agreement, that would cause or would reasonably be expected to result in the failure of the closing conditions described in to be satisfied (see “The Business Combination Proposal—Business Combination Agreement—Conditions to the Closing of the Business Combination” beginning on page 124, of this proxy statement/prospectus);

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OP Group shall provide to MDH and PubCo as promptly as practicable after the date of the Business Combination Agreement: (i) an audited consolidated balance sheet of OP Group as of December 31, 2019 and December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of OP Group’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the Unaudited Financial Statements; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii), and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

•
each of the Parties shall use its reasonable best efforts to cause the shares of PubCo Class A Common Stock and PubCo Warrants issuable in the Transactions and the shares of PubCo Class A Common Stock that will become issuable upon the exercise of the PubCo Warrants to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of Business Combination Agreement, and in any event prior to the Closing Date;

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each of the parties will use its reasonable best efforts to cause the MDH Common Stock to be delisted from the NYSE and to have MDH terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Closing Date or as soon as practicable thereafter; and

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among other tax-related covenants, the parties will (i) cooperate, as and to the extent reasonably requested by each other party, in connection with the preparation and filing of tax returns and any examination or other proceeding with respect to taxes and (ii) not take any action or fail to take any action that would reasonably be expected to cause of the Blocker, together with the corresponding MDH Merger and the other transactions contemplated by the Business Combination Agreement, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions to the Closing of the Business Combination
The consummation of the Business Combination, including the MDH Merger, is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Business Combination Agreement, the Business Combination, including the MDH Merger, may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would satisfy or waive any such provisions of the Business Combination Agreement.

Available Closing Date Cash Condition
The Business Combination Agreement provides that the obligations of OP Group, Blocker, the PubCo Parties, Blocker Owner, CF OMS to consummate the Business Combination are conditioned on, among other things, that, as of the Closing, the Available Closing Date Cash (i) in the Trust Account, after deducting the aggregate amount of payments required to be made in connection with the Redemptions of MDH Class A Common Stock, if any, (ii) from the PIPE Proceeds, and (iii) the Cash on Hand of the OP Group and its subsidiaries (net of the Transaction Expenses), is at least $165,000,000 (the “Available Closing Date Cash Condition”).
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to effect the Business Combination are subject to the satisfaction, or written waiver, at or prior to the Closing of the following conditions:
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the waiting period (or any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

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there shall not be any applicable law in effect that makes the consummation of the Transactions illegal or any order in effect preventing the consummation of the Transactions;

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the approval of each of the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal by the MDH stockholders;

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the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part (the “Registration Statement”) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending; and

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The PubCo Class A Common Stock (including the shares to be issued in the MDH Merger, the PIPE Investment and the other Transactions) and the PubCo Public Warrants shall be listed on the NYSE and shall be eligible for continued listing on the NYSE immediately following the Closing.

Conditions to the Obligations of MDH
The obligations of MDH to consummate the Business Combination is subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:
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the representations and warranties (other than certain fundamental representations and warranties) of each of OP Group and its subsidiaries, Blocker, PubCo, CF OMS and Blocker Owner set forth in the Business Combination Agreement, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

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the fundamental representations and warranties of each of OP Group and its subsidiaries, Blocker, PubCo, CF OMS and Blocker Owner set forth in the Business Combination Agreement, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date);

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the respective covenants and agreements of OP Group, CF OMS, Blocker Owner, Blocker and the PubCo Parties to be performed or complied with by such party on or prior to the Closing pursuant to the Business Combination Agreement, shall have been performed in all material respects;

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no Material Adverse Effect (as defined therein) shall have occurred since the date of the Business Combination Agreement;

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OP Group, Blocker, CF OMS and Blocker Owner shall each have delivered to MDH a duly executed officer’s certificate from an authorized person of each of OP Group, Blocker, CF OMS and Blocker Owner, in each case, certifying satisfaction of certain conditions set forth in the Business Combination Agreement;

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MDH and, where applicable, the Sponsor, shall have received from each of OP Group, Blocker, CF OMS, Blocker Owner and the PubCo Parties the closing deliverables documentation as set forth in the Business Combination Agreement; and

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Each of the following shall have been obtained: (i) written consents of the sole stockholder of each of Milestone Merger Sub and MDH Merger Sub adopting the Business Combination Agreement (the “PubCo Stockholder Consents”), and (ii) written consent of the sole stockholder of Blocker adopting the Business Combination Agreement (the “Blocker Merger Stockholder Consent”).

Conditions to the Obligations of OP Group, Blocker, the PubCo Parties, Blocker Owner, CF OMS
The obligation of the Blocker, the PubCo Parties, Blocker Owner, CF OMS and OP Group to consummate the Business Combination is subject to the satisfaction, or written waiver by OP Group, at or prior to the Closing, of each of the following conditions:
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the representations and warranties of MDH set forth in the Business Combination Agreement (other than the certain fundamental representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would not have a material adverse effect on MDH;

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the fundamental representations and warranties of MDH, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies;

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the covenants and agreements of MDH to be performed or complied with by MDH on or prior to the Closing in accordance with the Business Combination Agreement shall have been performed in all material respects;

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MDH shall have delivered to OP Group a duly executed officer’s certificate from an officer of MDH, certifying satisfaction of certain conditions set forth in the Business Combination Agreement;

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MDH shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available at the Closing as set forth in the Business Combination Agreement;

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the Available Closing Date Cash shall be equal to or greater than $165,000,000; and

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MDH shall have delivered to OP Group, PubCo, CF OMS and Blocker Owner (as applicable), the closing deliverables documentation as set forth in the Business Combination Agreement.

Limitations of Failure of a Condition
None of the parties to the Business Combination Agreement may rely on the failure of any closing condition set forth in the Business Combination Agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other party to be satisfied.
Termination
The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing only as follows:

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by the mutual written consent of OP Group and MDH;

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by either OP Group or MDH by written notice to the other party if any governmental entity has enacted any final applicable law which has become and non-appealable and has the effect of making the consummation of the transactions illegal or any final, non-appealable order is in effect permanently preventing the consummation of the Transactions; provided that this right to terminate is not available to a party whose breach of any representation, warranty, covenant or agreement in the Business Combination Agreement results in or causes such final, non-appealable order or other action;

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by either OP Group or MDH by written notice to the other if the consummation of the Transactions shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided that this right to terminate is not available to a party then in material breach of its representations, warranties, covenants or agreements under the Business Combination Agreement;

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by OP Group, if MDH breaches in any material respect any of its representations or warranties or breaches or fails to perform in any material respect any of its covenants such that certain conditions to the obligations of OP Group to consummate the Closing, as described in the section entitled “— Conditions to the Closing of the Business Combination” above, are not capable of being satisfied and the breach (or breaches) is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) 30 days after written notice thereof and OP Group has not waived in writing such breach or failure; provided that the right to terminate will not be available to OP Group if OP Group, the Blocker, any PubCo Party, CF OMS or Blocker Owner is in material breach of any representation, warranty, covenant or agreement of the Business Combination Agreement;

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by MDH, if OP Group, the Blocker or any PubCo Party breaches in any material respect any of their respective representations or warranties, or OP Group, the Blocker, any PubCo Party, CF OMS or Blocker Owner breaches or fails to perform in any material respect any of their respective covenants , such that certain conditions to the obligations of MDH to consummate the Closing, as described in the section entitled “— Conditions to the Closing of the Business Combination” above, are not capable of being satisfied and the breach (or breaches) is (or are) not cured or cannot be cured by the earlier of (i) the Outside Date and (ii) 30 days after written notice thereof and MDH has not waived in writing such breach or failure; provided that the right to terminate will not be available to MDH if MDH is in material breach of any representation, warranty, covenant or agreement of the Business Combination Agreement; or

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after the third day following the date of the Business Combination Agreement, by MDH if the PubCo Stockholder Consents and the Blocker Merger Stockholder Consent shall have not been obtained and delivered to MDH prior to the termination of the Business Combination Agreement. PubCo and Blocker Owner delivered such consents to MDH on July 21, 2021 following the execution of the Business Combination Agreement, so this right to terminate is no longer available to MDH.

Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will immediately become null and void, without any liability on the part of any party or any other person (other than liability for fraud or willful and material breach by such party occurring prior to termination), and all rights and obligations of each party shall cease; provided that (i) the Confidentiality Agreement and the agreements contained in certain provisions of the Business Combination Agreement related to confidentiality, publicity, expenses, the effect of termination and the provisions set forth under Article XIV thereof survive any termination of the Business Combination Agreement and remain in full force and effect and (ii) no such termination shall relieve any party from any liability arising out of or incurred as a result of its fraud or its willful and material breach of the Business Combination Agreement.
Fees and Expenses
If the Business Combination Agreement is terminated in accordance with its terms (see “The Business Combination Proposal — Business Combination Agreement — Termination” beginning on page 126 of this proxy statement/prospectus for a description of the termination provisions), each of the Parties to the Business

Combination Agreement will bear its own expenses in connection with the negotiation and execution of the Business Combination Agreement, the performance of its obligations thereunder and the consummation of the Business Combination and the Ancillary Agreements, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors. If the Business Combination is consummated, all transaction expenses incurred by MDH, Blocker, Blocker Owner, the PubCo Parties, CF OMS and OP Group will be borne by PubCo as follows: (a) all fees, costs and expenses incurred or payable by MDH or the Sponsor through the Closing in an amount not to exceed $16,000,000 (other than the fees listed in clauses (c) through (f) herein); (b) all fees, costs and expenses incurred or payable by OP Group, the Blocker Owner, the PubCo Parties, CF OMS or the Blocker through the Closing in an amount not to exceed $25,000,000 (other than the fees listed in clauses (c) through (f) herein); (c) any fees, costs and expenses incurred or payable by MDH, the Sponsor, the Blocker Owner, Blocker, the PubCo Parties, CF OMS or OP Group through the Closing in connection with the PIPE Investment and Subscription Agreements; (d) all fees, costs and expenses paid or payable pursuant to the D&O tail policy; (e) any change in control, retention bonus, transaction bonus or other similar payment, and the employer portion of any payroll taxes in respect thereof (subject to certain exceptions), payable to any current or former employee, individual independent contractor, director, officer or individual consultant of Blocker or any of OP Group or any of its subsidiaries as a result of the consummation of the Transactions; and (f) all fees, costs and expenses paid or payable to the Transfer Agent, to the extent related to the Transactions.
Trust Account Waiver
OP Group has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to the Public Stockholders or to the underwriters of MDH’s IPO in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and has waived any claims it, and its equityholders and affiliates, had or may have at any time against or with respect to the Trust Account ( including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement) among MDH and OP Group or CF OMS and agreed not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever.
Amendment; Waiver
No amendment of any provision of the Business Combination Agreement will be valid unless it is in writing and signed by the parties of the Business Combination Agreement.
No waiver of any provision or condition of the Business Combination Agreement will be valid unless it is in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Business Combination Agreement, whether intentional or not, will be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
No Survival of Representations, Warranties and Pre-Closing Covenants
None of the representations, warranties, covenants or agreements set forth in the Business Combination Agreement or in any certificate delivered pursuant to in the Business Combination Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing ), which shall survive until 30 days following the date of the expiration by its terms of the obligation of the applicable party under such covenant or agreement. Notwithstanding anything to the contrary contained in the Business Combination Agreement, none of the provisions set forth in the Business Combination Agreement will be deemed a waiver by any party of any right or remedy which such party may have at law or in equity in the case of fraud.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders of MDH and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the special meeting.
Sponsor Letter Agreement
On July 21, 2021, concurrently with the execution of the Business Combination Agreement, Sponsor, PubCo, OP Group and MDH entered into a sponsor letter agreement (the “Sponsor Letter Agreement”) pursuant to, and on the terms and conditions of which, the parties thereto agree that 5,175,000 shares of PubCo’s Class A Common Stock, par value $0.0001 per share, that are to be issued to Sponsor in connection with the Transaction shall have contingent earnout requirements (the “Sponsor Earnout Shares”). Sponsor’s right to receive the Sponsor Earnout Shares after the Closing will be based upon the post-closing performance of PubCo Class A Common Stock stock price during the seven years following the Closing:
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if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $12.00 over any 20 trading days within any 30 consecutive trading days, 1,725,000 of the Sponsor Earnout Shares will vest and 1,725,000 OP Group Earnout Units held by MDH (a wholly owned subsidiary of PubCo following the MDH Merger), will convert into an equivalent number of OP Group Common Units held by MDH;

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if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $13.50 over any 20 trading days within any 30 consecutive trading days, an additional 1,725,000 of the Sponsor Earnout Shares will vest and 1,725,000 OP Group Earnout Units held by MDH (a wholly owned subsidiary of PubCo following the MDH Merger), will convert into an equivalent number of OP Group Common Units held by MDH; and

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if during the seven years following the Closing the volume weighted average price of PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, the remaining 1,725,000 of the Sponsor Earnout Shares will vest and 1,725,000 OP Group Earnout Units held by MDH (a wholly owned subsidiary of PubCo following the MDH Merger), will convert into an equivalent number of OP Group Common Units held by MDH.

Notwithstanding the foregoing, if there is a Subsequent Transaction during the seven years following the Closing, then all of the unvested Sponsor Earnout Shares, along with the Seller Earnout Shares issued to Sponsor shall fully vest and all of the OP Group Earnout Units held by MDH shall convert to OP Group Common Units held by MDH upon the consummation of the Subsequent Transaction.
Transaction Support Agreement
On July 21, 2021, MDH entered into a Transaction Support Agreement (the “Support Agreement”), by and among OP Group, MDH, PubCo and MDIH Sponsor, LLC, a Delaware limited liability company (“Sponsor”), pursuant to which Sponsor, as the record and beneficial owner of shares of Class B Common Stock and Warrants of MDH, has agreed to, among other things, to vote in its capacity as a stockholder of MDH for the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby and not to transfer any of its interests in MDH.
PIPE Investment Subscription Agreements
On July 21, 2021, concurrently with the execution of the Business Combination Agreement, PubCo entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively,

the “PIPE Investors”), pursuant to, and on the terms and conditions of which, the PIPE Investors have collectively subscribed for 1,500,000 shares of PubCo Class A Common Stock at a price of $10.00 per share, for an aggregate purchase price equal to $15,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated immediately prior to the Closing. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of each of the parties to terminate such Subscription Agreement; (iii) on January 30, 2022, if the Closing has not occurred by such date, other than as a result of a breach of the PIPE Investor’s obligations; or (iv) if any of the conditions to the Closing as set forth in the Subscription Agreement are (a) not satisfied or waived in writing prior to the Closing or (b) not capable of being satisfied on the Closing, and as a result of (a) or (b), the transactions in the Subscription Agreement will not be and are not consummated at the Closing.
The shares of the PubCo Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. PubCo will grant the PIPE Investors certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination.
In addition, MDH is also a party to the Subscription Agreements, but solely for the limited purpose of complying with the disclosure requirements as set forth in Section 13 of the Subscription Agreements.
Investor Rights Agreement
Concurrently with the completion of the Business Combination, PubCo will enter into the Investor Rights Agreement with Sponsor, Blocker Owner and CF OMS, in substantially the form attached as Annex D to the proxy statement/prospectus.
Board Composition.   Under the Investor Rights Agreement, subject to certain step down provisions, Sponsor will have the right to nominate the Sponsor Directors, Blocker Owner will have the right to nominate the Milestone Directors and CF OMS will have the right to nominate the Fortress Directors. Each of Sponsor, Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo to take all necessary action to cause (x) the PubCo Board to initially be comprised of seven directors and (y) those individuals to be nominated in accordance with the Investor Rights Agreement. As of the Closing Date:
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two individuals will have been nominated by the Sponsor, initially Stephen Beard and Franklin McLarty, and thereafter designated pursuant to the Investor Rights Agreement (each, a “Sponsor Director”);

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two individuals have been or will be independent directors nominated by the Blocker Owner, initially John Shoemaker and Adam Curtin and thereafter designated pursuant to the Investor Rights Agreement (each, a “Milestone Director”);

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two individuals have been or will be independent directors nominated by CF OMS, initially David King and Hank Reeves, and thereafter designated pursuant to the Investor Rights Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”); and

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the CEO of PubCo will be nominated by the holders of any securities of PubCo, initially Rebecca Howard (the “CEO Director”).

The Chairperson of the PubCo Board will initially be Franklin McLarty, and thereafter will be appointed by the PubCo Board.
Step-Down Provisions.   For so long as the Sponsor, Blocker Owner and CF OMS and each of their respective permitted transferees beneficially own the percentages shown below, PubCo shall take all necessary action to include in the slate of nominees recommended by the PubCo Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Sponsor shown in the columns labeled “Number of Sponsor Nominees”, “Number of Milestone Nominees” and “Number of Fortress Nominees”, respectively below. After the number of Sponsor Nominees, Milestone Nominees or Fortress Nominees is reduced because the percentage of such Economic Interest Percentage (defined below) is reduced, the Sponsor, Blocker Owner or CF OMS (as applicable) and their respective permitted transferees cannot subsequently increase the number of such nominees entitled to be nominated as a result of its acquisition of beneficial ownership of a greater Economic Interest Percentage.
“Economic Interest Percentage” with respect to any Holder means a quotient (expressed as a percentage) obtained by dividing (i) shares of PubCo Class A Common Stock (including Seller Earnout Shares and Sponsor Earnout Shares that may be issuable in accordance with the terms of the Business Combination Agreement or Sponsor Letter Agreement) and PubCo Class B Common Stock, plus any shares of PubCo Class A Common Stock issuable upon the exercise of PubCo Warrants, in each case owned by such person and its permitted transferees, by (ii) the total number of issued and outstanding shares of PubCo Class A Common Stock (including Seller Earnout Shares and Sponsor Earnout Shares that may be issuable in accordance with the terms of the Business Combination Agreement or Sponsor Letter Agreement), shares of PubCo Class B Common Stock and the total number of shares of PubCo Class A Common issuable upon exercise of all PubCo Warrants. Shares of PubCo Class A Common Stock or PubCo Class B Common Stock that are unvested or subject to forfeiture shall be included in computing a Holder’s Economic Interest Percentage. Upon the forfeiture, cancellation or expiration of any shares of PubCo Class A Common Stock or PubCo Warrants, such shares of PubCo Warrants shall no longer be included in computing Economic Interest Percentage.
Percentage of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Closing Date that Continue to be Held by Sponsor and Its Permitted Transferees	Number of Sponsor Nominees
75% or greater	2
50% or greater, but less than 75%	1
Less than 50%	0
Percentage of the Economic Interest Percentage Held by the Blocker Owner as of the Closing Date that Continue to be Held by Blocker Owner and Its Permitted Transferees	Number of Milestone Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0
Percentage of the Economic Interest Percentage Held by CF OMS as of the Closing Date that Continue to be Held by CF OMS and Its Permitted Transferees	Number of Fortress Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0
Voting.   For the duration of the Standstill Period (as defined below), Sponsor, Blocker Owner and CF OMS will agree severally and not jointly, to vote all of their respective shares of PubCo Class A Common stock and PubCo Class B Common Stock, as applicable, in favor of the nominees recommended by the PubCo Board.
Standstill.   Sponsor, Blocker Owner and CF OMS will agree that until the date that is the later of (a) one year after the Closing Date and (b) the date of PubCo’s 2022 annual meeting of stockholders at which directors are elected (or any postponement or adjournment thereof) (the “Standstill Period”), they will not (i) solicit proxies to vote or seek to advise or influence any person with respect to the voting of any securities of PubCo in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the PubCo Board or its nominating committee or in opposition of any individual nominated by PubCo pursuant to the Investor Rights Agreement, (ii) nominate any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the PubCo Board (or its nominating committee) (other than by making a non-public proposal or request to the PubCo Board or its nominating committee in a manner which would not require the PubCo Board or PubCo to make any public disclosure), (iii) take certain actions contrary to the governance structure of PubCo other than in accordance with the Investor Rights Agreement, (iv) subject to certain exceptions, enter into a voting trust, voting agreement or similar voting arrangement with respect to securities of PubCo, (v) form, join or participate in a “group,” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing actions or (vi) make any public disclosure inconsistent with the foregoing.
For so long as any Milestone Director, Fortress Director or Sponsor Director serves as a director of PubCo, (i) PubCo will provide such Milestone Director, Fortress Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Milestone Director, Fortress Director or Sponsor Director nominated pursuant to the Investor Rights Agreement as and to the extent consistent with applicable law, Article IV of the Proposed PubCo Charter, Article IX of the Proposed PubCo Bylaws and any indemnification agreements with directors (whether such right is contained in the PubCo Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
Information Access.   PubCo agrees that the PubCo Board may share any information concerning PubCo and its subsidiaries received by the PubCo Board with Sponsor, Blocker Owner and CF OMS.
Termination.   The director appointment rights under the Investor Rights Agreement will terminate , as to Sponsor, Blocker Owner and CF OMS (as applicable) when such holder no longer has the right to appoint a director as set forth in the tables above. The voting agreement and standstill will terminate at the date that is the later of (i) one year after the Closing Date and (b) the date of PubCo’s 2022 annual meeting of stockholders.
The form of Investor Rights Agreement is attached to this proxy statement/prospectus as Annex D and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Lock-Up Agreement
At the Closing, PubCo will enter into lock-up agreements (the “Lock-Up Agreements”) with each of Blocker Owner, Sponsor and CF OMS, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall, for a six-month period beginning on the Closing Date, not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the six-month lock-up period, subject to certain customary exceptions, including:
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transfers to permitted transferees upon written notice to PubCo, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

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to a charitable organization upon written notice to PubCo, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

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pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property.

The form of the Lock-Up Agreement is attached to this proxy statement/prospectus as Annex E and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Company A&R LLC Agreement
Concurrently with the Closing, the Original LLCA of OP Group will be amended and restated in its entirety in substantially the form attached as Annex C (the “Company A&R LLC Agreement”).
Management
Pursuant to the Company A&R LLC Agreement, OP Group will be managed by a board of managers and such board of managers must be the same size as the PubCo Board and have the same members as the PubCo Board.

Distributions
The members of the PubCo Board, who are also the members of the Op Group Board, authorize distributions to the OP Group members. All such distributions will be made pro rata in accordance with each member’s interest in OP Group, which is based on the number of OP Group Common Units held by a member bears to the total number of OP Group Common Units owned by all of the members.
The Company A&R LLC Agreement will provide for cash distributions, which are referred to as “tax distributions”, to the holders of OP Group Common Units. Generally, these tax distributions will be the pro rata distribution amount necessary to permit PubCo to receive an aggregate annual tax distribution that is not less than the sum of (a) PubCo’s U.S. federal, state, local and non-U.S. income tax liabilities plus (b) the amount necessary to satisfy PubCo’s payment obligations pursuant to the Tax Receivable Agreement.
Upon the liquidation or winding up of OP Group, all net proceeds thereof will be distributed to the holders of OP Group Common Units, pro rata based on their percentage interests of OP Group Common Units.
Transfer Restrictions
The Company A&R LLC Agreement will contain restrictions on transfers of OP Group Common Units (which are substantially identical to the transfer restrictions in the Investor Rights Agreement, see “Related Agreements — Investor Rights Agreement” for additional detail) and will require the prior consent of the OP Group Board for such transfers, except, in each case, for (a) certain transfers to permitted transferees under certain conditions and (b) exchanges of OP Group Common Units for PubCo Class A Shares pursuant to the exchange provisions described below.
Exchange Mechanics
Holders of OP Group Common Units will, from and after the six-month anniversary of the Closing, up to three times per calendar quarter collectively, be able to exchange (an “Exchange”) all or any portion of their OP Group Common Units, together with the cancellation of an equal number of the paired shares of PubCo Class B Common Stock, for a number of shares of PubCo Class A Common Stock equal to the number of exchanged OP Group Common Units by delivering a written notice to PubCo, with a copy to OP Group; provided, that no holder of more than 100,000 OP Group Common Units will be able to exchange less than 100,000 OP Group Common Units in any single exchange, and no holder of less than 100,000 OP Group Common Units will be able to exchange less than fifty percent (50%) of the OP Group Common Units held by such holder, in each case unless exchanging all of the OP Group Common Units held by such holder at such time, and subject in each case to the limitations and requirements set forth in the Company A&R LLC Agreement regarding such exchanges.
Notwithstanding the foregoing, OP Group will be permitted, at its sole discretion, in lieu of delivering shares of PubCo Class A Common Stock for any OP Group Common Units surrendered for exchange, to pay an amount in cash per OP Group Common Unit equal to the VWAP of the PubCo Class A Common Stock on the trading day prior to the Exchange Date.
In the event that an Exchange is being exercised in order to participate in a Demand Registration, Piggyback Registration or Underwritten Shelf Takedown, the exchange notice date must be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such transaction in accordance with Article II of the Registration Rights Agreement.
OP Group Earnout Units are not permitted to be treated as Exchanged Units under the Company A&R LLC Agreement, OP Group and PubCo are not permitted to effect an Exchange of an OP Group Earnout Unit unless and until a vesting event and conversion date has occurred with respect to such OP Group Earnout Unit and it has been converted to a OP Group Common Unit in accordance with the terms hereof.
Exchange Rate
The initial exchange rate will be one OP Group Common Unit and the cancellation of one PubCo Class B Share for one PubCo Class A Share. The exchange rate will be adjusted for any subdivision (by unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the OP Group Common Units or the paired PubCo Class B Shares that is not accompanied by an identical subdivision or combination of PubCo Class A Shares or, by any such subdivision or combination of the PubCo Class A Shares that is not accompanied by an identical subdivision or combination of the OP Group Common Units and the paired PubCo Class B Shares. If the PubCo Class A Shares are converted or changed into another security, securities or other property, on any subsequent exchange an exchanging holder of OP Group Common Units will be entitled to receive such security, securities or other property.
Restrictions on Exchange
PubCo may refuse to effect an Exchange if PubCo determines that an Exchange would violate applicable law (including securities laws), or not be permitted under other agreements between the exchanging OP Group Common Units with PubCo or its subsidiaries, including the Company A&R LLC Agreement or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.
Expenses
OP Group and each holder of OP Group Common Units will bear its own expenses regarding an Exchange except that OP Group will be responsible for any transfer taxes, stamp taxes or duties or other similar taxes (unless the holder has requested the PubCo Class A Shares to be issued in the name of another holder).
The form of the Company A&R LLC Agreement is attached to this proxy statement/prospectus as Annex C and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Tax Receivable Agreement
Simultaneously with the Closing, CF OMS, Blocker Owner, PubCo, OP Group and MDH will enter into a tax receivable agreement (the “Tax Receivable Agreement”), a copy of which is attached as Annex G.
Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the TRA Holders (as that term is defined in the Tax Receivable Agreement) 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Parent Corporation Group (as that term is defined in the Tax Receivable Agreement) realizes, or is deemed to realize, as a result of certain tax attributes, including:
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tax basis adjustments resulting from taxable exchanges of OP Group Common Units acquired by PubCo from a TRA Holder pursuant to the terms of the OP Group LLC Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement); and

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tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement (each of the foregoing, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Parent Corporation Group will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions and using certain assumptions (including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits). Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that PubCo determines (with the amount of payments subject to the review and consent of TRA Holders), and the IRS or another taxing authority may challenge all or any part of position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Parent Corporation Group are disallowed, the TRA Holders will not be required to reimburse PubCo for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by PubCo under the Tax Receivable Agreement, if any, after the determination of such excess. As a result, in certain circumstances PubCo could be required to make payments under the Tax Receivable Agreement in excess of the Parent Corporation Group’s actual savings in respect of the Tax Attributes.
The Tax Receivable Agreement will provide that, in the event (such events collectively, “Early Termination Events”) that (i) PubCo exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of PubCo occur, (iii) PubCo in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 90 days following such final payment date or (iv) PubCo breaches (or is deemed to breach) any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii) and such breach is not cured by PubCo within 30 days after written notice is provided by any TRA Holder and, in the case of clauses (iii) and (iv), unless certain liquidity related or restrictive covenant related exceptions apply, PubCo’s obligations under the Tax Receivable Agreement will accelerate (if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments (as that term is defined in the Tax Receivable Agreement) so elect in the case of clauses (ii)-(iv)) and PubCo will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Parent Corporation Group to fully utilize the Tax Attributes over certain specified time periods and that all OP Group Common Units and OP Group Earnout Units (as such term is defined in the Tax Receivable Agreement) that had not yet been exchanged for PubCo Class A Common Stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Parent Corporation Group realizes subsequent to such payment.
As a result of the foregoing, in some circumstances (i) PubCo could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Parent Corporation Group realizes in respect of the Tax Attributes and (ii) it is possible that PubCo may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur).
Please see the section entitled “Certain Relationships and Related Person Transactions — MDH Related Person Transactions — Tax Receivable Agreement,” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Related to the Business Combination” for certain specified risks related to the Tax Receivable Agreement.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, PubCo, Blocker Owner, CF OMS, Sponsor and certain of their respective affiliates will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), certain PubCo Class A Common Stock shares that are held by the parties thereto from time to time.
Each of the Holders (as defined in the Registration Rights Agreement) and their respective transferees will be entitled to request to sell all or a portion of their registrable securities in underwritten shelf takedown offerings, in each case subject to certain offering thresholds, the terms and conditions of the Lock-Up Agreement (defined and discussed in further detail below) and certain other conditions. Demanding Holders (as defined in the Registration Rights Agreement) are limited to three demand underwritten offerings for the term of the Registration Rights Agreement. In addition, all Holders (as defined in the Registration Rights Agreement) have certain piggyback registration rights, subject to customary underwriter cutbacks and certain other conditions. PubCo will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement, and the Holders shall bear all incremental selling expenses, including any fees or expenses for legal counsel representing such Holders.

The Registration Rights Agreement includes customary indemnification provisions, pursuant to which PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein.
The form of the Registration Rights Agreement is attached to this proxy statement/prospectus as Annex F and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Proposed PubCo Charter and Proposed PubCo Bylaws
At or prior to the Closing, PubCo will (i) subject to receipt of the MDH Required Vote, adopt the Proposed PubCo Charter and (ii) the Proposed PubCo Bylaws, to establish a structure containing PubCo Class A Shares, which will carry such economic and voting rights as set forth in the Proposed PubCo Charter and the Proposed PubCo Bylaws, and PubCo Class B Shares, which will carry only such voting rights as set forth in the Proposed PubCo Charter and the Proposed PubCo Bylaws. See the sections entitled “The Organizational Document Proposal” and the “The Advisory Charter Proposals” beginning on pages 158 and 161, of this proxy statement/prospectus, respectively.
The forms of the Proposed PubCo Charter and Proposed PubCo Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively, and are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of MDH and OP Group. The following is a brief description of the background of these negotiations and the resulting Business Combination.
MDH is a blank check company incorporated in July 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MDH’s intention is to capitalize on the substantial deal sourcing, investing and operating expertise of its management team to identify and combine with one or more businesses complementing their backgrounds in the transportation and logistics, telecommunications, financial services and professional services industries.
On August 17, 2020, Sponsor purchased an aggregate of 5,750,000 shares of MDH Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. On February 1, 2021, MDH effected a 1.2-for-1 stock split of its MDH Class B Common Stock, resulting in an aggregate of 6,900,000 founder shares outstanding. The number of MDH Class B Common Stock outstanding was determined based on the expectation that the total size of MDH’s Initial Public Offering (“IPO”) would be a maximum of 27,600,000 units if the underwriters’ over-allotment option was exercised in full, and therefore that such MDH Class B Common Stock would represent 20% of the outstanding shares after the IPO.
On February 4, 2021, MDH consummated its IPO of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full, with each unit consisting of one share of MDH Class A Common Stock and one-half of one redeemable warrant. The units were sold at a price of $10.00 per unit, generating total gross proceeds of $276,000,000. Simultaneously with the consummation of the IPO, MDH consummated the private sale of 6,550,000 private placement warrants to MDH Sponsor, each of which entitles the holder to purchase one share of MDH Class A Common Stock at an exercise price of $11.50 per share, at a price of $1.00 per warrant, generating gross proceeds of $6,550,000.

Prior to the consummation of its IPO, neither MDH, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with MDH.
After its IPO, MDH’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of MDH were contacted by, and representatives of MDH contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. In addition, MDH’s officers and directors and their affiliates also brought to MDH’s attention several target business candidates. MDH and its representatives identified approximately 81 potential business combination opportunities through this process prior to agreeing to exclusivity with OP Group. MDH and its representatives reviewed opportunities on a rolling basis, performing initial assessments of, to the extent available, each such opportunity’s industry and whether such industry complemented the investment and operational experience of MDH’s management. MDH and its representatives looked for other factors as well including public company readiness and feasibility, revenue and earnings history, attractive end market trends, expert management teams, and a strong footprint in the Heartland of America. MDH entered into confidentiality agreements and conducted due diligence to varying degrees (including holding discussions with such businesses’ management and reviewing business model, competitive landscape, and certain financials, in each case, to the extent available) with respect to approximately 13 of the most attractive business combination opportunities based on a core set of criteria as described above. Following such reviews and discussions, and at various points in time, MDH discontinued its review of certain targets for one or various reasons, including maturity of the business, end market trends, size of the business, growth prospects, history and strength of revenue and earnings, strength of management, and public market readiness, including the state of the target’s financial systems or controls.
During this search process, MDH reviewed several business combination opportunities and entered into substantive discussions with OP Group and 12 other potential target businesses — a company in the Transportation Solutions Provider industry (“Company A”), a company in the Software Platform for Waste and Recycling Solutions industry (“Company B”), a company in the Automotive Retail Platform industry (“Company C”), a company in the Transportation and Logistics Company industry (“Company D”), a company in the Aerospace and Defense Group industry (“Company E”), a company in the Asset-Smart Transportation and Distribution Solutions industry (“Company F”), a company in the Sustainable Rubber and Plastic Solutions industry (“Company G”), a company in the Human-Guided Transportation Convoying industry (“Company H”), a company in the Recreational Vehicle and Specialty HVAC industry (“Company I”), a company in the Long-Haul Cargo Airline industry (“Company J”), a company in the Premium Travel Distribution industry (“Company K”), a company in the National Title Underwriters industry (“Company L”) — that merited serious consideration based on MDH’s acquisition criteria (such companies, collectively, the “Potential Targets”).
MDH entered into non-disclosure agreements with each of the Potential Targets with respect to the sharing of non-public information and in each case, one or more of Messrs. McLarty, Blair, Wilkinson and Whittington met with members of those management teams and/or financial advisors which included formal management presentations and discussions regarding, among other things, each of their sales process, rationale for going public, financial condition and forward outlook, strategic position within their respective industry, strength of management team and business plan, organic and inorganic growth opportunities, anticipated valuation, probability of meeting financial projections, and public company readiness. Following these initial discussions, MDH’s management determined that eight of the Potential Targets were worth evaluating further.
On February 5, 2021, Gilbert Dychiao, Managing Director and Head of Financial Institutions at Oppenheimer, contacted Beau Blair, MDH’s Chief Executive Officer, to inquire about MDH’s interest in OP Group and its Payment Services and Digital Platform businesses. Mr. Dychiao indicated that OP Group’s equity holders, affiliates of Fortress and Milestone, had engaged Oppenheimer’s Insurance Investment Banking team to explore strategic opportunities, including a sale, and that OP Group was in the middle of holding initial discussions with several SPACs. Later that day, Mr. Blair discussed the potential opportunity with Messrs. McLarty, Wilkinson and Whittington, and they agreed that the opportunity was worth exploring further.

On February 8, 2021, MDH executed a non-disclosure agreement with OP Group. On February 9, 2021, MDH’s management team received a management presentation, as well as access to a virtual data room (“VDR”) that contained financial, operational, and legal diligence materials, regarding OP Group and its Payment Services and Digital Platform businesses, and MDH commenced its initial business diligence regarding OP Group and its Payment Services and Digital Platform businesses.
On February 15, 2021, after reviewing and discussing the business diligence materials and confirming their continuing interest in the opportunity, MDH’s management participated in a virtual management presentation with Rebecca Howard, OP Group’s Chief Executive Officer, and Justin Thomas, OP Group’s President and Chief Operating Officer.
Between February 16 and February 24, 2021, MDH’s management team continued discussions with management teams and representatives of other Potential Targets as well as review of new potential opportunities. In addition, MDH’s management team began its review of OP Group’s VDR.
Following the February 15, 2021 management presentation, MDH received a financial package from OP Group’s advisors on February 19, 2021, and subsequently scheduled a call with OP Group’s Chief Financial Officer, Armon Withey. Following this call on February 24, 2021, MDH was provided a process letter from Oppenheimer’s Insurance Investment Banking team inviting MDH to participate in OP Group’s sale process and submit a non-binding proposal regarding a potential business combination transaction with OP Group by March 8, 2021. MDH continued to evaluate OP Group and its Payment Services and Digital Platform businesses, their current size, financial information, their competition and competitive strengths, their growth potential and market opportunities.
On March 2, 2021, MDH held another virtual meeting with PayLink and Olive’s management team to continue learning more about their businesses and the potential business combination. At that meeting, MDH management asked a broad range of business and financial questions based on MDH’s initial business due diligence analysis.
On March 3, 2021 MDH management held a teleconference to discuss the potential business combination with OP Group. During that meeting, MDH management reviewed their findings to date regarding OP Group and its Payment Services and Digital Platform businesses. Based on such deliberations, MDH began drafting a non-binding letter of intent (“LOI”). Among other provisions, the LOI contemplated a pre-money enterprise value of OP Group of $970.8 million, the minimum proceeds to be derived from the transaction and terms related to sponsor economics. MDH arrived at this valuation by using the information available at that time, including their understanding of OP Group’s 2021 projections for the payment services business and gross earned premium of the digital platform segment. A sum of the parts enterprise valuation allocation was applied using publicly trading comparables of Processors & Acquirors and InsurTech as of March 3, 2021. A 25% discount to the implied equity value based on public comparables was applied. The enterprise value also assumed that OP Group would have a normalized level of net working capital at closing. The LOI further contemplated that at least $100.0 million in additional cash at closing would be placed on OP Group’s balance sheet to fund operations and future growth, as Olive.com had incorporated this figure into its forecast.
On the morning of March 8, 2021, Mr. Blair spoke with Ms. Howard by phone and informed her that MDH would be submitting the LOI. Mr. Blair also expressed MDH’s excitement for the opportunity to participate in OP Group’s sale process, stating that MDH’s diligence to date regarding the performance of OP Group and its Payment Services and Digital Platform businesses was positive. Mr. Blair noted in particular that the exceptional skills of the management team and the enormous growth potential for the business were both very compelling to MDH. Afterwards, MDH submitted the LOI to OP Group. When it submitted the LOI, MDH noted that the proposal remained subject to completion of satisfactory due diligence by MDH and its advisors.
On March 12, 2021, OP Group’s advisors hosted a call with Messrs. McLarty, Blair, Wilkinson and Whittington and several OP Group board members, including Messrs. David King and Hank Reeves from Fortress and Messrs. John Shoemaker and Adam Curtin from Milestone. The call was focused on deal certainty related matters with respect to a potential business combination with MDH, views on management and thoughts on corporate governance, the resources and strengths that address and strengthen key issues in executing on the growth plan, and strategy for a post-Business Combination. The next day, MDH received a list of follow-up questions from OP Group and its board regarding a potential business combination, including questions regarding a concurrent PIPE Investment transaction, the structure of MDH’s founder shares and warrants, potential earnout structures, estimated sources and uses, and the advisors MDH would anticipate using on the transaction. On March 15, 2021, MDH responded to those questions.
On March 17, 2021, Mr. Dychiao informed Messrs. McLarty, Blair and Whittington that he had spoken with OP Group’s advisors and that OP Group was proposing adjustments to several key transaction terms included in MDH’s LOI. In particular, OP Group proposed (1) providing for vesting thresholds based on stock price triggers with respect to a portion of the Sponsor’s founder shares, as well as for certain additional consideration that could become payable to OP Group’s existing equityholders, and (2) a minimum cash condition to the transaction of $250 million. OP Group also proposed an initial 30 day exclusivity period with an option to extend upon expiration of such 30-day period. Later that afternoon, Messers. Dychiao, Blair and Whittington discussed each of the proposed adjustments and potential responses. Mr. Blair and Mr. King had numerous phone calls to discuss the proposed adjustments and only minor adjustments were made to ensure both parties were aligned with respect to the earnout provisions for both the existing founder shares held by the Sponsor and the potential additional earnout consideration for OP Group equityholders. Messrs. Blair and King also held several discussions regarding the terms of the exclusivity period.
On March 19, 2021, Mr. Blair received a telephone call from Mr. King, who informed Mr. Blair that, subject to finalizing the adjusted transaction terms, OP Group was prepared to move forward with a potential business combination with MDH. Mr. King informed Mr. Blair that representatives from Kirkland & Ellis LLP (“K&E”), OP Group’s legal counsel, would deliver to MDH and its counsel a revised LOI addressing such transaction terms. Later that afternoon, Mr. Blair received the revised LOI and forwarded copies to MDH’s representatives at Oppenheimer and Winston & Strawn LLP (“W&S”), MDH’s legal counsel at the time, for review.
In the afternoon of March 20, 2021, representatives from MDH, W&S and Oppenheimer participated in a conference call to discuss the transaction and transaction structure generally, the changes proposed by OP Group in its revised LOI, and the responses and further revisions to be proposed by MDH in response. That evening, representatives from W&S delivered to K&E a revised version of the LOI with changes proposed by MDH. Over the course of March 20 and March 21, 2021, representatives of OP Group, K&E, MDH, W&S and Oppenheimer participated in multiple conference calls and exchanged several drafts of the LOI. The primary topics of discussion and negotiation included commitments related to participation in the proposed PIPE Investment transaction, the vesting terms for the shares underlying the Sponsor’s earnout and the earnout for OP Group equityholders, conditions precedent to consummation of the business combination, and the terms of exclusivity applicable to each of MDH and OP Group.
On March 22, 2021, K&E delivered to W&S a further revised LOI. MDH discussed the proposed revisions to the LOI with its advisors, and subsequently, Mr. Blair called Mr. King to clarify certain matters relating to exclusivity obligations of the parties. Later that evening, W&S prepared and delivered to K&E a revised version of the LOI reflecting the substance of Mr. Blair’s and Mr. King’s discussion, and the parties subsequently executed the LOI. The final nonbinding LOI reflected, among other things, (1) a pre-money equity valuation for OP Group of approximately $970.8 million, (2) an anticipated private placement of equity generating proceeds in an amount up to $171.8 million, (3) an expectation that least $100.0 million in additional cash (from new and existing sources) would be placed on OP Group’s balance sheet at closing to fund operations and future growth, (4) an aggregate cash payment of approximately $288.8 million to OP Group’s existing equity holders for a portion of their equity interests, (5) a condition precedent that at least $250.0 million in cash would be available for use in the transaction, (6) 75% of the Founder Shares being subject to vesting based on the performance of PubCo post-closing, (7) the ability of OP Group’s equity holders to earn up to 5 million additional shares of PubCo Common Stock based on the performance of PubCo post-closing, (8) a lock-up of shares issued in the business combination and registration rights in respect of such shares, and (9) other provisions relating to closing conditions, transaction expenses, diligence requirements, a waiver against the Trust Account, and that the parties’ representations and warranties would not survive closing. The final, nonbinding LOI also included a 30-day mutual exclusivity period, which was to be extended by 14 days if the PIPE Investment marketing process was commenced within such initial 30-day period and it was reasonably likely that the PIPE Investment would be fully subscribed, as determined by representatives of OP Group in good faith consultations with its advisors.
Immediately prior to signing the LOI, MDH’s management had determined not to pursue further negotiations with any of the Potential Targets because the proposed business combination with OP Group was immediately actionable, in an industry in which MDH was focused and possessed the growth and other financial attributes that MDH intended to target at the time of its IPO. Up to the time that MDH decided to execute the LOI, the MDH executive team had reviewed 81 deals, signed 13 non-disclosure agreements and had eight high-quality opportunities under diligence and evaluation.
On March 23, 2021, MDH commenced its full due diligence and directed its legal and business advisors to commence their respective due diligence on OP Group and its Payment Services and Digital Platform businesses. MDH engaged the FinTech & Financial Services Investment Banking group at Keefe, Bruyette & Woods, an affiliate of Stifel, Nicolaus & Company, Incorporated (“KBW”), to provide market, industry, financial modeling and general transactional advisory services, the Transaction Advisory Services team at Marcum LLP (“Marcum”) to provide financial, tax and accounting diligence services, Stikeman Elliott LLP to advise on Canadian law matters, and Stephens Inc. to advise on insurance matters, respectively. KBW is a Stifel Company and Stifel was also a primary underwriter for MDH’s IPO. MDH’s advisors were granted access to the VDR, which VDR was organized into various specific folders which contained documents related to corporate and organizational matters, financial records, sales and marketing matters, operations and information technology matters, human resources, material contracts and various other materials regarding OP Group and its Payment Services and Digital Platform businesses. Beginning March 24, 2021, W&S, KBW, Marcum and MDH’s other advisors submitted to OP Group’s advisors detailed due diligence request lists addressing various topics related to OP Group and its Payment Services and Digital Platform businesses, including legal, financial, accounting and operational matters. MDH’s advisors reviewed documents and materials uploaded to the VDR in response to such requests were reviewed, and additional follow-up requests were submitted to OP Group’s advisors, on a rolling basis.
Also, over the course of March 23 and 24, 2021, representatives from MDH, OP Group and its Payment Services and Digital Platform businesses, Fortress, Milestone and Oppenheimer and their respective advisors hosted virtual kick-off meetings to organize the overall business combination process, introduce members of its business and legal teams.
On March 29, 2021, Messrs. McLarty, Blair and Wilkinson met with PayLink and Olive’s management team in person at their Chicago, Illinois offices to tour the operations and further discuss their business operations, market outlook and financial projections. The parties also began preparing an investor presentation for meetings with certain targeted investors.
On March 30, 2021, MDH held a special meeting of its board of directors to, among other things, update the members regarding execution of the LOI and the proposed terms of the potential business combination. An executed copy of the LOI and copy of the management presentation were distributed to MDH’s directors in advance of the special meeting. At the special meeting, MDH’s management team provided a detailed overview of the OP Group and its Payment Services and Digital Platform businesses, the terms of the proposed business combination, including the pre-money valuation of OP Group, and the business rational for the transaction. MDH’s directors asked questions and engaged in a full discussion and deliberation of the proposed business combination and risks and opportunities presented thereby. MDH management also noted the amount of diligence that had been conducted on OP Group to date and the status of such diligence.
Beginning the week of April 12, 2021, OP Group and MDH held investor meetings with a select group of prospective investors. Shortly after such meetings, prospective investors were provided access to a digital data room containing certain materials to be furnished to those investors.
Beginning on April 18, 2021, K&E delivered to W&S initial drafts of the definitive documentation, as well as other foundational materials relating to the Business Combination, including a draft form of subscription agreement for the PIPE Investment transaction, a presentation setting forth the structure of the transaction and the steps to be taken to effect the transaction, the Business Combination Agreement, Form S-4 prospectus/proxy statement for the Business Combination and lock up agreement. Following the execution of the LOI through execution of the Business Combination Agreement representatives of OP Group’s advisors and MDH’s advisors engaged in weekly update calls to discuss the transaction status.
Over the following several weeks, MDH’s management team, the Sponsor, OP Group, Fortress and Milestone and their respective advisors and representatives engaged in several conference calls and virtual meetings to, among other things, discuss important structural elements of the proposed Business Combination due to general turbulence in the PIPE Investment market. On April 21, 2021, the parties agreed that the portion of OP Group’s common equity that was intended to be purchased for cash under the LOI would instead be rolled over into the common equity of PubCo, like the remaining common equity of OP Group.
On May 23, 2021, following the move of several key advisors from W&S to Shearman & Sterling LLP (“Shearman”), MDH engaged Shearman to serve as its lead transaction counsel for the Business Combination. Representatives from W&S continued to be involved in the Business Combination process, particularly with respect to real estate, tax, intellectual property, privacy, tax, environmental, labor, employment and benefits matters, given their ongoing involvement in the legal due diligence process.
On June 8, 2021, Shearman delivered to MDH management a list of material issues in the Business Combination Agreement, Investor Rights Agreement and Registration Rights Agreement. Mr. Blair and Mr. Whittington and representatives from Sherman participated in a virtual meeting to discuss the issues list and MDH’s positions on each such matter. Following the call, Shearman updated the issues list and circulated to representatives from K&E. On June 11, 2021, representatives from Shearman and K&E participated in a conference call to discuss the updated issues list.
Over the next several weeks, MDH and its advisors continued to perform diligence on a prospective business combination with PubCo. MDH, with the assistance of KBW, modeled PubCo’s business in order to confirm the near-term financial performance and growth within the third-party vehicle protection plan market. MDH noted the market leadership of OP Group’s Payment Services and Digital Platform businesses in an underserved industry which uniquely positioned OP Group as a leading company in their sector effectively serving all three industry market segments — end-of-warranty, used and new vehicles. Further research was performed in evaluating the U.S. total addressable market for this vertical, relying on PubCo’s estimates and third-party data sources. This and other data points and evaluations of other public and private companies would become the framework for our proposed transaction with OP Group. In addition, MDH and its representatives held numerous virtual meetings, phone calls, and working sessions with OP Group and its equityholders, board and representatives concerning various commercial and legal matters. MDH focused on the business ecosystem of PubCo and drivers for near- and mid-term growth in order to construct its view of OP Group’s Payment Services and Digital Platform businesses. MDH had discussions with Fortress, Milestone, and OP Group’s senior management, including Ms. Howard and Messrs. Thomas and Withey, to help understand and shape its view of PubCo’s business.
On June 23, 2021, Shearman delivered to K&E a revised version of the draft Business Combination Agreement reflecting input received from W&S and MDH’s positions various open issues, including with respect to consideration and payment mechanics, the breadth of representations and warranties, the scope of each party’s interim operating covenants, and termination rights. On June 24, 2021, Shearman delivered to K&E an initial draft of the proposed Charter and Bylaws and a revised draft of the Registration Rights Agreement.
On June 29, 2021, Mr. Blair gave a telephonic update to MDH’s Board regarding the progress on the proposed Business Combination structure, continuing due diligence efforts and the work product completed by third parties including legal, quality of earnings, audit, and warrant valuation. On June 30, 2021, Messrs. McLarty and Blair met with Ms. Howard in Chicago to continue ongoing discussions around all of these topics.
On July 3, 2021, K&E delivered to Shearman revised versions of the Business Combination Agreement, Investor Rights Agreement, Charter and Bylaws.
In parallel with the ongoing negotiation and drafting of the Business Combination Agreement, MDH and OP Group obtained strategic PIPE Investment commitments of $15.0 million. Between July 4, 2021 and July 7, 2021, K&E and Shearman collectively negotiated the terms of the Subscription Agreements with prospective investors and their advisors and responded to follow up questions and comments related thereto. On July 7, 2021, a substantially final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of the negotiations among the parties.
Also on July 7, 2021, K&E delivered to Shearman initial drafts of the Blocker disclosure schedules and the amended and restated limited liability company agreement of OP Group, and Shearman delivered to K&E a revised draft of the Lock-up Agreement. Shearman subsequently forwarded a draft of the Blocker disclosure schedules to representatives of W&S for review and comment. Later that afternoon, the parties and their respective advisors participated in an all-hands conference call to discuss PIPE Investment commitments of $15.0 million, the status of the transaction documents, and anticipated signing date.
On July 8, 2021, Messrs. Blair and Whittington had a call with representatives from Shearman to discuss outstanding issues on the draft Business Combination Agreement, Transaction Support Agreement, and Investor Rights Agreement, and an initial draft of the Sponsor Side Letter, which included conditions, mechanics and terms relating to the vesting of 75% of the Founder Shares held by Sponsor based on the performance of PubCo after the closing. Following the call, Shearman made adjustments to these documents based on input received by MDH’s management and W&S’ specialists and distributed the drafts to K&E for review.
On July 9, 2021, MDH’s management circulated an initial draft of the joint press release announcing the Business Combination for review and comment. Additionally, Mr. Blair delivered to the MDH Board an update regarding the Business Combination, and requested that members of the MDH Board reserve time in the afternoon July 12, 2021 for a meeting to discuss and vote on the Business Combination Agreement and the Business Combination. Later that afternoon, K&E delivered to Shearman an updated version of the structure outline for the transaction in which PubCo would be initially formed as a wholly-owned subsidiary of Blocker, as opposed to MDH. Shearman discussed the implications of the changes internally and provided initial feedback to MDH’s management.
Over the course of July 10 through July 12, 2021, Shearman and K&E conducted several conference calls, continued extensive negotiations on specific outstanding issues, and traded drafts of the Business Combination Agreement and the various ancillary agreements, including changes required as a result of the change in the proposed structure of the Business Combination, various representations and warranties in the Business Combination Agreement based on input received from representatives from W&S, the amount of the minimum cash closing condition, expiration and forfeiture of Sponsor earnout shares, registration rights thresholds and lock-up periods. Shearman and K&E discussed these positions with their respective clients.
On July 13, 2021, the parties and their respective advisors participated in an all-hands conference call to discuss the transaction status. On the call, the participants discussed principal unresolved issues including the amount of the minimum cash closing condition, the inclusion of expiration and forfeiture date for the Sponsor earnout shares, and certain thresholds contained in the registration rights agreement. Based on the discussion and the unresolved issues, the parties determined that signing the Business Combination Agreement and announcing the Business Combination on June 14, 2021 was not feasible.
From July 14, 2021 through July 17, 2021, representatives of MDH, OP Group, Fortress and Milestone and their respective advisors engaged in a series of discussions in an effort to resolve the open issues. Simultaneously, Shearman and K&E continued to exchange drafts of the transaction documents and engage in discussions for the purpose of correcting mechanical flaws and inconsistencies and resolving relatively minor issues. On July 18, 2021 the parties informed their respective advisors that the outstanding issues had been resolved.
Shearman and K&E convened a call on July 19, 2021 to walk through all the various agreements, including the Business Combination Agreement, and align on material business points that remained.
On July 19, 2021, MDH held a special board meeting via video conference to discuss the proposed business combination and related transactions, including, among other things, the Business Combination, and the Business Combination Agreement and other definitive transaction documents. MDH’s management and representatives from Shearman presented to the MDH board of directors regarding details of the proposed transaction, outlining all material terms, noting the key negotiated terms. During the meeting, directors asked numerous questions regarding the proposed terms of the business combination. Following extensive deliberation, the MDH board of directors unanimously adopted resolutions authorizing and approving the Business Combination, the Business Combination Agreement and the other transaction documents, and resolved to recommend that MDH’s stockholders adopt and approve the Business Combination Agreement and the other proposals to be submitted to MDH’s stockholders in connection with the Business Combination.
On July 20 and July 21, 2021, the parties finalized the Business Combination Agreement and other transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Support Agreements, the Subscription Agreements with each of the PIPE Investment transaction participants, and the Business Combination Agreement and the exhibits thereto.
On the morning of July 21, 2021, K&E and Shearman exchanged various drafts of each of the transaction agreements, preparing for execution, and conducted various telephonic conferences calls with respect thereto. Later that afternoon, all parties to the Business Combination convened conference calls to confirm final transaction documents had been exchanged, and the transaction documents were executed. Also that morning the PIPE Investors that had chosen to participate in the PIPE Investment transaction indicated their final subscription amounts and delivered executed Subscription Agreements for purchases of an aggregate 1,500,000 shares of PubCo Common Stock at $10.00 per share.
On July 21, 2021, MDH and OP Group issued a joint press release publicly announcing the Business Combination.
MDH Board of Directors’ Reasons for the Approval of the Business Combination
The MDH Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the MDH Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MDH Board may have given different weight to different factors. This explanation of the reasons for the MDH Board’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The MDH Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including, but not limited to, the following:
•
Well-Established Payments Platform.   OP Group’s Payment Services is an established and industry leading payment services platform for vehicle and home service contracts with a 15-year track-record of profitability.

•
Complementary Digital Platform Poised for Growth.   OP Group’s Digital Platform provides consumers a convenient, digital means of purchasing vehicle protection plans without pressure and on their own terms.

•
Established Revenue Base with Attractive Growth Profile.   Together OP Group’s Payment Services and Digital Platform offer a profitable payment services platform with a next generation digital platform to tailor and sell vehicle protection plans in a way that resonates consumers.

•
Large and Growing Total Addressable Market.   The current total addressable market for OP Group’s Payment Services and Digital Platform’s services is estimated to be approximately $260 billion. This market is expected to continue to grow as consumers transition to digital transaction platforms, as the average length of ownership for vehicles increases, as the complexity of modern vehicles continues to drive increasing repair costs, and consumers have less income to pay increased repair costs.

•
Valuation.   The aggregate consideration payable in the Business Combination Agreement reflects an attractive valuation relative to publicly listed companies and recent precedent transactions in the private market with certain characteristics comparable to OP Group, end markets, growth profiles, and margin profiles. Taken together with OP Group’s and its Payment Services and Digital Platform

businesses’ history of strong financial performance, projected revenue growth rate, high gross margins, and projected profitability, along with the caliber of investors involved in the PIPE Investment, MDH believes the Business Combination presented a compelling acquisition opportunity for MDH and its stockholders. In evaluating the financial aspects of the Business Combination, MDH’s board reviewed a variety of materials, including the management presentations, transaction documents, historical financial results of the business and projections prepared by OP Group’s management.
•
Seasoned Management Team.   The PayLink and Olive management teams, which will remain in place, bring veteran leadership and highly relevant industry experience. Rebecca Howard, who founded Payment Services in 2006 and our Digital Platform, which launched in April 2020, will continue as the CEO of PubCo.

•
Continuing investment by blue-chip investors.   OP Group’s existing investors, which are affiliates of funds managed by Fortress Investment Group and Milestone Partners, have agreed to roll over 100% of their existing common equity interests in OP Group (representing an overwhelming majority of their total equity interests in OP Group) directly or indirectly into the new public vehicle. Additionally, Old Republic Insurance and Ally Financial Inc., among others, have subscribed to purchase an aggregate of 1.5 million shares of PubCo in the PIPE Investment transaction.

•
Likelihood of Closing the Business Combination.   The belief of the MDH board of directors that a Business Combination between MDH and OP Group has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

In the course of its deliberations, the MDH Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:
•
The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•
The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of MDH’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•
Competition in the Payment Services and online vehicle protection plans market is intense and, as a result, PubCo may fail to attract and retain users, which may negatively impact Paylink’s or Olive’s operations and growth prospects.

•
Economic downturns and market conditions beyond PubCo’s and OP Group’s control, including a recession or Covid-19 resurgence, could adversely affect its business, financial condition, results of operations and prospects.

•
The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain OP Group’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipates.

•
OP Group’s Digital Platform’s marketing model may be subject to regulatory scrutiny.

•
OP Group may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and Payment Services and/or Digital Platform businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the MDH Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Certain Projected Financial Information
In connection with its consideration of the potential business combination, MDH’s Board was provided with the projections set forth below prepared by management of OP Group (collectively, the “Projections”).
The Projections are included in this proxy statement/prospectus solely to provide MDH’s stockholders access to information made available in connection with the MDH Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was April 1, 2021.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of OP Group nor MDH or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of OP Group and MDH assume no responsibility for, and disclaim any association with, the Projections, as further described in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.
The Projections were prepared in good faith by OP Group management based on their reasonable estimates and assumptions with respect to the expected future financial performance of OP Group and its Payment Services and Digital Platform businesses at the time the Projections were prepared and speak only as of that time.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of OP Group, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections were developed by OP Group’s management and considered the following material assumptions and variables:
•
OP Group consummates a business combination with a SPAC in July 2021;

•
Transaction expenses associated with a business combination with a SPAC are excluded;

•
OP Group achieves meaningful growth across the revenue lines of its two segments (Payment Services and Digital Platform) between 2020 and 2023 because of:

•
The Payment Services business increased revenue driven by its established position in the industry, maintaining strong relationships with its current customers, and growth in originations from the Digital Platform business, together driving significant growth in the number of originations between 2020 and 2023;

•
The Digital Platform business increased revenue driven by net premium volume growth like that seen since the April 2020 launch of the Digital Platform business; continued net premium growth driven by:

•
Significantly increased marketing spend resulting in increased online organic traffic and sales in the business to consumer (B2C) program;

•
Organic growth with two current top 5 automotive OEM partners, and through additional OEM and affinity partners added to the platform, in the business-to-business (B2B) program;

Growth expectations for Payment Services revenues and originations are closely tied to growth expectations for Digital Platform net premiums that in turn become originations for Payment

Services. Although the Digital Platform business, which was launched in April of 2020, has a limited operating history, Digital Platform’s growth in net premiums and revenues since launch are a reasonable basis for the projections through 2023, based upon Digital Platform’s unique superior digital product offering for a significant addressable B2C market and as a result of significantly increased marketing spend;
Growth expectations for the Payment Services and Digital Platform businesses take into account projected volumes (i.e., originations and net premiums, respectively) for both current and future anticipated customers, and also consider the latest actual volumes of current customers as of the time the projections are developed.
•
Increased Adjusted EBITDA for the Payment Services business is driven largely by revenue growth, along with margin improvement due to operating leverage as revenue grows faster than operating expenses;

•
Increased Adjusted Gross Profit for the Digital Platform business is driven largely by revenue growth, along with margin improvement due to operating leverage as revenue grows faster than operating expenses;

•
No acquisitions or divestitures

The Projections were prepared solely for internal use to assist MDH in its evaluation of OP Group and its Payment Services and Digital Platform businesses and the Business Combination. OP Group has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including MDH. Neither OP Group’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of OP Group or its Payment Services and Digital Platform businesses relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of OP Group and its Payment Services and Digital Platform businesses may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any MDH Stockholder to vote in favor of any of the proposals at the special meeting.
MDH encourages you to review the financial statements of OP Group and its Payment Services and Digital Platform businesses included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information of OP Group” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither MDH nor OP Group or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized below:
Payment Services and Digital Platform Revenue and Non-GAAP Measures (in thousands)
	2020A	2021E	2022E	2023E
Payment Services Revenue	$62,255	$67,848	$86,763	$119,681
Digital Platform Revenue	2,622	33,170	122,060	298,202
Total revenue	$64,877	$101,018	$208,823	$417,883
Operating expenses (Adjusted)	29,338	66,058	154,764	267,536
Adjusted EBITDA	$35,539	$34,960	$54,059	$150,347
Adjusted EBITDA Margin	54.8%	34.6%	25.9%	36.0%

Operating expenses (Adjusted), Adjusted EBITDA and Adjusted Gross Profit: Non-GAAP Reconciliation (in thousands)
Total operating expenses to Operating expenses (Adjusted)
	2020A	2021E	2022E	2023E
Total operating expenses	$37,524	$75,252	$163,445	$276,111
Adjusted to exclude the following:
Depreciation and amortization	(8,124)	(8,425)	(8,618)	(8,512)
Equity-based compensation	(62)	(63)	(63)	(63)
Other non-recurring expenses	—	—	—	—
One-time public company operating expenses	—	(706)	—	—
Operating expenses (Adjusted)	$29,338	$66,058	$154,764	$267,536
Net income to Adjusted EBITDA
	2020A	2021E	2022E	2023E
Net income	$13,475	$14,952	$34,036	$125,178
Adjusted to exclude the following:
Interest expense	13,700	10,610	11,134	16,381
Income tax provision	178	204	208	213
Depreciation and amortization	8,124	8,425	8,618	8,512
EBITDA	$35,477	$34,191	$53,996	$150,284
Adjusted to exclude the following:
Equity-based compensation	62	63	63	63
Loss on extinguishment of debt	—	—	—	—
Other non-recurring expenses	—	—	—	—
One-time public company operating expenses	—	706	—	—
Adjusted EBITDA	$35,539	$34,960	$54,059	$150,347
Digital Platform — Commission income to Adjusted Gross (Loss) Profit
	2020A	2021E	2022E	2023E
Commission income	$2,622	$33,170	$122,060	$298,202
Minus:
Direct costs(1)	3,073	8,868	18,982	34,280
Depreciation and amortization	178	578	755	707
Gross (loss) profit	$(629)	$23,724	$102,323	$263,215
Adjusted to exclude the following:
Depreciation and amortization	178	578	755	707
Adjusted gross (loss) profit	$(451)	$24,302	$103,078	$263,922

(1)
Includes direct compensation expense, software licensing expense, and other direct costs.

With the passage of time following execution of the BCA, OP Group reviewed the Projections and the underlying assumptions and determined, based on, among other things, the revised expected completion date of the Business Combination and the expected completion of the Budco Transaction (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OP Group —  Recent Developments”) and other potential acquisitions disclosed herein, to prepare revised projections (the

“Revised Projections”), which have been shared with MDH. In particular, the revised expected completion date of the Business Combination would defer OP Group’s receipt of funds in connection with the Business Combination and affect the expected timing of growth of OP Group, particularly the Digital Platform.
The Revised Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Revised Projections have not been audited. Neither the independent registered public accounting firms of OP Group nor MDH or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of OP Group and MDH assume no responsibility for, and disclaim any association with, the Projections, as further described in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
The Revised Projections were prepared in good faith by OP Group management based on their reasonable estimates and assumptions with respect to the expected future financial performance of OP Group and its Payment Services and Digital Platform businesses at the time the Projections were prepared and speak only as of that time.
While presented with numerical specificity, the Revised Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of OP Group, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Revised Projections were developed by OP Group’s management and considered the following material assumptions and variables:
•
The Business Combination closes in December of 2021;

•
Transaction Expenses associated with the Business Combination are excluded;

•
OP Group achieves meaningful growth across the revenue lines of its two segments (Payment Services and Digital Platform) between 2020 and 2024 because of:

•
The Payment Services business increased revenue driven by its established position in the industry, maintaining strong relationships with its current customers, growth in originations from the Digital Platform business, and the impact of certain acquisition activity described below, together driving significant growth in the number of originations between 2020 and 2024;

•
The Digital Platform business increased revenue driven by net premium volume growth like that seen since the April 2020 launch of the Digital Platform business; continued net premium growth driven by:

•
Significantly increased marketing spend resulting in increased online organic traffic and sales in the business to consumer (B2C) program;

•
Organic growth with two current top 5 automotive OEM partners, and through additional OEM and affinity partners added to the platform, in the business-to-business (B2B) program.

•
The impact of certain acquisition activity described below;

Growth expectations for Payment Services revenues and originations are closely tied to growth expectations for Digital Platform net premiums that in turn become originations for Payment Services. Although the Digital Platform business, which was launched in April of 2020, has a limited operating history, its growth in net premiums and revenues since launch, along with the expected impact of certain acquisition activity described below, are a reasonable basis for the projections through 2024, based upon the Digital Platform segment’s unique superior digital product offering for a significant addressable B2C market and as a result of significantly increased marketing spend.
Growth expectations for the Payment Services and Digital Platform businesses take into account projected volumes (i.e., originations and net premiums, respectively) for both current and future anticipated customers, and also consider the latest actual volumes of current customers as of the time the projections are developed.
•
Increased Adjusted EBITDA for the Payment Services business is driven largely by revenue growth and the impact of certain acquisition activity described below, along with margin improvement due to operating leverage as revenue grows faster than operating expenses;

•
Increased Adjusted Gross Profit for the Digital Platform business is driven largely by revenue growth and the impact of certain acquisition activity described below, along with margin improvement due to operating leverage as revenue grows faster than operating expenses;

•
The closing of the Budco Transaction as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OP Group — Recent Developments”, as part of the Payment Services segment; closing of the Budco Transaction is dependent upon the closing of the Business Combination, among other conditions;

•
The closings of the acquisitions of two sellers of vehicle protection plans in the Digital Platform segment. The acquisition targets are currently under letters of intent and both transactions are subject to the completion of diligence and the signing of definitive purchase agreements; the closings of these two transactions are not dependent upon the closing of the Business Combination.

The Revised Projections were prepared solely for internal use to assist MDH in its evaluation of OP Group and its Payment Services and the Digital Platform businesses and the Business Combination. OP Group has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including MDH. Neither OP Group’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of OP Group or its Payment Services and Digital Platform businesses relative to the Revised Projections. The Revised Projections are not fact. The Revised Projections are not a guarantee of actual future performance. The future financial results of OP Group and its Payment Services and Digital Platform businesses may differ materially from those expressed in the Revised Projections due to factors beyond either of their ability to control or predict.
The Revised Projections are not included in this proxy statement/prospectus in order to induce any MDH Stockholder to vote in favor of any of the proposals at the special meeting.
MDH encourages you to review the financial statements of OP Group and its Payment Services and Digital Platform businesses included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information of OP Group” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither MDH nor OP Group or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Revised Projections to reflect circumstances existing or arising after the date such Revised Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Revised Projections are shown to be in error or any of the Revised Projections otherwise would not be realized below:

Payment Services and Digital Platform Revenue and Non-GAAP Measures (in millions)
	2020A	2021E	2022E	2023E	2024E
Payment Services Revenue	$62,255	$66,757	$78,528	$103,717	$147,019
Digital Platform Revenue	2,622	13,453	59,032	187,341	376,802
Total revenue	$64,877	$80,210	$137,560	$291,058	$523,821
Operating expenses (Adjusted)	29,338	60,538	118,443	230,556	359,665
Adjusted EBITDA	$35,539	$19,672	$19,117	$60,502	$164,156
Adjusted EBITDA Margin	54.8%	24.5%	13.9%	20.8%	31.3%
Operating expenses (Adjusted), Adjusted EBITDA and Adjusted Gross Profit: Non-GAAP Reconciliation (in millions)
Total operating expenses to Operating expenses (Adjusted)
	2020A	2021E	2022E	2023E	2024E
Total operating expenses	$37,524	$68,851	$127,326	$239,370	$367,722
Adjusted to exclude the following:
Depreciation and amortization	(8,124)	(8,313)	(8,883)	(8,814)	(8,057)
Equity-based compensation	(62)	—	—	—	—
Other non-recurring expenses	—	—	—	—	—
One-time public company operating expenses	—	—	—	—	—
Operating expenses (Adjusted)	$29,338	$60,538	$118,443	$230,556	$359,665
Net income (loss) to Adjusted EBITDA
	2020A	2021E	2022E	2023E	2024E
Net income (loss)	$13,475	$(1,080)	$(1,723)	$32,392	$120,588
Adjusted to exclude the following:
Interest expense	13,700	12,178	11,736	19,069	35,280
Income tax provision	178	261	221	227	231
Depreciation and amortization	8,124	8,313	8,883	8,814	8,057
EBITDA	$35,477	$19,672	$19,117	$60,502	$164,156
Adjusted to exclude the following:
Equity-based compensation	62	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—
Other non-recurring expenses	—	—	—	—	—
One-time public company operating expenses	—	—	—	—	—
Transaction Expenses	—	—	—	—	—
Adjusted EBITDA	$35,539	$19,672	$19,117	$60,502	$164,156

Digital Platform — Commission income to Adjusted Gross (Loss) Profit
	2020A	2021E	2022E	2023E	2024E
Commission income	$2,622	$13,453	$59,032	$187,341	$376,802
Minus:
Direct costs(1)	3,073	10,648	29,751	52,708	77,563
Depreciation and amortization	178	491	745	796	740
Gross (loss) profit	$(629)	$2,314	$28,536	$133,837	$298,499
Adjusted to exclude the following:
Depreciation and amortization	178	491	745	796	740
Adjusted gross (loss) profit	$(451)	$2,805	$29,281	$134,633	$299,239

(1)
Includes direct compensation expense, software licensing expense, and other direct costs.

Interests of Certain Persons in the Business Combination
In considering the recommendation of the MDH Board to vote in favor of the Business Combination, MDH stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and OP Group’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that our Sponsor has waived its right to redeem any of the MDH Class B Common Stock and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, which will convert into 6,900,000 shares of MDH Class A Common Stock in accordance with the terms of the Business Combination Agreement and such securities may have a significantly higher value at the time of the Business Combination, estimated at approximately $       based on the closing price of $       per public share on the NYSE on           , 2021;

•
the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the MDH Class B Common Stock if MDH fails to complete an initial business combination by February 4, 2023;

•
the fact that our Sponsor paid $6,550,000 for 6,550,000 MDH Private Placement Warrants, each of such MDH Private Placement Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of MDH Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 4, 2023, unless otherwise extended, then the proceeds from the sale of the MDH Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $        based upon the closing price of $        per warrant on the NYSE on           , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;
•
the anticipated election of Franklin McLarty, our Executive Chairman, as a director of PubCo after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the MDH Board determines to pay to our directors;

•
the fact that the Sponsor and its affiliates have invested capital of MDH equal to $6,627,543, which is comprised of: (i) cash contributed in the amount of $25,000 by the Sponsor in connection with its purchase of the Founder Shares; (ii) cash contributed by the Sponsor in the amount of $6,550,000 in exchange for 6,550,000 MDH Private Placement Warrants; and (iii) advances from related parties in the amount of $52,543;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment even if other MDH Stockholders experience a negative rate of return upon completion of the Business Combination because of the low-cost basis of the shares of MDH Common Stock held by Sponsor;

•
the fact that Oppenheimer, PubCo’s PIPE Investment placement agent and an underwriter in the IPO, KBW, PubCo’s PIPE Investment placement agent and MDH’s financial advisor, and Stifel, MDH’s financial advisor and an underwriter in the IPO, will be entitled to receive a deferred underwriting commission and placement agency and financial advisory fees, as applicable, upon completion of the Business Combination; and

•
the fact that KBW and Stifel will receive upon completion of the Business Combination: (i) $9,660,000 in deferred underwriting commission (minus an underwriter rebate of $1,930,000); (ii) $2,000,000 in PIPE placement agency fees and financial advisory fees; and (iii) $2,930,000 in buy-side M&A placement agency fees and financial advisory fees.

MDH’s certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of MDH’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. We do not believe that the pre-existing fiduciary duties or contractual obligations of MDH’s officers and directors will materially undermine the ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect MDH’s search for an acquisition target.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MDH or our securities, our initial stockholders, OP Group and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of MDH Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of MDH and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Certain Other Benefits in the Business Combination
In addition to the interests of PubCo’s directors and officers in the Business Combination, stockholders should be aware that Stifel, Oppenheimer and KBW have financial interests that are different from, or in addition to, the interests of our stockholders.
Each of Stifel and Oppenheimer was an underwriter in MDH’s IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $9,660,000 of deferred underwriting commission, of which Stifel is entitled to $6,762,000 and Oppeneheimer is entitled to $2,898,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event MDH does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and MDH is therefore required to be liquidated, the underwriters of the IPO, including Stifel and Oppenheimer, will not receive any of the deferred underwriting commission and such funds will be returned to PubCo’s public stockholders upon its liquidation.
Furthermore, Oppenheimer and KBW is engaged by PubCo as placement agents with respect to the PIPE Investment and KBW is engaged as one of MDH’s advisors. PubCo decided to retain Oppenheimer and KBW as placement agents for the PIPE Investment based primarily on their extensive knowledge, strong market position and positive reputation in equity capital markets and their experienced and capable investment banking team. Similarly, MDH decided to retain KBW as its lead financial advisor based primarily on KBW’s experience, knowledge and reputation, including its leading investment banking franchise with a strong track record of advising on complex, transformational transactions.
In addition, under the terms of each of Stifel, Oppenheimer and KBW engagements, MDH and PubCo have agreed to reimburse such parties for their reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify each such party and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to their respective engagements.
Each of Stifel, Oppenheimer and KBW therefore have an interest in MDH and PubCo completing a business combination that will result in the payment of the deferred underwriting commission, including Stifel and Oppenheimer and transaction fees. In considering approval of the Business Combination, MDH’s stockholders should consider the roles of Stifel, Oppenheimer and KBW in light of the deferred underwriting commission each of Stifel and Oppenheimer is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.
Satisfaction of 80% Test
It is a requirement under the MDH Charter and NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $276,000,000, and MDH had $9,660,000 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the MDH Board looked at OP Group’s enterprise value of approximately $960 million. In determining whether the enterprise value represents the fair market value of OP Group, the MDH Board considered all of the factors described in the section entitled “The Business Combination Proposal — The MDH Board’s Reasons for Approval of the Business Combination,” and the fact that the purchase price for OP Group was the result of an arm’s length negotiation. As a result, the MDH Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the MDH Board, the MDH Board believes that the members of our management team and the MDHB are qualified to determine whether the Business Combination meets the 80% test. The MDH Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Anticipated Accounting Treatment
We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, MDH is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of OP Group with the Transactions treated as the equivalent of OP Group issuing shares for the net assets of MDH, accompanied by a recapitalization. The net assets of MDH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of OP Group in future reports of PubCo.
OP Group has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
OP Group unit holders will have a relative majority of the voting power of PubCo;

•
The PubCo Board will have seven members, and OP Group’s unit holders will have the ability to nominate the majority of the members of the PubCo Board;

•
OP Group’s senior management will comprise the senior management of PubCo and be responsible for the day-to-day operations;

•
PubCo will assume one of OP Group’s brand names (Olive); and

•
The intended strategy and operations of PubCo will continue OP Group’s current strategy and operations.

We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing.
Exchange Listing
MDH Units (each consisting of one share of MDH Class A Common Stock and one-half of one warrant), MDH Class A Common Stock and MDH Public Warrants (each to purchase one share of MDH Class A Common Stock) are currently traded on the NYSE under the symbols “MDH.U”, “MDH” and “MDH.WS.” At the closing of the Business Combination, MDH’s units will separate into component shares of MDH Class A Common Stock and MDH Public Warrant, which will be exchanged for PubCo Class A Common Stock and PubCo Public Warrants respectively, so that the units will no longer trade separately under “MDH.U.” PubCo intends to apply for the listing of the PubCo Class A Common Stock and PubCo Public Warrants on the NYSE under the ticker symbols “OLV” and “OLV.WS” respectively.
Potential Purchases of Public Shares and/or MDH Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding MDH or its securities, Sponsor, MDH’s directors, officers and advisors,

OP Group and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of MDH Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to MDH Stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on shares of MDH Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. MDH will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of PubCo and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent MDH’s good faith estimate of such amounts.
Sources and Uses of Proceeds
($ in millions)
Sources	Assuming No Redemption(1)	Assuming Maximum Redemptions(2)
OP Group Equity Rollover	$869.5	$869.5
Capital in Trust	276.0	178.7
PIPE Proceeds	15.0	15.0
Total Sources	$1,160.5	$1,063.2

(1)
Assumes no Public Stockholders exercise redemption rights in connection with the Closing, and the balance of MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(2)
Reflects redemptions of 9.7 million shares of MDH Class A Common Stock, which is subject to change. The maximum redemption amount assumes a minimum of $165.0 million in Available Closing Date Cash.

Uses	Assuming No Redemption(1)	Assuming Max Redemptions(2)
OP Group Equity Rollover	$869.5	$869.5
Cash to Balance Sheet	216.7	119.4
Debt Repayment	12.3	12.3
Redemption of Preferred Units	21.0	21.0
Transaction Costs	41.0	41.0
Total Uses	$1,160.5	$1,063.2

(1)
Assumes no Public Stockholders exercise redemption rights in connection with the Closing, and the balance of MDH’s Trust Account as of the Closing is the same as its balance on June 30, 2021 of $276.0 million.

(2)
Reflects redemptions of 9.7 million shares of MDH Class A Common Stock, which is subject to change. The maximum redemption amount assumes a minimum of $165.0 million in Available Closing Date Cash.

PubCo Board Following the Business Combination
The initial board of directors of PubCo following the Business Combination will consist of seven members. Immediately following the Closing, the PubCo Board will be as set forth in the section entitled “Management of PubCo Following the Business Combination.”
Headquarters
PubCo will be headquartered at 222 South Riverside Plaza, Suite 950, Chicago, Illinois, 60606.
Redemption Rights
Pursuant to the Existing MDH Charter, a public stockholder may request that MDH redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to           , Eastern Time, on           , 2021 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that MDH redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, MDH will redeem each share of MDH Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the transfer agent prior to           , Eastern Time, on           , 2021 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, MDH will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.
Holders of our warrants will not have redemption rights with respect to the warrants.
Vote Required for Approval
The Closing is conditioned on the approval of the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal at the Special Meeting.
The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Abstentions and failures to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting will have the same effect as a vote “AGAINST” the Business Combination Proposal.
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ORGANIZATIONAL DOCUMENT PROPOSAL
Overview
MDH’s stockholders are being asked to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed PubCo Charter, which, if approved, would take effect upon the Closing. If the Business Combination Proposal is approved and the Business Combination is to be consummated, PubCo will adopt the Proposed PubCo Charter under the DGCL as described below. The Proposed PubCo Charter will:
•
establish the capital structure of PubCo following the Business Combination, authorizing: (i) 500,000,000 shares of PubCo Class A Common Stock, par value $0.0001 per share, with such shares having voting and economic rights, entitling the owners thereof to one vote per share; (ii) 300,000,000 shares of PubCo Class B Common Stock, par value $0.0001 per share, with such shares having voting and no economic rights, entitling owners thereof to one vote per share; and (iii) 200,000,000 shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the PubCo Board.

•
have no classifications of directors on the PubCo Board;

•
opt out of Section 203 of the DGCL;

•
provide the ability of holders of PubCo Common Stock to act by written consent in lieu of a meeting;

•
affirm the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of PubCo, subject to certain limitations;

•
not contain provisions with respect to corporate opportunities;

•
not contain provisions specific to MDH’s status as a blank check company; and

•
be subject to the Investor Rights Agreement.

The PubCo Organizational Documents differ materially from the Existing MDH Organizational Documents. The table set forth in the Advisory Proposals section contains a summary of the principal changes proposed between the Existing MDH Organizational Documents and the PubCo Organizational Documents. This summary is qualified by reference to the complete text of the Existing MDH Organizational Documents, attached to this proxy statement/prospectus as Exhibits 3.1 and 3.3 the complete text of the Proposed PubCo Charter and the Proposed PubCo Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. All stockholders are encouraged to read each of the PubCo Organizational Documents in its entirety for a more complete description of its terms.
For a discussion of the reasons for the approval of certain provisions in the Proposed PubCo Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.
Authorized Capital Stock
The MDH Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Forum
The MDH Board believes that making clear that the Delaware Court of Chancery is the sole and exclusive forum for (1) any derivative action or proceeding brought on PubCo’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of PubCo’s directors, officers, employees or agents or PubCo stockholders, (3) any action asserting a claim against PubCo or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of the Proposed PubCo Charter or Proposed PubCo Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants, and to provide further that any cause of action arising under the Securities Act that is asserted against PubCo shall be brought in the federal district courts of the United States unless PubCo consents in writing to an alternate forum, will permit PubCo to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to PubCo’s stockholders. This provision in the Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Section 203 of the DGCL – Business Combinations with Interested Stockholders
The Proposed PubCo Charter will provide that PubCo is not subject to Section 203 of the DGCL, an anti-takeover law. Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Proposed PubCo Charter, PubCo will opt out of Section 203 of the DGCL. Accordingly, PubCo will not be subject to any anti-takeover effects of Section 203 of the DGCL.
Blank Check Company
The MDH Board has determined it is in the best interest of MDH and its stockholders to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve MDH and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.
Vote Required for Approval
The approval of the Organizational Document Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of MDH Class A Common Stock and MDH Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Organizational Document Proposal.
Under the Business Combination Agreement, the approval of the Organizational Document Proposal is a condition to the consummation of the Closing. In addition, if the Business Combination Proposal or the NYSE Proposal are not approved, the Organizational Document Proposal will have no effect, even if approved by the MDH Stockholders.
The Sponsor has agreed to vote any shares of MDH Common Stock owned by the Sponsor in favor of the Organizational Document Proposal. As of the record date, the Sponsor owns    % of our issued and outstanding shares of MDH Common Stock.
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Overview
As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, MDH is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed PubCo Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, MDH is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on MDH or the MDH Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, MDH intends that the Proposed PubCo Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1. All stockholders are encouraged to read the Proposed PubCo Charter in its entirety for a more complete description of its terms.
Advisory Charter Proposal	Existing MDH Charter	Proposed PubCo Charter
Advisory Proposal A — Changes in Share Capital	The Existing MDH Charter authorizes 213,000,000 shares, consisting of (a) 212,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 12,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.	The Proposed PubCo Charter would authorize 1,000,000,000 shares, consisting of (a) 800,000,000 shares of common stock, including 500,000,000 shares of Class A Common Stock, and 300,000,000 shares of Class B Common Stock, and (b) 200,000,000 shares of Preferred Stock.
Advisory Proposal B — Declassification of the Board of Directors	The Existing MDH Charter provides that the MDH Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed PubCo Charter provides that the PubCo Board will consist of one class of directors being elected in each year and each director holding office until the next annual meeting.
Advisory Proposal C — Forum Selection	The Existing MDH Charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.	The Proposed PubCo Charter will be consistent, except that it will not address or apply to claims that arise under the Exchange Act.

Advisory Charter Proposal	Existing MDH Charter	Proposed PubCo Charter
Advisory Proposal D — Investor Rights Agreement	The Existing MDH Charter is not subject to any director composition agreement or investor rights agreement other than the provisions regarding the holder of the MDH Class B Shares to elect the directors prior to the Business Combination.	The Proposed PubCo Charter and Proposed PubCo Bylaws provide that certain provisions therein are subject to the director nomination provisions of the Investor Rights Agreement.
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed PubCo Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of PubCo Class A Common Stock and PubCo Class B Common Stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of stock of PubCo if determined by the PubCo Board to be in the best interests of PubCo after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
The Proposed PubCo Charter will establish post-transaction capital structure, authorizing: (i) 500,000,000 shares of PubCo Class A Common Stock, par value $0.0001 per share, with such shares having voting and economic rights, entitling the owners thereof to one vote per share; (ii) 300,000,000 shares of PubCo Class B Common Stock, par value $0.0001 per share, with such shares having voting and no economic rights, entitling owners thereof to one vote per share; and (iii) 200,000,000 shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the PubCo Board.
Advisory Charter Proposal B — Declassification of the Board of Directors
The MDH Board recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The MDH Board also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the MDH Board believes that declassifying the PubCo Board is in the best interests of PubCo’s stockholders, the MDH Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the MDH Board believes that the declassification of the MDH Board under this proposal is in the best interests of the MDH Stockholders.
Advisory Charter Proposal C — Reaffirming the Court of Chancery of the State of Delaware as Exclusive Forum
Similar to that provided under the Existing MDH Charter, the Proposed PubCo Charter is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
The MDH Board believes that the Delaware courts are best suited to address disputes involving such matters given that following the Business Combination, PubCo will continue to be incorporated in Delaware and Delaware law generally applies to such matters. If the Court of Chancery does not have jurisdiction over the action, then other state district courts located in the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. If no state district court in the State of Delaware has jurisdiction over any such action, then a federal court located within the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. The Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. For these reasons, the MDH Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of PubCo and its stockholders. At the same time, the MDH Board believes that PubCo should have the ability to consent to an alternative forum on a case-by-case basis where the Board of PubCo determines that PubCo’s interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery.
Advisory Charter Proposal Proposal D — To authorize that certain provisions of the Proposed PubCo Charter and Proposed PubCo Bylaws will be subject to the Investor Rights Agreement.
These provisions are intended to ensure that the terms of the Proposed PubCo Charter do not conflict with the rights granted under the Investor Rights Agreement. See “The Business Combination Proposal — Related Agreements — Investor Rights Agreement.”
Assuming the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal are approved, the MDH Stockholders are also being asked to approve Advisory Charter Proposal D, which is, in the judgment of the MDH Board, necessary to adequately address the needs of PubCo after the Business Combination.
This proposal would indicate that the terms of the Proposed PubCo Charter and Proposed PubCo Bylaws are subject to the terms of the Investor Rights Agreement.
Pursuant to the Investor Rights Agreement, among other things, each of Sponsor, CF OMS and Blocker Owner will have certain rights to designate directors for election to the PubCo Board, subject to continued satisfaction of certain economic interest thresholds with respect to securities of, or securities exchangeable into securities of, PubCo in accordance with the terms and subject to the conditions contemplated by the Investor Rights Agreement.
This summary is qualified by reference to the complete text of the Proposed PubCo Charter, Proposed PubCo Bylaws and the Investor Rights Agreement, copies of which are attached to this proxy statement/prospectus as Annex B-1, Annex B-2 and Annex D, respectively. All MDH Stockholders are encouraged to read the PubCo Proposed Charter and the Investor Rights Agreement in their entirety for a more complete description of their terms.
Authorized Capital Stock
The MDH Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Forum
The MDH Board believes that making clear that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of PubCo or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act that is asserted against PubCo shall be brought in the federal district courts of the United States unless PubCo consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed PubCo Charter would cause PubCo irreparable harm and entitle PubCo to equitable relief to enforce the forum selection clause, will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders. This provision in the Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Corporate Name and Perpetual Existence
The MDH Board believes that making PubCo’s corporate existence perpetual is desirable to reflect the Business Combination with OP Group and to clearly identify PubCo as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the MDH Board believes that it is the most appropriate period for PubCo following the Business Combination.
Blank Check Company
The MDH Board has determined it is in the best interest of MDH to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve MDH and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.
Vote Required for Approval
The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on MDH or the MDH Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, MDH intends that the Proposed PubCo Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE NYSE PROPOSAL
Overview
Assuming the Business Combination Proposal and the Organizational Document are approved, our stockholders are also being asked to approve the NYSE proposal.
The NYSE Proposal is a proposal to approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of the issued and outstanding shares of PubCo Class A Common Stock pursuant to the terms of the Business Combination Agreement and the Sponsor Letter Agreement and the issuance of PubCo Class A Common Stock pursuant to the Subscription Agreements in connection with the Business Combination that, in each case, may result in OP Group, the OP Group Equity Holders and the PIPE Investors acquiring shares pursuant to the Subscription Agreements owning more than 20% of PubCo’s outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.
If the NYSE proposal is adopted, (i) 1,500,000 shares of PubCo Class A Common Stock are issuable to the PIPE Investors pursuant to the Subscription Agreements, (ii) 43,475,000 shares of PubCo Class A Common Stock are issuable to Blocker Owner pursuant to the Business Combination Agreement, and (iii) 43,475,000 shares of PubCo Class B Common Stock are issuable to CF OMS pursuant to the Business Combination Agreement, which will represent approximately 75.1% of the shares of the PubCo Common Stock outstanding following the Business Combination, assuming (a) none of the Public Stockholders exercise redemption rights with respect to their public shares, and (b) no exercise of Sponsor’s 6,550,000 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination).
Reasons for the Approval of the NYSE Proposal
We are seeking stockholder approval in order to comply with NYSE Listing Rules 312.03(c) and (d).
First, pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, Sponsor Letter Agreement and Subscription Agreements, PubCo currently expects to issue an estimated 74,300,000 shares of PubCo Class A Common Stock and an estimated 43,475,000 shares of PubCo Class B Common Stock in connection with the Business Combination and the PIPE Investment (assuming (a) none of the Public Stockholders exercise redemption rights with respect to their public shares, and (b) no exercise of Sponsor’s 6,550,000 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination)), which represents more than 20% of the aggregate of MDH Class A Common Stock and MDH Class B Common Stock outstanding prior to the Business Combination. Accordingly, MDH is seeking the approval of its stockholders for the foregoing issuances.
Second, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the company. The issuances of shares of PubCo Common Stock and the consummation of the MDH Merger in the Business Combination and pursuant to the Subscription Agreements will result in a change of control of MDH. Accordingly, MDH is seeking the approval of its stockholders for such issuances.
Effect of the Proposal on MDH Stockholders
If the NYSE proposal is adopted, (i) 1,500,000 shares of PubCo Class A Common Stock are issuable to the PIPE Investors pursuant to the Subscription Agreements, (ii) 43,475,000 shares of PubCo Class A

Common Stock are issuable to Blocker Owner pursuant to the Business Combination Agreement, and (iii) 43,475,000 shares of PubCo Class B Common Stock are issuable to CF OMS pursuant to the Business Combination Agreement, which will represent approximately 75.1% of the shares of the PubCo Common Stock outstanding following the Business Combination, (assuming (a) none of the Public Stockholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of Sponsor’s 6,550,000 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination)).
In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of PubCo Class A Common Stock and PubCo Class B Common Stock pursuant to the Business Combination Agreement, PubCo will not issue such shares of PubCo Class A Common Stock and PubCo Class B Common Stock.
Vote Required for Approval
The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting will have no effect on the outcome of the vote on the NYSE Proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.
Under the Business Combination Agreement, the approval of the NYSE Proposal is a condition to the consummation of the Closing. In addition, if the Business Combination Proposal or the Organizational Document Proposal are not approved, the NYSE Proposal will have no effect, even if approved by the MDH Stockholders.
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
MDH is asking its shareholders to approve the Olive Ventures Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and the material terms thereunder. The 2021 Plan is described in more detail below. A copy of the form of the 2021 Plan is attached to this proxy statement/prospectus as Annex J.
The 2021 Plan
The MDH Board believes that OP Group must offer a competitive equity incentive program if it is to successfully attract, motivate and retain the best possible candidates for positions of substantial responsibility within OP Group. The MDH Board expects that the 2021 Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to OP Group’s success and providing incentives to these individuals to promote the success of OP Group.
Summary of the 2021 Plan
The 2021 Plan will allow OP Group to make equity and equity-based incentive awards to officers, employees, directors and consultants. The MDH Board anticipates that providing such persons with a direct stake in OP Group will assure a closer alignment of the interests of such individuals with those of OP Group and its stockholders, thereby stimulating their efforts on OP Group’s behalf and strengthening their desire to remain with OP Group.
The MDH Board expects to initially reserve       shares of PubCo Class A Common Stock for the issuance of awards under the 2021 Plan (which represents 10% of the outstanding equity capital of PubCo following the Business Combination). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in OP Group’s capitalization. The maximum aggregate number of shares of PubCo Class A Common Stock that may be issued upon exercise of incentive stock options (“ISOs”) under the 2021 Plan will not exceed       shares of PubCo Class A Common Stock (which represents 10% of the outstanding equity capital of PubCo following the Business Combination).
The Background of the 2021 Plan
If the 2021 Plan is approved by shareholders of MDH, OP Group will be authorized to grant equity incentive awards to its employees, consultants, directors and other eligible service providers. Following the Closing, OP Group is expected to have approximately 45 employees and approximately 6 non-employees who will be eligible to receive awards under the 2021 Plan. A copy of the 2021 Plan is attached to this proxy statement/prospectus.
Purpose of the 2021 Plan
The purpose of the 2021 Plan is to promote the long-term success of OP Group and the creation of stockholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction, motivation and retention of service providers with exceptional qualifications, and (c) linking service providers directly to stockholder interests through increased stock ownership.
Reasons for the Approval of the 2021 Plan Proposal
Stockholder approval of the 2021 Plan is necessary in order for MDH to (a) meet the stockholder approval requirements of the NYSE and (b) grant ISOs under the 2021 Plan.
Consequences if the 2021 Plan Proposal is Not Approved
If the 2021 Plan Proposal is not approved by shareholders of MDH, the 2021 Plan will not become effective and OP Group will not be able to grant equity awards under the 2021 Plan. Additionally, the MDH Board believes its ability to recruit, retain and incentivize top talent will be adversely affected if the 2021 Plan Proposal is not approved.

Material Terms of the 2021 Plan
The material terms of the 2021 Plan, as currently contemplated by the MDH Board, are summarized below. Shareholders of MDH are being asked to approve the 2021 Plan as presented. If the terms of the 2021 Plan are materially amended in a manner that would require stockholder approval under the NYSE requirements, stockholders will be asked to approve such material amendment.
Stock Awards.   The 2021 Plan will provide for the grant of ISOs, nonstatutory stock options (“NSOs”), restricted stock awards, restricted stock unit awards, performance stock unit awards and stock appreciation rights (collectively, “stock awards”), any of which may be granted, without limitation, subject to vesting over time, upon satisfaction of specified performance criteria or a combination of both. Stock awards may be granted to OP Group’s and its affiliates’ employees, officers, non-employee directors, consultants and persons who have been offered employment by OP Group or any of its affiliates (provided that no such person may receive any payment or exercise any right related to a stock award until such person has commenced employment or service with OP Group or its affiliates).
Share Reserve.   The aggregate number of shares of PubCo Class A Common Stock that may be issued pursuant to stock awards under the 2021 Plan will equal       shares (which represents 10% of the outstanding equity capital of PubCo following the Business Combination).
In general, to the extent that any stock award under the 2021 Plan is forfeited, cancelled, expires, or lapses without the issuance of shares, or if OP Group repurchases the shares subject to stock awards granted under the 2021 Plan, those shares will become available for issuance under the 2021 Plan. The number of shares available for issuance under the 2021 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules (each, a “substitute award”).
As of the date hereof, no awards have been granted and no shares of PubCo Class A Common Stock have been issued under the 2021 Plan.
Incentive Stock Option Limit.   The maximum number of shares of PubCo Class A Common Stock that may be issued upon the exercise of ISOs under the 2021 Plan is       shares (which represents 10% of the outstanding equity capital of PubCo following the Business Combination).
Minimum Vesting.   No award may vest earlier than the first anniversary of the date of grant; provided, however, that the foregoing minimum vesting period will not apply (i) to a substitute award that does not reduce the vesting period of the award being replaced or assumed, or (ii) to awards involving an aggregate number of shares of PubCo Class A Common Stock not in excess of five percent (5%) of the aggregate number of shares of PubCo Class A Common Stock that may be delivered in connection with awards under the 2021 Plan (subject to adjustment as descried below).
Grants to Outside Directors.   The fair value of any awards granted under the 2021 Plan to an outside director as compensation for services as an outside director during any one fiscal year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $500,000, provided that the compensation committee may make exceptions to this limit, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For purposes of this limitation, grant date fair value of an award will be determined in accordance with the assumptions that OP Group uses to estimate the value of share-based payments for financial reporting purposes.
Administration.   We expect that the 2021 Plan will be administered by the compensation committee. Subject to the limitations set forth in the 2021 Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also will have the authority to determine the consideration and methodology of payment for awards.

Amendments to Awards; No Repricing.   The compensation committee will have the authority to modify outstanding awards under the 2021 Plan, subject to the consent of any adversely affected participant. No awards under the 2021 Plan may be repriced without shareholder approval. For purposes of the 2021 Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles, and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of PubCo Class A Common Stock.
Stock Options.   A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2021 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of PubCo Class A Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified by the compensation committee and set forth in the award agreement. Stock options granted under the 2021 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or, to the extent addressed in an award agreement, the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.
Payment of the exercise price may be made in a manner approved by the compensation committee of OP Group, which may include by (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check, (ii) delivery of PubCo Class A Common Stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by OP Group’s compensation committee.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of PubCo Class A Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of OP Group’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of OP Group’s total combined voting power or that of any of OP Group’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   The terms of any awards of restricted shares under the 2021 Plan will be set forth in a restricted share agreement to be entered into between OP Group and the recipient. The compensation committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.
Restricted Stock Unit Awards.   Restricted stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a restricted stock unit award agreement. A restricted stock unit award may be settled by cash or delivery of stock or property as deemed appropriate by the compensation committee. Recipients of restricted stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the restricted stock unit award agreement, restricted stock units may provide for the right to dividend equivalents.
Performance Stock Unit Awards.   Performance stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain performance conditions, including any vesting arrangement, established by the compensation committee and as set forth in a performance stock unit award agreement. A performance stock unit award may be settled by cash or delivery of stock or property as deemed appropriate by the compensation committee. Recipients of performance stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the performance stock unit award agreement, performance stock units may provide for the right to dividend equivalents.
Stock Appreciation Rights.   Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of the PubCo Class A Common Stock over the base price of the stock appreciation right. The compensation committee determines the base price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the Class A common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or property as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of PubCo Class A Common Stock on the date of exercise over the base price, multiplied by (2) the number of shares of PubCo Class A Common Stock with respect to which the stock appreciation right is exercised.
Other Stock Awards.   The compensation committee may grant other awards based in whole or in part by reference to the PubCo Class A Common Stock. The compensation committee will set the number of shares under the stock award and all other terms and conditions of such awards.
Treatment of Dividends and Dividend Equivalents on Unvested Awards.   The 2021 Plan provides that, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) will either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and will only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the compensation committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents will be paid on options or stock appreciation rights.
Changes to Capital Structure.   The aggregate number of shares of PubCo Class A Common Stock reserved and available for issuance under the 2021 Plan, the individual limitations, the number of shares of PubCo Class A Common Stock covered by each outstanding award, and the price per share of PubCo Class A Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by OP Group’s compensation committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in OP Group’s capitalization affecting PubCo Class A Common Stock or OP Group’s capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of PubCo Class A Common Stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by OP Group’s compensation committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2021 Plan.
Transactions.   If OP Group is involved in a merger, amalgamation, or consolidation involving OP Group in which OP Group is not the surviving corporation or in which OP Group is the surviving corporation but the holders of our PubCo Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the 2021 Plan), or a reorganization, dissolution, or liquidation of OP Group , OP Group’s compensation committee may, in its discretion, provide for the (1) assumption or substitution of outstanding awards (with all performance based vesting awards converting to time based vesting awards assuming target performance, or if there is no target, maximum performance), (2) acceleration of the vesting of outstanding awards not assumed or substituted in connection with such event (unless otherwise set forth in an award agreement, assuming target performance for all performance vesting awards, if there is no target, maximum performance), provided, that the award holder remain employed through such date, (3) cash-out outstanding awards not assumed or substituted in connection with such event or (4) replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced.
Double Trigger Vesting.   With respect to any award originally issued under the 2021 Plan that is assumed or substituted in connection with a change in control, the vesting, payment, purchase or distribution of such award may not be accelerated by reason of the change in control for any participant unless the participant’s employment is involuntarily terminated as a result of the change in control during the two-year period commencing on the change in control unless otherwise specified in an award agreement.
Transferability.   Unless the compensation committee provides otherwise, no award granted under the 2021 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will or the laws of descent and distribution.
Amendment and Termination.   The MDH Board will have the authority to amend or terminate the 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the MDH Board adopts the 2021 Plan.
Recoupment.   All awards granted under the 2021 Plan will be subject to recoupment, clawback or recovery by OP Group in accordance with applicable law and with OP Group’s policy (whenever adopted) regarding same.
Summary of U.S. Federal Income Tax Consequences of the 2021 Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the 2021 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2021 Plan depend upon the type of award.
Incentive Stock Options.   The recipient of an incentive stock option generally will not be taxed upon grant of the option. Ordinary federal income taxes are generally imposed only when the shares of PubCo Class A Common Stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the PubCo Class A Common Stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of PubCo Class A Common Stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of PubCo Class A Common Stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the PubCo Class A Common Stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. OP Group will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.
Nonstatutory Stock Options.   The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the PubCo Class A Common Stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards.   Recipients who receive restricted stock unit awards or performance stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares that are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the U.S. Internal Revenue Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of the PubCo Class A Common Stock on the exercise date over the exercise price. OP Group will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient. The U.S. Internal Revenue Code does however limit the deductibility of compensation paid to OP Group’s chief executive officer and other “covered persons” as determined under Section 162(m) of the U.S. Internal Revenue Code and applicable guidance.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND OP GROUP UNDER THE 2021 PLAN.
Plan Benefits
We are a party to a Side Letter with each of Ms. Howard and Messrs. Thomas and Withey pursuant to which, among other things, such persons are entitled to the following annual grants of equity incentive awards: (i) time-based restricted stock units covering a number of shares valued at $1,050,000, $800,000, and $200,000, respectively, and (ii) performance-based restricted stock units covering a targeted number of shares valued at $1,050,000, $800,000, and $200,000, respectively. In addition, each of Ms. Howard and Mr. Thomas is entitled to a one-time grant of time-based restricted stock units covering a number of shares valued at $2,500,000. For additional information regarding the Side Letters and the terms of such grants, see the section entitled “Executive Employment Arrangements — Post-Closing Agreements.”
Other than the restricted stock unit grants described above, the benefits or amounts that may be received or allocated to directors, officers and employees under the 2021 Plan will be determined at the discretion of the compensation committee and are not currently determinable.
Name and Principal Position(s)	Value of RSU Awards ($)	Other Equity Awards (# of Shares)
Rebecca M. Howard, Chief Executive Officer	$4,600,000	—
Justin C. Thomas, President and Chief Operating Officer	$4,100,000	—
Armon C. Withey Jr., Chief Financial Officer	$400,000	—
All current executive officers as a group (3 persons)	$9,100,000	—
All current non-executive directors as a group (6 persons)	—	—
All employees, including all current officers who are not executive officers, as a group (45 persons)	—	—
Interests of MDH’s Directors and Officers in the 2021 Plan Proposal
When you consider the recommendation of the MDH Board in favor of approval of the 2021 Plan, you should keep in mind that certain of MDH’s directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Registration with the SEC
If the 2021 Plan is approved by the shareholders of MDH and becomes effective, MDH intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after MDH becomes eligible to use such form.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND OP GROUP UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Olive Ventures Holdings, Inc. 2021 Omnibus Incentive Plan that will be attached to an amendment to this proxy statement/prospectus, be adopted and approved.”
Vote Required
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person (including virtually) or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.
The Equity Incentive Plan Proposal is not conditioned upon any other proposal.
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows the MDH Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals, the Advisory Charter Proposals or the Equity Incentive Plan Proposal.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the MDH Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of MDH Class A Common Stock and MDH Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.
The Adjournment Proposal is not conditioned upon any other proposal.
Recommendation of the MDH Board
THE MDH BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of MDH’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of MDH and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
MDH Acquisition Corp. (“MDH”) is providing the following unaudited pro forma condensed combined financial information related to the financial aspects of the Transactions, as described in the Business Combination Agreement entered into between MDH and OP Group Holdings, LLC (“OP Group”) and in this proxy statement/prospectus. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business” and presents the combination of the historical financial information of MDH and OP Group adjusted to give effect to the Business Combination, PIPE Investment and other related events contemplated by the Business Combination Agreement.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Transactions, the PIPE Investment, and other related adjustments described in the accompanying notes as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021, gives pro forma effect to the Transactions, the PIPE Investment, and other related adjustments described in the accompanying notes as if they had been consummated on June 30, 2021.
The historical financial information of OP Group for the six months ended June 30, 2021 was derived from the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and the historical financial information of OP Group for the year ended December 31, 2020 was derived from the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The historical financial information of MDH for the six months ended June 30, 2021 was derived from the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and the historical financial information of MDH for the year ended December 31, 2020 was derived from the audited statement of operations for the period from July 9, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with (i) the accompanying notes to the unaudited pro forma condensed combined financial statements, (ii) the historical unaudited financial statements of OP Group as of and for the six months ended June 30, 2021 and the historical audited financial statements of OP Group as of an for the year ended December 31, 2020 and the accompanying notes, (iii) the unaudited financial statements of MDH as of and for the six months ended June 30, 2021 and the historical audited financial statements of MDH as of and for the period from July 9, 2020 (inception) through December 31, 2020 and the accompanying notes, (iv) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OP Group” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MDH”, (v) “Selected Historical Financial Information of OP Group”, and (vi) other financial information included elsewhere in this proxy statement/prospectus.
The historical financial statements of Milestone contained principally its investment in OP Group. As a first step to the Transactions, Milestone, which is a holder of 50% interest in OP Group, will exchange its interests in Milestone for shares of common stock and warrants in PubCo. The historical financial statements of Milestone also included certain assets and liabilities ancillary to its investment in OP Group that will be settled upon the Transactions and therefore not transferred to PubCo as part of the Transaction. The only assets of Milestone that will remain at and after the time of closing of the Transactions are potential tax receivables, which are required to be paid to Blocker Owner upon receipt pursuant to the Business Combination Agreement. Accordingly, the acquisition of Milestone has no impact on the unaudited pro forma condensed combined financial information, and as a result information about Milestone has not been included in this analysis.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what PubCo’s financial condition or results of operations would have been had the Transactions, the PIPE Investment, and the related adjustments occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Transactions, the PIPE Investment, and the related adjustments. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions, the PIPE Investment, and the related adjustments, as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information contained herein assumes that MDH’s stockholders approve the Transactions. The Public Stockholders may elect to redeem their stock of MDH Class A Common Stock for cash even if they approve the Transactions. MDH cannot predict how many Public Stockholders will exercise their right to have their MDH Class A Common Stock redeemed for cash. As a result, PubCo has elected to provide the unaudited pro forma condensed combined financial information under two redemption scenarios, which produce different allocations of total PubCo equity between holders of PubCo Class A Common Stock. The two redemption scenarios are:
•
Assuming No Redemptions — This scenario assumes that none of the Public Stockholders will elect to redeem their MDH Class A Common Stock for a pro rata portion of the cash in MDH’s Trust Account, and thus the full amount of $276.0 million held in MDH’s Trust Account is available for the Business Combination.

•
Assuming Maximum Redemptions — This scenario assumes that Public Stockholders holding approximately 9.7 million shares of MDH Class A Common Stock will exercise their redemption rights for their pro rata share of the funds in MDH’s Trust Account for an aggregate redemption payment of $97.3 million. The Business Combination is subject to a condition requiring a minimum of $165.0 million in Available Closing Date Cash following consummation of the Business Combination, comprised of amounts held in MDH’s Trust Account, proceeds from the PIPE Investment and Cash on Hand net of Transaction Expenses. The aggregate redemption payment of $97.3 million is the maximum amount of redemptions that could occur to still satisfy this condition and was calculated as the difference between (i) cash and cash equivalents of approximately $12.3 million of OP Group as of June 30, 2021, available trust cash of MDH of $276.0 million and PIPE Proceeds of $15.0 million, net of transaction expenses of $41.0 million, collectively $262.3 million, and (ii) $165.0 million. The maximum redemption number of approximately 9.7 million shares of MDH Class A Common Stock was calculated based on the estimated per share redemption value of approximately $10.00 ($276.0 million in MDH’s Trust Account divided by 27.6 million outstanding shares of MDH Class A Common Stock held by Public Stockholders).

The actual results are expected to be within the parameters described by the two redemption scenarios. However, there can be no assurance that either scenario will equal the actual results. Under both redemption scenarios, OP Group is considered the “accounting acquirer”, and thus the Transactions are reflected in the unaudited pro forma condensed combined financial information as a reverse recapitalization, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share data)	Historical MDH	Historical OP Group	Transactions Adjustments	Notes	Pro Forma Combined	Additional Transactions Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$369	$12,281	$216,700	A	$229,350	$(97,300)	J	$132,050
Finance receivables, net	—	654,582	—		654,582	—		654,582
Intangible assets, net	—	38,104	—		38,104	—		38,104
Goodwill	—	41,148	—		41,148	—		41,148
Property, equipment and software, net	—	2,205	—		2,205	—		2,205
Other assets	—	10,700	(3,800)	E	6,900	—		6,900
Prepaid expenses	103	—	—		103			103
Marketable securities held in Trust Account	276,020	—	(276,020)	G	—			—
Deferred tax asset	—	—	2,039	O	2,039	—		2,039
Deferred offering costs	—	—	—		—	—		—
Total assets	$276,492	$759,020	$(61,081)		$974,431	$(97,300)		$877,131
Liabilities, Redeemable
Preferred units and Members’ Equity
Senior credit facility, net	$—	$432,853	$—		$432,853	$—		$432,853
Finance accounts payable	—	155,363	—		155,363	—		155,363
Senior subordinated notes payable, net	—	12,213	(12,213)	B	—	—		—
Accounts payable and accrued expenses	1,072	14,367	(3,800)	E	11,639	—		11,639
Accrued offering costs	5	—	(5)	E	—	—		—
Advances – related party	53	—	(53)	E	—	—		—
Deferred underwriting fee payable	9,660	—	(9,660)	C	—	—		—
Warrant liability	17,620	—	(10,088)	M	7,532	—		7,532
Earnout liability	—	—	74,068	K	74,068	—		74,068
Tax receivable agreement liability	—	—	1,671	L	1,671	—		1,671
Total liabilities	28,410	614,796	39,920		683,126	—		683,126
Commitments and Contingencies	—	—	—		—	—		—

(in thousands, except share data)	Historical MDH	Historical OP Group	Transactions Adjustments	Notes	Pro Forma Combined	Additional Transactions Adjustments	Notes	Pro Forma Combined
Redeemable stock and units
MDH Class A common stock subject to possible redemption, 24,908,708 shares at redemption value	243,082	—	(243,082)	D	—	—		—
Redeemable Series A Preferred Units, 21,000 units authorized, issued and outstanding	—	21,000	(21,000)	H	—	—		—
Stockholders’ equity
OP Group Series A Common Units, 1,072,000 units authorized, issued and outstanding	—	123,224	(123,224)	H	—	—		—
MDH Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—	—		—	—		—
MDH Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,291,823 issued and outstanding (excluding 24,308,177 shares subject to possible redemption)	—	—	—	D	—	—		—
MDH Class B common stock, $0.0001 par value; 12,000,000 shares authorized; 6,900,000 shares issued and outstanding	1	—	(1)	D	—	—		—
PubCo Class A common stock	—	—	8	D,F,H	8	(1)	J	7
PubCo Class B common stock	—	—	4	H	4	—		4
Non-controlling interest	—	—	107,531	I	107,531	(29,468)	J	78,063
Additional paid-in capital	5,689	—	183,921	P	189,610	(67,831)	J	121,779
Retained earnings (Accumulated deficit)	(690)	—	(5,158)	P	(5,848)	—		(5,848)
Total equity	5,000	123,224	163,081		291,305	(97,300)		194,005
Total liabilities, redeemable preferred units and members'/ stockholders' equity	$276,492	$759,020	$(61,081)		$974,431	$(97,300)		$877,131

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
				No Redemption Scenario			Maximum Redemption Scenario
(in thousands, except per share data)	Adjusted MDH	Notes	Historical OP Group	Transactions Adjustments	Notes	Pro Forma Combined	Additional Transactions Adjustments	Notes	Pro Forma Combined
Revenue
Finance receivables income	$—		$32,051	$—		$32,051	$—		$32,051
Commission income	—		5,971	—		5,971	—		5,971
Other income	—		999	—		999	—		999
Total revenue	—		39,021	—		39,021	—		39,021
Operating expenses						—			—
Selling, general and administrative	1,280	3a	27,294	—		28,574	—		28,574
Depreciation and amortization	—		3,804	—		3,804	—		3,804
Bank and credit card charges	—		2,697	—		2,697	—		2,697
Provision for finance receivable losses	—		1,000	—		1,000			1,000
Total operating expenses	1,280		34,795	—		36,075	—		36,075

Operating income (loss)	(1,280)		4,226	—		2,946	—		2,946
Other income
Interest earned on marketable securities held in Trust Account	20		—	(20)	dd	—	—		—
Change in fair value of warrants	1,298		—	(2,608)	ee(1)	(1,310)	—		(1,310)
Total other income	1,318		—	(2,628)		(1,310)	—		(1,310)
Other expense
Interest expense	—		6,110	(733)	aa	5,377	—		5,377
Transaction costs allocable to warrants	727		—	(727)	ee(2)	—	—		—
Total other expenses	727		6,110	(1,460)		5,377	—		5,377
(Loss) before income tax provision	(689)		(1,884)	(1,168)		(3,741)	—		(3,741)
Income tax provision (benefit)	—		152	(932)	bb	(780)	9	bb	(771)
Net (loss)	$(689)		$(2,036)	$(236)		$(2,961)	$(9)		$(2,970)
Net Income attributable to noncontrolling interest	—		—	(425)	cc,ff	(425)	(38)	cc,ff	(463)
Net (loss) Income attributable to controlling interest	$(689)		$(2,036)	$189		$(2,536)	$29		$(2,507)
Net (loss) per common share attributable to controlling interest:
Basic and diluted	$(0.08)		$1.90	$1.94	ff	$(0.03)	$(0.01)	ff	$(0.04)
Weighted average stock outstanding
Basic and diluted	9,081		1,072	64,147	ff	74,300	(9,730)	ff	64,570
See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
				No Redemption Scenario			Maximum Redemption Scenario
(in thousands)	Historical MDH	Notes	Historical OP Group	Transactions Adjustments	Notes	Pro Forma Combined	Additional Transactions Adjustments	Notes	Pro Forma Combined
Revenue
Finance receivables income .	$—		$60,792	$—		$60,792	$—		$60,792
Commission income	—		2,622	—		2,622	—		2,622
Other income	—		1,463	—		1,463	—		1,463
Total revenue	—		64,877	—		64,877	—		64,877
Operating expenses
Selling, general and administrative	1	3a	21,822	10,509	hh,ll	32,332	—		32,332
Depreciation and amortization	—		8,124	—		8,124	—		8,124
Bank and credit card charges	—		5,078	—		5,078	—		5,078
Provision for finance receivable losses	—		2,500	—		2,500	—		2,500
Total operating expenses	1		37,524	10,509		48,034	—		48,034
Operating income	(1)		27,353	(10,509)		16,843	—		16,843
Other expenses
Interest expense	—		13,700	(1,890)	gg	11,810	—		11,810
Loss on extinguishment of debt	—		—	(108)	gg	(108)	—		(108)
Total other expenses	—		13,700	(1,998)		11,702	—		11,702
Income (loss) before income tax provision	(1)		13,653	(8,511)		5,141	—		5,141
Income tax provision	—		178	573	ii	751	(40)	ii	711
Net Income (loss)	$(1)		$13,475	$(9,084)		$4,390	$40		$4,430
Net Income attributable to noncontrolling interest	—		—	1,898	jj	1,898	171	jj	2,069
Net Income attributable to controlling interest	$(1)		$13,475	$(10,982)		$2,492	$(131)		$2,361
Net Income per common stock attributable to controlling interest – basic	—		$12.57	$(12.54)	kk	$0.03	$0.01	kk	$0.04
Net Income per common stock attributable to controlling interest – diluted	—		$12.57	$(12.54)	kk	$0.03	$0.01	kk	$0.03
Weighted average stock outstanding – basic	9,081		1,072	64,147	kk	74,300	(9,730)	kk	64,570
Weighted average stock outstanding – — diluted	9,081		1,072	139,647	kk	149,800	(9,730)	kk	140,070
See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Transactions
On July 21, 2021, MDH entered into a Business Combination Agreement (as it may be further amended, restated, modified and/or supplemented from time to time, the “Business Combination Agreement”) with Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“Pubco”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub” and, together with Milestone Merger Sub, “Merger Subs”), Paylink Holdings, Inc., a Delaware corporation (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS, LLC, a Delaware limited liability company (“CF OMS”) and OP Group Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, “OP Group”). Each of MDH, Blocker, Blocker Owner, PubCo, Milestone Merger Sub, MDH Merger Sub, CF OMS and OP Group is also referred to herein as a “Party” and, collectively, as the “Parties.”
Upon completion of the Transactions, PubCo will enter into the tax receivable agreement (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for the payment by PubCo to certain holders of OP Group Common Units (or their permitted assignees) (“TRA Holders”) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that PubCo actually realizes (or is deemed to realize in certain circumstances) in periods after the Transactions as a result of: (i) certain increases in tax basis that occur as a result of (A) the Transactions (including as a result of cash received in the Transactions and debt repayment occurring in connection with the Transactions) or (B) exercises of the redemption or call rights set forth in the OP Group Holdings, LLC Agreement; and (ii) imputed interest deemed to be paid by PubCo as a result of, and additional basis arising from, any payments PubCo makes under the Tax Receivable Agreement. MDH will retain the benefit of the remaining 15% of these net cash savings. If PubCo elects to terminate the Tax Receivable Agreement early, PubCo would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement). If a change of control occurs (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the PubCo board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to include Transactions adjustments, which consist of those adjustments necessary to account for the Transactions under GAAP. These adjustments are prepared to illustrate the estimated effect of the Transactions, the PIPE Investment, and certain other adjustments.
The Transactions will be accounted for as a reverse recapitalization because OP Group has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
•
Following the Transactions, OP Group will be governed by a Board of Members;

•
The pre-combination equity holders of OP Group will hold the majority of, among others, voting rights in PubCo and OP Group, including the right to appoint the majority of the directors on the PubCo Board of Directors;

•
Senior management of OP Group will comprise the senior management of PubCo;

•
The operations of OP Group will comprise the ongoing operations of PubCo; and

•
OP Group is significantly larger than MDH in terms of revenue, total assets (excluding cash) and employees.

Under the reverse recapitalization model, the Transactions will be treated as OP Group issuing equity for the net assets of MDH, with no goodwill or intangible assets recorded.
The following summarizes the pro forma common stock ownership as of June 30, 2021 under (i) the no redemption scenario and (ii) the maximum redemption scenario:
	No redemption scenario		Maximum redemption scenario
(in thousands, except %)	Stock	Ownership %	Stock	Ownership %
CF OMS, LLC	43,475	36.9%	43,475	40.25%
Normandy Holdco LLC	43,475	36.9%	43,475	40.25%
MDH Public Stockholders	27,600	23.4%	17,871	16.5%
PIPE Investors	1,500	1.3%	1,500	1.4%
MDIH Sponsor	1,725	1.5%	1,725	1.6%
	117,775	100.0%	108,046	100.0%
PubCo expects to enter into new equity awards with its employees upon the consummation of the Transactions. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for the new equity awards.
3. Reclassifications
Certain reclassification adjustments have been made to conform MDH’s financial statement presentation to that of OP Group’s, as noted below:
a.
MDH’s formation and operating costs of $1.3 million and less than $0.1 million were reclassified to selling, general and administrative expenses in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. The reclassification had no impact on Net income (loss).

4. Transactions Adjustments
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:
(A)
Represents pro forma adjustments to cash and cash equivalents to reflect the following:

	Note	(in thousands)
Cash held in a trust account	(1)	$276,020
Proceeds from PIPE investors	(2)	15,000
Payment of transaction-related fees	(3)	(41,000)
Payment of debt	(4)	(12,320)
Payment to legacy OP Group equity holders	(5)	(21,000)
Adjustment to cash in connection with the Transactions		216,700
Beginning historical MDH cash and cash equivalents balance		369
Beginning historical OP Group cash and cash equivalents balance		12,281
Ending no redemption cash and cash equivalents balance		229,350
Payment of MDH shareholder redemption	(6)	(97,300)
Ending maximum redemption cash and cash equivalents balance		$132,050

(1)
Represents the reclassification of cash held in MDH’s Trust Account to cash and cash equivalents to reflect the cash available to effectuate the Transactions or to fund redemption of existing Public Stockholders.

(2)
Represents the net proceeds of $15.0 million from the issuance and sale of 1.5 million stock of PubCo Common Stock at $10.00 per share to PIPE Investors.

(3)
Represents preliminary estimated transaction costs incurred by OP Group, MDH and the deferred underwriter fees incurred during MDH’s IPO due upon the completion of the Transactions of approximately $20.3 million, $6.3 million and $9.7 million, respectively, for legal, financial advisory and certain professional fees incurred in consummating the Transactions. It also represents one-time bonuses to employees of OP Group of approximately $4.7 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital, a reduction in deferred underwriting fee liability, or a reduction in retained earnings, as applicable. See note C for more detail on the payment of deferred underwriter fees incurred during MDH’s IPO, note E for more detail on the payment of estimated transaction costs, and note N for more detail on the one-time bonuses payable to employees of OP Group.

(4)
Represents the repayment of $12.3 million of OP Group Senior Subordinated Lien Notes with Related Parties, in accordance with the Business Combination Agreement conditions to closing, including the recording of the one-time interest accretion of the remaining debt discount of $0.1 million as an adjustment to Retained earnings (accumulated deficit).

(5)
Represents the payment of $21.0 million to historical OP Group Class A Unitholders for their Redeemable Series A Preferred Units.

(6)
Represents the amount paid to fund redemption of existing Public Stockholders.

(B)
Represents the repayment of $12.3 million of OP Group Senior Subordinated Lien Notes with Related Parties, in accordance with the Business Combination Agreement conditions to closing, including the recording of the one-time interest accretion of the remaining debt discount of $0.1 million as an adjustment to Retained earnings (accumulated deficit). See note P for the impact in PubCo’s stockholders’ equity.

(C)
Represents the payment of $9.7 million of deferred underwriter fees incurred during MDH’s IPO due upon completion of the Transactions.

(D)
Represents the conversion of all MDH equity to PubCo Class as follows:

a)
Conversion of $243.1 million assuming the no redemption scenario and conversion of $145.8 million assuming the maximum redemption scenario of MDH public stock, subject to redemption, from MDH Class A common stock subject to redemption to PubCo Class A common stock

b)
Conversion of the MDH Class A and Class B Common Stock to PubCo Class A Common Stock and additional paid in capital,

c)
Conversion of the MDH accumulated deficit to PubCo additional paid-in capital.

The unaudited pro forma condensed balance sheet reflects these conversions with a corresponding increase of $242.4 million assuming the no redemption scenario and $145.1 million assuming the maximum redemption scenario to additional paid in capital and an increase of 27.6 million assuming the no redemption scenario and 17.9 million assuming the maximum redemption scenario PubCo Class A common stock at a par value of $0.0001. See note P for the impact in PubCo’s stockholders’ equity.
(E)
Reflects the payment of $26.6 million of estimated transaction costs (i) at close in connection with the Transactions, which relate to advisory, legal and other fees, capital market advisory fees, and PIPE Investment fees and (ii) incurred by MDH prior to the Transactions. Of these costs, $25.5 million are recorded within additional paid in capital, $1.1 million are recorded in Retained earnings (accumulated deficit). Of the $25.5 million, $3.8 million were recorded in OP Group’s balance sheet as of June 30, 2021 within Other assets and Accounts payable and accrued expenses, respectively, and have been adjusted for the reduction of the asset and the liability. See note P for the impact in PubCo’s stockholders’ equity.
(F)
Represents the gross proceeds of $15.0 million, from the issuance and sale of 1.5 million stock of PubCo Common Stock at $10.00 per share to the PIPE Investor with a corresponding increase of $15.0 million to additional paid in-capital and an increase of less than $0.1 million to PubCo Common Stock. See note P for the impact in PubCo’s stockholders’ equity.

(G)
Represents the reclassification of cash held in MDH’s Trust Account to reflect the cash available to effectuate the Transactions or to fund redemption of existing Public Stockholders

(H)
Represents an exchange of equity interests in OP Group, including 1.1 million of the OP Group Series A Common Units and all of the OP Group Redeemable Series A Preferred Units. Blocker Owner will receive 43.5 million PubCo Class A stock at a par value of $0.0001 for OP Group Series A Common Units. CF OMS, LLC will receive 43.5 million PubCo Class B non-voting stock at a par value of $0.0001 for OP Group Series A Common Units. The holders of OP Group Redeemable Series A Preferred Units will receive cash consideration of $21.0 million for all of their equity interests.

Accordingly, OP Group Redeemable Series A Preferred Units decreased by $21.0 million, OP Group Series A Common Units decreased by $123.2 million, PubCo Class A common stock increased by less than $0.1 million, PubCo Class B common stock increased by less than $0.1 million, and additional paid in capital increased by $144.2 million. See note P for the impact in PubCo’s stockholders’ equity.
(I)
Following the completion of the Transactions, PubCo will consolidate OP Group, but will not own 100% of the economics interests in OP Group due to CF OMS, LLC owning its economic interest directly in OP Group. The respective controlling interests and noncontrolling interests in OP Group, as reflected in PubCo’s financial statements, depend on the level of redemption. The possible range of controlling interests is 59.8%-63.1% and the possible range of noncontrolling interests is 36.9%-40.25%. For purposes of the unaudited pro forma condensed combined financial information, 63.1% controlling interest and 36.9% noncontrolling interests has been reflected assuming the no redemption scenario and 59.8% controlling interest and 40.25% noncontrolling interest has been reflected assuming the maximum redemption scenario.

The calculation of noncontrolling interest is based on the net assets of OP Group following the completion of the Transactions. Both the Seller Earnout Consideration and the Sponsor Earnout Consideration have been excluded from the calculation of the noncontrolling interest until such time they become vested.
Accordingly, in the no redemption scenario, noncontrolling interest is equal to 36.9% of $291.3 million in assets or $107.5 million with a corresponding decrease in additional paid in capital. In the maximum redemption scenario, noncontrolling interest is equal to 40.25% of $194.0 million or $78.1 million with a corresponding decrease in additional paid-in capital.
(J)
Represents the maximum payment that could be made to redeem existing Public Stockholders that would leave sufficient cash to satisfy the Minimum Cash Amount. The maximum amount of redemption assumed is 9.7 million shares of Class A common stock at a price of $10.00 per share. The adjustment reflects the redemption with a decrease in cash and cash equivalents of $97.3 million with a corresponding decrease of $67.8 million to additional paid in-capital, a decrease in noncontrolling interests of $29.5 million and a decrease of less than $0.1 million to PubCo Common Stock. See note P for the impact in PubCo’s stockholders’ equity.

(K)
Reflects the recording of the liability pertaining to the Seller Earnout Consideration and the Sponsor Earnout Consideration (collectively, the “Earnout Consideration”). These are contingently issued to OP Group equity holders and to MDIH Sponsor and will be forfeited if set market share price milestones are not met prior to the seventh anniversary of the Closing. The Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs prior to the seventh anniversary of the Closing. Due to conditions surrounding the change in control of the earnout agreement, Earnout Consideration is recorded as a liability at the fair market value of the earnout stock of $74.1 million with a corresponding decrease to additional paid in capital.
(L)
Upon the completion of the Transactions, PubCo will be a party to a tax receivable agreement. Under the terms of that agreement, PubCo will be required to pay, to certain parties to the agreement, 85% of the tax savings that PubCo is deemed to realize in certain circumstances. These tax benefits are a result of certain tax attributes that exist following the Transactions and created thereafter, including payments made under the Tax Receivable Agreement. The Tax Receivable Agreement will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. The following are the tax receivable agreement adjustments:

1.
PubCo will record a deferred tax asset of $2.0 million. See Note P;

2.
PubCo will record a $1.7 million liability under the tax receivable agreement based on its estimate of the aggregate amount that PubCo will pay to the legacy owners under the tax receivable agreement as a result of the Transactions;

3.
PubCo will record a net adjustment to additional paid-in capital of $0.3 million, for the difference between the recorded deferred tax asset and the increase in liabilities due to existing owners under the tax receivable agreement as a result of the Transactions.

Due to the uncertainty as to the amount and timing of future exchanges of common units by the pre-Transactions common unitholders and as to the price per share of PubCo’s Class A common stock at the time of any such exchanges, the unaudited pro forma condensed consolidated financial information does not assume that exchanges of Common Units have occurred. Therefore, no increases in tax basis in PubCo’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed consolidated financial information.
In both the No Redemption scenario, and the Maximum Redemption scenario $8.0 million of cash will be paid to historical owners of OP Group, which results in a gross potential tax receivable agreement liability of $1.7 million assuming: (1) a share price equal to $10.00 per share, (2) a constant blended U.S. federal and U.S. state income tax rate state tax rate, (3) no material changes in tax law, (4) the ability to utilize tax attributes in the future and (5) future tax receivable agreement payments. PubCo anticipates that it will account for the income tax effects resulting from future taxable exchanges of OP Group Common Units by historical owners of OP Group for PubCo Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, PubCo will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, PubCo will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of OP Group Common Units by historical owners of OP Group, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred.
(M)
Reflects the reclassification of MDH’s warrant liability related to the public warrants to stockholders’ equity as the MDH public warrants are currently expected to qualify for equity classification upon the Closing of the Transaction. However, the private warrants are currently expected to continue to be liability classified due to a settlement adjustment precluding them for being indexed to PubCo's common stock. See note P for the impact in PubCo’s stockholders’ equity.

(N)
Represents one-time bonuses to employees payable 50% upon closing of the Transactions and 50% on the first anniversary of the Transactions. See note P for the impact in PubCo’s stockholders’ equity.

(O)
Represents adjustments to reflect deferred tax assets which represent the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at the closing of the Transactions. These basis differences primarily result from the fact that PubCo recorded carryover basis, on assets and liabilities, for financial accounting purposes, whereas, a fair value step-up was recorded on a portion of the Transaction for income tax purposes. The $2.0 million adjustment related to the deferred tax assets assumes: (1) the GAAP balance sheet as of June 30, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of June 30, 2021 adjusted for the pro forma entries described herein, and (3) a blended tax rate of 23.5%, comprised of the U.S. federal and U.S. state statutory tax rates enacted as of the balance sheet date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized.
(P)
Represents pro forma adjustments to additional paid-in capital and Retained earnings (accumulated deficit) to reflect the following:

	Note	No-redemption scenario	Maximum redemption scenario
		(in thousands)
MDH Equity	D	$243,079	$145,780
PIPE investors	F	15,000	15,000
Transaction-related fees	E	(25,541)	(25,541)
Retained earnings of MDH	D	(690)	(690)
OP Group legacy equity holders	H	123,216	123,216
Earnout Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	K	(74,068)	(74,068)
Tax receivable agreement liability. . . . . . . . . . . . . . . . . . . . . . . . . . .	L	368	368
MDH Warrants	M	10,088	10,088
Transactions adjustment to additional paid-in capital before noncontrolling interest allocation		291,452	194,153
Noncontrolling interest		(107,531)	(78,063)
Transactions adjustment to additional paid-in capital after noncontrolling interest allocation		183,921	116,090
Retained earnings of MDH	D	690	690
One-time bonus	N	(4,710)	(4,710)
Transaction-related fees	E	(1,031)	(1,031)
Payment of debt	B	(107)	(107)
Transactions adjustment to retained earnings (accumulated deficit)		(5,158)	(5,158)
Transactions adjustment to additional paid-in capital and retained earnings (accumulated deficit)		$178,763	$110,932
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 are as follows:
(aa)
Represents the adjustment to eliminate interest expense of $0.7 million related to the repayment of the OP Group Senior Subordinated Lien Notes with Related Parties.

(bb)
Reflects adjustment to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 23.5% for the six months ended June 30, 2021. However, the effective tax rate of PubCo could be different depending on post-Transactions activities.

(cc)
Represents the adjustment for the Net income (loss) attributable to noncontrolling interest. The Net income (loss) attributable to noncontrolling interest in the no redemption scenario is 36.9% and the Net income (loss) attributable to noncontrolling interest in the maximum redemption scenario is 40.25%. As the noncontrolling interest represents an interest in OP Group, the allocation does not include (i) any tax effects of PubCo or (ii) any other Net income (loss) items unrelated to OP Group.

(dd)
Represents the elimination of interest earned on marketable securities held in MDH’s Trust Account.

(ee)
Reflects the following in MDH’s warrant liability:

The elimination of the gain on MDH’s warrant liability related to the public warrants as the
(1)
MDH public warrants are currently expected to qualify for equity classification upon the Closing of the Transactions.

(2)
The elimination of transaction costs allocable to MDH’s warrant liability related to the public warrants as the MDH public warrants are currently expected to qualify for equity classification upon the Closing of the Transactions.

(ff)
Represents the Net income (loss) per share calculated using the historical weighted average stock outstanding, and the issuance of additional stock in connection with the Transactions, assuming the stock were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average stock outstanding for basic and diluted net loss per share assumes that the stock issuable relating to the Transactions have been outstanding for the entire periods presented. When assuming the maximum redemption scenario described above, this calculation is adjusted to eliminate such stock as if the redemption occurred on January 1, 2020. The diluted weighted average stock outstanding includes the effect of outstanding warrants to purchase 21.9 million of Class A common stock and Earnout Consideration to purchase 10.2 million of Class A common stock.

As PubCo was in a net loss position under both scenarios presented, giving effect to outstanding earnout units or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such earn out units and warrants would be anti-dilutive.
	Six Months Ended June 30, 2021
(in thousands, except per share data)	No Redemptions Scenario	Maximum Redemptions Scenario
Net income (loss) attributable to controlling interest – basic and diluted	$(2,536)	$(2,507)
Weighted average stock outstanding – basic and diluted	74,300	64,570
Net income (loss) per share – basic and diluted	$(0.03)	$(0.04)
Following the completion of the Transactions, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the six months ended June 30, 2021 and scenarios presented because including them would have had an anti-dilutive effect:
	Six Months Ended June 30, 2021
	No Redemptions Scenario	Maximum Redemptions Scenario
CF OMS, LLC Class A Units	43,475	43,475
Seller Earnout Consideration	5,000	5,000
Sponsor Earnout Consideration	5,175	5,175
Warrants to purchase shares of Class A Common Stock	21,850	21,850
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:
(gg)
Represents the adjustment to eliminate interest expense of $1.9 million as well as a loss on extinguishment of debt of $0.1 million related to the repayment of the OP Group Senior Subordinated Lien Notes with Related Parties.

(hh)
Represents one-time bonuses to employees in the amount of $9.4 million payable 50% upon closing of the Transactions and 50% on the first anniversary of the Transactions.

(ii)
Reflects adjustment to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 23.2% for the year ended December 31, 2020. However, the effective tax rate of PubCo could be different depending on post-Transactions activities.

(jj)
Represents the adjustment for the Net income (loss) attributable to noncontrolling interest. The Net income (loss) attributable to noncontrolling interest in the no redemption scenario is 36.9% and the Net income (loss) attributable to noncontrolling interest in the maximum redemption scenario is 40.25%. As the noncontrolling interest represents an interest in OP Group, the allocation does not include (i) any tax effects of PubCo or (ii) any other Net income (loss) items unrelated to OP Group.

(kk)
Represents the Net income (loss) per share calculated using the historical weighted average stock outstanding, and the issuance of additional stock in connection with the Transactions, assuming the stock were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average stock outstanding for basic and diluted net loss per share assumes that the stock issuable relating to the Transactions have been outstanding for the entire periods presented. When assuming the maximum redemption scenario described above, this calculation is adjusted to eliminate such stock as if the redemption occurred on January 1, 2020. The diluted weighted average stock outstanding includes the effect of outstanding warrants to purchase 21.9 million of Class A common stock and Earnout Consideration to purchase 10.2 million of Class A common stock.

	Year Ended December 31, 2020
(in thousands, except per share data)	No Redemptions Scenario	Maximum Redemptions Scenario
Net income (loss) attributable to controlling interest – basic	$2,492	$2,361
Weighted average stock outstanding – basic	74,300	64,570
Net income (loss) per share – basic	$0.03	$0.04
Net income (loss) attributable to controlling interest – diluted	$4,390	$4,430
Weighted average stock outstanding – diluted	149,800	140,070
Net income (loss) per share – diluted	$0.03	$0.03
Weighted average stock outstanding – basic	74,300	64,570
CF OMS Class A Units	43,475	43,475
Seller Earnout Consideration	5,000	5,000
Sponsor Earnout Consideration	5,175	5,175
Warrants to purchase shares of Class A Common Stock	21,850	21,850
Weighted average stock outstanding – diluted	149,800	140,070

(ll)
Represents a $1.1 million adjustment which relates to advisory, legal and other fees to be incurred in connection with the Transactions. These transaction expenses are not expected to be incurred beyond 12 months following the Transactions and will be expensed as incurred.

INFORMATION ABOUT MDH
General
We are a blank check company incorporated in July 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, MDH is a “shell company” as defined under the Exchange Act of 1934 (the “Exchange Act”) because we have no operations and nominal assets consisting almost entirely of cash.
IPO
On February 4, 2021, we consummated our Initial Public Offering (“Public Offering”) of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ full exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.
On August 17, 2020, our sponsor purchased an aggregate of 5,750,000 founder shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.004 per share. On February 1, 2021, in connection with the Public Offering, we effected a 1.2-for-1 stock split of our Class B common stock, resulting in an aggregate of 6,900,000 Founder Shares outstanding. The number of Founder Shares outstanding was determined based on MDH’s expectation that the total size of the Public Offering would be a maximum of 27,600,000 units if the underwriters’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Public Offering. Prior to our sponsor’s initial investment of $25,000, MDH had no assets, tangible or intangible.
Simultaneously with the closing of the Public Offering, pursuant to the Private Placement Warrants Purchase Agreement, MDH completed the private sale of an aggregate of 6,550,000 warrants (the “Private Placement Warrants”) to the sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to MDH of $6,550,000, a portion of which was added to the proceeds from the Public Offering held in the Trust Account (as defined below). No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
The Private Placement Warrants are identical to the Warrants sold in the Public Offering, except that the Private Placement Warrants, so long as they are held by our sponsor or its permitted transferees, (i) are not redeemable by the us, (ii) may not (including the Class A common stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of MDH’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. If the Private Placement Warrants are held by holders other than our sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us. If MDH does not consummate its initial business combination within 24 months from the closing the Public Offering, the Private Placement Warrants will expire worthless.
Upon the closing of the Public Offering and the Private Placement, $276,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). We are not permitted to withdraw any of the principal or interest held in the Trust Account, except for the withdrawal of interest to pay our taxes and up to $100,000 of interests to pay dissolution expenses, as applicable, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of our public shares if we are unable to complete our initial business combination within 24 months from the closing of the Public Offering, subject to applicable law, or (iii) the redemption of our public shares properly submitted in connection with a stockholder vote to approve an amendment to the Existing MDH Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
After the payment of underwriting discounts and commissions (excluding the deferred portion of $9,660,000 in underwriting discounts and commissions payable upon consummation of our initial business combination if consummated) and approximately $430,000 in expenses relating to the Public Offering, approximately $1,300,000 of the net proceeds of the Public Offering and Private Placement was not deposited into the Trust Account and was initially available to us for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2021, there was $276,020,334 in investments and cash held in the Trust Account.
Effecting a Business Combination
General
MDH is not presently engaged in, and MDH will not engage in, any substantive commercial business until it completes the Business Combination with the OP Group or another target business.
Initial Business Combination
The rules of the NYSE and the Existing MDH Charter require that we consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of our signing a definitive agreement in connection with our initial business combination. The MDH Board will make the determination as to the fair market value of our initial business combination. If the MDH Board is not able to independently determine the fair market value of our initial business combination (including with the assistance of financial advisors), we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a valuation or appraisal firm with respect to the satisfaction of such criteria. While we consider it likely that the MDH Board will be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects.
We anticipate structuring our initial business combination so that the post-transaction company in which the Public Stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. However, we may structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity securities of a target. In this case, we would acquire a 100% controlling interest in the target.
However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.
Redemption Rights for Holders of Public Shares Upon Consummation of Our Initial Business Combination
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations and on the conditions described herein. The redemption rights will include the requirement that any beneficial owner on behalf of which a redemption right is being exercised must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may acquire after the Public Offering in connection with the completion of our initial business combination.
If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to the Existing MDH Charter: (a) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E under the Exchange Act, which regulate issuer tender offers; and (b) file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A under the Exchange Act, which regulates the solicitation of proxies.
Resources and Competition
The Existing MDH Charter provides that we will have only 24 months from the closing of the Public Offering to complete our initial business combination. If we are unable to complete our initial business combination within such 24-month period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the MDH Board, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter competition from other entities having a business objective similar to ours, including other special purpose acquisition companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess similar or greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our issued and outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Members of our management team and our independent directors directly or indirectly own Founder Shares and/or private placement warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.
Each of our officers and directors presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or may be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Delaware law. The Existing MDH Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MDH and it is an opportunity that we are able to complete on a reasonable basis. However, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
In addition, our sponsor and our officers and directors may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, the members of our management team have agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months after the closing of the IPO. We do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.
Facilities
We currently utilize office space at 600 N. Carroll Ave., Suite 100, Southlake, TX 76092 from our sponsor and the members of our management team as our executive offices. We consider our current office space adequate for our current operations.
Employees
We currently have four officers: Franklin McLarty, Jim Wilkinson, Beau Blair and Brent Whittington. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Available Information
We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis, and are required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a Current Report on Form 8-K. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov. In addition, MDH will provide copies of these documents without charge upon request from us in writing at 600 N. Carroll Ave., Suite 100, Southlake, TX 76092 or by telephone at (415) 968-4444.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates is equal to or exceeds $250 million as of the prior June 30th and (2) our annual revenues were equal to or exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates is equal to or exceeds $700 million as of the prior June 30th.
Directors and Executive Officers
MDH’s current directors and officers are as follows:
Name	Age
Franklin McLarty	46
Jim Wilkinson	50
Donald “Beau” Blair	48
Brent Whittington	49
Yavor Efremov	48
Chad Estis	49
Michael Maroone	67
Tim Russi	58
Darrin Williams	52
Franklin McLarty, Executive Chairman and Director
Franklin McLarty is the Executive Chairman and Director of MDH Acquisition Corp. (NYSE: MDH), a position he has held since July 2020. Mr. McLarty has extensive experience as an operator and investor across various industries including transportation, real estate, reinsurance, media and finance. In 2016 Mr. McLarty co-founded Southern United Automotive Group. From 2005 to 2015, Mr. McLarty was a founding executive of RML Automotive. Mr. McLarty was CEO of RML from 2012 to 2015 and is now an advisor to the company. In 2012, Mr. McLarty co-founded and is Chairman of The Firmament Group (formerly known as McLarty Capital Partners), a private markets investment manager providing capital solutions to small and mid-sized enterprises (or SMEs). Also in 2012, Mr. McLarty co-founded CapRocq, a real estate investment firm. In 2007, Mr. McLarty was appointed by then Governor Mike Beebe to the

Arkansas Economic Development Commission, where he helped oversee the State's bond guarantee program and the associated portfolio companies. He served as chairman of the commission in 2009. Earlier in his career, he worked in hotel related private equity with McKibbon Hotel Group and The Seaway Group. Mr. McLarty has served on numerous advisory boards and boards of directors including PAM Transportation (NASDAQ: PTSI), Tire Group International, Palo Verde Holdings, The McLarty Companies and The Seaway Group. Mr. McLarty serves on the board and was lead investor in XTR, a premium documentary production company in Los Angeles. Mr. McLarty also sits on the Vital Voices Solidarity Council. Mr. McLarty received his B.A. in English from the University of Richmond and his MBA from the University of Miami.
Jim Wilkinson, Vice Chairman and Director
Jim Wilkinson is our Vice Chairman and Director. Mr. Wilkinson is the founder and has served as the CEO of TrailRunner International, an international communications firm, since May 2016. Prior to founding TrailRunner, starting in May 2014, Jim served as SVP, Head of International Corporate Affairs for Alibaba Group, the world’s largest online and mobile marketplace. Prior to joining Alibaba Group, starting in April 2012, Jim served as Executive Vice President, Communications for PepsiCo, a global food and beverage leader with net revenues of more than $65 billion. Jim joined PepsiCo from Brunswick Group, where he served in San Francisco as Managing Partner for International Business and Financial Strategy, providing strategic counsel on global corporate mandates spanning international operations, corporate and financial communications, corporate reputation, investor relations, crisis management, and litigation. Prior to Brunswick Group, Jim served as Chief of Staff for U.S. Secretary of the Treasury Henry M. Paulson, serving as Paulson’s senior strategist and counselor, and working on matters of financial policy and crisis management. Prior to his work for the Treasury, Jim served as Senior Advisor to U.S. Secretary of State Condoleezza Rice and worked with Rice in the White House as Deputy National Security Advisor for Communications. From 2002 to 2003, Jim was Director of Strategic Communications for General Tommy R. Franks at U.S. Central Command, and from 2000-2001 served in the White House as Deputy Assistant to the President and Deputy Director of Communications. Prior to working in the White House, Jim spent several years working in the U.S. Congress for House Majority Leader Dick Armey (R-TX) and the National Republican Congressional Committee. Jim served as an officer in the U.S. Navy Reserves, and also taught international communications at The Johns Hopkins University. He also serves as a national board member for the Make-A-Wish Foundation, and on the Board of Trustees for The Women’s Sports Foundation. Jim holds degrees from the University of Texas at Arlington (BBA, Finance) and The Johns Hopkins University (MA), and he is a graduate of the Yale University School of Management Global Executive Leadership Program.
Donald “Beau” Blair, Chief Executive Officer
Beau Blair is our Chief Executive Officer. Mr. Blair has worked closely with Mr. McLarty and the McLarty family for over a decade. Starting in April 2012, Mr. Blair co-founded McLarty Capital Partners’ Small Business Fund I as a general partner and served on the investment committee. Mr. Blair is the COO and EVP of McLarty Diversified Holdings, Co-Founder and Director of CapRocq Core REIT and CapRocq Automotive LLC. Mr. Blair was a Co-Founder and Director of GDV Imports Mexico S.A.P.I de C.V., the exclusive wholesale distributor of Jaguar Land Rover in Mexico. Mr. Blair served as a Director of Paqui Tortilla Chips prior to its sale to TA Associate’s SkinnyPop Popcorn pre-IPO. Previously, Mr. Blair served as an Executive Director of global investment banking at J.P. Morgan in New York. Mr. Blair began his professional career at Stephens Inc. and Alltel Information Services. Mr. Blair earned a B.A. from the University of Tennessee, Knoxville and an M.B.A from the McCombs School of Business at the University of Texas in Austin. Mr. Blair has served on numerous profit and non-profit boards and was the Co-Chair of the Catholic High School for Boys steering committee. Mr. Blair currently serves as Chairman of the University of Arkansas for Medical Sciences (UAMS) Advisory Board and serves as a Director and Executive Committee member of the University of Arkansas Foundation Board.
Brent Whittington, Chief Financial Officer
Brent Whittington is our Chief Financial Officer. Since September 2015, Mr. Whittington has served as the owner of Moots Cycles, a premium bicycle manufacturing company that has been hand building for

40 years some of the most sought after gravel, road and mountain bikes that are sold all over the world. Prior to that, starting in December 2005, Mr. Whittington worked as the Chief Financial Officer and then Chief Operating Officer at Windstream Holdings Inc., a Fortune 500 telecommunications company. Previously, he served as senior vice president of operations for Windstream’s predecessor company Alltel Corp. Mr. Whittington is currently a Board member at RigNet and has served as Chair of the Audit Committee and is on the Compensation Committee. He joined the Board of Directors when the company went public in 2010. Additionally, he is on the Board of Directors at Great Plains Communications. Mr. Whittington attended the University of Arkansas, Little Rock, where he received his B.S. in Accounting.
Yavor Efremov, Director
Yavor Efremov is one of our independent directors. From April 2019 to November 2019, Mr. Efremov was the CEO of Motorsport Network, a global company with 630 employees, and was responsible for restructuring the company, hiring a management team, developing a vision for the company going forward and executing on that vision. In the 8 months Mr. Efremov was at the helm of the company, he hired a management team implemented a global financial and CRM system and technology solutions to drive data analytics, productivity and accountability. Mr. Efremov re-organized the company into business segments and began the integration process of entities that were previously acquired, but never integrated. He replaced the top-down business planning procedures with a bottoms-up process and brought in the talent necessary to put together a proper budget and business plan. In addition, Mr. Efremov has 18 years of corporate finance and M&A experience with emphasis on sourcing, structuring and execution of complex financial transactions, including mergers, acquisitions, carve-outs, divestitures, restructurings and debt/equity financings. Prior to Motorsport Network, he spent 5 years at Liberty Media as SVP, Corporate Development. Prior to that, Mr. Efremov spent 8 years in the Technology, Media and Telecom group of Goldman, Sachs & Co. in New York and, prior to that, he was an M&A lawyer with Cleary, Gottlieb, Steen & Hamilton for 5 years, also in New York. Mr. Efremov holds a J.D. from the Yale Law School, a Ph.D. in Economics from Yale, B.S. (Mathematics) and B.A. (Economics) from Furman University.
Chad Estis, Director
Chad Estis is one of our independent directors. As Executive Vice President of Business Operations for the Dallas Cowboys and AT&T Stadium, Estis works with the business leadership team to grow and strengthen the businesses. His area of expertise includes corporate partnerships, stadium suites and ticket sales, media, branding and third party events. His numerous contributions include a successful stadium suite and seat license sales campaign, a newly developed tour and catered event business, as well as several new business concepts for a professional sports organization. Mr. Estis leads the organization’s new headquarters and world training facility project “The Star” in Frisco, Texas. In addition to his role with the Cowboys, Mr. Estis serves as Executive Vice President of Legends, a premium experiences company for legendary brands. Mr. Estis focuses on the development of large-scale projects, while remaining involved in day-to-day Global Sales partnerships. Under his leadership, Legends created and grew the Global Sales division to become one of the most influential in the sports and hospitality industry. Before joining the Cowboys organization, Estis served as Executive Vice President & Chief Marketing Officer of the Cleveland Cavaliers and Quicken Loans Arena from 2006 to 2007. In this role, Mr. Estis oversaw all sales, marketing, community relations, communications, website and game operations. Mr. Estis became VP of Sales and Business Development for the Cavaliers in 2001. Before the Cavaliers, Mr. Estis was the Vice President of Sales for the Tampa Bay Lightning. Mr. Estis began his executive career in sales management for Palace Sports & Entertainment in Detroit. Mr. Estis received his undergraduate and graduate degrees from Ohio University. Mr. Estis was a four-year letter winner on Ohio’s basketball team and captained the 1994 MAC Championship team.
Michael Maroone, Director
Michael Maroone is one of our independent directors. Mr. Maroone is an entrepreneur, investor and second-generation auto retailer. Beginning in May 2017, Maroone USA, where he serves as CEO, acquired four automotive franchises in Colorado Springs followed by acquisitions in West Palm Beach (Florida) and Longmont (Colorado). Spanning more than four decades, his career in auto retail began with the Maroone Automotive Group (1975-1997), which, under his leadership as president, grew to nine franchises in six locations with 900 associates. From 1997 to 2015, Mr. Maroone served as president, chief operating officer and director of AutoNation, Inc., a Fortune 500 automotive retailer. He was responsible for all retail operations of 280 franchises representing 32 manufacturer brands in 15 states with over 20,000 associates including: the field organization; sales; service; parts; collision; marketing; e-commerce; corporate real estate; strategy; industry relations; information technology; corporate development; and internal communications. As owner of Maroone Enterprises since 1997, Mr. Maroone works both independently and in partnership in multiple ventures. His business interests include automotive, healthcare, aviation, insurance and real estate where his investments include commercial centers, office buildings, cold storage, apartments, town homes and land. Mr. Maroone serves as the lead director of Carvana, the nation’s fastest growing auto retailer. He is a member of the Cleveland Clinic enterprise board of directors and chairman of the board of Cleveland Clinic Florida and serves on both the investment and philanthropy committees. Mr. Maroone received a BS in Small Business Management from the University of Colorado Boulder.
Tim Russi, Director
Tim Russi is one of our independent directors. Mr. Russi was Vice Chairman of Auto Finance at Ally, the company’s primary profit center with over $115 billion in assets and $4 billion in net revenue. He was responsible for successfully transforming Ally’s auto finance business from a manufacturer-owned captive, formerly GMAC, to an independent, market-leading financial services organization. Mr. Russi’s leadership was instrumental in directing the auto team of more than 6,000 associates to effectively execute on its transformational strategies and tactics. Under Mr. Russi’s leadership, the auto finance unit grew to become Ally’s largest business unit and revenue driver, critical to Ally’s successful IPO in 2014. Mr. Russi actively advocates for and invests in digital, ecommerce, and fintech platforms designed to grow and evolve the auto business. He successfully championed the acquisition of an emerging fintech lender, BlueYield (now known as Clearlane) in 2016 and made Ally a go-to financial services partner for the most innovative digital disruptors in the auto retail space including Carvana, Vroom and Carmax. Mr. Russi has a comprehensive set of skills developed through several unique work experiences in functional and operational roles. He has served as a CFO for global operating units, an executive search professional, and an audit consultant with Ernst & Young. Prior to joining Ally, Mr. Russi led the Dealer Financial Services business at Bank of America and served on its management council.
Currently, Mr. Russi is a board member or senior advisor to companies in the following areas: technology-based loss mitigation, digital content and signage, auto retail, machine learning, work flow processing, digital vehicle buying, auto finance and non-profit family home for youths. Mr. Russi received his CPA from the State of California and a BS in Managerial Economics from the University of California, Davis.
Darrin Williams, Director
Darrin Williams is one of our independent directors. Mr. Williams currently serves as the CEO of Southern Bancorp, Inc., overseeing the strategic direction and operations of each of Southern’s three Community Development Financial Institutions: Southern Bancorp, Inc., a bank holding company; Southern Bancorp Bank, one of America’s largest rural development banks; and Southern Bancorp Community Partners, a 501(c)(3) development finance and lending organization. Under Mr. Williams’ leadership, Southern has experienced unprecedented profitability and growth, attracting $40 million in equity capital from new and existing shareholders, including international investors. Prior to leading Southern, Mr. Williams served as managing partner at the law firm of Carney, Williams, Bates & Pulliam, PLLC, (Carney Williams). Carney Williams’ practice focused on representing aggrieved investors and consumers in class action litigations against some of the nation’s largest publicly traded companies. In addition to his professional work, Darrin is also an active public servant. First elected to the Arkansas General Assembly in 2008, he served as the Speaker Pro Tempore of the Arkansas House of Representatives during the 89th General Assembly and as Chairman of the House Judiciary Committee during the 88th General Assembly. He was recently named to the Bloomberg 50 List of most influential thought leaders of 2020. Mr. Williams received his Bachelor of Arts degree from Hendrix College in Conway, Ark, his Juris Doctorate degree from Vanderbilt University School of Law in Nashville, Tennessee, and his Master of Laws degree in Securities and Financial Regulation from Georgetown University Law Center in Washington, D.C.

Number and Terms of Office of Officers and Directors
MDH’s officers are appointed by the MDH Board and serve at the discretion of the MDH Board, rather than for specific terms of office. The MDH Board is authorized to appoint officers as it deems appropriate pursuant to the Existing MDH Charter.
Director Independence
The rules of the NYSE require that a majority of the MDH Board be independent within one year of the IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The MDH Board has determined that each of Messrs. Efremov, Estis, Maroone, Russi and Williams is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. The MDH Board’s independent directors will have regularly scheduled meetings at which only independent directors are present. Officer and Director Compensation
No compensation will be paid to the Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Commencing on the date that our securities were first listed on NYSE through the earlier of the consummation of an initial business combination and liquidation, MDH pay an entity affiliated with our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Additionally, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.
We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the MDH Board
The MDH Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Subject to phase-in rules, the rules of the NYSE and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates pursuant to a charter approved by the MDH Board and have the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We established an audit committee of the MDH Board. Messrs. Efremov, Maroone and Russi serve as members of our audit committee, and Mr. Efremov chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Efremov, Maroone and Russi meet the independent director standard under the NYSE listing standards and under Rule 10A-3(b)(l) under the Exchange Act.
Each member of the audit committee is financially literate and the MDH Board has determined that each of Messrs. Efremov, Maroone and Russi qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, detailing the principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We established a compensation committee of the MDH Board. Messrs. Efremov and Russi serve as members of our compensation committee, and Mr. Russi chairs the compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Efremov and Russi are independent.
We have adopted a compensation committee charter, detailing the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

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reviewing and making recommendations to the MDH Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of $10,000 per month, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our sponsor, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
Nominating and Corporate Governance Committee
We established a nominating and corporate governance committee of the MDH Board. The members of our nominating and corporate governance are Messrs. Williams and Mr. Estis. Mr. Williams chairs the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter detailing the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the MDH Board, and recommending to the MDH Board candidates for nomination for appointment at the annual meeting or to fill vacancies on the MDH Board;

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developing and recommending to the MDH Board and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the MDH Board, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and governance committee charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the MDH Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to the Business Combination, holders of our public shares will not have the right to recommend director candidates for nomination to the MDH Board.
Director Nominations
The nominating and corporate governance committee will recommend to the the MDH Board candidates for nomination for election at the annual meeting of the stockholders. Prior to the Business Combination, the MDH Board will also consider director candidates recommended for nomination by holders of the MDH Class B Common Stock during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to the Business Combination, holders of MDH Class A Shares will not have the right to recommend director candidates for nomination to the MDH Board.
MDH has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the MDH Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the MDH Board. Code of Business Conduct and Ethics
The MDH Board has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is filed as an exhibit to the registration statement relating to the IPO. You may review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the MDH Board will be provided without charge upon request from MDH. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MDH
The following discussion and analysis of MDH’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company formed under the laws of the State of Delaware on September 2, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or complete our initial Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and, subsequent to the IPO, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.
For the three months ended June 30, 2021, we had a net loss of $6,014,628, which consisted of a change in fair value of warrants of $5,155,300, formation and operational costs of $869,345, offset by income earned on our marketable securities held in the Trust account of $10,017.
For the six months ended June 30, 2021, we had a net loss of $688,596, which consisted of transaction costs allocable to warrants of $727,230 and formation and operational costs of $1,279,900, offset by change in fair value of warrants of $1,298,200 and income earned on our marketable securities held in the Trust Account of $20,334.
Liquidity and Capital Resources
On February 4, 2021, we consummated the IPO of 27,600,000 Units, at a price of $10.00 per Unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, generating gross proceeds of $276,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 6,550,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $6,550,000.
For the six months ended June 30, 2021, cash used in operating activities was $310,945. Net loss of $688,596 was affected by interest earned on marketable securities held in the Trust Account of $20,334, the change in fair value of warrant liability of $1,298,200. Changes in operating assets and liabilities provided $968,955 of cash for operating activities.
Following the IPO, the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $276,000,000 was placed in the Trust Account. We incurred $15,612,362 in transaction costs, including $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $432,362 of other offering costs.

As of June 30, 2021, we had $276,020,334 of marketable securities held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2021, we had $369,236 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to a mutually agreed amount of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative support services. We began incurring these fees on January 28, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that MDH completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies.
Warrant Liability
We account for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations.
Class A Common Stock Subject to Possible Redemption
We account for our Class A common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.
Net Income (Loss) per Common Share
We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A common stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF OP GROUP
Unless the context otherwise requires, all references in this section to “Olive.com,” “Company,” “we,” “us” or “our” refer to OP Group.
Who We Are
OP Group, operating under the brand Olive.com, is a leading provider for online offerings and payment services for vehicle protection plans. Olive.com, is the combination of two proven growth platforms: Olive.com’s digital vehicle protection plan platform and PayLink Direct’s industry leading payment services operation. PayLink Direct, founded in 2006 by Olive.com CEO Rebecca Howard, has a 15-year track record of profitability and is now the payment services division of Olive.com.
Olive.com addresses consumers need for real financial protection to pay for the mechanical breakdown costs of their vehicles. Vehicle protection plans cover mechanical failure of the vehicle after the manufacturer’s warranty has expired. This protection is especially important now because cars are lasting longer and repair bills are going up, so consumers are increasingly unable to pay for mechanical breakdowns when they happen. Over 59% of our customers are first time buyers of a vehicle protection plan and over 96% of our customers would recommend us to family or friends.
Since our founding, our mission has been to modernize and expand the direct-to-consumer market for vehicle protection plans by providing full transparency and choice to consumers using technology. Powered by proprietary technology, data, real-time marketing analytics and a scaled payments business, we are expanding the market for consumers to buy aftermarket vehicle protection plans tailored to their needs. As consumers continue to keep their vehicles longer and exhibit a desire for transparent, streamlined digital offerings, we believe our vehicle protection plans and associated payment services are well-suited to service consumers and participants in the direct-to-consumer vehicle protection plan market.
We believe there is significant opportunity for our product. Thirty-three percent of adults cannot afford $500 to $600 in automotive repairs and 60% would have difficulty covering a $1,000 expense. Today in the U.S. alone, there are approximately 280 million vehicles in operation. Consumers are keeping cars longer, while repair costs keep growing. Olive.com’s sweet spot is vehicles between 6-12 years old which amounts to 31% of the vehicles in operation — or 87 million vehicles, and management estimates less than 10% of those 87 million car owners have mechanical breakdown coverage. These trends, paired with general consumer preference for a transparent, streamlined digital experience and flexible monthly payment solutions, continues to build market demand for vehicle protection plans that we are well-positioned to fill.
The legacy vehicle protection plan market has historically been associated with a variety of unattractive and unwanted experiences, from a high-pressure, robocaller / call center driven experience for the quote and application process, to products with limited transparency and flexibility. In contrast, Olive.com provides a simple, efficient and more affordable direct-to-consumer platform to address the industry’s challenges and consumer purchasing preferences.
We have a vertically integrated business model that operates via two distinct business segments, our Digital Platform and our Payment Services segments:
Digital Platform — We established Olive.com as a digitally native offering built around consumer needs and an informed view of consumer demand, the desire for product flexibility and the lack of product availability in key geographic markets. Our end-to-end digital platform (“Digital Platform”), launched in April, 2020, provides vehicle protection plan products with fixed monthly price, no waiting period, no annual mileage limits, transparent pricing online and coverage options for nearly every budget. We service end-users via both business-to-consumer (“B2C”) and business-to-business (“B2B”) channels. Our B2C channel, Olive.com, is the online leader for mechanical breakdown coverage. Our B2B channel operates through partnerships with automotive original equipment manufacturers (“OEMs”) to provide a fully private-labeled solution, allowing the partner’s customers to get a quote, purchase, finance and manage their vehicle protection plan. Shortly after the launch of our Digital Platform in April of 2020, we partnered with and launched with two of the world’s largest OEMs. Our Digital Platform business has experienced significant growth since inception.

Payment Services — Payment plans are instrumental in the sale of direct-to-consumer vehicle protection plans as they provide an affordable monthly payment option for the consumer. We are a market leader in this sub-segment of the industry, operating in all 50 states and Canada. We provide sales enablement of vehicle protection plans via payment plan services and processing services, originating over $1.0 billion of finance receivables across more than 344,000 vehicle protection plan contracts in 2020 and processing over 3.8 million payments in 2020. Through this segment (“Payment Services”), we provide the infrastructure, expertise and service to enable marketers of vehicle protection plans to provide consumers with more affordable payment plans. In addition to vehicle protection plans, our payment services segment specializes in providing payment plans for the purchase of service contracts for RVs, homes, commercial trucks and other protection plan products.
Together, these two segments of OP Group represent a market leading, high-margin business and technology-driven growth engine that aims to continue growing in the underserved and underpenetrated vehicle protection plan industry.
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Adjusted EBITDA was $48.4 million in 2019 and $35.5 million for 2020; with 2020 results reflecting the cost of launching the Digital Platform

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Originations were $1.15 billion in 2019 and $1.09 billion in 2020

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OP Group — Key Business and Operating Metrics” for information regarding our use of Adjusted EBITDA, a reconciliation of net income/loss to Adjusted EBITDA, and a definition of originations.
Our Industry and Opportunity
Overview
We remove friction and frustration from historical processes that include telemarketing calls and allow consumers to buy a vehicle protection plan, on their own terms, in monthly installments and in the comfort of their home. We are uniquely positioned to modernize and expand the direct-to-consumer market for vehicle protection plans through our Digital Platform growth engine and established Payment Services segment. We are able to provide these services for our own brands as well as other brands, powering a better experience for the vehicle owners in our markets.
Industry
We operate within a fragmented, multi-billion dollar industry broadly dominated by vehicle protection plan sales at the point of sale for new vehicle purchases at the dealership and is underserved post-sale, with few independent marketers of scale. Historically the industry has been fragmented and we believe there is a logical opportunity to better consolidate the market to the benefit of vehicle owners and their experience with direct-to-consumer vehicle protection plans.
Total Addressable Market
According to Experian, there were 281.4 million vehicles in operation at the end of 2020, of which approximately 87 million were six to 12 years old based on model year. The current sweet spot for our offering is represented by these approximately 87 million vehicles.
While we are able to service newer and older vehicles outside of this cohort, this is an age band of significant focus for us, given the probability that these vehicles are off the manufacturer’s warranty and possibly have no mechanical breakdown coverage at all. Including only the vehicles within this six to 12 model year age band and at an assumed average retail cost of $3,000 for a multi-year protection plan, our addressable market is approximately $260 billion, representing a substantial opportunity. Furthermore, our data shows this market is underpenetrated — based on customer surveys, approximately 59% of our Olive customers are first-time vehicle protection plan purchasers.
We believe there is significant opportunity for our product. According to a survey conducted by AAA in 2017, thirty-three percent of adults cannot afford $500 to $600 in automotive repairs and, according to

Bankrate.com, more than sixty percent would have difficulty covering a $1,000 expense. In the U.S., there are approximately 280 million vehicles in operation. Consumers are keeping cars longer, while repair costs keep growing. Olive.com’s focuses on vehicles between 6-12 years old, as these are the vehicles primarily outside of their manufacturers’ comprehensive warranty coverage. Over 60% of our payment plans originations cover vehicles between 6 to 12 years old. Based on Experion and management estimates, the focus amounts to 31% of the vehicles in operation — or 87 million vehicles — and management estimates less than 10% of those 87 million car owners have mechanical breakdown coverage. These trends, paired with general consumer preference for a transparent, streamlined digital experience and flexible monthly payment solutions, continues to build market demand for vehicle protection plans that we are well-positioned to fill.
Expanding Demand and Need for Vehicle Protection Plans
Expanding Vehicles in Operation
The expanding number of vehicles in operation continues to grow the addressable market for vehicle protection plans and allows opportunity for Olive in years to come. At the end of 2020, there were 281.4 million vehicles in operation, which has expanded from the 2016 level of 266.0 million.
Extended Auto Ownership and Longer Vehicle Lives
Data show that consumers are keeping their vehicles longer, with an average ownership period of nearly seven years. The trend of extended auto ownership has increased coming out of the pandemic. Furthermore, the average vehicle life has increased to approximately twelve years now, which is driving demand for more end-of-warranty plans. As hold periods lengthen and new and pre-owned changes in ownership growth have accelerated, the demand for consumers to purchase a vehicle protection plans will continue to expand as existing warranties expire and likelihood of needing maintenance and repairs increases with age and usage.
Higher Vehicle Repair Costs
According to AAA, the expected cost for “maintenance, repair and tires” is $0.09 per mile and has been increasing due to more expensive parts. The average miles driven per person in the US per year is 13,500 miles, per the U.S. Department of Transportation. As a result, the average annual cost of maintenance and repairs is approximately $1,200. As consumers experience rising costs affiliated with their vehicles, the demand and rationale for vehicle protection plans may continue to grow.
Significant Percentage of U.S. Adults Burdened by Unforeseen Expenses
According to a survey by AAA in 2017, approximately 33% of U.S. adults would struggle to pay a $500 to $600 repair bill without taking on debt. Furthermore, according to Bankrate.com, more than 60% of U.S. adults would have difficulty covering a $1,000 expense from cash or savings. Given the unpredictability of vehicle repair costs and difficulty consumers have in covering these expenses, there is a need for solutions to protect consumers from unforeseen and high repair costs.
Our Competitive Advantages
We attribute our success to the following competitive strengths:
Founder-led Team with Deep Sector Knowledge
Our CEO Rebecca Howard founded OP Group in 2006 with the mission of modernizing and expanding the direct-to-consumer market for vehicle protection plans by providing transparency and consumer choice using technology. Ms. Howard has done so on a foundation of nuanced industry knowledge and deep relationships, having formerly led the vehicle service contract payment plan division of a large industry incumbent.
While the mission has remained consistent, the management team has been expanded with a strong group of experienced industry veterans, highly focused on the consumer experience. From deepening relationships with key industry constituents to brand building and efficient marketing, our management team has proven its ability to maintain an agile and innovative approach amidst an evolving industry landscape, shifting consumer preferences and technological advancements.
Differentiated Offering through the Olive Brand
Olive.com was built to give customers peace of mind. The confluence of coverage in minutes, unlimited annual mileage, direct coverage, transparency, fixed rates, monthly payments, multiple coverage levels, no waiting period and customer support have created a differentiated consumer experience.
In a relatively short amount of time, Olive.com’s unique features have made it the online leader for mechanical breakdown coverage. Website traffic to Olive.com has increased exponentially, customer feedback has been very strong, and we are seeing significant momentum, which we plan to continue to capitalize upon to become the leading provider of digital end-to-end direct-to-consumer vehicle protection plans and services.
Vehicle protection plans cover mechanical failure of the vehicle after the manufacturer’s warranty has expired, and Olive.com’s digital platform has created a wave of new consumer buyers to the vehicle protection plan market — with over 59% of our customers being first time buyers and over 96% of our customers recommending us to family or friends, based on survey results of our customers.
As a result, our Digital Platform segment has scaled rapidly since its inception across both the B2B and B2C channels. We have developed relationships with two leading OEMs in our B2B channel and expect B2B partnerships to deepen and expand. Adoption on the B2C side via our Olive.com brand has been strong. By investing further in marketing of the Olive.com brand, we believe we can continue to grow and achieve a leading position in this direct-to-consumer market and grow two distinct distribution channels.
Proprietary Technology Platform
Our Olive.com proprietary platform has been purpose-built for the unique nuances encountered in the vehicle protection plan and is based on a wealth of industry and operational knowledge and data. We have in-house agency capabilities as part of the Olive sales and marketing engine that provides data analytics and tracking, marketing campaign and demand management. Our established payment processing technology platform is highly scalable, processing approximately four million payments annually; customer-focused and manages to industry leading service-level agreements (SLAs) and uses predictive analytics to develop models to predict cancellation trends. Our focus on technology and deep sector knowledge provides a durable competitive advantage.
Compelling Financial Profile
Our track record of profitability has been driven by our established Payment Services segment and characterized by efficient customer acquisition, high client retention and strong revenue streams. Our margins in this segment have historically been strong, which has allowed us to invest in other aspects of our business.
By pairing this solid base of stable profitability with an engine for growth via our Digital Platform, the combined OP Group enterprise has a compelling and unique financial profile. We believe our capital-efficient and profitable business model allows us to meaningfully capitalize on our first mover advantage.
Growth Opportunities
Our growth strategy is focused on fundamental execution. We continue to invest in our sales and marketing effort to continue to grow our base of customers and partners for our Olive.com digital platform and payment services for vehicle protection plans. We believe we are in the early stages of our business model expansion for protection plans as there are several attractive opportunities and natural adjacencies that drive long-term growth.

Our Segments and Economic Model
Digital Platform
We have leveraged our collective experience in and knowledge of the vehicle protection plan industry to bring to market a world class, omni-channel sales and marketing engine that drives our Digital Platform segment. Built on next generation marketing technology and tools, our Digital Platform is designed to offer the right product at the right time in a transparent manner. We have done so via both B2B and B2C channels and have experienced tremendous growth in both.
On the B2C side, our Olive.com brand has realized strong uptake since launch. In California, we have partnered with an international insurance company to deliver a differentiated product to the mechanical breakdown insurance market — in a short time frame, we became the online leader for mechanical breakdown coverage. We maintain multiple insurance and product provider relationships and have the expertise and network to add additional markets should we desire or need to do so at a later date.
Our reputation in the market and nuanced understanding of marketing channels has garnered strong interest from B2B partners. In our first year of operation, we partnered with two of the world’s largest OEMs to provide private-labeled solutions for their vehicle protection plan offerings.
Across both channels, our focus on user experience and affordable, transparent pricing online has resulted in our Digital Platform becoming a reliably strong provider across the spectrum.
The B2C offerings through Olive.com include both vehicle service contracts and mechanical breakdown insurance policies, covering over 30 different vehicle makes. Olive.com’s coverage currently includes Olive Powertrain, Olive Powertrain Plus and Olive Complete Care with terms ranging from 3 to 7 years of coverage depending on the vehicle age and the coverage that best suits the consumer. Olive.com’s products require that the vehicle be no older than 11 years beyond the current model year of vehicle and less than 140,000 miles on the odometer to qualify for coverage. There are currently no annual mileage limits and three different deductible options for the consumer to choose from. All of the coverage descriptions, deductible options and real time pricing can be found on Olive.com and Olive.com/compare-coverage-plans/. We take pride in making these options transparently available at all times on our website.
Our B2C channel relies on our ability to effectively market our platform to consumers. We do this in a variety of ways including digital advertising, display advertising and partnership advertising to drive top of funnel activity and marketing automation and activation. Once a consumer enters our ecosystem, we work to engage them on a format of their choice, whether chat, over the phone, email, text or even mail in some cases. Tailoring the experience is core to who we are.
Our B2B channel is currently comprised of two leading automotive manufacturer clients where we provide a complete private label experience for their consumers. The coverages, terms and pricing are proprietary to each of the partners, however in each case they rely on our technology to provide a transparent digital first shopping experience through our curated marketing journeys.
Approximately 26% of all vehicle and consumer product protection plans sold by our Digital Platform, and approximately 70% of vehicle and consumer product protection plans sold via our Olive.com B2C channel for the year ended December 31, 2020 originated from customers in California. As a consequence of this concentration, our Digital Platform business may have more significant risk exposure to regulation by this state.
We measure our success in the Digital Platform segment by the growth in our net premiums generated, and we recognize our revenues based upon the commissions earned on our vehicle protection plan offerings. We define net premium as the total premium (received or to be received) as generated from our Digital Platform business, in the month of sale, net of estimated cancellations. We view net premium as an important metric to assess our financial performance because net premium reflects the net amount of money our customers spend on our products, which helps drive strategic initiatives. Olive.com’s net premiums generated for the fiscal year ended December 31, 2020 totaled $8.4 million, and its revenues for the same period totaled $2.6 million.
Payment Services
Payment plans are instrumental in the sale of vehicle protection plans, given the relatively high average cost of these plans. Sellers and administrators typically do not have the infrastructure, expertise or capital to provide payment plans or advance funds.
Our Payment Services segment affords these features, and we collect a standard fee for this service via the purchase of the vehicle protection plan from the seller at a discounted value and advance rates are pre-negotiated. We provide 0% financing to vehicle protection plan purchasers and do not assume purchaser credit or claims risk.
Our contractual agreements with sellers and administrators include provisions governing seller and administrator obligations to us in the event of cancellation of the vehicle protection plan, and the reserves we maintain to address such obligations. These reserves, which are amounts not advanced to individual sellers following the sale of the protection plan, are used to offset refund obligations to us by sellers following cancellation of the protection plan for any reason. Under our agreements with sellers, we have discretion to adjust the amount of the cancellation reserves to properly reflect the seller’s cancellation experience. To the extent that the seller cancellation reserves are not sufficient to cover the seller’s actual cancellation experience, the shortfall is guaranteed to us by our contractual agreements with the sellers and administrators. Amounts due from the sellers and administrators under such agreements are considered counterparty receivables.
We maintain proactive diligence and credit review processes and conservative advance rates. OP Group assumes responsibility for the collection and processing of payments from purchasers and predictive analytics are also used to drive loss rates. We see negligible losses given contract structure and underlying credit quality of insurers. Contractual liability insurance policies (“CLIPs”) guarantee administrators’ obligations under the service contract which includes payment of claims and refunds. Moreover, as noted above, our partners are contractually obligated to repay to us any unearned portion of a defaulted or cancelled vehicle protection plan previously advanced to them.
Our B2B partners use our 0% interest payment plans as an affordability tool to drive sales of vehicle protection products. Our payment plans provide us the authorization to process purchaser payments and the right to collect refunds from the CLIP provider due under the applicable vehicle protection product if the purchaser does not make all scheduled payments. We do not underwrite consumers in any form (we do not collect SSNs or do any credit checks with respect to potential purchasers) and do not report to credit reporting agencies on purchaser defaults.

The total number and amount of originations at our Payment Services segment for the year ended December 31, 2020 totaled approximately 344,500 and $1.1 billion, respectively.
The total number and amount of third-party originations at our Payment Services segment for the year ended December 31, 2020 totaled approximately 339,100 and $1.1 billion, respectively. All other originations were generated from the Digital Platform segment.
For the year ended December 31, 2020, our write-offs totaled $2.4 million, or 0.22% of total 2020 originations.
Our Payment Services segment finances receivables in all 50 states and the District of Columbia. As of December 31, 2020, we had one state, the State of Texas, that represented 12.9% of our financed receivables. As Texas represents more than 10% of our financed receivables, we believe that it represents a significant concentration of our financed receivables.
Our Value Proposition
We serve consumers and broader vehicle protection plan market participants by providing transparency and consumer choice using technology. We aim to streamline processes for our partners and consumers, leading to ideal interactions in an industry that is historically associated with underwhelming experiences.
Our business model is characterized by transparency and flexibility, built on a foundation of technology and industry knowledge. This in turn attracts both channel partners and consumers who are seeking a fresh and intuitive digital experience.
Our Economic Model
We have a fee-based business model and our economics are primarily derived from fees associated with each protection plan sale.
For our Digital Platform segment, we earn a seller’s commission as a share of the retail revenue from each sale. For the Payment Services segment we earn a payment services fee as a share of the retail revenue from each sale.
In most cases, a sale on our digital platform provides us both a seller’s commission and a payment services fee as part of a vertically integrated offering with the revenue booked under our two separate reportable business segments. Please see below for an illustrative example.

Vehicle Protection Plan
=
Funds to Administration for claims and underlying insurance
+
Net Seller Commission
+
PayLink Direct Payment Services Fee
Digital Platform
Payment Services
Vertically integrated model captures both fee streams for contracts originated on Olive.com and through B2B partners leveraging Olive.com's marketing and technology expertise

Competition
We operate in two segments of the vehicle protection plan market and have two types of competitors. Overall, we operate in a fragmented industry at the point of new vehicle sale and underserved post-sale with few scale independent marketers.
With respect to our Digital Platform business that offers end-to-end distribution of vehicle protection plans, we are tapping into markets that our competitors have struggled to reach. Some of our competitors, however, have greater financial, technological and other resources than we currently possess. We also compete with new market entrants. Competition is based on many factors, including the reputation and experience of the provider, pricing and other terms and conditions, customer service, relationships with distribution or third party administrators including ease of doing business, service provided, or size, among other considerations. We believe we compete favorably across many of these factors, and our business model based on data analytics with insight across a wide range of cars and geographies, vertical integration for affordability and B2B relationships, should be difficult for incumbent providers to emulate.
We also face competition with respect to our Payment Services business. Our Payment Services division is among the largest payment plan providers for vehicle protection plans in the end-of-warranty market where the vast majority of vehicle protection plan sales utilize payment plans.
We believe we compete against our competitors primarily on the quality of our technology and also because of the quality of the personalized servicing we provide for our payment plan programs. We believe that we are successful because our technology and customer service helps our referral sources achieve their own customer satisfaction and retention goals. Our main marketing activities are the establishment and maintenance of relationships with our payment plan sources. We do not market or advertise our payment plan services directly to the parties receiving our payment plans, but rather depend upon the product providers, administrators and marketers to advise their clients about our payment plan program.
We view the competitive landscape for this segment of our business as having three groups: (1) New vehicles: Providers of payment plans and payment processing solutions to franchised dealers who sell service contracts on new vehicles; (2) Used vehicles: Providers of third-party payment plans to franchised and independent dealers who sell used vehicles and individuals involved in private transactions; and (3) End-of-warranty: Providers of payment plans and payment processing solutions to auto dealers and direct marketers that focus on end-of-warranty sale. Our Payment Services division has longstanding relationships and a footprint across all three of these end markets, with our strongest foothold being in the end-of-warranty. We estimate that we are the largest player in this segment which we attribute to 15 years of organic growth on the foundation of service excellence, paired with select strategic partnerships and mergers.
Culture and People
Mission and Values
Like our brand, product and content offerings, our culture is dynamic, unique, and framed by our expansive vision and passion for community and collaboration. For our people, the purpose and function of our culture is clear, and operates as a shared language of values and as a way of getting things done that permeates through the many areas in which we operate as a company. Our culture is shaped by our core purpose: providing product value to our customers, offering price and terms flexibility to consumers for the products they seek with full transparency on cost, terms and benefits.
In furthering our core purpose, we employ the following business tenets, among others, in the way we operate:
•
Customers First:   We have a customer-centered mindset that empowers them to find affordable, transparent, tailored and user-friendly solutions for vehicle protection plans.

•
Consumer Protection:   We take transparency seriously, and as a customer-informed product provider, we seek to offer the best coverage for car owners.

•
Constantly Moving Forward:   We value innovation, continuous improvement, and challenging the status quo, all of which are keys to success in a competitive environment. We move quickly, take smart risks and learn from failures. We never let the fear of imperfection stop us from achieving great things.

•
Team Members:   We have a strong Midwestern work ethic. We hire individuals who are great at what they do and encourage all our team members to think openly and creatively to solve tough, complex problems. Our team of professionals are passionate about our mission and work tirelessly to help serve our customers and business partners every day.

•
Diversity of Perspective:   We know the importance and value of a team and inclusion. We know our collective differences make us stronger and uphold the obligation to dissent and listen. As a women founder-led business we value inclusivity, and we are especially proud that everyone can work to help solve difficult problems and have an impact.

Our Culture
To foster these values, we have committed to promote a culture that is informally professional. We are relaxed, comfortable and diverse, an inclusive group comprised of bright and talented people who are highly skilled and collaborative.
We offer generous benefits and compensation packages, such as parental leave, health and wellness offerings, product discounts, life insurance, and learning and development opportunities.
We are committed to equal pay, respecting all people and all beliefs, and creating a positive social impact.
Employees
We are extremely proud of our team which embodies a diverse mix of backgrounds, industries, and levels of experience. As of June 30, 2021 we employed 165 individuals across our corporate headquarters and various remote locations.
Facilities
Our corporate headquarters are located in Chicago, Illinois, where we occupy facilities totaling approximately 12,808 rentable square feet under a lease that expires in 2029. We use these facilities primarily for technology, product design, research and development, sales and marketing, supply chain and logistics, finance, legal, human resources, and information technology.
We may procure additional space or hire personnel working remotely as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Intellectual Property
We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our technology and intellectual property rights. We protect our proprietary information through a combination of contractual agreements (containing confidentiality provisions and licensing restrictions) and trade secret laws. We protect our brand through contractual provisions that require OP Group’s consent before use of its brand, as well as through trademark registrations. Additionally, all OP Group employees sign agreements containing confidentiality and intellectual property assignment provisions, whereby any intellectual property they might develop as OP Group employees is to be assigned to OP Group. Though we rely in part upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are larger contributors to our success in the marketplace. As of August 3, 2021, we have 17 registered trademarks.

Government Regulation
We are subject to many varying laws and regulations in the United States and Canada, including those related to data privacy, data protection, data breach notification, content regulation, intellectual property, consumer protection, e-commerce, multi-level marketing, advertising, messaging, health and safety, employment and labor, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data or “special categories of personal data”. While we strive to comply and remain compliant with each of these laws and regulations, they are constantly evolving and may be interpreted, applied, created, or amended in a manner that could require a change to our current compliance footprint, or harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely.
We are subject to privacy laws in the U.S. and Canada, the most comprehensive and strictest of which is the California Consumer Privacy Act, or CCPA. The CCPA requires us to provide clear notice to consumers about what data is collected about them, honor requests to opt-out of the sale of their personal data, and comply with certain requests related to their personal data, such as the right to access or delete their personal data. We will also be subject to the new California Privacy Rights Act (or, CPRA) which will take effect on January 1, 2023. The CPRA expands California’s consumer privacy law and builds upon the CCPA.
We are also subject to laws and regulations regarding the status and determination of independent contractor status for our distributors, affiliates and influencers. Any changes in the laws, regulations or interpretations of these laws, or increased enforcement of such laws and/or regulations, could adversely affect our ability to retain customers, promote sales, and harm our financial condition and operating performance.
Our business requires compliance with certain regulatory regimes, including some applicable to consumer lending. In particular, the laws which our business may be subject to directly or indirectly include the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions. Non-compliance with the Truth-in-Lending Act or other laws and regulations could result in fines, sanctions or other adverse consequences.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to damages allegedly sustained using our products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OP GROUP
Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections “Selected Historical Consolidated Financial Information of OP Group,” and our consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and assumptions and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section. Unless the context otherwise requires, all references in this section to “Olive.com,” “Company,” “we,” “us” or “our” refer to OP Group.
Overview
OP Group, operating under the brand Olive.com, is a leading provider for online offerings and payment services for vehicle protection plans. Olive.com, is the combination of two proven growth platforms: Olive.com’s digital vehicle protection plan platform and PayLink Direct’s industry leading payment services operation. We have a vertically integrated business model that operates via two distinct business segments, our Digital Platform and our Payment Services segments:
Digital Platform — We established Olive.com as a digitally native offering built around consumer needs and an informed view of consumer demand, the desire for product flexibility and the lack of product availability in key geographic markets. Our end-to-end digital platform (“Digital Platform”) provides vehicle protection plan products with a fixed monthly price, no waiting period, no annual mileage limits, transparent pricing online and coverage options for nearly every budget. We service end-users via both business-to-consumer (“B2C”) and business-to-business (“B2B”) channels. Our B2C channel, Olive.com, is the online leader for mechanical breakdown coverage.
Payment Services — Payment plans are instrumental in the sale of direct-to-consumer vehicle protection plans as they provide an affordable monthly payment option for the consumer. We are a market leader in this sub-segment of the industry, operating in all 50 states, the District of Columbia and Canada. We provide sales enablement of vehicle protection plans via payment plan services and processing services, originating over $1.0 billion of finance receivables across more than 344,000 vehicle protection plan contracts in 2020 and processing over 3.8 million payments in 2020. Through our Payment Services segment we provide the infrastructure, expertise and service to enable marketers of vehicle protection plans to provide consumers with more affordable payment plans. In addition to vehicle protection plans, our Payment Services segment specializes in providing payment plans for the purchase of service contracts for RVs, homes, commercial trucks and other protection plan products.
We remove friction and frustration from historical processes that include telemarketing calls and allow consumers to buy a vehicle protection plan, on their own terms, in monthly installments and in the comfort of their home. We are uniquely positioned to modernize and expand the direct-to-consumer market for vehicle protection plans through our Digital Platform growth engine and established Payment Services segment. We are able to provide these services for our own brands as well as other brands, powering a better experience for vehicle owners in our markets.
Our Digital Platform launched in April 2020 and has since delivered meaningful growth with $8.4 million in net premium (as defined below) in the year ended December 31, 2020 and $26.2 million in net premium in the six months ended June 30, 2021.
Our Payment Services business launched in March 2006 and has since originated over $11.6 billion in receivables and over 4.1 million payment plans.
Our advantages are derived from our mission to modernize and expand the direct-to-consumer market for vehicle protection plans by providing full transparency and choice to consumers using technology. Powered by proprietary technology, data, real-time marketing analytics and a scaled payments business, we are expanding the market for consumers to buy aftermarket vehicle protection plans tailored to their needs.

Our business will benefit from further time and maturity. As we grow and meaningfully scale our business, we expect to see higher total customers both on our Digital Platform and our Payment Services platform. Nearly all of our Digital Platform sales result in a payment plan on our Payment Services platform. We also expect to see improved Payment Services margins as we control more of our payment plans, increased net premium (as defined below) and increased Adjusted gross profit (as defined below).
We have many natural adjacencies for growth opportunities to protect additional consumer products and vehicle types under similar protection plans, as well as expand geographically and serve the market in a digital first manner.
Recent Developments
In March 2020, the World Health Organization (“WHO”) categorized COVID-19 as a pandemic, and the COVID-19 pandemic outbreak was declared a national emergency. We minimized business disruptions by quickly and proactively transitioning our employees into a remote working environment and providing increased training, technical capabilities and resources to enable virtual interactions with our clients. In addition, we took actions to help clients and purchasers of the underlying Vehicle Service Contracts (“VSCs”), including extension of due dates for consumers, waiving late fees for 30 days, and extending payment terms. None of these measures had a material effect in our results of operations.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted and signed into law. The CARES Act, among other things, includes provisions relating to direct economic assistance to American workers, refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and temporary relief from certain troubled debt restructuring provisions. While we do not believe the impacts of the CARES Act were material during the year ended December 31, 2020, we continue to examine both the direct and indirect impacts that the CARES Act, and additional government relief measures, may have on our business, including impacts associated with the expiration of select CARES Act provisions.
On October 18, 2021, OP Group, Budco Financial Services, LLC, a Delaware limited liability company (“Budco”), and the direct and certain indirect owners of Budco, entered into a Securities Purchase Agreement (the “Budco Agreement), pursuant to which, among other things, OP Group would acquire, directly and indirectly, all of the equity interests in Budco and certain affiliated entities (the “Budco Transaction”). The Budco Transaction has been unanimously approved by the board of managers of OP Group. Closing of the Budco Transaction is subject to consent of the board of directors of MDH, the closing of the Business Combination without any material waiver or amendment of the terms of the Business Combination Agreement, a threshold amount of Available Closing Date Cash, and other closing conditions. It is anticipated that the acquisition of Budco will be funded with a portion of the net proceeds from the business combination with MDH.
Similar to OP Group’s Payment Services segment, Budco provides payment services to the direct to consumer vehicle protection plan market and specializes in servicing automotive OEM clientele. Their long history of serving OEMs and others in the industry will provide an accelerated path to OP Group’s ability to service OEMs and other B2B clients by expanding the breadth of services and solutions across the new combined company’s Payment Services segment and Digital Platform segment.
The following table presents number of originations and originations amounts for Budco for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six months ended June 30,		Years ended December 31,
	2021	2020	2020	2019
	(in thousands)
Number of originations	27.2	36.9	72.4	61.0
Originations amounts	$72,472	$98,717	$195,098	$152,945
The impact of the Budco Transaction is not included in the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

On October 26, 2021, OP Group entered into a non-binding letter of intent (“LOI”) with a target company that is a digital platform seller of vehicle protection plans through both B2C and B2B channels with deep expertise in efficient cost per acquisition through multiple marketing channels, which contemplates aggregate consideration of $19 million. Entry into a definitive agreement with respect to the proposed acquisition is subject to a number of conditions, including receipt of necessary approvals, and there is no guarantee that a transaction pursuant to the LOI will occur. OP Group’s management will expend time and resources in the negotiation of a definitive acquisition agreement, which time and resources may otherwise have been allocated to other operational needs. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between OP Group and the target company until a definitive acquisition agreement is signed. Even if a definitive acquisition agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed acquisition will be satisfied or waived, or as to whether or when the proposed acquisition will be consummated.
Additionally, OP Group has entered into an LOI with another target company that is a digital platform seller of vehicle protection plans. There are no guarantees that this transaction will occur, there can be no assurance as to whether or when the transaction will take place, if at all.
Key Factors and Trends Affecting our Business and Operating Performance
Our financial condition and results of operations have been and will continue to be affected by general economic conditions and increased competition with the introduction of new technologies and market entrants. We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those listed below and those discussed in the section titled “Risk Factors.”
Our Ability to Attract New Customers
Our long-term growth will depend, in large part, on our continued ability to attract new customers to our platform. Our growth strategy is centered around accelerating our existing position in markets that we already serve, expanding into new markets nationally across the U.S., and developing new strategic partnerships with key players in the automotive industry. This strategy will require substantial sales and marketing capital.
Our Ability to Retain Customers
Turning our customers to lifetime customers is key to our success. We realize increasing value from each customer retained as a recurring revenue base, forming a basis for organic growth for our new product offerings. Our ability to retain customers will depend on a number of factors, including our customers’ satisfaction with our products, offerings of our competitors and pricing of our products.
Our Ability to Expand Nationally Across the United States and Internationally within Canada
Our long-term growth opportunity will benefit from our ability to conduct business across the United States and Canada. Today, we are active in all 50 states and the District of Columbia, as well as Canada. We will apply our highly scalable model nationally and internationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. This will allow us to continue to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state. We believe these initiatives will ultimately drive revenue growth; however, such improvements will also likely increase our operating expenses.
Key business and operating metrics
Non-GAAP Measures
We define EBITDA as net income (loss) excluding interest expense, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA excluding equity-based compensation expense and other non-cash or non-recurring items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA divided by Revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures that we present in this proxy statement/prospectus to supplement the financial information we present on a basis under generally accepted accounting principles in the United States (GAAP). We monitor and have presented in this proxy statement/prospectus EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of our non-GAAP measures. Adjusted EBITDA Margin is also a market standard metric used by companies throughout the insurance technology industry as a measure of operating results. Accordingly, we believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provides investors with metrics to evaluate the capital efficiency of our business.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin exclude expenses such as interest expense, depreciation and amortization and other non-cash or non-recurring items. In addition, other companies may use other measures to evaluate their performance, including different definitions of “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin”, which could reduce the usefulness of our EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin as tools for comparison.
OP Group
Non-GAAP Measures
The following table reconciles EBITDA and Adjusted EBITDA for OP Group with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six months ended June 30,		Years ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net income (loss)	$(2,036)	$6,376	$13,475	$12,031
Adjusted to exclude the following:
Interest expense	6,110	7,538	13,700	24,972
Income tax provision	152	44	178	190
Depreciation and amortization	3,804	4,070	8,124	10,137
EBITDA	8,030	18,028	35,477	47,330
Adjusted to exclude the following:
Equity-based compensation	—	32	62	64
Loss on extinguishment of debt	—	—	—	289
Other non-recurring expenses	—	—	—	700
Adjusted EBITDA	$8,030	18,060	$35,539	$48,383
Payment Services
Non-GAAP Measures
The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for our Payment Services business with income before income tax provision, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six months ended June 30,		Years ended December 31,
	2021	2020	2020	2019
	(in thousands)
Revenue	$33,050	$30,089	$62,255	$71,835
Income before income tax provision	$10,573	$7,681	$18,935	$12,437
Adjusted to exclude the following:
Interest expense	6,110	7,538	13,700	24,972
Depreciation and amortization	3,549	4,036	7,946	10,137
EBITDA	20,232	19,255	40,581	47,546
Adjusted to exclude the following:
Equity-based compensation	—	32	62	64
Loss on extinguishment of debt	—	—	—	289
Other non-recurring expenses	—	—	—	700
Adjusted EBITDA	$20,232	$19,287	$40,643	$48,599
Adjusted EBITDA Margin	61.2%	64.1%	65.3%	67.7%
Other key operating and financial performance indicators
We regularly review key operating and other financial performance indicators to evaluate our Payment Services business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be used by investors to help analyze the health of our business.
Number of originations and originations amounts
We define the number of originations related to our Payment Services business as the number of vehicle and other consumer protection plan contracts originated during the year. We define originations amounts as the dollar value of vehicle and other consumer protection plan contracts originated during the year. We view number of originations and originations amounts as important metrics to assess our financial performance because originations growth drives our revenue growth, increases brand awareness and market penetration, generates additional data to continue to improve the performance of our platform, and provides key data to assist us in our strategic decision making.
The following table presents number of originations and originations amount for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six months ended June 30,		Years ended December 31,
	2021	2020	2020	2019
	(in thousands)
Number of originations from third parties	184.0	168.8	339.1	381.2
Number of originations from Digital Platform	18.7	0.5	5.4	—
Total number of originations	202.7	169.3	344.5	381.2
Originations amounts from third parties	$613,162	$538,104	$1, 087,233	$1,152,455
Originations amounts from Digital Platform	35,761	1,252	11,694	—
Total originations amounts	$648,923	$539,356	$1,098,927	$1,152,455

Digital Platform
Non-GAAP Measures
We define Adjusted gross profit for our Digital Platform business as gross profit (loss) under US GAAP, adjusted to exclude the impact of depreciation and amortization. Adjusted gross profit is a non-GAAP financial measure that we present in this proxy statement/prospectus to supplement the financial information we present on a basis under GAAP. We monitor and have presented in this proxy statement/prospectus Adjusted gross profit because it is a key measure used by our management to understand and evaluate our Digital Platform’s operating performance, to establish budgets and to develop operational goals for managing our Digital Platform business. We believe that Adjusted gross profit helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of our non-GAAP measure. Accordingly, we believe that Adjusted gross profit provides useful information to investors and others in understanding and evaluating our underlying profitability and efficiency.
Adjusted gross profit is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted gross profit rather than gross profit, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted gross profit excludes expenses such as depreciation and amortization. In addition, other companies may use other measures to evaluate their performance, including different definitions of Adjusted gross profit which could reduce the usefulness of our Adjusted gross profit as a tool for comparison.
The following table reconciles Adjusted gross profit with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020. The Digital Platform segment had inconsequential activity during the year ended December 31, 2019, and therefore Adjusted gross profit information is only presented for the year ended December 31, 2020.
	Six months ended June 30,		Year ended December 31, 2020
	2021	2020
	(in thousands)
Commission income	$5,971	$419	$2,622
Minus:
Direct costs(1)	4,397	921	3,073
Depreciation and amortization	255	34	178
Gross profit (loss)	$1,319	$(536)	$(629)
Adjusted to exclude the following:
Depreciation and amortization	255	34	178
Adjusted gross profit (loss)	$1,574	$(502)	$(451)

(1)
Includes direct compensation expense, software licensing expense, and other direct costs.

Other key operating and financial performance indicators
We regularly review key operating and other financial performance indicators to evaluate our Digital Platform business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be used by investors to help analyze the health of our business.
Net premium
We define net premium as the total premium (received or to be received) as generated by our Digital Platform business, in the month of sale, net of estimated cancellations. We view net premium as an important metric to assess our financial performance because net premium reflects the net amount of money our customers spend on our products, which helps drive strategic initiatives.
The following table presents net premium for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:
	Six months ended June 30,		Years ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net premium	$26,180	$841	$8,407	—
Components of Our Results of Operations
Revenue
Finance receivables income
Finance receivable income, which relates to our Payment Services business, is generated primarily from administering, servicing, and maintaining payment plan programs for purchasers of VSCs and mechanical breakdown insurance (“MBI”) from third-party marketing entities, dealers, sellers, or other counterparties. We also generate finance receivables income by providing payment plan agreements for sellers and administrators of home service contracts, and from MBI and VSCs sold by our Digital Platform business primarily through an online platform. Finance receivables income is recognized over eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics.
Commission income
Commission income, which relates to our Digital Platform business, is generated from earning commissions from the sale of VSCs and MBI by our Digital Platform business.
Other income
Other income predominantly relates to service, late, and non-sufficient funds fees from the Payment Services business.
Operating expenses
Selling, general and administrative
Selling, general and administrative consists of salaries, wages and benefits, marketing expenses, professional fees, as well as finance, legal, insurance, human resources, administrative personnel, overhead costs, and costs related to OP Group’s customer relationship management platform.
Following the completion of the Business Combination, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. Such expenses include but are not limited to accounting, legal and personnel-related expenses. We expect some of these costs to be one-time expenses related to the Transactions, and others to be significant additional operating expenses as a result of operating as a public company. We expect that our selling, general and administrative expenses will increase in absolute dollars as our business grows. As a result, our historical results of operations may not be indicative of our results of operations in future periods.
Depreciation and amortization
Depreciation and amortization consists of depreciation from property and equipment, amortization of software and acquired intangible assets, including customer relationships, acquired seller agreements, developed technology, non-compete agreements, and amortization of contract acquisition costs.

Bank and credit card charges
Bank and credit card charges consist of banking related fees and credit card merchant processing fees.
Provision for finance receivable losses
Provision for finance receivable losses consists of amounts charged against income during the period to maintain an allowance for credit losses. Our allowance for finance receivable losses represents our estimate of the credit losses inherent in our finance receivables and is based on a variety of factors, including the current delinquencies, historical loss trends, and estimated future cancellations of VSCs. Management considers the portfolio of finance receivables to be homogenous, and accordingly, the credit performance is analyzed primarily in the aggregate rather than stratification by any particular credit quality indicator.
Interest expense
Interest expense consists of interest incurred on our Senior Credit Facility and Senior subordinated notes with related parties and the amortization of deferred financing costs.
Results of Operations
The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and notes and the consolidated financial statements and notes, included elsewhere in this proxy statement/prospectus.
Comparison of results for the six months ended June 30, 2021 and 2020
The following table sets forth our consolidated statements of operations data for the six months indicated below:
	Six months ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except %)
	(unaudited)
Revenues
Finance receivables income	$32,051	$29,522	$2,529	8.6%
Commission income	5,971	419	5,552	1,325.1%
Other income	999	567	432	76.2%
Total revenues	39,021	30,508	8,513	27.9%
Operating expenses
Selling, general and administrative	27,294	8,701	18,593	213.7%
Depreciation and amortization	3,804	4,070	(266)	(6.5)%
Bank and credit card charges	2,697	2,529	168	6.6%
Provision for finance receivable losses	1,000	1,250	(250)	(20.0)%
Total operating expenses	34,795	16,550	18,245	110.2%
Operating income	4,226	13,958	(9,732)	(69.7)%
Other operating expenses
Interest expense	6,110	7,538	(1,428)	(18.9)%
Total other expenses	6,110	7,538	(1,428)	(18.9)%
(Loss) income before income tax provision	(1,884)	6,420	(8,304)	(129.3)%
Income tax provision	152	44	108	245.5%
Net (loss) income	$(2,036)	$6,376	$(8,412)	(131.9)%

Revenues
Finance receivables income
Finance receivables income increased by $2.5 million, or 8.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was primarily attributable to an increase in our originations amounts of $109.6 million, or 20.3%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, which will impact our financial receivables income over the period our income is recognized, between eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics.
Commission income
Commission income increased by $5.6 million, or 1,325.1%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was attributable to the launch of our Digital Platform business. While the Digital Platform business was formed in December 2019, the website was launched in April 2020, which is when we started to earn income related to our Digital Platform business.
Other income
Other income increased by $0.4 million, or 76.2%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was primarily attributable to an increase in servicing income of $0.2 million.
Operating expenses
	Six months ended June 30,
	2021	2020
	(in thousands) (unaudited)
Selling, general and administrative	$27,294	$8,701
Depreciation and amortization	3,804	4,070
Bank and credit card charges	2,697	2,529
Provision for finance receivable losses	1,000	1,250
Total operating expenses	$34,795	$16,550
Selling, general and administrative
Selling, general and administrative increased by $18.6 million, or 213.7%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was primarily attributable to an increase in marketing expenses of $13.1 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was attributable to additional marketing costs incurred related to the expansion of our Digital Platform business. The increase was further attributable to an increase in salaries and wages and benefits of $2.8 million primarily due to the expansion of our Digital Platform business, an increase of $1.2 million in professional fees, an increase of $0.7 million in volume related rebates, and an increase of $0.6 million in costs related to office equipment and telecommunications pertaining to the growth of our Digital Platform business.
Depreciation and amortization
Depreciation and amortization decreased by $0.3 million, or 6.5%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was primarily attributable to a decrease in amortization of contract acquisition costs of $0.5 million, partially offset by an increase in depreciation expense of $0.2 million.

Bank and credit card charges
Bank and credit card charges increased by $0.2 million, or 6.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase was primarily attributable to an increase in originations.
Provision for finance receivable losses
Provision for finance receivable losses decreased by $0.3 million or 20.0% for the six months ended June 30, 2021 compared to the six months ended June 2020. The provision did not change significantly as our counterparty risk is deemed to be low and our credit losses (or charge-offs) have also been low, amounting to $0 and $1.2 million, for the six months ended June 30, 2021 and 2020, respectively. Our counter party risk is low because when a consumer stops making payments on a payment plan, or cancels the VSC, the VSC seller and administrator are each obligated to refund to us the amount necessary to make us whole as a result of us advancing a portion of the VSC purchase price, or expected future payments, to the seller and administrator. In addition, the VSC programs are typically backed by a third-party insurance carrier, and we have the contractual right to offset unpaid cancellation obligations against amounts we would otherwise advance to the counter parties. The amount of charge-offs can vary from period to period, based upon our evaluation of the collectability of receivables from specific counter parties, the timing of resolution of collection efforts (including legal settlements) from counterparties, as well as from the impact and timing of subsequent recoveries of amounts previously charged off. Charge-offs for the six months ended June 30, 2021 decreased by $1.2 million or 100.0% compared to the six months ended June 30, 2020. This decrease was primarily due to our assessment we did not have an increase in defaulting counterparties whose obligations to us were deemed uncollectible as of June 30, 2021.
We also evaluate our allowance for finance receivable losses as a percentage of gross receivables in determining its adequacy to absorb estimated probable losses inherent in the receivables, and this evaluation also impacts the level of the provision for finance receivable losses that we record.
Other expenses
Interest expense
Interest expense decreased by $1.4 million, or 18.9%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease was primarily attributable to a decrease in the average one-month LIBOR rate for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, as our revolving and term debt incur interest on floating rates based on the one-month LIBOR. Further, during the six months ended June 30, 2021, we repaid $3.0 million of our Senior subordinated notes with related parties.
Comparison of results for the years ended December 31, 2020 and 2019
The following table sets forth our consolidated statements of operations data for the fiscal years indicated below:
	Years ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except %)
Revenues
Finance receivables income	$60,792	$69,327	$(8,535)	(12.3)%
Commission income	2,622	—	2,622	N/M
Other income	1,463	2,508	(1,045)	(41.7)%
Total revenues	64,877	71,835	(6,958)	(9.7)%

	Years ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except %)
Operating expenses
Selling, general and administrative	21,822	15,640	6,182	39.5%
Depreciation and amortization	8,124	10,137	(2,013)	(19.9)%
Bank and credit card charges	5,078	6,076	(998)	(16.4)%
Provision for finance receivable losses	2,500	2,500	—	—
Total operating expenses	37,524	34,353	3,171	9.2%
Operating income	27,353	37,482	(10,129)	(27.0)%
Other operating expenses
Interest expense	13,700	24,972	(11,272)	(45.1)%
Loss on extinguishment of debt	—	289	(289)	(100.0)%
Total other expenses	13,700	25,261	(11,561)	(45.8)%
Income before income tax provision	13,653	12,221	1,432	11.7%
Income tax provision	178	190	(12)	(6.3)%
Net income	$13,475	$12,031	$1,444	12.0%

Revenues
Finance receivables income
Finance receivables income decreased by $8.5 million, or 12.3%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily attributable to a decrease in our originations amounts of $53.5 million, or 4.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, which will impact our financial receivables income over the period our income is recognized, between eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics.
Commission income
Commission income increased by $2.6 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This increase was attributable to an increase of $2.6 million in revenue from our Digital Platform business, as 2020 was the first year of activity for our Digital Platform business.
Other income
Other income decreased by $1.0 million, or 41.7%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily attributable a decrease of $1.1 million or 42.4% in late fees, servicing fees, and other fees. The decrease in late fees was partially driven by waived late fees of $0.4 primarily attributable to the COVID-19 pandemic.
Selling, general and administrative
Selling, general and administrative increased by $6.2 million, or 39.5%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This increase was primarily attributable to an increase in marketing expenses of $4.7 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This increase was attributable to the expansion of our Digital Platform business. The increase was further attributable to an increase in salaries and wages and benefits of $1.8 million primarily due to the expansion of our Digital Platform business.

Depreciation and amortization
Depreciation and amortization decreased by $2.0 million, or 19.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily attributable to the non-recurring impairment charge of $1.9 million on one of our trade names for the year ended December 31, 2019.
Bank and credit card charges
Bank and credit card charges decreased by $1.0 million, or 16.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily attributable to a decrease in originations.
Provision for finance receivable losses
Provision for finance receivable losses did not change between the years ended December 31, 2020 and 2019, as our counterparty risk is deemed to be low and our credit losses (or charge-offs) have also been consistently low, amounting to $2.4 million and $2.8 million, for of the years ended December 31, 2021 and 2020, respectively. Our counterparty risk is low because when a consumer stops making payments on a payment plan, or cancels the VSC, the VSC seller and administrator are each obligated to refund to us the amount necessary to make us whole as a result of us advancing a portion of the VSC purchase price, or expected future payments, to the seller and administrator. In addition, the VSC programs are typically backed by a third-party insurance carrier, and we have the contractual right to offset unpaid cancellation obligations against amounts we would otherwise advance to the counterparties. The amount of charge-offs can vary from period to period, based upon our evaluation of the collectability of receivables from specific counterparties, the timing of resolution of collection efforts (including legal settlements) from counterparties, as well as from the impact and timing of subsequent recoveries of amounts previously charged off. Charge-offs for the year ended December 31, 2020 decreased by $0.4 million or 14.3% compared to the year ended December 31, 2019. This decrease was primarily due to our assessment that we had fewer defaulting counterparties whose obligations to us were deemed uncollectible as of December 31, 2020.
We also evaluate our allowance for finance receivable losses as a percentage of gross receivables in determining its adequacy to absorb estimated probable losses inherent in the receivables, and this evaluation also impacts the level of the provision for finance receivable losses that we record.
Other expenses
Interest expense
Interest expense decreased by $11.3 million, or 45.1%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was primarily attributable to a decrease in the average one-month LIBOR rate in 2020 compared to 2019 as our revolving and term debt incur interest on floating rates based on the one-month LIBOR. Further, on December 30, 2019, we repaid $20.0 million of our Senior subordinated notes with related parties.
Loss on extinguishment of debt
Loss on extinguishment of debt decreased by $0.3 million, or 100%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease was attributable to the restructuring of the Senior Credit Facility and paydown of Senior subordinated notes with related parties during the year ended December 31, 2019, which did not recur during the year ended December 31, 2020.
Summary Results
The following tables summarize the revenue and expenses for our Payment Services and Digital Platform segments for the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020. Our Digital Platform segment had inconsequential activity during the year ended December 31, 2019.

	Six months ended June 30, 2021
	Payment Services	Digital Platform	Total Consolidated
	(in thousands) (unaudited)
Revenue	$33,050	5,971	$39,021
Operating expenses (excluding depreciation and amortization)	12,818	18,173	30,991
EBITDA	20,232	(12,202)	8,030
Depreciation and amortization	3,549	255	3,804
Interest expense	6,110	—	6,110
Income (loss) before income tax provision	$10,573	$(12,457)	$(1,884)
	Six months ended June 30, 2020
	Payment Services	Digital Platform	Total Consolidated
	(in thousands) (unaudited)
Revenue	$30,089	$419	$30,508
Operating expenses (excluding depreciation and amortization)	10,834	1,646	12,480
EBITDA	19,255	(1,227)	18,028
Depreciation and amortization	4,036	34	4,070
Interest expense	7,538	—	7,538
Income (loss) before income tax provision	$7,681	$(1,261)	$6,420
	Year Ended December 31, 2020
	Payment Services	Digital Platform	Total Consolidated
	(in thousands)
Revenue	$62,255	$2,622	$64,877
Operating expenses (excluding depreciation and amortization)	21,674	7,726	29,400
EBITDA	40,581	(5,104)	35,477
Depreciation and amortization	7,946	178	8,124
Interest expense	13,700	—	13,700
Income (loss) before income tax provision	$18,935	$(5,282)	$13,653
We operate throughout the United States, as well as in Canada. During the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020, substantially all of our revenues were generated in the United States. During the year ended December 31, 2019, all of our revenues were generated in the United States.
Liquidity and Capital Resources
Since inception, our operations are financed primarily through our revenue from administering, servicing, and maintaining payment plan programs for purchasers of VSCs, from commissions on the sale of MBI and VSC policies directly to consumers, and from the net proceeds received from the issuance of debt. As of June 30, 2021, we have $12.3 million in cash and cash equivalents. Our cash and cash equivalents primarily consist of deposits with financial institutions.

For the six months ended June 30, 2021 and 2020
The following table summarizes our cash flows during the periods presented:
	Six months ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except %)
	(unaudited)
Net cash provided by operating activities	$2,933	$11,144	(8,211)	(73.7)%
Net cash (used in) provided by investing activities	(94,129)	(29,833)	(64,296)	(215.5)%
Net cash provided by (used in) financing activities	96,933	15,079	81,854	524.8%
Net increase (decrease) in cash and cash equivalents	$5,737	$(3,610)	9,347	258.9%
Our fluctuation in cash and cash equivalents increased by $9.3 million, or 258.9%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Operating Activities
Net cash provided by operating activities primarily consists of net income (loss), adjusted for certain (i) non-cash items including depreciation and amortization, provision for finance receivable losses, equity based compensation expense and, amortization of deferred financing costs and (ii) changes in operating assets and liabilities including other assets, and accounts payable and accrued expenses.
Net cash provided by operating activities decreased by $8.2 million, or 73.7%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in cash provided by operating activities was primarily due to a decrease in net income of $8.4 million and a decrease in net change in other assets of $7.5 million, partially offset by an increase in net change in accounts payable and accrued expenses of $8.2 million.
Investing Activities
Net cash (used in) provided by investing activities primarily consists of the net change in finance receivables, purchases of property, equipment and software, and cash paid for costs associated with business combinations.
Net cash provided by investing activities decreased by $64.3 million, or 215.5%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The decrease in cash provided by investing activities was primarily due to a decrease in net change in finance receivables of $64.1 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Financing Activities
Net cash provided by (used in) financing activities primarily consists of proceeds from (payments on) our Senior Credit Facility, proceeds from (payments on) our Senior subordinated notes with related parties, payments on our finance accounts payable, payments for deferred financing costs, and payments for distributions.
Net cash provided by financing activities increased by $81.8 million, or 542.8%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase in cash provided by financing activities was primarily due to an increase in the proceeds from our Senior Credit Facility of $63.0 million as well as an increase in the net change in finance accounts payable of $21.9 million, partially offset by a decrease in the Senior subordinated notes with related parties of $3.0 million.
See the supplemental disclosure of non-cash flow activities in our condensed consolidated statements of cash flows in our condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

For the years ended December 31, 2020 and 2019
The following table summarizes our cash flows during the periods presented:
	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except %)
Net cash provided by operating activities	$24,016	$25,552	$(1,536)	(6.0)%
Net cash (used in) provided by investing activities	(52,131)	96,195	(148,326)	(154.2)%
Net cash provided by (used in) financing activities	23,310	(116,498)	139,808	120.0%
Net (decrease) increase in cash and cash equivalents	$(4,805)	$5,249	$(10,054)	(191.5)%
Our fluctuation in cash and cash equivalents decreased by $10.1 million, or 191.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Operating Activities
Net cash provided by operating activities primarily consists of net income, adjusted for certain (i) non-cash items including depreciation and amortization, provision for finance receivable losses, equity based compensation expense and, amortization of deferred financing costs and (ii) changes in operating assets and liabilities including other assets, and accounts payable and accrued expenses.
Net cash provided by operating activities decreased by $1.5 million, or 6.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in cash provided by operating activities was primarily due to a decrease in adjustments to reconcile net income to net cash provided by operating activities of $2.9 million, partially offset by an increase in net income of $1.4 million.
Investing Activities
Net cash (used in) provided by investing activities primarily consists of the net change in finance receivables, purchases of property, equipment and software, and cash paid for costs associated with business combinations.
Net cash provided by investing activities decreased by $148.3 million, or 154.2%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in cash provided by investing activities was primarily due to a decrease in net change in finance receivables of $147.9 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Financing Activities
Net cash provided by (used in) financing activities primarily consists of proceeds from (payments on) our Senior Credit Facility, proceeds from (payments on) our Senior subordinated notes with related parties, payments on our finance accounts payable, payments for deferred financing costs, and payments for distributions.
Net cash provided by financing activities increased by $139.8 million, or 120.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase in cash provided by financing activities was primarily due to an increase in the proceeds from our Senior Credit Facility of $82.5 million as well as an increase in the net change in finance accounts payable of $35.9 million. The increase was further affected by a prepayment of $20.0 million of our senior subordinated notes payable on December 30, 2019 that did not recur for the year ended December 31, 2020. Finally, the increase was further impacted by a decrease in payments for deferred financing costs of $1.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Contractual Obligations, Commitments and Contingencies
The following is a summary of material contractual obligations and commitments as of December 31, 2020:
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Long-term debt	$404,660	$2,097	$402,563	$—	$—
Interest expense(1)	2,780	1,838	942	—	—
Leases	7,409	965	3,048	3,396	—

(1)
Includes only fixed-rate interest on our long-term debt; variable-rate interest on our long-term debt is not included in the table above.

In addition to the contractual obligations presented in the table above, we have purchased interests in a seller agreement dated July 15, 2016, requiring a minimum number of payment plan agreements be submitted each month from the seller. Additional amounts may be payable each year, depending on future volume levels achieved as measured for each annual period ending July 31. The accrued payable balance as of December 31, 2020 and 2019 was $0.0 and $0.1 million, respectively. For the years ended December 31, 2020, and 2019, we paid $0.3 million under the terms of the agreement and based on volume levels achieved for the 12-month period ended July 31, 2020 and 2019, respectively. Refer to Note 9, Commitments and Contingencies in our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
Further we have committed to licensing certain software for use in our business. Such commitments are over a five-year period, from October 15, 2019, through October 14, 2024. Future remaining annual payments for the licensing of such software are approximately $0.4 million. Refer to Note 9, Commitments and Contingencies in our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
Subsequent to December 31, 2020, we entered into a four-year agreement to expand brand awareness of our Digital Platform segment. The agreement can be terminated upon notice without penalty. The maximum future payments we will make under this agreement, if it is not terminated, is $4.0 million through the year ending December 31, 2023. Refer to Note 6, Commitments and Contingencies in our condensed consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
Senior Credit Facility
We have a senior credit agreement (the “Senior Credit Facility”) with a syndication of banks. The Senior Credit Facility consists of a $450.0 million revolving line of credit (the “Senior revolving credit facility”) and a $25.0 million term note payable (the “Senior term note”). The Senior Credit Facility allows for an increase of up to $100.0 million to the Senior revolving credit facility, subject to an increased commitment from the existing lenders or new approved lenders. The collateral for the Senior Credit Facility is substantially all of the assets of OP Group and its subsidiaries. Borrowings under this agreement are based on certain amounts of eligible financed receivables as defined in the agreement. As of June 30, 2021 and December 31, 2020 and 2019, $6.3 million, $7.3 million, and $9.4 million, respectively, were outstanding on the term loan. As of June 30, 2021, December 31, 2020 and 2019, $428.0 million, $382.0 million, and $365.0 million, respectively, were outstanding on the Senior revolving credit facility. These outstanding amounts are included in the Senior credit facility (presented net of unamortized deferred financing costs) in our consolidated balance sheets included elsewhere in this proxy statement/prospectus.
During the year ended December 31, 2019 we amended the Senior Credit Facility and the Senior term note to extend the maturity date of its facilities, to allow for the Senior revolving credit facility to increase by $100.0 million, and to reduce the monthly payments for the term loan from $0.8 million to $0.2 million. The Senior Credit Facility was also amended to allow one new bank to enter the syndication as two banks elected to leave the syndication. We recognized a loss on extinguishment of debt of $0.1 million related to the change in the participants in the syndication. Interest payments are due on a monthly basis at a rate of One Month Libor + 2.25% (subject to a 0% floor) and the agreement is subject to unused balance fees equal to 0.25%.
Senior Subordinated Lien Notes with Related Parties
Certain of our subsidiaries are obligors of senior subordinated lien notes. The senior subordinated lien notes are entered into with related parties, one directly with one of our two members and one with a beneficial owner of the other member (the “Senior Subordinated Lien Notes with Related Parties”). The Senior Subordinated Lien Notes with Related Parties are presented net of unamortized deferred financing costs in our consolidated balance sheets included elsewhere in this proxy statement/prospectus. Interest is paid quarterly for both notes at a rate of 12.0% and the principal is due at the maturity date of the earlier of July 7, 2022 or six months after the stated maturity of the Senior Credit Facility. The Senior Subordinated Lien Notes with Related Parties were amended to allow a prepayment on December 30, 2019 at which time we prepaid $20.0 million of the Senior Subordinated Lien Notes with Related Parties.
We recognized a loss on extinguishment of debt of $0.3 million related to the December 30, 2019 prepayment of the Senior Subordinated Lien Notes with Related Parties. The Senior Subordinated Lien Notes with Related Parties are secured by a perfected second priority lien on our assets and are subordinated to the Senior Credit Facility.
Covenants
The Senior Credit Facility contains affirmative and negative covenants customary for these types of credit arrangements. The Senior Credit Facility also contains financial covenants requiring the maintenance of certain levels of equity and income. The Senior Credit Facility allows for payments of principal of the senior subordinated debt only to the extent that an event of default does not exist on the senior debt or would be created by making such payments. Distributions to members are permitted to cover tax obligations.
Additional distributions are subject to bank covenant restrictions. As of and for the six months ended June 30, 2021, and for the six months ended June 30, 2020, OP Group’s condensed consolidated financial statements were substantially comprised of the subsidiary which is also the entity that is subject to distributions restrictions. As of and for the years ended December 31, 2020 and 2019, OP Group’s consolidated financial statements were substantially comprised of the subsidiary which is also the entity that is subject to distribution restrictions.
As of June 30, 2021 and December 31, 2020 and 2019, OP Group was in compliance with all covenants.
Off Balance Sheet Arrangements
Refer to Note 7, Debt and Note 9, Commitments and Contingencies, in our consolidated financial statements and notes and to Note 4, Debt and Note 6, Commitments and Contingencies in our condensed consolidated financial statements and notes, included elsewhere in this proxy statement/prospectus.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements and notes in conformity with GAAP requires our Management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates and may have a material impact on the consolidated financial statements and notes. Items subject to such estimates include the estimated life of financed VSCs, the level of the allowance for finance receivable losses, assets acquired and liabilities assumed in business combinations, and the recoverability of goodwill and other intangible assets, as well as property, equipment and software. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable.
We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. Refer to Note 2, Summary of Significant Accounting Policies, in our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
Revenue Recognition
Application of the accounting principles in U.S. GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. We administer, service and maintain payment plan programs for purchasers of VSCs to pay the aggregate sales price of a vehicle service contract on an installment basis to various selling parties (e.g. dealerships). The payment plan terms for the contracts financed by us vary in length from 6 up to 36 months. Originations during the six months ended June 30, 2021 and the year ended December 31, 2020 had an average contractual term of approximately 23 months.
We recognize income from the payment plan programs using the effective interest rate method (“EIR”). EIR can either be calculated using the contractual life of a receivable or the contractual life adjusted for prepayments. We consider characteristics such as receivable type, receivable size, discount amount, finance term, and prepayment history of receivables in determining the adjusted lives given we hold a large number of similar receivables. We recognize income using the EIR over eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2021, the income from receivables with contractual terms up to 18 months was recognized over eight months, the income from receivables with contractual terms from 19 to 24 months was recognized over 10 months, and the income from receivables with contractual terms from 25 to 36 months was recognized over 12 months. The eight to 12 month periods used to recognize income from receivables represent the contractual life of the receivables adjusted for prepayments.
We also earn commission on the sale of VSCs and MBI. We recognize commission in the month the contract is effective, less an estimate of the commission that will not be earned due to early cancellation by the consumer. The estimate of commission that will not be earned due to early cancellation is determined based on historical data as well as current trends. When the consumer enters into a payment plan, a portion of the commission earned is recorded as a discount and recognized as income using the EIR described above. Revenue recognized is based on the sale price established for the MBI and VSC policies and is recognized in the month the contract is effective, therefore the nature of the transaction does not constitute a continuous performance obligation from us to our customers after effective date. Changes in judgments with respect to these assumptions and estimates could impact the amount of revenue recognized.
Finance Receivables and Allowance for Finance Receivable Losses
Finance receivables, net is classified as held for investment. Finance receivables, net is carried at amortized cost, which consist of the principal amount outstanding net of cancellation reserves and the allowance for finance receivable losses. Financial receivables, net are also presented net of deferred unearned revenue in our consolidated balance sheets included elsewhere in this proxy statement/prospectus.
Cancellation reserves are amounts not advanced to individual VSC sellers or administrators and are used to offset cancel obligations of the VSC sellers or administrators. The cancellation reserves are included in the contractual agreements with the sellers or administrators and the Company typically has discretion to adjust the amount of the cancellation reserves. To the extent that the seller cancellation reserves are not sufficient to cover expected cancellations, the shortfall is guaranteed at various levels by contractual arrangements with the sellers, administrators and insurance carriers whose policies insure the VSC. Amounts due from the sellers, administrators or insurance carriers under such arrangements are considered counterparty receivables. Our ability to collect on counterparty receivables is dependent on the third-parties’ ability to pay. As a result, we establish an allowance for finance receivable losses which is included in the finance receivables, net.
The portfolio of finance receivables consists of small-balance homogenous contracts that are evaluated in aggregate for impairment. Delinquencies are reported on a contractual basis. When a consumer becomes greater than 30 days delinquent, OP Group will automatically cancel the VSC. When the VSC is cancelled, OP Group will begin the process of collecting the cancellation obligation from the counterparties. Finance receivables that are deemed uncollectible from the counterparties are charged-off against the allowance for finance receivables. The amount charged-off is the remaining balance of the contract, after application of the net proceeds from the liquidation of the finance receivables.
We consider the portfolio of finance receivables to be homogenous, and accordingly, the credit performance is analyzed primarily in the aggregate rather than stratification by any particular credit quality indicator. We evaluate the adequacy of the allowance for finance receivable losses by examining current delinquencies, historical loss trends, and estimated future cancellations of VSCs. As conditions change, the level of provisioning and/or allowance for finance receivable losses may change. We believe the assumptions pertaining to the collection of VSC counterparty receivables are reasonable and the current allowance for finance receivable losses established is appropriate given management's estimate of probable incurred losses. A provision for finance receivable losses is included in operating expenses based on our periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
Goodwill and Intangible Assets
The valuation of assets acquired in a business combination and asset impairment reviews require the use of significant estimates and assumptions. The acquisition method of accounting for business combinations requires us to estimate the fair value of assets acquired, liabilities assumed, and any noncontrolling interest in an acquired business to properly allocate purchase price consideration between assets that are depreciated or amortized and goodwill. Impairment testing for assets, other than goodwill and indefinite-lived intangible assets, requires the allocation of cash flows to those assets or group of assets and, if required, an estimate of fair value for the assets or group of assets. Our estimates are based upon assumptions that we believe to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which do not reflect unanticipated events and circumstances that may occur.
We perform our annual goodwill impairment test in the third quarter of each year, or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. For the purposes of goodwill impairment testing, we have two reporting units.
We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Performing a qualitative impairment assessment requires an examination of relevant events and circumstances that could have a negative impact on our carrying value, such as macroeconomic conditions, industry and market conditions, earnings and cash flows, overall financial performance and other relevant entity-specific events.
If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we conclude otherwise, then it is required to perform a quantitative assessment for impairment. The quantitative assessment is a two-step process and is used to identify both the existence of impairment and the amount of impairment. The first step is to determine the fair value of the reporting unit. If the carrying amount of the reporting unit is greater than zero and its fair value exceeds its carrying amount, then there is no impairment and the second step is not necessary. If the carrying amount of the reporting unit exceeds its fair value, then goodwill will be measured for impairment in the second step. The amount of impairment loss recorded is the difference in the excess of the carrying amount over its fair value. We use income and market-based valuation approaches to determine the fair value of its reporting units.
For the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, we did not record any impairment on goodwill.
Intangible assets are classified into two categories: (1) intangible assets with definite lives subject to amortization; and (2) intangible assets with indefinite lives not subject to amortization. Intangible assets with definite lives consist of customer-related intangible assets, non-compete agreements, and proprietary technology that are amortized over their respective estimated useful lives of 4 to 12.5 years using the straight-line method. Trade names obtained through business acquisitions are not amortized but are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairments of indefinite lived intangible assets are recorded at the amount that the carrying value exceeds the fair value of the asset in the period of the impairment.
For the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020, we did not record any impairment on intangible assets. As of December 31, 2019, we recorded an impairment loss of $1.9 million on one of our trade names. Refer to Note 5, Goodwill and Intangible Assets, in our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
Long-lived Assets
Long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant underperformance of our business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of our assets. An impairment loss is recognized on long-lived assets in the consolidated statement of operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses.
For the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, we did not record an impairment loss for long-lived assets.
New Accounting Pronouncements
Refer to Note 2, Summary of Significant Accounting Policies, in our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.
Smaller Reporting Company Status
We are a smaller reporting company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, smaller reporting companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude a smaller reporting company from early adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to use the extended transition period for any new or revised accounting.
Qualitative and Quantitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business, which primarily relates to counterparty payment risk, interest rate risk, and concentrations of credit risk.
Counterparty Payment Risk
We are exposed to counterparty payment risk on our finance receivables. We have established and monitor counterparty concentration limits in order to manage its collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and other factors including financial evaluation, reserve requirements, and distribution of concentrations for VSC administrators and VSC sellers.

Interest Rate Risk
The Senior Credit Facility bears interest at a variable rate. As a result, we may be exposed to fluctuations in interest rates to the extent of our outstanding borrowings under the Senior Credit Facility. A hypothetical 1.0% increase or decrease in the interest rate associated with the Senior Credit Facility would have resulted in a $2.0 million and $1.7 million impact to interest expense for the six months ended June 30, 2021, and 2020, respectively, and $3.6 million and $4.1 million impact to interest expense for the years ended December 31, 2020, and 2019, respectively.
Internal Control Over Financial Reporting
      In connection with the audit of our financial statements for the years ended December 31, 2020 and 2019, management identified material weaknesses in our internal controls. See the section titled “Risk Factors — We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of PubCo’s consolidated financial statements or cause PubCo to fail to meet its periodic reporting obligations.”

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION
Unless the context requires otherwise, references to “OP Group,” “we,” “us” and “our” in this section are to the business and operations of OP Group prior to the Business Combination and the business and operations of PubCo as directly or indirectly affected by OP Group by virtue of PubCo’s ownership of the business of OP Group following the Business Combination
The following sets forth certain information known as of the date hereof concerning the persons who are expected to serve as directors and executive officers of PubCo following the consummation of the Business Combination:
Name	Age	Position(s)
Executive Officers
Rebecca M. Howard	45	President, Chief Executive Officer and Director
Justin C. Thomas	39	President and Chief Operating Officer
Armon C. Withey Jr.	48	Chief Financial Officer
Brett Beckerman	56	Chief Information Officer
Kevin Hovis	50	General Counsel
Non-Employee Directors
Stephen Beard	50	Director
Franklin McLarty	46	Director
John Shoemaker	56	Director
Adam Curtin	42	Director
David King	62	Director
Hank Reeves	61	Director
The directors have been nominated pursuant to the director nomination rights that will be set forth in the Investor Rights Agreement that we will enter into with Blocker Owner, CF OMS and Sponsor at the Closing of the Business Combination, in substantially the form attached as Annex D to the proxy statement/prospectus, which terms regarding director nomination rights were agreed to in advance pursuant to the Business Combination Agreement. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Investor Rights Agreement.”
Each director will hold office until his or her term expires at the next annual meeting of stockholders in the year following the year of such director’s election or until his or her death, resignation, removal or the earlier termination of his or her term of office.
Executive Officers
Rebecca M. Howard is the Founder and Chief Executive Officer of PayLink Payment Plans (“Paylink Direct”) and Olive.com. Ms. Howard has 22 years of experience and leadership in the vehicle protection plan industry and founded PayLink Direct in 2006, she launched Olive.com in 2019. Prior to joining PayLink Direct, Ms. Howard served as Senior Vice President at Mepco Insurance Premium Financing, where she oversaw the company’s sales, marketing and operations functions, from April 1999 to 2006. Ms. Howard will serve as Chief Executive Officer and Executive Director of PubCo. Ms. Howard has a B.B.A. in Commerce and Business Administration from the University of Michigan Business School.
We believe Ms. Howard’s significant deep institutional and industry knowledge as well as her operating experience make her well qualified to serve as a member of our Board.
Justin C. Thomas is the President and Chief Operating Officer of PayLink Direct and Olive.com, which he joined in April 2019. Mr. Thomas has experience across a variety of consumer product segments and has successfully scaled multiple businesses and divisions throughout his career. Previously, Mr. Thomas was the President of Global Financial Services & U.S. Automotive National Accounts at Assurant from June 2018 to April 2019. Prior to this, he held various positions at The Warranty Group from 2007 to 2018, including Executive Vice President, TWG Specialty Solutions from April 2017 to May 2018, Senior Vice President,

North America from September 2013 to March 2017, and Vice President, Appliance, Technology and Third Party Administrators from February 2013 to September 2013. He also worked as a Divisional Administrator and Assistant Divisional Administrator at Aon from 2003 to 2006. Mr. Thomas received a B.A. in Communications with a dual minor in Marketing and Management from DePaul University.
Armon C. Withey Jr. is the Chief Financial Officer of PayLink Direct and Olive.com, a position he has held since January 2014. Mr. Withey originally joined PayLink Direct in March 2008 as the Vice President of Accounting and Controller. Mr. Withey is responsible for all financial functions, while also maintaining PayLink Direct’s banking relationships and supervising the company’s operations team. Prior to Paylink Direct, Mr. Withey served as Director of Finance for Level 3 Communications, a multinational telecom and internet service provider, from 2006 to 2008. From 2000 to 2006, Mr. Withey served in leadership roles in the accounting team of Looking Glass Networks, a start-up telecom service provider, prior to its acquisition by Level 3 Communications in 2006. Earlier in his career, he held accounting positions at Aerial Communications Inc., a cell phone service provider, and at Lawter International Inc., a manufacturer of materials for the printing industry. Mr. Withey has a B.S. in Accountancy from the University of Illinois and passed the CPA exam in the state of Illinois.
Brett Beckerman is the Chief Information Officer of PayLink Direct and Olive.com, a position he has held since January 2008. Mr. Beckerman oversees all technology behind PayLink Direct’s payment services and onling vehicles protection plans for Olive.com. He has nearly 30 years of leadership experience serving in senior technology roles, predominantly in the financial services industry. Previously, Mr. Beckerman was Vice President of Technology at Dovenmuehle Mortgage from 2004 to 2007, and Vice President Technology at Hub Group from 2001 to 2004. Mr. Beckerman has a B.B.A. in Management Information Systems from California State University, Long Beach.
Kevin Hovis is the Vice President, General Counsel and Corporate Secretary of PayLink Direct and Olive.com, where he has worked since October 2010. Mr. Hovis manages all legal matters, including drafting and negotiating all terms and conditions of contracts with administrators, sellers and insurers, and directing company compliance with state and federal consumer finance and marketing statutes and regulations. Prior to joining PayLink Direct and Olive.com, Mr. Hovis was the General Counsel, and before that Deputy General Counsel, for the Governor’s Office of Management and Budget for the State of Illinois from 2007 to 2010, where he was Chief Legal and Regulatory Counsel for the agency responsible for the formulation and implementation of statewide fiscal, budgetary and managerial policy. Previously, Mr. Hovis was in private practice at Schiff Hardin LLP from March 1999 to August 2007 where he represented clients in the defense of nationwide consumer class actions and complex commercial disputes. He holds a B.A. in English from Indiana University Bloomington and a J.D. from the University of Illinois College of Law, where he graduated cum laude. He is licensed to practice law in the State of Illinois.
Non-Employee Directors
Stephen Beard has served as the Chief Operating Officer of Adtalem Global Education, Inc. since January 2020, where he is responsible for the vision, leadership, and financial performance of Adtalem Global Education’s Financial Services vertical. In addition, he leads the company’s strategy, corporate development, government and regulatory affairs, investor relations, communications, and civic engagement activities, and mobilizes a variety of operational and corporate initiatives to accelerate Adtalem’s global performance. In both capacities, Mr. Beard provides strategic counsel to the CEO, senior management team and board of directors. Mr. Beard joined Adtalem Global Education, Inc. in February 2018 as Senior Vice President, General Counsel, and Corporate Secretary. Prior to this, Mr. Beard was the Executive Vice President, Chief Administrative Officer, and General Counsel of Heidrick & Struggles International, Inc. (NASDAQ: HSII), which he joined in 2003 and where he directed global legal operations for the company and oversaw a variety of enterprise-level functions including strategy and corporate development. Prior to joining Heidrick & Struggles International, Inc., Mr. Beard worked in private practice with Schiff Hardin, LLP in Chicago from 1993 to 2003. Mr. Beard began his legal career as a law clerk for the Honorable Frank Sullivan, Jr. (ret.), associate justice of the Indiana Supreme Court. He currently serves on the board of venture philanthropy fund, A Better Chicago. Mr. Beard received a B.A. in Political Science and Government from the University of Illinois at Urbana-Champaign, a J.D. from the Maurer School of Law at Indiana University — Bloomington and completed the Advanced Management Program at the Fuqua School of Business at Duke University.

We believe Mr. Beard’s significant operational and legal experience make him well qualified to serve as a member of our Board.
Franklin McLarty is the Executive Chairman and Director of MDH Acquisition Corp. (NYSE: MDH), a position he has held since July 2020. Mr. McLarty has extensive experience as an operator and investor across various industries including transportation, real estate, reinsurance, media and finance. In 2016 Mr. McLarty co-founded Southern United Automotive Group. From 2005 to 2015, Mr. McLarty was a founding executive of RML Automotive. Mr. McLarty was CEO of RML from 2012 to 2015 and is now an advisor to the company. In 2012, Mr. McLarty co-founded and is Chairman of The Firmament Group (formerly known as McLarty Capital Partners), a private markets investment manager providing capital solutions to small and mid-sized enterprises (or SMEs). Also in 2012, Mr. McLarty co-founded CapRocq, a real estate investment firm. In 2007, Mr. McLarty was appointed by then Governor Mike Beebe to the Arkansas Economic Development Commission, where he helped oversee the State's bond guarantee program and the associated portfolio companies. He served as chairman of the commission in 2009. Earlier in his career, he worked in hotel related private equity with McKibbon Hotel Group and The Seaway Group. Mr. McLarty has served on numerous advisory boards and boards of directors including PAM Transportation (NASDAQ: PTSI), Tire Group International, Palo Verde Holdings, The McLarty Companies and The Seaway Group. Mr. McLarty serves on the board and was lead investor in XTR, a premium documentary production company in Los Angeles. Mr. McLarty also sits on the Vital Voices Solidarity Council. Mr. McLarty received his B.A. in English from the University of Richmond and his MBA from the University of Miami.
We believe Mr. McLarty’s significant operational and investment experience across various industries including transportation, real estate, reinsurance, media and finance make him well qualified to serve as a member of our Board.
John Shoemaker has served as one of two Managing Partners at Milestone Partners since November 2002, and is a member of the Investment Committee. Prior to this, Mr. Shoemaker served as Managing Director at Internet Capital Group from 2000 to 2001 where he developed and executed a strategy for building a portfolio of investments in the financial services area and later co-founded Spyglass Partners, a small startup private equity investment firm. Mr. Shoemaker also previously served as Managing Director at Mellon Ventures from 1996 to 2000, where he focused on sourcing and executing middle market leveraged buyouts, and he served as Vice President of Corporate Development for RAF Industries from 1994 to 1996, focusing on acquiring middle market manufacturing companies. Mr. Shoemaker formerly worked as a corporate lawyer for Reed Smith Shaw & McClay and as an investment banker for Morgan Stanley in New York. Mr. Shoemaker serves as a member of the Board of Trustees of the University of Pennsylvania, where he is also a member of the Athletics Board of Overseers and is a member of the Policy Board for WXPN-FM. Mr. Shoemaker has a B.A. in Political Science from the University of Pennsylvania and a J.D. from Boston College Law School.
We believe Mr. Shoemaker’s significant investment and financial experience in the middle market private equity field as well as his board experience make him well qualified to serve as a member of our Board.
Adam Curtin is a Partner at Milestone Partners, which he joined as an Associate in December 2003, and is a member of the Investment Committee. Previously, he worked in investment banking at Merrill Lynch, where he contributed to the completion of a variety of M&A, equity and debt transactions in both the Consumer Products and High Yield groups within the Investment Banking division in New York. He has a B.S. in Finance and a minor in Economics from Penn State University, where he graduated summa cum laude.
We believe Mr. Curtin’s significant investment and financial experience in the middle market private equity field as well as his board experience make him well qualified to serve as a member of our Board.
David King is a Managing Director at Fortress Investment Group, where he heads the firm’s Strategic Capital Group and focuses on investments in the financial services sector. Prior to joining Fortress in July 2014, Mr. King founded and was the Senior Managing Director of Culpeper Capital Partners LLC from 2011 to 2014. Mr. King was formerly a Senior Managing Director at Bear Stearns Merchant Banking

and its successor firm Irving Place Capital, a middle-market private equity firm from 2001 to 2010, and a Managing Director at McCown De Leeuw & Co., where he worked from 1990 to 2000. Mr. King currently is a member of the board of several private financial services companies. Mr. King received his B.A. from Rice University, his M.S. from Stony Brook University, and his M.B.A. from Stanford University.
We believe Mr. King’s significant investment experience in the financial services sector as well as his board experience make him well qualified to serve as a member of our Board.
Henry (Hank) Reeves is a Senior Advisor to Fortress Investment Group and, in this capacity, he has served as Executive Chairman of Microfinancial, Inc since April 2015, lead Director of PayLink Direct since May 2017, Chairman of Omnisure from June 2016 until its merger with PayLink Direct in 2017, and Chairman of Security National Automotive Acceptance (SNAAC) from June 2015 to September 2017. Mr. Reeves is a former GE executive and corporate officer where he led multiple GE and GE Capital business units, including GE Vendor Finance, GE Mortgage Insurance and GE Plastics Americas. He has over 25 years of experience in Chief Executive or equivalent general management roles across a unique mix of industries; including specialty finance and insurance, ecommerce, BPO, consumer and industrial products. These business have ranged in size from large enterprises operating at multi-billion scale to middle-market sized, private equity owned holdings. Mr. Reeves has a B.S. in Finance from Providence College and is a graduate of GE’s internal Crotonville executive management program.
We believe Mr. Reeves’ significant operational and institutional experience across specialty finance and insurance industries make him well qualified to serve as a member of our Board.
Corporate Governance Guidelines and Code of Business Conduct
The PubCo Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, PubCo Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of PubCo’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of PubCo’s website. PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Board Composition
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable PubCo’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, PubCo Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
As a result of PubCo’s common stock being listed on the NYSE following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of                 qualifies as “independent” as defined under the applicable the NYSE rules.
Committees of the PubCo Board
PubCo’s Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the PubCo Board and standing committees. PubCo will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the PubCo Board when PubCo Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of PubCo’s committee charters will be posted on its website,                 , as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Upon the Closing, PubCo’s audit committee will consist of           ,           and           , with                 serving as the chair of the committee. PubCo’s Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of PubCo’s audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, PubCo Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
PubCo’s Board has determined that                 qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, PubCo Board has considered                 ‘s formal education and previous and current experience in financial and accounting roles. Both PubCo’s independent registered public accounting firm and management periodically will meet privately with PubCo’s audit committee.
The audit committee’s responsibilities will include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing PubCo’s independent registered public accounting firm;

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discussing with PubCo’s independent registered public accounting firm their independence from management;

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reviewing with PubCo’s independent registered public accounting firm the scope and results of their audit;

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pre-approving all audit and permissible non-audit services to be performed by PubCo’s independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and PubCo’s independent registered public accounting firm the interim and annual financial statements that PubCo files with the SEC;

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reviewing and monitoring PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon the Closing, PubCo’s compensation committee will consist of                 and                 , with                 serving as the chair of the committee.                 and                 are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. PubCo’s Board has determined that                 and                 are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
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reviewing and approving corporate goals and objectives relevant to the compensation of PubCo’s Chief Executive Officer, evaluating the performance of PubCo’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to PubCo Board regarding the compensation of PubCo’s Chief Executive Officer;

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reviewing and setting or making recommendations to PubCo Board regarding the compensation of PubCo’s other executive officers;

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making recommendations to PubCo Board regarding the compensation of PubCo’s directors;

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reviewing and approving or making recommendations to PubCo Board regarding PubCo’s incentive compensation and equity-based plans and arrangements; and

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appointing and overseeing any compensation consultants.

•
We believe that the composition and functioning of PubCo’s compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee
Upon the Closing, PubCo’s nominating and corporate governance committee will consist of                 and                 . PubCo Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:
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identifying individuals qualified to become members of PubCo Board, consistent with criteria approved by PubCo Board;

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recommending to PubCo Board the nominees for election to PubCo Board at annual meetings of PubCo’s stockholders;

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overseeing an evaluation of PubCo Board and its committees; and

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developing and recommending to PubCo Board a set of corporate governance guidelines. We believe that the composition and functioning of PubCo’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

PubCo Board may from time to time establish other committees.
Code of Ethics
PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on PubCo’s website, www.           .com. PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of PubCo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than OP Group, that has one or more executive officers serving as a member of PubCo Board.
Limitation on Liability and Indemnification Matters
PubCo’s amended and restated articles of incorporation that will become effective immediately following the consummation of the Business Combination contain provisions that limit the liability of PubCo’s directors for damages to the fullest extent permitted by Delaware law. Consequently, PubCo’s directors will not be personally liable to PubCo or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:
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the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

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it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “OP Group,” “we,” “us,” “our” and similar terms refer to OP Group Holdings, LLC and its subsidiaries prior to the consummation of the Business Combination, and to PubCo and its subsidiaries after the Business Combination.
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with OP Group were as follows:
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Rebecca M. Howard, Chief Executive Officer;

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Justin C. Thomas, President and Chief Operating Officer; and

•
Armon C. Withey Jr., Chief Financial Officer.

Following the Closing, the named executive officers will continue in their current positions.
As an emerging growth company, OP Group has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:
Name and Principal Position	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Rebecca M. Howard	500,000	400,000	27,633	927,633
Chief Executive Officer
Justin C. Thomas	325,000	300,000	12,591	637,591
President and Chief Operating Officer
Armon C. Withey Jr.	250,109	125,055	12,591	387,755
Chief Financial Officer

(1)
The amounts set forth in this column represent the annual bonuses paid to each of OP Group’s named executive officers based upon Company and individual performance for the fiscal year and the discretion of OP Group’s board of managers. For additional information regarding the named executive officers’ annual bonuses, please see the section entitled “Narrative to Summary Compensation Table” below.

(2)
The amounts reported in this column represent the following: (a) for Ms. Howard, $3,999 for Company-paid personal life insurance premiums, $11,400 in 401(k) plan employer contributions, $1,191 for Company-paid life and disability insurance premiums provided to all employees, $5,200 for automobile allowance, $3,999 for mobile phone allowance, and $1,844 for Company-paid home internet service; and (b) for Messrs. Thomas and Withey, $11,400 in 401(k) plan employer contributions and $1,191 for Company-paid life and disability insurance premiums provided to all employees.

Narrative to Summary Compensation Table
2020 Salaries
In 2020, the named executive officers received an annual base salary to compensate them for services rendered to OP Group. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Ms. Howard, Mr. Thomas and Mr. Withey for fiscal year 2020 were $500,000, $325,000 and $250,109, respectively, and the actual base salaries earned by our named executive officers for 2020 are set forth above in the Summary Compensation Table.
2020 Annual Bonuses
Historically, we have incentivized our named executive officers with annual, discretionary cash bonuses that are intended to reward the achievement of individual and corporate performance for the applicable year. These annual bonuses have typically been determined based on the named executive officer’s annual target bonus opportunity and the discretion of our board of managers after reviewing our performance for the applicable year. Pursuant to each named executive officer’s employment agreement, Ms. Howard, Mr. Thomas and Mr. Withey were each eligible to receive the following annual target cash bonuses for fiscal year 2020: $400,000, $300,000 and $125,055, respectively. With respect to the annual bonuses awarded to our named executive officers for fiscal year 2020, we considered OP Group’s performance for such year compared against our annual budget, the successful launch of our Olive.com platform and the successful launches of two original equipment manufacturer programs on our Digital Platform, in addition to other individual and corporate performance objectives. The actual amount of the annual bonus awarded to each named executive officer for 2020 performance is set forth above in the Summary Compensation Table in the column titled “Bonus.”
Equity Compensation
Normandy Holdco LLC (“Normandy”), a parent entity of OP Group, currently maintains the Normandy Holdco LLC 2014 Equity Incentive Plan, or the 2014 Plan, in order to provide our employees (including our named executive officers) and directors the opportunity to acquire a proprietary interest in our success. We offer Profits Interest Units (as defined in the 2014 Plan), which represent actual equity interests in Normandy that are intended to qualify as “profits interests” for U.S. federal income tax purposes and are eligible to participate in distributions only after a specified amount of distributions are distributed to persons who hold Series A Preferred Units and Series A Common Units of Normandy. For additional information about the 2014 Plan, please see the section titled “— Equity Incentive Plans — 2014 Equity Incentive Plan” below. No awards have been granted under the 2014 Plan since 2014, and as mentioned below, in connection with the completion of the Business Combination and the adoption of the 2021 Plan (as defined below), no further awards will be granted under the 2014 Plan.
In connection with the Business Combination, each of the PubCo Board and the MDH Board intends to adopt, and the MDH stockholders will be asked to approve, the 2021 Incentive Award Plan, referred to below as the “2021 Plan,” in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of OP Group and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is adopted by the PubCo Board, subject to approval by the MDH stockholders.
In addition, we expect to grant certain of our employees, including our named executive officers, equity awards in connection with the Business Combination. The form and terms of these equity awards have not yet been determined.
Other Elements of Compensation
Retirement Plans
In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by OP Group. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these safe harbor matching contributions are not subject to any vesting terms or conditions. We anticipate that, following the closing of the Business Combination, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Health/Welfare Plans
In 2020, our named executive officers participated in health and welfare plans maintained by OP Group, including:
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short-term and long-term disability insurance and accidental death and dismemberment insurance;

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life insurance; and

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paid time off and paid holidays.

Ms. Howard also participated in the medical, dental and vision benefit plans maintained by OP Group in fiscal year 2020.
Pension Benefits
Our named executive officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The PubCo Board or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.
Nonqualified Deferred Compensation
Our named executive officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The PubCo Board or compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.
No Tax Gross-Ups
In 2020, OP Group did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by OP Group.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding Profits Interest Unit awards held by each of our named executive officers as of December 31, 2020. Each Profits Interest Unit award listed in the following table was granted under the 2014 Plan.
	Option Awards(1)(2)
Name	Grant Date	Participation Level ($)	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable
Rebecca M. Howard	7/7/2014	$52,273,300	71,282	—
Chief Executive Officer
Armon C. Withey Jr.	11/18/2014	$52,273,300	11,880	—
Chief Financial Officer

(1)
The equity awards disclosed in this table are Profits Interest Units of Blocker Owner, which are intended to constitute “profits interests” for U.S. federal income tax purposes. For more information on these Profits Interest Units, please see the section entitled “Equity Incentive Compensation” above and “— Equity Incentive Plans — 2014 Equity Incentive Plan” below. Despite the fact that the Profits Interest Units do not require the payment of an exercise price or have an option expiration date, we believe that these profits interests awards are economically similar to stock options or stock appreciation rights due to the fact that they have no intrinsic value at the grant date and obtain value only as the value of the underlying security appreciates above the applicable Participation Level, and as such, should be reported in this table as an “Option” award as an instrument with “option-like features.” Awards reflected as “Exercisable” are Profits Interests Units that have vested but remain outstanding. For purposes of this table, the number of outstanding Profits Interest Units reported have been rounded to the nearest whole number.
(2)
These equity awards are not traditional options, and, therefore, there is no exercise price or expiration date associated with them.

(3)
The Profits Interest Units granted to Ms. Howard and Mr. Withey were subject to time-based vesting conditions and vested over a five (5)-year period, with 20% vesting on each anniversary of the applicable grant date, subject to the named executive officer’s continued service with Blocker Owner or its affiliates.

Executive Compensation Arrangements — Existing Agreements
Rebecca M. Howard Employment Agreement
On March 6, 2017, we entered into an employment agreement with Ms. Howard pursuant to which she serves as our Chief Executive Officer. The employment agreement provides for an indefinite term and requires Ms. Howard to provide at least four weeks of advanced written notice of her intention to terminate her employment. We may terminate Ms. Howard’s employment at any time, with or without notice. Ms. Howard’s current base salary is $500,000 and annual target bonus opportunity is $400,000. Ms. Howard’s employment agreement also provides for reimbursement of reasonable business expenses, an automobile allowance of $400 a month, and eligibility for other customary employee benefits. Ms. Howard’s employment agreement also provides for a performance incentive payment in connection with a Sale Transaction (as defined in Ms. Howard’s employment agreement); however, pursuant to Ms. Howard’s Side Letter (described below), we expect to enter into a new employment agreement with Ms. Howard in connection with the Closing, which employment agreement will terminate any right to receive such performance incentive payment.
If Ms. Howard’s employment is terminated by OP Group without “cause” or Ms. Howard resigns for “good reason”, in addition to the payment of accrued rights, Ms. Howard will be entitled to, subject to her execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect immediately prior to such termination), payable in installments in accordance with the normal payroll schedule (which may be extended for an additional 12 months in the sole discretion of OP Group’s board of managers), (ii) if the termination date occurs after June 30th in the applicable calendar year, a prorated bonus for the year during which the date of termination occurs, based on the number of days Ms. Howard worked in the fiscal year in which her employment terminates and based on actual results, payable when bonuses are otherwise paid for such year, (iii) payment of the employer portion of her premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for 12 months, and (iv) to the extent unpaid as of the termination date, payment of her annual bonus (if any) with respect to the fiscal year ended immediately prior to the termination of Ms. Howard’s employment, payable at the time such bonus would have otherwise been paid but no later than the last day of the fiscal year in which her employment terminates.
Ms. Howard also entered into a confidential information, non-competition and assignment agreement with PayLink Payment Plans, LLC (“PayLink”), date July 7, 2014, which subjects Ms. Howard to a perpetual confidentiality obligation, intellectual property assignment, non-disparagement and 12-month (or 24-month if Ms. Howard’s termination is by OP Group for “cause,” she resigns for “good reason” or her severance period is increased to 24 months) post-employment non-competition and non-solicitation covenants.
Justin C. Thomas Employment Agreement
On March 21, 2019, we entered into an employment agreement with Mr. Thomas pursuant to which he serves as our President and Chief Operating Officer. The employment agreement provides for an indefinite term and requires Mr. Thomas to provide at least thirty (30) days of advanced written notice of his intention to terminate his employment. We may terminate Mr. Thomas’ employment at any time, with or without notice. Mr. Thomas’ current base salary is $325,000 and annual target bonus opportunity is $300,000.

Mr. Thomas’ employment agreement also provides for reimbursement of reasonable business expenses and eligibility for other customary employee benefits. Mr. Thomas’ employment agreement also provides for a performance incentive payment in connection with a Sale Transaction (as defined in Mr. Thomas’ employment agreement); however, pursuant to Mr. Thomas’ Side Letter (described below), we expect to enter into a new employment agreement with Mr. Thomas in connection with the Closing, which employment agreement will terminate any right to receive such performance incentive payment.
If Mr. Thomas’ employment is terminated by PayLink without “cause” or by Mr. Thomas for “good reason”, in addition to the payment of accrued rights, Mr. Thomas will be entitled to, subject to his execution and non-revocation of a release of claims, six (6) months of monthly severance payments equal to one-twelfth (1/12th) of Mr. Thomas’ then-current base salary.
Mr. Thomas also entered into a confidential information, non-competition and assignment agreement with PayLink, dated March 21, 2019, which subjects Mr. Thomas to a perpetual confidentiality obligation, intellectual property assignment, non-disparagement and 12-month post-employment non-competition and non-solicitation covenants.
Armon C. Withey Jr. Employment Agreement
On November 18, 2014, we entered into an employment agreement with Mr. Withey pursuant to which he serves as our Chief Financial Officer. The employment agreement provides for an indefinite term and requires Mr. Withey to provide at least thirty (30) days of advanced written notice of his intention to terminate his employment. We may terminate Mr. Withey’s employment at any time, with or without notice. Mr. Withey’s current base salary is $250,109 and his annual target bonus opportunity is equal to 50% of his then-current base salary. Mr. Withey’s employment agreement also provides for reimbursement of reasonable business expenses, a one-time grant of profits interests equal to 1% of Blocker Owner’s outstanding common equity, and eligibility for other customary employee benefits.
If Mr. Withey’s employment is terminated by PayLink without “cause” or Mr. Withey resigns for “good reason”, in addition to the payment of accrued rights, Mr. Withey will be entitled to, subject to his execution and non-revocation of a release of claims, (i) six (6) months of monthly severance payments equal to one-twelfth (1/12th) of Mr. Withey’s then-current base salary and (ii) to the extent unpaid as of his termination, his annual bonus (if any) with respect to the fiscal year ended immediately prior to his termination, payable at the same time such bonus would have otherwise been paid but no later than the last day of the fiscal year in which his employment terminates.
Mr. Withey also entered into a confidential information, non-competition and assignment agreement, dated November 18, 2014, which subjects Mr. Withey to a perpetual confidentiality obligation, intellectual property assignment, non-disparagement and 12-month post-employment non-competition and non-solicitation covenants.
Executive Employment Arrangements — Post-Closing Agreements
We expect to enter into new employment agreements with certain of our executive officers, including our named executive officers in connection with the closing of the Business Combination, which employment agreements will supersede the named executive officers’ existing employment agreements. In connection with the signing of the Business Combination Agreement, we entered into side letter agreements with each of our named executive officers, dated July 20, 2021 (each, a “Side Letter” and, collectively, the “Side Letters”), which set forth the material compensation terms of each named executive officer’s continued employment with us.
Pursuant to Ms. Howard’s Side Letter, following the Business Combination her annual base salary will be $515,000 and her target annual bonus opportunity will be $515,000. Ms. Howard will also be eligible to receive an annual grant under our 2021 Plan of (i) time-based restricted stock units covering shares valued at $1,050,000, which are expected to vest in one-third (1∕3) annual installments over three years, and (ii) performance-based restricted stock units covering a targeted number of shares valued at $1,050,000, which are expected to vest based on PubCo’s achievement of certain stock price performance hurdles. In connection with the closing of the Business Combination, Ms. Howard will also be eligible to receive (A) a one-time grant of time-based restricted stock units under our 2021 Plan covering a number of shares valued at $2,500,000, which restricted stock units will be presented for stockholder approval later this year and are expected to vest in one-third (1∕3) annual installments over three years with the opportunity to accelerate and vest upon PubCo’s achievement of certain pre-determined stock price performance hurdles, and (B) a one-time cash bonus equal to $3,000,000 (the “Howard Transaction Bonus”), with 50% of the bonus payable within thirty (30) days following the closing of the Business Combination, subject to Ms. Howard’s continued employment with us through the closing, and the remaining 50% payable within thirty (30) days following the one-year anniversary of the closing of the Business Combination, subject to Ms. Howard’s continued employment with us through such anniversary date. However, if Ms. Howard is terminated by OP Group without “cause” or if she resigns for “good reason” (as such terms are defined in her existing employment agreement) prior to the one-year anniversary of the closing of the Business Combination, Ms. Howard will be eligible to receive the unpaid portion of the Howard Transaction Bonus within sixty (60) days following her termination of employment, subject to her execution and non-revocation of a release of claims in favor of OP Group.
Pursuant to Mr. Thomas’ Side Letter, following the Business Combination his annual base salary will be $350,000 and his target annual bonus opportunity will be $300,000. Mr. Thomas will also be eligible to receive an annual grant under our 2021 Plan of (i) time-based restricted stock units covering a number of shares valued at $800,000, which are expected to vest in one-third (1∕3) annual installments over three years, and (ii) performance-based restricted stock units covering a targeted number of shares valued at $800,000, which are expected to vest based on PubCo’s achievement of certain stock price performance hurdles. In connection with the closing of the Business Combination, under his Side Letter Mr. Thomas will also be eligible to receive (A) a one-time grant of time-based restricted stock units under our 2021 Plan covering a number of shares valued at $2,500,000, which restricted stock units will be presented for stockholder approval later this year and are expected to vest in one-third (1∕3) annual installments over three years with the opportunity to accelerate and vest upon PubCo’s achievement of certain pre-determined stock price performance hurdles, and (B) a one-time cash bonus equal to $3,000,000 (the “Thomas Transaction Bonus”), with 50% of the bonus payable within thirty (30) days following the closing of the Business Combination, subject to Mr. Thomas’ continued employment with us through the closing, and the remaining 50% payable within thirty (30) days following the one-year anniversary of the closing of the Business Combination, subject to Mr. Thomas’ continued employment with us through such anniversary date. However, if Mr. Thomas is terminated by OP Group without “cause” or if he resigns for “good reason” (as such terms are defined in his existing employment agreement) prior to the one-year anniversary of the closing of the Business Combination, Mr. Thomas will be eligible to receive the unpaid portion of the Thomas Transaction Bonus within sixty (60) days following his termination of employment, subject to his execution and non-revocation of a release of claims in favor of OP Group.
Pursuant to Mr. Withey’s Side Letter, following the Business Combination his annual base salary will be $300,000 and his target annual bonus opportunity will be $180,000. Mr. Withey will also be eligible to receive an annual grant under our 2021 Plan of (i) time-based restricted stock units covering a number of shares valued at $200,000, which are expected to vest in one-third (1∕3) annual installments over three years, and (ii) performance-based restricted stock units covering a targeted number of shares valued at $200,000, which are expected to vest based on PubCo’s achievement of certain stock price performance hurdles. In connection with the closing of the Business Combination, under his Side Letter Mr. Withey will also be eligible to receive a one-time cash bonus equal to $450,000 (the “Withey Transaction Bonus”), with 50% of the bonus payable within thirty (30) days following the closing of the Business Combination, subject to Mr. Withey’s continued employment with us through the closing, and the remaining 50% payable within thirty (30) days following the one-year anniversary of the closing of the Business Combination, subject to Mr. Withey’s continued employment with us through such anniversary date. However, if Mr. Withey is terminated by OP Group’s without “cause” or if he resigns for “good reason” (as such terms are defined in his existing employment agreement) prior to the one-year anniversary of the closing of the Business Combination, Mr. Withey will be eligible to receive the unpaid portion of the Withey Transaction Bonus within sixty (60) days following his termination of employment, subject to his execution and non-revocation of a release of claims in favor of OP Group.

Equity Incentive Plans
2014 Equity Incentive Plan
Blocker Owner maintains the 2014 Equity Incentive Plan (the “2014 Plan”), which was initially adopted on July 7, 2014. The material terms of the 2014 Plan are summarized below.
Termination
The board of managers of Blocker Owner (“Manager”) may amend, alter or discontinue the 2014 Plan at any time; however, the Manager may not, without the participant’s consent, amend, alter or discontinue an award so as to affect adversely the participant’s rights.
Eligibility and Administration
Our employees, officers, directors, and consultants are eligible to receive grants of (i) an option (“Option”) to purchase Series A Common Units of Blocker Owner (“Series A Common Units”) or Profits Interest Units (collectively, “Units”), and (ii) Units subject to restrictions (“Restricted Units”). Subject to the provisions of the 2014 Plan, the Manager has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2014 Plan.
Limitation on Awards and Shares Available
An aggregate amount of 142,564 of Blocker Owner’s Units, which may consist of either Series A Common Units or Profits Interests Units (as determined by the Manager), have been authorized for issuance under the 2014 Plan. In the event that an Option expires, terminates or is canceled for any reason without having been exercised in full or if any Restricted Unit is canceled or forfeited for any reason, the Units associated with that Option and the Restricted Units will again become available for grant under the 2014 Plan. In addition, if any award is settled for cash, the Units subject to the award will again become available for grant under the 2014 Plan.
Awards
The 2014 Plan provides for the grant of Options and Restricted Units. All awards under the 2014 Plan are set forth in award agreements, which detail all terms and conditions of the awards. We only have outstanding Restricted Units under the 2014 Plan.
In the event of a change of control (which will occur in connection with the Closing and includes us being a party to a merger or consolidation, or the sale of substantially all of our assets), the Manager has discretion to (i) cause any or all outstanding Options to become vested and immediately exercisable, in whole or in part, (ii) cause any or all outstanding Restricted Units to become non-forfeitable, in whole or in part, (iii) after providing reasonable prior notice to the participants, cancel any or all vested Options upon closing of the change of control to the extent not exercised prior to the closing of the change of control, (iv) cancel any unvested award or unvested portion of an award, with or without consideration, (v) cancel any Option in exchange for a substitute award in a manner consistent with the principles of Section 409A of the Code, (vi) cancel any Restricted Units in exchange for restricted stock or restricted stock units with respect to capital stock of any successor corporation or its parent, (vii) cancel any Option in exchange for cash and/or other substitute consideration, or (viii) redeem any Restricted Unit in exchange for cash and/or other substitute consideration with a value equal to fair market value per applicable Unit on the date of the change of control.
On July 7, 2014, Ms. Howard was granted 71,282 Profits Interest Units with an applicable threshold amount equal to $52,273,300. Ms. Howard’s Profits Interest Units were subject to time-vesting conditions and vested over a five-year period, with 20% vesting on each anniversary of the grant date, subject to Ms. Howard’s continued service with us. As of the filing of this proxy statement/prospectus, Ms. Howard’s Profits Interest Units have fully vested in accordance with their terms.
On November 18, 2014, Mr. Withey was granted 11,880 Profits Interest Units with an applicable threshold amount equal to $52,273,300. Mr. Withey’s Profits Interest Units were subject to time-vesting conditions and vested over a five-year period, with 20% vesting on each anniversary of the grant date, subject to Mr. Withey’s continued service with us.
Following the Business Combination, we anticipate that the Profits Interest Units will remain outstanding. As of the filing of this proxy statement/prospectus, Mr. Withey’s Profits Interest Units have fully vested in accordance with their terms.
Director Compensation
None of our directors received compensation for their services as a director for the year ended December 31, 2020. OP Group is, however, party to two (2) management services agreements with each of CF OMS LLC and Milestone Partners Management Co. L.P. (each, a “Management Services Provider”), pursuant to which each Management Service Provider is entitled to receive compensation and reimbursement for advisory services rendered to OP Group. Certain of our directors are affiliated with the Management Services Providers, and prior to the Closing, the management services agreements will be terminated.
In connection with the Business Combination, PubCo may adopt a new compensation program for our non-employee directors, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
MDH Related Person Transactions
On August 17, 2020, our sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On February 1, 2021, in connection with the Public Offering, we effected a 1.2-for-1 stock split of our Class B common stock, resulting in an aggregate of 6,900,000 Founder Shares outstanding. The number of Founder Shares outstanding was determined based on the expectation that the total size of the Public Offering would be a maximum of 27,600,000 units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Public Offering.
Our sponsor purchased an aggregate of 6,550,000 private placement warrants, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per warrant, or $6,550,000 in the aggregate, in a private placement that closed simultaneously with the closing of the Public Offering. The private placement warrants are identical to the warrants sold in the Public Offering except that the private placement warrants, so long as they are held by our sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the shares of Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The private placement warrants (including the shares of Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
We currently utilize office space at 600 N. Carroll Ave., Suite 100, Southlake, TX 76092 from our sponsor as our executive offices. We pay an affiliate of our sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, will be paid by MDH to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Any of the foregoing payments to our sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the Trust Account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Registration Rights
The Business Combination Agreement contemplates that, at the Closing, PubCo, Blocker Owner, CF OMS, Sponsor and certain other parties will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which PubCo will agree to register for resale, pursuant to the Securities Act, certain shares of PubCo Class A Common Stock that are held by the parties thereto from time to time.
Each of the Holders (as defined in the Registration Rights Agreement) and their respective transferees will be entitled to request to sell all or a portion of their registrable securities in underwritten shelf takedown offerings, in each case subject to certain offering thresholds, the terms and conditions of the Lock-Up Agreement and certain other conditions. Demanding Holders (as defined in the Registration Rights Agreement) are limited to three demand underwritten offerings for the term of the Registration Rights Agreement. In addition, all Holders (as defined in the Registration Rights Agreement) have certain piggyback registration rights, subject to customary underwriter cutbacks and certain other conditions. PubCo will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement, and the Holders shall bear all incremental selling expenses, including any fees or expenses for legal counsel representing such Holders. The Registration Rights Agreement includes customary indemnification provisions.
Administrative Services
MDH will reimburse our sponsor and its affiliates for office space, secretarial and administrative services provided to members of MDH’s management team in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and MDH does not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a Business Combination or MDH’s liquidation, MDH will cease paying these monthly fees.
Investor Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, PubCo, Blocker Owner, CF OMS and Sponsor will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to, and on the terms and condition of which, the initial composition of the PubCo Board will be determined and Blocker Owner, CF OMS and Sponsor will be entitled to certain rights and representations on PubCo’s board of directors, subject to certain conditions related to such party’s continued ownership of PubCo. The Investor Rights Agreement includes a standstill provision, which restricts the parties thereto, until the termination of the standstill period (as described below), from (1) participating in any solicitation of proxies, (2) nominating new persons as director who were not nominated pursuant to the Investor Rights Agreement, (3) changing (a) the term or number of directors or (b) the composition of the PubCo Board, (4) entering into a voting agreement, voting trust, or similar arrangement or (5) forming, joining or participating in a group as defined in Section 13(d)(3) of the Exchange Act. The standstill period shall begin upon consummation of the Business Combination and shall terminate at the later of: (1) one year after the date of the Investor Rights Agreement and (2) the date on which PubCo’s 2022 annual meeting of stockholders at which directors are elected occurs.
Tax Receivable Agreement
Simultaneously with the Closing, CF OMS, Blocker Owner, PubCo, OP Group and MDH will enter into a tax receivable agreement (the “Tax Receivable Agreement”), a copy of which is attached as Annex G.
Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the TRA Holders (as that term is defined in the Tax Receivable Agreement) 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Parent Corporation Group (as that term is defined in the Tax Receivable

Agreement) realizes, or is deemed to realize, as a result of certain tax attributes, including:
•
tax basis adjustments resulting from taxable exchanges of OP Group Common Units acquired by PubCo from a TRA Holder pursuant to the terms of the OP Group LLC Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement); and

•
tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement (each of the foregoing, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Parent Corporation Group will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions and using certain assumptions (including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits). Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that PubCo determines (with the amount of payments subject to the review and consent of TRA Holders), and the IRS or another taxing authority may challenge all or any part of position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Parent Corporation Group are disallowed, the TRA Holders will not be required to reimburse PubCo for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by PubCo under the Tax Receivable Agreement, if any, after the determination of such excess. As a result, in certain circumstances PubCo could be required to make payments under the Tax Receivable Agreement in excess of the Parent Corporation Group’s actual savings in respect of the Tax Attributes.
The Tax Receivable Agreement will provide that, in the event (such events collectively, “Early Termination Events”) that (i) PubCo exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of PubCo occur, (iii) PubCo in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 90 days following such final payment date or (iv) PubCo breaches (or is deemed to breach) any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii) and such breach is not cured by PubCo within 30 days after written notice is provided by any TRA Holder and, in the case of clauses (iii) and (iv), unless certain liquidity related or restrictive covenant related exceptions apply, PubCo’s obligations under the Tax Receivable Agreement will accelerate (if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments (as that term is defined in the Tax Receivable Agreement) so elect in the case of clauses (ii)-(iv)) and PubCo will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Parent Corporation Group to fully utilize the Tax Attributes over certain specified time periods and that all OP Group Common Units and OP Group Earnout Units (as such term is defined in the Tax Receivable Agreement) that had not yet been exchanged for PubCo Class A Common Stock or cash are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Parent Corporation Group realizes subsequent to such payment.
As a result of the foregoing, in some circumstances (i) PubCo could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Parent Corporation Group realizes in respect of the Tax Attributes and (ii) it is possible that PubCo may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur).
Please see the section entitled “Certain Relationships and Related Person Transactions — MDH Related Person Transactions — Tax Receivable Agreement,” for a discussion of the Tax Receivable Agreement and the section entitled “Risk Factors — Risks Relating to the Business Combination” for certain specified risks related to the Tax Receivable Agreement.

Transaction Support Agreement
On July 21, 2021, MDH entered into the Transaction Support Agreement with OP Group, PubCo and Sponsor, pursuant to which Sponsor, as the record and beneficial owner of shares of MDH Class B Common Stock and MDH Private Placement Warrants, has agreed to, among other things, to vote in its capacity as a stockholder of MDH for the approval and adoption of the Business Combination Agreement and the Business Combination and not to transfer any of its interests in MDH.
Sponsor Letter Agreement
On July 21, 2021, concurrently with the execution of the Business Combination Agreement, Sponsor, PubCo, OP Group and MDH entered into a sponsor letter agreement (the “Sponsor Letter Agreement”) pursuant to, and on the terms and conditions of which, the parties thereto agree that 5,175,000 shares of PubCo Class A Common Stock that are to be issued to Sponsor in connection with the Business Combination shall have contingent earnout requirements (the “Sponsor Earnout Shares”). Sponsor’s right to receive the Sponsor Earnout Shares after the Closing will be based upon the post-closing performance of the PubCo Class A Common Stock stock price during the seven years following the Closing:
•
if during the seven years following the Closing the volume weighted average price of the PubCo Class A Common Stock is greater than or equal to $12.00 over any 20 trading days within any 30 consecutive trading days, 1,725,000 of the Sponsor Earnout Shares will vest;

•
if during the seven years following the Closing the volume weighted average price of the PubCo Class A Common Stock is greater than or equal to $13.50 over any 20 trading days within any 30 consecutive trading days, an additional 1,725,000 of the Sponsor Earnout Shares will vest; and

•
if during the seven years following the Closing the volume weighted average price of the PubCo Class A Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 consecutive trading days, the remaining 1,725,000 of the Sponsor Earnout Shares will vest.

Notwithstanding the foregoing, if there is a Subsequent Transaction during the seven years following the Closing, then all of the unvested Sponsor Earnout Shares shall fully vest upon the consummation of the Subsequent Transaction.
Company A&R LLC Agreement
Concurrently with the Closing, the Original LLCA of OP Group will be amended and restated in its entirety in substantially the form attached as Annex C (the “Company A&R LLC Agreement”).
Management
Pursuant to the Company A&R LLC Agreement, OP Group will be managed by a board of managers and such board of managers must be the same size as the PubCo Board and have the same members as the PubCo Board.
Distributions
The members of the PubCo Board, who are also the members of the Op Group Board, authorize distributions to the OP Group members. All such distributions will be made pro rata in accordance with each member’s interest in OP Group, which is based on the number of OP Group Common Units held by a member bears to the total number of OP Group Common Units owned by all of the members.
The Company A&R LLC Agreement will provide for cash distributions, which are referred to as “tax distributions”, to the holders of OP Group Common Units. Generally, these tax distributions will be the pro rata distribution amount necessary to permit PubCo to receive an aggregate annual tax distribution that is not less than the sum of (a) PubCo’s U.S. federal, state, local and non-U.S. income tax liabilities plus (b) the amount necessary to satisfy PubCo’s payment obligations pursuant to the Tax Receivable Agreement.
Upon the liquidation or winding up of OP Group, all net proceeds thereof will be distributed to the holders of OP Group Common Units, pro rata based on their percentage interests of OP Group Common Units.

Transfer Restrictions
The Company A&R LLC Agreement will contain restrictions on transfers of OP Group Common Units (which are substantially identical to the transfer restrictions in the Investor Rights Agreement, see “Related Agreements — Investor Rights Agreement” for additional detail) and will require the prior consent of the OP Group Board for such transfers, except, in each case, for (a) certain transfers to permitted transferees under certain conditions and (b) exchanges of OP Group Common Units for PubCo Class A Shares pursuant to the exchange provisions described below.
Exchange Mechanics
Holders of OP Group Common Units will, from and after the six-month anniversary of the Closing, up to three times per calendar quarter collectively, be able to exchange (an “Exchange”) all or any portion of their OP Group Common Units, together with the cancellation of an equal number of the paired shares of PubCo Class B Common Stock, for a number of shares of PubCo Class A Common Stock equal to the number of exchanged OP Group Common Units by delivering a written notice to PubCo, with a copy to OP Group; provided, that no holder of more than 100,000 OP Group Common Units will be able to exchange less than 100,000 OP Group Common Units in any single exchange, and no holder of less than 100,000 OP Group Common Units will be able to exchange less than fifty percent (50%) of the OP Group Common Units held by such holder, in each case unless exchanging all of the OP Group Common Units held by such holder at such time, and subject in each case to the limitations and requirements set forth in the Company A&R LLC Agreement regarding such exchanges.
Notwithstanding the foregoing, OP Group will be permitted, at its sole discretion, in lieu of delivering shares of PubCo Class A Common Stock for any OP Group Common Units surrendered for exchange, to pay an amount in cash per OP Group Common Unit equal to the VWAP of the PubCo Class A Common Stock on the trading day prior to the Exchange Date.
In the event that an Exchange is being exercised in order to participate in a Demand Registration, Piggyback Registration or Underwritten Shelf Takedown, the exchange notice date must be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such transaction in accordance with Article II of the Registration Rights Agreement.
OP Group Earnout Units are not permitted to be treated as Exchanged Units under the Company A&R LLC Agreement, OP Group and PubCo are not permitted to effect an Exchange of an OP Group Earnout Unit unless and until a vesting event and conversion date has occurred with respect to such OP Group Earnout Unit and it has been converted to a OP Group Common Unit in accordance with the terms hereof.
Exchange Rate
The initial exchange rate will be one OP Group Common Unit and the cancellation of one PubCo Class B Share for one PubCo Class A Share. The exchange rate will be adjusted for any subdivision (by unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the OP Group Common Units or the paired PubCo Class B Shares that is not accompanied by an identical subdivision or combination of PubCo Class A Shares or, by any such subdivision or combination of the PubCo Class A Shares that is not accompanied by an identical subdivision or combination of the OP Group Common Units and the paired PubCo Class B Shares. If the PubCo Class A Shares are converted or changed into another security, securities or other property, on any subsequent exchange an exchanging holder of OP Group Common Units will be entitled to receive such security, securities or other property.
Restrictions on Exchange
PubCo may refuse to effect an Exchange if PubCo determines that an Exchange would violate applicable law (including securities laws), or not be permitted under other agreements between the exchanging OP Group Common Units with PubCo or its subsidiaries, including the Company A&R LLC Agreement or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

Expenses
OP Group and each holder of OP Group Common Units will bear its own expenses regarding an Exchange except that OP Group will be responsible for any transfer taxes, stamp taxes or duties or other similar taxes (unless the holder has requested the PubCo Class A Shares to be issued in the name of another holder).
The form of the Company A&R LLC Agreement is attached to this proxy statement/prospectus as Annex C and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Lock-Up Agreement
The Business Combination Agreement contemplates that, at the Closing, PubCo will enter into lock-up agreements (the “Lock-Up Agreements”) with each of Blocker Owner, Sponsor and CF OMS, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Lock-Up Agreements) shall not Transfer (as defined in the Lock-Up Agreements) or make any announcement of any intention to effect a Transfer of any of the equity interests of PubCo Beneficially Owned Securities (as defined in the Lock-Up Agreements) by the Holder during the period ending six months following the date of such Lock-Up Agreement.
Indemnification Agreements
We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, the Proposed PubCo Charter and the Proposed PubCo Bylaws, which will become effective upon the completion of the Business Combination, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”
OP Group Related Party Transactions
Management Services Agreements
OP Group is party to two (2) management services agreements, dated April 28, 2017, with each of CF OMS and Milestone Partners Management Co. L.P. (each, a “Management Services Provider”), pursuant to which each Management Service Provider is entitled to receive compensation and reimbursement for advisory services rendered to OP Group (each, a “Management Services Agreement” and together, the “Management Services Agreements”). Certain of our directors are affiliated with the Management Services Providers. David King is a Managing Director of, and Henry (Hank) Reeves is a Senior Advisor to, Fortress Investment Group, an affiliate of CF OMS; John Shoemaker is a Managing Partner and Adam Curtin is a Partner of Milestone Partners Management Co. L.P. Under the Management Services Agreements, each Management Services Provider is entitled to receive (i) an annual fee equal to $480,000 as consideration for the senior management and advisory services performed for OP Group, payable in equal monthly installments in advance and prorated for any partial months of service in any fiscal year, (ii) reimbursement for reasonable out-of-pocket expenses in an amount equal to $48,000, payable in equal monthly installments of $4,000 in advance and prorated for any partial months of service in any fiscal year, (iii) an additional advisory fee equal to $250,000 for advisory services performed, and reimbursement for reasonable out-of-pocket expenses incurred, in connection with the consummation of acquisitions by OP Group or its affiliates, in each case, payable at the closing of each such acquisition or, with respect to the expense reimbursement only, in the event such acquisition is not consummated, upon termination of negotiations concerning such acquisition, and (iv) a fee equal to $3,500,000 for advisory services performed, and reimbursement for reasonable out-of-pocket expenses incurred, by the Management Services Provider and the consummation of a “change of control” (as defined in each Management Services Agreement), in each case, payable at the closing of each such change of control or, with respect to the expense reimbursement only, in the event such change of control is not consummated, upon termination of negotiations concerning such change of control. For the six months ended June 30, 2021, OP Group incurred and paid $0.5 million to the Management Services Providers under the Management Services Agreement.Upon the completion of the Business Combination, the Management Services Agreements will be terminated.
Related Person Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that PubCo’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which PubCo or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of PubCo’s executive officers or a member of PubCo Board;

•
any person who is known by PubCo to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to MDH regarding (i) the actual beneficial ownership of MDH’s voting common stock as of the record date (pre-Business Combination) and (ii) the expected beneficial ownership of PubCo’s voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Business Combination Agreement), assuming that:
(a)
(1) none of the holders of public shares of MDH Class A Common Stock exercises their redemption rights, (2) there is no exercise at the Closing of the 6,550,000 warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of MDH Class A Common Stock in the open market, (4) there are no other issuances of equity interests of MDH prior to or in connection with the Closing and (5) there are no issuances of any shares of the PubCo Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the 2021 Plan (“Scenario A”) and alternatively that

(b)
(1) all of the holders of public shares of MDH Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the condition requiring a minimum of $165.0 million in Available Closing Date Cash following the consummation of the Business Combination), (2) there is no exercise at the Closing of the 6,550,000 warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of MDH Class A Common Stock in the open market, (4) there are no other issuances of equity interests of MDH prior to or in connection with the Closing and (5) there are no issuances of any shares of the PubCo Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the 2021 Plan (“Scenario B”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to the Existing MDH Charter, each share of MDH Class A Common Stock and each share of MDH Class B Common Stock entitles the holder to one vote per share. Pursuant to the Proposed PubCo Charter, each share of PubCo Class B Common Stock representing a non-economic interest in PubCo and each share of PubCo Class A Common Stock, will entitle the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of MDH Class A Common Stock, and MDH Class B Common Stock (which shares, upon the Closing, will be automatically converted into the right to receive shares of PubCo Class A Common Stock in accordance with the Proposed PubCo Charter).
The beneficial ownership of the MDH voting common stock prior to the Business Combination is based on shares of common stock outstanding as of                 , 2021, of which shares were MDH Class A Common Stock and shares were MDH Class B Common Stock.
The beneficial ownership of PubCo’s voting common stock after the Business Combination, making the assumptions with respect to Scenario A as described above, is based on shares of common stock outstanding, of which 74,300,000 shares will be PubCo Class A Common Stock and 43,475,000 shares will be PubCo Class B Common Stock. The beneficial ownership of PubCo’s voting common stock after the Business Combination, making the assumptions with respect to Scenario B as described above, is based on shares of common stock outstanding, of which shares will be PubCo Class A Common Stock and shares will be PubCo Class B Common Stock.
The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination) or (ii) the issuance of any shares upon completion of the Business Combination under any equity incentive plan.
	After the Business Combination and PIPE Investment
	Before the Business Combination and PIPE Investment(2)				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	Number of Shares of Combined Company Common Stock	%	Number of Shares of Combined Company Common Stock	%
Directors and Executive Officers of MDH(1):
MDIH Sponsor LLC(3)	—	—	6,900,000	100	—	—	—	—
McLarty Diversified Intermediate Holdings LLC(3)	—	—	6,900,000	100	—	—	—	—
Franklin McLarty(3)	—	—	6,900,000	100	—	—	—	—
Donald “Beau” Blair(3)	—	—	6,900,000	100	—	—	—	—
Jim Wilkinson	—	—	—	—	—	—	—	—
Brent Whittington	—	—	—	—	—	—	—	—
Yavor Efrenov	—	—	—	—	—	—	—	—
Chad Estis	—	—	—	—	—	—	—	—
Michael Maroone	—	—	—	—	—	—	—	—
Tim Russi	—	—	—	—	—	—	—	—
Darrin Williams	—	—	—	—	—	—	—	—
Kenneth Griffin(4)	1,536,883	5.6	—	—	—	—	—	—
All Directors and Executive Officers of MDH as a Group (9 Individuals)	—	—	6,900,000	100%	—	—	—	1.1%
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination:
Rebecca M. Howard
Armon C. Withey Jr.
Justin C. Thomas
Brett Beckerman
Kevin Hovis
Stephen Beard
Franklin McLarty
John Shoemaker
Adam Curtin
David King
Hank Reeves
All Directors and Executive Officers of the Combined Company as a Group ( individuals)

*
less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o MDH Acquisition Corp., 600 N. Carroll Ave., Suite 100, Southlake, TX 76092.

(2)
Interests shown consist solely of Founder Shares, classified as shares of Class B common stock. Such shares will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment, as described elsewhere herein.

(3)
The Sponsor is the record holder of such shares. The Sponsor is managed by its sole member, McLarty Diversified Intermediate Holdings LLC. Messrs. McLarty and Blair are members and managers of McLarty Diversified Intermediate Holdings LLC, and as such, may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)
Information regarding Mr. Kenneth Griffin is based solely on the Schedule 13G filed jointly filed by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, CALC IV LP, Citadel Securities GP LLC and Mr. Kenneth Griffin with the SEC on February 12, 2021 for the year ended December 31, 2020. Mr. Griffin has the shared power to vote or direct the vote of 1,536,883 shares of Class A common stock and the shared power to dispose or to direct the disposition of 1,536,883 shares of Class A common stock. The address of Mr. Griffin is 31 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

DESCRIPTION OF SECURITIES
The following description of PubCo’s capital stock reflects PubCo’s capital stock as it will exist upon the Closing. PubCo’s capital stock will be governed by the Proposed PubCo Charter, the Proposed PubCo Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Proposed PubCo Charter and Proposed PubCo Bylaws , forms of which are included as Annex B-1 and Annex B-2, respectively to this proxy statement/prospectus and is incorporated herein by reference, in its entirety.
Authorized and Outstanding Capital Stock
The Proposed PubCo Charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which 500,000,000 shares will be shares of PubCo Class A Common Stock, par value $0.0001 per share, 300,000,000 shares will be shares of PubCo Class B Common Stock, par value $0.0001 per share and 200,000,000 shares will be shares of PubCo preferred stock, par value $0.0001 per share.
As of           , 2021, the record date, MDH had approximately           MDH Units, each consisting of one share of MDH Class A Common Stock and one-half of one redeemable MDH Public Warrant,           shares of MDH Class A Common Stock, par value $0.0001 per share, and      MDH Public Warrants, each whole warrant exercisable for one share of MDH Class A Common Stock, issued and outstanding and           holders of record of MDH Common Stock. After giving effect to the Business Combination, PubCo will have approximately           shares of PubCo Class A Common Stock outstanding (assuming no redemptions) and           shares of PubCo Class B Common Stock outstanding.
The PubCo Common Stock
PubCo Class A Common Stock
Voting Rights
Holders of PubCo Class A Common Stock will be entitled to cast one vote per Class A share. Generally, holders of all classes of PubCo Common Stock vote together as a single class, and an action is approved by PubCo stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of PubCo Class A Common Stock will not be entitled to cumulate their votes in the election of directors. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of PubCo Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed PubCo Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.
Dividend Rights
Holders of PubCo Class A Common Stock will share ratably (based on the number of shares of PubCo Class A Common Stock held) if and when any dividend is declared by PubCo board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, PubCo Class A Common Stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of PubCo, each holder of PubCo Class A Common Stock will be entitled, pro rata on a per share basis, to all assets of PubCo of whatever kind available for distribution to the holders of PubCo Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of PubCo then outstanding.
Reservation of PubCo Capital Stock
PubCo will at all times reserve and keep available out of its authorized but unissued shares of PubCo Class A Common Stock, such number of shares of PubCo Class A Common Stock or PubCo Class B Common Stock, as applicable, as shall from time to time be sufficient to satisfy any outstanding PubCo Warrants for shares of PubCo Class A Common Stock or other security of PubCo that is convertible or exchangeable for shares of PubCo Class A Common Stock.
In addition, the Company A&R LLC Agreement provides for the exchange by certain members of OP Group of OP Group Common Units (and cancellation of an equivalent number of shares of PubCo Class B Common Stock), on the one hand, for PubCo Class A Common Stock, on the other hand. PubCo will at all times reserve and keep available out of its authorized but unissued shares of PubCo Class A Common Stock, for the purpose of effecting the exchange of OP Group Common Units (and cancellation of an equivalent number of shares of PubCo Class B Common Stock) pursuant to the Company A&R LLC Agreement, such number of shares of PubCo Class A Common Stock as shall from time to time be sufficient to effect the exchange of all OP Group Common Units (and cancellation of an equivalent number of shares of PubCo Class B Common Stock) outstanding from time to time into shares of PubCo Class A Common Stock pursuant to the Company A&R LLC Agreement.
Other Matters
No shares of PubCo Class A Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of PubCo Class A Common Stock. Holders of shares of PubCo Class A Common Stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of PubCo Class A Common Stock will be validly issued, fully paid and non-assessable.
PubCo Class B Common Stock
Voting Rights
Holders of PubCo Class B Common Stock will be entitled to cast one vote per Class B share. Generally, holders of all classes of PubCo Common Stock vote together as a single class, and an action is approved by PubCo’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of PubCo Class B Common Stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of PubCo Class B Common Stock will not participate in any dividend declared by the PubCo Board.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of PubCo, holders of PubCo Class B Common Stock will not be entitled to receive any distribution of PubCo’s assets of whatever kind available.
Issuances and Cancellations
At any time and from time to time that OP Group issues any vested or unvested OP Group Company Units to a member of OP Group other than PubCo, PubCo will, in consideration of, among other things, the corporate benefits received by PubCo, which consideration shall be at least equal to the aggregate par value of the shares of PubCo Class B Common Stock to be issued pursuant to the terms of the Proposed

PubCo Charter, issue one share of PubCo Class B Common Stock to each holder of record of such OP Group Company Units (other than PubCo or its subsidiaries) issued by OP Group on such date, whether or not such OP Group Company Unit is vested. Such share of PubCo Class B Common Stock may be subject to vesting as determined by PubCo. In addition, if any person or entity that is not already a holder of a share of PubCo Class B Common Stock becomes a holder of record of an OP Group Company Unit (other than PubCo and its subsidiaries), whether or not such OP Group Company Unit is vested, the PubCo shall, in consideration of, among other things, the corporate benefits received by PubCo, which consideration shall be at least equal to the aggregate par value of the shares of PubCo Class B Common Stock to be issued pursuant to the terms of the PubCo Charter, issue one share of PubCo Class B Common Stock to such person or entity on such date for each OP Group Common Unit held of record by such person or entity. At any time and from time to time, a member of OP Group may in his, her or its sole discretion elect to surrender to PubCo for no consideration all of its shares of PubCo Class B Common Stock and, upon such surrender, will cease to be a holder of PubCo Class B Common Stock. If a holder of a share of PubCo Class B Common Stock shall cease to be the holder of any such OP Group Common Unit corresponding therewith, the shares of PubCo Class B Common Stock held by such holder with respect to any such OP Group Company Unit that such holder thereupon ceases to hold shall be automatically cancelled for no consideration without any further action on the part of any person or entity or PubCo and such holder shall cease to be a stockholder with respect to the shares of PubCo Class B Common Stock so cancelled.
Exchange Mechanics
Holders of OP Group Common Units will, from and after the six-month anniversary of the Closing, up to three times per calendar quarter collectively, be able to exchange all or any portion of their OP Group Common Units, together with the cancellation of an equal number of PubCo Class B Common Stock, for a number of shares of PubCo Class A Common Stock equal to the number of exchanged OP Group Common Units by delivering a written notice to PubCo, with a copy to OP Group; provided, that no holder of more than 100,000 OP Group Common Units will be able to exchange less than 100,000 OP Group Common Units in any single exchange, and no holder of less than 100,000 OP Group Common Units will be able to exchange less than fifty percent (50%) of the OP Group Common Units held by such holder, in each case unless exchanging all of the OP Group Common Units held by such holder at such time, and subject in each case to the limitations and requirements set forth in the Company A&R LLC Agreement regarding such exchanges. See the section entitled “The Business Combination Proposal — Related Agreements — Company A&R LLC Agreement” for a further discussion.
Other Matters
No shares of PubCo Class B Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of PubCo Class B Common Stock. Holders of shares of PubCo Class B Common Stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all outstanding shares of PubCo Class B Common Stock will be validly issued, fully paid and non-assessable.
Preferred Stock
The Proposed PubCo Charter will provide that the PubCo Board is expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of a series of preferred stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Proposed PubCo Charter (including any certificate of designations relating to such series). There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the PubCo Board to issue Preferred Stock and determine the rights and preferences of any series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of PubCo’s outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of PubCo Class A Common Stock by restricting dividends on the PubCo Class A Common Stock, diluting the voting power of the PubCo Class A Common Stock or subordinating the dividend or liquidation rights of the PubCo Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of PubCo Class A Common Stock.
Warrants
PubCo Warrants
PubCo Public Warrants
There are currently outstanding an aggregate of 13,800,000 MDH Public Warrants, which, pursuant to the Business Combination Agreement and following the consummation of the Business Combination, will be exchanged for PubCo Public Warrants with substantially the same terms as the MDH Public Warrants. Each whole PubCo Public Warrant will entitle the registered holder to purchase one share of PubCo Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date. A PubCo Public Warrant holder may exercise its PubCo Warrants only for a whole number of shares of PubCo Class A Common Stock. This means only a whole PubCo Warrant may be exercised at a given time by a PubCo warrant holder. The PubCo Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.
Redemption of PubCo Public Warrants
Once the PubCo Public Warrants become exercisable, PubCo may call the PubCo Public Warrants for redemption (except as described herein with respect to the PubCo Private Placement Warrants):
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in whole and not in part;

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upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each PubCo Public Warrant holder; and

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if, and only if, the closing price of the PubCo Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a PubCo Public Warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-day trading day period ending on the third trading day prior to the date on which PubCo sends the notice of redemption to the PubCo Public Warrant holders.

PubCo has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the PubCo Public Warrant exercise price. If the foregoing conditions are satisfied and PubCo issues a notice of redemption of the PubCo Public Warrants, each PubCo Public Warrant holder will be entitled to exercise his, her or its PubCo Public Warrant prior to the scheduled redemption date. However, the price of the PubCo Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a PubCo Public Warrant as described under the heading “— Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) PubCo Public Warrant exercise price after the redemption notice is issued.
No fractional shares of PubCo Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, PubCo will round down to the nearest whole number of shares of PubCo Class A Common Stock to be issued to the holder.
In the event that the we elect to redeem your warrants, we will fix a date for the redemption then a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption.
A holder of a PubCo Public Warrant may notify PubCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such PubCo Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the PubCo Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the PubCo Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a sub-division of shares of PubCo Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Class A Common Stock issuable on exercise of each PubCo Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of PubCo Common Stock entitling holders to purchase shares of PubCo Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of PubCo Class A Common Stock equal to the product of (i) the number of shares of PubCo Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of PubCo Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of PubCo Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of PubCo Class A Common Stock, in determining the price payable for PubCo Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of PubCo Class A Common Stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the PubCo Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if PubCo, at any time while the PubCo Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of PubCo Class A Common Stock on account of such PubCo Class A Common Stock (or other securities into which the PubCo Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the PubCo Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of PubCo Class A Common Stock issuable on exercise of each PubCo Warrant), do not exceed $0.50 (being 5% of the offering price of the MDH Units sold in the Public Offering) or (c) to satisfy the redemption rights of the holders of PubCo Class A Common Stock in connection with a proposed initial business combination, then the PubCo Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of PubCo Class A Common Stock in respect of such event.
If the number of outstanding shares of PubCo Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of PubCo Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each PubCo Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of PubCo Class A Common Stock purchasable upon the exercise of the PubCo Warrants is adjusted, as described above, the PubCo Warrant exercise price will be adjusted by multiplying the PubCo Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of PubCo Class A Common Stock purchasable upon the exercise of the PubCo Warrant immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of PubCo Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding PubCo Class A Common Stock (other than those described above or that solely affects the par value of such PubCo Class A Common Stock), or in the case of any merger or consolidation of PubCo with or into another corporation (other than a consolidation or merger in which PubCo is the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding PubCo Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of PubCo as an entirety or substantially as an entirety in connection with which PubCo is dissolved, the holders of the PubCo Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the PubCo Warrants and in lieu of the PubCo Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of PubCo Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the PubCo Warrants would have received if such holder had exercised their PubCo Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each PubCo Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by PubCo in connection with redemption rights held by stockholders as provided for in the Existing MDH Charter or as a result of the redemption of PubCo Class A Common Stock by PubCo if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of PubCo Class A Common Stock, the holder of a PubCo Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such PubCo Warrant holder had exercised the PubCo Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of PubCo Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of PubCo Class A Common Stock in such a transaction is payable in the form of PubCo Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the PubCo Warrant properly exercises the PubCo Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the PubCo Warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the PubCo Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the PubCo Warrants when an extraordinary transaction occurs during the exercise period of the PubCo Warrants pursuant to which the holders of the PubCo Warrants otherwise do not receive the full potential value of the PubCo Warrants.
The PubCo Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as PubCo Warrant agent, and PubCo (as successor in interest to MDH). The warrant agreement provides that the terms of the PubCo Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding PubCo Public Warrants to make any change that adversely affects the interests of the registered holders. Holders should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement relating to this proxy solicitation/prospectus, for a complete description of the terms and conditions applicable to the warrants.
The PubCo Warrants may be exercised upon surrender of the PubCo Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the PubCo Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of PubCo Warrants being exercised. The PubCo Warrant holders do not have the rights or privileges of holders of PubCo Common Stock and any voting rights until they exercise their PubCo Warrants and receive PubCo Class A Common Stock. After the issuance of PubCo Class A Common Stock upon exercise of the PubCo Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
PubCo Private Placement Warrants
There are currently 6,550,000 MDH Private Placement Warrants outstanding. Following the consummation of the Business Combination, the MDH Private Placement Warrants will be exchanged for PubCo Private Placement Warrants. Except as described below, the PubCo Private Placement Warrants will have terms and provisions that are identical to those of the PubCo Public Warrants. The PubCo Private Placement Warrants (including the PubCo Class A Common Stock issuable upon exercise of such PubCo Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to certain exceptions) and they will not be redeemable by PubCo so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the PubCo Private Placement Warrants on a cashless basis. If the PubCo Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the PubCo Private Placement Warrants will be redeemable by PubCo in all redemption scenarios and exercisable by the holders on the same basis as the PubCo Public Warrants.
If holders of the PubCo Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its PubCo Warrants for that number of shares of PubCo Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of PubCo Class A Common Stock underlying the PubCo Warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the PubCo Warrants by (y) the Sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the PubCo Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of PubCo Warrant exercise is sent to the PubCo Warrant agent. The reason that PubCo has agreed that these PubCo Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with PubCo following a business combination. If they remain affiliated with PubCo, their ability to sell PubCo securities in the open market will be significantly limited. PubCo expects to have policies in place that prohibit insiders from selling PubCo securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell PubCo securities, an insider cannot trade in PubCo securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their PubCo Warrants and sell the shares of PubCo Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, PubCo believes that allowing the holders to exercise such PubCo Private Placement Warrants on a cashless basis is appropriate.
Exclusive Forum
Our Proposed PubCo Charter will provide that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders owed to us or our stockholders; (3) any action asserting a claim (i) arising pursuant to any provision of the DGCL, the Proposed PubCo Charter or the Proposed Bylaws (as either may be amended from time to time); or (4) any action asserting a claim against us governed by the internal affairs doctrine.
Our Proposed PubCo Charter will provide that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. The Proposed PubCo Charter will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. The Proposed PubCo Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. It is possible that a court of law could rule that the choice of forum provision contained in the Proposed PubCo Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our Stockholders.
Anti-Takeover Effects of Provisions of the Proposed PubCo Charter and Bylaws and Applicable Law
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Proposed PubCo Charter, PubCo will opt out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
See the section captioned “Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”
The transfer agent for the PubCo Common Stock will be Continental Stock Transfer & Trust Company.
Listing of PubCo Common Stock
PubCo intends to apply for the listing of the PubCo Common Stock and warrants of PubCo on the NYSE following the completion of the Business Combination under the symbols “OLV” and “OLV.WS,” respectively.
Capital Structure Prior to the Business Combination
The following is a summary of MDH’s authorized share capital prior to the Business Combination. On the effective date of the Business Combination, the currently issued and outstanding shares of MDH Class B Common Stock will convert into an equivalent number of shares of PubCo Class A Common Stock on a one-for-one basis, subject to adjustment, in accordance with and pursuant to the terms of the Business Combination Agreement. In addition, each of the outstanding MDH Warrants will entitle the holder thereof to purchase one share of PubCo Class A Common Stock in accordance with and pursuant to the Business Combination Agreement.
MDH Units
Each MDH Unit had an offering price of $10.00 and consists of one share of MDH Class A Common Stock and one-half of one MDH Warrant. Each whole MDH Warrant entitles the holder thereof to purchase one share of MDH Class A Common Stock at a price of $11.50 per share, subject to adjustment. Pursuant to the Warrant Agreement, an MDH Warrant holder may exercise its MDH Warrants only for a whole number of shares of MDH Class A Common Stock. This means only a whole MDH Warrant may be exercised at any given time by a MDH Warrant holder. For example, if an MDH Warrant holder holds one-half of one MDH Warrant to purchase a share of MDH Class A Common Stock, such MDH Warrant will not be exercisable. If an MDH Warrant holder holds two-halves of one MDH Warrant, such whole MDH Warrant will be exercisable for one share of MDH Class A Common Stock at a price of $11.50 per share. The shares of MDH Class A Common Stock and MDH Public Warrants comprising the MDH Units began separate trading on the 52nd day following the date of the prospectus related to the IPO. Once the shares of MDH Class A Common Stock and MDH Public Warrants commenced separate trading, the holders had the option to continue to hold MDH Units or separate their MDH Units into component securities. Holders of MDH Units can have their brokers contact the Transfer Agent in order to separate the MDH Units into shares of MDH Class A Common Stock and MDH Public Warrants. No fractional MDH Public Warrants will be issued upon separation of the units and only whole MDH Public Warrants will trade. Accordingly, unless you purchase at least two MDH Units, you will not be able to receive or trade a whole MDH Warrant.
MDH Common Stock
There are currently 34,500,000 shares of MDH Common Stock outstanding, including:
27,600,000 shares of MDH Class A Common Stock; and
6,900,000 shares of MDH Class B Common Stock held by the Sponsor.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by the MDH Stockholders. Holders of MDH Class A Common Stock and holders of MDH Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law or the Existing MDH Charter. Subject to the rights of the holders of one or more series of Preferred Stock (of which there are no shares outstanding), at all meetings of MDH Stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the MDH Stockholders present in person or represented by proxy at an annual or special meeting and entitled to vote thereon. All other matters presented to the MDH Stockholders at a annual or special meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Existing MDH Charter, the Existing MDH Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. Approval of amending certain provisions of the Existing MDH Charter related to redemption rights and distributions from the Trust Account prior to a business combination require the affirmative vote of the holders of at least 65% of all outstanding shares of MDH Common Stock and the Existing MDH Charter does not opt out of DGCL 203; accordingly, approving a statutory merger or consolidation with an interested stockholder under DGCL 203 requires the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. Except as otherwise required by law or the Existing MDH Charter, for so long as any shares of MDH Class B Common Stock remain outstanding, MDH will not, without the prior vote or written consent of the holders of a majority of the shares of MDH Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Existing MDH Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the MDH Class B Common Stock.

The MDH Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. However, only holders of MDH Class B Common Stock will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination, meaning that holders of shares of MDH Class A Common Stock will not have the right to appoint any directors until after the completion of the initial Business Combination. MDH’s stockholders are entitled to receive ratable dividends when, as and if declared by the MDH Board out of funds legally available therefor.
In accordance with the NYSE corporate governance requirements, MDH is not required to hold an annual meeting of stockholders until one year after our first fiscal year end following our listing on the NYSE.
Under Section 211(b) of the DGCL, MDH is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws, unless such election is made by written consent in lieu of such a meeting. MDH may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the initial Business Combination, and thus MDH may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if MDH’s stockholders want MDH to hold an annual meeting prior to the consummation of the initial Business Combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.
MDH will provide holders of shares of MDH Class A Common Stock with the opportunity to redeem all or a portion of the MDH Class A Shares upon the completion of an initial business combination, such as the Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding MDH Class A Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per MDH Class A Share. The per share amount distributed to investors who properly redeem their MDH Class A Shares will not be reduced by the deferred underwriting commissions paid to the representative of the underwriters. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is exercised must identify itself in order to validly redeem its shares. MDH’s Sponsor, initial stockholders, officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their MDH Class B Shares and MDH Class A Shares in connection with the completion of the Business Combination. If a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, MDH will, pursuant to the Existing MDH Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing the initial Business Combination. The Existing MDH Charter requires these tender offer documents to contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, stockholder approval of the transaction is required by law, or it is decided to obtain stockholder approval for business or other reasons, MDH will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If MDH seeks stockholder approval, the Business Combination will be completed only if a majority of the outstanding shares of MDH Common Stock are voted in favor of the Business Combination. However, the participation of MDH’s Sponsor, officers, directors, advisors or their affiliates in privately negotiated transactions, if any, could result in the approval of Business Combination even if a majority of Public Stockholders vote, or indicate their intention to vote, against such Business Combination. Abstentions and broker non-votes have the effect of voting against the Business Combination. The Existing MDH Charter requires that at least five days’ notice will be given of any stockholder meeting of MDH.
If MDH seeks stockholder approval of an initial business combination and redemptions are not conducted in connection with the Business Combination pursuant to the tender offer rules, the Existing MDH Charter provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the MDH Class A Shares, without MDH’s prior consent. However, MDH would not be restricting MDH Stockholders’ ability to vote all of their shares for or against an initial business combination. Public Stockholders’ inability to redeem in excess of 15% will reduce their influence over MDH’s ability to complete an initial business combination, and such stockholders could suffer a material loss in their investment if they sell such shares on the open market. Additionally, such Public Stockholders will not receive redemption distributions with respect to such shares if MDH completes the Business Combination. And, as a result, such Public Stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open-market transactions, potentially at a loss.
MDH’s Sponsor, initial stockholders, officers and directors have agreed to vote their MDH Class B Shares and any MDH Class A Shares purchased during or after the IPO (including in open-market and privately negotiated transactions) in favor of the Business Combination. As a result, in addition to the initial stockholders’ MDH Class B Shares, MDH would need 10,350,001, or 37.5% of the 27,600,000 public shares sold in the IPO to be voted in favor of the Business Combination in order to have the Business Combination approved. Additionally, each Public Stockholder may elect to redeem their MDH Class A Shares irrespective of whether they vote for or against the Business Combination Proposal or whether they were a Public Stockholder on the record date for the annual or special meeting held to approve the Business Combination Propsal.
Pursuant to the Existing MDH Charter, if MDH is unable to complete an initial business combination within 24 months from the closing of the IPO, MDH will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the MDH Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. MDH’s Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing of the IPO. However, if the Sponsor or management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the company after a business combination, stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the shares of MDH Common Stock. Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the shares of MDH Common Stock, except that MDH will provide Public Stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, upon the completion of an initial business combination, subject to the limitations and on the conditions described herein.
Founder Shares
The Founder Shares are designated as MDH Class B Common Stock and, except as described below, are identical to the shares of MDH Class A Common Stock included in the MDH Units sold in the IPO, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights; (iii) MDH’s Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Existing MDH Charter (A) to modify the substance or timing of the obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if an initial Business Combination is not completed within 24 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if MDH fails to complete an initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if MDH fails to complete an initial business combination within such time period and (D) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open-market and privately negotiated transactions) in favor of an initial Business Combination, (iv) the Founder Shares are automatically convertible into shares of MDH Class A Common Stock at the time of the consummation of an initial Business Combination on a one-for-one basis, subject to adjustment as described herein and in the Existing MDH Charter, and (v) only holders of shares of MDH Class B Common Stock will have the right to vote on the appointment of directors prior to or in connection with the completion of an initial Business Combination.
The Founder Shares will automatically convert into shares of MDH Class A Common Stock at the time of the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to MDH’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the shares of MDH Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which a complete a liquidation, merger, share exchange or other similar transaction is completed that results in all of the stockholders having the right to exchange their shares of MDH Class A Common Stock for cash, securities or other property.
Preferred Stock
The Existing MDH Charter authorizes 1,000,000 shares of Preferred Stock and provide that shares of Preferred Stock may be issued from time to time in one or more series. The MDH Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The MDH Board is able to, without stockholder approval, issue shares of Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of MDH Common Stock and could have anti-takeover effects. The ability of the MDH Board to issue shares of Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. MDH has no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.
MDH Warrants
MDH Public Warrants
Each whole MDH Public Warrant entitles the registered holder to purchase one share of MDH Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial Business Combination, provided, in each case, that we have an effective registration statement under the Securities Act covering the shares of MDH Class A Common Stock issuable upon exercise of the MDH Warrants and a current prospectus relating to them is available (or we permit holders to exercise their MDH Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder of MDH Warrants may exercise its MDH Warrants only for a whole number of shares of MDH Class A Common Stock. This means only a whole MDH Warrant may be exercised at a given time by a MDH warrant holder. No fractional MDH Warrants will be issued upon separation of the MDH Units and only whole MDH Warrants will trade. Accordingly, unless you purchase at least two MDH Units, you will not be able to receive or trade a whole MDH Warrant. The MDH Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Pursuant to the Business Combination Agreement, the MDH Warrants will convert into the right to receive PubCo Warrants with the same terms as the MDH Warrants.
We will not be obligated to deliver any shares of MDH Class A Common Stock pursuant to the exercise of a MDH Warrant and will have no obligation to settle such MDH Warrant exercise unless a registration statement under the Securities Act with respect to the shares of MDH Class A Common Stock underlying the MDH Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No MDH Warrant will be exercisable and we will not be obligated to issue a share of MDH Class A Common Stock upon exercise of a MDH Warrant unless the share of MDH Class A Common Stock issuable upon such MDH Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the MDH Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a MDH Warrant, the holder of such MDH Warrant will not be entitled to exercise such MDH Warrant and such MDH Warrant may have no value and expire worthless. In no event will we be required to net cash settle any MDH Warrant. In the event that a registration statement is not effective for the exercised MDH Warrants, the purchaser of a MDH Unit containing such MDH Warrant will have paid the full purchase price for the MDH Unit solely for the share of MDH Class A Common Stock underlying such MDH Unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the MDH Class A common stock issuable upon exercise of the MDH Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the MDH Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of MDH Class A common stock issuable upon exercise of the MDH Warrants is not effective by the sixtieth (60th) business day after the closing of our initial Business Combination, MDH Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise MDH Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our MDH Class A common stock is at the time of any exercise of a MDH Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of MDH Public Warrants who exercise their MDH Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of MDH Warrants
Once the MDH Warrants become exercisable, we may call the MDH Warrants for redemption (except as described herein with respect to the MDH Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per MDH Warrant;

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upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each MDH Warrant holder; and

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if, and only if, the closing price of the MDH Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a MDH Warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the MDH Warrant holders.

We will not redeem the MDH Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of MDH Class A Common Stock issuable upon exercise of the MDH Warrants is then effective and a current prospectus relating to those shares of MDH Class A Common Stock is available throughout the 30-day redemption period. If and when the MDH Warrants become redeemable by us, we may exercise our redemption right even if MDH is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the MDH Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the MDH Warrants, each MDH Warrant holder will be entitled to exercise his, her or its MDH Warrant prior to the scheduled redemption date. However, the price of the MDH Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a MDH Warrant as described under the heading “— Anti-Dilution Adjustments”)) as well as the $11.50 (for whole shares) MDH Warrant exercise price after the redemption notice is issued.
No fractional shares of MDH Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of MDH Class A Common Stock to be issued to the holder. If, at the time of exercise, the MDH Warrants are exercisable for a security other than MDH Class A Common Stock pursuant to the MDH Warrant agreement (for instance, if MDH is not the surviving company in our initial Business Combination), the warrants may be exercised for such security. At such time as the MDH Warrants become exercisable for securities other than MDH Class A Common Stock, the surviving company will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the MDH Warrants within 15 business days of the closing of an initial business combination.
A holder of a MDH Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such MDH Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the MDH Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the MDH Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of MDH Class A Common Stock is increased by a share capitalization payable in shares of MDH Class A Common Stock, or by a sub-division of shares of MDH Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of MDH Class A Common Stock issuable on exercise of each MDH Warrant will be increased in proportion to such increase in the outstanding shares of MDH Common Stock. A rights offering to holders of MDH Common Stock entitling holders to purchase shares of MDH Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of MDH Class A Common Stock equal to the product of (i) the number of shares of MDH Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of MDH Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of MDH Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of MDH Class A Common Stock, in determining the price payable for MDH Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of MDH Class A Common Stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the MDH Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the MDH Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of MDH Class A Common Stock on account of such MDH Class A Common Stock (or other securities into which the MDH Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the MDH Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of MDH Class A Common Stock issuable on exercise of each MDH Warrant), do not exceed $0.50 (being 5% of the offering price of the MDH Units in the IPO), (c) to satisfy the redemption rights of the holders of MDH Class A Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of MDH Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the MDH Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of MDH Class A Common Stock in respect of such event.
If the number of outstanding shares of MDH Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of MDH Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of MDH Class A Common Stock issuable on exercise of each MDH Warrant will be decreased in proportion to such decrease in outstanding shares of MDH Class A Common Stock.
Whenever the number of shares of MDH Class A Common Stock purchasable upon the exercise of the MDH Warrants is adjusted, as described above, the MDH Warrant exercise price will be adjusted by multiplying the MDH Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of MDH Class A Common Stock purchasable upon the exercise of the MDH Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of MDH Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of MDH Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per share of MDH Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the MDH Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our shares of MDH Class A Common Stock during the 10-trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) of our shares of MDH Class A Common Stock is below $9.20 per share, then the exercise price of the MDH Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of Warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding MDH Class A Common Stock (other than those described above or that solely affects the par value of such MDH Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which MDH is the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding MDH Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which MDH is dissolved, the holders of the MDH Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the MDH Warrants and in lieu of the MDH Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of MDH Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the MDH Warrants would have received if such holder had exercised their MDH Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each MDH Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in our second amended and restated certificate of incorporation or as a result of the redemption of MDH Class A Common Stock by us if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of MDH Class A Common Stock, the holder of a MDH Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such MDH Warrant holder had exercised the MDH Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of MDH Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of MDH Class A Common Stock in such a transaction is payable in the form of MDH Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the MDH Warrant properly exercises the MDH Warrant within thirty days following public disclosure of such transaction, the MDH Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the MDH Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the MDH Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the MDH Warrants otherwise do not receive the full potential value of the MDH Warrants.
The MDH Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the MDH Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding MDH Public Warrants to make any change that adversely affects the interests of the registered holders.
The MDH Warrants may be exercised upon surrender of the MDH Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the MDH Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of MDH Warrants being exercised. The MDH Warrant holders do not have the rights or privileges of holders of MDH Common Stock and any voting rights until they exercise their MDH Warrants and receive MDH

Class A Common Stock. After the issuance of MDH Class A Common Stock upon exercise of the MDH Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
MDH Private Placement Warrants
Except as described below, the MDH Private Placement Warrants have terms and provisions that are identical to those of the MDH Public Warrants. The MDH Private Placement Warrants (including the MDH Class A Common Stock issuable upon exercise of such MDH Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (subject to certain exceptions) and they will not be redeemable by us so long as they are held by our sponsor, members of our sponsor or their permitted transferees. The sponsor or its permitted transferees, have the option to exercise the MDH Private Placement Warrants on a cashless basis. If the MDH Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the MDH Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the MDH Warrants included in the MDH Units.
If holders of the MDH Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its MDH Warrants for that number of shares of MDH Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of MDH Class A Common Stock underlying the MDH Warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the MDH Warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the MDH Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of MDH Warrant exercise is sent to the MDH Warrant agent. The reason that we have agreed that these MDH Warrants will be exercisable on a cashless basis so long as they are held by our sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their MDH Warrants and sell the shares of MDH Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such MDH Warrants on a cashless basis is appropriate.
In order to fund our working capital deficiencies or finance transaction costs in connection with an intended initial business combination, MDH’s Sponsor or an affiliate of the Sponsor or certain of MDH’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.
Certain Anti-Takeover Provisions of Delaware Law and Existing MDH Charter and Existing MDH Bylaws
MDH is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers as it has not elected to opt out of DGCL in the Existing MDH Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

Under Section 203 of the DGCL, a “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 do not apply if:

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the MDH Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial Business Combination is approved by the MDH Board and authorized at a meeting of the MDH stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

MDH’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) MDH is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement/prospectus, there were 34,500,000 shares of MDH Common Stock outstanding); or

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the average weekly reported trading volume of the MDH Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares and PubCo Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Shearman & Sterling LLP.
This section describes certain material U.S. federal income tax considerations for beneficial owners of MDH Common Stock and MDH Warrants (collectively, the “MDH Securities”) of (i) electing to have their MDH Common Stock redeemed for cash if the MDH Merger is completed, (ii) the MDH Merger and (iii) owning and disposing of PubCo Class A Common Stock and PubCo Warrants (collectively, “PubCo Securities”) acquired pursuant to the MDH Merger. This discussion applies only to MDH Securities and PubCo Securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:
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brokers or dealers;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

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U.S. expatriates or former long-term residents of the United States;

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persons holding MDH Securities or PubCo Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons who purchase shares in the Company as part of the PIPE Investment;

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governments or agencies or instrumentalities thereof;

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persons who received MDH Securities or PubCo Securities as compensation for services;

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partnerships or other pass-through entities for U.S. federal income tax purposes;

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the Sponsor, or affiliates or direct or indirect equity holders in the Sponsor; and

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persons that own (actually or constructively) equity interests in OP Group.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds MDH Securities or PubCo Securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners should consult their tax advisors regarding the U.S. federal income tax treatment of the Business Combination and of holding the MDH Securities or PubCo Securities.
This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (“Treasury Regulations”), published guidance by the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local, or non-U.S. tax laws to a holder of MDH Securities or PubCo Securities. MDH and the Company have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF MDH SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” For purposes of this discussion, a U.S. holder is a beneficial owner of MDH Securities or PubCo Securities that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

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an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The MDH Merger
The parties to the Business Combination Agreement intend the MDH Merger, taken together with the related transactions in the Business Combination, to qualify (and expect that the MDH Merger, taken together with the related transactions in the Business Combination, should qualify) as a transaction described in Section 351 of the Code. Assuming the MDH Merger so qualifies as a transaction described in Section 351 of the Code, a U.S. holder that exchanges solely MDH Common Stock in the MDH Merger for PubCo Class A Common Stock should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Class A Common Stock received by a U.S. holder in the MDH Merger should be equal to the adjusted tax basis of the MDH Common Stock surrendered in the MDH Merger in exchange therefor and the holding period of the PubCo Class A Common Stock received by a U.S. holder in the MDH Merger should include the holding period of the MDH Common Stock surrendered in the MDH Merger in exchange therefor. To the extent the MDH Merger does not so qualify, then a MDH stockholder that is a U.S. holder generally should recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the PubCo Class A Common Stock (and, if such U.S. holder is also surrendering MDH Warrants, PubCo Warrants) received over (ii) such U.S. holder’s adjusted tax basis in the MDH Common Stock (and MDH Warrants, if any) exchanged therefor. Any such gain would be capital gain, and would be long-term capital gain only if the U.S. holder’s holding period for the MDH Common Stock (and MDH Warrants, if any) exceeds one year at the time of the MDH Merger.
While the parties to the Business Combination Agreement intend for the MDH Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend to report the MDH Merger as so qualifying, the appropriate U.S. federal income tax treatment of the MDH Merger under Section 368(a), and related Sections, of the Code is uncertain because the requirements for qualification of the MDH Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. If the transfer of MDH Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of MDH Warrants generally should not recognize any gain or loss on any such transfer of MDH Warrants, and such U.S. holder’s basis in the PubCo Warrants received should be equal to the U.S. holder’s basis in its MDH Warrants transferred.
If the MDH Merger does not qualify as a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of MDH Warrants could be treated as transferring its MDH Warrants and shares of MDH Common Stock to the Company for PubCo Warrants and PubCo Class A Common Stock in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Class A Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the MDH Warrants and MDH Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange. Alternatively, the exchange of MDH Warrants for PubCo Warrants may be treated as a transaction distinct from the exchange of MDH Common Stock for PubCo Class A Common Stock such that a U.S. holder of MDH Warrants would be treated as exchanging such MDH Warrants for “new” warrants in a taxable exchange. If so treated, a U.S. holder would be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by such U.S. holder immediately following the MDH Merger and the adjusted tax basis of the MDH Warrants held by such U.S. holder immediately prior to the MDH Merger.
While not free from doubt, MDH and the Company intend to report the exchange of MDH Warrants for PubCo Warrants as qualifying as part of a “reorganization” within the meaning of Section 368 of the Code. U.S. holders of MDH Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of MDH Warrants for PubCo Warrants in connection with the MDH Merger.
Redemption of MDH Common Stock
In the event that a U.S. holder of MDH Common Stock exercises its right to have its MDH Common Stock redeemed pursuant to the redemption provisions described in the section of this registration statement captioned “Special Meeting of the Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution.
Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of MDH Common Stock treated as held by the U.S. holder (including any stock constructively owned by the holder as a result of, among other things, owning warrants) relative to all of the shares of MDH Common Stock both before and after the completion of the redemption and the other Transactions. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in MDH or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of MDH Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of warrants. Moreover, the application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption.
In order to meet the substantially disproportionate test, the percentage of MDH’s outstanding voting stock actually and constructively owned by the U.S. holder following the Transactions must, among other requirements, be less than 80% of the percentage of MDH’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the shares of MDH Common Stock actually and constructively owned by the U.S. holder are redeemed or all the shares of MDH Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock.
The redemption of a U.S. Holder’s MDH Common Stock will not be essentially equivalent to a dividend if the Transactions result in a “meaningful reduction” of such U.S. holder’s proportionate interest in MDH. Whether a meaningful reduction in a U.S. holder’s proportionate interest in MDH occurs will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of MDH Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such MDH Common Stock exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the MDH Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the MDH Common Stock would be subject to short-term capital gain treatment. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of MDH Common Stock generally will equal the cost of such shares. A U.S. holder that purchased MDH Units would have been required to allocate the cost between the shares of MDH Common Stock and the MDH Warrants comprising the units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of MDH, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s MDH Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MDH Common Stock. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed MDH Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.
Dividends deemed paid by MDH to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by MDH to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the rates accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the MDH Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
Distributions on PubCo Class A Common Stock
The gross amount of any distribution on PubCo Class A Common Stock generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s PubCo Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Class A Common Stock.
Dividends paid by the Company to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by the Company to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the rates accorded to long-term capital gains.
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants
A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo Securities generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders. The deductibility of capital losses is subject to limitations.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a PubCo Warrant for cash. A U.S. holder’s tax basis in PubCo Class A Common Stock received upon exercise of the PubCo Warrant generally should be an amount equal to the sum of (i) the U.S. holder’s tax basis in the PubCo Warrant exchanged therefor and (ii) the exercise price. The U.S. holder’s holding period for a share of PubCo Class A Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the shares of PubCo Class A Common Stock received would equal the holder’s basis in the PubCo Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the shares of PubCo Class A Common Stock would be treated as commencing on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the shares of PubCo Class A Common Stock would include the holding period of the PubCo Warrants exercised therefor.
It is also possible that a cashless exercise of a PubCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in the surrendered warrants. In this case, a U.S. holder’s tax basis in the shares of PubCo Class A Common Stock received would equal the U.S. holder’s tax basis in the PubCo Warrants exercised (meaning, the PubCo Warrants disposed of by the U.S. holder in the cashless exercise, other than the surrendered warrants) and the exercise price of such PubCo Warrants. It is unclear whether a U.S. holder’s holding period for the shares of PubCo Class A Common Stock would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.

Possible Constructive Distributions
The terms of each PubCo Warrant provide for an adjustment to the number of shares of PubCo Class A Common Stock for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a PubCo Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of shares of PubCo Class A Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the PubCo Class A Common Stock which is taxable to the U.S. holders of such shares as described under “— Distributions on PubCo Class A Common Stock,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from the Company equal to the fair market value of such increased interest.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of MDH Securities or PubCo Securities that is not a U.S. holder, including a nonresident alien individual (other than certain former citizens and residents of the United States ), a non-U.S. corporation, or a non-U.S. estate or trust.
This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding MDH Securities or PubCo Securities.
The MDH Merger
The U.S. federal income tax consequences of the MDH Merger to Non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “— U.S. Holders — The MDH Merger,” above, except that, to the extent the MDH Merger results in a taxable exchange of MDH Common Stock or MDH Warrants, the tax consequences for a Non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the tax consequences of recognizing gain on a sale or other disposition of PubCo Securities described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants,” below.
Redemption of MDH Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s MDH Common Stock pursuant to the redemption provisions described in the section of this registration statement captioned “Special Meeting of the Stockholders — Redemption Rights,” will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s MDH Common Stock, as described under “— U.S. Holders — Redemption of MDH Common Stock,” above.
The tax consequences for a Non-U.S. holder of recognizing gain in such a redemption would be the same as the tax consequences of recognizing gain on a sale or other disposition of PubCo Securities described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants,” below.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, the redemption proceeds will, to the extent paid out of MDH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend for U.S. federal income tax purposes, will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividend is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder in the United States), or (ii) such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds MDH’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in its MDH Common Stock, and thereafter as gain realized, the tax consequences of which would be the same as the tax consequences of recognizing gain on a sale or other disposition of PubCo Securities described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants.”
Dividends paid by MDH to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Distributions on PubCo Class A Common Stock
The gross amount of any distribution on PubCo Class A Common Stock to a Non-U.S. holder will, to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder in the United States), or (ii) such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the Non-U.S. holder’s tax basis in its PubCo Class A Common Stock, and thereafter as gain realized, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of PubCo Securities described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants.”
Dividends paid by the Company to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants
The characterization for U.S. federal income tax purposes of the sale, exchange, redemption or other taxable disposition of a Non-U.S. holder’s PubCo Class A Common Stock and PubCo Warrants will generally correspond to the U.S. federal income tax characterization of such a sale, exchange, redemption or other taxable disposition of a U.S. holder’s PubCo Class A Common Stock and PubCo Warrants, as described under “— U.S. Holders — Sale,Exchange,Redemption or Other Taxable Disposition of PubCo Class A Common Stock and PubCo Warrants,” above. Subject to the discussion below under “— Information

Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income taxes on any gain recognized on any sale, exchange, redemption or other taxable disposition of PubCo Securities, unless:
•
such gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder in the United States); or

•
the Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held the PubCo Class A Common Stock and PubCo Warrants and, in the circumstance in which shares of the PubCo Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of the PubCo Class A Common Stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held the PubCo Class A Common Stock and PubCo Warrants. There can be no assurance that PubCo Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate Non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30 percent (30% (or a lower treaty rate).
With respect to the second bullet point above, we believe the Company currently is not, and do not anticipate it becoming, a USPRHC. Because the determination of whether the Company is a USRPHC depends, however, on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance the Company will not become a USPRHC in the future. If, contrary to our expectation, the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition.
Exercise or Lapse of a PubCo Warrant
The characterization for U.S. federal income tax purposes of the exercise or lapse of a Non-U.S. holder’s PubCo Warrant will generally correspond to the U.S. federal income tax characterization of such an exercise or lapse of a U.S. holder’s PubCo Warrant, as described under “— U.S. Holders — Exercise or Lapse of PubCo Warrant,” above.
The tax consequences for a Non-U.S. holder of recognizing gain on the exercise of a Non-U.S. holder’s PubCo Warrant would be the same as the tax consequences of recognizing gain on a sale or other disposition of PubCo Securities described above under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Class A Common Stock andPubCo Warrants.”
Possible Constructive Distributions
The characterization for U.S. federal income tax purposes of adjustments to the number of shares of PubCo Class A Common Stock for which a PubCo Warrant may be exercised or the exercise price of a PubCo Warrant in certain events will generally correspond to the U.S. federal income tax characterization of such adjustments with respect to a U.S. holder’s PubCo Warrant, as described under “— U.S. Holders — Possible Constructive Distribution,” above.
The tax consequences for a Non-U.S. holder of a constructive distribution would be the same as the tax consequences of receiving a cash distribution from the Company equal to the fair market value of the increased interest in the Company’s assetsor earnings and profits as described under “— Distributions on PubCo Class A Common Stock,” above.

FATCA
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain Non-U.S. holders generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their MDH Common Stock or the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the PubCo Class A Common Stock.
The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
Information Reporting and Backup Withholding
Payments of dividends on the MDH Common Stock and PubCo Class A Common Stock, as well as proceeds of the sale or other taxable disposition of such stock that are made within the United States or through certain U.S.-related financial intermediaries, are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. holder if (i) the U.S. holder is a corporation or other exempt recipient or (ii) the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. holder generally will eliminate the requirement for backup withholding, as well as information reporting with respect to the sale or other taxable disposition of stock within the United States or through certain U.S.-related financial intermediaries, by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

APPRAISAL RIGHTS
Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at MDH Acquisition Corp., 600 N. Carroll Ave., Suite 100, Southlake, Texas 76092, to inform us of his or her request; or
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS
The MDH Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at PubCo’s 2022 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Proposed PubCo Bylaws.
In addition, Proposed PubCo Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to PubCo at our offices at 222 S Riverside Plaza, Suite 950, Chicago, IL 60606, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by PubCo. Nominations and proposals also must satisfy other requirements set forth in Proposed PubCo Bylaws. The Chairman of PubCo Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION
MDH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on MDH at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
MDH Acquisition Corp.
600 N. Carroll Ave., Suite 100
Southlake, TX
76092
Tel: (415) 968-4444
Attn:
If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the special meeting in order to receive them before the special meeting. If you request any documents from                 ,                 will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MDH has been supplied by MDH, and all such information relating to OP Group has been supplied by OP Group. Information provided by either MDH or OP Group does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of MDH for the Special Meeting. MDH has not authorized anyone to give any information or make any representation about the Business Combination, MDH or OP Group that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS
Kirkland & Ellis LLP will pass upon the validity of the securities of PubCo to be issued in connection with the Business Combination offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
Shearman & Sterling LLP will pass upon elements of the discussion contained under the caption “Certain U.S. Federal Income Tax Considerations”. Attorneys at Shearman & Sterling LLP beneficially own less than 3.5% economic interest in the Sponsor of MDH.

EXPERTS
The financial statements of MDH Acquisition Corp. as of December 31, 2020 and for the period from July 9, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, as stated in their report thereon and are included in this registration statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of OP Group Holdings, LLC as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 included in this Proxy Statement/Prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this Proxy Statement/Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, MDH and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of MDH’s annual report to stockholders and MDH’s proxy statement/prospectus. Upon written or oral request, MDH will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that MDH deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that MDH deliver single copies of such documents in the future. Stockholders may notify MDH of their requests by calling or writing MDH at 600 N. Carroll Ave., Suite 100, Southlake, Texas, 76092 (if before the Business Combination) or 222 S Riverside Plaza, Suite 950, Chicago, IL 60606 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR
The transfer agent for MDH’s securities is Continental Stock Transfer & Trust Company.

INDEX TO FINANCIAL STATEMENTS
MDH Acquisition Corp.
OP Group Holdings, LLC and Subsidiaries

MDH ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$369,236	$25,000
Prepaid expenses	102,452	—
Total Current Assets	471,688	25,000
Deferred offering costs	—	197,764
Marketable securities held in Trust Account	276,020,334	—
TOTAL ASSETS	$276,492,022	$222,764
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,072,407	$1,000
Accrued offering costs	5,000	170,314
Warrant liability	17,620,300	—
Advances – related party	52,543	27,450
Total Current Liabilities	18,750,250	198,764
Deferred underwriting fee payable	9,660,000	—
TOTAL LIABILITIES	28,410,250	198,764
Commitments and Contingencies
Class A common stock subject to possible redemption 24,308,177 and no shares subject to possible redemption at December 31, 2020 at redemption value at June 30, 2021	243,081,770	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,291,823 and no shares issued and outstanding (excluding 24,308,177 and no shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	329	—
Class B common stock, $0.0001 par value; 12,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Additional paid-in capital	5,688,579	24,310
Accumulated deficit	(689,596)	(1,000)
Total Stockholders’ Equity	5,000,002	24,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$276,492,022	$222,764
The accompanying notes are an integral part of the unaudited condensed financial statements.

MDH ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating and formation costs	$869,345	$1,279,900
Loss from operations	(869,345)	(1,279,900)
Other (expense) income:
Interest earned on marketable securities held in Trust Account	10,017	20,334
Change in fair value of warrants	(5,155,300)	1,298,200
Transaction costs allocable to warrants	—	(727,230)
Other (expense) income, net	(5,145,283)	591,304
Loss before provision for income taxes	(6,014,628)	(688,596)
Benefit from (provision for) income taxes	—	—
Net loss	$(6,014,628)	$(688,596)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	24,908,708	24,681,022
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,591,292	9,080,502
Basic and diluted net income per share, Non-redeemable common stock	$(0.63)	$(0.08)
The accompanying notes are an integral part of the unaudited condensed financial statements.

MDH ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated deficit)/ retained earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	6,900,000	$690	$24,310	$(1,000)	$24,000
Sale of 21,999,960 shares, net of underwriting discounts, offering expenses and warrant liability	27,600,000	2,760	—	—	248,416,108	—	248,418,868
Proceeds received in excess of fair value for Private Placement Warrants	—	—	—	—	327,500	—	327,500
Class A common stock subject to possible redemption	(24,304,304)	(2,430)	—	—	(243,040,610)	—	(243,043,040)
Change in value of common stock subject to redemption	(604,404)	(61)	—	—	(5,727,308)	(325,982)	(6,053,351)
Net income	—	—	—	—	—	5,326,032	5,326,032
Balance – March 31, 2021	2,691,292	269	6,900,000	690	—	4,999,050	5,000,009
Change in value of Class A common stock subject to possible redemption	600,531	60	—	—	5,688,579	325,982	6,014,621
Net loss	—	—	—	—	—	(6,014,628)	(6,014,628)
Balance – June 30, 2021	3,291,823	$329	6,900,000	$690	$5,688,579	$(689,596)	$5,000,002
The accompanying notes are an integral part of the unaudited condensed financial statements.

MDH ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(688,596)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	(1,298,200)
Interest expense on marketable securities held in Trust Account	(20,334)
Transaction costs allocable to warrants	727,230
Changes in operating assets and liabilities:
Prepaid expenses	(102,452)
Accounts payable and accrued expenses	1,071,407
Net cash used in operating activities	(310,945)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)
Net cash used in investing activities	(276,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000
Proceeds from sale of Private Warrants	6,550,000
Proceeds from promissory note – related party	25,093
Payment of offering costs	(399,912)
Net cash provided by financing activities	276,655,181
Net Change in Cash	344,236
Cash – Beginning of period	25,000
Cash – End of period	$369,236
Non-Cash investing and financing activities:
Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B ordinary shares	$5,000
Initial classification of Class A common stock subject to possible redemption	$243,043,040
Change in value of Class A common stock subject to possible redemption	$38,730
Deferred offering costs included in Deferred underwriting fee payable	$9,660,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MDH Acquisition Corp. (the “Company”) was incorporated in Delaware on July 9, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,550,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants” and together with Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to MDIH Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,550,000, which is described in Note 4.
Transaction costs amounted to $15,612,362, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $432,362 of other offering costs.
Following the closing of the Initial Public Offering on February 4, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders of its outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed business combination or don’t vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 4, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The Company will have until February 4, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Liquidity and Capital Resources
On February 4, 2021, we consummated the Initial Public Offering of 27,600,000 Units, at a price of $10.00 per Unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 6,550,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant generating gross proceeds of $6,550,000.
For the six months ended June 30, 2021, cash used in operating activities was $310,945. Net loss of $688,596 was affected by interest earned on marketable securities held in the Trust Account of $20,334, the change in fair value of warrant liability of $1,298,200. Changes in operating assets and liabilities provided $968,955 of cash for operating activities.
Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $276,000,000 was placed in the Trust Account. We incurred $15,612,362 in transaction costs, including $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $432,362 of other offering costs.
As of June 30, 2021, we had $276,020,334 of marketable securities held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2021, we had $369,236 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to a mutually agreed amount of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual report on Form 10-K, as filed with the SEC on March 31, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for year ended December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At June 30, 2021, the assets held in the Trust Account were substantially held in money market funds, which primarily invest in U.S. Treasury securities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs allocated to the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheets date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a Modified Black-Scholes Option Pricing Model. The Public Warrants (as defined below) for periods where no observable traded price was available are valued using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the Company had a deferred tax asset of approximately $265,000, which had a full valuation allowance recorded against it of approximately $265,000. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020.
The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, Company recorded no income tax expense. The Company’s effective tax rate for the three and six months ended June 30, 2021 was zero, which differs from the expected income tax rate due to the start-up costs (discussed above), which are not currently deductible period.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,350,000 shares in the calculation of diluted income (loss) per common share, since the inclusion of such warrants would be anti-dilutive.
The Company’s statements of operations include a presentation of income (loss) per common share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Class A Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$8,822	$17,908
Net earnings allocable to Class A common stock subject to possible redemption	$8,822	$17,908
Denominator: Weighted Average Class A Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common stock subject to possible redemption	24,908,708	24,681,022
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net loss add Net Earnings
Net loss	$(6,014,628)	$(688,596)
Less: Net loss allocable to Class A ordinary shares subject to possible redemption	(8,822)	(17,908)
Non-Redeemable Net Loss	$(6,023,450)	$(706,504)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	9,591,292	9,080,502
Basic and diluted net loss per share, Non-redeemable common stock	$(0.63)	$(0.08)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of Company’s warrant liabilities does not approximate their carrying amount and, as such, the warrant liabilities are recorded at fair value on the Company’s balance sheets. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, expect for the Warrants (see Note 10).
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant” and, collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,550,000 Private Placement Warrants, at a price of $1.00 per private Placement Warrant, for an aggregate purchase price of $6,550,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On August 17, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. On February 1, 2021, the Company effected a 1.2-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,900,000 Founder Shares outstanding (see Note 7). The Founder Shares included an aggregate of up to 900,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option on February 4, 2021, no Founder Shares are currently subject to forfeiture.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The Sponsor has agreed that, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Advances from Related Party
Through June 30, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. As of June 30, 2021, advances amounting to $52,543 were outstanding, which are currently due on demand. At December 31, 2020, advances amounting to $27,450 were outstanding and due on demand.
Due to Sponsor
At the closing of the Initial Public Offering, on February 4, 2021, the Sponsor over-funded the Company’s operating account in the amount of $600,000. These funds were returned to the Sponsor on February 10, 2021.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 4, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor, a total of up to $10,000 per month for office space, utilities, secretarial and administrative support services. For the three and six months ended June 30, 2021, the Company incurred $20,000 and $50,000 in fees for such services, of which such amount is included in the accrued expenses in the accompanying condensed balance sheets.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to a mutually agreed upon amount of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
and results of its operations, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 1, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) of the Initial Public Offering, will have registration rights requiring the Company to register a sale of any of the securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2021, there were 3,291,823 shares of Class A common stock issued and outstanding, excluding 24,308,177 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue up to 12,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.   WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, it will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require any holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 10 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2021, assets held in the Trust Account were comprised of $276,020,334 in money market funds which are invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any of interest earned on the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	June 30, 2021
Assets:
Marketable securities held in Trust Account	1	$276,020,334
Liabilities:
Warrant Liability – Public Warrants	1	10,087,800
Warrant Liability – Private Placement Warrants	3	7,532,500
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying June 30, 2021 condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
The Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The Public Warrants were initially measured at fair value using a Monte Carlo simulation implementing the Black Scholes Option Pricing Model that is modified to capture the redemption features of the Public Warrants. The primary unobservable inputs utilized in determining the fair value of the Public Warrants are the expected volatility of the common stock and the stock price.
The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market.

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.
The following table presents the quantitative information regarding Level 3 fair value measurements:
	February 4, 2021 (Initial Measurement)	June 30, 2021
Stock price	$9.43	$9.64
Exercise Price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	21.0%	19.0%
Risk-free rate	0.75%	0.96%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	—	—
Initial measurement on February 4, 2021	6,222,500	12,696,000	18,918,500
Transfer to Level 1	—	(12,696,000)	(12,696,000)
Change in fair value	1,310,000	—	1,310,000
Fair value as of March 31, 2021	$7,532,500	—	7,532,500
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the six months ended June 30, 2021 was $12,696,000, when the Public Warrants were separately listed and traded.
NOTE 10.   SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date the unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any additional material subsequent events that would require recognition in these unaudited condensed financial statements or disclosure in the notes to the unaudited condensed financial statements.
Business Combination Agreement
On July 21, 2021, the Company entered into a Business Combination Agreement (as may be amended, restated, supplemented and/or modified, the “Business Combination Agreement”) with Paylink Holdings Inc., a Delaware corporation (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company, Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo, MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub”), CF OMS LLC, a Delaware limited liability company, and OP Group Holdings, LLC, a Delaware limited liability company (“OP Group”). OP Group is a leading company in the online offerings and payment services for vehicle protection plans.
Pursuant to the Business Combination Agreement, among other transactions, MDH Merger Sub will merge with and into Company (the “MDH Merger”), with the Company surviving the MDH Merger as a

MDH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
wholly-owned subsidiary of PubCo. In connection with the MDH Merger, (i) each share of Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share, of the Company outstanding immediately prior to the consummation of the MDH Merger will be converted into one share of Class A common stock, par value $0.001 per share, of PubCo (“PubCo Class A Common Stock”), and (ii) each Warrant of the Company outstanding as of immediately prior to the consummation of the MDH Merger will be exchanged for a warrant exercisable for shares of PubCo Class A Common Stock. The consummation of MDH Merger and the other transactions contemplated by the Business Combination Agreement will result in the reorganization of the combined post-business combination company into an umbrella partnership C corporation (or “Up-C”) structure. Under the Up-C structure, substantially all of the assets and the business of PubCo will be held by OP Group and its subsidiaries, and PubCo’s only assets will consist of its indirect ownership of OP Group common units through the Company and PubCo’s other wholly-owned subsidiaries.
In connection with the proposed business combination, PubCo entered into subscription agreements with certain investors who agreed to purchase in connection with the closing of the business combination an aggregate of 1,500,000 shares of PubCo Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $15,000,000 (the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
The proposed business combination is subject to customary closing conditions, including the approval of the Company’s stockholders, and the consummation of the business combination is expected to occur in the fourth calendar quarter of 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
MDH Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of MDH Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 9, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 9, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 31, 2021

MDH ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current asset – cash	$25,000
Deferred offering costs	197,764
TOTAL ASSETS	$222,764
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,000
Accrued offering costs	170,314
Advances – related party	27,450
Total Current Liabilities	198,764
Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 12,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)	690
Additional paid-in capital	24,310
Accumulated deficit	(1,000)
Total Stockholder’s Equity	24,000
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$222,764

(1)
Included an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 1, 2021, the Company effected a 1.2-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 5).

The accompanying notes are an integral part of the financial statements.

MDH ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 9, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$1,000
Net Loss	$(1,000)
Weighted average shares outstanding, basic and diluted(1)	6,150,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excluded an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 1, 2021, the Company effected a 1.2-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 5).

The accompanying notes are an integral part of the financial statements.

MDH ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JULY 9, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – July 9, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance – December 31, 2020	6,900,000	$690	$24,310	$(1,000)	$24,000

(1)
Included an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 1, 2021, the Company effected a 1.2-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 5).

The accompanying notes are an integral part of the financial statements.

MDH ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 9, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,000
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from advances from – related party	27,450
Payment of offering costs	(27,450)
Net cash provided by financing activities	25,000
Net Change in Cash	25,000
Cash – Beginning	—
Cash – Ending	$25,000
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$170,314
The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MDH Acquisition Corp. (the “Company”) was incorporated in Delaware on July 9, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 9, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.
The registration statements for the Company’s IPO was declared effective on February 1, 2021. On February 4, 2021, the Company consummated the IPO of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 6,550,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to MDIH Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,550,000, which is described in Note 4.
Transaction costs amounted to $15,612,362, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $432,362 of other offering costs.
Following the closing of the IPO on February 4, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 4, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until February 4, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Management’s Plan
Prior to the completion of the IPO, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its IPO at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the IPO. On February 4, 2020, deferred offering costs amounting to $15,612,362 were charged to stockholder’s equity upon the completion of the IPO (see Note 1). As of December 31, 2020, there were $197,764 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be immaterial as of December 31, 2020.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of Class B common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — PUBLIC OFFERING
Pursuant to the IPO, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,550,000 Private Placement Warrants, at a price of $1.00 per private Placement Warrant, for an aggregate purchase price of $6,550,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private

Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 17, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. On February 1, 2021, the Company effected a 1.2-for-1 stock split of its Class B common stock, resulting in an aggregate of 6,900,000 Founder Shares outstanding (see Note 7). The Founder Shares include an aggregate of up to 750,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO (assuming the Sponsor does not purchase any Public Shares in the IPO). As a result of the underwriters’ election to fully exercise their over-allotment option on February 4, 2021, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed that, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Advances from Related Party
For the period from July 9, 2020 (inception) to December 31, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with its formation and the IPO. As of December 31, 2020, advances amounting to $27,450 were outstanding.
Due to Sponsor
At the closing of the IPO, on February 4, 2021, the Sponsor over-funded the Company’s operating account in the amount of $600,000. These funds were returned to the Sponsor on February 10, 2021.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 4, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor, a total of up to $10,000 per month for office space, utilities, secretarial and administrative support services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to a mutually agreed upon amount of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 1, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) of the IPO, will have registration rights requiring the Company to register a sale of any of the securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7 — STOCKHOLDER’S EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.
Class B Common Stock — The Company is authorized to issue 12,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31,2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, it will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require any holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 10 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(in thousands, except for unit data) (unaudited)
Assets:
Cash and cash equivalents	$12,281	$6,544
Finance receivables, net	654,582	562,169
Intangible assets, net	38,104	41,565
Goodwill	41,148	41,148
Property, equipment and software, net	2,205	1,946
Other assets (includes $1 and $89 with related parties as of June 30, 2021 and December 31 2020, respectively)	10,700	2,663
Total assets	$759,020	$656,035
Liabilities, Redeemable Preferred Units and Members’ Equity:
Senior credit facility, net	$432,853	$387,614
Finance accounts payable	155,363	99,752
Senior subordinated notes payable, net due to related parties	12,213	15,160
Accounts payable and accrued expenses (includes $44 and $56 with related parties as of June 30, 2021 and December 31, 2020 respectively)	14,367	6,619
Total liabilities	614,796	509,145
Commitments and Contingencies (Note 6)
Redeemable Series A Preferred Units, 21,000 units authorized, issued and outstanding	21,000	21,000
Members’ equity	123,224	125,890
Total liabilities, redeemable preferred units and members’ equity	$759,020	$656,035
The accompanying notes are an integral part of these condensed consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Six months ended June 30,
	2021	2020
	(in thousands, except per unit data) (unaudited)
Revenue
Finance receivables income	$32,051	$29,522
Commission income	5,971	419
Other income	999	567
Total revenue	39,021	30,508
Operating Expenses
Selling, general and administrative (includes $471 and $472 with related parties for the six months ended June 30, 2021 and 2020, respectively)	27,294	8,701
Depreciation and amortization	3,804	4,070
Bank and credit card charges	2,697	2,529
Provision for finance receivable losses	1,000	1,250
Total operating expenses	34,795	16,550
Operating income	4,226	13,958
Other expenses
Interest expense (includes $865 and $1,002 with related parties for the six months ended June 30, 2021 and 2020, respectively)	6,110	7,538
Total other expenses	6,110	7,538
(Loss) income before income tax provision	(1,884)	6,420
Income tax provision	152	44
Net (loss) income	$(2,036)	$6,376
Basic and dilutive (loss) earnings per unit	$(1.90)	$5.95
Weighted average Series A common units outstanding	1,072	1,072
The accompanying notes are an integral part of these condensed consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY
(in thousands, except for unit data)
(unaudited)
	Redeemable Series A Preferred Units		Series A Common Units
	Units	Amount	Units	Amount	Total Members’ Equity
Balance at December 31, 2019	21,000	$21,000	1,072,000	$119,482	$119,482
Distributions	—	—	—	(3,270)	(3,270)
Equity-based compensation	—	—	—	32	32
Net Income	—	—	—	6,376	6,376
Balance at June 30, 2020	21,000	$21,000	1,072,000	$122,620	$122,620
Balance at December 31, 2020	21,000	$21,000	1,072,000	$125,890	$125,890
Distributions	—	—	—	(630)	(630)
Net (Loss)	—	—	—	(2,036)	(2,036)
Balance at June 30, 2021	21,000	$21,000	1,072,000	$123,224	$123,224
The accompanying notes are an integral part of these condensed consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six months ended June 30,
	2021	2020
	(in thousands) (unaudited)
Cash flows from operating activities
Net (loss) income	$(2,036)	$6,376
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity based compensation expense	—	32
Provision for finance receivable losses	1,000	1,250
Depreciation and amortization	3,804	4,070
Amortization of deferred financing costs	340	345
Changes in operating assets and liabilities:
Other assets	(7,923)	(431)
Accounts payable and accrued expenses (includes $(12) and $2,642 with related parties for the six months ended June 30, 2021 and 2020, respectively)	7,748	(498)
Net cash provided by operating activities	2,933	11,144
Cash flows from investing activities
Net change in finance receivables	(93,413)	(29,344)
Purchase of property, equipment and software	(716)	(489)
Net cash (used in) investing activities	(94,129)	(29,833)
Cash flows from financing activities
Proceeds from (payments on) senior credit facility	46,000	(17,000)
Payments on term loan	(1,049)	(1,049)
Payments on senior subordinated notes payable with related parties	(3,000)	—
Net change in finance accounts payable	55,612	33,751
Payments of deferred financing costs	—	(15)
Distributions to related parties	(630)	(608)
Net cash provided by financing activities	96,933	15,079
Net change in cash and cash equivalents	5,737	(3,610)
Cash and cash equivalents – beginning of period	6,544	11,349
Cash and cash equivalents – end of period	$12,281	$7,739
Supplemental disclosure of non-cash flow activities
Distributions accrued but not yet paid to related parties	$—	$2,703
Supplemental disclosure of cash flow information
Cash paid for Interest expense	$5,442	$7,659
The accompanying notes are an integral part of these condensed consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
NOTE 1 — DESCRIPTION OF BUSINESS
General
OP Group Holdings, LLC is a Delaware Limited Liability Company formed on January 31, 2017. OP Group Holdings, LLC and its consolidated subsidiaries (collectively “OP Group” or the “Company”) operate under two segments: (i) Payment Services and (ii) Digital Platform. Payment Services originates and services payment plan agreements to purchase Vehicle Service Contracts (“VSCs”) from third-party marketing entities, dealers, sellers, or other counterparties and also provides payment plan agreements for sellers and administrators of home service contracts. Digital Platform sells mechanical breakdown insurance (“MBI”) and VSCs under multiple brands primarily through an online platform. One of the Company’s subsidiaries, a California corporation, also finances MBI premiums originated in the state of California.
The Company currently operates in the United States and Canada and is headquartered in Chicago, Illinois.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which it holds a controlling financial interest through being the primary beneficiary or through holding a majority of the voting interest. All intercompany balances and transactions have been eliminated in consolidation.
The accompanying condensed consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth by the Financial Accounting Standards Board (“FASB”) and its Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) as well as the rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020 and the related notes to the audited consolidated financial statements, which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of December 31, 2020 included on the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of Management, reflect all adjustments, which include all normal recurring adjustments necessary for a fair statement of the Company’s financial position as of June 30, 2021 and the results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.
Use of Estimates
The preparation of financial statements, in conformity with U.S. GAAP, requires the management of OP Group to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates and may have a material impact on the condensed consolidated financial statements. Items subject to such estimates include the estimated life of financed VSCs, the level of the allowance for finance receivable losses, assets acquired and liabilities assumed in business combinations, the recoverability of goodwill and other

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
intangible assets, as well as property, equipment and software, and inputs into the valuation of equity-based compensation awards. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable.
Deferred public offering costs
Deferred offering costs, which consist of direct incremental legal and accounting fees relating to the Company becoming a publicly traded company are capitalized. The deferred offering costs will be offset against the proceeds of becoming a publicly traded company upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of June 30, 2021, and December 31, 2020, $3.8 million and $0 offering costs were deferred and included in other assets on the condensed consolidated balance sheets, respectively.
Finance Receivables, net
Finance receivables, net are classified as held for investment. Finance receivables, net are carried at amortized cost, which consist of the principal amount outstanding, net of cancellation reserves and the allowance for finance receivable losses. Financial receivables, net are also presented net of deferred unearned revenue in the Company’s condensed consolidated balance sheets.
OP Group acquires VSC payment plans from counterparties at a discount from the face amount of the payment plan. Each payment plan is classified as a finance receivable in the accompanying condensed consolidated balance sheets and permits a consumer to purchase a VSC by making installment payments, generally for a term up to 36 months or on a month-to-month basis. Month-to-month contracts are optionally renewable by the consumer on a monthly basis. The consumers may renew by continuing to pay the monthly charge. OP Group then collects the payments from the consumers. In acquiring the payment plans, OP Group generally advances a portion of the purchase price or expected future payments to the seller of the VSC and the administrator of the VSC.
OP Group also originates VSC payment plans directly through Digital Platform. A portion of the commission earned by Digital Platform is recorded as a discount from the face amount of the payment plan. OP Group advances a portion of the purchase price to the administrator of the VSC.
Consumers are allowed to voluntarily cancel the VSC at any time and are generally entitled to receive a refund from the seller or administrator of the unearned portion of the VSC at the time of cancellation. As a result, while OP Group does not owe any refunds to the consumers, it also does not have any recourse against the consumer for nonpayment of a payment plan and, therefore, does not evaluate the creditworthiness of the individual consumer. If a consumer stops making payments on a payment plan, or exercises the right to voluntarily cancel the VSC, the VSC seller and administrator are each obligated to refund to OP Group the amount necessary to make OP Group whole as a result of the Company advancing a portion of the VSC purchase price, or expected future payments, to the seller and administrator.
Cancellation reserves are amounts not advanced to individual VSC sellers or administrators and are used to offset future cancellation obligations of the VSC sellers or administrators. The cancellation reserves are included in the contractual agreements with the sellers or administrators, and the Company typically has discretion to adjust the amount of the cancellation reserves. To the extent that the seller cancellation reserves are not sufficient to cover expected cancellations, the shortfall is guaranteed at various levels by contractual arrangements with the sellers, administrators and insurance carriers whose policies insure the VSC. Amounts due from the sellers, administrators or insurance carriers under such arrangements are considered counterparty receivables. The Company’s ability to collect on counterparty receivables is dependent on the third-parties’ ability to pay. As a result, the Company establishes an allowance for finance receivable losses which is included in the finance receivables, net.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
In addition to having cancellation reserves, OP Group maintains control of certain amounts paid to VSC administrators and sellers. In some cases, OP Group may also require collateral or guarantees by the principals of the counterparties to secure these obligations. OP Group also has the contractual right to offset unpaid cancellation obligations against amounts OP Group would otherwise advance to the counterparties. Finally, VSC programs are typically backed by a third-party insurance carrier. In the event that the administrator does not fulfill its obligations to the consumer or to OP Group, the third-party insurance carrier is obligated to pay the amounts due upon cancellation of the VSC. OP Group incurs losses when it is unable to recover all funds due by counterparties upon cancellation of the underlying VSC or provides strategic concessions to counterparties.
The portfolio of finance receivables consists of small-balance homogenous contracts that are evaluated in aggregate for impairment. Delinquencies are reported on a contractual basis. When a consumer becomes greater than 30 days delinquent, OP Group will automatically cancel the VSC. When the VSC is cancelled, OP Group will begin the process of collecting the cancellation obligation from the counterparties. Finance receivables that are deemed uncollectible from the counterparties are charged-off against the allowance for finance receivables. The amount charged-off is the remaining balance of the contract, after application of the net proceeds from the liquidation of the finance receivables.
The Company’s charge-off policy states that (i) after all collection efforts have been exhausted, (ii) the finance receivable is deemed to be a loss and (iii) the amount has been determined, the loss amount will be charged to the allowance for finance receivable losses.
Management considers the portfolio of finance receivables to be homogenous, and accordingly, the credit performance is analyzed primarily in the aggregate rather than stratification by any particular credit quality indicator. Management evaluates the adequacy of the allowance for finance receivable losses by examining current delinquencies, historical loss trends, and estimated future cancellations of VSCs. Management evaluates the adequacy of the allowance for finance receivable losses, based on current delinquencies, financial strength of counterparties, the Company’s current relationship status with the counterparties, and other relevant factors. As conditions change, the level of provisioning and/or allowance for finance receivable losses may change. Management believes the assumptions pertaining to the collection of VSC counterparty receivables are reasonable and the current allowance for finance receivable losses established is appropriate given management’s estimate of probable incurred losses. Receivable losses are charged-off against the allowance for finance receivable losses, while recoveries are credited to the allowance for finance receivable losses. A provision for finance receivable losses is included in operating expenses based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
Debt and Deferred Debt Financing Costs on Senior Notes, net
The Company capitalizes certain costs associated with obtaining, refinancing and amending its debt.
Costs incurred in connection with term debt are recognized as debt issuance costs, net of related amortization, and are presented as a direct deduction from the carrying value of the related debt. The costs related to the Senior term note are amortized over the term of the financing arrangement using the effective interest method, and the costs related to the Senior revolving credit facility are amortized over the term of the financing arrangement using a straight-line method.
Amortization of debt issuance costs is recorded as a component of interest expense in the condensed consolidated statements of operations.
Fair value measurements
Assets and liabilities recorded at fair value on a recurring basis are categorized based upon the level of judgment associated with inputs used to measure their fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
The Company estimates fair value by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1:   Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.
Level 2:   Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; inputs to the valuation methodology include quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs to the valuation methodology that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3:   Inputs to the valuation methodology are unobservable and may be significant to the fair value measurement.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When there is more than one input at different levels within the hierarchy, the fair value is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Assessment of the significance of a particular input, to the fair value measurement in its entirety, requires substantial judgment and consideration of factors specific to the asset or liability. Level 3 inputs are inherently difficult to estimate. Changes to these inputs can have a significant impact on fair value measurements. Assets and liabilities measured at fair value using Level 3 inputs are based on one or more of the following valuation techniques: market approach, income approach or cost approach.
The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels at the end of each reporting period. During the six months ended June 30, 2021 and 2020, there were no transfers between levels in the fair value hierarchy.
The Company considers the carrying amounts of cash and cash equivalents, finance receivables, and accounts payable to approximate fair value because of the relatively short period of time between the origination of these instruments and their expected realization or payment.
Revenue Recognition and Deferred Unearned Revenue
OP Group administers, services and maintains payment plan programs for purchasers of VSCs to pay the aggregate sales price of a vehicle service contract on an installment basis to various selling parties (e.g. dealerships). The payment plan terms for the contracts financed by OP Group vary in length from six up to 36 months, and, for the six months ended of June 30, 2021 the contracts financed by OP Group had an average contractual term of approximately 23 months. The Company also has advances on payment plans which are considered month-to-month contracts. They have a contractual term of one month and are renewable on a month-to-month basis. The VSC and related payment plan agreement can be cancelled at any time by the consumer. The Company can cancel if the consumer stops making monthly payments.
These payment plans are accounted for as finance receivables and the Company earns a fee (the “Discount Amount”) based on the contract characteristics as consideration for financing these contracts to purchasers of the VSCs. OP Group has agreements with third-party sellers and administrators. Under these agreements, the discount is contractually earned at predetermined rates. The Company recognizes income from the payment plan programs using the effective interest rate method (“EIR”). Based upon ASC 310, Receivables, the EIR can either be calculated using the contractual life of a receivable or the contractual life adjusted for prepayments. The Company considers characteristics such as receivable type, receivable size, discount amount, finance term, and prepayment history of receivables in determining the adjusted lives given the Company holds a large number of similar receivables. The Company recognizes income using the EIR over

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics.
Through the Digital Platform segment, the Company sells MBI and VSC policies directly to consumers. The obligor of the MBI and VSC policies is a third party and the Company does not have any claims risk for the policies. Consumers have the option to pay the full retail price at the time of sale or to make an initial payment and enter into a payment plan agreement. The Company earns a portion of the retail cost as commission with the remainder payable to the obligor of the policies and other service providers as applicable. When the consumer enters into a payment plan, a portion of the commission earned by Digital Platform is recorded as a discount and recognized as income using the EIR described above. The Company recognizes the remainder of the commission (less an estimate of the commission that will not be earned due to early cancellation by the consumer) in the month the contract is effective; none of the revenue is deferred. The estimate of commission that will not be earned due to early cancellation is determined based on historical data as well as current trends. The Company does not have any performance obligations under the policies after the effective date. The Company is responsible for providing pro rata refunds to consumers when policies are cancelled and the consumer has prepaid for coverage that will not be used. Costs incurred to obtain and fulfill the contract are expensed as incurred.
Finance Accounts Payable
Finance accounts payable represent contractual amounts owed to VSC administrators and sellers for VSC payment plans provided for consumers. Accordingly, the Company remits these amounts on the respective contract based on the contractual relationship between the Company and the administrators and sellers. Typically, these terms require payment after the Company has received the first payment from the consumer on the payment plan.
JOBS Act Accounting Election
The Company is provided the option to adopt new or revised accounting guidance under the requirements provided to an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. The Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities.
Impact of COVID-19
Due to the novel strain of coronavirus, commonly referred to as COVID-19 (“COVID-19”) and the uncertainty of the extent of the impacts related thereto, certain estimates and assumptions may require increased judgment. The COVID-19 pandemic is currently impacting the United States and many countries around the world. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain and the Company is unable to estimate the full impact at this time.
The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will further impact the Company’s business, results of operations and financial condition, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
Recently Adopted Accounting Standards
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework  —  Changes to Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”) which eliminates, adds, and modifies certain disclosure requirements for fair value measurements. The guidance eliminates disclosures such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and valuation processes for Level 3 fair value measurements. The ASU also adds new disclosure requirements for Level 3 measurements. The Company adopted ASU 2018-13 on January 1, 2020. The adoption of the guidance did not have a significant impact on the Company’s disclosures.
Accounting Standards Issued but Not Yet Adopted
In June 2016, the FASB issued amendments on ASU 2016-13, Financial Instruments  —  Credit Losses (Topic 326) (“ASU 2016-13”). The amendments will replace the incurred loss impairment methodology in U.S. GAAP with a methodology that measures expected credit losses based on historical experience, current conditions and a reasonable and supportable forecast. This amendment is generally referred to as the current expected credit loss (“CECL”) standard. The amendments in this standard will be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. In addition, the entities are required to use a prospective transition approach for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination and for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal periods, for non-public entities and smaller reporting companies (“SRCs”)”) that choose to take advantage of the extended transition periods. The Company is in the process of evaluating this guidance and expects the adoption of the guidance may result in an increase in the allowance for finance receivable losses given the requirement to assess losses for the entire estimated life of the financial asset. The Company is currently evaluating the impact this ASU will have on its condensed consolidated financial statements. The Company plans to adopt ASU 2016-13 effective as of January 1, 2023.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), revising an entity’s accounting for operating leases by a lessee which requires a lessee to recognize a liability to make lease payments and an asset representing its right to use the underlying asset for the lease term in the condensed consolidated balance sheets. The distinction between finance and operating leases has not changed, and the update does not significantly change the effect of finance and operating leases on the condensed consolidated statements of operations and the condensed consolidated statements of cash flows. The standard will also require additional qualitative and quantitative disclosures. This update was originally effective for annual reporting periods beginning on or after December 15, 2020. In June 2020, the FASB issued ASU 2020-05 that deferred the effective date for non-public entities and SRCs that choose to take advantage of the extended transition periods to annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASU 2016-02 requires adoption on a modified retrospective basis with initial application at the beginning of the earliest period presented or the beginning of the period of adoption. The Company is currently evaluating the impact the adoption of this standard and its related amendments will have on its condensed consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) which simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. Under ASU 2017-04, a company should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The ASU will be effective for the Company for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
on testing dates after January 1, 2017. The Company is currently evaluating the impact the adoption of this standard will have on its condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software — (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which requires a customer in a hosting arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets or expense as incurred. The standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021 for non-public entities and SRCs. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs after the date of adoption. The Company is currently evaluating the impact the adoption of this standard will have on its condensed consolidated financial statements.
In March 2020 and January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”) and ASU 2021-01, Reference Rate Reform (Topic 848): Scope (“ASU 2021-01”), respectively. Subject to meeting certain criteria, both of the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the LIBOR by the end of 2021. Both standards were effective upon issuance, and an entity may elect to adopt them through December 31, 2022 based on applying as of the beginning of an interim period up to the date that the financial statements are available to be issued. Once elected, the provisions of both standards must be applied prospectively for all similar eligible contract modifications. The Company is currently identifying arrangements referenced to rates, such as U.S. dollar LIBOR, that are expected to be discontinued and is evaluating the Company’s options for modifying such arrangements in accordance with the standard. The Company expects to adopt ASU 2020-04 and ASU 2020-01 but has not yet elected an adoption date.
In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“ASU 2020-10”), which clarifies the Codification or corrects unintended application of guidance by improving the consistency of the Codification for disclosure on multiple topics. This ASU is effective for the annual period beginning after December 15, 2021, and interim periods within annual periods beginning after December 31, 2022 and should be applied on a retrospective basis for all periods presented. Early adoption is permitted. The Company expects to adopt this guidance but has not yet elected an adoption date.
NOTE 3 — FINANCE RECEIVABLES AND ALLOWANCE FOR FINANCE RECEIVABLE LOSSES
Finance receivables as of June 30, 2021 and December 31, 2020 consisted of the following:
	June 30, 2021	December 31 2020
	(in thousands)
Finance receivables	$725,293	$623,924
Receivables from counterparties	14,212	14,894
Deferred unearned revenue	(28,521)	(23,561)
Cancellation reserve	(48,605)	(46,291)
Allowance for finance receivable losses	(7,797)	(6,797)
Finance receivables, net	$654,582	$562,169
The following table shows the finance receivables based on the AM Best rating of the third-party insurance carrier and whether or not the VSC has been cancelled. The aging buckets shown below represent the number of days from the scheduled cancel date to June 30, 2021 and December 31, 2020. All finance receivables not cancelled are current or less than 30 days past due.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
Total Portfolio as of June 30, 2021 (in thousands)
	Cancelled Finance Receivables
AM Best Rating	0 – 59 Days Past due	60 – 89 Days Past due	90+ Days Past due	Total Past Due	Receivables Not Cancelled	Total
A+	$453	$61	$3	$517	$10,965	$11,482
A	10,655	464	692	11,811	280,670	292,481
A-	21,429	494	152	22,075	374,670	396,745
Not Rated	1,653	4	(6)	1,651	22,934	24,585
Total	$34,190	$1,023	$841	$36,054	$689,239	$725,293
Total Portfolio as of December 31, 2020 (in thousands)
	Cancelled Finance Receivables
AM Best Rating	0 – 59 Days Past due	60 – 89 Days Past due	90+ Days Past due	Total Past Due	Receivables Not Cancelled	Total
A+	$374	$107	$69	$550	$9,362	$9,912
A	10,555	308	368	11,231	261,905	273,136
A-	15,770	604	188	16,562	298,333	314,895
Not Rated	1,575	12	—	1,587	24,394	25,981
Total	$28,274	$1,031	$625	$29,930	$593,994	$623,924
The Company has established and monitors counterparty concentration limits in order to manage its collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and other factors including financial evaluation, reserve requirements and distribution of concentrations for VSC administrators and VSC sellers. OP Group had nine counterparties that represented approximately 50% of total finance receivables as of both June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021 and December 31, 2020, three counterparties, which were under common control, accounted for 10.9%, 10.7%, and 7.3% and 12.0%, 8.9%, and 5.7%, of the Company’s finance receivables, respectively. No other counterparty represented more than 10% of the Company’s finance receivables as of June 30, 2021 or December 31, 2020.
The Company has exposure to finance receivables in 50 states and the District of Columbia. As of June 30, 2021 and December 31, 2020, the Company had one state, the State of Texas, that represented 12.3% and 12.9% of the Company’s finance receivables, respectively, which the Company determined to represent a significant concentration in finance receivables as it was greater than 10%.
Allowance for finance receivable losses as of June 30, 2021 and June 30, 2020, consisted of the following:
	June 30,
	2021	2020
	(in thousands)
Beginning balance	$6,797	$6,697
Provision for finance receivable losses	1,000	1,250
Charge-offs during year	—	(1,200)
Ending balance	$7,797	$6,747

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
NOTE 4 — DEBT
Senior Credit Facility
The Company has a senior credit agreement (the “Senior Credit Facility”) with a syndication of banks. The Senior Credit Facility consists of a $450.0 million revolving line of credit (the “Senior revolving credit facility”) and a $25.0 million term note payable (the “Senior term note”). The Senior Credit Facility allows for an increase of up to $100.0 million to the Senior revolving credit facility, subject to an increased commitment from the existing lenders or from new approved lenders. The collateral for the Senior Credit Facility is substantially all assets of OP Group and its subsidiaries. Borrowings under this agreement are based on certain amounts of eligible financed receivables as defined in the agreement.
As of June 30, 2021, and December 31, 2020, $6.3 and $7.3 million, respectively, were outstanding on the term loan. As of June 30, 2021, and December 31, 2020 $428.0 million and $382.0 million, respectively, were outstanding on the Senior revolving credit facility. These outstanding amounts are included in the Senior credit facility in the condensed consolidated balance sheets.
The Senior Credit Facility’s maturity date is the earlier of December 30, 2023 or 180 days prior to the Senior Subordinated Second Lien Notes with Related Parties (defined below) maturity date. In connection with obtaining its Senior Credit Facility from inception to date, the Company capitalized costs of $5.1 million and $5.1 million as of June 30, 2021 and December 31, 2020, respectively. All capitalized fees, net of amortization, are reflected as a reduction in the carrying value of the Senior Credit Facility. The unamortized deferred financing costs amounted to $1.4 million and $1.7 million as of June 30, 2021 and December 30, 2020, respectively, and are presented as a reduction in the Senior Credit Facility in the condensed consolidated balance sheets.
Interest payments are due on a monthly basis at a rate of One Month Libor + 2.25% and the agreement is subject to unused balance fees equal to 0.25%. The Company incurred $4.8 million and $6.0 million of interest expense on the revolving credit portion of the Senior Credit Facility, for the six months ended June 30, 2021 and 2020, respectively. Of the interest expense incurred on the Senior Credit Facility, the amounts incurred on the term loan were $0.1 million and $0.2 million during the six months ended June 30, 2021 and 2020, respectively.
Senior Subordinated Lien Notes with Related Parties
Certain of the Company’s subsidiaries are obligors of senior subordinated lien notes. The senior subordinated lien notes are entered into with related parties, one directly with one of the two members of the Company and one with a beneficial owner of the other member of the Company (the “Senior Subordinated Lien Notes with Related Parties”). The Senior Subordinated Lien Notes with Related Parties are secured by a perfected second priority lien on the assets of the Company and are subordinated to the Senior Credit Facility. The Senior Subordinated Lien Notes with Related Parties are presented net of unamortized deferred financing costs in the consolidated balance sheets. The Company capitalized $1.6 million and $1.6 million in connection with the issuance of these notes payable from inception to date as of June 30, 2021 and December 31, 2020 respectively. Interest is paid quarterly for both notes at a rate of 12.0% and the principal is due at the maturity date of the earlier of July 7, 2022 or six months after the stated maturity of the Senior Credit Facility.
The Company recognized less than $0.1 million and less than $0.1 million of amortization expense relating to deferred financing costs for the six months ended June 30, 2021 and 2020, respectively. The unamortized deferred financing costs on the Senior Subordinated Lien Notes with Related Parties were $0.1 million and $0.2 million as of June 30, 2021 and December 31, 2020, respectively, and are presented as a reduction of the Senior subordinated notes payable with related parties on the condensed consolidated

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
balance sheets. The Company incurred $0.8 million and $0.9 million of related party interest expense on the Senior Subordinated Lien Notes with Related Parties for the six months ended June 30, 2021 and 2020, respectively.
Covenants
The Senior Credit Facility contains affirmative and negative covenants customary for these types of credit arrangements. The Senior Credit Facility also contains financial covenants requiring the maintenance of certain levels of equity and income. The Senior Credit Facility allows for payments of principal of the senior subordinated debt only to the extent that an event of default does not exist on the senior debt or would be created by making such payments. Distributions to members are permitted to cover tax obligations. Additional distributions are subject to bank covenant restrictions. As of and for the six months ended June 30, 2021, and as of and for the year ended December 31, 2020, substantially all of the Company’s condensed consolidated balance sheets and condensed consolidated statements of operations were comprised of the subsidiary which is the entity that is subject to distribution restrictions.
As of June 30, 2021, the Company was in compliance with all covenants.
Future Payments
Future required payments under long-term borrowings are as follows for years ending December 31:
Amount (in thousands)
2021 (For the remaining 6 Months)	$1,049
2022	445,563
2023	—
2024	—
2025	—
Thereafter	—
Total	$446,612
As of June 30, 2021, and December 31, 2020, the Company determined that the carrying amounts approximate fair value for its Senior Credit Facility and Senior Subordinated Lien Notes with Related Parties.
NOTE 5 — RELATED PARTY TRANSACTIONS
The Company has two separate management services agreements with related parties. The agreements have a five-year term and mature on April 28, 2022. The agreements each call for monthly payments for management advisory services in the amount of less than $0.1 million, plus less than $0.1 million for reimbursement of expenses incurred, for each agreement. Payments are subject to compliance with all debt agreements. Under the agreements, management services consist of advising the Company on financial and strategic matters, market assessments and operational matters. The Company incurred and paid $0.5 million and $0.5 million of management services and fees related to third-parties for the six months ended June 30, 2021 and 2020, respectively, which are included in selling, general and administrative expenses on the condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020 the Company recorded $0 and less than $0.1 million, respectively, of prepaid management services expenses in other assets and less than $0.1 million and less than $0.1 million, respectively, of accrued management services expenses in accounts payable and accrued expenses in the Company’s condensed consolidated balance sheets.
The spouse of the Company’s Chief Executive Officer leases an office space to the Company for which the Company pays rent. The rental expense incurred on this leased space was less than $0.1 million during

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
both the six months ended June 30, 2021 and 2020. As of June 30, 2021, and December 31, 2020, the Company recorded less than $0.1 million and less than $0.1 million, respectively, of accrued rental expense in accounts payable and accrued expenses in the Company’s condensed consolidated balance sheets. Additionally, the spouse of the Company’s Controller provides legal services to the Company. These legal expenses incurred for the six months ended June 30, 2021 and 2020 were less than $0.1 million and $0.1 million, respectively. As of June 30, 2021 the Company recorded less than $0.1 million of accrued legal expenses in accounts payable and accrued expenses in the Company’s condensed consolidated balance sheets.
Certain of the Company’s subsidiaries are obligors of the Senior Subordinated Lien Notes with Related Parties. Refer to Note 4, Debt for further detail.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Lease Commitments
The Company conducts operations in leased facilities in Chicago, Illinois. In 2019, the Company entered into a ten-year lease agreement that runs from September 1, 2019 through October 31, 2029. The Company leases another office space under a ten-year lease, beginning August 1, 2015 with the right to renew the lease for an additional five years. The Company entered a sublease agreement on May 30, 2019, to sub-lease the space for the remainder of the lease term. Total office space leased by the Company is approximately 24,500 square feet.
The occupancy costs for such office facilities, net of sublease income, were $0.3 million and $0.3 million for the six months ended June 30, 2021, and 2020 respectively. These amounts are included in selling, general and administrative expenses on the condensed consolidated statements of operations.
As of June 30, 2021, future minimum rental payments required by these non-cancelable operating leases (excluding the renewal option) are as follows for years ending December 31:
Amount (in thousands)
2021 (Remaining six months)	$487
2022	990
2023	1,016
2024	1,042
2025	884
2026	648
Thereafter	1,864
$6,931
The future sublease payments due to the Company per the sub-lease agreement are as follows for years ending December 31:
Amount (in thousands)
2021 (Remaining six months)	$196
2022	400
2023	412
2024	424
2025	216
Thereafter	—
$1,648

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
Licensing Agreements
The Company has committed to licensing certain software for use in its business. Such commitments are over a five-year period, from October 15, 2019, through October 14, 2024. Future remaining annual payments for the licensing of such software are approximately $0.4 million.
During the period from January 2021 through May 2021, the Company entered into multiple long-term agreements to expand brand awareness of its Digital Platform segment. These agreements expire at various dates through the year ending December 31, 2024, and each can be terminated upon notice without penalty. Through June 30, 2021, the Company paid $5.4 million of fees under these agreements. In August 2021, the Company terminated one of the agreements. The maximum future payments the Company will make under these agreements, if they are not terminated, is $3.8 million through the year ending December 31, 2024.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the condensed consolidated financial statements.
NOTE 7 — SEGMENT INFORMATION
The Company’s chief operating decision maker (“CODM”) regularly reviews segment revenues, as well as earnings (loss) before interest expense, income taxes, and depreciation and amortization expense (“EBITDA”), to evaluate the Company’s performance and allocate resources across the Company’s segments. Results of operations and selected financial information by segment and reconciliation to the condensed consolidated financial statements for the six months ended June 30, 2021 and 2020 was as follows:
	Six months ended June 30, 2021
	Payment Services	Digital Platform	Total Consolidated
	(in thousands)
Revenue	$33,050	$5,971	$39,021
Operating expenses (excluding depreciation and amortization)	12,818	18,173	30,991
EBITDA	20,232	(12,202)	8,030
Depreciation and amortization	3,549	255	3,804
Interest expense	6,110	—	6,110
Income (loss) before income tax provision	$10,573	$(12,457)	$(1,884)
	Six months Ended June 30, 2020
	Payment Services	Digital Platform	Total Consolidated
	(in thousands)
Revenue	$30,089	$419	$30,508
Operating expenses (excluding depreciation and amortization)	10,834	1,646	12,480
EBITDA	19,255	(1,227)	18,028
Depreciation and amortization	4,036	34	4,070
Interest expense	7,538	—	7,538
Income (loss) before income tax provision	$7,681	$(1,261)	$6,420

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
For the six months ended June 30, 2021 and 2020, two sellers, which are under common control, accounted for 13.2% and 6.8%, and 16.6% and 4.8%, respectively, of the Company’s consolidated revenues. No other seller accounted for more than 10% of the Company’s consolidated revenue for the six months ended June 30, 2021 and 2020.
NOTE 8 — REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY
Authorized, issued, and outstanding units
As of June 30, 2021, and December 31, 2020, there are 1,072,000 Series A Common Units authorized, issued, and outstanding, and 21,000 Series A Preferred Units authorized, issued, and outstanding.
Series A Preferred Units
The Series A Preferred Units feature a redemption right that is considered to be outside of the Company’s control and therefore the redeemable preferred units are accounted for as temporary equity on the condensed consolidated balance sheets. The Series A Preferred Units are redeemable for Common Units upon the board of directors’ (“BOD”) election or upon the occurrence of a Sale Transaction. A “Sale Transaction” means a bona fide arm’s length transaction with any person (other than the Company, any subsidiary of the Company, its members, or any affiliate of the foregoing) involving: (a) the direct or indirect acquisition (whether by sale, merger, issuance or otherwise) of Units representing a majority of the Series A Common Units by such person, or such persons acting in concert, by means of any transaction or series of related transactions in which outstanding equity of the Company is exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by such acquiring person or any subsidiary of such acquiring person, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries. Upon the BOD’s election to redeem Series A Preferred Units, consent is required from its Members in order to effect the redemption, and is thus not considered solely within the Company’s control. The Series A Preferred Units do not have voting or conversion rights, however, in their capacity as Series A Preferred Unitholders, they are entitled to receive net profits (losses) allocated pari passu to the Members.
Upon the occurrence of a liquidation, any and all property and assets, whether real or personal, tangible or intangible, or otherwise of the Company shall be distributed in the following order and priority: (a) to pay all creditor claims and expenses of the liquidation event; (b) to establish reserves for contingent or unforeseen liabilities or obligations of the Company, as the BOD deems reasonably necessary; and (c) to the Members in accordance with the following order and priority: (i) to the members, to the extent of and in proportion to, each holders’ then-outstanding unreturned Series A Preferred Unit capital contribution balance; and thereafter (ii) the remainder to the holders of Series A Common Units in proportion to their respective interests.
The Company accounts for its Series A Preferred Units subject to possible redemption in accordance with the guidance in ASC 480 Distinguishing Liabilities from Equity. Conditionally redeemable Series A Preferred Units are classified, as temporary equity. If the Series A Preferred Units are probable of becoming redeemable, the Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. In doing so, the Company views the end of the reporting period as if it were the redemption date. Increases or decreases in the carrying amount of redeemable Series A Preferred Units are affected by charges against or credits to accumulated other comprehensive loss with credits being recognized only to the extent of previous charges. The Series A Preferred Units are redeemable upon the BOD’s election or upon the occurrence of a sale transaction. Accordingly, as of June 30, 2021 and December 31, 2020, the Series A Preferred Units were classified outside of permanent equity.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
As of June 30, 2021 and December 31, 2020, the balance recorded in temporary equity related to Series A Preferred Units was $21.0 million. As of June 30, 2021 and December 31, 2020, the carrying amount of the Series A Preferred Units were not accreted as it was not probable that the Series A Preferred Units would become redeemable.
Members distributions
Members distributions generally represent reimbursement of the tax liability passed through to members of the Company as a result of the taxable income generated by OP Group.
Series A Common Units
Series A Common Units are entitled to: one vote for each Series A Common Unit; distributions from OP Group’s operations and dispositions of OP Group’s assets, at such times and in such amounts as approved by the BOD, in the proportion of units held to the total units issued and outstanding; and liquidating distributions, as approved by the BOD, in the proportion of units held to the total units issued and outstanding.
NOTE 9 — EARNINGS PER UNIT
Basic earnings per unit is calculated as the sum of net (loss) income divided by the weighted average number of units of Common Units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of preferred stock using the “treasury stock” method to the extent they are dilutive.
The following table sets forth the computation of basic and diluted earnings per unit.
	Six Months Ended June 30,
	2021	2020
	(in thousands, except per unit data)
Basic and diluted earnings per unit:
Net (loss) income	$(2,036)	$6,376
Weighted average Series A common units outstanding	1,072	1,072
Basic and diluted earnings per unit	$(1.90)	$5.95
NOTE 10 — GOODWILL
Goodwill recorded in the consolidated financial statements was $41.1 million at both June 30, 2021 and December 31, 2020. There were no indicators of goodwill impairment noted in the periods presented.
The following table presents changes to goodwill by reportable segment for the year ended December 31, 2020 and the six months ended June 30, 2021:
	Payment Services	Digital Platform	Total
	(in thousands)
Balance as of January 1, 2020	$41,148	$—	$41,148
Acquisitions	—	—	—
Balance as of December 31, 2020	$41,148	$—	$41,148
Acquisitions	—	—	—
Balance as of June 30, 2021	$41,148	$—	$41,148

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
Notes to condensed consolidated financial statements
(unaudited)
NOTE 11 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events in accordance with U.S. GAAP through the date the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
In July 2021, the Company increased the capacity of the Senior revolving credit facility from $450.0 million to $493.5 million through increased commitments from existing lenders. In August 2021, the Company increased the capacity of the Senior revolving credit facility from $493.5 million to $550.0 million through increased commitments from existing lenders and the addition of two new approved lenders to the syndication of banks. The Company paid $0.1 million of fees in connection with the July increase, and $0.2 million of fees in connection with the August increase. Those fees were capitalized and will be amortized over the remaining term of the Senior Credit Facility.
On July 21, 2021, the Company executed a definitive business combination agreement with MDH Acquisition Corp. (“MDH”). As a result of the Transactions, OP Group will become a subsidiary of Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”). PubCo will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for PubCo when the post-merger OP Group equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in PubCo.
PubCo will be a holding company, and immediately after the consummation of the Transactions, its primary assets will consist of shares of Paylink Holdings, Inc., a Delaware corporation, (“Milestone”) and MDH Merger Sub Inc., a Delaware corporation, (“MDH Merger Sub”) which in turn consist of OP Group units. Immediately following the closing of the transaction, PubCo will control OP Group. OP Group’s management will continue to manage the Company and all of its related and affiliated entities (subject to PubCo’s board of directors) and PubCo’s executive officers will serve as the executive officers for all of its controlled entities. The boards of directors of MDH and the board of managers and the members of OP Group have approved the proposed transaction. The Company expects the transaction to close during the year ending December 31, 2021.
On October 18, 2021, OP Group, Budco Financial Services, LLC, a Delaware limited liability company (“Budco”), and the direct and certain indirect owners of Budco, entered into a securities purchase agreement (the “Budco Agreement), pursuant to which, among other things, OP Group would acquire, directly and indirectly, all of the equity interests in Budco and certain affiliated entities (the “Budco Transaction”). The Budco Transaction has been unanimously approved by the board of managers of OP Group. Closing of the Budco Transaction is subject to consent of the board of directors of MDH, the closing of the business combination with MDH without any material waiver or amendment of the terms of the July 21, 2021 business combination agreement with MDH, a threshold amount of available closing date cash, and other closing conditions. It is anticipated that the acquisition of Budco will be funded with a portion of the net proceeds from the business combination with MDH.
Similar to OP Group's Payment Services segment, Budco provides payment services to the direct to consumer vehicle protection plan market and specializes in servicing automotive OEM clientele.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of OP Group Holdings, LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of OP Group Holdings, LLC and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, redeemable preferred units and members’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2014.
Chicago, Illinois
May 19, 2021, except for earnings per unit and subsequent events described in Notes 14 and 15, which are as of August 10, 2021.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
	(in thousands, except for unit data)
Assets:
Cash and cash equivalents	$6,544	$11,349
Finance receivables, net	562,169	513,947
Intangible assets, net	41,565	48,630
Goodwill	41,148	41,148
Property, equipment and software, net	1,946	1,253
Other assets (includes $89 and $89 with related parties as of December 31, 2020 and 2019, respectively)	2,663	1,132
Total assets	$656,035	$617,459
Liabilities, Redeemable Preferred Units and Members’ Equity:
Senior credit facility, net	$387,614	$372,167
Finance accounts payable	99,752	84,172
Senior subordinated notes payable, net due to related parties	15,160	15,056
Accounts payable and accrued expenses (includes $56 and $64 with related parties as of December 31, 2020 and 2019, respectively)	6,619	5,582
Total liabilities	$509,145	$476,977
Commitments and Contingencies (Note 9)
Redeemable Series A Preferred Units, 21,000 units authorized, issued and outstanding	21,000	21,000
Members’ equity	125,890	119,482
Total liabilities, redeemable preferred units and members’ equity	$656,035	$617,459
The accompanying notes are an integral part of these consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2020	2019
	(in thousands, except per unit data)

Revenue
Finance receivables income	$60,792	$69,327
Commission income	2,622	—
Other income	1,463	2,508
Total revenue	64,877	71,835
Operating Expenses
Selling, general and administrative (includes $1,079 and $1,022 with related parties for the years ended December 31, 2020 and 2019, respectively)	21,822	15,640
Depreciation and amortization	8,124	10,137
Bank and credit card charges	5,078	6,076
Provision for finance receivable losses	2,500	2,500
Total operating expenses	37,524	34,353
Operating income	27,353	37,482
Other expenses
Interest expense (includes $1,890 and $4,311 with related parties for the years ended December 31, 2020 and 2019, respectively)	13,700	24,972
Loss on extinguishment of debt (includes $189 with related parties for the year ended December 31, 2019)	—	289
Total other expenses	13,700	25,261
Income before income tax provision	13,653	12,221
Income tax provision	178	190
Net income	$13,475	$12,031
Basic and diluted earnings per unit	$12.57	$11.22
Weighted average Series A Common Units outstanding	1,072	1,072
The accompanying notes are an integral part of these consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY
(in thousands, except for unit data)
	Redeemable Series APreferred Units		Series A Common Units
	Units	Amount	Units	Amount	Total Members’ Equity
Balance at January 1, 2019	21,000	$21,000	1,072,000	$114,796	$114,796
Distributions	—	—	—	(7,409)	(7,409)
Equity-based compensation	—	—	—	64	64
Net Income	—	—	—	12,031	12,031
Balance at December 31, 2019	21,000	$21,000	1,072,000	$119,482	$119,482
Distributions	—	—	—	(7,129)	(7,129)
Equity-based compensation	—	—	—	62	62
Net Income	—	—	—	13,475	13,475
Balance at December 31, 2020	21,000	$21,000	1,072,000	$125,890	$125,890
The accompanying notes are an integral part of these consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$13,475	$12,031
Adjustments to reconcile net income to net cash provided by operating activities:
Equity based compensation expense	62	64
Provision for finance receivable losses	2,500	2,500
Depreciation and amortization	8,124	10,137
Amortization of deferred financing costs	690	1,239
Loss on extinguishment of debt	—	289
Changes in operating assets and liabilities:
Other assets	(1,954)	101
Accounts payable and accrued expenses (includes $8 and $20 with related parties for the years ended December 31, 2020 and 2019, respectively)	1,119	(809)
Net cash provided by operating activities	24,016	25,552
Cash flows from investing activities
Net change in finance receivables	(50,722)	97,212
Acquisitions	(80)	(187)
Purchase of property, equipment and software	(1,329)	(830)
Net cash (used in) provided by investing activities	(52,131)	96,195
Cash flows from financing activities
Proceeds from (payments on) senior credit facility	17,000	(62,000)
Payments on term loan	(2,097)	(5,632)
Prepayment of senior subordinated notes payable with related parties	—	(20,000)
Net change in finance accounts payable	15,579	(20,295)
Payments of deferred financing costs	(43)	(1,162)
Distributions	(7,129)	(7,409)
Net cash provided by (used in) financing activities	23,310	(116,498)
Net change in cash and cash equivalents	(4,805)	5,249
Cash and cash equivalents – beginning of period	11,349	6,100
Cash and cash equivalents – end of period	$6,544	$11,349
Supplemental disclosure of cash flow information
Cash paid for Interest expense	13,362	23,930
The accompanying notes are an integral part of these consolidated financial statements.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF BUSINESS
General
OP Group Holdings, LLC is a Delaware Limited Liability Company formed on January 31, 2017. OP Group Holdings, LLC and its consolidated subsidiaries (collectively “OP Group” or the “Company”) operate under two segments: (i) Payment Services and (ii) Digital Platform. Payment Services originates and services payment plan agreements to purchase Vehicle Service Contracts (“VSCs”) from third-party marketing entities, dealers, sellers, or other counterparties and also provides payment plan agreements for sellers and administrators of home service contracts. Digital Platform sells mechanical breakdown insurance (“MBI”) and VSCs under multiple brands primarily through an online platform. One of the Company’s subsidiaries, a California corporation, also finances MBI premiums originated in the state of California.
The Company currently operates in the United States and Canada and is headquartered in Chicago, Illinois.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities in which it holds a controlling financial interest through being the primary beneficiary or through holding a majority of the voting interest. All intercompany balances and transactions have been eliminated in consolidation.
The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth by the Financial Accounting Standards Board (“FASB”) and its Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) as well as the rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws.
Use of Estimates
The preparation of financial statements, in conformity with U.S. GAAP, requires the management of OP Group to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates and may have a material impact on the consolidated financial statements. Items subject to such estimates include the estimated life of financed VSCs, the level of the allowance for finance receivable losses, assets acquired and liabilities assumed in business combinations, the recoverability of goodwill and other intangible assets, as well as property, equipment and software, and inputs into the valuation of equity-based compensation awards. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable.
Deferred public offering costs
Deferred offering costs, which consist of direct incremental legal and accounting fees relating to the Company becoming a publicly traded company are capitalized. The deferred offering costs will be offset against the proceeds of becoming a publicly traded company upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of December 31, 2020 and 2019, no offering costs were deferred on the consolidated balance sheets.
Comprehensive Income
For the years ended December 31, 2020 and 2019, the Company did not have any differences between its net income and comprehensive income.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Cash and Cash Equivalents
Cash and cash equivalents are short-term, highly liquid investments with a maturity of three months or less and include cash and deposits with financial institutions. Cash and cash equivalents are stated at cost, which approximates fair value. Net cash flows are reported for consumer finance receivables and interest-bearing deposits in financial institutions, which may at times exceed federally issued limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.
Finance Receivables, net
Finance receivables, net are classified as held for investment. Finance receivables, net are carried at amortized cost, which consist of the principal amount outstanding, net of cancellation reserves and the allowance for finance receivable losses. Financial receivables, net are also presented net of deferred unearned revenue in the Company’s consolidated balance sheets.
OP Group acquires VSC payment plans from counterparties at a discount from the face amount of the payment plan. Each payment plan is classified as a finance receivable in the accompanying consolidated balance sheets and permits a consumer to purchase a VSC by making installment payments, generally for a term up to 36 months or on a month-to-month basis. Month-to-month contracts are optionally renewable by the consumer on a monthly basis. The consumers may renew by continuing to pay the monthly charge. OP Group then collects the payments from the consumers. In acquiring the payment plans, OP Group generally advances a portion of the purchase price or expected future payments to the seller of the VSC and the administrator of the VSC.
OP Group also originates VSC payment plans directly through Digital Platform. A portion of the commission earned by Digital Platform is recorded as a discount from the face amount of the payment plan. OP Group advances a portion of the purchase price to the administrator of the VSC.
Consumers are allowed to voluntarily cancel the VSC at any time and are generally entitled to receive a refund from the seller or administrator of the unearned portion of the VSC at the time of cancellation. As a result, while OP Group does not owe any refunds to the consumers, it also does not have any recourse against the consumer for nonpayment of a payment plan and, therefore, does not evaluate the creditworthiness of the individual consumer. If a consumer stops making payments on a payment plan, or exercises the right to voluntarily cancel the VSC, the VSC seller and administrator are each obligated to refund to OP Group the amount necessary to make OP Group whole as a result of the Company advancing a portion of the VSC purchase price, or expected future payments, to the seller and administrator.
Cancellation reserves are amounts not advanced to individual VSC sellers or administrators and are used to offset future cancellation obligations of the VSC sellers or administrators. To the extent that the seller cancellation reserves are not sufficient to cover expected cancellations, the shortfall is guaranteed at various levels by contractual arrangements with the sellers, administrators and insurance carriers whose policies insure the VSC. Amounts due from the sellers, administrators or insurance carriers under such arrangements are considered counterparty receivables. The Company’s ability to collect on counterparty receivables is dependent on the third-parties’ ability to pay. As a result, the Company establishes an allowance for finance receivable losses which is included in the finance receivables, net.
In addition to having cancellation reserves, OP Group maintains control of certain amounts paid to VSC administrators and sellers. In some cases, OP Group may also require collateral or guarantees by the principals of the counterparties to secure these obligations. OP Group also has the contractual right to offset unpaid cancellation obligations against amounts OP Group would otherwise advance to the counterparties. Finally, VSC programs are typically backed by a third-party insurance carrier. In the event that the administrator does not fulfill its obligations to the consumer or to OP Group, the third-party insurance carrier is obligated to pay the amounts due upon cancellation of the VSC. OP Group incurs losses when it

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
is unable to recover all funds due by counterparties upon cancellation of the underlying VSC or provides strategic concessions to counterparties.
The portfolio of finance receivables consists of small-balance homogenous contracts that are evaluated in aggregate for impairment. Delinquencies are reported on a contractual basis. When a consumer becomes greater than 30 days delinquent, OP Group will automatically cancel the VSC. When the VSC is cancelled, OP Group will begin the process of collecting the cancellation obligation from the counterparties. Finance receivables that are deemed uncollectible from the counterparties are charged-off against the allowance for finance receivables. The amount charged-off is the remaining balance of the contract, after application of the net proceeds from the liquidation of the finance receivables.
The Company’s charge-off policy states that (i) after all collection efforts have been exhausted, (ii) the finance receivable is deemed to be a loss and (iii) the amount has been determined, the loss amount will be charged to the allowance for finance receivable losses.
Management considers the portfolio of finance receivables to be homogenous, and accordingly, the credit performance is analyzed primarily in the aggregate rather than stratification by any particular credit quality indicator. Management evaluates the adequacy of the allowance for finance receivable losses by examining current delinquencies, historical loss trends, and estimated future cancellations of VSCs. Management evaluates the adequacy of the allowance for finance receivable losses, based on current delinquencies, financial strength of counterparties, the Company’s current relationship status with the counterparties, and other relevant factors. As conditions change, the level of provisioning and/or allowance for finance receivable losses may change. Management believes the assumptions pertaining to the collection of VSC counterparty receivables are reasonable and the current allowance for finance receivable losses established is appropriate given management’s estimate of probable incurred losses. Receivable losses are charged-off against the allowance for finance receivable losses, while recoveries are credited to the allowance for finance receivable losses. A provision for finance receivable losses is included in operating expenses based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
Property, Equipment and Software, net
Property and equipment
Property and equipment is recorded at cost less accumulated depreciation and amortization. The cost of additions and improvements associated with property and equipment is capitalized if they have a useful life in excess of one year. Expenditures for repairs and maintenance, including the cost of replacing minor items that are not considered substantial improvements, are expensed as incurred. When property and equipment is sold or retired, the related cost of the asset and the accumulated depreciation are written-off and any gains or losses on disposition are recognized in the Company’s consolidated statements of operations.
Property and equipment is reviewed for impairment whenever events or changes in circumstances may indicate that their carrying amount may not be recoverable.
As of December 31, 2020 and 2019, the Company did not record any impairment related to property and equipment.
Software
The Company capitalizes certain costs incurred in connection with developing internal use software. The Company expenses all costs that relate to the planning and post-implementation phases of development as operating expenses. Costs incurred in the development phase are capitalized and amortized over the software’s estimated useful life. Costs associated with the repair and maintenance of existing software is included in the Company’s consolidated statements of operations.
Capitalized software is reviewed for impairment whenever events or changes in circumstances may indicate that the carrying amount of a capitalized software may not be recoverable.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2020 and 2019, the Company did not record any impairment on software.
The remaining useful lives of property, equipment and software, net are reviewed annually for reasonableness and are depreciated either on a straight-line or the accelerated methods over the estimated useful lives of the assets, depending upon the asset.
Debt and Deferred Debt Financing Costs on Senior Notes, net
The Company capitalizes certain costs associated with obtaining, refinancing and amending its debt.
Costs incurred in connection with term debt are recognized as debt issuance costs, net of related amortization, and are presented as a direct deduction from the carrying value of the related debt. The costs related to the Senior term note are amortized over the term of the financing arrangement using the effective interest method, and the costs related to the Senior revolving credit facility are amortized over the term of the financing arrangement using a straight-line method.
Amortization of debt issuance costs is recorded as a component of interest expense in the consolidated statements of operations.
Fair value measurements
Assets and liabilities recorded at fair value on a recurring basis are categorized based upon the level of judgment associated with inputs used to measure their fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date.
The Company estimates fair value by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1:   Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.
Level 2:   Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; inputs to the valuation methodology include quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs to the valuation methodology that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3:   Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When there is more than one input at different levels within the hierarchy, the fair value is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Assessment of the significance of a particular input, to the fair value measurement in its entirety requires substantial judgment and consideration of factors specific to the asset or liability. Level 3 inputs are inherently difficult to estimate. Changes to these inputs can have a significant impact on fair value measurements. Assets and liabilities measured at fair value using Level 3 inputs are based on one or more of the following valuation techniques: market approach, income approach or cost approach.
The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels at the end of each reporting period. During the years ended December 31, 2020 and 2019 there were no transfers between levels in the fair value hierarchy.
The Company considers the carrying amounts of cash and cash equivalents, finance receivables, and accounts payable to approximate fair value because of the relatively short period of time between the origination of these instruments and their expected realization or payment.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue Recognition and Deferred Unearned Revenue
OP Group administers, services and maintains payment plan programs for purchasers of VSCs to pay the aggregate sales price of a vehicle service contract on an installment basis to various selling parties (e.g. dealerships). The payment plan terms for the contracts financed by OP Group vary in length from six up to 36 months, and, as of December 31, 2020, the portfolio had an average contractual term of approximately 22 to 23 months. The Company also has advances on payment plans which are considered month-to-month contracts. They have a contractual term of one month and are renewable on a month-to-month basis. The VSC and related payment plan agreement can be cancelled at any time by the consumer. The Company can cancel if the consumer stops making monthly payments.
These payment plans are accounted for as finance receivables and the Company earns a fee (the “Discount Amount”) based on the contract characteristics as consideration for financing these contracts to purchasers of the VSCs. OP Group has agreements with third-party sellers and administrators. Under these agreements, the discount is contractually earned at predetermined rates. The Company recognizes income from the payment plan programs using the effective interest rate method (“EIR”). Based upon ASC 310, Receivables, the EIR can either be calculated using the contractual life of a receivable or the contractual life adjusted for prepayments. The Company considers characteristics such as receivable type, receivable size, discount amount, finance term, and prepayment history of receivables in determining the adjusted lives given the Company holds a large number of similar receivables. The Company recognizes income using the EIR over eight to 12 months, depending on the specific population of receivables, each of which is comprised of receivables with similar characteristics.
Through the Digital Platform segment, the Company sells MBI and VSC policies directly to consumers. The obligor of the MBI and VSC policies is a third party and the Company does not have any claims risk for the policies. Consumers have the option to pay the full retail price at the time of sale or to make an initial payment and enter into a payment plan agreement. The Company earns a portion of the retail cost as commission with the remainder payable to the obligor of the policies and other service providers as applicable. When the consumer enters into a payment plan, a portion of the commission earned by Digital Platform is recorded as a discount and recognized as income using the EIR described above. The Company recognizes the remainder of the commission (less an estimate of the commission that will not be earned due to early cancellation by the consumer) in the month the contract is effective; none of the revenue is deferred. The estimate of the commission that will not be earned due to early cancellation is determined based on historical data as well as current trends. The Company does not have any performance obligations under the policies after the effective date. The Company is responsible for providing pro rata refunds to consumers when policies are cancelled and the consumer has prepaid for coverage that will not be used. Costs incurred to obtain and fulfill the contract are expensed as incurred.
Bank and Credit Card Charges
The Company has a credit card processing agreement with a third-party processor. OP Group is required to maintain compliance with certain covenants under this agreement. Fees charged under this agreement are subject to certain anticipated annual transaction volume, as defined in the agreement. As of December 31, 2020, the Company was in compliance with all covenants pertaining to credit card processing agreements.
Rent Expense
The Company recognizes rent expense related to its leases on a straight-line basis over the expected lease term. Certain leases contain free rent periods and escalations clauses over the lease term. Landlord contributions and tenant allowances are deferred over the lease term and are included in the straight-line rent expense.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Goodwill and Other Intangible Assets, net
Goodwill
Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired net of liabilities assumed, recorded in accordance with ASC 805, Business Combinations (“ASC 805”). Goodwill is not amortized but rather subject to an annual impairment test at the reporting unit level. The Company performs its annual goodwill impairment test in the third quarter of each year, or more frequently if events or changes in circumstances indicate that the goodwill may be impaired.
The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Performing a qualitative impairment assessment requires an examination of relevant events and circumstances that could have a negative impact on the carrying value of the Company, such as macroeconomic conditions, industry and market conditions, earnings and cash flows, overall financial performance and other relevant entity-specific events.
If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, then it is required to perform a quantitative assessment for impairment. The quantitative assessment is a two-step process as outlined in ASC 350, Intangibles-Goodwill and Other, (“ASC 350”) and is used to identify both the existence of impairment and the amount of impairment. The first step is to determine the fair value of the reporting unit. If the carrying amount of the reporting unit is greater than zero and its fair value exceeds its carrying amount, then there is no impairment and the second step is not necessary. If the carrying amount of the reporting unit exceeds its fair value, then goodwill will be measured for impairment in the second step. The amount of impairment loss recorded is the difference in the excess of the carrying amount over the implied fair value of the reporting unit’s goodwill. The difference between the reporting unit’s fair value and the fair values assigned to the reporting unit’s individual assets and liabilities is the implied fair value of the reporting unit’s goodwill. The Company uses income and market-based valuation approaches to determine the fair value of its reporting units.
As of December 31, 2020 and 2019, the Company did not record any impairment in goodwill.
Intangible assets, net
Intangible assets are classified into two categories: (1) intangible assets with definite lives subject to amortization; and (2) intangible assets with indefinite lives not subject to amortization. Intangible assets with definite lives consist of customer-related intangible assets, non-compete agreements, and proprietary technology that are amortized over their respective estimated useful lives of 4 to 12.5 years using the straight-line method. Trade names obtained through business acquisitions are not amortized but are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairments of indefinite lived intangible assets are recorded at the amount that the carrying value exceeds the fair value of the asset in the period of the impairment. The Company uses the estimated future cash flows directly associated with and that are expected to arise as a result of indefinite-lived intangible assets.
Intangible assets are allocated to their respective asset groups for impairment review purposes. Whenever events or changes in circumstances indicate the carrying amount of the reporting unit’s intangible assets may not be recoverable, an impairment analysis of the asset group is completed. An impairment loss, if applicable, is measured as the amount by which the carrying amount of the asset group exceeds its fair value. The Company uses the estimated future cash flows directly associated with and that are expected to arise as a result of the use and eventual disposal of such asset groups in determining fair values of definite-lived intangible assets.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2020, the Company did not record any impairment on intangible assets. As of December 31, 2019, the Company recorded an impairment loss of $1.9 million on one of its trade names. Refer to Note 5, Goodwill and Intangible Assets, for further details.
Finance Accounts Payable
Finance accounts payable represent contractual amounts owed to VSC administrators and sellers for VSC payment plans provided for consumers. Accordingly, the Company remits these amounts on the respective contract based on the contractual relationship between the Company and the administrators and sellers. Typically, these terms require payment after the Company has received the first payment from the consumer on the payment plan.
Equity-Based Compensation
Equity-based compensation cost for certain incentive plans is estimated using the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions, including expected term of the awards, expected volatility of the price of the Company's Common Units, a discount for lack of marketability, and risk-free interest rates. The assumptions used in the option-pricing model represent management's best estimates. These estimates involve inherent uncertainties and the application of management's judgment.
Expenses associated with the equity-based compensation are recognized based on their respective grant-date fair values, over the requisite service period, which is generally the vesting period of the respective award. Equity-based compensation expense is recorded net of estimated forfeitures, such that the expense is recorded only for those equity options that are expected to vest.
Certain of the Company’s employees, directors and officers have been granted from the Company’s holding companies. As employees and officers provide services to the Company, the equity-based compensation is deemed to be for the benefit of the Company and therefore the Company records equity-based compensation expense from its holding companies and recognizes a corresponding capital contribution in members’ equity.
The Company records equity-based compensation expense in selling, general and administrative expenses in the consolidated statements of operations. The Company does not capitalize any compensation expense related to equity-based compensation awards to employees.
Interest Expense
Interest expense primarily consists of interest on long-term debt and other borrowings, and amortization of deferred financing costs. Interest expense is recognized as incurred.
Income Taxes
OP Group is a Delaware limited liability company that is taxed as a partnership and accordingly, income taxes on the taxable income of the Company are payable by the members. However, through certain of its subsidiaries, the Company is subject to federal, certain state and local income taxes which are included in the provision for income taxes in the consolidated statements of operations. Specifically, one of its subsidiaries is subject to United States federal, state, and local taxes and another subsidiary, is subject to Canadian taxes.
The Company has adopted the accounting guidance relating to accounting for Uncertainty in Income Taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. A tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company would recognize interest and penalties on income taxes as a component of income tax expense.
OP Group is subject to U.S. federal, state, and local income tax examinations beginning on its formation date in 2017. The Company holds 100% of the interest in a subsidiary which operates in Canada and is subject to Canadian income tax examinations.
JOBS Act Accounting Election
The Company is provided the option to adopt new or revised accounting guidance under the requirements provided to an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. The Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities.
Impact of COVID-19
Due to the novel strain of coronavirus, commonly referred to as COVID-19 (“COVID-19”) and the uncertainty of the extent of the impacts related thereto, certain estimates and assumptions may require increased judgment. The COVID-19 pandemic is currently impacting the United States and many countries around the world. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain and the Company is unable to estimate the full impact at this time.
The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will further impact the Company’s business, results of operations and financial condition, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.
Recently Adopted Accounting Standards
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which provides guidance on revenue recognition for contracts with customers. The core principle is that a company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects consideration to which the company expects to be entitled in exchange for those goods or services. The FASB issued several amendments to provide additional clarification and implementation instructions relating to principal versus agent considerations, identifying performance obligations and licensing, narrow-scope improvements and practical expedients, and technical corrections and improvements. ASU 2014-09 and the amendments were effective for annual reporting periods beginning on or after December 15, 2018. The Company adopted this standard as of January 1, 2019; the Company adopted the guidance using the modified retrospective method. As the Company’s revenue consists mostly of discount income and fees related to finance receivables (which are excluded from the scope of this new guidance) the adoption did not have a significant impact on the Company’s consolidated statements of operations.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), to improve certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This standard amends the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for securities classified as available for sale. The guidance also requires an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability under the fair value option. The Company adopted ASU 2016-01 on January 1, 2019, the earliest period presented within the consolidated financial statements. The adoption of the guidance did not have a significant impact on the Company’s consolidated balance sheets, consolidated statements of operations, or consolidated statements of cash flows.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”) which eliminates, adds, and modifies certain disclosure requirements for fair value measurements. The guidance eliminates disclosures such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and valuation processes for Level 3 fair value measurements. The ASU also adds new disclosure requirements for Level 3 measurements. The Company adopted ASU 2018-13 on January 1, 2020. The adoption of the guidance did not have a significant impact on the Company’s disclosures.
Accounting Standards Issued but Not Yet Adopted
In June 2016, the FASB issued amendments on ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”). The amendments will replace the incurred loss impairment methodology in U.S. GAAP with a methodology that measures expected credit losses based on historical experience, current conditions and a reasonable and supportable forecast. This amendment is generally referred to as the current expected credit loss (“CECL”) standard. The amendments in this standard will be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. In addition, the entities are required to use a prospective transition approach for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination and for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal periods, for non-public entities and smaller reporting companies (“SRCs”)”) that choose to take advantage of the extended transition periods. The Company is in the process of evaluating this guidance and expects the adoption of the guidance may result in an increase in the allowance for finance receivable losses given the requirement to assess losses for the entire estimated life of the financial asset. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements. The Company plans to adopt the ASU 2016-13 effective as of January 1, 2023.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), revising an entity’s accounting for operating leases by a lessee which requires a lessee to recognize a liability to make lease payments and an asset representing its right to use the underlying asset for the lease term in the consolidated balance sheets. The distinction between finance and operating leases has not changed, and the update does not significantly change the effect of finance and operating leases on the consolidated statements of operations and the consolidated statements of cash flows. The standard will also require additional qualitative and quantitative disclosures. This update was originally effective for annual reporting periods beginning on or after December 15, 2020. In June 2020, the FASB issued ASU 2020-05 that deferred the effective date for non-public entities and SRCs that choose to take advantage of the extended transition periods to annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASU 2016-02 requires adoption on a modified retrospective basis with initial application at the beginning of the earliest period presented or the beginning of the period of adoption. The Company is currently evaluating the impact the adoption of this standard and its related amendments will have on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) which simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. Under the ASU, a company should

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The ASU will be effective for the Company for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software — (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which requires a customer in a hosting arrangement that is a service contract to follow the internal-use software guidance in Topic 350-40 to determine which implementation costs to capitalize as assets or expense as incurred. The standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021 for non-public entities and SRCs. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs after the date of adoption. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the LIBOR by the end of 2021. This standard is effective as of March 12, 2020, and an entity may elect to adopt it through December 31, 2022 based on applying as of the beginning of an interim period up to the date that the financial statements are available to be issued. Once elected, the provisions of the standard must be applied prospectively for all similar eligible contract modifications. The Company is currently identifying arrangements referenced to rates, such as U.S. dollar LIBOR, that are expected to be discontinued and is evaluating the Company’s options for modifying such arrangements in accordance with the standard. The Company expects to adopt this guidance but has not yet elected an adoption date.
In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“ASU 2020-10”), which clarifies the Codification or corrects unintended application of guidance by improving the consistency of the Codification for disclosure on multiple topics. This ASU is effective for the annual period beginning after December 15, 2021, and interim periods within annual periods beginning after December 31, 2022 and should be applied on a retrospective basis for all periods presented. Early adoption is permitted. The Company expects to adopt this guidance but has not yet elected an adoption date.
NOTE 3 — BUSINESS COMBINATIONS
On December 31, 2019, OP Group via a 100% consolidated subsidiary, purchased 100% of the interests of a wholesale broker of third party VSCs to a network of automobile dealerships. The Company believes this purchase will enhance OP Group’s offerings and value proposition through synergies from future expected economic benefits, including enhanced revenue growth from expanded capabilities and geographic presence. The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The purchase price for the transaction was $0.3 million.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the final allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed:
December 31, 2019
(in thousands)
Customer relationships	$75
Non-compete agreements	15
Developed technology	18
Trade name	22
Goodwill	148
Cancel reserve	(12)
Total purchase price	$266
There were no other assets identified other than those listed above.
The intangible assets acquired consisted of intangible assets with definite lives of customer-related intangibles, non-compete agreements and proprietary technology with estimated useful lives of 4 to 12.5 years, and intangible assets with indefinite lives of trade names. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, all of which is deductible for tax purposes. Goodwill is primarily attributed to synergies from future expected economic benefits, including enhanced revenue growth from expanded capabilities and geographic presence. Goodwill was fully allocated to the Digital Platform reportable segment.
Transaction costs incurred by the Company totaled less than $0.1 million and were recorded in the Company’s consolidated statements of operations for the year ended December 31, 2019.
The Company has included the financial results of the acquired business in its consolidated financial statements from the date of acquisition. This acquisition was not significant to the Company; therefore, certain pro forma disclosures that would have been required had this acquisition been significant have been excluded.
NOTE 4 — FINANCE RECEIVABLES AND ALLOWANCE FOR FINANCE RECEIVABLE LOSSES
Finance receivables as of December 31, 2020 and 2019 consisted of the following:
	December 31,
	2020	2019
	(in thousands)
Finance receivables	$623,924	$562,891
Receivables from counterparties	14,894	9,508
Deferred unearned revenue	(23,561)	(21,274)
Cancellation reserve	(46,291)	(30,481)
Allowance for finance receivable losses	(6,797)	(6,697)
Finance receivables, net	$562,169	$513,947
As part of the Company’s ongoing monitoring of the credit quality of the finance receivables portfolio, management performs an evaluation of impairment indicators. The Company tracks certain credit quality indicators, including investment grade of the insurance carriers. In assessing for impairment, the Company rates its finance receivables by reviewing the third-party insurance carriers and their respective investment grade based on the AM Best rating pertaining to financial strength (“AM Best”). The insurance carriers are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
rated by overall risk tier on a scale of “A+” through “Not Rated.” The Company reviews its risk rating classifications and makes updates, as needed, on a quarterly basis. The overall risk rating categories are defined as follows:
A+
This rating is assigned to insurance companies that in accordance to AM Best’s opinion have a superior ability to meet their ongoing insurance obligations.

A
This rating is assigned to insurance companies that in accordance to AM Best’s opinion have an excellent ability to meet their ongoing insurance obligations.

A-
This rating is assigned to insurance companies that in accordance to AM Best’s opinion have an excellent ability to meet their ongoing insurance obligations. This rating description applies to all A ratings although the — rating notch reflects a graduation of financial strength in comparison to the A rating.

Not Rated
This rating is assigned to insurance companies that are not rated. It may include previously rated insurance companies or insurance companies that have never been rated by AM Best.

The following table shows the finance receivables based on the AM Best rating of the third-party insurance carrier and whether or not the VSC has been cancelled. The aging buckets shown below represent the number of days from the scheduled cancel date to December 31, 2020 and 2019. All finance receivables not cancelled are current or less than 30 days past due.
Total Portfolio as of December 31, 2020 (in thousands)
	Cancelled Finance Receivables
AM Best Rating	0 – 59 Days Past due	60 – 89 Days Past due	90+ Days Past due	Total Past Due	Receivables Not Cancelled	Total
A+	$374	$107	$69	$550	$9,362	$9,912
A	10,555	308	368	11,231	261,905	273,136
A-	15,770	604	188	16,562	298,333	314,895
Not Rated	1,575	12	—	1,587	24,394	25,981
Total	$28,274	$1,031	$625	$29,930	$593,994	$623,924
Total Portfolio as of December 31, 2019 (in thousands)
	Cancelled Finance Receivables
AM Best Rating	0 – 59 Days Past due	60 – 89 Days Past due	90+ Days Past due	Total Past Due	Receivables Not Cancelled	Total
A+	$305	$15	$9	$329	$8,867	$9,196
A	10,039	855	103	10,997	214,703	225,700
A-	15,574	983	170	16,727	283,858	300,585
Not Rated	1,684	53	5	1,742	25,668	27,410
Total	$27,602	$1,906	$287	$29,795	$533,096	$562,891
The Company has established and monitors counterparty concentration limits in order to manage its collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and other factors including financial evaluation, reserve requirements and distribution of concentrations for VSC administrators and VSC sellers. OP Group had nine and 12 counterparties that represented approximately 50% of total finance receivables as of December 31, 2020 and 2019, respectively. As of December 31, 2020, and 2019, three counterparties, which were under common control, accounted for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12.0%, 8.9% and 5.7%, and 8.0%, 7.0%, and 4.9% of the Company’s finance receivables, respectively. No other counterparty represented more than 10% of the Company’s finance receivables as of December 31, 2020 or 2019.
The Company has exposure to finance receivables in 50 states and the District of Columbia. As of December 31, 2020 and 2019, the Company had one state, the State of Texas, that represented 12.9% of the Company’s finance receivables, which the Company determined to represent a significant concentration in finance receivables as it was greater than 10%.
The Company entered into purchase and subservicer agreements with two administrators (the “Subservicers”) on January 16, 2018 and October 31, 2018, respectively. Each agreement provides a mechanism for the Company to purchase certain receivables from the administrators and gives the Subservicers the authority to service these receivables in accordance with the Company’s credit and collection policy. The Subservicers collect payments from consumers and remit payments to OP Group. OP Group is not contractually obligated to use the Subservicer and can transfer servicing upon providing notice. As of December 31, 2020 and 2019, the amount of the finance receivable balance that was serviced by Subservicers was $21.4 million and $30.0 million, respectively. The subservicer agreement executed on October 31, 2018 was terminated on March 18, 2020.
Allowance for finance receivable losses as of December 31, 2020 and 2019, consisted of the following:
	December 31,
	2020	2019
	(in thousands)
Beginning balance	$6,697	$6,997
Provision for finance receivable losses	2,500	2,500
Charge-offs during year	(2,400)	(2,800)
Ending balance	$6,797	$6,697
NOTE 5 — GOODWILL AND INTANGIBLE ASSETS
Goodwill recorded in the consolidated financial statements was $41.1 million and $41.1 million at December 31, 2020 and 2019, respectively. There were no indicators of goodwill impairment noted in the periods presented.
The following table presents changes to goodwill by reportable segment for the years ended December 31, 2020 and 2019:
	Payment Services	Digital Platform	Total
	(in thousands)
Balance as of January 1, 2019	$41,000	$—	$41,000
Acquisitions	—	148	148
Balance as of December 31, 2019	$41,000	$148	$41,148
Acquisitions	—	—	—
Balance as of December 31, 2020	$41,000	$148	$41,148

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Intangible assets other than goodwill consist of the following as of December 31, 2020 and 2019:
	Range of depreciable lives (in years)	December 31,
		2020	2019
		(in thousands)
Amortized intangible assets
Customer relationships	10 – 12.5	$69,275	$69,275
Acquired seller agreement intangible	4	1,726	1,726
Developed technology	5 – 9.5	3,418	3,418
Non-compete agreement	5 – 6	15	15
Less: Accumulated amortization		(34,292)	(27,227)
Total amortized intangible assets, net		$40,142	$47,207
Indefinite-lived intangible assets
Trade name		1,423	1,423
Total intangible assets, net		$41,565	$48,630
The Company recorded $6.6 million and $6.7 million of amortization expense related to intangible assets, which is recorded in depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.
A trade name, with a carrying value of $1.9 million, was fully impaired as of December 31, 2019. The Company reported the impairment charge in its consolidated statements of operations within depreciation and amortization expenses. The impairment was attributed to the Payment Services segment. The Company is not aware of any other events or circumstances that would impact the recoverability of goodwill or unamortized assets as of December 31, 2020 or 2019.
The following table shows the expected future amortization for the amortizable intangible assets at December 31, 2020:
Expected Future Amortization Expense
(in thousands)
2021	$6,778
2022	6,634
2023	6,634
2024	6,281
2025	6,272
Thereafter	7,543
Total expected future amortization expense	$40,142
NOTE 6 — PROPERTY, EQUIPMENT AND SOFTWARE, NET
Property, equipment and software, net is stated at cost, net of accumulated depreciation and amortization. As of December 31, 2020 and 2019, property, equipment and software, net, consisted of the following:

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Range of depreciable lives (in years)	December 31,
		2020	2019
		(in thousands)
Property, equipment and software, net:
Software application	3	$1,963	$905
Other property, equipment and software(1)	3 – 5	1,253	1,148
Total property, equipment and software, gross		3,216	2,053
Accumulated depreciation and amortization		(1,270)	(800)
Total property, equipment and software, net		$1,946	$1,253

(1)
Consists of computer hardware and software, leasehold improvements, furniture and fixtures, and telephone equipment. Leasehold improvements are depreciated at the shorter of their estimated useful lives or the lease term.

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. Capitalized costs are primarily amortized over a three-year period, beginning when the software is placed into service. Software costs that do not meet capitalization criteria are expensed immediately. The Company capitalized $1.3 million and $0.8 million to property, equipment, and software, net for the years ended December 31, 2020 and 2019, respectively. The Company recorded $0.6 million and $0.5 million of depreciation and amortization for the years ended December 31, 2020 and 2019, respectively which are recorded in the depreciation and amortization expense on the consolidated statements of operations.
NOTE 7 — DEBT
Senior Credit Facility
The Company has a senior credit agreement (the “Senior Credit Facility”) with a syndication of banks. The Senior Credit Facility consists of a $450.0 million revolving line of credit (the “Senior revolving credit facility”) and a $25.0 million term note payable (the “Senior term note”). The Senior Credit Facility allows for an increase of up to $100.0 million to the Senior revolving credit facility, subject to an increased commitment from the existing lenders or from new approved lenders. The collateral for the Senior Credit Facility is substantially all assets of OP Group and its subsidiaries. Borrowings under this agreement are based on certain amounts of eligible financed receivables as defined in the agreement.
As of December 31, 2020 and 2019, $7.3 million and $9.4 million, respectively, were outstanding on the term loan. As of December 31, 2020 and 2019, $382.0 million and $365.0 million, respectively, were outstanding on the Senior revolving credit facility. These outstanding amounts are included in the Senior credit facility in the consolidated balance sheets.
The Senior Credit Facility’s maturity date is the earlier of December 30, 2023 or 180 days prior to the Senior Subordinated Second Lien Notes (defined below) maturity date. In connection with obtaining its Senior Credit Facility from inception to date, the Company capitalized $5.1 million and $5.0 million as of December 31, 2020 and 2019, respectively. All capitalized fees, net of amortization, are reflected as a reduction in the carrying value of the Senior Credit Facility. The unamortized deferred financing costs amounted to $1.7 million and $2.3 million as of December 31, 2020 and 2019, respectively, and are presented as a reduction in the Senior Credit Facility in the consolidated balance sheets.
During the year ended December 31, 2019 the Company amended the Senior Credit Facility to extend the maturity date of its facilities, to allow for the Senior revolving credit facility to increase by $100.0 million, and to reduce the monthly payments for the term loan from $0.8 million to $0.2 million. The Senior Credit Facility was also amended to allow one new bank to enter the syndication as two banks elected to leave the

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
syndication. The Company recognized a loss on extinguishment of debt of $0.1 million related to the change in the participants in the syndication.
Interest payments are due on a monthly basis at a rate of One Month Libor + 2.25%, subject to a 0% floor, and the agreement is subject to unused balance fees equal to 0.25%. The Company incurred $10.7 million and $18.7 million of interest expense on the revolving credit portion of the Senior Credit Facility, for the years ended December 31, 2020 and 2019, respectively. Of the interest expense incurred on the Senior Credit Facility, the amounts incurred on the term loan were $0.4 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively.
Senior Subordinated Lien Notes with Related Parties
Certain of the Company’s subsidiaries are obligors of senior subordinated lien notes. The senior subordinated lien notes are entered into with related parties, one directly with one of the two members of the Company and one with a beneficial owner of the other member of the Company (the “Senior Subordinated Lien Notes with Related Parties”). The Senior Subordinated Lien Notes with Related Parties are secured by a perfected second priority lien on the assets of the Company and are subordinated to the Senior Credit Facility. The Senior Subordinated Lien Notes with Related Parties are presented net of unamortized deferred financing costs in the consolidated balance sheets. The Company capitalized $1.6 million in connection with the issuance of these notes payable from inception to date as of December 31, 2020 and 2019. Interest is paid quarterly for both notes at a rate of 12.0% and the principal is due at the maturity date of the earlier of July 7, 2022 or six months after the stated maturity of the Senior Credit Facility. The Senior Subordinated Lien Notes with Related Parties were amended to allow a prepayment on December 30, 2019 at which time the Company prepaid $20.0 million of the Senior Subordinated Lien Notes with Related Parties.
The Company recognized a loss on extinguishment of debt of $0.2 million related to the December 30, 2019 prepayment of the Senior Subordinated Lien Notes with Related Parties. The Senior Subordinated Lien Notes with Related Parties are secured by a perfected second priority lien on the assets of the Company and are subordinated to the Senior Credit Facility. The Company recognized $0.6 million and $1.5 million of amortization expense relating to deferred financing costs for the years ended December 31, 2020 and 2019, respectively. The unamortized deferred financing costs on the Senior Subordinated Lien Notes with Related Parties were $0.2 million and $0.3 million as of December 31, 2020 and 2019, respectively, and are presented as a reduction of the Senior subordinated notes payable with related parties on the consolidated balance sheets. The Company incurred $1.9 million and $4.3 million of interest expense on the Senior Subordinated Lien Notes with Related Parties for the years ended December 31, 2020 and 2019, respectively.
Covenants
The Senior Credit Facility contains affirmative and negative covenants customary for these types of credit arrangements. The Senior Credit Facility also contains financial covenants requiring the maintenance of certain levels of equity and income. The Senior Credit Facility allows for payments of principal of the senior subordinated debt only to the extent that an event of default does not exist on the senior debt or would be created by making such payments. Distributions to members are permitted to cover tax obligations. Additional distributions are subject to bank covenant restrictions. As of and for the years ended December 31, 2020 and 2019, substantially all of the Company’s consolidated balance sheets and consolidated statements of operations were comprised of the subsidiary which is the entity that is subject to distribution restrictions.
As of December 31, 2020, the Company was in compliance with all covenants.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Future Payments
Future required payments under long-term borrowings are as follows for years ending December 31:
Amount
(in thousands)
2021	$2,097
2022	402,563
2023	—
2024	—
2025	—
Thereafter	—
Total	$404,660
As of December 31, 2020 and 2019, the Company determined that the carrying amounts approximate fair value for its Senior Credit Facility and Senior Subordinated Lien Notes.
NOTE 8 — RELATED PARTY TRANSACTIONS
The Company has two separate management services agreements with related parties. The agreements have a five-year term and mature on April 28, 2022. The agreements each call for monthly payments for management advisory services in the amount of less than $0.1 million, plus less than $0.1 million for reimbursement of expenses incurred, for each agreement. Payments are subject to compliance with all debt agreements. Under the agreements, management services consist of advising the Company on financial and strategic matters, market assessments and operational matters. The Company incurred and paid $1.0 million and $1.0 million of management services and fees related to third-parties for the years ended December 31, 2020 and 2019, respectively, which are included in selling, general and administrative expense on the consolidated statements of operations. As of December 31, 2020 and 2019 the Company recorded less than $0.1 million and less than $0.1 million, respectively, of prepaid management services expenses in other assets and $0.1 million and less than $0.1 million, respectively, of accrued management services expenses in accounts payable and accrued expenses in the Company’s consolidated balance sheets.
The spouse of the Company’s Chief Executive Officer leases an office space to the Company for which the Company pays rent. The rental expense incurred on this leased space was less than $0.1 million and less than 0.1 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company recorded less than $0.1 million and less than $0.1 million, respectively, of accrued rental expense in accounts payable and accrued expenses in the Company’s consolidated balance sheets. Additionally, the spouse of the Company’s Controller provides legal services to the Company. The legal expense incurred for the years ended December 31, 2020 and 2019 were less than $0.1 million and less than $0.1 million, respectively. As of December 31, 2020 and 2019 the Company recorded less than $0.1 million and less than $0.1 million, respectively, of accrued legal expenses in accounts payable and accrued expenses in the Company’s consolidated balance sheets.
Certain of the Company’s subsidiaries are obligors of the Senior Subordinated Lien Notes with Related Parties. Refer to Note 7, Debt for further detail.
On December 31, 2019, the Company acquired a wholesale broker of third party VSCs to a network of automobile dealerships, from an entity which is under common control with one of the Company’s members. Refer to Note 3, Business Combinations for further details.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Commitments
In December 2016, one of the Company’s subsidiaries purchased interests in a seller agreement dated July 15, 2016, from an unrelated third-party finance company. The terms of the seller agreement require a

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
minimum number of payment plan agreements be submitted each month from the seller, and the agreement runs for 48 months. Additional amounts may be payable each year, depending on future volume levels achieved as measured for each annual period ending July 31st. The accrued payable balance as of December 31, 2020 and 2019 was $0 and $0.1 million, respectively, and is included in accounts payable and accrued expenses in the consolidated balance sheet.
For the years ended December 31, 2020, and 2019, the Company paid $0.3 million to the finance company under the terms of the agreement and based on volume levels achieved for the 12-month period ended July 31, 2020 and 2019, respectively. The Company amortizes contract acquisition costs, in an amount proportional to the revenue earned on contracts financed under this agreement and over the expected lives of the related contracts.
Lease Commitments
The Company conducts operations in leased facilities in Chicago, Illinois. In 2019, the Company entered into a ten-year lease agreement that runs from September 1, 2019 through October 31, 2029. The Company terminated an office lease on August 31, 2019 with a lease term through May 31, 2021. The Company and the lessor agreed to terminate the lease as of August 31, 2019 without future lease obligation or penalty for the early termination. The Company leases another office space under a ten-year lease, beginning August 1, 2015 with the right to renew the lease for an additional five years. The Company entered a sublease agreement on May 30, 2019, to sub-lease the space for the remainder of the lease term. Total office space leased by the Company is approximately 24,500 square feet.
The occupancy costs for such office facilities, net of sublease income, were $0.7 million and $0.6 million for periods ended December 31, 2020 and 2019, respectively. These amounts are included in selling, general and administrative expenses on the consolidated statements of operations.
As of December 31, 2020, future minimum rental payments required by these non-cancelable operating leases (excluding the renewal option) are as follows for years ending December 31:
Amount
(in thousands)
2021	$965
2022	990
2023	1,016
2024	1,042
2025	884
Thereafter	2,512
$7,409
The future sublease payments due to the Company per the sub-lease agreement are as follows for years ending December 31:
Amount
(in thousands)
2021	$388
2022	400
2023	412
2024	424
2025	216
Thereafter	—
$1,840

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Licensing Agreements
The Company has committed to licensing certain software for use in its business. Such commitments are over a five-year period, from October 15, 2019, through October 14, 2024. Future remaining annual payments for the licensing of such software are approximately $0.4 million.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.
NOTE 10 — RETIREMENT PLANS
The Company has a salary reduction plan established under Internal Revenue Code Section 401(k). The salary reduction plan covers all eligible employees with specified length of service and attainment of minimum age requirements. Participant contributions are limited to the maximum contributions allowed by the Internal Revenue Service. The Company makes matching contributions limited to 4.00% of a contributing employee’s eligible annual compensation. Total matching contributions to the plan for each of the years ended December 31, 2020 and 2019 was $0.2 million, and were included in selling, general and administrative expenses in the consolidated statements of operations.
NOTE 11 — INCENTIVE PLANS
2014 Equity Incentive Plan
Description
On July 7, 2014, the owner of a member of the Company (the “Member Owner”) established a 2014 equity incentive plan (the “Units Plan”). The limited liability company agreement of the Member Owner dated July 7, 2014, authorized the Owner to issue up to 142,563.5468 units. Under the Units Plan, the Member Owner is authorized to grant units to employees, managers, consultants, directors, officers and other service providers of the Member Owner and its affiliated companies. Units are granted at various dates to key executives of the Company or to the board of directors of one of the members of the Company at no cost to the recipient. Units vest over five years. Under a change in control, the units fully vest and become nonforfeitable assuming the grantee remains continuously in service under the provisions of the Units Plan. Each Unit entitles the grantee to share in the appreciation of the fair market value of one of its member’s assets from the date of issuance. The awarded units are intended to constitute “profits interests” as such term is used by Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Revenue Procedure 2001-43.
Accounting Treatment
As of December 31, 2020 and 2019, 100,982.5123 units were issued with weighted average grant date fair value per unit of $3.11, and no units were repurchased, forfeited or cancelled. The total grant date fair value of units that vested during the years ended December 31, 2020 and 2019 was less than $0.1 million and less than $0.1 million, respectively. The fair value of the units granted was estimated on the grant date using the Black-Scholes option-pricing model. No units were granted, repurchased, forfeited or cancelled during the years ended December 31, 2020 and 2019. As of December 31, 2020 all units were vested.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-Term Incentive Plan
Description
On July 7, 2014, the Member Owner established the Member Owner long-term incentive plan (the “Long-Term Incentive Plan”). On November 14, 2014, the Member Owner adopted the Long-Term Incentive Plan and authorized 150 units (“Incentive Units”) that can be granted to employees, consultants, managers and other individuals who provide services to the Member Owner or its affiliates. Incentive Units are granted at various dates to key employees of the Company at no cost to the recipient. Incentive Units vest immediately prior to a change of control in which net proceeds, as defined in the Long-Term Incentive Plan, are equal to at least, $10,000,000. An Incentive Unit is a contractual right to receive payment from the Member Owner in connection with a qualifying change of control as defined in the Long-Term Incentive Plan. The fair value of the Incentive Units is based on the net proceeds, as defined in the Long-Term Incentive Plan.
Accounting Treatment
As of December 31, 2020 and 2019, 115 Incentive Units were issued. The Company has determined that these Incentive Units have a performance condition that is based on an event outside of the Company’s control. As such, the Company is not able to determine whether it is probable the performance condition will be satisfied until the qualifying change of control event occurs. The Company will determine the fair value of these awards at the time when the satisfaction of the performance condition becomes probable. Therefore, no compensation expense was recognized for these Incentive Units for the years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019 no units were granted, repurchased, forfeited or cancelled.
Equity Incentive Units
Description
The Third Amended and Restated Limited Liability Company Agreement of one of the Company’s members (the “LLC Agreement”) dated July 30, 2015, authorized the member to issue incentive units to board members of the Company to existing or new employees, officers, managers, directors or consultants (“Equity Incentive Units”).
Prior to December 31, 2018, that member granted a total of 2,270.696 Equity Incentive Units to key board members of the Company at no cost to the recipients. An Equity Incentive Unit entitles the grantee to distributions by the member as long as the minimum return hurdle, as defined in the LLC Agreement, is achieved. Certain Equity Incentive Units vest based on the passage of time (“Time-based Vesting Equity Incentive Units”) while others vest upon the sale of one the members of the Company (“Performance-based Vesting Equity Incentive Units”). In the event of a sale of the membership interests, the Time-based Vesting Equity Incentive Units will fully vest, assuming the grantee remains in service in accordance with the terms of the Equity Incentive Units. If the sale of the membership interests occurs below a certain value, the Performance-based Vesting Equity Incentive Units will be automatically forfeited.
Accounting Treatment
As of December 31, 2020 and 2019, 2,270.696 Equity Incentive Units were issued with weighted average grant date fair value per unit of $111.75. As of December 31, 2020, and 2019, the vested Time-based Vesting Equity Incentive Units were 1,135.348 and 908.279, respectively.
The total grant date fair value of Equity Incentive Units that vested during the years ended December 31, 2020 and 2019 was less than $0.1 million and less than $0.1 million, respectively. The fair value of the units granted was estimated on the grant date using the Black-Scholes option-pricing model. No Equity Incentive Units were granted, repurchased, forfeited or cancelled during the years ended December 31, 2020 and 2019.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company has determined that the Performance-based Vesting Equity Incentive Units have a performance condition that is based on an event outside of the Company’s control. As such, the Company is not able to determine whether it is probable the performance condition will be satisfied until the sale of the membership interests occurs. Therefore, no compensation expense was recognized for the Performance-based Vesting Equity Incentive Units for the years ended December 31, 2020 and 2019.
Management Holdings Equity Plan
Description
On December 31, 2016, one of the members of the Company awarded incentive units to key executives of the Company. These incentive units were subsequently exchanged for common units of an entity (the “Grantor”) that is an affiliate of that member of the Company (the “Management Common Units”).
The member’s limited liability company agreement dated July 30, 2015, authorized the member of the Company to issue Equity Incentive Units to existing or new employees, officers, managers, directors or consultants. On December 31, 2016, that member of the Company granted a total of 4,995.5350 Equity Incentive Units to key executives of the Company at no cost to the recipients. Each Equity Incentive Unit was subsequently exchanged with Management Common Units through contribution and exchange agreements. The Management Common Units entitle their holder to cash distributions by the Grantor. Further, cash distributions by the Grantor take into account any Equity Incentive Units that are forfeited or repurchased pursuant to the terms of the Equity Incentive Unit grant agreements and any Equity Incentive Units that have not vested at the time of a distribution by the Grantor. Refer to the preceding section for vesting of Equity Incentive Units.
Accounting Treatment
As of December 31, 2020 and 2019, 4,995.535 Management Common Units were issued with weighted average grant date fair value per Management Common Unit of $111.75, with 2,951.907 Management Common Units outstanding. Prior to December 31, 2018, upon terminations of employment, 908.279 Management Common Units were repurchased by the Company and 1,135.349 Management Common Units were forfeited. The fair value of the Management Common Units granted was estimated on the grant date using the Black-Scholes option-pricing model. No Management Common Units were granted, repurchased, forfeited or cancelled during the years ended December 31, 2020 and 2019.
Sale Bonus
Description
The Company has entered into employment agreements with certain employees and non-employees of the Company that provide for a sale bonus (the “Sale Bonus”) which is contingent on a sale transaction (the “Sale Transaction”). The Sale Bonus is a contractual right to receive a payment from the Company that is valued based on the net proceeds from the Sale Transaction, as defined in the employment agreements.
Accounting Treatment
As of December 31, 2020 and 2019, Sale Bonuses were awarded to three employees and two non-employees of the Company. For the year ended December 31, 2020, no Sale Bonus was granted. For the year ended December 31, 2019 Sale Bonuses were granted to two employees. No Sale Bonuses were repurchased, forfeited or cancelled during the years ended December 31, 2020 and 2019.
The Company has determined that the Sale Bonus has a performance condition that is based on an event outside of the Company’s control. As such, the Company is not able to determine whether it is probable the performance condition will be satisfied until the Sale Transaction occurs. The Company will determine the fair value of these awards at the time when the Sale Transaction becomes probable. Therefore, no compensation expense was recognized for these Sale Bonuses for the years ended December 31, 2020 and 2019.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the share-based compensation expense incurred in the years ended December 31, 2020 and 2019, the key assumptions at the respective grant dates were as follows:
Expected volatility	23% – 26%
Risk-free interest rate	1.50% – 1.70%
Expected life (in years)	3 – 5
Discount for lack of marketability	30%
NOTE 12 — SEGMENT INFORMATION
The Company’s operating decision-maker is its chief executive officer. The Company’s reportable segments are: (i) Payment Services, which originates and services payment plan agreements to purchase VSCs at a discount from third-party marketing entities, dealers, sellers, or other counterparties, and (ii) Digital Platform, which earns commissions on the sales of MBI and VSCs on behalf of the Company as well as on behalf of original equipment manufacturers (“OEMs”). The Digital Platform segment had inconsequential activity during the year ended December 31, 2019, and therefore segment information is only presented for the year ended December 31, 2020.
The CODM regularly reviews segment revenues, as well as earnings before interest expense, income taxes, and depreciation and amortization expense (“EBITDA”), to evaluate the Company’s performance and allocate resources across the Company’s segments. Results of operations and selected financial information by segment and reconciliation to the consolidated financial statements for year ended December 31, 2020 was as follows:
	Year Ended December 31, 2020
	Payment Services	Digital Platform	Total Consolidated
	(in thousands)
Revenue	$62,255	$2,622	$64,877
Operating expenses (excluding depreciation and amortization)	21,674	7,726	29,400
EBITDA	40,581	(5,104)	35,477
Depreciation and amortization	7,946	178	8,124
Interest expense	13,700	—	13,700
Income before income tax provision	$18,935	$(5,282)	$13,653
The Company does not use assets or liabilities to evaluate performance or allocate resources to its segments, and, therefore, assets or liabilities have not been presented for purposes of segment disclosures. In addition, the Company does not enter into transactions between its reportable segments.
The Company operates throughout the United States, as well as in Canada. During the year ended December 31, 2020, substantially all of the Company’s revenues were generated in the United States. During the year ended December 31, 2019, all of the Company’s revenues were generated in the United States.
For the year ended December 31, 2020, two sellers, which are under common control, accounted for 16.3% and 5.4% of the Company’s consolidated revenues. For the year ended December 31, 2019, two sellers, which are under common control, accounted for 11.7% and 6.9%, and one additional seller accounted for 14.7%, of the Company’s consolidated revenues. No other seller accounted for more than 10% of the Company’s consolidated revenue for the years ended December 31, 2020 and 2019.
NOTE 13 — REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY
Authorized, issued, and outstanding units
As of December 31, 2020, there are 1,072,000 Series A Common Units authorized, issued, and outstanding, and 21,000 Series A Preferred units authorized, issued, and outstanding.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Series A Preferred Units
The Series A Preferred Units feature a redemption right that is considered to be outside of the Company’s control and therefore the redeemable preferred units are accounted for as temporary equity on the consolidated balance sheets. The Series A Preferred Units are redeemable for Common Units upon the Board’s election or upon the occurrence of a Sale Transaction. A “Sale Transaction” means a bona fide arm’s length transaction with any person (other than the Company, any subsidiary of the Company, its members, or any affiliate of the foregoing) involving: (a) the direct or indirect acquisition (whether by sale, merger, issuance or otherwise) of Units representing a majority of the Series A Common Units by such person, or such persons acting in concert, by means of any transaction or series of related transactions in which outstanding equity of the Company is exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by such acquiring person or any subsidiary of such acquiring person, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries. Upon the Board’s election to redeem Series A Preferred Units, consent is required from its Members in order to effect the redemption, and is thus not considered solely within the Company’s control. The Series A Preferred Units do not have voting or conversion rights, however, in their capacity as Series A Preferred Unitholders, they are entitled to receive net profits (losses) allocated pari passu to the Members.
Upon the occurrence of a liquidation, any and all property and assets, whether real or personal, tangible or intangible, or otherwise of the Company shall be distributed in the following order and priority: (a) to pay all creditor claims and expenses of the liquidation event; (b) to establish reserves for contingent or unforeseen liabilities or obligations of the Company, as the Board deems reasonably necessary; and (c) to the Members in accordance with the following order and priority: (i) to the members, to the extent of and in proportion to, each holders’ then-outstanding unreturned Series A Preferred Unit capital contribution balance; and thereafter (ii) the remainder to the holders of Series A Common Units in proportion to their respective interests.
The Company accounts for its Series A Preferred Units subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. Conditionally redeemable Series A Preferred Units are classified as temporary equity. If the Series A Preferred Units are probable of becoming redeemable, the Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. In doing so, the Company views the end of the reporting period as if it were the redemption date. Increases or decreases in the carrying amount of redeemable Series A Preferred Units are affected by charges against or credits to accumulated other comprehensive loss with credits being recognized only to the extent of previous charges. The Series A Preferred Units are redeemable upon the BOD’s election or upon the occurrence of a sale transaction. Accordingly, as of December 31, 2020, the Series A Preferred Units were classified outside of permanent equity.
As of December 31, 2020 and 2019, the balance recorded in temporary equity related to Series A Preferred Units was $21.0 million. As of December 31, 2020 and 2019, the carrying amount of the Series A Preferred Units were not accreted as it was not probable that the Series A Preferred Units would become redeemable.
Members distributions
Members distributions generally represent reimbursement of the tax liability passed through to members of the Company as a result of the taxable income generated by OP Group.
Series A Common Units
Series A Common Units are entitled to: one vote for each Series A Common Unit; distributions from OP Group’s operations and dispositions of OP Group’s assets, at such times and in such amounts as approved

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
by the board of directors (“BOD”), in the proportion of units held to the total units issued and outstanding; and liquidating distributions, as approved by the BOD, in the proportion of units held to the total units issued and outstanding.
NOTE 14 — EARNINGS PER UNIT
Basic earnings per unit is calculated as the sum of net income divided by the weighted average number of units of Common Units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of preferred stock using the “treasury stock” method to the extent they are dilutive.
The following table sets forth the computation of basic and diluted earnings per unit.
	Years Ended December 31,
	2020	2019
	(in thousands, except per unit data)
Basic and diluted earnings per unit:
Net income	$13,475	$12,031
Weighted average Series A Common Units outstanding	1,072	1,072
Basic and diluted earnings per unit	$12.57	$11.22
NOTE 15 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events in accordance with US GAAP through the date the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
During the period from January 2021 through May 2021, the Company entered into multiple long-term agreements to expand brand awareness of its Digital Platform segment. These agreements expire at various dates through the year ending December 31, 2024, and each can be terminated upon notice without penalty. Through the date these consolidated financial statements were available to be issued, the Company paid $5.4 million of fees under these agreements. The maximum future payments the Company will make under these agreements, if they are not terminated, is $20.9 million through the year ending December 31, 2024.
In July 2021, the Company increased the capacity of the Senior revolving credit facility from $450.0 million to $493.5 million through increased commitments from existing lenders. In August 2021, the Company increased the capacity of the Senior revolving credit facility from $493.5 million to $550.0 million through increased commitments from existing lenders and the addition of two new approved lenders to the syndication of banks. The Company paid $0.1 million of fees in connection with the July increase, and $0.2 million of fees in connection with the August increase. Those fees were capitalized and will be amortized over the remaining term of the Senior Credit Facility.
On July 21, 2021, the Company executed a definitive business combination agreement with MDH Acquisition Corp. (“MDH”). As a result of the Transactions, OP Group will become a subsidiary of Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”). PubCo will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an IPO. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for PubCo when the post-merger OP Group equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in PubCo.

OP GROUP HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PubCo will be a holding company, and immediately after the consummation of the Transactions, its primary assets will consist of shares of Paylink Holdings, Inc., a Delaware corporation, (“Milestone”) and MDH Merger Sub Inc., a Delaware corporation, (“MDH Merger Sub”) which in turn consist of OP Group units. Immediately following the closing of the transaction, PubCo will control OP Group in accordance with the OP Group’s operating agreement. OP Group’s management will continue to manage the Company and all of its related and affiliated entities (subject to PubCo’s board of directors) and PubCo’s executive officers will serve as the executive officers for all of its controlled entities. The boards of directors of MDH and the board of managers and the members of OP Group have approved the proposed transaction. The Company expects the transaction to close during the year ending December 31, 2021.

Annex A
Execution Version
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
MDH ACQUISITION CORP.
PAYLINK HOLDINGS INC.
NORMANDY HOLDCO LLC
OLIVE VENTURES HOLDINGS, INC.
MILESTONE MERGER SUB INC.
MDH MERGER SUB INC.
CF OMS LLC
AND
OP GROUP HOLDINGS, LLC
DATED AS OF JULY 21, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A Form of Company A&R LLCA
Exhibit B Form of Tax Receivable Agreement
Exhibit C Form of Investor Rights Agreement
Exhibit D Form of Registration Rights Agreement
Exhibit E Form of Lock-Up Agreement
Exhibit F Form of PubCo A&R Charter
Exhibit G Form of PubCo A&R Bylaws
SCHEDULES
Closing Consideration Schedule
Company Disclosure Schedules
Blocker Disclosure Schedules

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of July 21, 2021 (the “Effective Date”), by and among (i) MDH Acquisition Corp., a Delaware corporation (“MDH”), (ii) Paylink Holdings Inc., a Delaware corporation (“Blocker”), (iii) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), (iv) Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), (v) Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), (vi) MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub,” and together with PubCo and Milestone Merger Sub, the “PubCo Parties”), (vii) CF OMS LLC, a Delaware limited liability company (“CF OMS”), and (viii) OP Group Holdings, LLC, a Delaware limited liability company (the “Company”). Each of MDH, Blocker, Blocker Owner, PubCo, Milestone Merger Sub, MDH Merger Sub, CF OMS and the Company is also referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, (a) MDH is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) PubCo is a newly-formed entity that was formed for the purposes of consummating the Transactions and the Parties have agreed that it is desirable for PubCo to register with the SEC to become a publicly-traded company and the parent company of MDH and the Company, (c) Milestone Merger Sub is a newly-formed entity that was formed for the sole purpose of consummating the Blocker Merger, and (d) MDH Merger Sub is a newly-formed entity that was formed for the sole purpose of consummating the MDH Merger.
WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo has entered into subscription agreements (each, a “Subscription Agreement”) with the investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of $15,000,000 in public equity in the form of shares of PubCo Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein, with such purchases to be consummated at or prior to the Closing.
WHEREAS, to effect the Transactions, the Company LLCA shall be amended and restated in substantially the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, revise the capitalization of the Company and provide that the Equity Interests of the Company shall consist solely of Company Units.
WHEREAS, upon the closing of the PIPE Investment, PubCo shall contribute an amount equal to the Blocker Cash Consideration Amount to Milestone Merger Sub.
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Milestone Merger Sub will merge with and into Blocker, with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”).
WHEREAS, in connection with the Blocker Merger, all outstanding equity of Blocker shall be converted into the right of Blocker Owner to receive a number of shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, up to 2,500,000 Earnout Shares to the extent issuable pursuant to Section 3.3, and an amount of cash equal to the unreturned capital contribution balance of the Series A Preferred Units (as defined in the Company LLCA) owned by Blocker pursuant to the Company LLCA had the Company LLCA not been amended and restated (such cash consideration amount, the “Blocker Cash Consideration Amount”, which Blocker Cash Consideration Amount plus the CF OMS Cash Consideration Amount shall equal the Preferred Amount) and payments and certain rights under the Tax Receivable Agreement, in each case as further set forth on the Closing Consideration Schedule.
WHEREAS, immediately following the Blocker Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger,” and together with the Blocker Merger, the “Mergers”).

WHEREAS, in connection with the MDH Merger, (a) each share of MDH outstanding immediately prior to the Effective Time will be converted into one share of PubCo Class A Common Stock, and (b) each MDH Warrant outstanding as of immediately prior to the Effective Time will be exchanged for a PubCo warrant exercisable for shares of PubCo Class A Common Stock (such exchanged warrants, the “PubCo Warrants”).
WHEREAS, immediately following the MDH Merger, CF OMS shall pay to PubCo an amount equal to the aggregate par value thereof for (a) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount, which number of shares of PubCo Class B Common Stock shall be equal to the number of Common Units held by CF OMS after giving effect to the Transactions and (b) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Earnout Units held by CF OMS (collectively, the “CF OMS Class B Purchase”).
WHEREAS, immediately following the CF OMS Class B Purchase, PubCo shall contribute to Surviving MDH all the remaining cash of PubCo (the “Surviving MDH Contribution”).
WHEREAS, immediately following the Surviving MDH Contribution, CF OMS shall sell to Surviving MDH a number of Common Units (valued at $10 per Common Unit) such that the amount of cash paid by Surviving MDH to CF OMS is equal to the unreturned capital contribution balance of the Series A Preferred Units owned by CF OMS pursuant to the Company LLCA had the Company LLCA not been amended and restated (such cash consideration amount, the “CF OMS Cash Consideration Amount”, which CF OMS Cash Consideration Amount plus the Blocker Cash Consideration Amount shall equal the Preferred Amount) in exchange for the CF OMS Cash Consideration Amount and payments and certain rights under the Tax Receivable Agreement, in each case as further set forth on the Closing Consideration Schedule (such sale, the “CF OMS Sale”).
WHEREAS, immediately following the CF OMS Sale, Surviving MDH shall contribute to the Company all the remaining cash of Surviving MDH (such contribution, the “Company Contribution”) in exchange for (a) a number of Common Units equal to (i) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment) less (ii) all Common Units held by Surviving Blocker or already held by Surviving MDH as a result of the CF OMS Sale, and (b) 5,175,000 Earnout Units. The Company Contribution shall be used by the Company to fund repayment of certain Company indebtedness, payment of certain Transaction Expenses and operations and future growth of the Group Companies following the Closing.
WHEREAS, each of the Parties intends that the Transactions will qualify for the Intended Tax Treatment as described in Section 11.1(e).
WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of MDH, PubCo, Milestone Merger Sub, MDH Merger Sub, the Blocker, the Blocker Owner, CF OMS and the Company, as applicable, have approved and declared advisable entry into this Agreement, the Mergers, and the other Transactions, upon the terms and subject to the conditions set forth in the Agreement and the Ancillary Agreements and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.
WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of MDH, PubCo, Milestone Merger Sub, MDH Merger Sub, the Blocker, the Blocker Owner, CF OMS and the Company, as applicable, have determined that this Agreement, the Mergers and the other Transactions are fair to, advisable to and in the best interest of their respective equityholders and, in the case of the aforementioned Parties, as applicable, have recommended to their respective equityholders the adoption of this Agreement and the approval of the Mergers and the other Transactions.
WHEREAS, simultaneously with the Closing, CF OMS, the Company, Blocker Owner, MDH and PubCo will enter into a Tax Receivable Agreement in substantially the form attached hereto as Exhibit B (the “Tax Receivable Agreement”).

WHEREAS, simultaneously with the Closing, CF OMS, Blocker Owner, MDIH Sponsor, LLC, a Delaware limited liability company (“Sponsor”), and PubCo will enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit C (the “Investor Rights Agreement”).
WHEREAS, simultaneously with the Closing, PubCo and the other parties thereto will enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”).
WHEREAS, concurrently with the execution of this Agreement, Sponsor, MDH, PubCo and the Company are entering into the Transaction Support Agreement (the “Transaction Support Agreement”).
WHEREAS, concurrently with the execution of this Agreement, Sponsor, MDH, PubCo and the Company are entering into a Letter Agreement (the “Sponsor Letter Agreement”) pursuant to which, subject to the terms and conditions set forth therein, the Sponsor has agreed to subject 5,175,000 shares of PubCo Class A Common Stock to be issued to it in connection with the MDH Merger to potential forfeiture.
WHEREAS, simultaneously with the Closing, PubCo, Blocker Owner, the Sponsor and CF OMS will enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit E (the “Lock-Up Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions.   For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.
“Additional MDH Filings” means all forms, reports and filings, collectively, other than the Proxy Statement/Prospectus, required to be made by MDH under the Securities Act and Securities Exchange Act in connection with the Transactions.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, (a) no portfolio company of any Affiliate of a Group Company shall be deemed an “Affiliate” of any Group Company and (b) following the Closing, none of CF OMS, Blocker Owner or any of their respective equityholders will be considered Affiliates of a Group Company. Softbank and members of the Softbank Group shall not be deemed Affiliates of CF OMS or of its Affiliates.
“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby and thereby, including the Company A&R LLCA, the PubCo A&R Charter, the PubCo A&R Bylaws, the Subscription Agreements, the Tax Receivable Agreement, the Lock-Up Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Transaction Support Agreement, the Sponsor Letter Agreement, and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and all other applicable Laws that prohibits bribery, corruption, fraud or other improper payments.
“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the MDH Stock Redemptions), plus (b) the amount of the PIPE Proceeds, plus (c) Cash on Hand, net of Transaction Expenses.

“Beneficial Owner” means, with respect to any Equity Interests, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Owned” and “Beneficial Ownership” have a correlative meaning.
“Blocker Capital Stock” means the capital stock of the Blocker.
“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blocker to MDH concurrently with the execution and delivery of this Agreement.
“Blocker/Pubco Fundamental Representations” means the representations and warranties set forth in Section 5.1(a), Section 5.1(b), the second sentence of Section 5.1(d) and Section 5.1(e) (Organization; Authority; Enforceability), Section 5.3 (Capitalization) and the first two sentences of Section 5.4(a) (Holding Company; Ownership).
“Blocker Share Consideration Amount” means an amount, rounded to the nearest whole number, resulting from (a) $890,500,000 minus the Preferred Amount, divided by (b) $10.00, divided by (c) 2.
“Business Combination” has the meaning ascribed to such term in the MDH Certificate of Incorporation.
“Business Day” means any day, other than a Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any other day on which commercial banks are not required or authorized to close in the State of New York.
“Cash on Hand” means all cash of the Group Companies (including deposits in transit that have not yet cleared and net of all amount in respect of outstanding checks (issued but uncleared)).
“CF OMS Share Consideration Amount” means an amount, rounded to the nearest whole number, resulting from (a) $890,500,000 minus the Preferred Amount, divided by (b) $10.00, divided by (c) 2.
“Clayton Act” means the Clayton Act of 1914.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Company A&R LLCA.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to MDH concurrently with the execution and delivery of this Agreement.
“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, profit sharing, incentive, severance, separation, employment, transaction, change in control, retention, deferred compensation, retiree or post-termination health or welfare, fringe benefit or other employee benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies for the benefit of any current or former employees, independent contractors, or consultants of any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any plan that is required by applicable law and is sponsored or maintained by a Governmental Entity.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Sections 4.1(b), the second sentence of Section 4.1(d) and Section 4.1(e) (Organization; Authority; Enforceability) and Section 4.3(a) (Capitalization).
“Company LLCA” means the Limited Liability Company Agreement of the Company, dated as of April 28, 2017.
“Company Representative” has the meaning given to such term in the Company A&R LLCA.
“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Units” means Equity Interests in the Company, which Equity Interests consist of the Common Units and the Earnout Units.
“Competing Transaction” means (a) any transaction which upon consummation thereof, would (i) result in a Group Company entity, directly or indirectly, becoming a public company or (ii) impede, materially interfere with or prevent the Transactions, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of any material portion of the assets or business of the Group Company, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would not reasonably be expected to materially delay the Transactions) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale or other business combination or similar transaction) of Equity Interests, voting interests or debt securities of any Group Company, in each case, the purpose of which is to frustrate the consummation of the Transactions, in all cases of clauses (a) through (c), either in one or a series of related transactions.
“Confidential Information” means all confidential or proprietary information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by a Party or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way relates or pertains to the Disclosing Party or its Affiliates. Notwithstanding the foregoing, “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or their respective representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or their respective representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 8, 2021 between MDH and the Company.
“Contract” means any legally binding contract, agreement, commitment, license, undertaking, arrangement, concession, understanding, or Lease, whether written or oral (including any amendments thereto).
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Tax Measure” means any legislation or order enacted or issued by any U.S. federal Governmental Entity with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).
“Credit Agreement” means the Credit Agreement, dated as of April 28, 2017, as previously amended and as may be further amended, restated, amended and restated, supplemented or modified from time to time), by and among Paylink Payment Plans, LLC, Omnisure Group, LLC, the Company, the lenders party thereto, The Huntington National Bank, as administrative agent and certain other parties thereto.
“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.
“Disclosure Schedules” means the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“Earnout Units” means an aggregate of: (a) 1,250,000 Series 2 Earnout Units (as defined in the Company A&R LLCA) and 1,250,000 Series 4 Earnout Units (as defined in the Company A&R LLCA) issued to CF OMS; (b) 1,250,000 Series 2 Earnout Units and 1,250,000 Series 4 Earnout Units issued to the Surviving Blocker; and (c) 1,725,000 Series 1 Earnout Units (as defined in the Company A&R LLCA), 1,725,000 Series 3 Earnout Units (as defined in the Company A&R LLCA) and 1,725,000 Series 5 Earnout Units (as defined in the Company A&R LLCA) issued to Surviving MDH; which Earnout Units may be converted into an equal number of Common Units upon the occurrence of the Milestones set forth in Section 3.3 or the Sponsor Letter Agreement, as applicable, and in accordance with the terms of the Company A&R LLCA.
“Environmental Laws” means all Laws concerning (a) human health or safety (as relating to exposure to Hazardous Materials), (b) Hazardous Materials, including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of such Hazardous Materials, or (c) the protection of the environment or natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).
“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into Contracts to subscribe for or acquire Equity Interests in PubCo in exchange for cash prior to or in connection with the Transactions (the “Equity Financing”), including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, Affiliates and their respective representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.
“Equity Interests” means, with respect to any Person, (a) all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, (d) warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (e) all of the other ownership or profit interests of such Person (including partnership, member or trust interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Group Company, any Person other than the Group Companies that, together with any Group Company, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.
“Ex-Im Laws” means all Laws related to export, controls, import, import controls, deemed export, reexport, transfer, and retransfer controls, including, the U.S. Export Administration Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Agent” means the agent for the surrender of MDH Class A Common Stock in exchange for PubCo Class A Common Stock, to be mutually agreed by the Company and MDH.
“Executives” means Rebecca Howard, Justin Thomas, Armon Withey and Kevin Hovis.
“Excluded Holders” means CF OMS, Blocker Owner, Sponsor and their respective Affiliates.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.
“Flow-Through Tax Return” means any Tax Return filed by or with respect to any Group Company if (a) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return or (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of any direct or indirect owners of any Group Company, including any Tax Return required to be filed on IRS Form 1065 (or any similar state or local Tax Return).

“Form S-4” means the Registration Statement on Form S-4 (or such other applicable form as MDH and the Company may agree) to be filed by PubCo in connection with the registration under the Securities Act of the shares of PubCo Class A Common Stock and PubCo Warrants to be issued in the MDH Merger, and containing the Proxy Statement/Prospectus to be filed with the SEC by MDH in connection with the MDH Stockholder Meeting, including any supplements or amendments thereto.
“Fraud” with respect to a Party means (a) an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement with the intent by such Party that the other Parties rely on such misrepresentation to such other Party’s material detriment and (b) such other party reasonably relies on, and suffers losses as a result of, such misrepresentation. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws as amended from time to time, (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Group Companies” means, collectively, the Company and the Company Subsidiaries.
“Group Company Intellectual Property” means all Owned Intellectual Property and all material Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Group Companies as currently conducted.
“Group Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for conducting the business of the Group Companies as currently conducted.
“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws due to their dangerous or deleterious properties or characteristics, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, without duplication, with respect to any Person, all Liabilities (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, businesses (other than trade payables, or accruals incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar Contracts, including earn-outs, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements (or lease obligations that should have been on the books and records or financial statements of such Person as such or as synthetic lease obligations in accordance with GAAP), (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts or instruments, and (g) in the nature of guarantees of the obligations described in clauses (a) through (g) above.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all patents, industrial designs, and utility models, and any applications for any of the foregoing; all re-issues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part for any of the foregoing; all patents, applications, documents, and filings claiming priority to or serving as a basis for priority for any of the foregoing; and all statutory invention registrations, or similar rights in inventions, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, tag lines, trade names, corporate names, fictitious business names (d/b/a’s), uniform resource locators, Internet domain names, social media accounts, websites, and all other source or business identifiers or designators of origin (all whether registered or unregistered); all applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; and all common law rights in and all goodwill associated with any of the foregoing (collectively, the “Trademarks”); (c) all works of authorship, copyrightable works, copyrights, mask work rights, and design rights (all whether registered or unregistered); all applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; all moral rights associated with any of the foregoing; (d) all proprietary information, confidential information, and trade secrets (including inventions whether or not patentable, invention disclosures, ideas, developments, improvements, research and development, know-how, formulas, compilations, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, methods, processes, techniques, devices, data, specifications, reports, analyses, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all rights in Software and Databases; (f) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (g) all rights to sue and collect damages for past, present, or future infringement or other violation of any of the foregoing.
“Interested Party” means CF OMS, the Blocker Owner, any of their respective Affiliates (other than any Group Company) and any of their respective current or former officers, directors or employees.
“Intervening Event” means any material Event that (a) was not known and was not reasonably foreseeable to the MDH Board as of the Effective Date and that becomes known to the MDH Board after the Effective Date and (b) does not relate to (i) clearance of the Transactions by any Governmental Entity or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 9.7 or (ii) an MDH Competing Transaction. Notwithstanding the foregoing, (a) any change in the price or trading volume of shares of MDH Class A Common Stock or MDH Warrants or (b) the Group Companies meeting, failing to meet or exceeding financial or other projections or predictions, shall not be taken into account for purposes of determining whether an Intervening Event has occurred.
“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or “to the Knowledge of the Pubco Entities” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry, (b) as used in the phrase “to the Knowledge of Blocker” or phrases of similar import means the actual knowledge of Armon Withey and Kevin Hovis after reasonable due inquiry, and (c) as used in the phrase “to the Knowledge of MDH” or phrases of similar import means the actual knowledge of Franklin McLarty, Jim Wilkinson, Beau Blair and Brent Whittington after reasonable due inquiry.
“Latest Balance Sheet Date” means March 31, 2021.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, including common law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds or occupies any Leased Real Property (along with all amendments, modifications, renewals and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.
“Liens” means, with respect to any specified asset, any and all liens (statutory or otherwise), mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements or other priority or security agreements, covenants, restrictions on transfer and security interests thereon (other than as a result of federal or state securities Laws).
“Lookback Date” means the date which is three years prior to the Effective Date.
“Malicious Code” means any virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.
“Material Adverse Effect” means any event, circumstance, result, occurrence, change, effect or state of facts (collectively, “Events”) that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of CF OMS, Blocker, Blocker Owner, the PubCo Parties or the Company to consummate the Transactions; provided, that, solely for purposes of clause (a) above, none of the following Events will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions (including riots and social unrest) in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Company’s compliance with Section 8.1 hereof), or (B) taken by any Group Company expressly at the direction of MDH; (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (xi) the announcement or pendency of the transactions contemplated hereby; provided that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iv) (v), (vi), (vii) and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material, adverse and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.
“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during (a) the 12 months ended December 31, 2020 and (b) the five months ended May 31, 2021.
“MDH Board” means the board of directors of MDH.
“MDH Bylaws” means the bylaws of MDH currently in effect and as provided to the Company prior to the Effective Date.

“MDH Capital Stock” means the MDH Class A Common Stock, the MDH Class B Common Stock, the MDH Preferred Stock and the MDH Warrants.
“MDH Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of MDH, dated February 1, 2021 and filed by MDH with the SEC on February 5, 2021.
“MDH Class A Common Stock” means the Class A common stock of MDH, par value $0.0001 per share.
“MDH Class B Common Stock” means the Class B common stock of MDH, par value $0.0001.
“MDH Common Stock” means the MDH Class A Common Stock and the MDH Class B Common Stock.
“MDH Competing Transaction” means any transaction directly or indirectly involving any merger or consolidation with or acquisition of, purchase of all or a majority of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving, MDH (or any Affiliate of MDH) and any party other than the Parties.
“MDH Fundamental Representations” means the representations and warranties set forth in Section 7.1(a), Sections 7.1(b), 7.1(d), and 7.1(e) (Organization; Authority; Enforceability), Section 7.3 (Capitalization) and Section 7.7 (Trust Account).
“MDH Governing Documents” means the MDH Certificate of Incorporation and the MDH Bylaws.
“MDH Required Vote” means the affirmative vote of the MDH Stockholders set forth in the Form S-4 to the extent required to approve the Required MDH Stockholder Voting Matters.
“MDH SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by MDH with the SEC, including the Proxy Statement/Prospectus, Additional MDH Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.
“MDH Stock Redemption” means the election of an eligible holder of shares of MDH Class A Common Stock (as determined in accordance with the applicable MDH Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of MDH Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable MDH Governing Documents and the Trust Agreement) in connection with the Business Combination.
“MDH Stockholder Meeting” means a meeting of the MDH Stockholders to vote on the MDH Stockholder Voting Matters.
“MDH Stockholder Voting Matters” means the Required MDH Stockholder Voting Matters and the Other MDH Stockholder Voting Matters.
“MDH Stockholders” means the holders of the MDH Class A Common Stock and MDH Class B Common Stock.
“OFAC” means U.S. Department of Treasury Office of Foreign Assets Control.
“Order” means any order, writ, ruling, judgment, injunction, temporary restraining order, stipulation, determination, binding decision, verdict, award or decree made, entered, rendered or otherwise put into effect by or with any Governmental Entity (other than Laws) or arbitral institution.
“Ordinary Course of Business” means, with respect to any Person, (a) any action taken by such Person in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Pandemic Measure, in each case with respect to this clause (b), in connection with or in response to COVID-19.
“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other MDH Stockholder Voting Matters” means (a) the adoption and approval of the EIP, (b) the adoption and approval of a proposal for the adjournment of the MDH Stockholder Meeting, if necessary, to permit further solicitation of proxies, and (c) the adoption and approval of any other proposals that are required for the consummation of the Transactions that are submitted to, and require the vote of, MDH Stockholders in the Form S-4.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Owned Software” means all Software that is Owned Intellectual Property.
“Pandemic Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guideline or recommendation by any Governmental Entity, in each case, in connection with or in response to, COVID-19.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the property encumbered thereby which do not materially impair the use or occupancy, validity of title or value of such property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and are disclosed on the Financial Statements (if relating to the time periods covered thereby), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and are disclosed on the Financial Statements, (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair or interfere with the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any rights of the landlord under the Lease, (h) Securities Liens, (i) non-exclusive licenses of Intellectual Property granted by a Group Company in the ordinary course of business consistent with past practice, and (j) those Liens set forth on Section 1.1(a) of the Company Disclosure Schedules.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or can be used to contact an individual. Personal Information shall include all “personal information,” “personal data,” and “nonpublic personal information” as such terms are defined under applicable Law.
“PIPE Investor” means any Person (other than PubCo) that has executed a Subscription Agreement.
“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.
“Preferred Amount” means $21,000,000.
“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing of Protected Data by or on behalf of the Group Companies or otherwise relating to privacy,

security, or security breach notification requirements and applicable to the Group Companies: (a) all applicable Laws, (b) provisions relating to Processing of Protected Data in all applicable Contracts, (c) all applicable written policies of any Group Company applicable to the Processing of Protected Data, and (d) the Payment Card Industry Data Security Standard.
“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.
“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, processing, recording, distribution, transfer, transmission, receipt, import, export, access, protection, safeguarding, access, disposal, or disclosure, or any other activity regarding data (whether electronically or in any other form or medium).
“Protected Data” means Personal Information, data regulated by the Payment Card Industry Data Security Standard, and all data for which any Group Company is required by Law, Contract or a Group Company’s written privacy policy to safeguard or keep confidential.
“PubCo Capital Stock” means the PubCo Class A Common Stock and the PubCo Class B Common Stock.
“PubCo Class A Common Stock” means the Class A common stock of PubCo, par value $0.0001.
“PubCo Class A Common Stock Price” means the closing sale price per share of PubCo Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.
“PubCo Class B Common Stock” means the Class B common stock of PubCo, par value $0.0001.
“PubCo Stockholders” means the holders of PubCo Capital Stock.
“PubCo SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by PubCo with the SEC, including the Form S-4 and the Closing Form 8-K, and all amendments, modifications and supplements thereto.
“Publicly Available Software” means (a) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.
“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, issued patent or registration by any Governmental Entity or registrar.
“Required MDH Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and (b) the adoption of the PubCo A&R Charter.
“Sanctioned Country” means any country or region that is, or since the Lookback Date has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all applicable Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Security Breach” means any: (a) data security breach or breach of Protected Data under applicable Laws, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data; or (b) unauthorized interference with system operations or security safeguards of the Group Company IT Assets, including any successful phishing incident or ransomware attack.
“Seller Advisor Fees” means those advisor fees set forth on Section 1.1(a) of the Company Disclosure Schedules.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 6.1(a), Sections 6.1(b), the second sentence of Section 6.1(d) and Section 6.1(e) (Organization; Authority; Enforceability) and Section 6.3 (Ownership).
“Sherman Act” means the Sherman Antitrust Act of 1890.
“SoftBank” mean SoftBank Group Corp.
“Softbank Group” means any Person controlling, controlled by or under common control with SoftBank that is not also controlled by Fortress Investment Group LLC. For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code, or other form or format, including libraries, development tools, comments, user interfaces, menus, buttons, icons, subroutines, and other components thereof; and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms, and other items and documentation relating to or associated with any of the foregoing.
“Stock Exchange” means the New York Stock Exchange.
“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.
“Subsequent Transaction” means: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act or any successor provisions thereto (excluding (i) the Excluded Holders or (ii) a Person owned, directly or indirectly, by the PubCo Stockholders in substantially the same proportions as their ownership of stock of PubCo) is or becomes the Beneficial Owner, directly or indirectly, of Equity Interests of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo; (b) any sale, transfer, issuance, merger, liquidation, exchange offer or other transaction that results in the PubCo Stockholders immediately prior to such transaction having Beneficial Ownership of less than 50% of the outstanding voting Equity Interests of PubCo, directly or indirectly, immediately following such transaction; (c) the majority of the board of directors of PubCo, after the Closing, is not comprised of individuals who were either (i) nominated in accordance with the Investor Rights Agreement or (ii) elected or nominated for election to the board of directors of PubCo with the affirmative votes of at least a majority of the directors of the PubCo board of directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to PubCo); or (d) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of a majority of the assets of PubCo and its Subsidiaries (measured as a whole by fair market value) to one or more Persons in which the PubCo Stockholders immediately prior to such transaction own less than 50% of the outstanding voting Equity Interests of such Person or Persons, directly or indirectly, immediately following such transaction.
“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.
“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or other minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes or similar assessments, duties or charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity and in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.
“Tax Sharing Agreement” means any written agreement or arrangement pursuant to which any Group Company is or may become obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.
“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Trading Day” means any day on which shares of MDH Capital Stock or PubCo Capital Stock are actually traded on the Stock Exchange or other principal securities exchange or securities market on which shares of MDH Capital Stock or PubCo Capital Stock are then traded.
“Transaction Expenses” means to the extent not paid prior to the Closing by MDH, the PubCo Parties, CF OMS, Blocker, Blocker Owner or any Group Company:
(a)   all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by MDH or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, the MDH SEC Filings and the consummation of the Transactions (including due diligence) or in connection with MDH’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, in an amount not to exceed $16,000,000;

(b)   all fees, costs and expenses, including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers, representatives (including the Seller Advisor Fees) incurred or payable by the Group Companies, the Blocker Owner, the PubCo Parties, CF OMS or the Blocker through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the Transactions, in an amount not to exceed $25,000,000;
(c)   any fees, costs and expenses incurred or payable by MDH, the Sponsor, the Blocker Owner, Blocker, the PubCo Parties, CF OMS or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the Transactions and the performance and compliance with all agreements and conditions contained therein;
(d)   all fees, costs and expenses paid or payable pursuant to the Tail Policy;
(e)   all filing fees paid or payable to a Governmental Entity in connection with the filing required to be made under the HSR Act;
(f)   any change in control, retention bonus, transaction bonus or other similar payment, and the employer portion of any payroll Taxes in respect thereof (except for any such Taxes imposed under Section 3111(a) of the Code with respect to any Person whose wages (as defined in Section 3121(a) of the Code) in 2020 were at least $137,700), payable to any current or former employee, individual independent contractor, director, officer or individual consultant of Blocker or any of the Group Companies as a result of the consummation of the Transactions; and
(g)   all fees, costs and expenses paid or payable to the Exchange Agent, to the extent related to the Transaction.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Trust Account” means the trust account established by MDH pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated of February 1, 2021, by and between MDH and Continental Stock Transfer & Trust Company, a New York corporation.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.
“VWAP” with respect to any public equity means the volume-weighted average closing sale price of such public equity.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
Section 1.2    Terms Defined Elsewhere.   Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:
Defined Term	Reference
$13.00 Earnout Milestone	Section 3.3(a)(i)
$17.00 Earnout Milestone	Section 3.3(a)(ii)
Affiliated Transactions	Section 4.20
Aggregate Consideration	Section 11.1(f)
Agreement	Preamble

Defined Term	Reference
Allocation	Section 11.1(f)
Antitrust Laws	Section 9.7(c)
Assets	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Blocker	Preamble
Defined Term	Reference
Blocker Affiliated Transactions	Section 5.10
Blocker Cash Consideration Amount	Recitals
Blocker Certificate of Merger	Section 2.2(b)
Blocker Effective Time	Section 2.2(b)
Blocker Equity Interests	Section 5.3
Blocker Merger	Recitals
Blocker Merger Closing	Section 2.2(a)
Blocker Officer’s Certificate	Section 12.2(d)
Blocker Owned Company Equity Interests	Section 5.4(b)
Blocker Owner	Preamble
Blocker Owner $13.00 Earnout Shares	Section 3.3(a)(i)
Blocker Owner $17.00 Earnout Shares	Section 3.3(a)(ii)
CBA	Section 4.9(a)(i)
CF OMS	Preamble
CF OMS Cash Consideration Amount	Recitals
CF OMS Class B Purchase	Recitals
CF OMS Sale	Recitals
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 9.9(g)
Closing Press Release	Section 9.9(g)
Company	Preamble
Company A&R LLCA	Recitals
Company Attorney – Client Communications	Section 14.16(b)
Company Contribution	Recitals
Company Equity Interests	Section 4.3(a)
Competing Buyer	Section 9.16
D&O Provisions	Section 9.12(a)
Data Room	Section 14.5
DGCL	Recitals
DLLCA	Recitals
Earnout Restrictions	Section 3.3(c)
Earnout Shares	Section 3.4(a)(ii)
Effective Date	Preamble
Effective Time	Section 2.2(c)
EIP	Section 9.3
Employment Laws	Section 4.14(c)

Defined Term	Reference
Environmental Permits	Section 4.18
Final Allocation	Section 11.1(f)
Financial Statements	Section 4.4(a)
Indemnified Persons	Section 9.12(a)
Insurance Policies	Section 4.16
Intended Tax Treatment	Section 11.1(e)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IRS	Section 4.15(a)
Lock-Up Agreement	Recitals
Material Contract	Section 4.9(b)
Defined Term	Reference
Material Customer	Section 4.9(c)
MDH	Preamble
MDH Attorney – Client Communications	Section 14.16(d)
MDH Certificate of Merger	Section 2.2(c)
MDH Change in Recommendation	Section 9.11(b)
MDH Intervening Event Notice Period	Section 9.11(b)
MDH Merger	Recitals
MDH Merger Closing	Section 2.2(a)
MDH Merger Sub	Preamble
MDH Preferred Stock	Section 7.3
MDH Public Securities	Section 7.9
MDH SEC Documents	Section 7.8(a)
MDH Warrants	Section 7.3
Mergers	Recitals
Milestones	Section 3.3(a)(ii)
Milestone Merger Sub	Preamble
Non-Party Affiliate	Section 14.14
Outside Date	Section 13.1(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 9.9(h)
Permits	Section 4.17(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 8.1
Pre-Closing Period Returns	Section 10.1(a)
PubCo	Preamble
PubCo A&R Bylaws	Section 2.4(c)
PubCo A&R Charter	Section 2.4(c)
PubCo Parties	Preamble
PubCo Warrants	Preamble

Defined Term	Reference
Real Property Leases	Section 4.7(a)
Registration Rights Agreement	Recitals
Signing Form 8-K	Section 9.9(b)
Signing Press Release	Section 9.9(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Surviving Blocker	Section 2.1(c)
Surviving MDH	Section 2.1(d)
Surviving MDH Contribution	Recitals
Tail Policy	Section 9.12(b)(ii)
Tax Accounting Firm	Section 11.1(f)
Tax Contest	Section 11.1(h)
Tax Positions	Section 11.1(g)
Tax Receivable Agreement	Recitals
Trade Controls	Section 4.21(a)
Trademarks	Section 1.1
Transaction Support Agreement	Recitals
Trust Amount	Section 7.7
Trust Distributions	Section 14.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
ARTICLE II
THE MERGERS; CLOSING
Section 2.1   Initial Closing Transactions; Mergers.
(a)   Company A&R LLCA. Prior to the Effective Time, the Company LLCA shall be amended and restated in order to, among other things, (i) revise the capitalization of the Company, (ii) amend and restate the rights and preferences of the Company Units, (iii) create or authorize the creation of the Common Units and Earnout Units, (iv) provide for the exchange of Common Units for PubCo Class A Common Stock, and (v) provide for the potential conversion of Earnout Units into Common Units, in each case as set forth in the Company A&R LLCA.
(b)   PIPE Closing; Milestone Merger Sub Contribution. Immediately prior to or substantially concurrently with the Blocker Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements. The PIPE Proceeds shall be received by PubCo in connection therewith, and a portion of the PIPE Proceeds equal to the Blocker Cash Consideration Amount will thereafter be contributed by PubCo to Milestone Merger Sub.
(c)   The Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, Milestone Merger Sub shall be merged with and into Blocker. As a result of the Blocker Merger, the separate corporate existence of Milestone Merger Sub shall cease, Blocker shall continue as the surviving company and as a wholly owned subsidiary of PubCo (sometimes referred to, in such capacity, as the “Surviving Blocker”), and Blocker Owner will receive the consideration to be provided in connection with the Blocker Merger in accordance with Section 2.3(b).
(d)   The MDH Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, immediately following the Blocker Merger, MDH Merger Sub shall be merged with and into MDH. As a result of the MDH Merger, the separate corporate existence of MDH Merger Sub shall cease, MDH shall continue as the surviving company and a wholly owned subsidiary of PubCo

(sometimes referred to, in such capacity, as the “Surviving MDH”), and the stockholders of MDH will receive the consideration to be provided in connection with the MDH Merger in accordance with Section 2.3(d).
(e)   CF OMS Class B Purchase, Surviving MDH Contribution and CF OMS Sale.
(i)   Immediately following the Mergers, the Parties shall effect the CF OMS Class B Purchase pursuant to which CF OMS shall pay an amount equal to the aggregate par value thereof for (a) a number of shares of vested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Common Units held by CF OMS after giving effect to the Transactions and (b) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Earnout Units held by CF OMS.
(ii)   Immediately following the CF OMS Class B Purchase, PubCo shall effect the Surviving MDH Contribution.
(iii)   Immediately following the Surviving MDH Contribution, the Parties shall effect the CF OMS Sale pursuant to which CF OMS shall sell to Surviving MDH a number of Common Units equal to the CF OMS Cash Consideration Amount divided by $10.00, which sale shall be in exchange for certain rights under the Tax Receivable Agreement and the CF OMS Cash Consideration Amount.
(iv)   Immediately following the CF OMS Sale, Surviving MDH and the Company shall effect the Company Contribution in exchange for (A) a number of Common Units equal to (1) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment) less (2) all Common Units held by Surviving Blocker or already held by Surviving MDH as a result of the CF OMS Sale, and (B) 5,175,000 Earnout Units.
(v)   Following the Company Contribution:
(A)   CF OMS shall Beneficially Own (i) a number of Common Units equal to the CF OMS Share Consideration Amount, (ii) 1,250,000 Series 2 Earnout Units and (iii) 1,250,000 Series 4 Earnout Units;
(B)   Surviving Blocker shall Beneficially Own (i) a number of Common Units equal to the Blocker Share Consideration Amount, (ii) 1,250,000 Series 2 Earnout Units and (iii) 1,250,000 Series 4 Earnout Units; and
(C)   Surviving MDH shall Beneficially Own (i) a number of Common Units equal to (x) the number vested of shares of PubCo Class A Common Stock issued and outstanding as of immediately prior to the Effective Time less (y) all Common Units held by Surviving Blocker, (ii) 1,725,000 Series 1 Earnout Units, (iii) 1,725,000 Series 3 Earnout Units and (iv) 1,725,000 Series 5 Earnout Units.
Section 2.2   Closing; Effective Time.
(a)   The closing of the Blocker Merger (“Blocker Merger Closing”), the closing of the MDH Merger (the “MDH Merger Closing”) and the closing of the other Transactions (together with the Blocker Merger Closing and the MDH Merger Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the third Business Day after the conditions set forth in Article XII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).
(b)   On the Closing Date, the Parties shall cause the Blocker Merger to be consummated by filing a certificate of merger (the “Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the filing, or, if another date and time is specified in the filing, such specified date and time, being the “Blocker Effective Time”).
(c)   On the Closing Date, and immediately after the Blocker Merger Closing, the Parties shall cause the MDH Merger to be consummated by filing a certificate of merger (the “MDH Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
Section 2.3   Effects of the Mergers.
(a)   Blocker Merger. At the Blocker Effective Time, the effect of the Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Milestone Merger Sub shall vest in the Surviving Blocker, and all debts, liabilities, duties and obligations of Milestone Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Blocker.
(b)   Blocker Merger Consideration. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any other Party or any other Person, each issued and outstanding share of Blocker Capital Stock issued and outstanding as of immediately prior to the Blocker Effective Time shall be cancelled and extinguished into the right to receive (i) a number of newly issued, fully paid and non-assessable shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, (ii) the Earnout Shares to the extent issuable pursuant to Section 3.3, (iii) certain rights under the Tax Receivable Agreement and (iv) the Blocker Cash Consideration Amount, in each case, in accordance with the Closing Consideration Schedule. From and after the Blocker Effective Time, the holder(s) of certificates, if any, evidencing ownership of Blocker Capital Stock immediately prior to the Blocker Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.
(c)   MDH Merger. At the Effective Time, the effect of the MDH Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of MDH Merger Sub shall vest in Surviving MDH, and all debts, liabilities, duties and obligations of MDH Merger Sub become the debts, liabilities, duties and obligations of Surviving MDH.
(d)   MDH Merger Consideration. At the Effective Time, by virtue of the MDH Merger and without any action on the part of any other Party or any other Person, (i) each share of MDH Common Stock issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished into the right to receive one newly issued, fully paid and non-assessable share of PubCo Class A Common Stock and (ii) each MDH Warrant that is outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Warrant Agreement, dated February 1, 2021, by and between MDH and Trustee, as warrant agent (the “MDH Warrant Agreement”), shall cease to represent a right to acquire MDH Class A Common Stock and shall instead be exchanged into a right to acquire that number of shares of PubCo Class A Common Stock equal to the number of shares of MDH Common Stock set forth in such MDH Warrant on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the MDH Warrant Agreement (collectively, the “MDH Merger Consideration”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of MDH Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such MDH Capital Stock except as otherwise provided for herein or under applicable Law. PubCo Warrants will mutatis mutandis have the same terms and be subject to the same conditions as set forth in the MDH Warrant Agreement (other than that any reference to MDH or the “Company” therein should be construed as a reference to PubCo) and in this Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.3, including entering into, together with the warrant agent under the MDH Warrant Agreement, an appropriate assignment, assumption and amendment agreement.

Section 2.4   Governing Documents.
(a)   At the Blocker Effective Time, the Governing Documents of Milestone Merger Sub in effect immediately prior to the Blocker Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of the Surviving Blocker.
(b)   At the Effective Time, the Governing Documents of MDH Merger Sub in effect immediately prior to the Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of Surviving MDH.
(c)   At the Blocker Effective Time, PubCo shall (i) amend and restate and its certificate of incorporation and file it with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit F (the “PubCo A&R Charter”), which shall be the certificate of incorporation of PubCo until thereafter amended in accordance with the DGCL and such PubCo A&R Charter and (ii) amend and restate its bylaws in substantially the form attached hereto as Exhibit G (the “PubCo A&R Bylaws”), which shall be the bylaws of PubCo until thereafter amended in accordance with the DGCL, the PubCo A&R Charter and such PubCo A&R Bylaws.
(d)   Immediately prior to the Blocker Effective Time, the Company A&R LLCA shall be adopted and shall be the limited liability company agreement of the Company until thereafter amended in accordance with the DLLCA and as provided in such Company A&R LLCA.
Section 2.5   Directors and Officers.
(a)   At the Blocker Effective Time, the directors and officers of Milestone Merger Sub immediately prior to the Blocker Effective Time shall be the initial directors and officers of the Surviving Blocker to hold office in accordance with the Governing Documents of the Surviving Blocker.
(b)   At the Effective Time, the directors and officers of MDH Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of Surviving MDH to hold office in accordance with the Governing Documents of Surviving MDH.
(c)   The applicable Parties shall take all necessary action, including causing the directors of PubCo to resign, so that, effective as of the Closing, the board of directors of PubCo (the “Post-Closing PubCo Board”) will consist of seven members, as follows: (i) two individuals that shall have been nominated by the Sponsor, including Franklin McLarty, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Sponsor Director”); (ii) two individuals shall have been nominated by the Blocker Owner, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Milestone Director”); and (iii) two individuals shall have been or will be nominated by CF OMS, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”). As of the Closing, the CEO of PubCo and the Company will be nominated by the holders of PubCo Class A Common Stock party to the Investor Rights Agreement, initially Rebecca Howard (the “CEO Director”). Each of the Milestone Directors and each of the Fortress Directors shall be “independent” within the meaning of the rules of the New York Stock Exchange.
(d)   The applicable Parties shall take all necessary action, including causing the officers of PubCo to resign, so that effective as of the Closing, the officers of the Company as of immediately prior to the Closing will be the officers of PubCo as of the Closing, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the PubCo A&R Charter, PubCo A&R Bylaws and applicable Law.
(e)   The applicable Parties shall take all necessary action so that effective as of the Closing, the board of managers of the Company shall be comprised of the same individuals as the Post-Closing PubCo Board in accordance with the Company A&R LLCA.
Section 2.6   Surrender and Payment.
(a)   MDH shall appoint the Exchange Agent for the purpose of exchanging the MDH Merger Consideration for: (i) certificates representing shares of MDH Common Stock (the “Certificates”) or (ii) uncertificated shares of MDH Common Stock (the “Uncertificated Shares”). Promptly after the Closing

Date, PubCo will send, or will cause the Exchange Agent to send, to each holder of shares of MDH Common Stock at the Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.
(b)   Each holder of shares of MDH Common Stock will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the MDH Merger Consideration that the holder has a right to receive under Section 2.3(d). The shares of PubCo Class A Common Stock constituting the MDH Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law. As a result of the MDH Merger, at the Effective Time, all shares of MDH Common Stock will cease to be outstanding and each holder of MDH Common Stock will cease to have any rights with respect to the MDH Common Stock, except the right to receive the MDH Merger Consideration payable in respect of the MDH Common Stock.
(c)   If any portion of the MDH Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to the payment that: (i) either the surrendered Certificate will be properly endorsed or will otherwise be in proper form for transfer or the applicable Uncertificated Share will be properly transferred, and (ii) the Person requesting the payment will pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.
(d)   After the Effective Time, there will be no further registration of transfers of shares of MDH Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Surviving MDH, they will be canceled and exchanged for the MDH Merger Consideration payable in respect of the MDH Common Stock provided for, and in accordance with the procedures set forth, in this Article II.
(e)   Any portion of the MDH Merger Consideration made available to the Exchange Agent under Section 2.6(a) that remains unclaimed by the holders of shares of MDH Common Stock 12 months after the Closing Date will be returned to Surviving MDH, on demand. Any holder who has not exchanged shares of MDH Common Stock for the MDH Merger Consideration in accordance with this Section 2.6 before that date will look only to Surviving MDH for payment of the MDH Merger Consideration, and any dividends and distributions with respect to the MDH Merger Consideration, in respect of those shares without any interest thereon. Regardless of the preceding sentence, Surviving MDH will not be liable to any holder of shares of MDH Common Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of MDH Common Stock six years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of Surviving MDH, free and clear of any claims or interest of any Person previously entitled thereto.
ARTICLE III
CONSIDERATION; CLOSING DELIVERIES
Section 3.1   Blocker Owner Consideration. The total consideration to be paid to Blocker Owner in respect of the Transactions shall consist of the consideration set forth in Section 2.3(b) and the Closing Consideration Schedule to be received pursuant to the Blocker Merger.
Section 3.2   CF OMS Consideration. The total consideration to be paid to CF OMS in respect of the Transactions shall consist of the CF OMS Cash Consideration Amount and payments and certain rights under the Tax Receivable Agreement. In addition, CF OMS shall own (a) a number of Common Units equal to the CF OMS Share Consideration Amount, (b) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount and (c) 2,500,000 shares of unvested PubCo Class B Common Stock. Notwithstanding anything herein to the contrary, the total cash consideration to be paid collectively to the Blocker Owner and CF OMS in connection with the Transactions (not including payments pursuant to the Tax Receivable Agreement) shall equal the Preferred Amount.
Section 3.3   Earnout.
(a)   Blocker Owner Earnout. After the Closing, subject to the terms and conditions set forth herein, Blocker Owner shall have the right to receive additional consideration from PubCo based on the performance of PubCo and its Subsidiaries, in each case, to the extent the requirements as set forth in this Section 3.3(a) are met.
(i)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $13.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$13.00 Earnout Milestone”), then, subject to the terms and conditions of this Agreement, within five Business Days following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 2 Earnout Units held by Surviving Blocker shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) PubCo shall issue (or cause to be issued) to Blocker Owner 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) (such number of shares issuable pursuant to this Section 3.3(a)(i) being referred to as the “Blocker Owner $13.00 Earnout Shares”); and
(ii)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $17.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$17.00 Earnout Milestone” and together with the $13.00 Earnout Milestone, the “Milestones”), then, subject to the terms and conditions of this Agreement, within five Business Days following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 4 Earnout Units held by Surviving Blocker shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) PubCo shall issue (or cause to be issued) to Blocker Owner 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) (such number of shares issuable pursuant to this Section 3.3(a)(ii) being referred to as, the “Blocker Owner $17.00 Earnout Shares” and together with the Blocker Owner $13.00 Earnout Shares, the “Earnout Shares”).
(b)   CF OMS Earnout. After the Closing, subject to the terms and conditions set forth herein, (x) the Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units, and (y) an equivalent number of unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall no longer be subject to the Earnout Restrictions, in each case, to the extent the requirements as set forth in this Section 3.3(b) are met.
(i)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to the $13.00 Earnout Milestone, then, subject to the terms and conditions of this Agreement, on the Business Day immediately following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 2 Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and exchangeable (together with a commensurate number of vested shares of PubCo Class B Common Stock), at the election of CF OMS and pursuant to the Company A&R LLCA, for 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted, and subject to the terms and conditions of the Company A&R LLCA), and (B) 1,250,000 unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall become fully vested; and

(ii)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to the $17.00 Earnout Milestone, then, subject to the terms and conditions of this Agreement, on the Business Day immediately following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 4 Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and exchangeable (together with a commensurate number of vested shares of PubCo Class B Common Stock), at the election of CF OMS and pursuant to the Company A&R LLCA, for 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted, and subject to the terms and conditions of the Company A&R LLCA), and (B) 1,250,000 unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall become fully vested.
(c)   Subject to the terms of the Investor Rights Agreement, the Lock-Up Agreement or Company A&R LLCA, as may be applicable, CF OMS shall not (i) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Units or unvested shares of PubCo Class B Common Stock or (ii) vote any Earnout Units or unvested shares of PubCo Class B Common Stock (the restrictions in clauses (i) and (ii), “Earnout Restrictions”), in each case until the date on which the relevant Milestone has been satisfied as described in Section 3.3(b), and thereafter, such Earnout Units (as converted into Common Units) and vested shares of PubCo Class B Common Stock shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Lock-Up Agreement and the Company A&R LLCA.
(d)   For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Shares to be issued to Blocker Owner and the conversion of the Earnout Units and vesting of shares of PubCo Class B Common Stock held by CF OMS in connection with such Milestone shall be cumulative with any Earnout Shares earned, Earnout Units converted or shares of PubCo Class B Common Stock vested prior to such time in connection with the achievement of any other Milestone. However, for the avoidance of doubt, (i) Earnout Shares earned, Earnout Units converted or shares of PubCo Class B Common Stock vested in respect of each Milestone will be earned or vested, as applicable, only once, (ii) the aggregate Earnout Shares issued to Blocker Owner shall in no event exceed 2,500,000 shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any equity securities into which such shares are exchanged or converted) and (iii) the aggregate Earnout Units and equivalent number of shares of PubCo Class B Common Stock issued to CF OMS shall in no event exceed the aggregate 1,250,000 Series 2 Earnout Units and 1,250,000 Series 4 Earnout Units and the equivalent number of shares of PubCo Class B Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any equity securities into which such shares are exchanged or converted.
(e)   Notwithstanding anything herein to the contrary but subject to Section 3.3(d), if PubCo directly or indirectly consummates a Subsequent Transaction at any time on or prior to the seventh anniversary of the Closing Date, (i) Blocker Owner will be entitled to receive from PubCo the entirety of the Earnout Shares and (ii) the Earnout Units shall convert and the unvested shares of PubCo Class B Common Stock shall fully vest, in each case, upon the consummation of such Subsequent Transaction.
(f)   If (i) the $13.00 Earnout Milestone or the $17.00 Earnout Milestone has not occurred on or prior to the seventh anniversary of the Closing Date, and (ii) PubCo has not consummated a Subsequent Transaction on or prior to the seventh anniversary of the Closing Date, then the Earnout Shares issuable with respect to the $13.00 Earnout Milestone or the $17.00 Earnout Milestone (as the case may be) shall not be issued, and the Earnout Units shall not convert and shall be forfeited, and unvested shares of PubCo Class B Common Stock subject to vesting with respect to the $13.00 Earnout Milestone or the $17.00 Earnout Milestone (as the case may be) shall not vest and shall be forfeited.

(g)   Any certificates that represent the Earnout Units (or if uncertificated, the transfer books of the Company) shall contain the following legend until such time as the Earnout Units convert:

“THE EARNOUT UNITS OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IF ON OR PRIOR TO THE SEVENTH ANNIVERSARY OF THE CLOSING DATE (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 21, 2021, BY AND AMONG OP GROUP HOLDINGS, LLC, OLIVE VENTURES HOLDINGS, INC., MDH ACQUISITION CORP., CF OMS LLC, PAYLINK HOLDINGS INC., MILESTONE MERGER SUB INC. AND MDH MERGER SUB INC.), THE VOLUME WEIGHTED AVERAGE TRADING PRICE OF THE SHARES OF CLASS A COMMON STOCK OF OLIVE VENTURES HOLDINGS, INC. FAILS TO REACH CERTAIN THRESHOLDS. COPIES OF THE DOCUMENTS SETTING FORTH SUCH VESTING THRESHOLDS AND FORFEITURE PROVISIONS ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.”

(h)   Any certificates that represent the unvested shares of PubCo Class B Common Stock (or if they are uncertificated, the transfer books of PubCo) shall contain the following legend until such time as the Earnout Units vest:

“THE SHARES OF CLASS B COMMON STOCK OF OLIVE VENTURES HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE ARE NOT VESTED AND ARE SUBJECT TO FORFEITURE IF ON OR PRIOR THE SEVENTH ANNIVERSARY OF THE CLOSING DATE (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 21, 2021, BY AND AMONG OP GROUP HOLDINGS, LLC, OLIVE VENTURES HOLDINGS, INC., MDH ACQUISITION CORP., CF OMS LLC, PAYLINK HOLDINGS INC., MILESTONE MERGER SUB INC. AND MDH MERGER SUB INC.), THE VOLUME WEIGHTED AVERAGE TRADING PRICE OF THE SHARES OF OLIVE VENTURES HOLDINGS, INC. CLASS A COMMON STOCK FAILS TO REACH CERTAIN THRESHOLDS. COPIES OF THE DOCUMENTS SETTING FORTH SUCH VESTING THRESHOLDS AND FORFEITURE PROVISIONS ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.”

(i)   Unvested Earnout Shares shall not be entitled to receive, or otherwise participate in, any dividends or distributions declared or paid on PubCo Class A Common Stock.
Section 3.4   Payment of Other Amounts at Closing.   On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:
(a)   PubCo, Surviving MDH and the Company shall pay or cause to be paid the Transaction Expenses; and
(b)   the Company shall pay a portion of its outstanding debt in an amount up to $12,320,365, plus and accrued interest under the Credit Agreement.
Section 3.5   Company, Blocker and PubCo Closing Deliveries.   At the Closing, the Company, the Blocker and PubCo shall deliver, or shall cause to be delivered, the following:
(a)   to MDH, a copy of the Blocker Certificate of Merger, as filed with the Secretary of State of the State of Delaware, together with certification from the Secretary of State of the State of Delaware evidencing that the same has been filed with the Delaware Secretary of State;
(b)   to MDH and the Sponsor, a duly executed counterpart of the Investor Rights Agreement and the Registration Rights Agreement, each executed by PubCo, the Blocker Owner and CF OMS;
(c)   to MDH, (i) duly executed counterparts of the Company A&R LLCA, executed by the Company, PubCo, CF OMS and Blocker, and (ii) the member and capitalization tables attached to the Company A&R LLCA, each amended to reflect the Transactions;
(d)   to MDH and the Sponsor, duly executed counterparts of the Lock-Up Agreement, executed by PubCo, CF OMS and Blocker Owner;

(e)   to MDH, duly executed counterparts of the Tax Receivable Agreement, executed by PubCo, the Company, CF OMS and Blocker Owner;
(f)   evidence reasonably satisfactory to MDH of the termination of any incentive equity or phantom equity plan for the benefit of any current employees, director, officers, or other service providers of the Group Companies (other than those referenced in Section 3.6(i) and Section 3.7(h)) that are set forth on Section 3.5(f) of the Company Disclosure Schedules; and
(g)   to MDH, a duly executed Company Officer’s Certificate from an authorized Person of the Company.
Section 3.6   Blocker Owner Closing Deliveries.   At the Closing, the Blocker Owner shall deliver, or shall cause to be delivered, the following:
(a)   to MDH and PubCo, a duly executed counterpart of the Investor Rights Agreement;
(b)   to MDH and PubCo, a duly executed counterpart of the Lock-Up Agreement;
(c)   to MDH and PubCo, a duly executed counterpart of the Registration Rights Agreement;
(d)   to MDH and PubCo, a duly executed counterpart of the Tax Receivable Agreement;
(e)   to MDH, a duly executed Blocker Officer’s Certificate from an authorized Person of the Blocker;
(f)   to MDH, a duly executed Blocker Owner’s Officer’s Certificate from an authorized Person of Blocker Owner;
(g)   to MDH and PubCo, all certificates, if any, representing the Equity Interests of such Blocker;
(h)   to PubCo, a properly completed IRS Form W-9 (it being understood that MDH’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.9); and
(i)   evidence reasonably satisfactory to MDH of the termination of the Normandy Holdco LLC 2014 Equity Incentive Plan and the Normandy Holdco LLC Long-Term Incentive Plan, provided that such terminations shall not impact the terms and conditions of any outstanding awards.
Section 3.7   CF OMS Closing Deliveries.   At the Closing, CF OMS shall deliver, or shall cause to be delivered, the following:
(a)   to MDH and PubCo, a duly executed counterpart of the Investor Rights Agreement;
(b)   to MDH and PubCo, a duly executed counterpart of the Lock-Up Agreement;
(c)   to MDH, PubCo and the Company, a duly executed counterpart of the Company A&R LLCA;
(d)   to MDH and PubCo, a duly executed counterpart of the Tax Receivable Agreement;
(e)   to MDH and PubCo, a duly executed counterpart of the Registration Rights Agreement;
(f)   to MDH, a duly executed CF OMS Officer’s Certificate from an authorized Person of CF OMS;
(g)   to MDH and PubCo, a properly completed IRS Form W-9 (it being understood that MDH’s and PubCo’s respective sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.9); and
(h)   evidence reasonably satisfactory to MDH of the termination of the Omnisure Management Holdings Equity Plan, provided that such terminations shall not impact the terms and conditions of any outstanding awards.

Section 3.8   MDH Deliveries.   At Closing, MDH shall deliver, or shall cause to be delivered, the following:
(a)   to the Company and PubCo, a duly executed counterpart to each of (i) the Company A&R LLCA, executed by MDH, (ii) the Tax Receivable Agreement, executed by MDH, (iii) the Investor Rights Agreement, executed by the Sponsor, (iv) the Lock-Up Agreement, executed by the Sponsor, (v) the Registration Rights Agreement, executed by the Sponsor and (vi) the Sponsor Letter Agreement, executed by Sponsor and MDH;
(b)   to the Company and PubCo, a duly executed Officer’s Certificate from an authorized Person of MDH;
(c)   to PubCo, a copy of the MDH Certificate of Merger, as filed with the Secretary of State of the State of Delaware, together with certification from the Secretary of State of the State of Delaware evidencing that the same has been filed with the Delaware Secretary of State; and
(d)   to the Company, CF OMS and Blocker Owner, a properly completed IRS Form W-9 duly executed by MDH.
Section 3.9   Withholding and Wage Payments.   Each PubCo Party shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that each PubCo Party will (and PubCo will cause its transfer agent to), prior to any deduction or withholding, use commercially reasonable efforts to (a) notify the CF OMS and Blocker Owner of any anticipated withholding, except with respect to any compensatory wage payments or as a result of any failure to deliver the certificates described in Section 3.7(g), (b) consult with CF OMS and Blocker Owner in good faith to determine whether such deduction or withholding is required under applicable Law, and (c) cooperate with CF OMS and Blocker Owner to minimize the amount of any such applicable deduction or withholding. To the extent that such withheld amounts are so paid over to or deposited with the applicable Taxing Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
As an inducement to MDH to enter into this Agreement and consummate the Transactions, except as set forth in the applicable section of the Company Disclosure Schedules, the Company represents and warrants to MDH as follows:
Section 4.1   Organization; Authority; Enforceability.
(a)   The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.
(b)   Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.
(c)   Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to the Group Companies, taken as a whole.
(d)   The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)   Each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 4.2   Non-contravention.   Except as set forth on Section 4.2 of the Company Disclosure Schedules, and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by a Group Company and the performance by the Group Companies of their obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of any Group Company; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or Real Property Lease; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to have a Material Adverse Effect.
Section 4.3   Capitalization.
(a)   Section 4.3(a)(i) of the Company Disclosure Schedules sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 4.3(a)(i) of the Company Disclosure Schedules comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date. In connection with entry into the Company A&R LLCA, the Company Equity Interests will be recapitalized into Company Units consistent with the terms and conditions set forth in this Agreement. Upon such recapitalization, the Company Units held by CF OMS and Blocker as of immediately prior to the Blocker Effective Time will be the only issued and outstanding Equity Interests of the Company as of immediately prior to the Blocker Effective Time.
(b)   Except as set forth on Section 4.3(b) of the Company Disclosure Schedules:
(i)   there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);
(ii)   the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;
(iii)   the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests; and
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests.

(c)   The Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests. All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law.
(d)   Section 4.3(d) of the Company Disclosure Schedules sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity and the jurisdiction of its formation or organization (as applicable). Except as set forth on Section 4.3(d) of the Company Disclosure Schedules, all of the outstanding capital stock of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than Securities Liens), and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary. There are no exchangeable securities, commitments or other agreements or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.
Section 4.4   Financial Statements; No Undisclosed Liabilities.
(a)   Attached as Section 4.4 of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)   the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports are unqualified) (the “Audited Financial Statements”); and
(ii)   the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows and members’ equity for the three month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).
(b)   Except as set forth on Section 4.4(b) of the Company Disclosure Schedules, the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).
(c)   Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) that the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).
(d)   The Company has not received written notice from an independent auditor regarding (i) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.
(e)   Except as set forth on Section 4.4(e) of the Company Disclosure Schedules, no Group Company has any material Liabilities, except (i) Liabilities specifically reflected and adequately reserved against in the Financial Statements or specifically identified in the notes thereto, (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract or material infringement or violation of Law), (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder or (iv) Liabilities for Transaction Expenses.
(f)   No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.
Section 4.5   No Material Adverse Effect.   Since December 31, 2020, through the Effective Date, there has been no Material Adverse Effect.
Section 4.6   Absence of Certain Developments.   Except as set forth on Section 4.6 of the Company Disclosure Schedules, since December 31, 2020, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date would require MDH’s consent in accordance with Section 8.1(b).
Section 4.7   Real Property.
(a)   Section 4.7(a) of the Company Disclosure Schedules sets forth the address of each Leased Real Property and a true, correct and complete list of all Leases (including all amendments, extensions, and renewals, with respect thereto) for such Leased Real Property (such Leases, the “Real Property Leases”) and the parties to each such Real Property Lease. Except as set forth on Section 4.7(a) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Real Property Lease is legal, valid, binding, enforceable against the applicable Group Company, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) there are no material disputes with respect to such Real Property Lease; (iv) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice of lapse of time or both would constitute a material default by the Group Company under any Real Property Lease; (v) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Real Property Lease; and (vi) the transactions contemplated hereby do not require the consent of any other party to the Lease. The Group Companies have made available to MDH a true, correct and complete copy of all Real Property Leases. No Group Company owns any real property.
(b)   The Leased Real Property identified in Section 4.7(a) of the Company Disclosure Schedules comprises all of the real property used in the business of the Group Companies.
(c)   The buildings and material building components thereof are in good working condition and repair and sufficient for the operation of the business by each Group Company. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting the Leased Real Property.

Section 4.8   Tax Matters.   Except as set forth on Section 4.8 of the Company Disclosure Schedules:
(a)   All income or other material Tax Returns required to be filed under applicable Tax Law by or with respect to each Group Company have been timely filed (after taking into account any valid extensions). All such Tax Returns have been prepared in material compliance with all applicable Laws and are true, correct and complete in all material respects. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder and has otherwise complied in all material respects with all applicable Tax Laws relating to the collection, withholding, reporting and remittance of Taxes. No Group Company has received any written notice from a Governmental Entity alleging the failure to timely make a report or other filing required to be made under applicable Law with respect to any material amount of unclaimed property. Since the date of the most recent balance sheet included in the Unaudited Financial Statements, the Company has not accrued a material amount of gain or income for Tax purposes outside the ordinary course of business (other than resulting from the Transactions).
(b)   As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of any Group Company, pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Group Company. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been paid, settled or withdrawn. No Group Company has commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file a Tax Return that such Group Company is subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.
(c)   Outside of the Ordinary Course of Business, no Group Company has agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity). No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.
(d)   No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).
(e)   The Company is treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is disregarded as separate from the Company for U.S. federal income Tax purposes, except for those Group Companies, if any, identified as being classified as corporations for such purposes on Section 4.8(e) of the Company Disclosure Schedules. No Group Company is organized in a jurisdiction outside of the United States.
(f)   No Group Company will be required to include a material item of income, or exclude a material item of deduction, for any taxable period beginning after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Tax Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal or state or local income Tax purposes; (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a closing agreement entered into with any Taxing Authority under Code Section 7121 on or prior to the Closing Date. No Group Company has made an election pursuant to Section 965(h) of the Code.

(g)   There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.
(h)   No Group Company has ever been a member of any affiliated group (as defined in Section 1504(a) of the Code) (other than such an affiliated group the common parent of which is a Group Company). No Group Company has any actual liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor. No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.
(i)   No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two years.
(j)   Except as would not have a Material Adverse Effect, the Group Companies are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity.
(k)   No Group Company will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any Group Company (including the non-payment of a Tax) on or prior to the Closing Date (including (A) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including Section 3606 of the CARES Act)).
(l)   No Group Company has (i) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, or (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.
Section 4.9   Contracts.
(a)   Except as set forth on Section 4.9(a) of the Company Disclosure Schedules, (and except for any Company Employee Benefit Plan), as of the Effective Date, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:
(i)   collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);
(ii)   Contract with any Material Customer or Material Supplier;
(iii)   (A) Contract for the employment or engagement of any directors, officers, employees, or individual independent contractors providing for annual base compensation or annual base fees, as applicable, in excess of $150,000 (other than “at-will” Contracts that may be terminated upon 30 days’ or less notice without the payment of severance), (B) Contract providing for severance payments in excess of $150,000 in the aggregate, or (C) Contract requiring the payment of any compensation by any Group Company as a result of the consummation of the Transactions;
(iv)   Contract with any staffing agency, employee leasing agency, or similar entity through which temporary labor is provided to any Group Company whereby a Group Company has any current obligation;
(v)   Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of $1,000,000;
(vi)   Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;
(vii)   Contract relating to the development, ownership, use, registration, enforcement, or exercise of any rights under any Intellectual Property (other than (A) licenses of unmodified, commercially available off-the-shelf Software licensed on commercially-available terms with an aggregate fee of less than $500,000, (B) non-exclusive licenses granted by a Group Company to its customers in the Ordinary Course of Business consistent with past practice in substantially the form provided by the Group Companies to MDH, and (C) employee invention assignment agreements executed on the Group Companies’ standard form of agreement);
(viii)   Contract entered into since the Lookback Date (A) for the settlement or avoidance of any actual dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, or (B) that materially restricts the use or licensing of any Owned Intellectual Property;
(ix)   Contract providing for any Group Company to make any material capital contribution to, or other material investment in, any Person;
(x)   Contract providing for aggregate future payments to or from any Group Company in excess of $5,000,000 in any calendar year, other than Contracts entered into in the Ordinary Course of Business;
(xi)   other than Contracts entered into in the Ordinary Course of Business, any material joint venture, partnership, strategic alliance or similar Contract;
(xii)   Contract that limits or restricts any Group Company (or after the Closing, MDH or any Group Company) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;
(xiii)   Contract that binds any Group Company pursuant to any of the following restrictions or terms: (A) a “most favored nation” or similar provision with respect to any Person; (B) “minimum purchase” requirement in excess of $1,000,000 in any 12 month period; (C) rights of first refusal or first offer (other than those related to Real Property Leases); or (D) a “take or pay” provision;
(xiv)   Contract entered into since the Lookback Date involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding, (B) with any Governmental Entity or Person or (C) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date, in each case, providing for payments to or from the Company Group in excess of $75,000.
(xv)   Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $100,000;
(xvi)   Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the agreement (other than with respect to Leased Real Property);
(xvii)   Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company, except for Contracts entered into in the Ordinary Course of Business;
(xviii)   Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business or is not material to any Group Company;
(xix)   Contract concerning material confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);

(xx)   Contract that relates to the future disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any Contract related to the Transactions, (2) any non-disclosure or similar entered into in connection with the potential sale of the Company or (3) any for the purchase or sale of inventory in the Ordinary Course of Business;
(xxi)   Contract that relates to any completed disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties in each case, entered into or consummated since the Lookback Date, other than sales of inventory in the Ordinary Course of Business;
(xxii)   Contract involving the payment of any earn-out or similar contingent payment, which are or may become due and payable after the Effective Date; and
(xxiii)   Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.
(b)   Except as specifically disclosed on Section 4.9(b) of the Company Disclosure Schedules, each Contract of the type referenced in Section 4.9(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Group Company party thereto and to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or material default thereunder. During the last 12 months, no Group Company has received any written claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no Event has occurred, which individually or together with other Events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate any such Material Contract.
(c)   Section 4.9(c) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the ten largest customers of the Group Companies (measured by aggregate billings) during the 12 months ended December 31, 2020 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such 12 month period then ended. Since December 31, 2020, (i) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.
(d)   Section 4.9(d) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such 12 month period then ended. Since December 31, 2020, (i) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.
Section 4.10   Intellectual Property.
(a)   Each Group Company, the Owned Intellectual Property, and the former and current conduct of the business of the Group Companies and product and services thereof have not since the Lookback Date infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property or rights of publicity of any Person in any material respect. No Group Company is the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property rights or rights of publicity of any Person, or challenges the ownership, use, patentability, registration, validity, or enforceability of any Owned Intellectual Property; and no such claims have been asserted or threatened against any Group Company since the Lookback Date.

Since the Lookback Date, no Group Company has received any charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or other violation of any Person’s Intellectual Property Rights, alleging that any Group Company requires a license to any of such Person’s Intellectual Property rights, or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.
(b)   Each Group Company owns all right, title, and interest in, or has a license or other right to use, all Group Company Intellectual Property. Section 4.10(b) of the Company Disclosure Schedules contains a complete and accurate list of the Registered Intellectual Property and any material unregistered Trademarks that are Owned Intellectual Property. All Owned Intellectual Property is valid and enforceable. Each Group Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. Since the Lookback Date, no Group Company has asserted any claim against any third party alleging any material infringement, misappropriation, or other violation of any Owned Intellectual Property. All material Registered Intellectual Property listed on Section 4.10(b) of the Company Disclosure Schedules has been maintained effective by the filing of all necessary filings maintenance and renewals and the payment of requisite fees.
(c)   Each Group Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a Governmental Entity, no such trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a fiduciary duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No Person (including current and former founders, employees, contractors or consultants of any Group Company) has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person (including current and former founders, employees, contractors or consultants of any Group Company) who has developed any material Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid and enforceable written assignment or operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment agreement.
(d)   No funding, facilities, or personnel of any Governmental Entity or any university or research organization has been used in connection with the development of any Owned Intellectual Property and no Group Company and their predecessors have participated in any standards setting organization. No Governmental Entity, university, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.
(e)   The Group Company IT Assets are sufficient in all material respects for the current needs of the business of the Group Companies. The Group Companies have in place disaster recovery, data back-up, and security plans and procedures and have taken reasonable steps designed to safeguard the availability, security and integrity of the Group Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Group Company IT Assets. The Group Company IT Assets have not suffered any material failure since the Lookback Date.
(f)   Except as set forth on Section 4.10(f) of the Company Disclosure Schedules, the Group Companies have not experienced any Security Breaches since the Lookback Date, and none of the Group Companies is aware of any written or oral notices or complaints from any Person regarding such a Security Breach. None of the Group Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity) regarding any of the Group Companies’ Processing of Protected Data or non-compliance with applicable

Privacy and Security Requirements. Since the Lookback Date, none of the Group Companies has provided or has been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach.
(g)   Except as set forth on Section 4.10(g) of the Company Disclosure Schedules, the Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Privacy and Security Requirements. The execution, delivery, or performance of this Agreement and the consummation of the Transactions will not violate any applicable Privacy and Security Requirements.
(h)   To the Knowledge of the Company, all Owned Software is operative for its intended purpose, free of any material defects or deficiencies, and does not contain any Malicious Code.
(i)   No Person other than the Group Companies is in possession of (in any form, print, electronic, or otherwise), or has been granted any license or other right with respect to, any source code constituting Owned Intellectual Property. No source code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver or otherwise grant any right thereto under any circumstance. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any third party by any Group Company.
(j)   To the Knowledge of the Company, no Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used by the Group Companies in connection with any Owned Software in a manner that may require, or condition the use or distribution of any material Owned Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software.
(k)   To the Knowledge of the Company, (i) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Group Companies’ right to own or use any Group Company Intellectual Property, and (ii) immediately subsequent to the Closing, the Group Company Intellectual Property will be owned or available for use by the Group Companies on terms and conditions identical to those under which the Group Companies own or use the Group Company Intellectual Property immediately prior to the Closing, without payment of additional fees.
Section 4.11   Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Company or that is included in such filings and/or mailings).
Section 4.12   Litigation. Except as set forth on Section 4.12 of the Company Disclosure Schedules, there are no, and since the Lookback Date, there have been no, material Proceedings or Orders pending, or to the Knowledge of the Company, threatened in writing against or relating to any Group Company or any of their respective assets or properties at Law or in equity, or any director, officer or employee of any Group Company in his or her capacity as such, that would, individually or in the aggregate, have a Material Adverse Effect.
Section 4.13   Brokerage. Except as set forth on Section 4.13 of the Company Disclosure Schedules, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of any Group Company or any of its

Affiliates, or Pubco or MDH or any of their respective Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 4.14   Labor Matters.
(a)   No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. There are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Group Company. There are no pending unfair labor practice charges, material labor grievances, material strikes or material labor disputes against any Group Company.
(b)   Section 4.14(b)(i) of the Company Disclosure Schedules sets forth a true and complete list of all employees of the Group Companies as of July 11, 2021, including for each, title, location, employing entity, 2021 base salary or hourly wage rate and status (as exempt or non-exempt under the Fair Labor Standards Act or similar state or local Laws or active or a description of leave). Section 4.14(b)(ii) of the Company Disclosure Schedules sets forth a true and complete list of all independent contractors and temporary employees servicing the Group Companies, including the fees paid to each in 2020 and 2021. To the Knowledge of the Company, no employee is in material violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement or restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries. No Group Company has any material liability arising out of any violation of applicable labor- and employment-related Law as a joint employer of any temporary employee leased through a third-party since the Lookback Date.
(c)   The Group Companies are in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including all Laws regarding wages and hours, terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, equal opportunity, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, workers’ compensation, affirmative action, COVID-19, employee leave, employee trainings and notices, unemployment insurance, and collective bargaining (collectively, the “Employment Laws”). There are no material actions, proceedings, audits, investigations, claims, demands, or suits pending, or to the Knowledge of the Company, threatened against the Group Companies with respect to compliance with the Employment Laws or brought by any current or former employee, independent contractor, consultant, or temporary employee of any Group Company.
(d)   Since the Lookback Date, except as would not, individually or in the aggregate, materially and adversely affect the Group Companies, the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the current or former directors, officers, employees or independent contractors under applicable Law, Contract or policy.
(e)   No employee layoff, facility closure or shutdown (whether voluntary or by governmental order), reduction-in-force, furlough, temporary layoff or material work schedule change or reduction in hours, salary or wages affecting employees of the Group Companies has occurred since the Lookback Date or is currently contemplated, planned or announced, including as a result of COVID-19. The Group Companies have not implemented any plant closing or employee layoffs that triggered notice obligations under the WARN Act or any similar state Laws since the Lookback Date.
Section 4.15   Employee Benefit Plans.
(a)   Section 4.15(a) of the Company Disclosure Schedules sets forth a list of each material Company Employee Benefit Plan. With respect to each such Company Employee Benefit Plan, the Company has made available to MDH true and complete copies of, as applicable, (i) the current plan document, (ii) the most recent summary plan description, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual reports and the three most recently completed annual testing results, and (v) any material correspondence with any Governmental Entity with respect to such Company Employee Benefit Plan dated since the Lookback Date.
(b)   Except as set forth on Section 4.15(b) of the Company Disclosure Schedules, no Company Employee Benefit Plan is, and none of the Group Companies maintains, sponsors, or contributes to or has any liability (including on account of an ERISA Affiliate) with respect to, (i) a plan that provides retiree or post-employment health or life insurance to any retirees of a Group Company other than as required under Section 4980B of the Code or any similar state Law, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(c)   Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no material actions, investigations, audits, proceedings, claims, demands, or suits pending, or to the Knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than routine claims for benefits). The Group Companies have not engaged in any material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, all contributions, premiums, or distributions that are due have been timely made in all material respects or are properly accrued and reflected on the applicable Group Company’s financial statements in accordance with GAAP.
(d)   Except as set forth on Section 4.15(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the Transactions, alone or together with any other event, would, directly or indirectly, (i) result in any payment, severance, or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director, consultant or individual service provider of the Group Companies, (ii) increase the amount or value of any severance, benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, consultant or individual service provider of the Group Companies or (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such severance, benefit or compensation. Neither the execution or delivery of this Agreement nor the consummation of the Transactions, alone or together with any other event, would result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any current or former employee, director, independent contractor, officer, consultant, or individual service provider of the Group Companies who is a “disqualified individual” within the meaning of Section 280G of the Code.
(e)   Each Company Employee Benefit Plan that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person under Sections 409A or 4999 of the Code.
Section 4.16   Insurance.   Section 4.16 of the Company Disclosure Schedules contains a true, correct and complete list of all material insurance policies (other than insurance policies underlying a Company Employee Benefit Plan) carried by or for the benefit of the Group Companies (the “Insurance Policies”). Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such Insurance Policies has been paid in accordance with the terms of such Insurance

Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.
Section 4.17   Compliance with Laws; Permits.
(a)   Except as set forth on Section 4.17(a) of the Company Disclosure Schedules, (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written notice from any Governmental Entity or any other Person alleging a material violation of or material noncompliance with any such Laws or Orders that remains uncured and outstanding.
(b)   Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the Transactions. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.
Section 4.18   Environmental Matters.   Except as set forth in Section 4.18 of the Company Disclosure Schedules: (a) each Group Company is, and since the Lookback Date, has been, in material compliance with all Environmental Laws; (b) each Group Company has since the Lookback Date obtained and maintained, and is, and since the Lookback Date, has been, in material compliance with, all Permits required by Environmental Laws for the operation of the business of the Group Companies, as presently conducted (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has used, generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials on, at, from or under any Leased Real Property, in each case that would be reasonably likely to result in material Liability to any of the Group Companies under Environmental Laws; and (e) no Group Company has assumed in writing, or provided a written indemnity with respect to, any material Liability of any other Person, in each case under Environmental Laws. The Group Companies have provided to MDH true and correct copies of all material environmental, health and safety assessments, reports and audits prepared in the last five years relating to any of the Group Companies or the Leased Real Property that, in each case, are in the Group Companies’ possession or reasonable control.
Section 4.19   Title to and Sufficiency of Assets.   Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets and properties free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets and properties necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Effective Date.
Section 4.20   Affiliate Transactions.   Except for (a) employment relationships and compensation and benefits, (b) transactions with any Affiliate in the Ordinary Course of Business and on arms’-length terms, or (c) as disclosed on Section 4.20 of the Company Disclosure Schedules, (i) there are no loans, Leases, commitments or guarantees (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (ii) no Interested Party (A) owes any material amount to any Group Company, (B) owns any material property or right that is used by any Group Company or (C) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a material supplier, customer or landlord of any Group Company (other than in connection with ownership of less than 5% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).
Section 4.21   Trade & Anti-Corruption Compliance.
(a)   Neither the Company nor any of its Subsidiaries, nor any of its respective directors, officers, managers, employees, or to the Company’s Knowledge, its agents or third-party representatives of the Company or any of its Subsidiaries, is or has been since the Lookback Date: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.
(b)   Since the Lookback Date, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor any its respective directors, officers, managers, employees, or to the Company’s Knowledge, agents or third-party representatives of the Company or any of its Subsidiaries (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.
(c)   To the Company’s Knowledge, there are no, and since the Lookback Date there have been no, legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct or any other such violation of any Trade Controls or Anti-Corruption Laws.
Section 4.22   No Other Representations and Warranties.   MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MDH, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING CF OMS AND BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE

CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.22 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER AND THE PUBCO PARTIES
As an inducement to MDH to enter into this Agreement and consummate the Transactions, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blocker and the PubCo Parties represents and warrants to MDH as follows:
Section 5.1 Organization; Authority; Enforceability.
(a)   Blocker and each PubCo Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement, the Ancillary Agreements to which such Party is party and to perform its respective obligations hereunder and thereunder. Blocker and each PubCo Party is in good standing under the Laws of the State of Delaware.
(b)   Blocker and each PubCo Party has all the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.
(c)   Blocker and each PubCo Party is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(d)   A correct and complete copy of each Governing Document of Blocker and each PubCo Party has been made available to MDH. Neither Blocker nor any Pubco Party is in violation of any of its Governing Documents. Neither Blocker nor any Pubco Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.
(e)   Blocker and each PubCo Party has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate actions other than the PubCo Stockholder Consents and the Blocker Merger Stockholder Consent. This Agreement has been (and each of the Ancillary Agreements to which Blocker or any PubCo Party will be a party will be) duly executed and delivered by Blocker or such Pubco Party and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 5.2   Non-contravention.   Except as set forth in Section 5.2 of the Blocker Disclosure Schedules, the filing of the Blocker Certificate of Merger and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by the Blocker and the performance by the Blocker of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of the Blocker; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which the Blocker is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Blocker; or (e) violate in any material respect any Law, Order, or Lien applicable to the Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of the Blocker to perform its obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions. The Blocker Merger Stockholder Consent is the only action of the holders of any Equity Interests of the Blocker necessary to approve the Transactions.
Section 5.3   Capitalization.
(a)   Section 5.3 of the Blocker Disclosure Schedules sets forth the Equity Interests of the Blocker (including the number and class or series (as applicable) of Equity Interests) (the “Blocker Equity Interests”) All outstanding Blocker Equity Interests are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Liens. Other than the Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from Blocker any Equity Interests in Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in Blocker. There are not any stockholder agreements, operating agreements, voting trusts or other Contracts to which Blocker is a party or by which it is bound relating to the voting of the Blocker Equity Interests. Except for the Equity Interests Blocker holds in PubCo and the Group Companies, Blocker does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).
(b)   As of the Effective Date, the authorized share capital of PubCo consists of 1,000 shares of common stock, par value $0.0001. Prior to giving effect to the Transactions, other than Milestone Merger Sub and MDH Merger Sub, PubCo does not have any Subsidiaries or own any equity interests in any other Person.
(c)   Milestone Merger Sub is wholly owned by PubCo and does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. MDH Merger Sub is wholly owned by PubCo and does not hold any equity interest or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.
(d)   The shares of PubCo Class A Common Stock and PubCo Warrants to be issued as MDH Merger Consideration and the shares of PubCo Class A Common Stock to be issued to the Blocker Owner, and the shares of PubCo Class B Common Stock to be issued to CF OMS, in each case pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to Blocker Owner, the MDH Stockholders and CF OMS with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the PubCo A&R Charter, the Company A&R LLCA, the Investor Rights Agreement, the Registration Rights Agreement and the Tax Receivable Agreement (as applicable).
Section 5.4   Holding Company; Ownership.
(a)   Blocker is a holding company and does not own any assets except for Equity Interests of certain Group Companies and PubCo Parties, cash and other working capital assets typical of a holding company. Since its incorporation, Blocker has not engaged in any business activities other than activities directed toward its investment in and ownership of Equity Interests of the Group Companies and the accomplishment of the Transactions. Except for (i) Liabilities incident to its incorporation and organization, incident to the maintenance of its existence, (ii) indebtedness issued to, or held by, the direct owners of the Blocker that will be contributed to capital prior to the Closing Date, (iii) Tax Liabilities (including those incurred in connection its ownership of Equity Interests in the Group Companies), and (iv) guarantees of certain Indebtedness of certain of the Group Companies, neither Blocker nor any PubCo Party has any Liabilities.
(b)   Blocker is Beneficial Owner and owner of record of the Equity Interests of the Company set forth next to Blocker’s name on Section 4.3(a)(i) and Section 4.3(a)(ii) of the Company Disclosure Schedules (such Equity Interests, the “Blocker Owned Company Equity Interests”). Blocker has, and as of immediately prior to the Closing (including the execution and delivery of the Company A&R LLCA), Blocker will have, good and valid title to the Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens.
Section 5.5   Information Supplied; Form S-4.   The information supplied or to be supplied by Blocker and the PubCo Parties for inclusion in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by MDH or that are included in such filings or mailings). The Form S-4 will comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.
Section 5.6   Litigation.   Except as set forth on Section 5.6 of the Blocker Disclosure Schedules, since the Lookback Date, there have been no Proceedings or Orders pending, or to the Knowledge of PubCo or Blocker, threatened against or otherwise relating to Blocker or any PubCo Party or any of their respective assets or properties at Law or in equity, or any director, officer or employee of Blocker or any Pubco Party in his or her capacity as such that would, individually or in the aggregate, have a Material Adverse Effect.
Section 5.7   Brokerage.   Except as set forth on Section 5.7 of the Blocker Disclosure Schedules, Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of Blocker or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 5.8   Organization of PubCo, Milestone Merger Sub and MDH Merger Sub.   PubCo was formed solely for the purpose of engaging in the Transactions, and, except as otherwise set forth in this Agreement, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions. Milestone Merger Sub was formed solely for the purpose of engaging in the transactions, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions. MDH Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions.
Section 5.9   PIPE Investments.   PubCo has delivered to MDH true and complete copies of each of the Subscription Agreements entered into by PubCo with the PIPE Investors. To the Knowledge of PubCo, with respect to each PIPE Investor, as of the Effective Date, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended, restated or modified, and no withdrawal, termination, amendment, restatement or modification is contemplated by MDH. Each Subscription Agreement is a legal, valid and binding obligation of PubCo and, to the Knowledge of PubCo, each PIPE Investor. Neither the execution or delivery by PubCo, or to the Knowledge of PubCo, any PIPE Investor, nor the performance by PubCo, or to the Knowledge of PubCo, any PIPE Investor, of such party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company and MDH are each a third party beneficiary thereof and each is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between PubCo and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of any PIPE Investor to contribute to PubCo the Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s Subscription Agreement, and, as of the Effective Date, PubCo does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements) not being available to PubCo on the Closing Date. As of the Effective Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of PubCo, or to the Knowledge of PubCo, any PIPE Investor, under any term or condition of any Subscription Agreement and, as of the Effective Date, to the Knowledge of PubCo, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would reasonably be likely to (i) make any statements by PubCo or any PIPE Investor inaccurate in any material respect or (ii) subject to the satisfaction (or waiver by the PubCo Parties) of the conditions set forth in Section 12.1 or Section 12.3 of this Agreement, otherwise result in any portion of the PIPE Investment not being available. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to PubCo such PIPE Investor’s Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s the Subscription Agreement on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by PubCo to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.
Section 5.10   Affiliate Transactions.   Except as disclosed on Section 5.10 of the Blocker Disclosure Schedules, there are no transactions or arrangements (a) between Blocker or any PubCo Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Blocker or any Pubco Party or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).
Section 5.11   Tax Matters.
(a)   All income and other material Tax Returns required to be filed under applicable Tax Law by each of Blocker and PubCo have been timely filed (after taking into account any valid extensions). All such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Each of Blocker and PubCo has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each of Blocker and PubCo has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.
(b)   As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of Blocker, pending or threatened in writing with respect to any Taxes or Tax Returns of Blocker or PubCo. All material deficiencies for Taxes asserted or assessed in writing against Blocker or PubCo have been paid, settled or withdrawn. Neither Blocker nor PubCo has commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where Blocker or PubCo does not file a Tax Return that Blocker or PubCo (as applicable) is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.
(c)   Neither Blocker nor PubCo has agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity). Neither Blocker nor PubCo is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.
(d)   Each of Blocker and PubCo is treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
Section 5.12   No Other Representations or Warranties.   MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT AND BY THE COMPANY

IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT, NEITHER THE BLOCKER, NOR ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MDH, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER IN THIS ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY BLOCKER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 5.12 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CF OMS AND BLOCKER OWNER
As an inducement to MDH to enter into this Agreement and consummate the Transactions, each of CF OMS and the Blocker Owner severally, and not jointly, represents and warrants to MDH with respect to itself as follows:
Section 6.1   Organization; Authority; Enforceability.
(a)   Such Party is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Such Party is in good standing under the Laws of the State of Delaware.
(b)   Such Party has all the requisite power and authority to own, lease and operate its assets and properties, including its ownership of Equity Interests of the Company or the Blocker, as applicable, and to carry on its businesses as presently conducted in all material respects.
(c)   Such Party duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(d)   Such Party is not in violation of any of its Governing Documents. Such Party is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.
(e)   Such Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate actions of such Party. This Agreement has been (and each of the Ancillary Agreements to which such Party will be a party will be) duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 6.2   Non-contravention.   Except as set forth in Section 5.2 of the Blocker Disclosure Schedules, the filing of the Blocker Certificate of Merger and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by such Party and the performance by such Party of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of such Party; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which such Party is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party; or (e) violate in any material respect any Law, Order, or Lien applicable to such Party, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of such Party to perform its obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions.
Section 6.3   Ownership.   Such Party, (a) in the case of CF OMS, (i) is the Beneficial Owner and the owner of record of the Equity Interests of the Company set forth next to CF OMS’s name on Section 4.3(a)(i) and Section 4.3(a)(ii) of the Company Disclosure Schedules and (ii) has, and as of immediately prior to the Closing, will have, good and valid title to such Equity Interests, free and clear of all Liens, other than Permitted Liens, or (b) in the case of Blocker Owner, (i) is the Beneficial Owner and the owner of record of all of the Blocker Equity Interests, and (ii) has, and as of immediately prior to the Blocker Effective Time, will have, good and valid title to the Blocker Equity Interests, free and clear of all Liens, other than Permitted Liens.
Section 6.4   Information Supplied.   The information supplied or to be supplied by such Party for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by such Party or that is included in such filings or mailings).
Section 6.5   Litigation.   There is no Proceeding or Order pending, or to the knowledge of such Party, threatened against or otherwise relating to such Party or any of its assets or properties at Law or in equity, or any director, officer or employee of such Party in his or her capacity as such, that would, individually or in the aggregate, have a Material Adverse Effect.
Section 6.6   Brokerage.   Such Party does not have any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of the Company, the Blocker, any PubCo Party or MDH or any of their respective Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 6.7   No Other Representations or Warranties.   MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CF OMS OR BLOCKER OWNER, AS APPLICABLE, IN THIS ARTICLE VI OR IN ANY ANCILLARY AGREEMENT, BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND BY BLOCKER IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NONE OF CF OMS, BLOCKER OWNER NOR ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CF OMS OR BLOCKER OWNER, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY CF OMS OR BLOCKER OWNER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR BLOCKER. EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY MADE BY CF OMS OR BLOCKER OWNER IN THIS ARTICLE VI OR IN ANY ANCILLARY AGREEMENT, BY THE COMPANY IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT AND BY BLOCKER IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY CF OMS AND BLOCKER OWNER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 6.7 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MDH
As an inducement to the Blocker and the Company to enter into this Agreement and consummate the Transactions, except as disclosed in any MDH SEC Documents filed with, or furnished to, the SEC by MDH and publicly available prior to the Effective Date, MDH represents and warrants as follows:
Section 7.1   Organization; Authority; Enforceability.
(a)   MDH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement, the Ancillary Agreements to which MDH is party and to perform its respective obligations hereunder and thereunder.
(b)   MDH has all the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted in all material respects.
(c)   MDH is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to MDH.
(d)   A correct and complete copy of the MDH Certificate of Incorporation, as in effect on the Effective Date, is filed as Exhibit 3.1 to the Form 8-K filed with the SEC on February 5, 2021. MDH is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.
(e)   MDH has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and subject to the receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions other than receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders. This Agreement has been (and each of the Ancillary Agreements to which MDH will be a party will be) duly executed and delivered by MDH and constitutes a valid, legal and binding agreement of MDH, enforceable against MDH in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 7.2   Non-contravention.   Subject to the receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders, the filing of the Certificates of Merger, and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by MDH and the performance by MDH of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of MDH; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which MDH is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of MDH; or (e) violate in any material respect any Law, Order, or Lien applicable to MDH, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of MDH to perform their respective obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions. The MDH Required Vote is the only vote of the holders of any class or series of the MDH Capital Stock necessary to approve the Transactions.
Section 7.3   Capitalization.   As of the Effective Date, the authorized share capital of MDH consists of (a) 200,000,000 shares of MDH Class A Common Stock, (b) 12,000,000 shares of MDH Class B Common Stock, and (c) 1,000,000 shares of MDH Preferred Stock, par value $0.0001 per share (“MDH Preferred Stock”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the PIPE Investment), (i) 27,600,000 shares of MDH Class A Common Stock are issued and outstanding, (ii) 6,900,000 shares of MDH Class B Common Stock are issued and outstanding, (iii) no shares of MDH Preferred Stock are issued and outstanding, and (iv) 20,350,000 warrants are issued and outstanding (the “MDH Warrants”) entitling the holder thereof to purchase one share of MDH Class A Common Stock at an exercise price of $11.50 per MDH Warrant. As of the Effective Date, all outstanding MDH Class A Common Stock, MDH Class B Common Stock, MDH Preferred Stock and MDH Warrants are (A) issued in compliance in all material respects with applicable Law and (B) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case as set forth in the MDH Governing Documents, this Agreement, the Subscription Agreements, or the MDH SEC Documents, there are no outstanding (1) Equity Interests of MDH, (2) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance units, profit participation, restricted stock, restricted stock units, other equity-based compensation awards or similar rights, or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of MDH to acquire from any Person, and no obligation of MDH to issue or sell, or cause to be issued or sold, any Equity Interest of MDH, or (3) obligations of MDH to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). MDH does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).
Section 7.4   Information Supplied; Form S-4.   The information supplied or to be supplied by MDH and PubCo for inclusion in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by MDH or that are included in such filings or mailings).
Section 7.5   Litigation.   There is no material Proceeding or Order pending, or, to the Knowledge of MDH, threatened, against or affecting MDH or any of its properties or rights.
Section 7.6   Brokerage.   Except for Oppenheimer & Co. Inc., Stifel Nicolaus & Co. Inc., and Keefe, Bruyette & Woods, Inc., MDH has not incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of MDH to pay a finder’s fee, brokerage or agent’s commissions or other like payments.
Section 7.7   Trust Account.   As of the Effective Date, MDH has at least $276,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust

Agreement is in full force and effect and is a legal, valid and binding obligation of MDH, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, restated, supplemented or modified, in any respect by MDH or the Trustee, and no such termination, repudiation, rescission, amendment, restatement, supplement or modification is contemplated by MDH. MDH is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the MDH SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the MDH Stockholders who shall have exercised their rights to participate in the MDH Stock Redemption, (ii) the underwriters of the MDH’s IPO, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) MDH with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of MDH, investigations) pending or, to the Knowledge of MDH, threatened with respect to the Trust Account.
Section 7.8   MDH SEC Documents; Controls.
(a)   MDH has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the IPO of MDH’s securities, together with any amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (such forms, reports, schedules, statements and other documents filed with the SEC, the “MDH SEC Documents”). Except to the extent related to or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants, as of their respective dates and after giving effect to any amendments or supplements thereto, each of the MDH SEC Documents complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MDH SEC Documents and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   Except to the extent related or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants, the financial statements of MDH included or incorporated by reference into the MDH SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of MDH, as of their respective dates and the results of operations and the cash flows of MDH, for the periods presented therein.
(c)   Except to the extent related to or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants: (i) since the consummation of the IPO of MDH’s securities, MDH has timely filed all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any MDH SEC Document, (ii) each such certification is correct and complete and (iii) MDH maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning MDH is made known on a timely basis to the individuals responsible for the preparation of MDH’s SEC filings.

Section 7.9   Listing.   The issued and outstanding MDH Class A Common Stock, MDH Class B Common Stock and the MDH Warrants (the foregoing, collectively, the “MDH Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. To the Knowledge of MDH, there is no Proceeding pending against MDH by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the MDH Public Securities or prohibit or terminate the listing of the MDH Public Securities on the Stock Exchange. To the Knowledge of MDH, MDH has not received any written or oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the MDH Public Securities.
Section 7.10   Investment Company; Emerging Growth Company.   MDH is not an “investment company” within the meaning of the Investment Company Act of 1940. MDH constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 7.11   Business Activities.
(a)   Since its incorporation, other than as described in the MDH SEC Documents, MDH has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the MDH Governing Documents, there is no Contract, commitment, or Order binding upon MDH or to which MDH is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of MDH or any acquisition of property by MDH or the conduct of business by MDH after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to MDH.
(b)   Except for this Agreement and the Transactions, MDH has no interests, rights, obligations or Liabilities with respect to, and MDH is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. MDH has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.
(c)   MDH has no Liabilities, except (i) Liabilities specifically reflected and adequately reserved against in the most recent financial statements in the MDH SEC Documents or specifically identified in the notes thereto), (ii) Liabilities which have arisen after the date of such most recent financial statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty or Contract, infringement or violation of Law), (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by MDH or Sponsor of their obligations hereunder or thereunder and (iv) for Transaction Expenses.
Section 7.12   Compliance with Laws.   MDH is, and has been since its formation, in compliance in all material respects with all Laws applicable to the conduct of MDH and MDH has not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.
Section 7.13   Tax Matters.
(a)   All income and other material Tax Returns required to be filed under applicable Tax Law by MDH have been timely filed (after taking into account any valid extensions). All such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. MDH has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). MDH has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.
(b)   As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of MDH, pending or threatened in writing with respect to any Taxes or Tax Returns of MDH. All material deficiencies for Taxes asserted or assessed in writing against MDH have been paid, settled or withdrawn. MDH has not commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where MDH does not file a Tax Return that MDH is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.
(c)   MDH has not agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity). MDH is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.
(d)   MDH is treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.
ARTICLE VIII
COVENANTS RELATING TO THE CONDUCT OF THE BLOCKER AND THE GROUP COMPANIES, THE PUBCO PARTIES AND MDH
Section 8.1   Interim Operating Covenants of the Blocker, the PubCo Parties and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article XIII and the Closing Date (such period, the “Pre-Closing Period”):
(a)   The Company shall use commercially reasonable efforts to, and shall cause the other Group Companies to use commercially reasonable efforts to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom a Group Company has a material business relationship, except, in each case, (w) as required by applicable Law, (x) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required hereby or (z) as set forth on Section 8.1(a) of the Company Disclosure Schedules.
(b)   Without limiting Section 8.1(a), except (w) as required by applicable Law, (x) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required hereby or (z) as set forth on Section 8.1(b) of the Company Disclosure Schedules, each of the Company, the Blocker and each PubCo Party shall not, and shall cause the other Group Companies not to:
(i)   amend or otherwise modify any of its Governing Documents;
(ii)   except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);
(iii)   except as may be required by Law, make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any amended material Tax Return, or change any material method of Tax accounting;
(iv)   issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any Equity Interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of such Person (other than to another Group Company);
(v)   declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any equityholder of such Person (other than (A) dividends or distributions among Group Companies or (B) tax distributions in the Ordinary Course of Business);
(vi)   except in accordance with the Company A&R LLCA, split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of the Company or Blocker;

(vii)   sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of any Group Company (other than any such actions performed in the Ordinary Course of Business or that would not require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein);
(viii)   incur, create, assume, guarantee or otherwise become liable for any Indebtedness except for (A) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company existing as of the date hereof not to exceed, individually or in the aggregate, $600,000,000, (B) any such indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) the accrual of interest on indebtedness outstanding as of the Effective Date or otherwise incurred in compliance with this Section 8.1(b)(viii) and (D) any such Indebtedness that would not require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein;
(ix)   enter into (or amend, modify, terminate or waive any material right under) any Material Contract of the type described in Section 4.9(a)(xxiii) or, to the extent such execution, amendment, modification, termination or waiver of a material right would require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein, Section 4.9(a)(xii);
(x)   adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xi)   other than as required by applicable Law or pursuant to the terms of a Company Employee Benefit Plan, pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, sale, retention, change-in-control or other discretionary bonus;
(xii)   negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;
(xiii)   implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act; or
(xiv)   propose, agree, authorize or commit to do any of the foregoing.
(c)   Notwithstanding anything to the contrary in this Section 8.1, Blocker’s or the Group Companies’ failure to take any action prohibited by Section 8.1(b) will not be a breach of Section 8.1(a).
(d)   Nothing contained herein shall be deemed to give MDH the right to control or direct the Company or any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.
Section 8.2   Interim Operating Covenants of MDH.
(a)   During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as expressly required hereby, MDH shall not:
(i)   amend or otherwise modify any of its Governing Documents or the Trust Agreement;
(ii)   withdraw any of the Trust Amount, other than as permitted by the MDH Governing Documents or the Trust Agreement;
(iii)   other than in connection with the MDH Required Vote, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any Equity Interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of MDH;

(iv)   declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of MDH;
(v)   split, combine, redeem or reclassify any of its Equity Interests;
(vi)   (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs in an amount not to exceed $2,000,000, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Indebtedness;
(vii)   commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);
(viii)   enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by MDH to the Sponsor, MDH’s officers or directors, or any Affiliate of the Sponsor or MDH’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;
(ix)   waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to MDH and which do not relate to the transactions contemplated by this Agreement;
(x)   buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;
(xi)   enter into any new line of business;
(xii)   except as may be required by Law, make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any amended material Tax Return, change any material method of Tax accounting; or
(xiii)   propose, agree, authorize or commit to do any of the foregoing.
(b)   Nothing contained herein shall be deemed to give the Company the right to control or direct MDH prior to the Closing. Prior to the Closing, MDH shall exercise, consistent with the terms and conditions hereof, control over its business.
ARTICLE IX
PRE-CLOSING AGREEMENTS
Section 9.1   Reasonable Best Efforts; Further Assurances.   Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, (a) the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and (b) the Blocker, the PubCo Parties and the Group Companies shall use reasonable best efforts, and MDH shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents, approvals, waivers or authorizations of any Persons that may be required in connection with the Transactions; provided that no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).
Section 9.2   Trust & Closing Funding.   Subject to the satisfaction or waiver of the conditions set forth in Article XII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice

MDH shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the MDH Governing Documents, at the Closing, MDH shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered.
Section 9.3   EIP. Prior to the Closing Date, MDH and PubCo shall approve and, subject to the approval of the MDH Stockholders, adopt an incentive plan reasonably acceptable to CF OMS and Blocker Owner to be effective after the Closing (the “EIP”).
Section 9.4   Confidential Information.   During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein and applied to each such Party thereunder, and such provisions are incorporated herein by reference. Notwithstanding the foregoing, any restriction set forth in the Confidentiality Agreement which requires the consent of a Party to share Evaluation Material (as defined in the Confidentiality Agreement) with Equity Financing Sources shall be waived. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the Pre-Closing Period, except in connection with or support of the Transactions or at the request of MDH or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of MDH, communicate such information to any other Person for purposes of selling or transferring securities of MDH or cause or encourage any Person to do any of the foregoing.
Section 9.5   Access to Information.   During the Pre-Closing Period, upon reasonable prior notice, the Company, Blocker and the PubCo Parties shall, and shall cause the other Group Companies to, afford the representatives of MDH reasonable access, during normal business hours, to the properties, books and records of the Group Companies, as applicable, and furnish to the representatives of MDH such additional financial and operating data and other information regarding the business of and the Group Companies as MDH or its representatives may from time to time reasonably request for purposes of consummating the Transactions and preparing to operate the business of the Group Companies following the Closing. Notwithstanding the foregoing, nothing herein shall require the any Group Company to provide access to, or to disclose any information to, MDH or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Company, after consultation with outside counsel, (a) would waive any attorney/client privilege or (b) would be in violation of applicable Laws (including the HSR Act).
Section 9.6   Notification of Certain Matters.   During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 12.1, Section 12.2 or Section 12.3 to be satisfied. Notwithstanding the foregoing, no such disclosure, nor the obligation to make such disclosure, shall affect the representations, warranties or covenants of, or the conditions of, any Party to this Agreement.
Section 9.7   Antitrust Laws.
(a)   Each of the Parties will: (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the Transactions to be filed no later than ten Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings (if available); (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the Transactions as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the Transactions. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.
(b)   The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions.
(c)   Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 9.7, each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the Effective Date.
Section 9.8   Requisite Consents.
(a)   Within one day of the Effective Date, PubCo, as the sole stockholder of each of Milestone Merger Sub and MDH Merger Sub, shall deliver to MDH and the Company a written consent evidencing the adoption of this Agreement (the “PubCo Stockholder Consents”).
(b)   Within one day of the Effective Date, Blocker Owner, as the sole stockholder of Blocker, shall deliver to MDH and the Company a written consent evidencing adoption of this Agreement (the “Blocker Merger Stockholder Consent”).
Section 9.9   Communications; Press Release; SEC Filings.
(a)   None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the Transactions without the prior written consent of MDH, in the case of the Company, the Blocker, the Blocker Owner, the PubCo Parties and CF OMS, or the prior written consent of the Company, in the case of MDH, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of the MDH Board or that is contemplated hereby) and (ii) each Affiliate of a Party that is a private equity fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) to the extent that such disclosure does not constitute material nonpublic information and is subject to customary obligations of confidentiality.
(b)   As promptly as practicable following the Effective Date, MDH shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and MDH, PubCo and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, MDH will make available to Company, CF OMS and Blocker Owner a draft of the Signing Form 8-K and will provide the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.
(c)   As promptly as practicable after the execution of this Agreement and the delivery of the PCAOB Financial Statements, MDH, the PubCo Parties and the Company shall prepare and (i) MDH shall file with the SEC a definitive proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the MDH Stockholders relating to the MDH Stockholder Meeting for the purpose of soliciting proxies from the MDH Stockholders to vote at the MDH Stockholder Meeting in favor of the MDH Stockholder Voting Matters and providing the public MDH Stockholders an opportunity in accordance with MDH Governing Documents to redeem their shares of MDH Class A Common Stock and (ii) PubCo shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the shares of PubCo Class A Common Stock and PubCo Warrants to be issued in the MDH Merger. Each Party shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Form S-4 effective as long as is necessary to consummate the Transactions.
(d)   Prior to filing with the SEC, PubCo will make available to MDH, the Company, CF OMS and Blocker Owner drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other documents and will provide MDH, the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. PubCo will advise MDH, the Company, CF OMS and Blocker Owner promptly after it receives notice thereof, of: (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; (vi) requests by the SEC for additional information in connection with the Form S-4; and (vii) the issuance of any stop order or suspension of the qualification of the shares of PubCo Class A Common Stock or PubCo Warrants issuable in connection with the MDH Merger for offering or sale in any jurisdiction. The Parties shall cooperate to promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.
(e)   If at any time prior to the MDH Stockholders Meeting any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 (and the prospectus contained therein) would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties and MDH shall promptly transmit to the MDH Stockholders an amendment or supplement to the Form S-4 or such prospectus containing such information.
(f)   The Parties acknowledge that a substantial portion of the Form S-4 and certain Additional MDH Filings shall include disclosure regarding the Blocker, the Blocker Owner, CF OMS and the Group Companies and the business of the Blocker and the Group Companies and the management, operations and financial condition of the Blocker and the Group Companies. Accordingly, the Blocker and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide PubCo and MDH with all information concerning the Blocker Owner, CF OMS, the Blocker, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional MDH Filings or any other MDH SEC Filing or PubCo SEC Filing. The Blocker and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to each of PubCo and MDH and their respective counsel, auditors and other representatives in connection with the drafting of the Form S-4, Additional MDH Filings and any other MDH SEC Filing or PubCo SEC Filings and responding in a timely manner to comments thereto from the SEC all information concerning the Blocker and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional MDH Filing or other MDH SEC Filing or PubCo SEC Filing. Each of PubCo and MDH shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide MDH, PubCo, the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blocker and the Company shall reasonably cooperate in connection therewith.
(g)   At least five days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, MDH shall distribute the Closing Press Release, and as soon as practicable thereafter, each of MDH and PubCo shall file the Closing Form 8-K with the SEC.
(h)   The Company shall provide to MDH and PubCo as promptly as practicable after the Effective Date: (i) an audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the Unaudited Financial Statements; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii), and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).
Section 9.10   Expenses.   Except as otherwise provided herein (including if included in the definition of Transaction Expenses, which shall be payable from Cash on Hand or otherwise by the Company), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions. To the extent there are any Transaction Expenses that become due and payable following the Closing, such Transaction Expenses shall be borne by the Company following the Closing.
Section 9.11   MDH Stockholder Meeting.
(a)   MDH, acting through the MDH Board, shall take all actions in accordance with applicable Law, the MDH Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the MDH Stockholder Meeting for the purpose of considering and voting upon the MDH Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which MDH completes the mailing of the definitive Proxy Statement/Prospectus to the MDH Stockholders pursuant to Section 9.9. Subject to this Section 9.11, the MDH Board shall, through unanimous approval, recommend adoption of this Agreement and approval of the other MDH Stockholder Voting Matters and include such recommendation in the Proxy Statement/Prospectus. Unless this Agreement has been duly terminated in accordance with the terms herein and except as required by applicable Law upon the advice of outside counsel, neither the MDH Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the Blocker or CF OMS, the recommendation of the MDH Board that the MDH Stockholders vote in favor of the approval of the MDH Stockholder Voting Matters. Subject to this Section 9.11, unless this Agreement has been duly terminated in accordance with the terms herein, MDH shall take all reasonable lawful action to solicit from the MDH Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Required MDH Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the MDH Stockholders that are required by the rules of the Stock Exchange.

(b)   MDH covenants that none of the MDH Board or MDH nor any committee of the MDH Board shall withdraw or modify, or propose publicly or by formal action of the MDH Board, any committee of the MDH Board or MDH to withdraw or modify, in a manner adverse to the Group Companies, its recommendation to approve the MDH Stockholder Voting Matters or any other recommendation by the MDH Board or MDH of the proposals set forth in the Proxy Statement/Prospectus. Notwithstanding anything to the contrary contained in this Agreement, but subject to compliance with this Section 9.11(b), and without limiting the generality of the previous sentence, at any time prior to the adoption of this Agreement by MDH Stockholders, the MDH Board may, in connection with an Intervening Event, withdraw or modify, or propose publicly to withdraw or modify, the MDH Board recommendation that MDH Stockholders adopt this Agreement and approve the other MDH Stockholder Voting Matters (or publicly propose to withhold, amend, withdraw or modify such recommendation) (a “MDH Change in Recommendation”) if (and solely if): (i) the MDH Board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect an MDH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; (ii) MDH shall have provided prior written notice to the Company at least four Business Days in advance of such MDH Change in Recommendation (the “MDH Intervening Event Notice Period”) of its intent to effect such an MDH Change in Recommendation, which notice shall include a description in reasonable detail of the Intervening Event (it being understood that such notice itself shall not constitute an MDH Change in Recommendation); (iii) MDH has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the MDH Intervening Event Notice Period, with the Company in good faith to consider such adjustments to the terms and conditions of this Agreement so that the failure of the MDH Board to make or effect an MDH Change in Recommendation would no longer be inconsistent with its fiduciary duties under applicable Law, (iii) after the Company shall have delivered to MDH a written offer to alter the terms or conditions of this Agreement during the MDH Intervening Event Notice Period, the MDH Board shall have determined in good faith that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law (to the extent the Company so desires to negotiate), and (iv) after the Company shall have delivered to MDH a written offer to alter the terms or conditions of this Agreement during the MDH Intervening Event Notice Period, the MDH Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law. Each time a material modification to the Intervening Event occurs, MDH shall notify the Company of such modification and the MDH Intervening Event Notice Period shall be extended for two Business Days from the day of such notification (and in no event shall the MDH Intervening Event Notice Period be less than four Business Days).
(c)   Notwithstanding anything to the contrary contained in this Agreement, MDH may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the MDH Stockholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to the MDH Stockholders; (ii) if as of the time for which the MDH Stockholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of MDH represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MDH Stockholder Meeting; or (iii) in order to solicit additional proxies from the MDH Stockholders for purposes of obtaining approval of the Required MDH Stockholder Voting Matters. In no event, however, shall MDH postpone or adjourn the MDH Stockholder Meeting beyond the date that is three Business Days prior to the Outside Date without the prior written consent of the Company. In the event of a postponement or adjournment, MDH shall reconvene the MDH Stockholder Meeting as promptly as practicable following such time as the matter causing such adjournment has been resolved.
Section 9.12   Directors and Officers.
(a)   From and after the Effective Time, PubCo shall, and shall cause the other PubCo Parties, Surviving MDH and the Group Companies to, indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or MDH or who, at the request of any Group Company or MDH, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) to the extent provided in the applicable Governing Documents in effect as of the Effective Date (“D&O Provisions”) and to the extent such D&O Provisions are rights of Contract. For a period of six years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Group Company’s or MDH’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.
(b)   Tail Policy.
(i)   At or prior to the Closing Date, PubCo shall purchase and maintain in effect for a period of six years from and after the Closing Date policies of directors’ and officers’ liability insurance covering the Indemnified Persons with respect to claims arising from facts or events that occurred on or before the Closing with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the Company’s comparable current policy.
(ii)   At or prior to the Closing Date, PubCo shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and MDH’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or MDH’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company or MDH shall be settled without the prior written consent of PubCo (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Persons are intended third party beneficiaries of this Section 9.12.
Section 9.13   Subscription Agreements. PubCo may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company and MDH; provided that any modifications or waiver of a de minimis nature or otherwise immaterial and does not affect any economic conditionality or any other material term of a Subscription Agreement shall not require the prior written consent of the Company or MDH. PubCo shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including: (a) to maintain in effect the Subscription Agreements, to satisfy on a timely basis all conditions and covenants applicable to PubCo in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) to deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the Subscription Agreements, to enforce PubCo’s rights under the Subscription Agreements, subject to all provisions thereof, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.
Section 9.14   Affiliate Obligations.   On or before the Closing Date, except for this Agreement and any Ancillary Agreements, (i) Blocker shall take all actions necessary to cause all Liabilities and obligations of Blocker or any PubCo Party under any Blocker Affiliated Transaction set forth on Section 5.10 of the Blocker Disclosure Schedules (other than such Blocker Affiliate Transactions identified on Section 9.14 of the Blocker Disclosure Schedules) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, PubCo Party, Surviving Blocker or Surviving MDH and (ii) the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction set forth on Section 4.20 of the Company Disclosure Schedules (other than such Affiliate Transactions identified on Section 9.14 of the Company Disclosure Schedules) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, PubCo Party, Surviving Blocker or Surviving MDH.
Section 9.15   No MDH or PubCo Stock Transactions.   During the Pre-Closing Period, except as otherwise contemplated hereby, none of the PubCo Parties, the Company, the Blocker, the Blocker Owner

or CF OMS nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of MDH or PubCo without the prior written consent of MDH.
Section 9.16   Stock Exchange Listing.   Each of the Parties shall use its reasonable best efforts to cause the shares of PubCo Class A Common Stock and PubCo Warrants issuable in the Transactions and the shares of PubCo Class A Common Stock that will become issuable upon the exercise of the PubCo Warrants to be approved for listing on the Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.
Section 9.17   Delisting and Deregistration.   Each of the Parties shall use its reasonable best efforts to cause the MDH Capital Stock to be delisted from the Stock Exchange and to have MDH terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Securities Exchange Act (or be succeeded by PubCo) as of the Closing Date or as soon as practicable thereafter.
Section 9.18   Exclusivity.
(a)   During the Pre-Closing Period, each of (i) the Blocker and each PubCo Party, (ii) the Blocker Owner and its controlled Affiliates, (iii) CF OMS and its controlled Affiliates and (iv) the Company shall not, and shall cause their respective Subsidiaries and representatives not to, directly or indirectly: (A) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than MDH and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (B) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (C) furnish (including through any virtual data room) any information relating to the Blocker or any Group Company or any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of the Blocker or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (D) approve, endorse or recommend any Competing Transaction; or (E) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.
(b)   During the Pre-Closing Period, MDH and its Affiliates shall not, and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from MDH, the Sponsor, their respective controlled Affiliates or any other Person or group of Persons (other than the Company, Blocker, the PubCo Parties, Blocker Owner or CF OMS) that may constitute, or would reasonably be expected to lead to, an MDH Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding an MDH Competing Transaction; (iii) commence due diligence with respect to any Person for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, an MDH Competing Transaction; (iv) approve, endorse or recommend any MDH Competing Transaction; or (v) enter into an MDH Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an MDH Competing Transaction or publicly announce an intention to do so.
ARTICLE X
ADDITIONAL AGREEMENTS
Section 10.1   Access to Books and Records.   From and after the Closing, PubCo shall make or cause to be made available to CF OMS, the Sponsor or Blocker Owner or any of their respective Affiliates (at such Person’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of MDH, any Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for: (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Sponsor, CF OMS, Blocker Owner or the Company arising under this Agreement or (ii) brought or threatened to be brought by PubCo or its Affiliates against the Sponsor, CF OMS or Blocker

Owner arising under this Agreement); (b) preparing reports to Governmental Entities; or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Sponsor, CF OMS, Blocker Owner or their respective Affiliates against PubCo or by PubCo or its Affiliates against the Sponsor, CF OMS or Blocker Owner relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. PubCo shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, PubCo shall not be required to provide any access or information to the Sponsor, CF OMS, Blocker Owner or any of their respective representatives which PubCo reasonably believes constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 10.1 shall not apply to Taxes or Tax matters, which are the subject of Section 11.1.
ARTICLE XI
TAX MATTERS
Section 11.1   Certain Tax Matters.
(a)   The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of each Group Company, and Blocker shall prepare and file, or cause to be prepared and filed, all Tax Returns of Blocker and the PubCo Parties, for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) that are due after the Closing Date (taking into account applicable extensions) (the “Pre-Closing Period Returns”). Each Pre-Closing Period Return that is a Flow-Through Tax Return shall be prepared using the historical income Tax Return preparers of the applicable Group Company entity and shall be submitted to CF OMS for review, comment and approval no later than 45 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Company shall incorporate, or cause to be incorporated, all reasonable comments received from CF OMS no later than ten days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and will provide a copy of such filed Tax Returns to CF OMS. Notwithstanding the foregoing, in the case of each Flow-Through Tax Return described in this Section 11.1(a) for a taxable period that includes the Closing Date, if the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available, such Tax Return shall be prepared in accordance with such method. The Parties shall cause an election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) to be effective with respect to any taxable period of the Company that includes the Closing Date.
(b)   With respect to any audit, examination or other Proceeding of any Group Company and for which the election provided for in Section 6226 of the Code (or any similar provisions under state or local law) is available, CF OMS, the Blocker and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with MDH and the Company to make, all such available elections in accordance with applicable Laws. CF OMS, the Blocker and the Company shall, and shall cause their respective Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.
(c)   Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 11.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or the Blocker. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, each Party shall (and CF OMS and Blocker Owner shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies, MDH, the PubCo Parties or the Blocker relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the CF OMS, Blocker Owner or MDH, as applicable, any extensions thereof) of such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. CF OMS and Blocker Owner shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow MDH or any Group Company or the Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.
(d)   All Transfer Taxes shall be borne by the Company. Each Party shall prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required to be filed with respect to Transfer Taxes, and, if and to the extent required by applicable Law, each Party will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation.
(e)   The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the MDH Merger, the Blocker Merger, the CF OMS Class B Purchase, and the PIPE Investment, taken together, be treated as part of an integrated transaction that qualifies as a transfer described in Section 351 of the Code in which PubCo is the transferee corporation, (ii) the MDH Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Company Contribution will be treated as a transaction governed by Section 721 of the Code, (iv) the CF OMS Sale be treated as a sale as of the Closing Date of Company Units by CF OMS to MDH and a purchase of such Company Units by MDH from CF OMS in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) giving rise to an adjustment to MDH’s basis in its share of the direct and indirect assets of the Company pursuant to Section 743 of the Code, and (v) this Agreement be, and they hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) with respect to the reorganizations described in clause (ii) (clauses (i) through (v) collectively, the “Intended Tax Treatment”).
(f)   Within 90 days following the Closing Date, (i) CF OMS and Blocker Owner will prepare, and deliver to MDH, an allocation statement allocating the CF OMS Cash Consideration Amount and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Common Units sold in the CF OMS Sale (the “Aggregate Consideration”) among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Section 11.1(e) of the Company Disclosure Schedules (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Allocation, MDH will propose any changes or will indicate its concurrence therewith. If MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, do not agree with the Allocation, then MDH, CF OMS and Blocker Owner shall attempt in good faith to reach agreement on the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, cannot reach agreement on the Allocation within 15 days after receipt by CF OMS and Blocker Owner of MDH’s proposed changes, then MDH, CF OMS and Blocker Owner shall submit the dispute to a nationally recognized independent accounting firm mutually acceptable to MDH, CF OMS and Blocker Owner (the “Tax Accounting Firm”) for resolution. For this purpose, (i) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (ii) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Allocation, as agreed to by MDH, CF OMS and Blocker Owner or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation,” respectively).
(g)   The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax

Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity (including during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code) inconsistent with the Tax Positions; (iii) take no action, and not fail to take any action, which action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; (iv) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (v) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (vi) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding; provided that, to the extent permitted by applicable Law, the Parties shall cooperate to make appropriate adjustments to the Final Allocation (in a manner consistent with the principles used to create the Final Allocation) to reflect any adjustments to the Aggregate Consideration as a result of any payments to CF OMS and its permitted successors and assigns under the Tax Receivable Agreement, in which case such adjustments as mutually agreed by the Parties shall be binding on all Parties and considered part of the Final Allocation for purposes of this Section 11.1(g).
(h)   In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or Proceeding reasonably expected to impact any Flow-Through Tax Return of any Group Company with respect to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) (a “Tax Contest”), the Company will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify CF OMS and MDH of such Tax Contest. The Company or the applicable Group Company shall include in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. Pursuant to Section 10.4 of the Company A&R LLCA, the Company Representative will control the contest or resolution of any such Tax Contest; provided that (i) the Company will obtain the prior consent of CF OMS (which consent will not be unreasonably withheld, conditioned or delayed) before any settlement of any of the claims comprising such Tax Contest (or the cessation of the defense of such claim), (ii) to the extent permitted by applicable Law and subject to the rights and powers of the Company Representative under applicable Law, CF OMS will be entitled to participate in the defense of such claim, at its sole cost and expense, and to employ counsel of its choice for such purpose, and (iii) the Company shall bear the cost and expense of defending any such Tax Contest.
(i)   After the Closing, MDH and its Affiliates (including the Group Companies and Blocker) will not, without the consent of CF OMS and Blocker Owner (which consent will not be unreasonably withheld, conditioned or delayed), (i) amend or otherwise modify any Flow-Through Tax Return relating to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) of any Group Company, (ii) extend or waive, or cause or request to be extended or waived, any statute of limitations or other period for the assessment of any Taxes for any Pre-Closing Tax Period with respect to any Flow-Through Tax Return of any Group Company, (iii) voluntarily approach any Taxing Authority regarding any Flow-Through Tax Return of any Group Company or the Blocker relating to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date), (iv) make or change any election or accounting method or practice with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) of any Group Company and other than an election under Section 6226 as contemplated by Section 11.1(b), (v) make any election under Section 336 or 338 of the Code with respect to any transaction contemplated under this Agreement) of any Group Company or the Blocker or (vi) take any other action (or inaction) relating to any Pre-Closing Tax Period which is reasonably expected to cause CF OMS or Blocker Owner (or their respective direct or indirect owners) to have a material additional Tax liability for a Pre-Closing Tax Period.
ARTICLE XII
CONDITIONS TO OBLIGATIONS OF PARTIES
Section 12.1   Conditions to the Obligations of Each Party.   The obligation of each Party to consummate the Transactions is subject to the satisfaction or written waiver, as of the Closing, of each of the following conditions:
(a)   Regulatory Approvals.   The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(b)   No Orders or Illegality.   There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or any Order in effect preventing the consummation of the Transactions.
(c)   MDH Required Vote.   The MDH Required Vote shall have been obtained.
(d)   Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.
(e)   Listing.   The PubCo Class A Common Stock (including the shares to be issued in the MDH Merger, the PIPE Investment and the other Transactions) and the PubCo Warrants shall be listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing.
Section 12.2   Conditions to the Obligations of MDH.   The obligations of MDH to consummate the Transactions is subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations), of the Blocker and the PubCo Parties set forth in Article V hereof (other than the Blocker/Pubco Fundamental Representations), and of CF OMS and the Blocker Owner set forth in Article VI hereof (other than the Seller Fundamental Representations) in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.
(ii)   The Company Fundamental Representations, the Blocker/Pubco Fundamental Representations and the Seller Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date).
(b)   Performance and Obligations of the Company, CF OMS, Blocker Owner, the Blocker and the PubCo Parties. The respective covenants and agreements of the Company, CF OMS, the Blocker Owner, the Blocker and the PubCo Parties to be performed or complied with by such party on or prior to the Closing pursuant to this Agreement, shall have been performed in all material respects.
(c)   Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.
(d)   Officers Certificate. The Company, Blocker, CF OMS and Blocker Owner shall each deliver to MDH a duly executed certificate from an authorized Person of the Company (the “Company Officer’s Certificate”), the Blocker (the “Blocker Officer’s Certificate”), CF OMS (the “CF OMS Officer’s Certificate”) and the Blocker Owner (the “Blocker Owner Officer’s Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 12.2(a), (b) and (c) have been satisfied with respect to the Company, and (ii) with respect to the Blocker, CF OMS and the Blocker Owner, that the conditions set forth in Section 12.2(a) and (b) have been satisfied with respect to the Blocker, CF OMS and the Blocker Owner, as applicable.
(e)   Deliverables. MDH and, where applicable, the Sponsor, shall have received each of the items set forth on Section 3.5, Section 3.6 and Section 3.7.

(f)   PubCo Stockholder Consents and Blocker Merger Stockholder Consent. The PubCo Stockholder Consents and the Blocker Merger Stockholder Consent shall have been obtained.
Section 12.3   Conditions to the Obligations of the Blocker, the PubCo Parties, Blocker Owner, CF OMS and the Company.   The obligation of the Blocker, the Pubco Parties, Blocker Owner, CF OMS and the Company to consummate the Transactions is subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of each of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties of MDH set forth in Article VII (other than the MDH Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would not have a material adverse effect on MDH.
(ii)   The MDH Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.
(b)   Performance and Obligations of MDH.   The covenants and agreements of MDH to be performed or complied with by MDH on or prior to the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)   Officers Certificate.   MDH shall deliver to the Company a duly executed certificate from a director or an officer of MDH, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied.
(d)   Trust Account.   MDH shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available at the Closing as contemplated in the Closing Consideration Schedule.
(e)   Minimum Cash Amount.   The Available Closing Date Cash shall be equal to or greater than $165,000,000.
(f)   Deliverables. MDH shall have delivered to the parties set forth in Section 3.8, each of the items set forth in Section 3.8.
Section 12.4   Frustration of Closing Conditions.   None of the Parties may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.
Section 12.5   Waiver of Closing Conditions.   Upon the occurrence of the Closing, any condition set forth in this Article XII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE XIII
TERMINATION
Section 13.1   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:
(a)   by the mutual written consent of the Company and MDH;
(b)   by either the Company or MDH by written notice to the other Party if any Governmental Entity has enacted any applicable Law which has become final and non-appealable and has the effect of making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;
(c)   by either the Company or MDH by written notice to the other if the consummation of the Transactions shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;
(d)   by the Company, if MDH breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Section 12.1 or Section 12.3 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to MDH by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided that the right to terminate this Agreement under this Section 13.1(d) shall not be available to the Company if the Company, the Blocker, any PubCo Party, CF OMS or Blocker Owner is then in material breach of any representation, warranty, covenant or agreement contained herein;
(e)   by MDH, if the Company, the Blocker or any PubCo Party breaches in any material respect any of their respective representations or warranties contained herein or the Company, the Blocker, any PubCo Party, CF OMS or Blocker Owner breaches or fails to perform in any material respect any of their respective covenants contained herein, which breach or failure to perform (i) would render a condition precedent to MDH’s obligation to consummate the Transactions set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to CF OMS and Blocker Owner by MDH, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the delivery of such written notice and MDH has not waived in writing such breach or failure; provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to MDH if MDH is then in material breach of any representation, warranty, covenant or agreement contained herein; or
(f)   after the third day following the Effective Date, by MDH if the Pubco Stockholder Consents and the Blocker Merger Stockholder Consent shall have not been obtained and delivered to MDH prior to the termination of this Agreement.
Section 13.2   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person (other than Liability for Fraud or willful and material breach by such Party occurring prior to termination), and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 9.9(a), Section 9.10, this Section 13.2 and Article XIV hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.
ARTICLE XIV
MISCELLANEOUS
Section 14.1   Amendment and Waiver.   No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 14.2   Notices.   All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 14.2, notices, demands and communications to the Company, MDH, CF OMS and Blocker Owner shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):
Notices to MDH:	with a copy to (which shall not constitute notice):
MDH Acquisition Corp.	Shearman & Sterling LLP
600 North Caroll Avenue, Suite 100	401 9th Street NW
Southlake, Texas 76092	Washington, D.C. 20004
Attention: Franklin McLarty Email: fmoffice@mclartydiversified.com	Attention: Christopher M. Zochowski Bradley A. Noojin Alain Dermarkar
Email: Chris.Zochowski@Shearman.com Bradley.Noojin@Shearman.com Alain.Dermarkar@Shearman.com
Notices to the Company (and after the Closing, the PubCo Parties):	with copies to (which shall not constitute notice):
OP Group Holdings, LLC	Kirkland & Ellis LLP
222 S. Riverside Plaza, Suite 950	2049 Century Park East, Suite 3700
Chicago, Illinois 60606	Los Angeles, California 90067
Attention: Rebecca Howard Kevin Hovis	Attention: Jonathan Benloulou, P.C. Evan Roberts
Email: RHoward@paylinkdirect.com KHovis@paylinkdirect.com	Email: jonathan.benloulou@kirkland.com evan.roberts@kirkland.com
Notices to CF OMS:	With copies to (which shall not constitute notice):
CF OMS LLC	Kirkland & Ellis LLP
c/o Fortress Investment Group	300 North LaSalle
1345 Avenue of the Americas, 46th Fl.	Chicago, Illinois 60654
New York, NY 10105’	Attention: Kevin Mausert, P.C.
Attention: General Counsel — Credit Funds	Email: kmausert@kirkland.com
Email: gc.credit@fortress.com
Notices to Blocker Owner and, prior to the Closing, Blocker:	with copies to (which shall not constitute notice):
Milestone Partners	Troutman Pepper Hamilton Sanders LLP
555 East Lancaster Ave., Suite 500	301 Carnegie Center, Suite 400
Radnor, PA 19087	Princeton, New Jersey 08540
Attention: Adam Curtin	Attention: Donald Readlinger
Email: acurtin@milestonepartners.com	Email: donald.readlinger@troutman.com

Notices to the PubCo Parties prior to the Closing:	with copies to (which shall not constitute notice):
Milestone Partners	Troutman Pepper Hamilton Sanders LLP
555 East Lancaster Ave., Suite 500	301 Carnegie Center, Suite 400
Radnor, PA 19087	Princeton, New Jersey 08540
Attention: Adam Curtin	Attention: Donald Readlinger
Email: acurtin@milestonepartners.com	Email: donald.readlinger@troutman.com
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention: Jonathan Benloulou, P.C.
Evan Roberts
Email: jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com
Section 14.3   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 14.3 shall be null and void. Notwithstanding the foregoing, Blocker Owner may assign its right to receive Earnout Shares pursuant to Section 3.3 to any of its Permitted Transferees (as defined in the Investor Rights Agreement).
Section 14.4   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 14.5   Interpretation.   The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule, Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Disclosure Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 14.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder.

The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to MDH if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Canopy” online data site hosted by Intralinks at https://services.intralinks.com/web/index.html?#workspace/10708315/documents for purposes of the transactions contemplated hereby (the “Data Room”) or are otherwise provided to MDH’s representatives (including counsel) via email, in each case, at least three Business Days prior to the Effective Date.
Section 14.6   Entire Agreement.   This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Schedules, Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 14.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 14.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 14.8   Non-Survival.   None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.
Section 14.9   Trust Account Waiver.   Each of the Company, the Blocker, CF OMS and Blocker Owner acknowledge that MDH has established the Trust Account for the benefit of its public MDH Stockholders, which holds proceeds of its IPO. For and in consideration of MDH entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the Company, the Blocker, CF OMS and Blocker Owner, for itself and the Affiliates and Persons it has the authority to bind, agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public MDH Stockholders upon the redemption of their shares and (b) the underwriters of MDH’s IPO in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among MDH and the Company or CF OMS and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that, nothing in this Section 14.9 shall limit any right to specifically enforce this Agreement pursuant to Section 14.11. The Company, the Blocker, CF OMS and Blocker Owner agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by MDH and the Sponsor to induce MDH to enter into this Agreement, and the Company, the Blocker, CF OMS and Blocker Owner further intend and understand such waiver to be valid, binding and enforceable against the Company, the Blocker, CF OMS and Blocker Owner and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company, the Blocker, CF OMS or Blocker Owner or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against MDH or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to MDH or its representatives, which proceeding seeks, in whole or in part, monetary relief against MDH or its representatives, the Company, the Blocker, CF OMS and Blocker Owner acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of MDH not in the Trust Account and that such claim shall not permit the Company, the Blocker, CF OMS or Blocker Owner or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 14.9 shall serve to limit or prohibit (i) the Company’s, Blocker’s, CF OMS’ or Blocker Owner’s right to pursue a claim against MDH for legal relief against assets held outside the Trust Account or pursuant to Section 14.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, CF OMS or the Blocker Owner may have in the future against MDH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.
Section 14.10   Counterparts; Electronic Delivery.   This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 14.11   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 14.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 14.12   No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 14.14, (b) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 9.13, (c) Kirkland, Shearman, W&S and the Sponsor, each of whom is an express third-party beneficiary hereunder to the provisions of Section 14.16).
Section 14.13   Schedules and Exhibits.   All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Disclosure Schedules shall be deemed disclosed in each other Section of the applicable section of a Disclosure Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or portion of a Disclosure Schedule. The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of a Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Disclosure Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, notwithstanding any disclosure of information in the Disclosure Schedules, each the Company, the Blocker, the PubCo Parties and MDH expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.
Section 14.14   No Recourse.   Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. No personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 14.14. Nothing in this Section 14.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements, as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein).
Section 14.15   Equitable Adjustments.   If, during the Pre-Closing Period, the outstanding shares of PubCo Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of PubCo Capital Stock will be appropriately adjusted to provide to the Blocker Owner and CF OMS the same economic effect as contemplated hereby prior to such event.
Section 14.16   Waiver of Conflicts; Attorney — Client Communications.
(a)   Recognizing that: (i)(A) Kirkland & Ellis LLP (“Kirkland”) has acted as legal counsel to the Group Companies, the PubCo Parties, CF OMS and their respective Affiliates prior to the Closing, (B) Troutman Pepper Hamilton Sanders LLP (“Troutman”) has acted as legal counsel to the Group Companies, Blocker, Blocker Owner, the PubCo Parties and their respective Affiliates prior to the Closing, and (C) CF OMS and Blocker Owner share a common legal interest with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal (the “Common Legal Interest”); and that (ii)(A) CF OMS, Blocker Owner, the PubCo Parties and their respective Affiliates (other than the Group Companies) may continue to engage Kirkland to act as legal counsel to such Persons after the Closing, and (B) Blocker Owner and its respective Affiliates (other than the Group Companies) may engage Troutman to act as legal counsel to such Persons after the Closing, MDH, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Kirkland or Troutman representing CF OMS, Blocker Owner, the PubCo Parties or their respective Affiliates (including the Group Companies) prior to or after the Closing with respect to any prior representation, and the communication by Kirkland or Troutman to such Persons, in any such representation, of any fact known to Kirkland or Troutman, including Company Attorney-Client Communications (as defined herein), including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of MDH or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.
(b)   MDH, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) CF OMS and Blocker Owner share a common legal interest with respect to the Common Legal Interest; (ii) all communications of any nature prior to the Closing (and all records of such communications) between any or all of CF OMS, the Blocker Owner, the Blocker, the PubCo Parties, the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, on the one hand, and Kirkland and its partners and employees or Troutman and its partners and employees, on the other hand, and all of Kirkland’s and Troutman’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Company Attorney — Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by CF OMS or Blocker Owner, as applicable, and shall be deemed to be confidential and proprietary information solely of CF OMS and Blocker Owner; (iii) such privilege or doctrine shall be held solely by, and may be waived only by, CF OMS or Blocker Owner, as applicable, and their respective personal representatives, successors and assigns, and not by PubCo or any of its Subsidiaries (including Surviving MDH, the Group Companies and Blocker), or their Affiliates, successor or assigns; (iv) all Company Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Group Companies or Blocker of Company Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies and Blocker to CF OMS or Blocker Owner, as applicable, immediately prior to Closing, and MDH, the Group Companies and the Subsidiaries of MDH and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Company Attorney-Client Communications; and (v) neither Kirkland nor Troutman shall have any duty whatsoever to reveal or disclose any such Company Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Kirkland and the Group Companies.
(c)   Recognizing that Shearman & Sterling LLP (“Shearman”) and Winston & Strawn, LLP (“W&S”) have acted as legal counsel to MDH and its Affiliates (including the Sponsor) prior to the Closing, and that MDH and the Sponsor and its Affiliates may continue to engage Shearman or W&S to act as legal counsel to such Persons after the Closing, each of PubCo, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), CF OMS and the Blocker Owner consents to, waives, and will not assert, and agrees, after the Closing, to cause PubCo and its Subsidiaries and its and their respective Affiliates and representatives to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Shearman or W&S representing the Sponsor or its Affiliates prior to or after the Closing with respect to the Transactions, and the communication by Shearman or W&S to such Persons, in any such representation, of any fact known to Kirkland, including MDH Attorney — Client Communications (as defined herein), including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with PubCo, the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.
(d)   Each of PubCo, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), CF OMS and Blocker Owner irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of MDH, the Sponsor, any officer, director, employee, or agent of MDH or the Sponsor, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Shearman or W&S and its partners and employees, and all of Shearman’s or W&S’ work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “MDH Attorney — Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Sponsor, and shall be deemed to be confidential and proprietary information solely of the

Sponsor; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sponsor and its personal representatives, successors and assigns, and not by PubCo or any of its Subsidiaries (including the Group Companies), or their Affiliates, successor or assigns; (iii) all MDH Attorney — Client Communications, and all records, and copies or extracts of records, of or maintained by PubCo or any of its Subsidiaries of MDH Attorney — Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by PubCo to the Sponsor immediately prior to Closing, and PubCo and its Subsidiaries and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any MDH Attorney — Client Communications; and (iv) neither Shearman nor W&S shall have any duty whatsoever to reveal or disclose any such MDH Attorney — Client Communications or files to PubCo or its Subsidiaries or any of their Affiliates by reason of any attorney-client relationship between Shearman or W&S and PubCo and its Subsidiaries.
(e)   Each of Kirkland, Shearman, W&S and the Sponsor is an express third-party beneficiary hereunder to the provisions of this Section 14.16.
* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
MDH:
MDH ACQUISITION CORP.
By:
/s/ Beau Blair

Name: Beau Blair
Title: Chief Executive Officer
BLOCKER:
PAYLINK HOLDINGS INC.
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
BLOCKER OWNER:
NORMANDY HOLDCO LLC
By:
/s/ John Shoemaker

Name: John Shoemaker
Title: Authorized Signatory
PUBCO:
OLIVE VENTURES HOLDINGS, INC.
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
MILESTONE MERGER SUB:
MILESTONE MERGER SUB INC.
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
MDH MERGER SUB
MDH MERGER SUB INC.
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
COMPANY:
OP GROUP HOLDINGS, LLC
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
Signature Page to Business Combination Agreement

CF OMS:
CF OMS LLC
By:
/s/ William Covino

Name: William Covino
Title: CFO
Signature Page to Business Combination Agreement

Annex B1
Final Form
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OLIVE VENTURES HOLDINGS, INC.
ARTICLE I
NAME
Section 1.1   Name.   The name of the corporation is Olive Ventures Holdings, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT AND OFFICE
Section 2.1    Address.   The registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
Section 3.1    Purpose.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
AUTHORIZED STOCK
Section 4.1   Capitalization.
(a)   The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,000,000,000 shares, consisting of (i) 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 300,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”). The number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
(b)   Except as otherwise provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of stock of the Corporation.
Section 4.2   Preferred Stock.
(a)   The Board of Directors of the Corporation (the “Board”) is expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any,

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and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(b)   Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).
ARTICLE V
TERMS OF COMMON STOCK
Section 5.1    Voting.
(a)   Except as otherwise provided in this Certificate of Incorporation or required by the DGCL, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.
(b)   On all matters on which holders of Class A Common Stock shall be entitled to vote, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
(c)   On all matters on which holders of Class B Common Stock shall be entitled to vote, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Section 5.2    Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock of the Corporation or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Dividends may not be declared or paid on shares of Class B Common Stock.
Section 5.3    Liquidation, Dissolution or Winding Up.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of Class B Common Stock, as such, shall not be entitled to receive any assets upon such liquidation, dissolution or winding up of the affairs of the corporation.

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Section 5.4    Issuances and Cancellations of Class B Common Stock.   At any time and from time to time that the Company issues any vested or unvested Company Units to a Company Member other than the Corporation, the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.4, issue one share of Class B Common Stock to each holder of record of such Company Units (other than the Corporation and its Subsidiaries) issued by the Company on such date, whether or not such Company Unit is vested. Such share of Class B Common Stock may be subject to vesting as determined by the Corporation. In addition, if any Person that is not already a holder of a share of Class B Common Stock shall become a holder of record of a Company Unit (other than the Corporation and its Subsidiaries), whether or not such Company Unit is vested, the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.4, issue one share of Class B Common Stock to such Person on such date for each Common Unit held of record by such Person. At any time and from time to time, a Company Member may in its sole discretion elect to surrender to the Corporation for no consideration all of its shares of Class B Common Stock and, upon such surrender, shall cease to be a holder of Class B Common Stock. If a holder of a share of Class B Common Stock shall cease to be the holder of any such Common Unit corresponding therewith, the shares of Class B Common Stock held by such holder with respect to any such Company Unit that such holder thereupon ceases to hold shall be automatically cancelled for no consideration without any further action on the part of any Person or the Corporation and such holder shall cease to be a stockholder with respect to the shares of Class B Common Stock so cancelled.
Section 5.5    Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock and Class B Common Stock may not be subdivided, combined or reclassified unless the shares of such other class or series are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate voting power between the holders of the outstanding shares of Class A Common Stock, as such, and Class B Common Stock, as such, on the record date for such subdivision, combination or reclassification.
Section 5.6   Reservation of Common Stock.
(a)   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Class A Common Stock and Class B Common Stock, as applicable, as shall from time to time be sufficient to satisfy any outstanding warrants for shares of Class A Common Stock or other security of the Corporation that is convertible or exchangeable for shares of Class A Common Stock.
(b)   The Corporation, the Company and the other parties thereto have entered into an Amended and Restated Limited Liability Company Agreement which provides for the exchange by certain Company Members of Common Units (and cancellation of an equivalent number of shares of Class B Common Stock), on the one hand, for Class A Common Stock, on the other hand (as it may be amended and/or restated from time to time, the “Company A&R LLC Agreement”). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting the exchange of Common Units (and cancellation of an equivalent number of shares of Class B Common Stock) pursuant to the Company A&R LLC Agreement, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all Common Units (and cancellation of an equivalent number of shares of Class B Common Stock) outstanding from time to time into shares of Class A Common Stock pursuant to the Company A&R LLC Agreement.
ARTICLE VI
BYLAWS
Section 6.1    Bylaws.   Subject to the Investor Rights Agreement, in furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

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ARTICLE VII
BOARD OF DIRECTORS
Section 7.1    General; Number of Directors; Term.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, and subject to and in accordance with the Investor Rights Agreement, the Investors shall have the sole power to set the total number of directors which shall constitute the Board. The initial Board shall have seven directors. If the Investors cease to beneficially own the requisite amount of economic interests set forth in the Investor Rights Agreement, the number of directors which will constitute the Board shall be set by resolution adopted by the Board, subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding.
Section 7.2   Election.
(a)   Subject to applicable law and to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, directors shall be elected at an annual meeting of the stockholders of the Corporation held at such date and time and at such place, if any, within or outside the State of Delaware as may be fixed by the Board or a duly authorized committee thereof in accordance with Article IX. Subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Common Stock and any other shares of capital stock of the Corporation entitled to vote in the election of directors present in person or represented by proxy and entitled to vote on the election of directors at any annual meeting of the stockholders of the Corporation, voting together as a single class. Each elected director shall hold office until the next annual meeting and until his successor shall be elected and duly qualified, or his earlier death, resignation, retirement, disqualification or removal from office in accordance with this Article VIII.
(b)   Notwithstanding anything in this Article VIII to the contrary, for so long as the Investors beneficially own the economic interests as set forth in the Investor Rights Agreement, to the fullest extent permitted by Section 141(a) of the DGCL and subject to and in accordance with the Investor Rights Agreement, the Board shall have the power and authority to nominate any candidates for election to the Board, provided that a number of such directors will qualify as independent as required by applicable rules of the New York Stock Exchange (or if the Class A Common Stock is not traded on the New York Stock Exchange, the principal securities exchange on which such stock is listed or quoted).
(c)   Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.
Section 7.3   Removal; Resignation; Vacancy.
(a)   Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series of Preferred Stock, as the case may be) may be removed, with or without cause, at any time, by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
(b)   Any director may resign at any time by giving notice of such director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified in such notice, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.
(c)   So long as each Investor beneficially owns its requisite economic interest as set forth in the Investor Rights Agreement, unless otherwise required by applicable law, any vacancy for any cause or newly created directorship on the Board (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series of Preferred Stock, as the case may be) shall to the fullest extent permitted by Section 141(a) of the DGCL be filled exclusively by the Investors in accordance with the Investor Rights Agreement, and any such director appointed to fill any

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such vacancy shall have the same remaining term as that of such director’s predecessor and any such director appointed to fill any such vacancy or newly created directorship shall serve until such director’s successor is duly elected and qualified, or until his earlier death, resignation, disqualification or removal. In the event an Investor ceases to beneficially own the requisite economic interest to designate directors or fill vacancies in accordance with the Investor Rights Agreement, unless otherwise required by applicable law, (i) any newly created directorship on the Board resulting from any increase in the authorized number of directors or vacancy for any cause on the Board shall be filled exclusively by a majority of the directors in office, even if less than a quorum is present, or by a sole remaining director (in each case, subject to the rights of the holders of any series of Preferred Stock, if any), (ii) any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor and any director elected to fill a vacancy or newly created directorship shall serve until such director’s successor is duly elected and qualified, or until his earlier death, resignation, disqualification or removal, and (iii) if there are no directors in office, then an election of directors may be held in the manner provided by the DGCL.
Section 7.4   Committees.   Subject to and in accordance with the Investor Rights Agreement: (a) the Board may designate one or more committees consisting of one or more directors, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of this Certificate of Incorporation, the Bylaws and the provisions of the DGCL, the powers and authority of the Board; (b) such committee or committees shall have such name or names as may be determined from time to time by the Board; (c) the members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise; and (d) the Board shall have the power to remove any members of any such committee at any time, for any reason, and/or to change the members of any such committee at any time to fill vacancies.
Section 7.5   Quorum; Voting.   At all meetings of the Board, the presence of directors possessing a majority in voting power of the total number of authorized directors (assuming no vacancies) shall constitute a quorum. At all meetings of any committee of the Board, the presence of directors possessing a majority of the voting power possessed by the total number of authorized members of such committee shall constitute a quorum. If a quorum shall not be present at any meeting of the Board or any committee thereof, the directors possessing a majority in voting power of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting.
ARTICLE VIII
STOCKHOLDERS
Section 8.1   Meetings of Stockholders.
(a)   Annual Meetings.   An annual meeting of holders of stock of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
(b)   Special Meetings.   Subject to the rights, if any, granted to the holders of one or more series of Preferred Stock then outstanding with respect to actions by the holders of shares of such series, special meetings of the holders of stock of the Corporation may be called only by (i) the Board or (ii) the Chairperson of the Board, and may not be called by any other Person or Persons. Business transacted at special meetings of the holders of stock of the Corporation shall be confined to the purpose or purposes stated in the notice of the meeting.
Section 8.2   Action by Written Consent.   Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any annual or special meeting of holders of capital stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the then outstanding shares of stock of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

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ARTICLE IX
LIMITED LIABILITY AND INDEMNIFICATION
Section 9.1    Limited Liability of Directors.   No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article X shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that would accrue or arise, prior to such amendment or repeal.
Section 9.2   Indemnification.
(a)   Right to Indemnification.   The Corporation shall indemnify any Person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such Person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 10.2(g) with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.
(b)   Successful Defense.   To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.2(a), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(c)   Advance Payment of Expenses.   Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided that, to the extent required by the DGCL, as the same exists or may hereafter be amended, a present or former director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Section 10.2.
(d)   Not Exclusive.   The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Section 10.2 shall not be deemed exclusive of any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director or officer of the Corporation providing indemnification for such Person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust

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or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.
(e)   Insurance.   The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 10.2.
(f)   Certain Definitions.   For the purposes of this Section 10.2, (i) any director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (ii) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board shall determine otherwise. In all other instances where any Person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such Person is or was serving as such director or officer at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Section 10.2, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any Person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10.2 with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Section 10.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries.
(g)   Proceedings to Enforce Rights to Indemnification.
(i)   If a claim under Section 10.2(a) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 10.2(c) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 10.2(a) shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Section 10.2(a), Section 10.2(b), and Section 10.2(c) shall include reasonable documentation of the expenses incurred by the indemnitee.
(ii)   If successful in whole or in part in any suit brought pursuant to Section 10.2(g)(i), or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.
(iii)   In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification

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set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 10.2 or otherwise shall be on the Corporation.
(h)   Preservation of Rights.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.2 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a Person. Any repeal or modification of this Section 10.2 by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation, or any Person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.
ARTICLE X
SECTION 203 OF THE DGCL
Section 10.1   Section 203.   The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE XI
OTHER MATTERS
Section 11.1   Amendments.   In addition to any other vote required by the DGCL or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 11.2   Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim (i) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Section 11.2, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.2.

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Section 11.3   Severability.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance or for whatever reason whatsoever: (a) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph or section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent of the law.
ARTICLE XII
DEFINITIONS
Section 12.1   Definitions.   The following definitions shall be applied to the terms used in this Certificate of Incorporation:
“Board” has the meaning set forth in Section 4.2(a).
“Bylaws” means the bylaws of the Corporation as in effect from time to time.
“Class A Common Stock” has the meaning set forth in Section 4.1(a).
“Class B Common Stock” has the meaning set forth in Section 4.1(a).
“Common Stock” has the meaning set forth in Section 4.1(a).
“Common Unit” means each Common Unit (as such term is defined in the Company A&R LLC Agreement).
“Company” means OP Group Holdings, LLC, a Delaware limited liability company.
“Company Member” means a member of the Company.
“Company Unit” means each Company Unit (as such term is defined in the Company A&R LLC Agreement).
“Corporation” has the meaning set forth in Section 1.1.
“DGCL” has the meaning set forth in Section 3.1.
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of or about the date hereof, by and among the Corporation, Normandy Holdco LLC, CF OMS LLC and MDIH Sponsor LLC, as amended, supplemented or restated from time to time.
“Investors” mean the holders of shares of Class A Common Stock or Class B Common Stock that are parties to the Investor Rights Agreement.
“Person” shall be construed broadly and includes any individual, estate, corporation, partnership (limited or general), limited partnership, limited liability company, limited company, joint venture, business association, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Preferred Stock” has the meaning set forth in Section 4.1(a).
*           *           *

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IN WITNESS WHEREOF, the undersigned of the Corporation has executed this Amended and Restated Certificate of Incorporation this [•] day of [•], 2021.
[•]
By:
Name: [ ]
Title: [ ]
[Signature Page to Amended and Restated Certificate of Incorporation]

Annex B2
Final Form
AMENDED AND RESTATED
BYLAWS
OF
OLIVE VENTURES HOLDINGS, INC.

ARTICLE I
STOCKHOLDERS
Section 1.   Annual Meetings.   The annual meeting of the stockholders of Olive Ventures Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) or a duly authorized committee thereof. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.
Section 2.   Special Meetings.   Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation, and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the certificate of incorporation of the Corporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of (a) the Board or (b) the Chairperson of the Board, and may not be called by any other Person or Persons. Business transacted at special meetings of the holders of stock of the Corporation shall be confined to the purpose or purposes stated in the notice of the meeting. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.
Section 3.   Notice.   Except as otherwise provided by the DGCL, the certificate of incorporation of the Corporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty, nor less than ten, days previous thereto, to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
Section 4.   Quorum.   The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by the DGCL or by the certificate of incorporation of the Corporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairperson of the meeting or, by a majority in voting power thereof, the stockholders present may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.
Section 5.   Conduct of the Meeting.   The Chairperson of the Board, or in the Chairperson of the Board’s absence or at the Chairperson of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairperson of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of

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the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairperson of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairperson of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and (for any or no reason) recessing and/or adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof, limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders and prescribing any such other rules, regulations and procedures, and doing all such other acts, as are appropriate for the product conduct of the meeting in the judgment of the chairperson of the meeting. Unless and to the extent determined by the Board or the chairperson over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 6.   Voting by Proxy.   At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (a) a stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for the stockholder as proxy, or (b) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of election or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.
A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) created pursuant to the preceding paragraphs of this Section 6 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.
Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.
Section 7.   Voting.   When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation which are present in person or by proxy at such meeting and entitled to vote thereon shall decide any question brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock), these Bylaws, the DGCL, the rules or regulations of any stock exchange applicable to the Corporation or any other law or regulation applicable to the Corporation or its securities a different or minimum vote is required, in which case such different or minimum vote shall govern and control the decision of such question.

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Section 8.   Record Date.   (a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.   Action by Consent.   Except as otherwise provided in the certificate of incorporation of the Corporation, any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken shall be signed by the stockholders of the Corporation holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders of the Corporation entitled to vote thereon were present and voted and are delivered in the manner contemplated by Section 228 of the DGCL. Prompt notice of the taking of action without a meeting shall be given to the stockholders of the Corporation entitled thereto pursuant to the DGCL.
Section 10.   List of Stockholders.   The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 11.   Inspectors of Election.   The Board, in advance of all meetings of the stockholders, may appoint one or more inspectors of election, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of election or, in the event

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that one or more inspectors of election previously designated by the Board fails to appear or act at the meeting of stockholders, the chairperson of the meeting may appoint one or more inspectors of election to fill such vacancy or vacancies.
Section 12. (a) Annual Meetings of Stockholders.
(i)   Nominations of persons for election to the Board to be considered by the stockholders may be made at an annual meeting of stockholders only (A) on behalf of the Corporation, by or at the direction of the Board or any duly authorized committee thereof (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws (provided that any such nominations made on behalf of the Corporation while the Investors beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement must be made by or at the direction of such in the manner provided in the Investor Rights Agreement) or (C) by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation. The proposal of business (other than the election of directors) to be considered by the stockholders may be made at an annual meeting of stockholders only (1) by or at the direction of the Board or any duly authorized committee thereof, (2) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws, (3) by the Investors, in accordance with the Investor Rights Agreement or (4) by any stockholder of the Corporation (other than the Investors) who is entitled to vote on such other business at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.
(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder (other than the Investors), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 12(a)(ii) of this Article I shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be the date of the annual meeting held the preceding calendar year. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting,

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the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (2) the class or classes or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting on the proposal of such business or such nomination such stockholder intends to bring before the annual meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (4) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (5) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (1) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (2) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (3) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(a)(ii) or Section 12(b) of this Article I) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen days prior to the meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as the Corporation requests to determine the eligibility of such proposed nominee to serve as a director of the

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Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules; provided that such information shall be delivered to or be mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than five business days after the request by the Board for subsequent information regarding director qualifications has been delivered to or mailed and received by such shareholder of record, or group of shareholders of record, providing notice of any nomination.
(iii)   Notwithstanding anything in the second sentence of Section 12(a)(ii) of this Article I to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 12(a)(ii) of this Article I, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.
(b)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) on behalf of the Corporation (x) so long as the Investors beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement , by or at the direction of the applicable Investor in the manner provided in the Investor Rights Agreement and (y) at any time at which an Investor ceases beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement, by or at the direction of the Board or any duly authorized committee thereof or (2) provided that the Investor or the Board, as applicable, has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 12. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Section 12 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected.
(c)   General.   (i) Subject to the rights of the Investors set forth in the certificate of incorporation of the Corporation and the Investor Rights Agreement and the rights of the holders of any series of Preferred Stock, only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Without limiting the power and authority of the Board to determine in advance of any meeting of stockholders whether any nomination or business proposed to be brought before such meeting was made in accordance with the procedures set forth in this Section 12, except as otherwise provided by law, the certificate of incorporation of the Corporation or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in

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compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.
Notwithstanding the foregoing provisions of this Section 12 but subject to the last sentence of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(ii)   For purposes of this Section 12, a public announcement may be made by any means permitted by applicable law, including disclosure in a press release, on the website of the Corporation or in a document publicly filed with the Securities and Exchange Commission pursuant to the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.
(iii)   No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new time period (or extend any time period) for the giving of a stockholder’s notice as described above, and in order for any notice required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.
(iv)   Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including Section 12(a)(i)(C), Section 12(a)(i)(4) and Section 12(b) hereof), and compliance with Section 12(a)(i)(C), Section 12(a)(i)(4) and Section 12(b) of this Article I shall be the exclusive means for a stockholder (other than the Investors) to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.
Notwithstanding anything to the contrary contained herein, the Investors and the holders of any series of Preferred Stock shall not be subject to the notice procedures or other requirements set forth in this Section 12.
ARTICLE II
BOARD OF DIRECTORS
Section 1.   Number of Directors, Election, Removal.   The total number of directors constituting the Board shall be fixed in the manner provided in the certificate of incorporation of the Corporation. Directors shall be elected and removed in the manner provided in the certificate of incorporation of the Corporation.
Section 2.   Resignations.   Any director may resign at any time by giving notice of such director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.   Vacancies.   Any vacancies and newly created directorships on the Board shall be filled in the manner provided in the certificate of incorporation of the Corporation.

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Section 4.   Regular Meetings.   The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
Section 5.   Special Meetings.   Special meetings of the Board may be called by either the Chief Executive Officer or the Chairperson of the Board on 24 hours’ notice to each director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any director, however, if waived by such director in writing or by electronic transmission, or if such director shall be present at such meeting, except if the director attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 6.   Preferred Stock.   Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.
Section 7.   Committees.   Subject to the approval rights of the Investors and in accordance with the Investor Rights Agreement: (a) the Board may designate one or more committees consisting of one or more directors, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of the certificate of incorporation of the Corporation, these Bylaws and the provisions of the DGCL, the powers and authority of the Board; (b) such committee or committees shall have such name or names as may be determined from time to time by the Board; (c) the members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) may fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise; and (d) the Board shall have the power to remove any members of any such committee at any time, for any reason, and/or to change the members of any such committee at any time to fill vacancies. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 8.   Action by Written Consent.   Unless otherwise restricted by the certificate of incorporation of the Corporation or these Bylaws, any action required or permitted to be taken at any meeting by the Board or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board or of such committee, as the case may be. If then required by the DGCL, after any such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.
Section 9.   Telephonic Meetings.   The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.
Section 10.   Director Compensation.   Subject to the certificate of incorporation of the Corporation, the Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

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ARTICLE III
OFFICERS
Section 1.   General.   The Board may, from time to time as it deems advisable, elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairperson of the Board, who may or may not also be an officer of the Corporation.
Section 2.   Terms.   All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board. Any vacancies occurring in any office may be filled by the Board in the same manner as such officers are appointed and selected pursuant to Section 1 of this Article III.
Section 3.   Powers; Duties.   Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.
Section 4.   Delegation.   Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.
ARTICLE IV
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 1.   Right to Indemnification.   The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against claims, liabilities, losses, damages, judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), reasonably incurred or suffered by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 7 of this Article IV with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.
Section 2.   Successful Defense.   To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IV, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred or suffered by him or her in connection therewith.
Section 3.   Advance Payment of Expenses.   Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be

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paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate, by resolution of the Board.
Section 4.   Not Exclusive.   The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IV shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director, officer or employee of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law.
Section 5.   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article IV.
Section 6.   Certain Definitions.   For the purposes of this Article IV, (a) any current or former director, officer or employee of the Corporation who shall serve or has served as a director, officer (including, without limitation, a trustee), employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director, officer, employee or agent of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer (including, without limitation, a trustee), employee or agent at the request of the Corporation, unless the Board shall determine otherwise. In all other instances where any person shall serve or has served as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer (including, without limitation, a trustee), employee or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article IV, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director, officer or employee of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity. For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer (including, without limitation, a trustee), employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer (including, without limitation, a trustee) or employee with respect to an employee benefit plan, its participants, or beneficiaries.

B2-10

Section 7.   Proceedings to Enforce Rights to Indemnification.
(a)   If a claim under Section 1 of this Article IV (following the final disposition of such proceeding) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article IV is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 1 of this Article IV shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article IV shall include reasonable documentation of the expenses incurred by the indemnitee.
(b)   If successful in whole or in part in any suit brought pursuant to Section 7(a) of this Article IV, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking to the extent an undertaking would be required of a present director or officer of the Corporation pursuant to Article X of the certificate of incorporation of the Corporation (an “undertaking”), the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.
(c)   In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. To the fullest extent permitted by applicable law, neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.
Section 8.   Preservation of Rights.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article IV by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director, officer or employee of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.
ARTICLE V
CORPORATE BOOKS
The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

B2-11

ARTICLE VI
CHECKS, NOTES, PROXIES, ETC.
All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairperson of the Board, the Chief Executive Officer, or by such officers as the Chairperson of the Board, Chief Executive Officer or the Board may from time to time determine.
ARTICLE VII
FISCAL YEAR
The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.
ARTICLE VIII
CORPORATE SEAL
The Board may provide a suitable seal, containing the name of the Corporation
ARTICLE IX
GENERAL PROVISIONS
Section 1.   Notice.   Whenever notice is required to be given by law or under any provision of the certificate of incorporation of the Corporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section 2.   Headings.   Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 3.   Severability.   In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the certificate of incorporation of the Corporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Section 4.   Certain Defined Terms.   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in these Bylaws:
“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the date hereof by and among the Corporation, Normandy Holdco LLC, CF OMS LLC and MDIH Sponsor LLC, as it may be amended, supplemented or restated from time to time.
“Investors” means the holders of shares of Class A Common Stock or Class B Common Stock of the Corporation that are parties to the Investor Rights Agreement.
“Person” shall be construed broadly and includes any individual, estate, corporation, partnership (limited or general), limited partnership, limited liability company, limited company, joint venture, business association, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
ARTICLE X
AMENDMENTS
These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the certificate of incorporation of the Corporation.

B2-12

Annex C
FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OP GROUP HOLDINGS, LLC
DATED AS OF [•], 2021
THE LIMITED LIABILITY COMPANY INTERESTS IN OP GROUP HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO BETWEEN THE MEMBERS. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

C-i

C-ii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OP GROUP HOLDINGS, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “LLC Agreement”) of OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [•], 2021 (the “Effective Date”), by and among the Company, CF OMS LLC, a Delaware limited liability company (“CF OMS”), Paylink Holdings Inc., a Delaware corporation (“Paylink Holdings,” and together with CF OMS, the “Continuing Members”), Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”), MDH Acquisition Corp, a Delaware corporation (“MDH SPAC”), for purposes of Section 12.1, Normandy Holdco LLC, a Delaware limited liability company (“Normandy Holdco”), MDIH Sponsor LLC, a Delaware corporation (“MDIH”), and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on January 31, 2017, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of April 28, 2017 (the “Initial LLC Agreement”);
WHEREAS, immediately prior to giving effect to the transactions contemplated by the Business Combination Agreement, the Company was wholly owned by the Continuing Members;
WHEREAS, on July 21, 2021, the Company, the Continuing Members, PubCo, MDH SPAC, Normandy Holdco, Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), and MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub”), entered into the Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);
WHEREAS, pursuant to the Business Combination Agreement, among other things, as of the Effective Time, (i) Milestone Merger Sub will merge with and into Paylink Holdings, with Paylink Holdings surviving as a Subsidiary of PubCo, (ii) MDH Merger Sub will merge with and into MDH SPAC, with MDH SPAC surviving as a Subsidiary of PubCo, and (iii) each Member as of the Effective Time will receive or retain the number of Common Units and Earnout Units set forth next to such Member’s name on Exhibit A; and
WHEREAS, the Continuing Members desire to amend and restate the Initial LLC Agreement in its entirety as of immediately prior to the Blocker Effective Time to reflect: (a) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as such term is defined in the Business Combination Agreement), including the changes to the Company’s capitalization and admission of MDH SPAC as a Member and (b) the rights and obligations of the Members and other Parties and other terms and provisions, in each case as set forth in this LLC Agreement.
NOW THEREFORE, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.
“Action” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, after giving effect to the following adjustments:
(a)   credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and
(b)   debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Advancement of Expenses” is defined in Section 7.5(c).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. No Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company. Notwithstanding the foregoing, Softbank and members of the Softbank Group shall not be deemed Affiliates of CF OMS, of the members of CF OMS, or their respective Affiliates.
“Affiliate Indemnitors” is defined in Section 7.5(b).
“Audit” is defined in Section 10.4(b).
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.
“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Blocker Effective Time” has the meaning given to such term in the Business Combination Agreement.
“Board” is defined in Section 7.1(a).
“Business Combination Agreement” is defined in the recitals to this LLC Agreement.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Business Opportunities Exempt Party” is defined in Section 8.2(a).
“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is retained in the books and records of the Company.
“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company from such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member. As of the Effective Time, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member retained in the books and records of the Company.

“Cash Available for Tax Distributions” is defined in Section 6.2(a).
“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).
“Cash Exchange Payment” means, with respect to a particular Exchange for which the PubCo Board has elected to cause the Company to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii), an amount of cash equal to the product of (a) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had caused the Company to pay the Stock Exchange Payment with respect to such Common Units, and (b) the Exchange Date VWAP.
“Certificate Delivery” means, in the case of any shares of Class B Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class B Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Board or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.
“CF OMS” is defined in the preamble to this LLC Agreement.
“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of PubCo. Following any consolidation, merger, reclassification or other similar event involving PubCo, “Class A Common Stock” means any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of PubCo. Following any consolidation, merger, reclassification or other similar event involving PubCo, “Class B Common Stock” means any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.
“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization. Common Units shall exclude any Earnout Units prior to their conversion into Common Units upon the occurrence of a Vesting Event.
“Company” is defined in the preamble to this LLC Agreement.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company (which Person shall be, as of the Effective Time, PubCo) and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof. For the avoidance of doubt, the tax matters partner and the designated individual shall be designated by the Board in accordance with applicable Law.

“Company Units” means the Common Units and the Earnout Units.
“Confidential Information” means confidential or proprietary information obtained by a Member from the Company, PubCo or any of their respective Subsidiaries, directly or indirectly, including from their representatives. Confidential Information includes confidential and proprietary ideas, financial information, products, services, business strategies, innovations, all aspects of the Company’s or PubCo’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company or PubCo plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s or PubCo’s business. With respect to any Member, Confidential Information does not include information that: (a) was in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates (whether disclosed before or after the Effective Date); (b) becomes part of public knowledge not as a result of any action or inaction of a Member in violation of any contractual obligation to the Company or any of its Affiliates (including under this LLC Agreement); (c) is approved for release by written authorization of the Company; or (d) is disclosed to such Member or its representatives by a third party not in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information.
“Continuing Members” is defined in the preamble to this LLC Agreement.
“Continuing Member Representative” means CF OMS or any Affiliate of CF OMS designated in writing by CF OMS to PubCo, the Company and each of the other Continuing Members after the Effective Date.
“Conversion Date” means, with respect to any Earnout Unit, the date on which a Vesting Event occurs for such Earnout Unit or such later date as determined pursuant to Section 4.1(d).
“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.
“Demand Registration” is defined in the Registration Rights Agreement.
“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“DGCL” means the General Corporation Law of the State of Delaware.
“Distributable Cash” as of any relevant date means the amount of cash reasonably determined by the Board to be available for distribution.
“Earnout Shares” has the meaning set forth in the Business Combination Agreement.
“Earnout Units” means the Units which are restricted subject to vesting, including the Series 1 Earnout Units, the Series 2 Earnout Units, the Series 3 Earnout Units, the Series 4 Earnout Units and the Series 5 Earnout Units. Except as otherwise expressly set forth in this LLC Agreement, no Earnout Unit shall entitle the holder thereof to (a) receive any distributions pursuant to this LLC Agreement or otherwise hold any economic interest or percentage interest in the Company or (b) hold any voting rights.
“Effective Date” is defined in the preamble to this LLC Agreement.
“Effective Time” has the meaning given to such term in the Business Combination Agreement.
“Equity Securities” means, with respect to any Person, (a) all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (d) all of the other ownership or profit interests of such Person (including partnership or member interests), whether voting or nonvoting.
“ERISA” means the Employee Retirement Security Act of 1974.
“Exchange” means (a) the exchange by a Member of Common Units held by the Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment from the Company or (b) the direct purchase by PubCo of Common Units and shares of Class B Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Blackout Period” means (a) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member (or its Affiliates) is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by PubCo and ending on (ii) the first day following the record date determined by the Board with respect to such dividend declared pursuant to clause (i). In no event shall an Exchange Blackout Period which respect to clause (b) of the foregoing sentence occur more than four times per calendar year.
“Exchange Condition” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective or has not yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in any material respect with its obligations under the Registration Rights Agreement to the extent related to the resale of the Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.
“Exchange Date” means the date that is three Business Days after the Exchange Notice Date is given; provided that (a) if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three Business Days following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the PubCo and such Exchanging Member may agree in writing); (b) if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the second Business Day following the end of such Exchange Blackout Period; and (c) to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.
“Exchange Date VWAP” means the VWAP on the Trading Day immediately preceding the Exchange Date.
“Exchange Delay Notice” is defined in Section 4.6(a)(iii).
“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.
“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.
“Exchanged Units” means, with respect to any Exchange, the Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of vested Class B Common Stock held by the relevant Exchanging Member; provided that such amount of Common Units shall in no event be less than the Minimum Exchange Amount.
“Exchanging Member” means any Member holding Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Common Units are subject to an Exchange.
“Fair Market Value” means the fair market value of any property as determined in the good faith reasonable discretion of the Board after taking into account such factors as the Board shall reasonably deem appropriate.
“Family Member” means with respect to any Person, a sibling, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Persons (and no others) or of which any of the foregoing are the sole beneficiaries.
“Final Adjudication” is defined in Section 7.5(c).
“Fortress” means Fortress Investment Group LLC.
“GAAP” means United States generally accepted accounting principles at the time.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:
(a)   the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(b)   the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (s), as applicable, except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the

Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any Earnout Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Board to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided that adjustments pursuant to clauses (i), (ii), (iii), and (vi) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, that adjustments pursuant to clause (i) above shall be made upon the contribution of capital to the Company by MDH SPAC which is contemplated by the Business Combination Agreement. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). If any Earnout Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the Earnout Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as though such Earnout Units were noncompensatory options, unless the Board reasonably determines that doing so is not permitted under then current Law;
(c)   the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;
(d)   the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause (d) to the extent the Board determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)   if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.
“HSR Act” is defined in Section 4.1(d).
“Imputed Tax Underpayments” is defined in Section 10.4(c).
“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.
“Indemnifiable Losses” is defined in Section 7.5(a).
“Indemnitee” is defined in Section 7.5(a).
“Initial LLC Agreement” is defined in the recitals to this LLC Agreement.
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Effective Date, by and among PubCo, certain of the Continuing Members and the other parties thereto.
“Investors” has the meaning set forth in the Investor Rights Agreement.

“IRS” means the U.S. Internal Revenue Service.
“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Laws, unless the context otherwise requires.
“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liquidating Event” is defined in Section 11.1.
“Liquidity Limitations” is defined in Section 6.2(a).
“LLC Agreement” is defined in the preamble to this LLC Agreement.
“Lock-Up Period” is defined in Section 4.6(a).
“MDIH” is defined in the preamble to this LLC Agreement.
“MDH Merger Sub” is defined in the recitals to this LLC Agreement.
“MDH SPAC” is defined in the preamble to this LLC Agreement.
“Member” means any Person that executes this LLC Agreement as a Member and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of all of such Person’s Units.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Milestone” means Milestone Partners Management Co., LP.
“Milestone Merger Sub” is defined in the recitals to this LLC Agreement.
“Minimum Exchange Amount” means a number of Common Units held by an Exchanging Member equal to (x) if such Exchanging Member holds more than 100,000 Common Units as of the Effective Date, the lesser of (1) 100,000 Common Units and (2) all of the Common Units then held by the applicable Exchanging Member or (y) if such Exchanging Member holds 100,000 Common Units or less as of the Effective Date, the lesser of (1) fifty percent (50%) of the Common Units held by the applicable Exchanging Member as of the Effective Date and (2) all of the Common Units then held by the applicable Exchanging Member.
“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.
“Non-Party Affiliate” is defined in Section 12.15.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).
“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2 (b)(3).
“Normandy Holdco” is defined in the preamble to this LLC Agreement.

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.4. The initial Officers are listed on Exhibit D.
“Party” and “Parties” means, individually or collectively, each Member, the Company and each other party to this LLC Agreement.
“Paylink Holdings” is defined in the preamble to this LLC Agreement.
“Permitted Transfer” is defined in Section 9.1(b).
“Permitted Transferee” means, with respect to any Member, (i) any Family Member of such Member, (ii) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business the Company, and (iii) upon the dissolution of such Member, the equityholders of such Member. Notwithstanding the foregoing, no Affiliate of Fortress or Milestone (excluding portfolio companies who operate or engage in a business which competes directly with the business of the Company) shall be deemed to operate or engage in any such competing business.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Piggyback Registration” is defined in the Registration Rights Agreement.
“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.
“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)   any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(b)   any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c)   in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;
(d)   gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)   in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;
(f)   to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)   any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.
“PubCo” is defined in the preamble to this LLC Agreement.
“PubCo Board” means the board of directors of PubCo, as constituted at any given time.
“PubCo Bylaws” means the Bylaws of PubCo, as amended or restated from time to time.
“PubCo Call Notice” is defined in Section 4.6(f).
“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.
“PubCo Charter” means the Certificate of Incorporation of PubCo, as amended or restated from time to time.
“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock (whether vested or unvested).
“PubCo Distributions” is defined in Section 6.1(c).
“PubCo Members” means Paylink Holdings and MDH SPAC.
“PubCo Offer” is defined in Section 4.1(h)(ii).
“PubCo Warrants” has the meaning given to “PubCo Warrants” in the Business Combination Agreement.
“Push-Out Election” means an election provided for in Section 6226 of the Code (or any similar provisions under state or local law).
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, by and among PubCo, certain of the Continuing Members and the other parties thereto.
“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration Rights Agreement.
“Regulatory Allocations” is defined in Section 5.2(j).
“Sale Transaction” means a bona fide arm’s length transaction with any Person (other than the Company, any subsidiary of the Company, Paylink Holdings, CF OMS or any Affiliate of the foregoing) involving (a) the direct or indirect acquisition (whether by sale, merger, issuance or otherwise) of Units representing a majority of the Common Units by such Person, or such Persons acting in concert, by means of any transaction or series of related transactions in which outstanding equity of the Company is exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by such acquiring Person or any subsidiary of such acquiring Person, including specifically a transaction involving the sale of the common stock, par value $0.001 per share, of Paylink Holdings in lieu of such outstanding equity of the Company, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries.
“Securities Act” means the Securities Act of 1933.
“Series 1 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event.

“Series 2 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event.
“Series 3 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 3 Vesting Event.
“Series 4 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 4 Vesting Event.
“Series 5 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 5 Vesting Event.
“Series 1 Vesting Event” means, with respect to each Series 1 Earnout Unit, (a) the occurrence of a VWAP 1 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $12.00 per Common Unit (taking into account the conversion of each Series 1 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).
“Series 2 Vesting Event” means, with respect to each Series 2 Earnout Unit, (a) the occurrence of a VWAP 2 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $13.00 per Common Unit (taking into account the conversion of each Series 2 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).
“Series 3 Vesting Event” means, with respect to each Series 3 Earnout Unit, (a) the occurrence of a VWAP 3 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $13.50 per Common Unit (taking into account the conversion of each Series 3 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).
“Series 4 Vesting Event” means, with respect to each Series 4 Earnout Unit, (a) the occurrence of a VWAP 4 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $17.00 per Common Unit (taking into account the conversion of each Series 4 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).
“Series 5 Vesting Event” means, with respect to each Series 5 Earnout Unit, (a) the occurrence of a VWAP 5 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $17.00 per Common Unit (taking into account the conversion of each Series 5 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).
“SoftBank” mean SoftBank Group Corp.
“Softbank Group” means any Person Controlling, Controlled by or under Common control with SoftBank that is not also Controlled by Fortress.
“Specified Audit” is defined in Section 10.4(d).
“Sponsor” means MDIH Sponsor, LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” means the letter agreement, dated as of July 21, 2021, by and among, MDIH, MDH SPAC, PubCo and the Company.
“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Board, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged (subject to equitable adjustments for any splits, in-kind dividends, reorganizations, combinations, recapitalizations, exchanges and other like changes or transactions after the Effective Date with respect to Common Units or Class A Common Stock).
“Subsequent Transaction” has the meaning set forth in the Business Combination Agreement.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.
“Tax Advances” is defined in Section 10.5(a).
“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Board as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law. In no event shall the Board make adjustments such that there are more than four Tax Distribution Dates in any calendar year. If a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.
“Tax Distributions” is defined in Section 6.2(a).
“Tax Receivable Agreement” means the tax receivable agreement, dated as of the Effective Date, by and among PubCo, the Company, CF OMS, MDH SPAC, and Normandy Holdco.
“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.
“Tier 1 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporation organized under the laws of the State of Delaware, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (to the extent relevant to such a corporation) the character of any income, gains, deductions, losses or credits, and the extent to which state and local income taxes are deductible by such a corporation under then current U.S. federal income tax Law. The Tier 1 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.
“Tier 2 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, NY, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, and the extent to which state and local income taxes are deductible by such an individual under then current U.S. federal income tax Law, and (b) at the Company’s sole discretion, available deductions under Code Section 199A, as applicable. The Tier 2 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.
“Tier 1 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Date (or, in the case of a Taxable Year that includes the Effective Date, the portion thereof after the Effective Date), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) at the Company’s sole discretion, taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tier 1 Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 1 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.
“Tier 2 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Date (or, in the case of a Taxable Year that includes the Effective Date, the portion thereof after the Effective Date), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) at the Company’s sole discretion, taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tier 2 Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 2 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.
“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the New York Stock Exchange or other principal securities exchange or securities market on which shares of Class A Common Stock are then traded.
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. Any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to take direct possession, as the holder of record, of any Units shall not be considered a “Transfer.” Any transfer, sale, pledge, hedge, encumbrance, hypothecation or other disposition of the stock of PubCo shall not be considered an indirect “Transfer” of Units. The terms “Transferee,” “Transferor,” “Transferred”, and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) the any funds or managed accounts managed by Fortress or Milestone or one of their respective Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Undertaking” is defined in Section 7.5(c).
“Underwritten Shelf Takedown” is defined in the Registration Rights Agreement.
“Units” means the Common Units, the Earnout Units and any other Equity Securities of the Company.
“Vesting Event” means, with respect to each Series 1 Earnout Unit, a Series 1 Vesting Event, with respect to each Series 2 Earnout Unit, a Series 2 Vesting Event, with respect to each Series 3 Earnout Unit, a Series 3 Vesting Event, with respect to each Series 4 Earnout Unit, a Series 4 Vesting Event, and, with respect to each Series 5 Earnout Unit, a Series 5 Vesting Event.
“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, with respect to measurement periods (or portions thereof) following the Effective Time, on the New York Stock Exchange or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading.
“VWAP 1 Vesting Event” means the satisfaction of the $12.00 Earnout Milestone (as defined in the Sponsor Letter Agreement).
“VWAP 2 Vesting Event” means the satisfaction of the $13.00 Earnout Milestone (as defined in the Business Combination Agreement).
“VWAP 3 Vesting Event” means the satisfaction of the $13.50 Earnout Milestone (as defined in the Sponsor Letter Agreement).
“VWAP 4 Vesting Event” means the satisfaction of the $17.00 Earnout Milestone (as defined in the Business Combination Agreement).
“VWAP 5 Vesting Event” means the satisfaction of the $17.00 Earnout Milestone (as defined in the Sponsor Letter Agreement).
Section 1.2   Interpretive Provisions.   For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:
(a)   the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;
(b)   an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;
(c)   all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;
(d)   when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;
(e)   whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;
(f)   “or” is not exclusive;
(g)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;
(h)   references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and
(i)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 2.1   Formation.   The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.
Section 2.2   Filing.   The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.
Section 2.3   Name.   The name of the Company is “OP Group Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.
Section 2.4   Registered Office: Registered Agent.   The location of the registered office of the Company required by the Act to be maintained in the State of Delaware shall be at such location (which need not be a place of business of the Company) as the Board may designate from time to time.
Section 2.5   Principal Place of Business.   The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.
Section 2.6   Purpose; Powers.   The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 2.7   Term.   The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.
Section 2.8   Intent.   It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes without the prior written consent of CF OMS (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Subsequent Transaction to the extent such transaction is duly authorized by the Board in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.
ARTICLE III
CLOSING TRANSACTIONS
Section 3.1   Business Combination Agreement Transactions.   Pursuant to the terms of the Business Combination Agreement, immediately after the consummation of the transactions contemplated by the Business Combination Agreement, the total number of Common Units and Earnout Units held by the Continuing Members and MDH SPAC as of the Effective Time is set forth next to each such Member’s name on Exhibit A under the headings “Effective Time Common Units” and “Effective Time Earnout Units”. The number of vested shares of Class B Common Stock held by each Exchanging Member shall equal the number of Common Units held by such Exchanging Member, and the number of unvested shares of Class B Common Stock held by each Exchanging Member shall equal the number of Earnout Units held by such Exchanging Member.
ARTICLE IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 4.1   Authorized Units; General Provisions with Respect to Units.
(a)   Units.   Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units and Equity Securities as the Board shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Board shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company otherwise in accordance with this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Board shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or cause the Company to be a publicly traded partnership within the meaning of Section 7704 of the Code. The Company and the Board shall be entitled to rely upon the representation by each Continuing Member herein that such Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.
(b)   Outstanding Units.   Each Continuing Member previously was admitted as a Member and shall remain a Member of the Company at the Effective Time. Immediately after the Effective Time, the Units will comprise (i) one class of Common Units, and (ii) five classes of Earnout Units, comprising Series 1 Earnout Units, Series 2 Earnout Units, Series 3 Earnout Units, Series 4 Earnout Units and Series 5 Earnout Units. Except as otherwise provided in this LLC Agreement, each outstanding Common Unit shall be identical to each other Common Unit, each outstanding Series 1 Earnout Unit shall be identical to each other Series 1 Earnout Unit, each outstanding Series 2 Earnout Unit shall be identical to each other Series 2 Earnout Unit, each outstanding Series 3 Earnout Unit shall be identical to each other Series 3 Earnout Unit, each outstanding Series 4 Earnout Unit shall be identical to each other Series 4 Earnout Unit, and each outstanding Series 5 Earnout Unit shall be identical to each other Series 5 Earnout Unit. The number of outstanding Company Units shall at all times equal the number of outstanding shares of Class A Common Stock and shares of vested Class B Common Stock.
(c)   Schedule of Members.   The Company shall maintain a schedule, appended as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement), which shall include: (i) the name and address of each Member and (ii) the aggregate number of and type of Units issued and outstanding and held by each Member.
(d)   Earnout Units.   Each Earnout Unit will be held in accordance with this LLC Agreement unless and until a Vesting Event occurs with respect to such Earnout Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Earnout Unit shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Company and the Board) into one Common Unit, with all rights and privileges of a Common Unit under this LLC Agreement from and after the Conversion Date. Notwithstanding anything to the contrary contained in this LLC Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) for the immediate conversion of Earnout Units into Common Units, then the Conversion Date with respect to each such Earnout Units shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Earnout Units. Each of the Continuing Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. In the event of a subdivision or combination referred to in Section 4.1(i)(i) or

Section 4.1(i)(ii), the number of shares of Class B Common Stock to which an Exchanging Member shall be entitled upon vesting of its Earnout Units shall equal the number of Earnout Units held by the Exchanging Members as a result of such subdivision or combination that have converted into Common Units. If a Vesting Event has not occurred with respect to an Earnout Unit on or before the seventh anniversary of the Effective Time, and such Earnout Unit has not vested and converted into a Common Unit under this LLC Agreement, then immediately and without any further action under this LLC Agreement, on the date that is the seventh anniversary of the Effective Time, any such Earnout Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration.
(e)   New PubCo Issuances.
(i)   Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued, in each case as adjusted, to the extent deemed necessary or appropriate by the Board, to take into account any tax consequences related thereto (including such issuances or distributions), and (y) PubCo shall concurrently contribute (i) to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security and (ii) to MDH SPAC (or other wholly owned Subsidiary that is a Member) such Common Units or other Equity Securities issued to PubCo.
(ii)   Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).
(iii)   In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute (i) to the Company the net proceeds received by PubCo from any such exercise or conversion and (ii) to MDH SPAC (or other wholly owned Subsidiary that is a Member) such Common Units or other Equity Securities issued to PubCo.
(f)   PubCo Debt Issuance.   If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.
(g)   New Company Issuances.   Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).
(h)   Repurchases and Redemptions.
(i)   Subject to Section 4.1(h)(ii), PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo (or its wholly owned Subsidiary that owns Common Units) an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo (or its wholly owned Subsidiary that owns such Equity Securities) an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.
(ii)   In the event that a tender offer, share exchange offer, or take-over bid or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders, the holders of Common Units shall be permitted to participate in such PubCo Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer (and shall be contingent upon such PubCo Offer and not be effective if such PubCo Offer is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo shall use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination. Without limiting the generality of the prior sentence (and without limiting the ability of any Member holding Common Units to consummate an Exchange at any time pursuant to the terms of this LLC Agreement), the Board shall use its reasonable best efforts to ensure that such holders of Common Units may participate in such PubCo Offer without being required to consummate the Exchange with respect to their Common Units and cancel their shares of Class B Common Stock, as the case may be, prior to the closing of the transactions contemplated by the PubCo Offer. In no event shall the holders of Common Units be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit and share of Class B Common Stock, taken together, that is greater than or less than the consideration payable in respect of each share of Class A Common Stock in connection with such PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).
(iii)   The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(iv)   Notwithstanding the foregoing clauses (i) through (iii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.
(v)   Nothing set forth in this Section 4.1(h) shall apply to any redemption effected pursuant to Section 6.2(b) hereof.
(i)   Equity Subdivisions and Combinations.
(i)   The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.
(ii)   Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.
(j)   General Authority.   Subject to Sections 4.1(a), (d), (e), (g), (h) and (i) and Section 4.3, the Company and PubCo shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or Earnout Units, as applicable, to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo or its wholly owned Subsidiaries) and the number of Common Units and Earnout Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (solely, in each case, prior to such conversion or exchange).
Section 4.2   Capital Contributions.   Except as otherwise expressly set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.
Section 4.3   Issuance of Additional Units.   Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Company may issue, on such terms (including price) as may be determined by the Board, (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Board, which rights, preferences and privileges may be senior to the Units, and (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the Effective Date, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable as determined in good faith by the Board. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Board shall update the Company’s books and records and amend Exhibit A to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Board is authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.
Section 4.4   Capital Accounts.   A Capital Account shall be maintained by the Board for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance retained in the books and records of the Company. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). Upon the conversion of any Earnout Units into Common Units upon a Vesting Event, the parties intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company. In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Board, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Board.
Section 4.5   Other Matters Regarding Capital Contributions.
(a)   The Company shall not be obligated to repay any Capital Contributions of any Member. Whenever distributions are made by the Company, no Member has the right to receive property other than cash.
(b)   No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this LLC Agreement.
(c)   A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.
Section 4.6   Exchange of Common Units.
(a)   Exchange Procedures.
(i)   Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date (the “Lock-Up Period”), an Exchanging Member (together with its Permitted Transferees) shall be entitled to cause the Company to effect an Exchange up to three times per calendar quarter collectively with any other Exchanging Members (and no more frequently), in each case with respect to a number of Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Demand Registration, Piggyback Registration or Underwritten Shelf Takedown, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such transaction in accordance with Article II of the Registration Rights Agreement.
(ii)   Within two Business Days of the giving of an Exchange Notice, PubCo may elect to cause the Company to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such two Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Common Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Article II of the Registration Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, PubCo may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.
(iii)   In the event the Board does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice), the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Board within two Business Days of the occurrence of an Exchange Condition and in any event no later than one Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”); provided that any such notice must specify the particular Exchange Condition giving rise to such election. The giving of any notice pursuant to clause (x) of the previous sentence shall terminate all of the Exchanging Member’s, the Board’s and Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.
(iv)   Earnout Units are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of an Earnout Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Earnout Unit and it has been converted to a Common Unit in accordance with the terms hereof.
(b)   Exchange Payment.   The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall, directly or indirectly through a wholly-owned Subsidiary of PubCo, contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo or such Subsidiary a number of Common Units equal to the number of Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange

Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class B Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.
(c)   Splits, Distributions and Reclassifications.   If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.
(d)   PubCo Covenants.   PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units and Earnout Units (other than those Common Units and Earnout Units held by PubCo or any Subsidiary of PubCo). Nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).
(e)   Exchange Taxes.   The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued (i) shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or (ii) shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.
(f)   PubCo Call Rights.   Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice (such notice, a “PubCo Call Notice”) to the Exchanging Member no later than three Business Days following the giving of an Exchange Notice, elect to (or cause the Company to elect to) purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo (or the Company, as applicable) shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Common Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).
(g)   Distribution Rights.   No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.
(h)   Exchange Restrictions.   The Board may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Board shall be entitled to rely upon the representation by each Continuing Member herein that such Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law. No Exchange of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Exchange would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)), or cause the Company to be a publicly traded partnership within the meaning of Section 7704 of the Code.
(i)   Tax Matters.   In connection with any Exchange, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law). Each of PubCo and the Company (i) shall be entitled to deduct and withhold from any payment made to an Exchanging Member pursuant to any Exchange consummated under this Agreement all taxes required to be deducted or withheld with respect to such payment under the Code (or any other provision of applicable Law) and (ii) may at its sole discretion reduce the amount of Class A Common Stock issued to an Exchanging Member in an Exchange by a number of shares equal to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Exchanging Member. On the basis of applicable Law as of the Effective Date, no U.S. federal income tax withholding would be required with respect to an Exchange by any Exchanging Member who has provided a certification described in the first sentence of this Section 4.6(i) and who, if required, has properly certified that such Exchanging Member is not subject to U.S. federal backup withholding. For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as involving a sale by the Exchanging Member of the Exchanging Member’s Common Units (together with an equal number of shares of Class B Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and no Party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and each of PubCo and CF OMS consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed.
(j)   Representations and Warranties.   In connection with any Exchange or exercise of a PubCo Call Right, (i) the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Common Units that the Exchanging Member is electing to Exchange and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Board elects a Stock Exchange Payment, the Company shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.
Section 4.7   Representations and Warranties of the Members.   Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other

Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Subsequent Transaction resulting from such acquisition) that:
(a)   Organization; Authority.
(i)   To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.
(ii)   It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
(b)   Non-Contravention.
(i)   Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.
(ii)   No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.
(c)   Due Inquiry.
(i)   It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.
(ii)   In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects;
(d)   Purpose of Investment.   It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;
(e)   Transfer Restrictions.   It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.
(f)   Investor Status.   It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).
ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES
Section 5.1   Profits and Losses.   After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Board to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.
Section 5.2   Special Allocations.
(a)   Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).
(b)   Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)   Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)   Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)   Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.
(f)   Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.
(g)   If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.
(h)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such

Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)   Notwithstanding anything to the contrary contained in this LLC Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in any other manner reasonably determined by the Board, be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including any Earnout Units that have been converted into Common Units) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Board, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.
(j)   The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
Section 5.3   Allocations for Tax Purposes in General.
(a)   Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.
(b)   In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) with respect to any such differences that exist at the Effective Time, the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) and (ii) with respect to any other such differences, any other permissible method or methods determined by the Board to be appropriate and in accordance with the applicable Treasury Regulations.
(c)   Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, as applicable, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).
(d)   Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e)   If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Board causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Board shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).
(f)   Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).
Section 5.4   Other Allocation Rules.
(a)   The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.
(b)   The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Board reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Board is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Board also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(c)   Profits or Losses for the Taxable Year that includes the Effective Date shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Board shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Board in its reasonable good faith discretion.
(d)   Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Board shall allocate such liabilities in a manner that complies with the Code and the Treasury Regulations thereunder and that the Board reasonably determines to be in the best interests of the Members as a whole.
Section 5.5   Earnout Units.   The Parties intend that, for U.S. federal income tax purposes, (a) the Earnout Units received by the Continuing Members in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (b) no such Member be treated as having taxable income or gain as a result of such receipt of such Earnout Units or as a result of holding any such Earnout Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VI
DISTRIBUTIONS
Section 6.1   Distributions.
(a)   Distributions.
(i)   To the extent permitted by applicable Law, distributions to Members may be declared by the Board out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Board shall determine using such record date as the Board may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis based on the number of Common Units held by each Member. Notwithstanding the foregoing, (i) repurchases or redemptions made in accordance with Section 4.1(h), Section 6.2(b) or payments made in accordance with Section 7.5 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement, (ii) the Board shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii), and (iii) no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this LLC Agreement, “insolvent” means the inability of the Company to meet its payment obligations when due.
(ii)   Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Board shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.
(iii)   No Earnout Unit shall be entitled to receive any distributions pursuant to Section 6.1(a).
(b)   Successors.   For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.
(c)   PubCo Distributions.   Notwithstanding the provisions of Section 6.1(a), after the Effective Date, the Board shall authorize that cash distributions be made to any Member that is a wholly owned subsidiary of PubCo (which distributions shall be made without pro rata distributions to the other Members) (each such distribution, a “PubCo Distribution”), without duplication of any reimbursements actually paid to PubCo and its wholly-owned Subsidiaries, in amounts required for PubCo or any of its wholly-owned Subsidiaries to pay (i) the operating, administrative and other similar costs relating to the business or affairs of the Company or any of its Subsidiaries, (ii) payments by PubCo representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement, (iii) legal, tax, accounting and other professional fees and expenses of PubCo or such Subsidiary, (iv) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo which relate to the business or affairs of the Company or any of its Subsidiaries or actions taken by PubCo to the extent related to being a public company, (v) fees and expenses (including any underwriting discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the PubCo Board principally for the benefit of the Company and its Subsidiaries, and (vi) other fees and expenses in connection with the maintenance of the existence and operation of PubCo (including any costs or expenses associated with being a public company listed on a national securities exchange (such as public reporting obligations, proxy statements, stockholder meetings, compensation and meeting costs of any board of directors or similar body, any salary, bonus, incentive compensation and other amounts paid to any Manager to perform services for the Company, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses). For the avoidance of doubt, distributions made under this Section 6.1(c) may not be used to pay or facilitate dividends or distributions on the PubCo Common Stock or any other equity securities of PubCo or any of its Subsidiaries and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Reimbursements pursuant to this Section 6.1(c) shall be in addition to any reimbursement to PubCo as a result of indemnification pursuant to Section 7.5(a).
(d)   No Distributions In-Kind.   Any distributions made pursuant to this Agreement shall be made in cash.

Section 6.2   Tax-Related Distributions.
(a)   Effective immediately after the Effective Date, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Board shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account (i) any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound and (ii) the other obligations of the Company and its Subsidiaries to their creditors, as reasonably determined by the Board) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tier 1 Tax Amount per Common Unit receives an amount equal to such Member’s Tier 1 Tax Amount. If the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a)), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Board shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall. Notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent, and (B) the Board shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period (including as a result of conversion of any Earnout Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on CF OMS without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.
(b)   In addition to the foregoing, with respect any Tax Distribution Date, to the extent the Tier 2 Tax Amount with respect to any Member exceeds the Tier 1 Tax Amount with respect to such Member (such excess, the “Available Amount”), then to the extent such Member provides written notice to the Company at least ten days prior to such Tax Distribution Date (a “Tax Distribution Request”) and subject to the Liquidity Limitations, the Board shall cause the Company, from Cash Available for Tax Distributions, to increase distributions of cash to such Member on such Tax Distribution Date up to an amount equal to the lesser of (i) the amount specified on the applicable Tax Distribution Request and (ii) the Available Amount with respect to such Member for such Tax Distribution Date (the amount of cash so distributed, the “Excess Tax Distribution Amount”), in complete redemption of a number of Common Units held by such Member equal to (x) the Excess Tax Distribution Amount divided by (y) a price per Common Unit as of the applicable Tax Distribution Date determined in accordance with the principles set forth in the definition of “Cash Exchange Payment” (the “Price Per Common Unit”). Notwithstanding anything to the contrary herein, no Member shall be entitled to receive any cash distribution pursuant to this Section 6.2(b) in excess of the aggregate Price Per Common Unit with respect to all Common Units held by such Member as of immediately prior to such distribution (and in such case, in connection with the redemption of all such Common Units). In connection with any redemption of Common Units pursuant to this Section 6.2(b), (A) the applicable Member shall (I) transfer and surrender the applicable number of Common Units to the Company, free and clear of all liens and encumbrances and (II) surrender the corresponding number of outstanding shares of Class B Common Stock held by such Member (if any), (B) the Company shall cancel the redeemed Common Units and (C) PubCo shall cancel the surrendered shares of Class B Common Stock, in each case for no consideration other than the Excess Tax Distribution Amount.
Section 6.3   Distribution Upon Withdrawal.   No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.
ARTICLE VII
MANAGEMENT
Section 7.1   Management of the Company.
(a)   Establishment.   In accordance with Section 18-402 of the Act, the business and affairs of the Company shall be managed by a board of Managers (the “Board”). Except for situations in which the approval of the Members is expressly required by this LLC Agreement or by nonwaivable provisions of the Act, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management of the Company’s business. A Manager acting individually will not have the power to bind the Company.
(b)   Composition.   Subject to any contractual obligations of PubCo, PubCo shall have the sole right to appoint all of the members of the Board. The Board shall initially consist of seven Managers and such Managers shall be the same as the directors of the PubCo Board.
(c)   Successors; Removal.   Each Manager shall hold office until his or her successor is duly appointed and qualified or until his or her earlier death, removal by PubCo or resignation. PubCo may remove any Manager at any time; provided, that PubCo may not remove a Manager who is also a director of PubCo.
(d)   Resignation.   Any Manager may resign at any time by so notifying the remaining Managers in writing. Such resignation shall take effect upon receipt of such notice by any remaining Manager or at such later time as is therein specified, and unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.
(e)   Committee Representation.   The Board may designate one or more committees consisting of one or more Managers, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of the PubCo Charter, the PubCo Bylaws and the provisions of the DLLCA, the powers and authority of the Board. Such committee or committees shall have such name or names as may be determined from time to time by the Board. The members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) may fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise. The Board shall have the power to remove any members of any such committee at any time, for any reason, or to change the members of any such committee at any time to fill vacancies. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
(f)   Compensation.   No Manager shall be entitled to receive any fees, salary or remuneration for services rendered to the Company in his or her capacity as Manager. The Managers shall be entitled to reimbursement of expenses reasonably incurred by them in their capacity as a Manager on behalf of the Company.
(g)   Limitation of Liability.   Except as otherwise required by the Act, no current or former Member or any current or former Manager or Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability of the Managers for Liabilities of the Company.

(h)   Role of PubCo Board.   Notwithstanding any provision herein to the contrary, in connection with the performance of its duties as the Member of the Company under this Agreement, the Members acknowledge that the Board will take action through the PubCo Board, and the officers of PubCo, and that the members of the PubCo Board and such officers of PubCo will owe fiduciary duties to the stockholders of PubCo in respect of any such actions taken or omitted in connection with the performance of the Board’s duties hereunder. Nothing in the foregoing shall abrogate or diminish the rights of the holders of Company Units under this Agreement or applicable Law.
Section 7.2   Meetings of the Board and Voting by Managers.
(a)   The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by either the Chief Executive Officer of PubCo or the Manager that is the Chairperson of the PubCo Board on 24 hours’ notice to each Manager, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Manager, however, if waived by such Manager in writing or by electronic transmission, or if such Manager shall be present at such meeting, except if the Manager attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(b)   The requirements for a quorum of the PubCo Board as set forth in the PubCo Charter, the PubCo Bylaws and Investor Rights Agreement shall be the requirements for a quorum of a meeting of the Board. Each Manager shall be entitled to one vote on each matter to be voted on by the Board. Managers may participate in any meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if there is filed with the records of the proceedings of the Board a written consent that sets forth the action and is signed by all of the Managers.
Section 7.3   General Powers; Operations.   The Board’s authority and discretion shall include those items set forth on Exhibit C.
Section 7.4   Officers.
(a)   Appointment.   The Board may, from time to time, appoint individuals as Officers of the Company, having such titles as it may select, including the titles of Chairperson, Chief Executive Officer, President, Vice President, Treasurer and Secretary, to act on behalf of the Company, with such power and authority as the Board may delegate to any such individual. Each Officer shall hold office from the date of his appointment until his or her successor shall have been elected and qualified or until such Officer’s earlier death, resignation or removal. Unless the Board decides otherwise, if an Officer’s title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation or limitation of authority and duties made pursuant to this Section 7.4.
(b)   Resignation.   Any Officer may resign at any time by giving 30 days’ written notice to the Board, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract by which such Officer is a party. Any Officer may be removed at any time by the Board (other than the vote of the subject Officer, if such Officer is a member of the Board), with or without cause. Any such removal shall be without prejudice to the rights, if any, under any contract of employment between the Company and such Officer.
(c)   Vacancies; Salary.   A vacancy in any office may be filled by the Board. The salaries or other compensation of the Officers of the Company shall be fixed from time to time by the Board and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company or employed by a Member of the Company or an Affiliate thereof.

(d)   Chairperson.   The chairperson of the Board shall be the same as the chairperson of the PubCo Board and shall preside at all meetings of the Board, and he or she shall have such other powers and duties as the Board may from time to time prescribe, except that unless the chairperson of the Board and the Chief Executive Officer are the same person, then the Chairperson of the Board shall be a non-executive chairperson. The initial chairperson of the Board shall be Franklin McLarty.
(e)   Officers of PubCo.   Any person who is an officer, consultant or employee of both PubCo or one of the PubCo Members, on the one hand, and the Company (or one of the Company’s Subsidiaries), on the other hand, shall only receive cash renumeration by the Company or one of its Subsidiaries so that all of the compensation payable to such person as compensation rendered for PubCo and its Subsidiaries (including the Company) shall be borne pro rata by the Members.
Section 7.5   Indemnification.
(a)   Right to Indemnification.   Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Manager, Member or Officer or, at the discretion of the Board, any employee or agent of the Company or any of its Subsidiaries, or is or was an officer, or, at the discretion of the Board, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”) shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”), whether the basis of such Action is alleged action in an official capacity as a manager, director, officer, employee or agent or in any other capacity while serving as a manager, director, officer, employee or agent. However, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud, intentional misconduct or a knowing violation of Law. Notwithstanding the foregoing, except as provided in Section 7.5(d) with respect to Actions to enforce rights to indemnification, the Company shall only indemnify any such Indemnitee pursuant to this Section 7.5 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the PubCo Board.
(b)   Indemnification Priority.   The Company acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 7.5 may also be provided to certain Indemnitees by other sources (collectively, the “Affiliate Indemnitors”). The Company hereby agrees that, as between itself and the Affiliate Indemnitors (i) the Company is the indemnitor of first resort with respect to all such indemnifiable claims against such Indemnitees, whether arising under this Agreement or otherwise (i.e., its obligations to such Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by such Indemnitees and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitee), without regard to any rights such Indemnitee may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnitees and for which such Indemnitees may be entitled to indemnification from the Company pursuant to this Section 7.5. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company will affect the foregoing and the Affiliate Indemnitors will be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company, and the Company will cooperate with the Affiliate Indemnitors in pursuing such rights. The Company and the Indemnitees acknowledge that the Affiliate Indemnitors are express third party beneficiaries of the terms of this Section 7.5(b).

(c)   Right to Advancement of Expenses.   The right to indemnification conferred in Section 7.5(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”). An Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.5(c) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.5(c). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.5(c) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.5(a) with respect to the related Action or the absence of any prior determination to the contrary.
(d)   Contract Rights.   The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.5(a), (b) and (c) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.
(e)   Right of Indemnitee to Bring Suit.   If a claim under Sections 7.5(a), (b) or (c) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 30 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Board or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.
(f)   Appearance as a Witness.   Notwithstanding any other provision of this Section 7.5, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.5 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.
(g)   Nonexclusivity of Rights.   The rights to indemnification and the Advancement of Expenses conferred in this Section 7.5 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.5 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.
(h)   No Duplication of Payments.   The Company shall not be liable under this Section 7.5 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(i)   Maintenance of Insurance.   The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.5, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.
Section 7.6   Operations of PubCo.   The Company shall, and the Board shall cause the Company to, provide to PubCo such services and support as may be necessary or desirable to maintain the existence of and operate PubCo, including by providing such legal, accounting, finance, treasury, administration and other services as may be necessary or desirable in connection with maintaining and operating PubCo as a public company listed on a national securities exchange for so long as the PubCo Board so determines.
ARTICLE VIII
ROLE OF MEMBERS
Section 8.1   Rights or Powers.   The Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.
Section 8.2   Investment Opportunities.
(a)   To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (i) any Member and Members who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (ii) any of their respective Affiliates (other than the Company or any of its respective Subsidiaries), (iii) the Sponsor (or any of its members or Affiliates), each Continuing Member or any of its respective Affiliates (other than the Company or any of its respective Subsidiaries) or any Person specified in clause (i) or (iii) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.2. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.2 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company.
(b)   In furtherance of the foregoing, to the fullest extent permitted by applicable Law, no Member, nor any of their respective Affiliates (other than PubCo) (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any claim arising out of, or based upon, (i) the investment by any Covered Person in any entity competitive with the Company or any of its Subsidiaries, or (ii) actions taken by any Covered Person to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or its Subsidiaries; provided that such Covered Person complies with any fiduciary relationship or duties owed to PubCo, the Company or its Subsidiaries in such Covered Person’s capacity as an officer or director (but not Manager) of PubCo, the Company or any of its Subsidiaries.
(c)   No amendment or repeal of this Section 8.2 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party or any Covered Person for or with respect to any opportunities of which any such Person becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.2. Neither the amendment or repeal of this Section 8.2, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.2, shall eliminate or reduce the effect of this Section 8.2 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 8.2, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party or any Covered Person in a manner consistent with this Section 8.2 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.
Section 8.3   Outside Activities.   Neither the PubCo Members nor the Board (on behalf of the PubCo Members) shall, directly or indirectly, enter into or conduct any business or operations, other than in connection with (i) the ownership, acquisition and disposition of Company Units, (ii) the management of the business and affairs of the Company and its Subsidiaries, (iii) the operation of PubCo as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (vi) such activities as are incidental to the foregoing. Except as otherwise provided herein, the net proceeds of any financing raised by PubCo pursuant to clauses (iv) and (v) of the preceding sentence shall be made available to the Company, whether as Capital Contributions, loans or otherwise (subject to the terms and conditions set forth herein), as appropriate. Notwithstanding the foregoing, PubCo may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit PubCo from executing any guarantee of indebtedness of the Company or its Subsidiaries.
ARTICLE IX
TRANSFERS OF UNITS
Section 9.1   Restrictions on Transfer.
(a)   No Member shall Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(b). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. Subject to the restrictions set forth herein, (i) no shares of Class B Common Stock may be Transferred by a Member unless an equal number of Common Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)), and (ii) no Common Units may be Transferred by a Member holding Class B Common Stock unless an equal number of shares of Class B Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)).
(b)   The restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6,

(ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, (iii) by a Member to any of such Member’s Permitted Transferees, (iv) approved by the Board or (v) with respect to CF OMS, for indirect Transfers as a result of Transfers of interest in (A) any funds, managed accounts or similar investment vehicles sponsored or otherwise managed by Fortress or one of its Affiliates, or (B) the general partners, investment managers or advisors of any of the entities included in clause (A) hereof. If a Transfer pursuant to clause (iii) of the prior sentence would result in a Subsequent Transaction, such Member must provide the Board with written notice of such Transfer at least 60 calendar days prior to the consummation of such Transfer. The restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Common Units by a Continuing Member, such Transferring Member shall be required to Transfer an equal number of shares of Class B Common Stock corresponding to the number of such Member’s Common Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(c).
(c)   In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if a material risk would exist that such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state securities Laws, and no registration statement covering such securities is then in effect; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(c) shall be null and void and of no force or effect whatsoever.
Section 9.2   Notice of Transfer.   Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company and the other Members of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the Transferring Member that such Transfer was made in accordance with applicable securities Laws.
Section 9.3   Transferee Members.   A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit E, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Board agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Board the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Board, the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.
Section 9.4   Legend.   Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF OP GROUP HOLDINGS, LLC, DATED AS OF [•], 2021, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”
ARTICLE X
ACCOUNTING
Section 10.1   Books of Account.   The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.
Section 10.2   Tax Elections.   As long as the Company is treated as a partnership for U.S. federal income tax purposes, the Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the Effective Date and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:
(i)   to adopt the accrual method of accounting for U.S. federal income tax purposes;
(ii)   to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and
(iii)   except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.
Section 10.3   Tax Returns; Information.
(a)   The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least 15 days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than 45 days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.
(b)   In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Board shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Board has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.
Section 10.4   Company Representative.
(a)   PubCo is designated as the Company Representative. In addition, PubCo is authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the PubCo Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Board is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.
(b)   Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the Internal Revenue Service or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.
(c)   The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.
(d)   Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members (or their owners), other than any Audit that is the subject of Section 10.1(h) of the Business Combination Agreement to the extent that such Audit is governed by such provisions of the Business Combination Agreement (any such Audit that is not the subject of Section 10.1(h) of the Business Combination Agreement, a “Specified Audit”). The Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) consider in good faith any timely written comments delivered by the Continuing Member Representative to the Company Representative with respect to such Specified Audit to the extent such Specified Audit would reasonably be expected to affect the Continuing Members or their owners, and (iii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after the Continuing Members Transfer any or all of such Units.
(e)   If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).
(f)   Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.
(g)   Each Member shall cooperate in good faith with the Company Representative and do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo or the Continuing Members to file any amended tax return.
(h)   Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Section 11.1 of the Business Combination Agreement and this LLC Agreement, Section 11.1 of the Business Combination Agreement shall control. Each of the Parties acknowledges and agrees to the foregoing sentence and expressly agrees to be bound by the terms of Section 11.1 of the Business Combination Agreement, including that, with respect to any Audit of the Company or any of its Subsidiaries for any taxable period and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws.
(i)   This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.
Section 10.5   Withholding Tax Payments and Obligations.
(a)   If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Company to do so; provided, the Company shall use commercially reasonable efforts to cooperate in good faith with the Continuing Member Representative to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to any Continuing Member. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. Any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.
(b)   This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI
DISSOLUTION
Section 11.1   Liquidating Events.   The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):
(a)   the sale of all or substantially all of the assets of the Company;
(b)   the determination of the Board;
(c)   the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and
(d)   the entry of a decree of judicial dissolution under Section 18-802 of the Act.
The Members agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, (x) for so long as the Continuing Members hold Common Units, the Continuing Member Representative and (y) holders of at least 75% of the Units of such class consent in writing to a treatment other than as described above; provided that unless and until a Vesting Event has occurred with respect to the Earnout Units (including a Vesting Event as a result of such Liquidating Event), and in which case the Earnout Units shall not have any economic rights under this LLC Agreement.
Section 11.2   Bankruptcy.   For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.
Section 11.3   Procedure.
(a)   In the event of the dissolution of the Company for any reason, the Board (or in the event that there is no Board, any Person selected by the majority of Members holding Common Units) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Board shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.
(b)   Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)   First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;
(ii)   Second, to set up such cash reserves which the Board reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and
(iii)   Third, the balance to the Members in accordance with Section 6.1(a).
(c)   Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)   Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Board shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
(e)   Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulations Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).
Section 11.4   Rights of Members.
(a)   Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)   Except as otherwise provided in this LLC Agreement, no Member shall have priority over any other Member as to distributions or allocations and the PubCo Distributions, if any, as provided in Section 6.1(c). The Company shall not be obligated to repay any Capital Contributions of any Member.
Section 11.5   Notices of Dissolution.   In the event a Liquidating Event occurs, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 11.6   Reasonable Time for Winding Up.   A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
Section 11.7   No Deficit Restoration.   No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
ARTICLE XII
GENERAL
Section 12.1   Amendments; Waivers.
(a)   Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Board. Written notice of any alteration, modification or amendment shall be provided to the Members. Each Member shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Common Units. Notwithstanding the foregoing, no amendment to this LLC Agreement may (i) (A) disproportionately and adversely affect a Member or (B) remove a right or privilege specifically granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); (ii) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member (including any amendments requiring any additional Capital Contributions by such Member); (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; (iv) for so long as CF OMS, Paylink Holdings or MDH SPAC are Members of the Company, or for so long as Normandy Holdco, CF OMS or MDIH or any of their respective Permitted Transferees have the right to designate one or more directors of PubCo pursuant to the Investor Rights Agreement, modify Section 7.1 or Section 7.2 without the prior written consent of Paylink Holdings, MDH SPAC, Normandy Holdco, CF OMS and MDIH, as applicable; and (v) for so long as CF OMS and its Permitted Transferees hold Common Units, require any additional Capital Contributions or modify Sections 6.2, 8.2 or 12.1(a) without the prior written consent of CF OMS.
(b)   Notwithstanding the foregoing clause (a), the Board, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 12.2   Further Assurances.   Each Party will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.
Section 12.3   Successors and Assigns.   All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.
Section 12.4   Entire Agreement.   This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement and all other Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.
Section 12.5   Rights of Members Independent.   The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 12.6   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this LLC Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this LLC Agreement, and the performance of the obligations imposed by this LLC Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this LLC Agreement in any other courts. Nothing in this Section 12.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 12.7   Headings.   The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.
Section 12.8   Counterparts; Electronic Delivery.   This LLC Agreement and any amendment hereto or any other agreements delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 12.9   Notices.   All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company, PubCo, the PubCo Members or the Board:
OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention:
Rebecca Howard
Kevin Hovis

Email:
RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:
Jonathan Benloulou, P.C.
Evan Roberts

Email:
jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

If to any other Member, to the address for such Member set forth on Exhibit A.
Section 12.10   Representation by Counsel; Interpretation.   The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.
Section 12.11   Severability.   Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this LLC Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 12.12   Expenses.   Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.
Section 12.13   No Third Party Beneficiaries.   Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.
Section 12.14   Confidentiality.   Except as required by applicable Law, each Member (other than PubCo or any of its wholly owned Subsidiaries) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Board, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided that (i) each Member may disclose Confidential Information to such Member’s Affiliates, and to its and their respective directors, officers, employees, members, managers, investors, potential investors, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of the foregoing of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Board in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity or Affiliate thereof (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its Subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this LLC Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided that no Confidential Information is used or disclosed in connection with such activities.
Section 12.15   No Recourse.   Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.
COMPANY:
OP GROUP HOLDINGS, LLC
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

PUBCO:
OLIVE VENTURES HOLDINGS, INC.
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MEMBERS:
CF OMS LLC
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

PAYLINK HOLDINGS INC.
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MDH ACQUISITION CORP.
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

NORMANDY HOLDCO LLC
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MDIH SPONSOR LLC
By:

Name:
Title:
[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

EXHIBIT E — Form of Joinder
This Joinder (this “Joinder”) to the LLC Agreement (as defined below), made as of                 , is between                 (“Transferor”) and                 “Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring                 (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to the Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC (the “Company”), dated as of [•], 2021, by and among the Company, Olive Ventures Holdings, Inc., a Delaware corporation, the Members set forth on Exhibit A to the LLC Agreement, and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (as the same may be amended or restated from time to time, the “LLC Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the LLC Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the rights and obligations as a Member) for all purposes of the LLC Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the LLC Agreement.
Section 1.2   Acquisition.   Transferor hereby Transfers to Transferee all of the Acquired Interests.
Section 1.3   Joinder.   Transferee acknowledges and agrees that (a) such Transferee has received and read the LLC Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the LLC Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the LLC Agreement.
Section 1.4   Notice.   Any notice, demand or other communication under the LLC Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 12.9 of the LLC Agreement.
Section 1.5   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:

Name:

Title:

[TRANSFEREE]
By:

Name:

Title:

Address for notices:
Email:

Annex D
INVESTOR RIGHTS AGREEMENT
Final Form
THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time, this “Agreement”), dated as of [•], 2021 (the “Effective Date”), is made by and among: (i) Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”); (ii) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”); (iii) CF OMS LLC, a Delaware limited liability company (“CF OMS”); and (iv) MDIH Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, Blocker Owner, CF OMS and the Sponsor, a “Party” and collectively, the “Parties”.
RECITALS
WHEREAS, PubCo has entered into the Business Combination Agreement, dated as of July 21, 2021 (as it may be amended, supplemented or restated from time to time, the “BCA”), by and among PubCo, MDH Acquisition Corp., a Delaware corporation (“MDH”), MDH Merger Sub (as defined in the BCA), Milestone Merger Sub (as defined in the BCA), Blocker (as defined in the BCA), Blocker Owner, CF OMS, and OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the business combination of PubCo and the Company (the “Business Combination”) and other transactions contemplated therein;
WHEREAS, to effectuate the transactions contemplated by the BCA, the Company amended and restated its operating agreement (as it may be further amended, supplemented or restated from time to time, the “LLC Agreement”) to, among other things, revise the capitalization of the Company and amend and restate the rights and preferences of the Company Units;
WHEREAS, pursuant to the BCA, at the Closing, among other things (i) Milestone Merger Sub will merge with and into Blocker with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”), and (ii) MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger,” and together with the Blocker Merger, the “Mergers”);
WHEREAS, in connection with (i) the Blocker Merger, Blocker Owner shall receive shares of Class A Common Stock and the right to receive Earnout Shares, certain rights under the Tax Receivable Agreement, and cash consideration and (ii) the MDH Merger, equityholders of MDH shall receive a number of shares of Class A Common Stock and a number of Warrants, in each case, in accordance with the BCA;
WHEREAS, following the Mergers, CF OMS (i) shall deliver an amount of cash to PubCo in exchange for a number of shares of Class B Common Stock as set forth in the BCA and (ii) thereafter sell Common Units to MDH in exchange for certain rights under the Tax Receivable Agreement and cash consideration;
WHEREAS, in connection with the Business Combination, the Sponsor shall receive the right to receive Earnout Shares in accordance with the Sponsor Letter Agreement; and
WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, no portfolio company of any Affiliate of a Group Company shall be deemed an “Affiliate” of any Group Company. Notwithstanding the foregoing, SoftBank and members of the SoftBank Group shall not be deemed Affiliates of CF OMS, of the members of CF OMS, or their respective Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“BCA” has the meaning set forth in the Recitals.
“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Owned” and “Beneficial Ownership” have a correlative meaning.
“Blocker Owner” has the meaning set forth in the Preamble.
“Board” means the board of directors of PubCo.
“Business Combination” has the meaning set forth in the Recitals.
“Business Day” means any day, other than a Saturday or Sunday: (i) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (ii) in the case of determining a date when any payment is due, on which commercial banks are not required or authorized to close in the State of New York.
“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“CEO Director” has the meaning set forth in Section 3.1(a).
“Certificate of Incorporation” means the amended and restated certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“CF OMS” has the meaning set forth in the Preamble.
“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class B Common Stock” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class B common stock or into which the Class B common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Closing” has the meaning given to such term in the BCA.
“Closing Date” has the meaning given to such term in the BCA.
“Common Unit” means a Common Unit of the Company, having the rights and preferences of such Common Unit as set forth in the LLC Agreement.
“Company” has the meaning set forth in the Recitals.
“Company Units” means the Common Units and the Earnout Units.
“Confidential Information” has the meaning set forth in Section 3.4.
“Covered Securities” means (a) the Class A Common Stock (including any Class A Common Stock issued upon any exchange, conversion or exercise of any other security of PubCo), (b) the Warrants, and

(c) other Equity Interests of PubCo, other than any Equity Interest received pursuant to an incentive plan adopted by PubCo on or after the Effective Date.
“Earnout Shares” means shares of Class A Common Stock that may become issuable pursuant to the BCA or the Sponsor Letter Agreement.
“Earnout Unit” means an Earnout Unit of the Company, having the rights and preferences of such Earnout Unit as set forth in the LLC Agreement.
“Economic Interest Percentage” with respect to any Holder means a quotient (expressed as a percentage) obtained by dividing (a) shares of Class A Common Stock (including Earnout Shares that may be issuable in accordance with the terms of the BCA or Sponsor Letter Agreement) and Class B Common Stock, plus any shares of Class A Common Stock issuable upon the exercise of Warrants, in each case owned by such Person and its Permitted Transferees, by (b) the total number of issued and outstanding shares of Class A Common Stock (including Earnout Shares that may be issuable in accordance with the terms of the BCA or Sponsor Letter Agreement), shares of Class B Common Stock and the total number of shares of Class A Common issuable upon exercise of all Warrants. Shares of Class A Common Stock or Class B Common Stock that are unvested or subject to forfeiture shall be included in computing a Holder’s Economic Interest Percentage. Upon the forfeiture, cancellation or expiration of any shares of Class A Common Stock or Warrants, such shares of Warrants shall no longer be included in computing Economic Interest Percentage.
“Effective Date” has the meaning set forth in the Preamble.
“Equity Interests” means, with respect to any Person, (a) all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, (d) warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (e) all of the other ownership or profit interests of such Person (including partnership, member or trust interests).
“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.
“Fortress Director” has the meaning set forth in Section 3.1(a).
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Holder” means any holder of Covered Securities who is, or becomes Party to this Agreement.
“Investor Directors” has the meaning set forth in Section 3.1(a).
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“LLC Agreement” has the meaning set forth in the Recitals.
“Milestone Director” has the meaning set forth in Section 3.1(a).
“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result. Such actions include (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.
“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.
“PubCo” has the meaning set forth in the Preamble.
“Organizational Documents” means the Certificate of Incorporation and the Bylaws.
“Party” has the meaning set forth in the Preamble.
“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of PubCo or the Company, and (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of PubCo or the Company so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“SoftBank” means SoftBank Group Corp.
“SoftBank Group” means any Person Controlling, Controlled by or under common Control with SoftBank that is not also Controlled by Fortress Investment Group LLC.
“Sponsor” has the meaning set forth in the Preamble.
“Sponsor Director” has the meaning set forth in Section 3.1(a).
“Sponsor Letter Agreement” has the meaning given to such term in the BCA.
“Standstill Period” means the period from, and including, the Effective Date until, and including, the date that is the later of (a) one year after the Effective Date and (b) the date on which PubCo’s 2022 annual meeting of stockholders at which directors are elected occurs (or any postponement or adjournment thereof).
“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law, contract or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.
“Warrants” means the warrants of PubCo entitling the holder thereof to purchase shares of Class A Common Stock.
Section 1.2   Interpretation.   The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each of the Parties represents and warrants to each other Party that as of the Effective Date:
Section 2.1   Existence; Authority; Enforceability.   Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.
Section 2.2   Absence of Conflicts.   The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.
Section 2.3   Consents.   Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
ARTICLE III
GOVERNANCE
Section 3.1   Board of Directors.
(a)   Composition of the Board.
(i)   Each of the Sponsor, Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo to take all Necessary Action to cause (x) the Board to initially be comprised of seven directors and (y) those individuals to be nominated in accordance with this Article III. As of the Effective Date, two individuals have been or will be nominated by the Sponsor, initially Stephen Beard and Franklin McLarty, and thereafter designated pursuant to Section 3.1(b) or Section 3.1(e) of this Agreement (each, a “Sponsor Director”). As of the Effective Date, two individuals have been or will be independent directors nominated by the Blocker Owner, initially John Shoemaker and Adam Curtin and thereafter designated pursuant to Section 3.1(c) or Section 3.1(e) of this Agreement (each, a “Milestone Director”). As of the Effective Date, two individuals have been or will be independent directors nominated by CF OMS, initially David King and Hank Reeves, and thereafter designated pursuant to Section 3.1(b) or Section 3.1(e) of this Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”). As of the Effective Date, the CEO of the Company will be nominated by the Holders, initially Rebecca Howard (the “CEO Director”). Each of the Milestone Directors and each of the Fortress Directors shall be “independent” within the meaning of the rules of the New York Stock Exchange.
(ii)   Any vacancies existing on the Board as of the Effective Date shall be filled in accordance with Section 3.1(f).
(iii)   The Chairman of the Board shall initially be Franklin McLarty, and thereafter shall be appointed by the Board.
(b)   Blocker Owner Representation.   For so long as the Blocker Owner and its Permitted Transferees Beneficially Own the percentage shown below of the Economic Interest Percentage held by the Blocker Owner as of the Effective Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Blocker Owner shown in the column labeled “Number of Milestone Nominees” below. After the number of Milestone Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, the Blocker Owner and its Permitted Transferees cannot subsequently increase the number of Milestone Nominees entitled to be nominated as a result of their acquisition of Beneficial Ownership of a greater Economic Interest Percentage.
Percentage of the Economic Interest Percentage Held by the Blocker Owner as of the Effective Date that Continue to be Held by Blocker Owner and Its Permitted Transferees	Number of Milestone Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0
(c)   CF OMS Representation.   For so long as CF OMS and its Permitted Transferees Beneficially Own the percentage shown below of the Economic Interest Percentage held by CF OMS as of the Effective

Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by CF OMS shown in the column labeled “Number of Fortress Nominees” below. After the number of Fortress Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, CF OMS and its Permitted Transferees cannot subsequently increase the number of Fortress Nominees entitled to be nominated as a result of their acquisition of Beneficial Ownership of a greater Economic Interest Percentage.
Percentage of the Economic Interest Percentage Held by CF OMS as of the Effective Date that Continue to be Held by CF OMS and Its Permitted Transferees	Number of Fortress Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0
(d)   Sponsor Representation.   For so long as the Sponsor and its Permitted Transferees (including MDH) Beneficially Own the percentage shown below of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Effective Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Sponsor shown in the column labeled “Number of Sponsor Nominees” below. After the number of Sponsor Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, the Sponsor and its Permitted Transferees cannot subsequently increase the number of Sponsor Nominees entitled to be nominated as a result of its acquisition of Beneficial Ownership of a greater Economic Interest Percentage.
Percentage of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Effective Date that Continue to be Held by Sponsor and Its Permitted Transferees	Number of Sponsor Nominees
75% or greater	2
50% or greater, but less than 75%	1
Less than 50%	0
(e)   Decrease in Directors.   Upon any decrease in the number of Investor Directors that the Blocker Owner, CF OMS or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 3.1(b), Section 3.1(c) or Section 3.1(d) the Blocker Owner, CF OMS or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of Investors Directors, as applicable, to offer to tender their resignation promptly, and no later than 60 days prior to the expected date of PubCo’s next annual meeting of stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Milsetone Director, Fortress Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 3.1(e).
(f)   Removal; Vacancies.   Except as provided in Section 3.1(e), and subject to the Organizational Documents, the Blocker Owner, CF OMS or Sponsor, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and (ii) designate directors for election to the Board to fill vacancies existing on the Effective Date or created by reason of death, removal or resignation of its nominees to the Board. PubCo, the Sponsor, the Blocker Owner and CF OMS shall take all Necessary Action to cause any such vacancies created pursuant to clauses (i) or (ii) of the foregoing sentence to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 3.1(f), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

(g)   Committees.   In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, including such committees’ authority and leadership, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. For so long as (i) the Blocker Owner is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(b), each committee of the Board shall, at the Blocker Owner’s option, include at least one Milestone Director, (ii) CF OMS is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(c), each committee of the Board shall, at CF OMS’ option, include at least one Fortress Director, and (iii) Sponsor is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(d), each committee of the Board shall, at Sponsor’s option, including at least one Sponsor Director, in each case subject to applicable Laws and applicable stock exchange regulations, and subject to requisite independence requirements applicable to such committee.
(h)   Reimbursement of Expenses.   PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.
(i)   Indemnification.   For so long as any Milestone Director, Fortress Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Milestone Director, Fortress Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Milestone Director, Fortress Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, Article IV of the Certificate of Incorporation, Article IX of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
Section 3.2   Voting Agreement.   Each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo to cause all Equity Interests such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.1(a), Section 3.1(b), Section 3.1(c) and Section 3.1(d), and recommended by the Board for election at any such meeting or through any such written consent. The Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo not to take action to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.1.
Section 3.3   Standstill.
(a)   Each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo that, during the Standstill Period, such Person shall not, directly or indirectly:
(i)   make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Securities Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Equity Interests of PubCo or any of its Subsidiaries in favor of the election of any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) or in opposition of any individual nominated or designated for appointment or election to the Board by PubCo pursuant to this Agreement (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation) or otherwise in opposition of any Investor Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);
(ii)   nominate any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) (other than by making a non-public proposal or request to the Board or its nominating committee in a manner which would not require the Board or PubCo to make any public disclosure);

(iii)   take any action in support of or make any proposal or request that constitutes: (A) a change in the number or term of directors or to fill any vacancies on the Board (other than in accordance with this Agreement) or (B) a change to the composition of the Board, other than by making a non-public proposal or request to the Board (or its nominating committee) in a manner which would not require the Board or PubCo to make any public disclosure;
(iv)   enter into a voting trust, voting agreement or similar voting arrangement with respect to any Equity Interests of PubCo, or subject any Equity Interests of PubCo to any voting trust, voting agreement or similar voting arrangement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and similar other accounts), in each case other than (A) this Agreement, (B) solely with its Affiliates or its Permitted Transferees or (C) granting proxies in solicitations approved by the Board;
(v)   form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action contemplated by this Section 3.3(a); or
(vi)   make any public disclosure inconsistent with this Section 3.3(a), or take any action that would reasonably be expected to require PubCo to make any public disclosure with respect to the matters set forth in this Section 3.3(a).
(b)   Notwithstanding the foregoing provisions of this Section 3.3, the foregoing provisions of Section 3.3(a) shall not, and are not intended to:
(i)   prohibit any Party or its Affiliates from privately communicating with, including making any offer or proposal to, the Board (in a manner which would not require the Board or PubCo to make any public disclosure);
(ii)   restrict in any manner how a Party or its Affiliates vote their Common Stock, except as provided in Section 3.2 or otherwise as set forth in this Agreement;
(iii)   restrict the manner in which any Investor Director may (A) vote on any matter submitted to the Board or the stockholders of PubCo, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided the foregoing shall not limit any Party’s obligations hereunder; or
(iv)   restrict the Sponsor, the Blocker Owner or CF OMS, or any of their respective Permitted Transferees, from selling or transferring any of their Common Stock or other Equity Interests in PubCo in accordance with this Agreement.
Section 3.4   Sharing of Information.   To the extent permitted by antitrust, competition or any other applicable Law, each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo and acknowledges that the Sponsor Director, the Milestone Director and the Fortress Director, as applicable, may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sponsor, the Blocker Owner and CF OMS, respectively. Further, each of the Sponsor, the Blocker Owner and CF OMS recognizes that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, covenants and agrees with PubCo that it will not (and will cause its respective Affiliates, Permitted Transferees and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Nothing in this Agreement shall prohibit any of the Sponsor, the Blocker Owner or CF OMS from disclosing Confidential Information to any Affiliate or Representative, limited partner, member, equityholder, manager, investor or potential investor of such Party; provided that such Party shall be responsible for any breach of this Section 3.4 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Sponsor, the Blocker Owner or CF OMS, unless such Confidential Information is actually provided to such Person. PubCo and each other Party, severally and not jointly, acknowledges and agrees with PubCo that each of the Sponsor, the Blocker Owner and CF OMS and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its subsidiaries, or operate in the same or similar business as PubCo and its subsidiaries, and that nothing herein shall be in any way construed to prohibit or restrict the Sponsor, the Blocker Owner, CF OMS or their respective Affiliates’ ability to maintain, make or consider such other investments (including purchasing publicly traded securities). PubCo and each other Party, severally and not jointly, agrees with PubCo that, to the extent permitted under applicable Law, each of the Sponsor, the Blocker Owner and CF OMS (other than any equityholder that is an employee of PubCo or any of its subsidiaries) and their respective Affiliates shall not be liable to PubCo, or any other Party for any claim arising out of, or based upon, (i) the investment by such Party, or such Party’s Affiliates in any entity competitive with PubCo, or (ii) actions taken by any partner, officer, employee or other representative of any such Party, or such Party’s Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on PubCo; provided that (x) no Confidential Information is used or disclosed in connection with such activities and (y) the foregoing shall not relieve any director or officer of PubCo from any liability associated with his or her fiduciary duties to PubCo. Notwithstanding the foregoing or anything to the contrary herein, (1) each of the Sponsor, the Blocker Owner and CF OMS (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information and (2) each Party (other than PubCo) that is, or is an Affiliate of, a private equity, venture capital or other investment firm, and its respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.
Section 3.5   Legend.   In order to enforce the obligations set forth in this Article III, PubCo shall place restrictive legends in the form set forth below on the certificates or book entries representing the Covered Securities subject to this Agreement, including any Covered Securities Transferred to a Permitted Transferee. Within two Business Days of PubCo’s receiving a request to remove such legend by a Holder or the duly appointed transfer agent of PubCo, PubCo shall notify the Sponsor, the Blocker Owner and CF OMS of such request in writing, including the number of Covered Securities with respect to which such request relates and, if in connection with a proposed Transfer, the date such Transfer is, or is to be, effected. All certificates or book entries representing Covered Securities, as the case may be, shall bear a legend substantially in the following form:
THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [•], 2021 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG OLIVE VENTURES HOLDINGS, INC. (THE “COMPANY”), MDIH SPONSOR LLC, NORMANDY HOLDCO LLC AND CF OMS LLC, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

ARTICLE IV
GENERAL PROVISIONS
Section 4.1   Assignment; Successors and Assigns; No Third Party Beneficiaries.
(a)   Except as otherwise permitted hereunder, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent (i) the Sponsor and Blocker Owner (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by CF OMS, (ii) the Blocker Owner and CF OMS (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by the Sponsor and (iii) CF OMS and the Sponsor (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by the Blocker Owner. PubCo shall not be entitled to assign any of its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void.
(b)   Notwithstanding anything to the contrary herein (other than the succeeding sentence of this Section 4.1(b)), no Holder may Transfer such Holder’s rights or obligations under this Agreement, in whole or in part, except in connection with a Transfer of such Holder’s Covered Securities, in whole or in part, to (a) any Person with the prior written consent of PubCo or (b) any of such Holder’s Permitted Transferees. In no event can the Sponsor, the Blocker Owner or CF OMS assign any of such Person’s rights under Section 3.1, except to a Permitted Transferee. Any Transferee of Covered Securities pursuant to this Section 4.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement, as applicable and to the extent in accordance with this Section 4.1(b).
(c)   All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof.
(d)   Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
Section 4.2   Termination.   Section 3.1 shall terminate in accordance with its terms. Section 3.3 shall terminate at the end of the Standstill Period. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to hold any Covered Securities; provided that a Party may elect to terminate all of its rights and obligations under this Agreement prior to such time (which termination shall terminate such Party’s rights under Section 4.4(b), but shall not, for the avoidance of doubt, terminate such Party’s obligations under Section 3.1, Section 3.2, Section 3.3, and Article IV).
Section 4.3   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 4.4   Entire Agreement; Amendments; No Waiver.
(a)   This Agreement, together with Exhibit A to this Agreement, the BCA, the LLC Agreement, the Sponsor Letter Agreement and all other Ancillary Agreements (as such term is defined in the BCA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.
(b)   No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) the Sponsor, for so long as the Sponsor or its Permitted Transferees have the right to designate any directors pursuant to Section 3.1, (iii) the Blocker Owner, for so long as the Blocker Owner and its Permitted Transferees have the right to designate any directors pursuant to Section 3, and (iv) CF OMS, for so long as CF OMS and its Permitted Transferees have the right to designate any directors pursuant to Section 3.1. Notwithstanding the foregoing, (i) any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder and (ii) a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Economic Interest Percentage shall not be considered in computing any applicable percentages) with respect to amending or modifying such provision.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 4.5   Counterparts; Electronic Delivery.   This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 4.6   Notices.   All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below.
if to PubCo, to:
c/o OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention:
Rebecca Howard
Kevin Hovis

Email:
RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:
Jonathan Benloulou, P.C.
Evan Roberts

Email:
jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

if to the Sponsor, to:
c/o MDH Acquisition Corp.
600 North Caroll Avenue, Suite 100
Southlake, TX 76092
Attention: Franklin McLarty
Email: franklin@mclartydiversified.com
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
401 9th Street NW
Washington, D.C. 20004
Attention:
Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar

Email:
Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Blocker Owner, to:
Milestone Partners
555 East Lancaster Ave., Suite 500
Radnor, PA 19087
Attention: Adam Curtin
Email: acurtin@milestonepartners.com
with a copy (which shall not constitute notice) to:
Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center, Suite 400
Princeton, New Jersey 08540
Attention: Donald Readlinger
Email: donald.readlinger@troutman.com
if to CF OMS, to:
CF OMS LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Fl.
New York, NY 10105
Attention: General Counsel — Credit Funds
Email: gc.credit@fortress.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Kevin Mausert, P.C.
Email:kmausert@kirkland.com
Section 4.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Laws of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY

WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 4.8   Specific Performance.   Each Party agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.
Section 4.9   Subsequent Acquisition of Shares.   Any Equity Interests of PubCo or Company acquired by a Holder subsequent to the Effective Date shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Covered Securities” as such term is used in this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.
PUBCO:
OLIVE VENTURES HOLDINGS, INC.
By:
Name:
Title:
SPONSOR:
MDIH SPONSOR LLC
By:
Name:
Title:
[Signature Page to Investor Rights Agreement]

BLOCKER OWNER:
NORMANDY HOLDCO LLC
By:
Name:
Title:
CF OMS:
CF OMS LLC
By:
Name:
Title:
[Signature Page to Investor Rights Agreement]

Exhibit A
Form of Joinder
This Joinder (this “Joinder”) to the Investor Rights Agreement (each as defined below), made as of        , is between        (“Transferor”) and         (“Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring         Covered Securities (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [•], 2021, among Olive Ventures Holdings, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.
Section 1.2   Acquisition.   The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3   Joinder.   Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
Section 1.4   Notice.   Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the Investor Rights Agreement.
Section 1.5   Governing Law.   This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware.
Section 1.6   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:
Name:
Title:
[TRANSFEREE]
By:
Name:
Title:
Address for notices:
Email:
[Signature Page to Joinder to Investor Rights Agreement]

Annex E
FORM OF LOCK-UP AGREEMENT
Final Form
This Lock-Up Agreement (this “Agreement”) is dated as of [•], 2021 (the “Effective Date”) by and between Olive Ventures Holding, Inc., a Delaware corporation (including any of its successors or assigns, “PubCo”) and                   (the “Holder”). Each of PubCo and Holder, a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the BCA.
RECITALS
WHEREAS, PubCo entered into a Business Combination Agreement with OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), MDH Acquisition Corp., a Delaware corporation (“MDH”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub,” and together with Milestone Merger Sub, the “Merger Subs”), Paylink Holdings Inc., a Delaware corporation (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), MDIH Sponsor LLC, a Delaware limited liability company (“Sponsor”), and CF OMS LLC, a Delaware limited liability company (“CF OMS”), dated as of July 21, 2021 (as amended or modified from time to time in accordance with the terms of such agreement, the “BCA”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, PubCo will enter into (i) an Investor Rights Agreement with Sponsor, CF OMS and Blocker Owner (collectively, the “Investor Parties”), dated as of the Effective Date (the “Investor Rights Agreement”) and (ii) a Registration Rights Agreement with the Investor Parties (the “Registration Rights Agreement”), pursuant to which, in each case, the Investor Parties shall agree to certain rights and restrictions with respect to shares held in PubCo, including shares in PubCo received as consideration pursuant to the BCA.
WHEREAS, as a result of the consummation of the Transactions, among other things, the Holder has received Lock-Up Securities (as defined below).
WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Securities received by Holder under the BCA.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
LOCK UP
Section 1.1   Lock-Up.
(a)   Holder shall not Transfer, or make a public announcement of any intention to effect a Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by the Holder during the Lock-Up Period. Such prohibition shall not apply to Transfers permitted pursuant to Section 1.2.
(b)   During the Lock-Up Period, any purported Transfer of Lock-Up Securities other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.
(c)   The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the PubCo Capital Stock and the Equity Interests in the Company, as the case may be, Beneficially Owned by the Holder, shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and under the Company A&R LLCA.

(d)   During the Lock-Up Period, each certificate or book-entry position evidencing any Lock-Up Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•] 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(e)   For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of PubCo with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Securities that are entitled to vote. PubCo agrees to (i) instruct its transfer agent to remove the legend in clause (d) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
Section 1.2   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of PubCo, any of its Lock-Up Securities to (i) any of its Permitted Transferees, upon written notice to PubCo or (ii) (a) a charitable organization, upon written notice to PubCo; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Capital Stock for cash, securities or other property subsequent to the Effective Date. In connection with any Transfer of such Lock-Up Securities pursuant to clause (ii) of the immediately preceeding sentence, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities, and (y) the Transferee of such Lock-Up Securities shall have no rights under this Agreement, unless such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Securities who is a Permitted Transferee of the Transferor pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.
Section 1.3   Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Own” and “Beneficial Ownership” have a correlative meaning.
“Family Member” with respect to any Person means a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.
“Lock-Up Period” means the period commencing on the Effective Date and ending on the date that is six months following the Effective Date.
“Lock-Up Securities” means all Equity Interests of Pubco, including Earnout Shares.
“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of PubCo or the Company, and (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of PubCo or the Company so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person.
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.
ARTICLE II
MISCELLANEOUS
Section 2.1   Amendment and Waiver.   No amendment of any provision hereof shall be valid unless in writing and signed by PubCo; provided that any such amendment that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 2.2   Notices.   All notices, demands, requests, instructions, claims, consents waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.2, notices, demands and other communications shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):
if to PubCo, to:
c/o OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention:
Rebecca Howard
Kevin Hovis

Email:
RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:
Jonathan Benloulou, P.C.
Evan Roberts

Email:
jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

if to the Holder, to the name, address and email set forth on the Holder’s signature page hereto.
Section 2.3   Assignment; No Third Party Beneficiaries.
(a)   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assinged or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted unde this Section 2.3(a) shall be null and void.
(b)   Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, permitted assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
Section 2.4   Termination.   The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.
Section 2.5   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 2.6   Entire Agreement.   This Agreement, together with Exhibit A to this Agreement, the BCA, the Company A&R LLCA, and all other Ancillary Agreements, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owned any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 2.7   Counterparts; Electronic Delivery.   This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 2.8   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 2.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 2.9   Specific Performance.   Each Party acknowledges the rights of each Party under this Agreement are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 2.9 shall not be required to provide any bond or other security in connection with any such injunction.
Section 2.10   Subsequent Acquisition of Shares.   Any Equity Interests of PubCo or the Company acquired subsequent to the Effective Date and prior to the expiration of the Lock-Up Period by the Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Lock-Up Securities” as such term is used in this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, PubCo and Holder have duly executed this Agreement as of the Effective Date.
PUBCO:
Olive Ventures Holding, Inc. corporation
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

HOLDER

Name:

Address:
Email:
[Signature Page to Lock-Up Agreement]

Exhibit A
Form of Joinder
This Joinder (this “Joinder”) to the Lock-Up Agreement (each as defined below), made as of       , is between        (“Transferor”) and        (“Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring        Lock-Up Securities (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to that certain Lock-Up Agreement, dated as of [•], 2021 between Olive Ventures Holding, Inc. (“PubCo”) and        (the “Lock Up-Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock-Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock-Up Agreement.
Section 1.2   Acquisition.   The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3   Joinder.   Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock-Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock-Up Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.
Section 1.4   Notice.   Any notice, demand or other communication under the Lock-Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.2 of the Lock-Up Agreement.
Section 1.5   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:

Name:

Title:

[TRANSFEREE]
By:

Name:

Title:

Address for notices:
Email:

Annex F
Final Form
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, (the “Closing Date)” is made and entered into by and among Olive Ventures Holdings, Inc., a Delaware corporation (including its successors, “PubCo”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS LLC, a Delaware limited liability company (“CF OMS”), MDIH Sponsor LLC, a Delaware limited liability company (“Sponsor”), the undersigned parties listed on the signature page hereto under “Existing Holders” (the “Existing Holders”), and the undersigned parties listed on the signature page hereto under “New Holders” (the “New Holders” and, together with the Existing Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the BCA (as defined below).
RECITALS
WHEREAS, PubCo entered into a Business Combination Agreement with Blocker Owner, CF OMS, OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), MDH Acquisition Corp., a Delaware corporation, Milestone Merger Sub Inc., a Delaware corporation, MDH Merger Sub Inc., a Delaware corporation and Paylink Holdings Inc., a Delaware corporation, dated as of July 21, 2021 (as amended or modified from time to time in accordance with the terms of such agreement, the “BCA”, and the transactions contemplated thereby, the “Transactions”);
WHEREAS, concurrently with the execution and delivery of the BCA, PubCo entered into subscription agreements with the investors named therein (collectively, the “PIPE Investors”) pursuant to which (i) the PIPE Investors purchased shares of PubCo Class A Common Stock in a private placement transaction (the “PIPE Shares”) that closed immediately prior to the consummation of the Transactions and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;
WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, PubCo will enter into (i) an Investor Rights Agreement with Sponsor, CF OMS and Blocker Owner (collectively, the “Investor Parties”), dated as of the Closing Date (the “Investor Rights Agreement”) and (ii) a Lock-Up Agreement with the Investor Parties (the “Lock-Up Agreement”), pursuant to which, in each case, the Investor Parties shall agree to certain rights and restrictions with respect to shares held in PubCo, including shares in PubCo received as consideration pursuant to the BCA;
WHEREAS, as a result of the consummation of the Transactions, among other things, the Holders have received Registrable Securities (as defined below); and
WHEREAS, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall have the respective meanings set forth below:
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of PubCo, or the Board, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements

F-1

contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) PubCo has a bona fide business purpose for not making such information public.
“Agreement” has the meaning set forth in the Preamble.
“BCA” has the meaning set forth in the Recitals.
“Block Trade” means an offering or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) effected pursuant to a Registration Statement without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” means the board of directors of PubCo.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Closing Date” has the meaning set forth to such term in the BCA.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the Recitals.
“Company A&R LLCA” has the meaning set forth to such term in the BCA.
“Demand Registration” has the meaning set forth in subsection 2.2.1.
“Demanding Holder” has the meaning set forth in subsection 2.1.3.
“Form S-1 Shelf” has the meaning set forth in subsection 2.1.1.
“Form S-3 Shelf” has the meaning set forth in subsection 2.1.1.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Holders” has the meaning set forth in the Preamble.
“Lock-Up Agreement” has the meaning set forth in the Recitals.
“Lock-Up Period” has the meaning set forth to such term in the Lock-Up Agreement.
“Maximum Number of Securities” has the meaning set forth in subsection 2.3.2.
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“Permitted Transferees” means any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period or any other lock-up period, as the case may be, under the Lock-Up Agreement, this Agreement and any other applicable agreement between such Holder and PubCo, and to any transferee thereafter.
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Piggyback Registration” has the meaning set forth in subsection 2.3.1.

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“Pro Rata” has the meaning set forth in subsection 2.3.2.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“PubCo” has the meaning set forth in the Preamble.
“PubCo Class A Common Stock” means the Class A Common Stock of PubCo, par value one ten-thousandth of one dollar ($0.0001).
“PubCo Class B Common Stock” means the Class B Common Stock of PubCo, par value one ten-thousandth of one dollar ($0.0001).
“PubCo Warrants” means the warrants of PubCo entitling the holder thereof to purchase PubCo Class A Common Stock.
“Registrable Security” means (a) the PubCo Class A Common Stock, including any PubCo Class A Common Stock (i) to be issued pursuant to the Company A&R LLCA upon exchange of units of the Company (along with the cancelation of an equal number of shares of PubCo Class B Common Stock), and (ii) to be issued as a result of the conversion of shares of PubCo Class B Common Stock, (b) any PubCo Warrants or any shares of PubCo Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Interests of PubCo or any Subsidiary of PubCo, in each case, that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date. Notwithstanding the foregoing, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities cease to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) with no volume or other restrictions or limitations; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means a registration effected by preparing and filing a registration statement or prospectus in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement or prospectus becoming effective.
“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the PubCo Class A Common Stock is then listed;

(B)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)
printing, messenger, telephone and delivery expenses;

(D)
reasonable fees and disbursements of counsel for PubCo;

(E)
reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

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(F)
reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.
“Special Holder” means each of Blocker Owner, CF OMS and their Permitted Transferees.
“Sponsor” has the meaning set forth in the Recitals.
“Sponsor Holder” means each of the Sponsor and its Permitted Transferees.
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law, contract or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” means a Registration (including an Underwritten Shelf Takedown) in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   Filing.
(a)   PubCo shall use its reasonable best efforts to file, within sixty (60) days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration Statement), each, a “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder.
(b)   PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the

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Registration Statement, the ninetieth (90th) calendar day following the filing thereof), (ii) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) if the day determined under clause (i) or clause (ii) falls on a Saturday, Sunday or other day that the Commission is closed for business, the next business day immediately following the day determined under clause (i) or clause (ii) on which the Commission is open for business (the date determined under clause (i), (ii) and (iii), the “Effectiveness Deadline”). PubCo shall use commercially reasonable efforts to maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.
(c)   In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.
2.1.2   Subsequent Shelf Registration.
(a)   If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder whose Registrable Securities are included therein. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.
(b)   If a Subsequent Shelf Registration Statement is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof; provided, that the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement (as defined under Rule 405 of the Securities Act) if PubCo is a Well-Known Seasoned Issuer (as defined under Rule 405 of the Securities Act), and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit all Holders whose Registrable Securities are included thereon to sell such Registrable Securities.
2.1.3   Underwritten Shelf Takedowns.
(a)   At any time and from time to time after the Shelf has been declared effective by the SEC, each of the Special Holders and Sponsor Holders collectively holding at least five percent (5%) of the then outstanding number of Registrable Securities (each Special Holder and Sponsor Holder being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (which may include a Block Trade) that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).
(b)   All requests for a Shelf Underwritten Offering shall be made by giving written notice to PubCo (the “Shelf Take Down Notice”). Each Shelf Take Down Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) days after receipt of any Shelf Take Down Notice, PubCo shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “PubCo Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4,

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shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which PubCo has received written requests for inclusion therein, within five (5) days after sending the PubCo Shelf Takedown Notice. PubCo shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by PubCo with the managing Underwriter or Underwriters selected by the Holders after consultation with PubCo and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and PubCo shall enter shall contain such representations, covenants, indemnities and other rights and obligations of PubCo and the selling stockholders as are customary in underwritten offerings of securities by PubCo.
(c)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Special Holder or any Transferee thereof be entitled to request an Underwritten Shelf Takedown (and PubCo shall not be obligated to consummate any Underwritten Shelf Takedown with respect to any Special Holder or any Transferee thereof) during the Lock-Up Period applicable to such person or entity.
(d)   PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. Except as set forth in the preceding sentence (and subject to Section 2.1.3(c)), there shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder.
2.1.4   Withdrawal.   Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the pricing of such Underwritten Shelf Takedown by PubCo. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. If PubCo receives a Withdrawal Notice, a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, and provided that PubCo does not have an effective Registration Statement pursuant to subsection 2.1.1, outstanding covering Registrable Securities, following the expiration of the Lock-up Period, a Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). Under no circumstances shall PubCo be obligated to effect an aggregate of more than three (3) Registrations pursuant to a Demand Registration initiated by the Demanding Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding the foregoing, (i) PubCo shall not be required to give effect to a Demand Registration from a Demanding Holder if PubCo has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one hundred and eighty (180) days, or (ii) PubCo’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a

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Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, (b) PubCo has complied with all of its obligations under this Agreement with respect thereto and (c) at least 75% of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration pursuant to a Demand Registration have been sold. If, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than ten (10) days, of such election. PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.   Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with PubCo and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to PubCo.
2.2.4   Demand Registration Withdrawal.   A Demanding Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.2.3 for any or no reason whatsoever upon written notification to PubCo and the Underwriter(s) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Takedown Threshold), PubCo shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. For the avoidance of doubt, any Demand Registration withdrawn pursuant to this subsection 2.2.4 shall be counted toward the aggregate number of Demand Registrations PubCo is obligated to effect pursuant to subsection 2.2.1. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.4.
2.3   Piggyback Registration.
2.3.1   Piggyback Rights.   If, at any time on or after the Closing Date, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, or to effect an Underwritten Offering, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other

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benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing or offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or anticipated commencement date of the offering, as applicable, such notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of, or include in such offering, such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo.
2.3.2   Reduction of Piggyback Registration.   If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of PubCo Class A Common Stock that PubCo desires to sell, taken together with (i) the shares of PubCo Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.1, Section 2.2 and Section 2.3 hereof, and (iii) the shares of PubCo Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Registration without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:
(a)   If the Registration is undertaken for PubCo’s account or by a Demanding Holder or Holders, PubCo shall include in any such Registration (A) first, the PubCo Class A Common Stock or other equity securities that PubCo or such Demanding Holders(s), as applicable, desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to this Section 2.3 (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Registration (such proportion is referred to herein as “Pro Rata”)), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration (A) first, the PubCo Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their

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rights to register their Registrable Securities pursuant to this Section 2.3, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Class A Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PubCo Class A Common Stock or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.
2.3.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2.
2.4   Block Trades.   Notwithstanding any other provision of this Agreement, but subject to Sections 2.4 and 3.4, if the Special Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Special Holders shall provide written notice to PubCo at least two (2) business days prior to the date such Block Trade is anticipated to commence. If requested by the Special Holders, PubCo will promptly notify other Holders of such Block Trade and such notified Holders may elect whether or not to participate no later than the next business day (i.e., one (1) business day prior to the day such offering is to commence) (unless a longer period is agreed to by the Special Holders), and PubCo will as expeditiously as possible use its best efforts to facilitate such Block Trade (which may close as early as two (2) business days after the date it commences). Notwithstanding anything to the contrary in this Agreement, no Holder (other than a Special Holder) will be permitted to participate in a Block Trade without the consent of the Special Holders. Any Holder’s request to participate in a Block Trade shall be binding on such Holder.
2.5   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days; provided that PubCo shall not defer its obligation in this manner more than once in any 12-month period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.    If at any time on or after the Closing Date PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its best efforts to effect such Registration to permit

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the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:
3.1.1   (a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold and (b) notify the Holders within two Business Days of the filing and effectiveness of any such Registration Statement;
3.1.2   (a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and (b) notify the Holders within two Business Days of the filing and, as applicable, effectiveness of any such amendments, post-effective amendments and supplements to the Prospectus;
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days (or, in the case of a Block Trade, at least one (1) day) prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel;

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3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities under the Registration Statement (i.e, without an exemption from registration such as in accordance with Rule 144) until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Securities Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Closing Date pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of PubCo Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in

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proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS
5.1   Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: 222 S. Riverside Plaza, Suite 950, Chicago, Illinois 60606, and, if to any Holder, at such Holder’s address or contact information as set forth in PubCo’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.
5.2.2   Prior to the expiration of the Lock-Up Period, no Holder that is an Investor Party may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become a party to this Agreement.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE.
5.5   Amendments and Modifications.   Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. Notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the

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shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6   Other Registration Rights.   PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, each party hereto represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7   Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the Closing Date or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
PUBCO:
OLIVE VENTURES HOLDINGS, INC., a Delaware corporation
By:	Name: Title:
EXISTING HOLDERS
BLOCKER OWNER:
NORMANDY HOLDCO LLC, a Delaware limited liability company
By:
Name: Title:
SPONSOR:
MDIH SPONSOR LLC, a Delaware limited liability company
By:
Name: Title:
CF OMS:
CF OMS LLC, a Delaware limited liability company
By:
Name: Title:
[Signature Page to Registration Rights Agreement]

NEW HOLDERS:
[•]
By:	Name: Title:
[Signature Page to Registration Rights Agreement]

Annex G
Final Form
TAX RECEIVABLE AGREEMENT
by and among
CF OMS LLC
NORMANDY HOLDCO LLC
MDH ACQUISITION CORP.
OP GROUP HOLDINGS, LLC
and
OLIVE VENTURES HOLDINGS, INC.
DATED AS OF [           ], 2021

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [           ], 2021 (the “Effective Date”), is hereby entered into by and among CF OMS LLC, a Delaware limited liability company (“CF OMS”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), MDH Acquisition Corp., a Delaware corporation (“MDH”), OP Group Holdings, LLC, a Delaware limited liability company (“OP Group”) and Olive Ventures Holdings, Inc., a Delaware corporation (“Parent Corporation”).
RECITALS
WHEREAS, the CF OMS, Blocker Owner, MDH, Parent Corporation and certain other parties entered into the Business Combination Agreement, dated July 21, 2021 (the “BCA”);
WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties thereto will consummate a series of transactions pursuant to which, among other things, (i) Parent Corporation will acquire, through the merger of its direct wholly-owned subsidiary, Milestone Merger Sub Inc., a Delaware corporation, with and into Paylink Holdings Inc. a Delaware corporation (“Blocker”), with Blocker as the surviving company, all of the issued and outstanding stock of Blocker from Blocker Owner (the “Blocker Share Sale”) and (ii) CF OMS will purchase for cash from Parent Corporation a number of shares of vested Parent Corporation Class B Common Stock and a number of shares of unvested Parent Corporation Class B Common Stock (the “CF OMS Class B Purchase,” and together with the Blocker Share Sale, the “Sale Transactions”).
WHEREAS, following the Sale Transactions, CF OMS, Blocker and MDH will collectively own all of the equity interests of OP Group, which will continue to be treated as a partnership for U.S. federal income tax purposes;
WHEREAS, CF OMS and Blocker will each hold Common Units in OP Group (“Common Units”) and Earnout Units in OP Group (“Earnout Units”), which Common Units and Earnout Units held by CF OMS will, together with shares of Class B Common Stock of Parent Corporation, be redeemable or exchangeable in certain circumstances for shares of Class A Common Stock, $0.0001 par value per share, of Parent Corporation (the “Class A Shares”) pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of OP Group (the “OP Group LLC Agreement”);
WHEREAS, OP Group will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by OP Group and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group (as defined below), at the time of the CF OMS Sale, an Exchange or any other acquisition of Common Units or Earnout Units for cash or otherwise, by reason of such CF OMS Sale, Exchange or such other acquisition of Common Units or Earnout Units, and the receipt of payments under this Agreement; and
WHEREAS, the parties are entering into this Agreement to set forth the agreements regarding the sharing of certain Tax benefits realized by the Parent Corporation Group resulting from an Exchange or other acquisition of Common Units or Earnout Units.
NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (including extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. The Accrued Amount shall not be treated as interest for Tax purposes, but shall instead be treated as additional consideration unless otherwise required by Law.
“Actual Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the actual U.S. federal taxable income determined for the Parent Corporation Group (determined without regard to the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and without regard to the deduction for state or local Tax liabilities for such Taxable Year) and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and (ii) the Blended Rate for such Taxable Year.
“Actual Tax Liability” means, with respect to any Taxable Year, (i) the actual liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year, plus (ii) the Actual Other Tax Liability for such Taxable Year.
“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means LIBOR plus 100 basis points.
“Agreement” has the meaning set forth in the Preamble.
“Amended Schedule” has the meaning set forth in Section 2.4(b).
“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the CF OMS Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3) that are treated as additional consideration received by CF OMS under Section 4.6, including, but not limited to: (i) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where OP Group remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where OP Group becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).
“Basis Schedule” has the meaning set forth in Section 2.2.
“BCA” has the meaning set forth in the Recitals of this Agreement.
A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Parent Corporation Group in each U.S. state or local jurisdiction in which the Parent Corporation Group (or any member thereof) files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Parent Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Parent Corporation Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Board” means the Board of Directors of Parent Corporation.
“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.
“CF OMS Sale” has the meaning set forth in the BCA.
“Change of Control” means the occurrence of any of the following events:
(i)   any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, excluding (i) the Members as of the Effective Date and their Affiliates and (ii) a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than 50% of the combined voting power of the Parent Corporation’s then outstanding voting securities;
(ii)   there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all or a portion of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or
(iii)   the stockholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are Beneficially Owned by stockholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) the automatic conversion of all of the shares of Class B Common Stock, $0.0001 par value per share, of the Parent Corporation in accordance with its certificate of incorporation or the OP Group LLC Agreement.
“Closing Date” means the closing date of the Sale Transactions.
“Code” has the meaning set forth in the Recitals of this Agreement.
“Common Units” means the Common Units as defined in the OP Group LLC Agreement.
“Confidential Information” has the meaning set forth in Section 7.12(b).
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Entity” means Blocker and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means LIBOR plus 400 basis points.
“Designated Tax Attributes” means, without duplication, any Basis Adjustment, any Additional Basis, and any Imputed Interest.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.
“Disclosing Person” has the meaning set forth in Section 7.12(a).
“Disputing Parties” has the meaning set forth in Section 7.5(b).
“Early Termination” has the meaning set forth in Section 4.1.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” has the meaning set forth in Section 4.4.
“Early Termination Notice” has the meaning set forth in Section 4.4.
“Early Termination Payment” has the meaning set forth in Section 4.5(b).
“Early Termination Rate” means LIBOR plus 150 basis points.
“Early Termination Schedule” has the meaning set forth in Section 4.4.
“Exchange” means any Exchange as defined in the OP Group LLC Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Date” means the date of the consummation of an Exchange.
“Excluded Assets” shall have the meaning set forth in Section 7.11(c).
“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(b).
“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but (i) without taking into account any Designated Tax Attributes and (ii) treating as a deduction the Hypothetical Other Tax Liability (rather than another amount for state or local Tax liabilities). Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute.
“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (ii) of the definition of “Hypothetical Federal Tax Liability”) and (ii) the Blended Rate for such Taxable Year.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, (a) the Hypothetical Federal Tax Liability for such Taxable Year, plus (b) the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.
“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Parent Corporation reasonably determines on or prior to the relevant date of determination, that the one-year LIBOR rate has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Parent Corporation reasonably determines, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant LIBOR or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant LIBOR; and (ii) if the Parent Corporation has determined a substitute or successor rate in accordance with the foregoing, the Parent Corporation may reasonably determine, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines is needed to make such substitute or successor rate comparable to the relevant LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.
“Market Value” means the Fair Market Value (as defined in the OP Group LLC Agreement) of the Class A Shares on the applicable Exchange Date. When calculated for an Early Termination Payment, “Market Value” means the Fair Market Value (so defined) of the Class A Shares for the trailing 90-day average as of the applicable Exchange Date.
“Material Objection Notice” has the meaning set forth in Section 4.4.
“Net Tax Benefit” for each Taxable Year shall mean an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts).
“Objection Notice” has the meaning set forth in Section 2.4(a).
“OP Group” has the meaning set forth in the Recitals of this Agreement.
“OP Group LLC Agreement” has the meaning set forth in the Recitals of this Agreement.
“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.
“Parent Corporation Group” means the Parent Corporation, Blocker, OP Group, any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.
“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any direct or indirect transfer (including upon the death of a Member) of one or more Common Units or Earnout Units (i) that occurs prior to an Exchange of such Common Units or Earnout Units, and (ii) to which Section 743(b) of the Code applies.
“Protected Person” has the meaning set forth in Section 7.12(a).
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” has the meaning set forth in Section 7.5(b).
“Reconciliation Procedures” means the procedures described in Section 7.5(b).
“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by OP Group or any of the direct or indirect Subsidiaries of OP Group treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Representatives” has the meaning set forth in Section 7.12(a).
“Sale Transactions” has the meaning set forth in the Recitals of this Agreement.
“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.
“SEC” means the Securities and Exchange Commission.
“Senior Obligations” has the meaning set forth in Section 5.1.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OP Group that is treated as a corporation for U.S. federal income tax purposes.
“Tax Benefit Payment” has the meaning set forth in Section 3.1.
“Tax Benefit Schedule” has the meaning set forth in Section 2.3.
“Tax Proceeding” has the meaning set forth in Section 6.1.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.
“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any state or locality that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Holders” means CF OMS, Blocker Owner and their respective successors and assigns pursuant to Section 7.7(a).
“Transferor” has the meaning set forth in Section 7.11(b).
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in the Taxable Year of such Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth anniversary of such Early Termination Date), (4) any Subsidiary Stock will never be disposed of, (5) any non-amortizable assets (other than any Subsidiary Stock to which Valuation Assumption (4) applies) are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth anniversary of the Early Termination Date or (B) the fifteenth anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset if such asset is disposed of as part of a Change of Control or (ii) as generally provided in this Valuation Assumption, and (6) if, at the Early Termination Date, there are Common Units or Earnout Units that have not been Exchanged, then each such Common Unit or Earnout Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.
Section 1.2   Interpretation.   The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 1.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. References herein to any Law shall be deemed also to refer to such Law, as amended, or any successor Law thereto and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise provided, all amounts herein are stated and shall be paid in United

States dollars. The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
Section 2.1   Basis Adjustment.   The parties acknowledge and agree, without expanding, limiting or altering the obligations of any party hereunder or under the BCA or the OP Group LLC Agreement, and for the avoidance of doubt, that Basis Adjustments are intended to result from any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with any Exchange. Payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are made to Blocker Owner (or its successors and assigns) or are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the CF OMS Sale, an Exchange of one or more Common Units or Earnout Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.
Section 2.2   Basis Schedule.   Within 120 calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to the TRA Holders a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustments resulting from the CF OMS Sale and any Exchanges effected in such Taxable Year, if any and (ii) the period (or periods) over which such Basis Adjustments resulting therefrom are amortizable and/or depreciable. Within 120 calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to each TRA Holder a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to each TRA Holder pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) with respect to Exchanges by the applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.
Section 2.3   Tax Benefit Schedule.
(a)   Within 120 calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Parent Corporation shall provide to each TRA Holder: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, and (B) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit payable to each TRA Holder in accordance with Schedule A attached hereto (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (iv) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by any TRA Holder. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).
(b)   For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to CF OMS or its successors and assigns, and (ii) to the extent that Additional Basis is created, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.
Section 2.4   Procedure; Amendments.
(a)   An applicable Schedule or amendment thereto shall become final and binding on all parties 45 calendar days from the first date on which all TRA Holders are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Holder (i) within 45 calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith that sets forth in reasonable detail such TRA Holder’s material objections or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 45 calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.
(b)   The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Holders, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to each TRA Holder within 60 calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. If a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.
ARTICLE III
TAX BENEFIT PAYMENTS
Section 3.1   Payments.   Within five Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall (or shall cause one of its Subsidiaries, including MDH to) pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is payable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. Notwithstanding anything in this Agreement to the contrary, (a) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal estimated income Tax payments and (b) with respect to each Exchange, if any applicable TRA Holder notifies the Parent Corporation in writing of a stated maximum selling price (within the meaning of Section 15A.453-1(c)(2) of the Treasury Regulations), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.
Section 3.2   No Duplicative Payments.   It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit and (ii) the Accrued Amount with respect to clause (i), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.
Section 3.3   Pro Rata Payments.   If for any reason the Parent Corporation does not fully satisfy its payment obligations to make (or cause to be made) all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then interest will begin to accrue at the Default Rate pursuant to Section 5.2 (or, if so provided in Section 4.2(b), at the Agreed Rate), and the Parent Corporation and the other parties agree that (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.
Section 3.4   Overpayments.   To the extent the Parent Corporation (or any of its Affiliates) makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments to be paid by the Parent Corporation (or any of its Affiliates) to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Parent Corporation (or its applicable Affiliate) to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates.
ARTICLE IV
TERMINATION
Section 4.1   Early Termination at Election of the Corporate Taxpayer.   The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (an “Early Termination”). The Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.
Section 4.2   Breach of Agreement.
(a)   If the Parent Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make (or cause to be made) any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation within 30 days after written notice is provided by any TRA Holder, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, if the Parent Corporation or Blocker breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.
(b)   The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment. The interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing debt agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.
Section 4.3   Change of Control.   In the event of a Change of Control, any TRA Holder shall have the option, by written notice to the Parent Corporation, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.3, and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to all TRA Holders as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i) above), and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Parent Corporation) or are included in clause (ii)); provided that the procedures of Section 4.4 (and Section 2.3, to the extent applicable) and Section 4.5 shall apply mutatis mutandis with respect to the determination of the amount payable by the Parent Corporation pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five Business Days after such amount has become final pursuant to Section 4.4 or, if applicable, Section 7.5. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Parent Corporation makes all such required Early Termination Payments and other payments described in this Section 4.3, the Parent Corporation shall have no obligations under this Agreement with respect to such Exchange.
Section 4.4   Early Termination Notice.   If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which all TRA Holders have received such Schedule or amendment thereto unless any TRA Holder (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material

Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.
Section 4.5   Payment upon Early Termination.
(a)   Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.
(b)   The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.
Section 4.6   Treatment of Tax Benefit Payments.   The parties acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the Effective Date and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments (other than Imputed Interest) paid to CF OMS or Blocker Owner pursuant to this Agreement shall be treated as additional consideration received by CF OMS or Blocker Owner, respectively, to the maximum extent permitted by applicable Law. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect, with respect to any Exchange, to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of any such Exchange to a dollar amount specified by such TRA Holder (or, in each case, such other limitation selected by the TRA Holder and consented to by the Parent Corporation, which consent shall not be unreasonably withheld, conditioned or delayed).
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
Section 5.1   Subordination.   Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. Notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).
Section 5.2   Late Payments by the Parent Corporation.   The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
Section 6.1   Participation in the Parent Corporation Group’s Tax Matters.   Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify each TRA Holder of, and keep each TRA Holder reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each TRA Holder reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the OP Group LLC Agreement.
Section 6.2   Consistency.   Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4.
Section 6.3   Cooperation.   Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause one of its Subsidiaries to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section 6.3.
ARTICLE VII
MISCELLANEOUS
Section 7.1   Notices.   All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and communications to the Parent Corporation, CF OMS and Blocker Owner shall be sent to the addresses indicated below (or to such other address or addresses as the parties may from time to time designate in writing):
If to the Parent Corporation, to:
c/o Olive Ventures Holdings, Inc.
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention: Rebecca Howard
             Kevin Hovis
Email: RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with copies (which shall not constitute notice to the Parent Corporation) to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention: Jonathan Benloulou, P.C.
             Evan Roberts
Email: jonathan.benloulou@kirkland.com
        evan.roberts@kirkland.com
If to CF OMS, to:
CF OMS LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Fl.
New York, NY 10105
Attention: General Counsel — Credit Funds
Email: gc.credit@fortress.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Kevin Mausert, P.C.
Email: kmausert@kirkland.com
If to Blocker Owner, to:
Normandy Holdco LLC
c/o Milestone Partner
555 East Lancaster Ave., Suite 500
Radnor, PA 19087
Attention: Adam Curtin
Email: acurtin@milestonepartners.com
with a copy (which shall not constitute notice) to:
Troutman Pepper Hamilton Sanders, LLP
301 Carnegie Center, Suite 400
Princeton, New Jersey 08540
Attention: Donald Readlinger
Email: donald.readlinger@troutman.com
Section 7.2   Counterparts; Electronic Delivery.   This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.
Section 7.3   Entire Agreement; No Third Party Beneficiaries.   This Agreement (together with the Schedules to this Agreement) contains the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (including term sheets and letters of intent). The parties have voluntarily agreed to define their rights and liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.
Section 7.4   Further Assurances.   Each of the parties covenants and agrees, on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.
Section 7.5   Governing Law; Waiver of Jury Trial; Jurisdiction.
(a)   The Laws of the State of Delaware shall govern (i) all actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action arising out of or relating to this Agreement, agrees that all claims in respect of the action shall be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.5(a), however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
(b)   Reconciliation.   If Parent Corporation and the TRA Holders (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.4) (as applicable, the “Disputing Parties”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Parties agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert entirely adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(b) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(b) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.
Section 7.6   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 7.7   Assignment; Successors
(a)   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided that (A) to the extent Common Units are effectively transferred in accordance with the terms of the OP Group LLC Agreement or any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group, as applicable, the transferring TRA Holder may, in the case of any transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.
(b)   Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties, their respective heirs, executors, administrators, successors and permitted assigns. Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Parent Corporation by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Corporation would be required to perform if no such succession had taken place.
Section 7.8   Amendments; Waiver.
(a)   Amendments.   Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early

Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(b)   Waiver.   No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 7.9   Expenses.   Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. All costs and expenses incurred in connection with the provision and preparation of any Schedule for each TRA Holder in compliance with this Agreement shall be borne by OP Group.
Section 7.10   Withholding.   The Parent Corporation and its Affiliates (including OP Group and its Subsidiaries) shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that amounts are so withheld and paid to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, the relevant TRA Holder shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority not so deducted or withheld, together with any reasonable costs and expenses related thereto. Each TRA Holder shall promptly provide the Parent Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax Law.
Section 7.11   Parent Corporation Consolidated Group; Transfers of Corporate Assets.
(a)   The parties acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local tax Law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.
(b)   If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For this purpose, such fair market value of a transferred Reference Asset shall take into account a proper reduction for the amount of debt to which such Reference Asset is subject, in the case of a transfer of an encumbered

Reference Asset, or the amount of debt allocated to such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.
(c)   Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to OP Group (other than the Parent Corporation Group’s interests in OP Group) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to OP Group on the date such assets were first acquired by such member of the Parent Corporation Group; provided that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to OP Group (other than any interests in OP Group) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.
Section 7.12   Confidentiality.
(a)   Each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the Effective Date use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.
(b)   “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder; provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax

Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.
(c)   Notwithstanding anything to the contrary herein, (i) each party may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.
Section 7.13   Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
Section 7.14   OP Group LLC Agreement.   To the extent this Agreement imposes obligations upon OP Group or a managing member of OP Group, this Agreement shall be treated as part of the limited liability company agreement of OP Group for tax purposes as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
Section 7.15   Joinder.   Each of Blocker and the Parent Corporation agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the Effective Date, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Blocker or the Parent Corporation, as applicable, for all purposes of this Agreement. The Parent Corporation shall cause any Corporate Entity that acquires an interest in OP Group (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker for all purposes of this Agreement. OP Group shall have the power and authority (but not the obligation) to permit any Person who becomes a member of OP Group to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in OP Group by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.
[Signature Page Follows]

Each of the undersigned has caused this Tax Receivable Agreement to be duly executed as of the date first written above.
CF OMS:
CF OMS LLC
By:

Name:
Title:
BLOCKER OWNER:
NORMANDY HOLDCO LLC
By:

Name:
Title:
OP GROUP:
OP GROUP HOLDINGS, LLC
By:

Name:
Title:
MDH:
MDH ACQUISITION CORP.
By:

Name:
Title:
PARENT CORPORATION:
OLIVE VENTURES HOLDINGS, INC.
By:

Name:
Title:
[Signature Page to Tax Receivable Agreement]

Schedule A
Allocation of Net Tax Benefits
100% of the Net Tax Benefits up to an aggregate of $700,000 shall be payable to CF OMS (its successors and assigns).
All Net Tax Benefits in excess of $700,000 shall be allocated and payable 50% to CF OMS (its successors and assigns) and 50% to Blocker Owner (its successors and assigns).

Annex H
Execution Version
MDIH Sponsor LLC
600 N. Carroll Ave., Suite 100
Southlake, TX 76092
July 21, 2021
Olive Ventures Holdings, Inc.
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention: Chief Executive Officer
MDH Acquisition Corp.
600 N. Carroll Ave., Suite 100
Southlake, TX 76092
Attention: Chief Executive Officer
OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention: Chief Executive Officer
Ladies and Gentlemen:
Reference is made to the Business Combination Agreement, dated as of July 21, 2021 (as may be amended, modified or supplemented, the “Business Combination Agreement”) by and among (i) MDH Acquisition Corp., a Delaware corporation (“MDH”), (ii) Paylink Holdings Inc., a Delaware corporation (“Blocker”), (iii) Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), (iv) Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), (v) MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub,” and together with PubCo and Milestone Merger Sub, the “PubCo Parties”), (vi) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), (vii) CF OMS LLC, a Delaware limited liability company (“CF OMS”), and (viii) OP Group Holdings, LLC, a Delaware limited liability company (the “Company”). Any capitalized term used but not defined herein will have the meaning ascribed thereto in the Business Combination Agreement.
In connection with the Business Combination Agreement and as an inducement to MDH to enter into the Business Combination Agreement and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, MDIH Sponsor LLC, a Delaware corporation (“Sponsor”), MDH, PubCo and the Company agree to enter into this letter agreement (this “Agreement”) and agree as follows:
1.   Sponsor Earnout.
(a)   The Sponsor agrees that immediately after the Effective Time, 5,175,000 shares of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) issued to the Sponsor as consideration in connection with the MDH Merger (as the same may be adjusted to give effect to any share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the date of this Agreement) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Shares”) shall not be vested and shall be subject to forfeiture as set forth below:
(i)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$12.00 Earnout Milestone”), then, subject to the terms and conditions of this Agreement, (A) 1,725,000 Earnout Units (as defined in the Company A&R LLCA) directly or indirectly held by Surviving MDH shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) 1,725,000 of the Earnout Shares (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) shall become fully vested;
(ii)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $13.50 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$13.50 Earnout Milestone”), then, subject to the terms and conditions of this Agreement, (A) 1,725,000 Earnout Units (as defined in the Company A&R LLCA) directly or indirectly held by Surviving MDH shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) 1,725,000 of the Earnout Shares (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) shall become fully vested; and
(iii)   If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $17.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$17.00 Earnout Milestone” and together with the $12.00 Earnout Milestone and the $13.50 Earnout Milestone, the “Milestones”, and each a “Milestone”), then, subject to the terms and conditions of this Agreement, (A) 1,725,000 Earnout Units (as defined in the Company A&R LLCA) directly or indirectly held by Surviving MDH shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) 1,725,000 of the Earnout Shares (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) shall become fully vested.
(b)   For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Shares to be fully vested shall be cumulative with any Earnout Shares vested prior to such time in connection with the achievement of any other Milestone. However, for the avoidance of doubt, (i) Earnout Shares earned in respect of each Milestone will be earned or vested, as applicable, only once, and (ii) the aggregate Earnout Shares that may vest shall in no event exceed 5,175,000 shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any equity securities into which such shares are exchanged or converted).
(c)   Notwithstanding anything herein to the contrary but subject to Section 1(b), if PubCo directly or indirectly consummates a Subsequent Transaction at any time on or prior to the seventh anniversary of the Closing Date, then all then unvested Earnout Shares shall fully vest upon the consummation of such Subsequent Transaction.
(d)   If (i) the $12.00 Earnout Milestone, the $13.50 Earnout Milestone or the $17.00 Earnout Milestone has not occurred on or prior to the seventh anniversary of the Closing Date, and (ii) PubCo has not consummated a Subsequent Transaction on or prior to the seventh anniversary of the Closing Date, then the unvested Earnout Shares with respect to the $12.00 Earnout Milestone, the $13.50 Earnout Milestone or the $17.00 Earnout Milestone (as the case may be) shall not be vested and shall be forfeited.
(e)   Any certificates that represent the Earnout Shares (or if uncertificated, the transfer books of PubCo) shall contain the following legend until such time as the Earnout Shares are vested:
“THE SHARES OF CLASS A COMMON STOCK OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE NOT VESTED AND ARE SUBJECT TO FORFEITURE IF ON OR PRIOR TO THE SEVENTH ANNIVERSARY OF THE CLOSING DATE (AS DEFINED IN THE

BUSINESS COMBINATION AGREEMENT, DATED JULY 21, 2021, BY AND AMONG OP GROUP HOLDINGS, LLC, OLIVE VENTURES HOLDINGS, INC., MDH ACQUISITION CORP., CF OMS LLC, PAYLINK HOLDINGS INC., MILESTONE MERGER SUB INC. AND MDH MERGER SUB INC.), THE VOLUME WEIGHTED AVERAGE TRADING PRICE OF THE SHARES OF CLASS A COMMON STOCK OF OLIVE VENTURES HOLDINGS, INC. FAILS TO REACH CERTAIN THRESHOLDS. COPIES OF THE DOCUMENTS SETTING FORTH SUCH VESTING THRESHOLDS AND FORFEITURE PROVISIONS ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.”
(f)   Within five Business Days after any unvested Earnout Shares vest in accordance with the terms of this Agreement, PubCo shall cause its transfer agent to note the vesting of such Earnout Shares on its stock ledger records. If any such Earnout Shares are represented by certificates, within the time period set forth in the foregoing sentence, PubCo shall issue new certificates without the legends set forth above to the holders thereof in exchange for the legended certificates.
(g)   Unvested Earnout Shares shall not be entitled to receive, or otherwise participate in, any dividends or distributions declared or paid on PubCo Class A Common Stock.
2.   Transfers.   The Sponsor shall not, directly or indirectly, Transfer (as defined in the Lock-Up Agreement with Sponsor) any unvested Earnout Shares, other than to a Permitted Transferee (as defined in the Investor Rights Agreement). Nothing in this Agreement shall be deemed to limit or restrict the applicability of the Lock-Up Agreement or the Investor Rights Agreement.
3.   Amendments to Business Combination Agreement.   Without the prior written consent of the Sponsor, none of PubCo, MDH or the Company shall (a) amend, modify or waive any provision of the Business Combination Agreement (including any Exhibit or Schedule thereto), to the extent such amendment, modification or waiver would be adverse to the Sponsor or (b) waive any provision of the Business Combination Agreement related to the Earnout Shares (as defined in the Business Combination Agreement) or the Earnout Units (as defined in the Business Combination Agreement) or the vesting thereof.
4.   Further Assurances.   From time to time after the Closing Date, upon reasonable request of any party hereto, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated herein.
5.   Interpretation.   The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

6.   Entire Agreement; Amendments and Waivers.   This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to such subject matter in any way. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.
7.   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
8.   Assignment; No Third Party Beneficiaries.   No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, subject to and in accordance with the Lock-Up Agreement and the Investor Rights Agreement, the Sponsor (or any other holder of an Earnout Share) may transfer Sponsor’s rights with respect to the Earnout Shares to a Permitted Transferee without obtaining the consent of any other party hereto. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party hereto, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
9.   Notices.   All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 9, notices, demands and other communications shall be sent to the addresses indicated below.
if to MDH (prior to the Closing), to:
MDH Acquisition Corp.
600 North Caroll Avenue, Suite 100
Southlake, Texas 76092
Attention:
Franklin McLarty

Email:
franklin@mclartydiversified.com

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
401 9th Street NW
Washington, D.C. 20004
Attention:
Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar

Email:
Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Sponsor, to:
c/o MDH Acquisition Corp.
600 North Caroll Avenue, Suite 100
Southlake, TX 76092
Attention:
Franklin McLarty

Email:
franklin@mclartydiversified.com

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
401 9th Street NW
Washington, D.C. 20004
Attention:
Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar

Email:
Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Company or PubCo (or, following the Closing, MDH), to:
c/o Olive Ventures Holdings, Inc.
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention:
Rebecca Howard
Kevin Hovis

Email:
RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:
Jonathan Benloulou, P.C.
Evan Roberts

Email:
jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

10.   Counterparts; Electronic Delivery.   This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
11.   Representations and Warranties.   Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

12.   Termination.   This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.
13.   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
14.   Specific Performance.   Each Party acknowledges that the rights of each party to consummate the Transactions are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at Law) and the non-breaching party would be irreparably damaged. Accordingly, each party agrees that each other party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement, the Business Combination Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 14 shall not be required to provide any bond or other security in connection with any such injunction.
[Remainder of Page Left Blank; Signature Page Follows]

MDIH SPONSOR LLC
By: McLarty Diversified Intermediate Holdings LLC Its: Managing Member
		By:	/s/ Beau Blair Name: Beau Blair Title: Manager
Accepted and agreed, effective as of the date first set forth above:
MDH ACQUISITION CORP.
By:	/s/ Beau Blair Name: Beau Blair Title: Chief Executive Officer
OLIVE VENTURES HOLDINGS, INC.
By:	/s/ Rebecca Howard Name: Rebecca Howard Title: Chief Executive Officer
OP GROUP HOLDINGS, LLC
By:	/s/ Rebecca Howard Name: Rebecca Howard Title: Chief Executive Officer
[Signature Page to Sponsor Letter Agreement]

Annex I
Execution Version
TRANSACTION SUPPORT AGREEMENT
THIS TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 21, 2021 (the “Effective Date”), by and among OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), MDH Acquisition Corp., a Delaware corporation (“MDH”), Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (defined below) (“PubCo”), and MDIH Sponsor LLC, a Delaware limited liability company (“Sponsor”).
RECITALS
Reference is made to the Business Combination Agreement, dated as of the Effective Date (as amended or modified from time to time in accordance with the terms of such agreement, the “BCA”) by and among (i) MDH, (ii) PubCo, (iii) Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), (iv) MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub), (v) Paylink Holdings Inc., a Delaware corporation (“Blocker”), (vi) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), (vii) CF OMS LLC, a Delaware limited liability company (“CF OMS”) and (viii) the Company. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the BCA.
As of the Effective Date, Sponsor is the record and beneficial owner of the number and type of shares of MDH Capital Stock set forth on Schedule I attached hereto (the “Existing Securities” and, together with any shares of MDH Capital Stock acquired by Sponsor after the Effective Date, including upon the exercise of warrants, options or rights, the conversion or exchange of any MDH Capital Stock or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the “Subject Securities”).
As an inducement to the Company to enter into the BCA and to consummate the Transactions, the parties desire to agree to certain matters as set forth herein.
AGREEMENT
In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:
1.   Covenants of Sponsor.   Until the termination of this Agreement in accordance with Section 2, Sponsor agrees as follows:
(a)   Approval of Transactions.   Sponsor, in its capacity as a stockholder of MDH, consents to and approves and adopts the BCA and the Transactions contemplated thereby, including the Mergers.
(b)   Agreement to Vote.   At any meeting of stockholders of MDH called for the approval of the MDH Stockholder Matters (as defined in the BCA), however called, or at any adjournment or postponement thereof, or in connection with any action or approval by written consent of the holders of MDH Capital Stock, or in any other circumstances in which Sponsor is entitled to vote, consent or give any other approval with respect to the MDH Stockholder Matters, Sponsor shall vote (or cause to be voted) the Subject Securities under Sponsor’s control (and, if so requested, shall promptly sign all written stockholder consents) (i) in favor of adoption and approval of the MDH Stockholder Matters, including the adoption of the BCA and the Transactions contemplated thereby; (ii) against approval of any proposal made in opposition to or competition with consummation of the Transactions; (iii) against any proposal that is intended to, or is reasonably likely to, result in the conditions to Sponsor’s, PubCo’s or MDH’s obligations under the BCA not being satisfied; and (iv) against any amendment of PubCo’s or MDH’s certificate of incorporation that is not requested or expressly approved by the Company. Notwithstanding the foregoing, nothing in this Section 1 shall restrict a party from terminating the BCA in accordance with Article XIII thereof.

(c)   Agreement to be Present.   Sponsor shall be present, in person or by proxy, at all meetings of stockholders of MDH at which the matters referred to in Section 1(b) are to be voted upon so that all Subject Securities are counted for the purposes of determining the presence of a quorum at such meetings.
(d)   Acknowledgment of No Appraisal Rights.   Sponsor irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Mergers or any other transaction contemplated by the Merger Agreement (under Section 262 of the DGCL or otherwise).
(e)   No Redemption.   Sponsor agrees not to redeem, or otherwise exercise any right to redeem, any Subject Securities in connection with the consummation of the Transactions or otherwise.
(f)   Waiver of Anti-dilution Protection.   In accordance with the MDH Certificate of Incorporation, Sponsor (i) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself, its successors, assigns and, as the holder of a majority of MDH Class B Common Stock, with respect to all MDH Class B Common Stock, regardless of the owners thereof), to the fullest extent permitted by Law, and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any of Sponsor’s Subject Securities and all MDH Class B Common Stock, in connection with the consummation of the Transactions.
(g)   Transfer Restrictions.   Sponsor agrees not to sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution) (collectively, “Transfer”) any of the Subject Securities, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Securities, unless prior to making such Transfer, the transferee of the Subject Securities has agreed to be bound by the terms of this Agreement to the same extent as Sponsor with respect to the Subject Securities so transferred, in each case, other than as contemplated in the BCA or in any agreement entered into by Sponsor and the Company in connection with the Transaction after the Effective Date.
(h)   Representations and Warranties.   Each of the parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Sponsor further represents and warrants to Company that the Existing Securities of Sponsor constitute all of MDH Capital Stock owned of record or beneficially by Sponsor as of the Effective Date. Sponsor has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities of Sponsor, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Securities of Sponsor from the Effective Date through the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Sponsor has good and valid title to the Existing Securities of Sponsor and at all times from the Effective Date through the Effective Time will have good and valid title to the Subject Securities of Sponsor, in each case, free and clear of all Liens, subject to applicable federal securities laws and the terms of this Agreement. Sponsor has the requisite authority to waive, individually and on behalf of other holders of MDH Class B Common Stock and MDH Warrants, the anti-dilution protection of such securities as set forth in Section 1(f). Intending to modify any applicable statute of limitations, the parties agree that the representations and warranties in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. Each of the parties (in each case, on behalf of itself and its Affiliates and each of their respective directors, managers, officers, general partners, equity holders and managing members) agrees that, from and after the Closing, under no circumstances will the Company, MDH, Sponsor or any other Person have any liability or responsibility for any losses, damages, liabilities, penalties, fines, costs or expenses of whatever kind or nature relating to or arising from any actual or alleged breach of any representation or warranty set forth in this Agreement.
(i)   Further Assurances.   From time to time and without additional consideration, Sponsor shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement, in each case, solely at Sponsor’s expense.
(j)   Acknowledgment.   Sponsor acknowledges and agrees that Sponsor is entering into this Agreement in Sponsor’s own free will and not under any duress or undue influence and that Sponsor has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the BCA (including all exhibits thereto) as Sponsor has requested. Sponsor represents that Sponsor has reviewed a copy of the BCA (including all exhibits thereto) and is familiar with the Transactions.
2.   Termination.   This Agreement shall terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no further effect upon the earliest to occur of: (a) the termination of the BCA in accordance with its terms prior to the Closing; (b) the Effective Time; and (c) the effective date of a written agreement duly executed and delivered by the parties hereto terminating this Agreement.
3.   General Provisions.
(a)   Amendment.   This Agreement may not be amended except by an instrument signed by the parties hereto.
(b)   Notices.   All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (ii) one Business Day following sending by reputable overnight express courier (charges prepaid) or (iii) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3(b), notices, demands and other communications shall be sent to the addresses indicated below.
if to MDH, to:
MDH Acquisition Corp.
600 North Caroll Avenue, Suite 100
Southlake, Texas 76092
Attention: Franklin McLarty
Email: franklin@mclartydiversified.com
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
401 9th Street NW
Washington, D.C. 20004
Attention:
Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar

Email:
Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Sponsor, to:
c/o MDH Acquisition Corp.
600 North Caroll Avenue, Suite 100
Southlake, TX 76092
Attention: Franklin McLarty
Email: franklin@mclartydiversified.com
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
401 9th Street NW
Washington, D.C. 20004
Attention:
Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar

Email:
Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Company or PubCo, to:
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention:
Rebecca Howard
Kevin Hovis

Email:
RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:
Jonathan Benloulou, P.C.
Evan Roberts

Email:
jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

(c)   Counterparts; Electronic Delivery.   This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
(d)   Interpretation.   The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)   Entire Agreement.   This Agreement, the BCA and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
(f)   Severability.   Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
(g)   Assignment; No Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators. Nothing in this Agreement, express or implied, is intended to confer upon any party hereto, other than the parties hereto and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
(h)   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Laws of the State of Delaware shall govern (i) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3(h), however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(i)   Specific Performance.   Each party hereto agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, MDH, PubCo and Sponsor have caused this Transaction Support Agreement to be executed as of the Effective Date.
COMPANY:
OP GROUP HOLDINGS, LLC
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
[Signature Page to Transaction Support Agreement]

MDH:
MDH ACQUISITION CORP.
By:
/s/ Beau Blair

Name: Beau Blair
Title: Chief Executive Officer
[Signature Page to Transaction Support Agreement]

PUBCO:
OLIVE VENTURES HOLDINGS, INC.
By:
/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer
[Signature Page to Transaction Support Agreement]

SPONSOR:
MDIH SPONSOR LLC
By: McLarty Diversified Intermediate Holdings LLC
Its: Managing Member
By:
/s/ Beau Blair

Name: Beau Blair
Title: Manager
[Signature Page to Transaction Support Agreement]

Schedule I
Existing Securities
Sponsor	Number of Shares of Class A Common Stock of MDH	Number of Shares of Class B Common Stock of MDH	Number of MDH Warrants
MDIH Sponsor LLC	0	6,900,000	6,550,000

Annex J
Olive Ventures Holdings, Inc.
2021 Omnibus Incentive Plan
1.   Purpose.
The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.
2.   Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)   “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
(b)   “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Performance Stock Unit, Stock Appreciation Right, or other Stock-based or cash-based award granted under the Plan.
(c)   “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Award granted under the Plan.
(d)   “Board” means the Board of Directors of the Company.
(e)   “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of guilty or nolo contendere to, conviction of, or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates; (2) conduct of the Participant that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates; (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment, ethics, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals, or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by the Service Recipient for Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.
(f)   “Change in Control” means:

(1)   a change in the ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire, other than pursuant to a Reorganization (as defined in subclause (3) below) that does not constitute a Change in Control under such subclause (3), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (“Company Voting Securities”);
(2)   the date, within any consecutive 24-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date and whose nomination for election by the Company’s stockholders or appointment was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(3)   the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction, or otherwise) (a “Reorganization”), unless, immediately following such Reorganization, (i) more than 50% of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”), or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of 100% of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company, and (iii) following the consummation of such Reorganization, at least a majority of the members of the board of directors of the Parent Company or, if there is no Parent Company, the Surviving Company are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or
(4)   the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates.
Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting

Securities outstanding; provided that, if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.
(g)   “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.
(h)   “Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.
(i)   “Company” means Olive Ventures Holdings, Inc., a Delaware corporation, and its successors by operation of law.
(j)   “Corporate Event” has the meaning set forth in Section 10(b) hereof.
(k)   “Data” has the meaning set forth in Section 20(g) hereof.
(l)   “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.
(m)   “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.
(n)   “Effective Date” means [DATE], 2021, which is the date on which the Plan was approved by the Board.
(o)   “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates; (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.
(p)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(q)   “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.
(r)   “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.
(s)   “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.
(t)   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(u)   “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.
(v)   “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.
(w)   “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.
(x)   “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.
(y)   “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.
(z)   “Performance Stock Unit” means a Restricted Stock Unit designated as a Performance Stock Unit under Section 7 hereof, to be paid or distributed based on or conditioned upon the attainment of pre-established business and/or individual performance conditions over a specified performance period, as may be determined by the Committee.
(aa)   “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.
(bb)   “Plan” means this Olive Ventures Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time.
(cc)   “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.
(dd)   “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.
(ee)   “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.
(ff)   “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.
(gg)   “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.
(hh)   “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units or, if applicable, Performance Stock Units.

(ii)   “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.
(jj)   “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.
(kk)   “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(ll)   “Stock” means the common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.
(mm)   “Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.
(nn)   “Substitute Award” has the meaning set forth in Section 4(a) hereof.
(oo)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.
3.   Administration.
(a)   Authority of the Committee.   Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.
(b)   Manner of Exercise of Committee Authority.   At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.
(c)   Delegation.   To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.
(d)   Sections 409A and 457A.   The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).
4.   Shares Available Under the Plan; Other Limitations.
(a)   Number of Shares Available for Delivery.   Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal [NUMBER OF SHARES].1 Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”), and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
(b)   Share Counting Rules.   The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards), and make adjustments if the number of shares of Stock actually delivered differs from the number

1
NTD: To equal 10% of outstanding shares.

of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant.
(c)   Incentive Stock Options.   No more than [NUMBER OF SHARES]2 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.
(d)   Shares Available Under Acquired Plans.   To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c), or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided, that, Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.
(e)   Minimum Vesting.   No Award may vest earlier than the first anniversary of the date of grant; provided, however, that the foregoing minimum vesting period shall not apply to (i) a Substitute Award that does not reduce the vesting period of the award being replaced or assumed, or (ii) Awards involving an aggregate number of shares of Stock not in excess of 5% of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof).
(f)   Limitation on Awards to Non-Employee Directors.   Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed $500,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that, the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
5.   Options.
(a)   General.   Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.
(b)   Term.   The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.
(c)   Exercise Price.   The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of

2   NTD: Plan ISO Limit to be equal the Plan Share Limit.

an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(d)   Payment for Stock.   Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of shares of Stock underlying the Option so exercised, reduced by (ii) the number of shares of Stock equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
(e)   Vesting.   Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.
(f)   Termination of Employment or Service.   Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.
(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease; (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
(g)   Special Provisions Applicable to Incentive Stock Options.
(1)   No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.
(2)   To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(3)   Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.
6.   Restricted Stock.
(a)   General.   Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
(b)   Vesting and Restrictions on Transfer.   Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.
(c)   Termination of Employment or Service.   Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) all of such Participant’s unvested Restricted Stock outstanding shall be forfeited for no consideration as of the date of such Termination.
7.   Restricted Stock Units.
(a)   General.   Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. In addition, a Restricted Stock Unit may be designated as a “Performance Stock Unit,” the vesting requirements of which may be based, in whole or in part, on the attainment of pre-established business and/or individual performance goal(s) over a specified performance period, or otherwise, as approved by the Committee in its discretion. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.
(b)   Vesting.   Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.
(c)   Settlement.   Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.
(d)   Termination of Employment or Service.   Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.
8.   Stock Appreciation Rights.
(a)   General.   Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.
(b)   Term.   The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten years from the date it was granted.
(c)   Base Price.   The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such base price is determined in a manner consistent with the provisions of Section 409A of the Code.
(d)   Vesting.   Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.
(e)   Payment upon Exercise.   Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.
(f)   Termination of Employment or Service.   Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.
(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
9.   Other Stock-Based Awards.   The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.
10.   Adjustment for Recapitalization, Merger, etc.
(a)   Capitalization Adjustments.   The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards, (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(b)   Corporate Events.   Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:
(1)   The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;
(2)   The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;
(3)   The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;
(4)   The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and
(5)   The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(c)   Fractional Shares.   Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.
(d)   Double-Trigger Vesting.   Notwithstanding any other provisions of the Plan, an Award Agreement, or a Participant Agreement to the contrary, with respect to any Award that is assumed or substituted in connection with a Change in Control, the vesting, payment, purchase, or distribution of such Award may not be accelerated by reason of the Change in Control for any Participant, unless the Participant also experiences an involuntary Termination as a result of the Change in Control. Unless otherwise provided for in an Award Agreement or a Participant Agreement, all Awards held by a Participant who experiences an involuntary Termination as a result of a Change in Control shall immediately vest as of the date of such Termination. For purposes of this Section 10(d), a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control if the Participant experiences a Termination by the Service Recipient other than for Cause, or otherwise experiences a Termination under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law, or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the second anniversary of the Change in Control.
11.   Use of Proceeds.
The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.
12.   Rights and Privileges as a Stockholder.
Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.
13.   Transferability of Awards.
Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.
14.   Employment or Service Rights.
No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.
15.   Compliance with Laws.
The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
16.   Withholding Obligations.
As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.
17.   Amendment of the Plan or Awards.
(a)   Amendment of Plan.   The Board or the Committee may amend the Plan at any time and from time to time.
(b)   Amendment of Awards.   The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.
(c)   Stockholder Approval; No Material Impairment.   Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)   No Repricing of Awards Without Stockholder Approval.   Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof); (2) any other action that is treated as a repricing under GAAP; and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.
18.   Termination or Suspension of the Plan.
The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.
19.   Effective Date of the Plan.
The Plan is effective as of the Effective Date, subject to stockholder approval.
20.   Miscellaneous.
(a)   Treatment of Dividends and Dividend Equivalents on Unvested Awards.   Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.
(b)   Certificates.   Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.
(c)   Other Benefits.   No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
(d)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e)   Clawback/Recoupment Policy.   Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.
(f)   Non-Exempt Employees.   If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability; (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted; (3) upon a Change in Control; or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(f) will apply to all Awards.
(g)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(g) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(h)   Participants Outside of the United States.   The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non-U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-U.S. nationals or are primarily employed or providing services outside the United States.
(i)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(j)   No Liability of Committee Members.   Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(k)   Payments Following Accidents or Illness.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(l)   Governing Law.   The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.
(m)   Electronic Delivery.   Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(n)   Arbitration.   All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(n), the provisions of this Section 20(n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that, if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.
(o)   Statute of Limitations.   A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.
(p)   Funding.   No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.
(q)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.
(r)   Titles and Headings.   The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
*   *   *
Adopted by the Board of Directors:            , 2021
Approved by the Stockholders:           , 2021
Termination Date:            , 2031

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.
The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.
The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.    Exhibits and Financial Statements Schedules.
Exhibit Number	Description of Exhibit
2.1†	Business Combination Agreement, dated as of July 21, 2021, by and among MDH Acquisition Corp., Paylink Holdings Inc., Normandy Holdco LLC, Olive Ventures Holdings, Inc., Milestone Merger Sub Inc., MDH Merger Sub Inc., CF OMS LLC and OP Group Holdings, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1	MDH Acquisition Corp.’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 MDH’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021).

Exhibit Number	Description of Exhibit
3.2	Form of Amended and Restated Certificate of Incorporation of Olive Ventures Holdings, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex B-1).
3.3	MDH Acquisition Corp.’s Existing Bylaws (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to MDH’s Registration Statement on Form S-l (File No. 333-252107), filed with the SEC on January 29, 2021).
3.4	Form of Amended and Restated Bylaws of Olive Ventures Holdings, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex B-2).
4.1	Specimen Unit Certificate of MDH Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to MDH’s Registration Statement on Form S-1 (Registration No. 333-251487) filed with the SEC on January 25, 2021).
4.2	Specimen Class A Common Stock Certificate of MDH Acquisition Corp. (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to MDH’s Registration Statement on Form S-1 (Registration No. 333-251487) filed with the SEC on January 25, 2021).
4.3	Specimen Warrant Certificate of MDH Acquisition Corp. (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to MDH’s Registration Statement on Form S-1 (Registration No. 333-251487) filed with the SEC on January 25, 2021).
4.4	Warrant Agreement, dated February 1, 2021, between MDH Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to MDH’s Current Report on Form 8-K, as amended (File No. 001-39967), filed with the SEC on February 5, 2021 and amended on February 9, 2021).
4.5*	Specimen Class Common Stock Certificate of Olive Ventures Holdings, Inc.
4.6*	Specimen Warrant Certificate of Olive Ventures Holdings, Inc.
5.1*	Legal opinion of Kirkland & Ellis LLP.
8.1*	Legal opinion of Shearman & Sterling LLP.
10.1	Form of Subscription Agreement, dated as of July 21, 2021, by and between Olive Ventures Holdings, Inc. and the subscribers party thereto and, for the limited purposes stated therein, MDH Acquisition Corp. (incorporated by reference to Exhibit 99.4 to MDH’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on July 21, 2021).
10.2	Form of Tax Receivable Agreement, by and among CF OMS LLC, Normandy Holdco LLC, Olive Ventures Holdings, Inc., OP Group Holdings, LLC and MDH Acquisition Corp. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.3	Form of Registration Rights Agreement, by and among Olive Ventures Holdings, Inc., Normandy Holdco LLC, CF OMS LLC, MDIH Sponsor, LLC and certain of their respective affiliates (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.4	Sponsor Letter Agreement, dated as of July 21, 2021, by and among MDIH Sponsor, LLC, Olive Ventures Holdings, Inc., OP Group Holdings, LLC and MDH Acquisition Corp. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex H).
10.5	Transaction Support Agreement, dated as of July 21, 2021, by and among OP Group Holdings, LLC, MDH Acquisition Corp., Olive Ventures Holdings, Inc. and MDIH Sponsor, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex I).
10.6	Form of Lock-Up Agreement, by and among Olive Ventures Holdings, Inc. and each of the holders thereto (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex E).

Exhibit Number	Description of Exhibit
10.7	Form of Investor Rights Agreement, by and among Olive Ventures Holdings, Inc., Normandy Holdco LLC, CF OMS LLC and MDIH Sponsor, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.8	Form of Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex C).
10.9	Letter Agreement, dated February 1, 2021, by and among MDH Acquisition Corp., its executive officers, its directors, and MDIH Sponsor LLC (incorporated by reference to Exhibit 10.1 to MDH Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021).
10.10	Investment Management Trust Agreement, dated February 1, 2021, by and between MDH Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference Exhibit 10.2 to MDH Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021).
10.11	Registration Rights Agreement, dated February 1, 2021, by and among MDH Acquisition Corp., the Holders named therein and MDIH Sponsor LLC (incorporated by reference to Exhibit 10.3 to MDH Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021).
10.12	Private Placement Warrants Purchase Agreement, dated February 1, 2021, by and between MDH Acquisition Corp. and MDIH Sponsor LLC (incorporated by reference to Exhibit 10.4 to MDH Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021)..
10.13	Administrative Services Agreement, dated February 1, 2021, by and between MDH Acquisition Corp. and MDIH Sponsor LLC (incorporated by reference to Exhibit 10.5 to MDH Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39967), filed with the SEC on February 5, 2021).
10.14	Form of 2021 Omnibus Incentive Plan (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex J).
21.1*	Subsidiaries of Registrant
23.1	Consent of Marcum LLP, independent registered public accounting firm of MDH Acquisition Corp.
23.2	Consent of RSM US LLP, independent registered public accounting firm of OP Group Holdings,LLC.
23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.4*	Consent of Shearman & Sterling LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on signature page of the initial registration statement filed on August 10, 2021).
99.1**	Consent of Rebecca M. Howard to be named as director.
99.2**	Consent of Stephen Beard to be named as director.
99.3**	Consent of Franklin McLarty to be named as director.
99.4**	Consent of John Shoemaker to be named as director.
99.5**	Consent of Adam Curtin to be named as director.
99.6**	Consent of David King to be named as director.
99.7**	Consent of Hank Reeves to be named as director.
99.8	Form of Preliminary Proxy Card

*
To be filed by amendment.

**
Previously filed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.    Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 2, 2021.
OLIVE VENTURES HOLDINGS, INC.
By:
/s/ Rebecca M. Howard

Name: Rebecca M. Howard
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 2, 2021.
Signature	Title	Date
/s/ Rebecca M. Howard Rebecca M. Howard	President, Chief Executive Officer and Executive Director (Principal Executive Officer)	November 2, 2021
/s/ Armon C. Withey Jr. Armon C. Withey Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2021